As filed with the U.S. Securities and Exchange Commission on July 24, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kenvue Inc.
(Exact name of registrant as specified in its charter)

Delaware	2844	88-1032011
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thibaut Mongon
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Mariani Matthew G. Jones Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	John B. Meade Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the filing date of this registration statement and the satisfaction or, where legally permitted, waiver of the other conditions to the commencement of the exchange offer described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐
						Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus may change. Johnson & Johnson may not complete the exchange offer and the securities being registered may not be exchanged or distributed until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus is not an offer to sell or exchange these securities and Johnson & Johnson is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or sale is not permitted.
JOHNSON & JOHNSON
Offer to Exchange Up to 1,533,830,450 Shares of Common Stock of
KENVUE INC.
Which are Owned by Johnson & Johnson for Outstanding Shares of Common Stock of
JOHNSON & JOHNSON

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 18, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.
Johnson & Johnson, a New Jersey corporation, is offering to exchange (the “Exchange Offer”) up to an aggregate of 1,533,830,450 shares of common stock, par value $0.01 per share (“Kenvue Common Stock”), of Kenvue Inc., a Delaware corporation (“Kenvue”), for outstanding shares of common stock, par value $1.00 per share (“J&J Common Stock”), of Johnson & Johnson that are validly tendered and not validly withdrawn. In addition, if the Exchange Offer is oversubscribed, Johnson & Johnson may, without extending the Exchange Offer period, decide to accept an additional number of shares of J&J Common Stock that are validly tendered and not validly withdrawn not to exceed two percent of the total outstanding shares of J&J Common Stock (which amount may constitute all of Johnson & Johnson’s remaining interest in Kenvue).
For each $100 of J&J Common Stock accepted in this Exchange Offer, you will receive approximately $107.53 of Kenvue Common Stock, subject to an upper limit of 8.0549 shares of Kenvue Common Stock per share of J&J Common Stock. This Exchange Offer does not provide for a lower limit or minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.” IF THE UPPER LIMIT IS IN EFFECT, YOU MAY RECEIVE LESS THAN $107.53 OF KENVUE COMMON STOCK FOR EACH $100 OF J&J COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.
The value of the two stocks for purposes of the preceding paragraph and this Exchange Offer will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of J&J Common Stock (the “Average J&J Price”) and Kenvue Common Stock (the “Average Kenvue Price”) on the New York Stock Exchange (“NYSE”) during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer (the “Averaging Dates” and this three-day period, the “Averaging Period”), which, if the Exchange Offer is not extended or terminated, would be August 14, 15 and 16, 2023. See “The Exchange Offer—Terms of the Exchange Offer.”
J&J Common Stock and Kenvue Common Stock are listed on the NYSE under the symbols “JNJ” and “KVUE,” respectively. The reported last sale prices of J&J Common Stock and Kenvue Common Stock on the NYSE on July 21, 2023 were $170.19 and $24.01 per share, respectively. The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023, based on the VWAPs of J&J Common Stock and Kenvue Common Stock on July 19, 20 and 21, 2023 would have provided for 7.3126 shares of Kenvue Common Stock to be exchanged for every share of J&J Common Stock accepted.
The final exchange ratio, including whether the upper limit on the number of shares that can be received for each share of J&J Common Stock tendered is in effect, will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). At such time, the final exchange ratio will be announced by press release and available at www.JNJSeparation.com and from the information agent, Georgeson LLC, at 1-866-695-6074 (toll-free for stockholders, banks and brokers) or +1-781-575-2137 (all others outside the United States). Throughout the Exchange Offer, indicative exchange ratios (calculated in the manner described in this prospectus) also will be available on that website and from the information agent.
You should read carefully the terms and conditions of the Exchange Offer described in this prospectus. None of Johnson & Johnson, Kenvue or any of their respective directors or officers or any of the dealer managers makes any recommendation as to whether you should tender all, some or none of your shares of J&J Common Stock. You must make your own decision after reading this document and consulting with your advisors.
Johnson & Johnson’s obligation to exchange shares of Kenvue Common Stock for shares of J&J Common Stock is subject to the conditions listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

See “Risk Factors” beginning on page 30 for a discussion of factors that you should consider in connection with the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The dealer managers for the Exchange Offer are:

Goldman Sachs & Co. LLC	J.P. Morgan
The date of this prospectus is July 24, 2023.

This prospectus incorporates by reference important business and financial information about Johnson & Johnson from documents filed with the Securities and Exchange Commission (the “SEC”) that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at http://www.sec.gov, as well as from other sources. See “Incorporation by Reference.” In addition, you may ask any questions about the Exchange Offer or request copies of the Exchange Offer documents and the other information incorporated by reference in this prospectus from Johnson & Johnson, without charge, upon written or oral request to the information agent, Georgeson LLC, at 1-866-695-6074 (toll-free for stockholders, banks and brokers) or +1-781-575-2137 (all others outside the United States). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the Exchange Offer.
This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of J&J Common Stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in J&J Common Stock or Kenvue Common Stock that may apply in their home countries. Johnson & Johnson and Kenvue and the dealer managers cannot provide any assurance about whether such limitations exist.
i

ABOUT THIS PROSPECTUS
As used in this prospectus, unless the context requires otherwise, (1) references to “Johnson & Johnson” refer to Johnson & Johnson, a New Jersey corporation, and its consolidated subsidiaries other than Kenvue and Kenvue’s consolidated subsidiaries, and (2) references to “Kenvue” refer to Kenvue Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires or unless expressly indicated, it is assumed throughout this prospectus that the Exchange Offer is fully subscribed and that all shares of Kenvue Common Stock offered in this Exchange Offer by Johnson & Johnson are distributed pursuant to the Exchange Offer.
Market and Industry Data
Unless otherwise indicated, information contained in this prospectus concerning Kenvue’s industry and the markets in which Kenvue operates, including Kenvue’s general expectations, market position, market share, market opportunity and market size, has been obtained from third-party sources, including industry publications and other reports, internal data sources and management estimates, which Kenvue believes to be reliable and based on reasonable assumptions. Unless otherwise indicated, statements of market position are on the basis of total sales in the relevant geographic market or product category in 2022, based on Kenvue’s analysis of third-party data reported by various sources, including Euromonitor Beauty & Personal Care 2023ed, Euromonitor Tissue & Hygiene 2023ed, Euromonitor Consumer Health 2023ed, IQVIA, IRI, Morning Consult, Nicholas Hall, Nielsen and Numerator Consumer Insights.
Unless otherwise indicated, Kenvue has not commissioned any of the industry publications or other reports generated by third-party providers that Kenvue refers to in this prospectus. Kenvue’s management estimates are derived from such third-party sources, other publicly available information, Kenvue’s knowledge of its industry, internal company research, surveys, information from its customers and third-party partners, trade and business organizations and other contacts in the markets in which Kenvue operates and assumptions based on this information and knowledge.
Data regarding Kenvue’s industry and its market position and market share within its industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond its control, but Kenvue believes they generally indicate market size, market position and market share within its industry. In addition, assumptions and estimates of Kenvue’s and its industry’s future performance involve risks and uncertainties and are subject to change based on various factors, including those described in the section of this prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and Kenvue. See “Cautionary Statement Concerning Forward-Looking Statements.”
In addition, claims described in this prospectus relating to the efficacy of Kenvue’s products are not subject to approval by the U.S. Food and Drug Administration (“FDA”) or comparable authorities in other jurisdictions. Certain of Kenvue’s products that are named in this prospectus are regulated by the FDA as drugs, cosmetics or medical devices. For additional information about the regulation of these products, see “Business of Kenvue—Government Regulations—Drug Products,” “Business of Kenvue—Government Regulations—Cosmetics” and “Business of Kenvue—Government Regulation—Medical Devices.”
Trademarks, Trade Names and Service Marks
The trademarks, trade names and service marks of Kenvue appearing in this prospectus are, as applicable, Kenvue’s property or licensed to Kenvue. The name and mark, Johnson & Johnson, and other trademarks, trade names and service marks of Johnson & Johnson appearing in this prospectus are the property of Johnson & Johnson. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the “®”, “™” or “℠” symbols, but such references are not intended to indicate, in any way, that Kenvue will not assert, to the fullest extent possible under applicable law, its rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This prospectus also contains additional trademarks, trade names and service marks belonging to other parties. Kenvue does not intend its use or display of these other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Kenvue by, such other parties.

INCORPORATION BY REFERENCE
The SEC allows certain information to be “incorporated by reference” into this prospectus by Johnson & Johnson, which means that Johnson & Johnson can disclose important information to you by referring you to another document it has separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Johnson & Johnson has previously filed with the SEC. These documents contain important information about Johnson & Johnson, its business, results of operations or financial condition:
Johnson & Johnson SEC Filings
•Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 1, 2023;
•The portions of the Johnson & Johnson Definitive Proxy Statement filed on March 15, 2023 that are incorporated by reference in the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 1, 2023;
•Johnson & Johnson Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023; and
•Johnson & Johnson Current Reports on Form 8-K filed on February 14, 2023, February 15, 2023, April 3, 2023, April 4, 2023, April 18, 2023 (solely with respect to Item 8.01), May 1, 2023, May 8, 2023 and July 24, 2023 (in each case, only for those portions that have been filed rather than furnished for the report).
All documents filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus to the date that the Exchange Offer is terminated or expires shall also be deemed to be incorporated into this prospectus by reference (except for any information therein which has been furnished rather than filed). Subsequent filings with the SEC will automatically modify and supersede the information in this prospectus.
Documents incorporated by reference are available without charge, upon written or oral request to the information agent, Georgeson LLC, at 1-866-695-6074 (toll-free for stockholders, banks and brokers) or +1-781-575-2137 (all others outside the United States). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the Exchange Offer.
Where You Can Find More Information About Johnson & Johnson and Kenvue
Johnson & Johnson and Kenvue file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may access this information on the SEC’s website, which contains reports, proxy statements and other information that Johnson & Johnson and Kenvue file electronically with the SEC. The address of that website is http://www.sec.gov. You may also consult Johnson & Johnson’s and Kenvue’s websites for more information about Johnson & Johnson and Kenvue, respectively. Johnson & Johnson’s website is www.jnj.com. Kenvue’s website is www.kenvue.com. Information included on these websites is not incorporated by reference into this prospectus.
Kenvue has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus forms a part, to register with the SEC the shares of Kenvue Common Stock to be distributed to Johnson & Johnson stockholders pursuant to the Exchange Offer. Johnson & Johnson will file a Tender Offer Statement on Schedule TO with the SEC with respect to the Exchange Offer. This prospectus constitutes Johnson & Johnson’s offer to exchange, in addition to being a prospectus of Kenvue. This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information pertaining to Johnson & Johnson, J&J Common Stock, Kenvue and Kenvue Common Stock, reference is made to the registration statement and its exhibits and the Schedule TO. Statements contained in this prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to in this prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement contained in this prospectus is qualified in its entirety by reference to the underlying documents.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
Johnson & Johnson has decided to offer to exchange part of its remaining interest in Kenvue, consisting of 1,533,830,450 shares of Kenvue Common Stock, which represents approximately 80.1% of the outstanding common stock of Kenvue as of July 2, 2023, for outstanding shares of J&J Common Stock. Following the Exchange Offer, assuming the Exchange Offer is fully subscribed, Kenvue will be independent from Johnson & Johnson, except that certain agreements between Johnson & Johnson and Kenvue will remain in place, and one or more Johnson & Johnson executives are expected to continue to serve on Kenvue’s board of directors. See “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Relationship between Johnson & Johnson and Kenvue” and “Management of Kenvue—Directors.” The following are answers to common questions about the Exchange Offer.
1.Why has Johnson & Johnson decided to separate Kenvue from Johnson & Johnson through the Exchange Offer?
Johnson & Johnson has decided to commence the Exchange Offer to complete the Separation (as defined below under the section entitled “The Transaction”) of Kenvue, the owner of Johnson & Johnson’s Consumer Health business, from Johnson & Johnson, in a tax-efficient manner, with the goal of enhancing stockholder value and better positioning Johnson & Johnson to focus on its core businesses.
Johnson & Johnson believes that the Separation and the Exchange Offer will, among other things, (a) improve Kenvue’s strategic and operational flexibility, (b) increase the focus of Kenvue’s management team on Kenvue’s business operations, (c) allow Kenvue to adopt the capital structure, investment policy and dividend policy best suited to Kenvue’s financial profile and business needs, (d) provide Kenvue with its own equity to facilitate acquisitions and (e) enable potential investors to invest directly in Kenvue’s business.
2.Why did Johnson & Johnson choose an Exchange Offer as the way to separate Kenvue from Johnson & Johnson?
Johnson & Johnson believes that the Exchange Offer is a tax-efficient way to divest all or a portion of its remaining interest in Kenvue. The Exchange Offer is expected to qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and thus will give Johnson & Johnson’s stockholders an opportunity to adjust their current Johnson & Johnson investment between Johnson & Johnson and Kenvue in a tax-free manner for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share).
Johnson & Johnson and Kenvue also have significantly different competitive strengths and operating strategies and operate in different industries. The Exchange Offer is an efficient means of placing Kenvue Common Stock with holders of J&J Common Stock who choose to directly own an interest in Kenvue and reducing the total number of shares of J&J Common Stock outstanding.
The Exchange Offer also presents an opportunity for Johnson & Johnson to acquire a large number of outstanding shares of J&J Common Stock at one time, and in one transaction, without reducing overall cash and financial flexibility.
3.What is the main way that the relationship between Kenvue and Johnson & Johnson will change after the Exchange Offer is completed?
Following the completion of the Exchange Offer, assuming the Exchange Offer is fully subscribed, Johnson & Johnson will own approximately 9.5% of the outstanding common stock of Kenvue, based on the number of shares of outstanding common stock of Kenvue as of July 2, 2023, and Kenvue will be independent from Johnson & Johnson, except that certain agreements between Johnson & Johnson and Kenvue will remain in place, and one or more Johnson & Johnson executives are expected to continue to serve on Kenvue’s board of directors. See “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Relationship between Johnson & Johnson and Kenvue” and “Management of Kenvue—Directors.” Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock up to the De Minimis Increase Amount (as

defined below), which amount may constitute all of Johnson & Johnson’s remaining interest in Kenvue. See “Questions and Answers about the Exchange Offer—17. Will all the shares of J&J Common Stock that I tender be accepted in the Exchange Offer?”
4.Will dividends be paid on Kenvue Common Stock?
Kenvue expects to initially pay quarterly cash dividends of approximately $0.20 per share of Kenvue Common Stock to holders of Kenvue Common Stock, subject to the discretion of its board of directors. On July 20, 2023, Kenvue announced that its board of directors had declared a quarterly cash dividend of $0.20 per share of Kenvue Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023.
The payment of any dividends in the future to Kenvue’s shareholders, and the timing and amount thereof, will fall within the discretion of its board of directors. The decisions by Kenvue’s board of directors regarding the payment of dividends will depend on many factors, such as Kenvue’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in the agreements governing Kenvue’s indebtedness, general economic business conditions, industry practice, legal requirements and other factors that its board of directors may deem relevant. See “Risk Factors—Risks Related to Kenvue Common Stock—Kenvue cannot guarantee the payment of dividends on Kenvue Common Stock, or the timing or amount of any such dividends.”
5.If I participate in the Exchange Offer, will I receive dividends on Kenvue Common Stock and J&J Common Stock declared prior to the completion of the Exchange Offer?
On July 20, 2023, Kenvue announced that its board of directors had declared a quarterly cash dividend of $0.20 per share of Kenvue Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023. Because the record date for Kenvue’s dividend payable on September 7, 2023 is expected to occur following the completion of the Exchange Offer (if the Exchange Offer is not extended), holders of shares of Kenvue Common Stock distributed in the Exchange Offer will participate in such dividend to the extent they continue to hold the shares as of the relevant record date.
On July 20, 2023, Johnson & Johnson announced that its board of directors had declared a quarterly cash dividend of $1.19 per share of J&J Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023. Because the record date for Johnson & Johnson’s dividend payable on September 7,2023 is expected to occur following the completion of the Exchange Offer (if the Exchange Offer is not extended), holders of shares of J&J Common Stock validly tendered and accepted and exchanged in the Exchange Offer will not participate in such dividend (unless they otherwise own shares of J&J Common Stock that were not tendered and accepted for exchange in the Exchange Offer as of the relevant record date).
6.Who may participate in the Exchange Offer and will it be extended outside the United States?
Any U.S. holder of J&J Common Stock during the Exchange Offer period, which will be at least 20 business days, may participate in the Exchange Offer, including directors and officers of Johnson & Johnson, Kenvue and their respective subsidiaries. This includes shares of J&J Common Stock held for participants in a Johnson & Johnson company employee savings plan or a Kenvue company employee savings plan (collectively, the “Savings Plans”).
Although Johnson & Johnson may deliver this prospectus to stockholders located outside the United States, this prospectus is not an offer to sell or exchange, and it is not a solicitation of an offer to buy or exchange, any shares of J&J Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. This prospectus has not been reviewed or approved by any stock exchange on which shares of J&J Common Stock are listed.
Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Johnson & Johnson has not taken any action under those non-U.S. regulations to qualify the Exchange Offer outside the United States but may take steps to facilitate participation of stockholders from certain jurisdictions. Therefore, the ability of any non-U.S. person to tender J&J Common Stock in the

Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate the Exchange Offer in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.
All tendering stockholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. stockholders, as to the availability of an exemption under their home country laws that would allow them to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate a public offering in that country or otherwise. Johnson & Johnson will rely on those representations and, unless the Exchange Offer is terminated, plans to accept shares validly tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.
Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in J&J Common Stock or Kenvue Common Stock that may apply in their home countries. Johnson & Johnson, Kenvue and the dealer managers cannot provide any assurance about whether such limitations exist.
All holders who are tendering shares of J&J Common Stock allocated to their Savings Plans accounts should follow the special instructions provided to them by or on behalf of their applicable plan administrator. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of J&J Common Stock allocated to their Savings Plan accounts, subject to certain limitations. To allow sufficient time for the tender of shares by the trustee of the applicable Savings Plan, tendering holders must provide the tabulator for the Savings Plans with the requisite instructions by the deadline specified in the special instructions provided to them, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of the holder’s direction also may be extended.
7.How many shares of Kenvue Common Stock will I receive for my shares of J&J Common Stock accepted in the Exchange Offer?
Unless the upper limit discussed below is in effect, the Exchange Offer is designed to permit you to exchange your shares of J&J Common Stock for shares of Kenvue Common Stock so that for each $100 of J&J Common Stock accepted in the Exchange Offer, you will receive approximately $107.53 of Kenvue Common Stock based on the calculated per-share values determined by reference to the simple arithmetic average of the daily VWAPs for J&J Common Stock and Kenvue Common Stock on the NYSE during the Averaging Period (the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer). If the Exchange Offer is not extended or terminated, the Averaging Dates would be August 14, 15 and 16, 2023.
Please note, however, that the number of shares you can receive is subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. If the upper limit is in effect, you may receive less than $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock that you tender, based on the Average J&J Price and Average Kenvue Price, and you could receive much less. The Exchange Offer does not provide for a lower limit or minimum exchange ratio. In addition, because the Exchange Offer is subject to proration, the number of shares of J&J Common Stock that Johnson & Johnson accepts in the Exchange Offer may be less than the number of shares you tender.
Johnson & Johnson will announce the final exchange ratio, including whether the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect, at www.JNJSeparation.com and by press release, no later than 9:00 a.m., New York City time, the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). If the upper limit is in effect at that time, then the final exchange ratio will be fixed at the upper limit, which means that you will receive 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer.

8.What is the upper limit on the number of shares of Kenvue Common Stock I can receive for each share of J&J Common Stock that I tender and why is there an upper limit?
The number of shares you can receive is subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. If the upper limit is in effect, you may receive less than $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock that you tender, based on the Average J&J Price and Average Kenvue Price, and you could receive much less.
This upper limit represents a 12% discount for shares of Kenvue Common Stock based on the closing prices of J&J Common Stock and Kenvue Common Stock on the NYSE on July 21, 2023 (the last trading day immediately preceding the date of the commencement of the Exchange Offer). Johnson & Johnson set this upper limit to ensure that any unusual or unexpected decrease in the trading price of Kenvue Common Stock, relative to the trading price of J&J Common Stock, during the Exchange Offer period would not result in an unduly high number of shares of Kenvue Common Stock being exchanged for each share of J&J Common Stock accepted in the Exchange Offer.
9.What will happen if the upper limit is in effect?
Johnson & Johnson will announce whether the upper limit on the number of shares that can be received for each share of J&J Common Stock validly tendered is in effect at www.JNJSeparation.com and by press release, no later than 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). If the upper limit is in effect at that time, then the final exchange ratio will be fixed at the upper limit, which means that you will receive 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. If the upper limit is in effect, you may receive less than $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock that you tender, based on the Average J&J Price and Average Kenvue Price, and you could receive much less.
10.How are the Average J&J Price and the Average Kenvue Price determined for purposes of calculating the number of shares of Kenvue Common Stock to be received for each share of J&J Common Stock accepted in the Exchange Offer?
The Average J&J Price and the Average Kenvue Price for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAPs of shares of J&J Common Stock and Kenvue Common Stock, respectively, on the NYSE during the Averaging Period (the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer). Johnson & Johnson will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final. If the Exchange Offer is not extended or terminated, the Averaging Period would be August 14, 15 and 16, 2023. If the upper limit is in effect at that time, then the final exchange ratio will be fixed at the upper limit, which means that you will receive 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. Any changes in the prices of J&J Common Stock and Kenvue Common Stock between the conclusion of the Averaging Period and the expiration of the Exchange Offer will not affect the final exchange ratio.
11.What is the daily volume-weighted average price or “VWAP”?
The daily VWAPs for shares of J&J Common Stock or Kenvue Common Stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “JNJ UN<Equity>AQR” with respect to J&J Common Stock and “KVUE UN<Equity>AQR” with respect to Kenvue Common Stock (or any other recognized quotation source selected by Johnson & Johnson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs obtained from Bloomberg L.P. may be different from other sources or investors’ or other security holders’ own calculations. Johnson & Johnson will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final.

A website will be maintained at www.JNJSeparation.com that will provide the daily VWAPs of both J&J Common Stock and Kenvue Common Stock during the pendency of the Exchange Offer. You may also contact the information agent at its toll-free number provided on the back cover of this prospectus to obtain this information.
12.How and when will I know the final exchange ratio?
The final exchange ratio that determines the number of shares of Kenvue Common Stock that you will receive for each share of J&J Common Stock accepted in the Exchange Offer, including whether the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect, will be announced by press release by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). At such time, the final exchange ratio will also be available at www.JNJSeparation.com. In addition, as described below, you may also contact the information agent to obtain the final exchange ratio (after the time the final exchange ratio becomes available) at its toll-free number provided on the back cover of this prospectus.
13.Will indicative exchange ratios be provided during the Exchange Offer period?
Yes. A website will be maintained at www.JNJSeparation.com that will provide the daily VWAPs of both J&J Common Stock and Kenvue Common Stock during the pendency of the Exchange Offer. You may also contact the information agent at its toll-free number provided on the back cover of this prospectus to obtain this information.
Prior to the Averaging Period, commencing on the third trading day of the Exchange Offer, the website will also provide indicative exchange ratios for each day that will be calculated based on the indicative calculated per-share values of J&J Common Stock and Kenvue Common Stock on each day, calculated as though that day were the last day of the Averaging Period, by 4:30 p.m., New York City time. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of J&J Common Stock and Kenvue Common Stock for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit would have been in effect had such day been the last day of the Averaging Period.
During the first two days of the Averaging Period, the website will provide indicative exchange ratios that will be calculated based on the Average J&J Price and Average Kenvue Price, as calculated by Johnson & Johnson based on data reported by Bloomberg L.P. (or any other recognized quotation source selected by Johnson & Johnson in its sole discretion if such source is not available or is manifestly erroneous). The website will not provide an indicative exchange ratio on the third day of the Averaging Period. The indicative exchange ratios will be calculated as follows: (1) on the first day of the Averaging Period, the indicative exchange ratio will be calculated based on the daily VWAPs of J&J Common Stock and Kenvue Common Stock for that first day of the Averaging Period and (2) on the second day of the Averaging Period, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of J&J Common Stock and Kenvue Common Stock for the first and second days of the Averaging Period. During the first two days of the Averaging Period, the indicative exchange ratios will be updated on the website each day by 4:30 p.m., New York City time. The final exchange ratio, including whether the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect, will be announced by press release and be available on the website by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023).
In addition, a table indicating the number of shares of Kenvue Common Stock that you would receive per share of J&J Common Stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the VWAPs of J&J Common Stock and Kenvue Common Stock during the Averaging Period, is provided herein for purposes of illustration. See “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio.”

14.What if the trading market in either shares of J&J Common Stock or Kenvue Common Stock is disrupted on one or more days during the Averaging Period?
If a market disruption event (as defined below under “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio”) occurs with respect to shares of J&J Common Stock or Kenvue Common Stock on any day during the Averaging Period, the simple arithmetic average stock price of J&J Common Stock and Kenvue Common Stock will be determined using the daily VWAPs of shares of J&J Common Stock and Kenvue Common Stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, Johnson & Johnson decides to extend the Exchange Offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs, Johnson & Johnson may terminate the Exchange Offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the Exchange Offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”
15.Are there circumstances under which I would receive fewer shares of Kenvue Common Stock than I would have received if the exchange ratio were determined using the closing prices of the shares of J&J Common Stock and Kenvue Common Stock on the expiration date of the Exchange Offer?
Yes. For example, if the trading price of J&J Common Stock were to increase during the last two trading days of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 17 and 18, 2023), the Average J&J Price would likely be lower than the closing price of J&J Common Stock on the expiration date of the Exchange Offer. As a result, you may receive fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average J&J Price were calculated on the basis of the closing price of shares of J&J Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer. Similarly, if the trading price of Kenvue Common Stock were to decrease during the last two days of the Exchange Offer, the Average Kenvue Price would likely be higher than the closing price of Kenvue Common Stock on the expiration date of the Exchange Offer. This could also result in you receiving fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average Kenvue Price were calculated on the basis of the closing price of shares of Kenvue Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”
16.Will I receive any fractional shares of Kenvue Common Stock in the Exchange Offer?
No. Fractional shares of Kenvue Common Stock will not be distributed in the Exchange Offer. Instead, you will receive cash in lieu of a fractional share. The exchange agent, acting as agent for the Johnson & Johnson stockholders otherwise entitled to receive a fractional share of Kenvue Common Stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of those stockholders. Any proceeds that the exchange agent realizes from the sale will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with such stockholder’s proportional interest in the aggregate number of shares sold. The distribution of fractional share proceeds may take longer than the distribution of shares of Kenvue Common Stock. As a result, stockholders may not receive fractional share proceeds at the same time they receive shares of Kenvue Common Stock.
17.Will all the shares of J&J Common Stock that I tender be accepted in the Exchange Offer?
Not necessarily. The maximum number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will be equal to the number of shares of Kenvue Common Stock offered by Johnson & Johnson in the Exchange Offer divided by the final exchange ratio (which will be subject to the upper limit). Johnson & Johnson is offering 1,533,830,450 shares of Kenvue Common Stock. Accordingly, the largest possible number of shares of J&J Common Stock that will be accepted equals 1,533,830,450 divided by the final exchange ratio. Depending on the number of shares of J&J Common Stock validly tendered in the Exchange Offer and not validly withdrawn, and the Average J&J Price and Average Kenvue Price, Johnson & Johnson may have to limit the number of shares of J&J Common Stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Odd-Lots.”

If the Exchange Offer is oversubscribed, pursuant to Rule 13e-4(f)(1)(ii) and Rule 14e-1(b) under the Exchange Act, Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock validly tendered in the Exchange Offer and not validly withdrawn not to exceed two percent of the total outstanding shares of J&J Common Stock (such amount, the “De Minimis Increase Amount”) without extending the Exchange Offer period. For example, assuming that the Exchange Offer is oversubscribed and the final exchange ratio is 8.0549 (the upper limit for shares of Kenvue Common Stock that could be exchanged for one share of J&J Common Stock), Johnson & Johnson may exchange up to an additional 182,329,550 shares of Kenvue Common Stock, which amount constitutes all of Johnson & Johnson’s remaining interest in Kenvue, in exchange for an additional 22,635,855 shares of J&J Common Stock, which is less than two percent of the of the total outstanding shares of J&J Common Stock. Johnson & Johnson may increase the amount of J&J Common Stock being sought in the Exchange Offer by some or all of the De Minimis Increase Amount.
18.Are there any conditions to Johnson & Johnson’s obligation to complete the Exchange Offer?
Yes. Johnson & Johnson is not required to complete the Exchange Offer unless the conditions described under “The Exchange Offer—Conditions to Completion of the Exchange Offer” are satisfied or, where legally permitted, waived before the expiration of the Exchange Offer. For example, Johnson & Johnson is not required to complete the Exchange Offer unless (1) at least 460,149,135 shares of Kenvue Common Stock will be distributed in exchange for shares of J&J Common Stock that are validly tendered and not validly withdrawn in the Exchange Offer and (2) Johnson & Johnson receives opinions of its U.S. tax advisors to the effect that the Exchange Offer, together with the Separation and certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code. The required minimum number of shares of J&J Common Stock that must be validly tendered and not validly withdrawn in order for at least 460,149,135 shares of Kenvue Common Stock to be distributed in the Exchange Offer is referred to as the “Minimum Amount.” Johnson & Johnson may waive any or all of the conditions to the Exchange Offer, subject to limited exceptions. Kenvue has no right to waive any of the conditions to the Exchange Offer.
19.How many shares of J&J Common Stock will Johnson & Johnson acquire if the Exchange Offer is completed?
The number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will depend on the final exchange ratio and the number of shares of J&J Common Stock validly tendered and not validly withdrawn. The maximum number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will be equal to the number of shares of Kenvue Common Stock offered by Johnson & Johnson in the Exchange Offer divided by the final exchange ratio (which will be subject to the upper limit). Johnson & Johnson is offering 1,533,830,450 shares of Kenvue Common Stock. Accordingly, the largest possible number of shares of J&J Common Stock that will be accepted equals 1,533,830,450 (assuming Johnson & Johnson does not increase the amount of J&J Common Stock being sought by the De Minimis Increase Amount) divided by the final exchange ratio. For example, assuming that the final exchange ratio is 8.0549 (the upper limit for shares of Kenvue Common Stock that could be exchanged for one share of J&J Common Stock), then Johnson & Johnson would accept up to 190,422,035 shares of J&J Common Stock.
If the Exchange Offer is oversubscribed, pursuant to Rule 13e-4(f)(1)(ii) and Rule 14e-1(b) under the Exchange Act, Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock validly tendered in the Exchange Offer and not validly withdrawn not to exceed the De Minimis Increase Amount without extending the Exchange Offer period. For example, assuming that the Exchange Offer is oversubscribed and the final exchange ratio is 8.0549 (the upper limit for shares of Kenvue Common Stock that could be exchanged for one share of J&J Common Stock), Johnson & Johnson may exchange up to an additional 182,329,550 shares of Kenvue Common Stock, which amount constitutes Johnson & Johnson’s remaining interest in Kenvue, in exchange for an additional 22,635,855 shares of J&J Common Stock, which is less than two percent of the total outstanding shares of J&J Common Stock. Johnson & Johnson may increase the amount of J&J Common Stock being sought in the Exchange Offer by some or all of the De Minimis Increase Amount.

20.What happens if more than the required minimum number of shares are validly tendered, but not enough shares of J&J Common Stock are validly tendered to allow Johnson & Johnson to exchange all of the shares of Kenvue Common Stock it is offering in the Exchange Offer?
If the Exchange Offer is consummated but less than all shares of Kenvue Common Stock offered by Johnson & Johnson in the Exchange Offer are exchanged because the Exchange Offer is not fully subscribed, Johnson & Johnson intends to make a tax-free distribution to its shareholders of the shares of Kenvue Common Stock that were offered but not exchanged in the Exchange Offer effected as a dividend on a pro rata basis (the “clean-up spin-off”) to holders of J&J Common Stock as of the record date. The record date for the clean-up spin-off, if any, will be announced by Johnson & Johnson and is expected to be seven business days following the expiration date of the Exchange Offer. As a result, any remaining shares of Kenvue Common Stock offered by Johnson & Johnson that are not exchanged in the Exchange Offer will be distributed on a pro rata basis to Johnson & Johnson stockholders whose shares of J&J Common Stock remain outstanding following the consummation of the Exchange Offer and are holders of record as of the applicable record date. Because the record date for the clean-up spin-off, if any, will occur following the completion of the Exchange Offer, holders of shares of J&J Common Stock validly tendered and accepted and exchanged in the Exchange Offer will not participate in the clean-up spin-off (unless they otherwise own shares of J&J Common Stock that were not tendered and accepted for exchange in the Exchange Offer as of the relevant record date).
In the event that Johnson & Johnson continues to hold an interest in Kenvue following the Exchange Offer and the clean-up spin-off, if any, Johnson & Johnson may make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in Kenvue, which may include one or more distributions effected as a dividend to all Johnson & Johnson shareholders, on a pro rata basis (a “pro rata spin-off”), one or more distributions in exchange for Johnson & Johnson shares or other securities, or any combination thereof, or may otherwise dispose of all or a portion of its remaining shares of Kenvue Common Stock.
In any such event, Johnson & Johnson and Kenvue, as applicable, will file any documents required by U.S. securities laws in connection with such clean-up spin-off, pro rata spin-off or exchange offer and will not rely on this prospectus or the registration statement of which it forms a part in connection with such distribution.
21.What happens if the Exchange Offer is oversubscribed and Johnson & Johnson is unable to accept all tenders of J&J Common Stock at the final exchange ratio?
In that case, all shares of J&J Common Stock that are validly tendered and not validly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the number of shares validly tendered, which is referred to as “proration.” Stockholders who beneficially own “odd-lots” (less than 100 shares) of J&J Common Stock and who validly tender all of their shares will not be subject to proration. For instance, if you beneficially own 50 shares of J&J Common Stock and tender all 50 shares, your odd-lot will not be subject to proration. If, however, you hold less than 100 shares of J&J Common Stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares if the Exchange Offer is oversubscribed. Direct or beneficial holders of 100 or more shares of J&J Common Stock will be subject to proration. In addition, shares held on behalf of participants in the Savings Plans, due to the fact that each Savings Plan holds more than 100 shares of J&J Common Stock, will be subject to proration.
Proration for each tendering stockholder will be based on the number of shares of J&J Common Stock validly tendered by that stockholder in the Exchange Offer, and not on that stockholder’s aggregate ownership of J&J Common Stock. Any shares of J&J Common Stock not accepted for exchange as a result of proration will be returned to tendering stockholders. Johnson & Johnson will announce its preliminary determination, if any, of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day immediately following the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). This preliminary determination is referred to as the “preliminary proration factor.” Johnson & Johnson will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This final determination is referred to as the “final proration factor.”

22.How long will the Exchange Offer be open?
The period during which you are permitted to tender your shares of J&J Common Stock in the Exchange Offer will expire at 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), unless the Exchange Offer is extended or terminated. Johnson & Johnson may extend the Exchange Offer in the circumstances described in “The Exchange Offer—Extension; Amendment—Extension or Amendment by Johnson & Johnson.”
23.Under what circumstances can the Exchange Offer be extended by Johnson & Johnson?
Johnson & Johnson can extend the Exchange Offer at any time, in its sole discretion, and regardless of whether any condition to the Exchange Offer has been satisfied or, where legally permitted, waived. If Johnson & Johnson extends the Exchange Offer, it must publicly announce the extension by press release at any time prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.
24.How do I decide whether to participate in the Exchange Offer?
Whether you should participate in the Exchange Offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in Kenvue and Johnson & Johnson.
In addition, you should consider all of the factors described in “Risk Factors.” None of Johnson & Johnson, Kenvue or any of their respective directors or officers or any other person makes any recommendation as to whether you should tender all, some or none of your shares of J&J Common Stock. You must make your own decision after carefully reading this prospectus, and the documents incorporated by reference, and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this prospectus in its entirety, including all documents referred to herein, very carefully.
25.How do I participate in the Exchange Offer?
The procedures you must follow to participate in the Exchange Offer will depend on whether you hold your shares of J&J Common Stock in certificated form, in uncertificated form registered directly in your name in Johnson & Johnson’s share register (“Direct Registration Shares”), or through a broker, dealer, commercial bank, trust company, custodian or similar institution or otherwise. For specific instructions about how to participate, see “The Exchange Offer—Procedures for Tendering.”
26.Can I tender only a part of my J&J Common Stock in the Exchange Offer?
Yes. You may tender all, some or none of your shares of J&J Common Stock.
27.Will holders of Johnson & Johnson stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) have the opportunity to exchange their awards for Kenvue Common Stock in the Exchange Offer?
No, holders of Johnson & Johnson stock options, RSUs or PSUs cannot tender the shares underlying such awards in the Exchange Offer. If you hold shares of J&J Common Stock as a result of the vesting and settlement of RSUs or PSUs or as a result of the exercise of vested stock options, in each case, during the Exchange Offer period, these shares can be tendered in the Exchange Offer.
If you are a holder of vested and unexercised Johnson & Johnson stock options and wish to exercise such stock options and tender shares of J&J Common Stock received upon exercise in the Exchange Offer, you should be certain to initiate such exercise generally no later than 4:00 p.m., New York City time, at least three trading days prior to the expiration of the Exchange Offer, such that the shares of J&J Common Stock are received in your account in enough time to tender the shares in accordance with the instructions for tendering available from your broker or account administrator. Exercises of Johnson & Johnson stock options are subject to the terms of the applicable incentive plan, award agreement and administrative practices in an applicable holder’s jurisdiction. There are tax consequences associated with the exercise of a stock option and individual tax circumstances may vary. You are urged to consult your own tax advisor regarding the consequences to you of exercising your stock options.
28.How can I participate in the Exchange Offer if shares of J&J Common Stock are held for my account under a Savings Plan?
Shares of J&J Common Stock held for the account of participants in the Savings Plans are eligible for participation in the Exchange Offer. A Savings Plan participant may direct that all, some or none of such shares allocated to his or her Savings Plan account be exchanged, subject to the Savings Plan’s rules for participating in the Exchange Offer.
A Savings Plan’s rules and procedures for tendering shares held by the Savings Plan for the account of participants may be different than those described in this prospectus. For example, the process for submitting instructions to tender or withdraw the tender of Savings Plan shares may be different, and the deadlines for receipt of such instructions may be earlier than the expiration date of the Exchange Offer (including any extensions thereof).
The Savings Plans’ rules are described in a separate notice, which will be made available to the Savings Plan participants. Savings Plan participants should consult this additional notice together with this prospectus in deciding whether or not to participate in the Exchange Offer with respect to their Savings Plan shares.
29.What do I do if I want to retain all of my J&J Common Stock?
If you want to retain your shares of J&J Common Stock, you do not need to take any action in connection with the Exchange Offer.
30.Will I be able to withdraw the shares of J&J Common Stock that I tender in the Exchange Offer?
Yes. You may withdraw shares tendered at any time before the Exchange Offer expires. See “The Exchange Offer—Withdrawal Rights.” If you change your mind again before the expiration of the Exchange Offer, you can re-tender your shares of J&J Common Stock by following the tender procedures again.
31.Will I be able to withdraw the shares of J&J Common Stock that I tender in the Exchange Offer before and after the final exchange ratio has been determined?
Yes. The final exchange ratio used to determine the number of shares of Kenvue Common Stock that you will receive for each share of J&J Common Stock accepted in the Exchange Offer, including whether the upper limit is in effect, will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). The expiration date of the Exchange Offer may be extended or the Exchange Offer may be terminated. You have the right to withdraw shares of J&J Common Stock you have tendered at any time before 12:00 midnight, New York City time, on the expiration date, which is two trading days after the final exchange ratio has been established. If you change your mind again before the expiration of the Exchange Offer, you can re-tender shares of J&J Common Stock by following the exchange procedures again prior to the expiration of the Exchange Offer. See “The Exchange Offer—Withdrawal Rights.”
If you are a registered holder of J&J Common Stock (which includes persons holding certificated shares and Direct Registration Shares), you must provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”
If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. The Depository Trust Company (“DTC”) is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC until that time (although there is no assurance that will be the case). Once DTC has closed, if you beneficially own shares that were previously delivered through DTC, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). Such notice of withdrawal must be in the form of DTC’s notice of withdrawal. Shares can be withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares.
If you hold your shares through the Savings Plans, you will be provided with special instructions by or on behalf of your plan administrator on how to withdraw your shares and you must deliver any required information in a timely manner in order for the tabulator for the Savings Plans to withdraw your election to exchange from the final tabulation. The deadline will be specified in the special instructions provided to you (or, if the Exchange Offer is extended, on the new plan participant withdrawal deadline).
32.How soon will I receive delivery of my Kenvue Common Stock once I have validly tendered my J&J Common Stock?
Assuming the shares of J&J Common Stock validly tendered in the Exchange Offer have been accepted for exchange, the exchange agent will cause shares of Kenvue Common Stock to be credited in book-entry form to direct registered accounts maintained by Kenvue’s transfer agent for your benefit (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit you) promptly after the expiration of the Exchange Offer. See “The Exchange Offer—Delivery of Kenvue Common Stock; Book-Entry Accounts.”
33.Will I be subject to U.S. federal income tax on the receipt of shares of Kenvue Common Stock in the Exchange Offer?
As noted above, the Exchange Offer is conditioned upon the receipt by Johnson & Johnson of opinions of its U.S. tax advisors to the effect that the Exchange Offer, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code. On the basis that the Exchange Offer qualifies as a tax-free distribution within the meaning of Section 355, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the Exchange Offer, in each case, except with respect to any cash received in lieu of fractional shares.
The material U.S. federal income tax consequences of the Exchange Offer are described in more detail under “Material U.S. Federal Income Tax Consequences.”
34.Are there any appraisal rights for holders of Johnson & Johnson or Kenvue Common Stock?
There are no appraisal rights available to Johnson & Johnson stockholders or Kenvue stockholders in connection with the Exchange Offer.
35.What is the accounting treatment of the Exchange Offer?
The shares of J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of J&J Common Stock accepted in the Exchange Offer at its expiration. Any difference between the net book value of Kenvue attributable to Johnson & Johnson and the market value of the shares of J&J Common Stock acquired at that date will be recognized by

Johnson & Johnson as a gain on disposal of discontinued operations net of any direct and incremental expenses of the Exchange Offer on the disposal of its Kenvue Common Stock.
Also, upon completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue.
36.What will Johnson & Johnson do with the shares of J&J Common Stock it acquires in the Exchange Offer?
J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will be held as treasury stock unless and until retired or used for other purposes.
37.What is the impact of the Exchange Offer on the number of Johnson & Johnson shares outstanding?
Any J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will reduce the total number of Johnson & Johnson shares outstanding, although Johnson & Johnson’s actual number of shares outstanding on a given date reflects a variety of factors, such as the vesting and settlement of RSUs and PSUs or the exercise of vested stock options.
38.Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the Exchange Offer has not commenced?
As permitted under SEC rules, Johnson & Johnson has commenced the Exchange Offer without the registration statement, of which this prospectus forms a part, having been declared effective by the SEC. Johnson & Johnson cannot, however, complete the Exchange Offer and accept for exchange any shares of J&J Common Stock validly tendered and not validly withdrawn in the Exchange Offer until the registration statement is effective and the other conditions to the Exchange Offer have been satisfied or, where legally permitted, waived.
39.Where can I find out more information about Johnson & Johnson and Kenvue?
You can find out more information about Johnson & Johnson and Kenvue by reading this prospectus and, with respect to Johnson & Johnson, from various sources described in “Incorporation by Reference.”
40.Whom should I call if I have questions about the Exchange Offer or want copies of additional documents?
You may ask any questions about the Exchange Offer or request copies of the Exchange Offer documents and the other information incorporated by reference in this prospectus, without charge, from the information agent, Georgeson LLC, at 1-866-695-6074 (toll-free for stockholders, banks and brokers) or +1-781-575-2137 (all others outside the U.S.).

SUMMARY
This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which it refers to understand the Exchange Offer. See “Incorporation by Reference.”
The Companies
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
(732) 524-0400
Johnson & Johnson has approximately 152,700 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field. Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus is products related to human health and well-being. Johnson & Johnson was incorporated in the State of New Jersey in 1887.
Kenvue Inc.
199 Grandview Road
Skillman, New Jersey 08558
(908) 784-1200
Kenvue is the world’s largest pure-play consumer health company by revenue with $15.0 billion in net sales in 2022. Kenvue combines the power of science with meaningful human insights and digital-first capabilities. Kenvue’s differentiated portfolio of iconic brands—including Tylenol, Neutrogena, Listerine, Johnson’s, BAND-AID® brand, Aveeno, Zyrtec and Nicorette—is built for moments that uniquely matter to its consumers.
The Exchange Offer
Terms of the Exchange Offer
Johnson & Johnson is offering to exchange up to an aggregate of 1,533,830,450 shares of Kenvue Common Stock for outstanding shares of J&J Common Stock that are validly tendered and not validly withdrawn. You may tender all, some or none of your shares of J&J Common Stock.
Shares of J&J Common Stock validly tendered and not validly withdrawn will be accepted for exchange at the final exchange ratio on the terms and conditions of the Exchange Offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be returned to the tendering stockholder promptly following the expiration or termination of the Exchange Offer, as applicable.
Extension; Amendment; Termination
The Exchange Offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). You must validly tender your shares of J&J Common Stock before the expiration of the Exchange Offer if you want to participate in the Exchange Offer. Johnson & Johnson may extend, amend or terminate the Exchange Offer as described in this prospectus.
Conditions to Completion of the Exchange Offer
The Exchange Offer is subject to various conditions, including that (1) at least 460,149,135 shares of Kenvue Common Stock will be distributed in exchange for shares of J&J Common Stock that are validly tendered and not validly withdrawn in the Exchange Offer and (2) Johnson & Johnson receives opinions of its U.S. tax advisors to the effect that the Exchange Offer, together with the Separation and certain related transactions, will qualify as a tax-free

“reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code. All conditions to the completion of the Exchange Offer must be satisfied or, where legally permitted, waived by Johnson & Johnson before the expiration of the Exchange Offer. Johnson & Johnson may waive any or all of the conditions to the Exchange Offer, subject to limited exceptions. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”
Proration; Odd-Lots
If, as of 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), Johnson & Johnson stockholders have validly tendered more shares of J&J Common Stock than Johnson & Johnson is able to accept for exchange, Johnson & Johnson will accept for exchange the shares of J&J Common Stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of J&J Common Stock to be accepted for exchange bears to the total number of shares of J&J Common Stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of J&J Common Stock and subject to any adjustment necessary to ensure the exchange of all shares of Kenvue Common Stock being offered in the Exchange Offer), except for tenders of odd-lots, as described below.
Except as otherwise provided in this section, beneficial holders of less than 100 shares of J&J Common Stock who validly tender all of their shares will not be subject to proration if the Exchange Offer is oversubscribed. Direct or beneficial holders of more than 100 shares of J&J Common Stock, and those who own less than 100 shares but do not tender all of their shares, will be subject to proration. In addition, shares held on behalf of participants in the Savings Plans, due to the fact that each Savings Plan holds more than 100 shares of J&J Common Stock, will be subject to proration.
Johnson & Johnson will announce the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the trading day immediately following the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). Upon determining the number of shares of J&J Common Stock validly tendered for exchange, Johnson & Johnson will announce the final results, including the final proration factor, if any.
Fractional Shares
Fractional shares of Kenvue Common Stock will not be distributed in the Exchange Offer. The exchange agent, acting as agent for the tendering Johnson & Johnson stockholders, will aggregate any fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market. You will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these shares in accordance with your proportional interest in the aggregate number of shares sold. The distribution of fractional share proceeds may take longer than the distribution of shares of Kenvue Common Stock. As a result, stockholders may not receive fractional share proceeds at the same time they receive shares of Kenvue Common Stock.
Holders who are tendering shares allocated to their Savings Plans accounts should refer to the special instructions provided to them by or on behalf of their applicable plan administrator for information that is specific to the Savings Plans.
Procedures for Tendering
The procedures you must follow to participate in the Exchange Offer will depend on how you hold your shares of J&J Common Stock. For you to validly tender your shares of J&J Common Stock pursuant to the Exchange Offer, before the expiration of the Exchange Offer, you will need to take the following steps:
•If you hold certificates for shares of J&J Common Stock, you must deliver to the exchange agent at the appropriate address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents, and the certificates representing the shares of J&J Common Stock tendered;

•If you hold Direct Registration Shares, you must deliver to the exchange agent pursuant to one of the methods set forth in the letter of transmittal a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Because certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent;
•If you hold shares of J&J Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should receive instructions from that institution on how to participate in the Exchange Offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through DTC;
•Participants in the Savings Plans should follow the special instructions that are being sent to them by or on behalf of their applicable plan administrator. Such participants should not use the letter of transmittal to direct the tender of shares of J&J Common Stock held in these plans, but should instead use the Exchange Offer election form provided to them by or on behalf of their plan administrator. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of J&J Common Stock allocated to their Savings Plan accounts, subject to any limitations set forth in the special instructions provided to them, by the deadline specified in the special instructions sent by or on behalf of the applicable plan administrator; and
•If you wish to tender your shares of J&J Common Stock that are in certificated form but the share certificates are not immediately available, time will not permit shares or other required documentation to reach the exchange agent before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”
Delivery of Shares of Kenvue Common Stock
Following the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), the exchange agent will cause shares of Kenvue Common Stock to be credited in book-entry form to direct registered accounts maintained by Kenvue’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) promptly after acceptance of shares of J&J Common Stock in the Exchange Offer and determination of the final proration factor, if any. Certificates representing shares of Kenvue Common Stock will not be issued pursuant to the Exchange Offer.
Withdrawal Rights
You may withdraw your tendered shares of J&J Common Stock at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). If you change your mind again before the expiration of the Exchange Offer, you may re-tender your shares of J&J Common Stock by again following the Exchange Offer procedures.
In order to withdraw your shares, you must provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”
If you hold shares of J&J Common Stock through the Savings Plans, you will be provided with special instructions by or on behalf of your plan administrator on how to withdraw your shares and you must deliver any required information in a timely manner in order for the tabulator for the Savings Plans to withdraw your election to exchange from the final tabulation. The deadline will be specified in the special instructions provided to you (or, if the Exchange Offer is extended, any new withdrawal deadline established by the plan administrator).

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023). If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.
No Appraisal Rights
No appraisal rights are available to Johnson & Johnson stockholders or Kenvue stockholders in connection with the Exchange Offer.
Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions
Although Johnson & Johnson may deliver this prospectus to stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of J&J Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. This prospectus has not been reviewed or approved by any stock exchange on which shares of J&J Common Stock are listed.
Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Johnson & Johnson has not taken any action under those non-U.S. regulations to qualify the Exchange Offer outside the United States but may take steps to facilitate participation of stockholders from certain jurisdictions. Therefore, the ability of any non-U.S. person to tender J&J Common Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate the Exchange Offer in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.
All tendering stockholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. stockholders, as to the availability of an exemption under their home country laws that would allow them to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to facilitate a public offering in that country or otherwise. Johnson & Johnson will rely on those representations and, unless the Exchange Offer is terminated, plans to accept shares validly tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.
Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in J&J Common Stock or Kenvue Common Stock that may apply in their home countries. Johnson & Johnson, Kenvue and the dealer managers cannot provide any assurance about whether such limitations exist.
Potential Additional Distribution of Kenvue Common Stock
Johnson & Johnson has informed Kenvue that, following the completion of the Exchange Offer, in the event that more than the Minimum Amount of shares are validly tendered but not enough shares of J&J Common Stock are validly tendered to allow Johnson & Johnson to exchange all of the shares of Kenvue Common Stock it is offering in this Exchange Offer, the shares of Kenvue Common Stock that were offered but not exchanged in the Exchange Offer will be distributed through the clean-up spin-off. The record date for the clean-up spin-off, if any, will be announced by Johnson & Johnson and is expected to be seven business days following the expiration date of the Exchange Offer. As a result, any remaining shares of Kenvue Common Stock offered by Johnson & Johnson that are not exchanged in the Exchange Offer will be distributed on a pro rata basis to Johnson & Johnson stockholders whose shares of J&J Common Stock remain outstanding following the consummation of the Exchange Offer and are holders of record as of the applicable record date. Because the record date for the clean-up spin-off, if any, will occur following the completion of the Exchange Offer, holders of shares of J&J Common Stock validly tendered and accepted and exchanged in the Exchange Offer will not participate in the clean-up spin-off (unless they otherwise own shares of J&J Common Stock that were not tendered and accepted for exchange in the Exchange Offer as of the relevant record date).
Johnson & Johnson has also informed Kenvue that, following the completion of the Exchange Offer and the clean-up spin-off, if any, in the event that Johnson & Johnson continues to hold an interest in Kenvue, Johnson & Johnson may make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in Kenvue, which may include a pro rata spin-off, one or more distributions in exchange for Johnson & Johnson shares or other securities, or any combination thereof, or may otherwise dispose of all or a portion of its remaining shares of Kenvue Common Stock.
In such event, Johnson & Johnson and Kenvue, as applicable, will file any documents required by U.S. securities laws in connection with such clean-up spin-off, pro rata spin-off or exchange offer and will not rely on this prospectus or the registration statement of which it forms a part in connection with such distribution.
Risk Factors
In deciding whether to tender your shares of J&J Common Stock, you should carefully consider in their entirety the matters described in “Risk Factors,” as well as other information included in this prospectus and the other documents incorporated by reference herein.
Regulatory Approval
Certain acquisitions of Kenvue Common Stock under the Exchange Offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”). If you decide to participate in the Exchange Offer and acquire enough shares of Kenvue Common Stock to exceed the $111.4 million threshold stated in the Hart-Scott-Rodino Act and associated regulations, and if no exemption under the Hart-Scott-Rodino Act or associated regulations applies, Johnson & Johnson and you will be required to make filings under the Hart-Scott-Rodino Act and you will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any stockholder or stockholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.
Material U.S. Federal Income Tax Consequences
It is intended that the Exchange Offer will qualify as a tax-free distribution within the meaning of Section 355 of the Code. On the basis that the Exchange Offer so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) generally will not recognize gain or loss upon the receipt of shares of Kenvue Common Stock in the Exchange Offer, except with respect to the receipt of cash in lieu of fractional shares.
Johnson & Johnson has received a private letter ruling from the IRS substantially to the effect that, among other things, the Exchange Offer, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Exchange Offer is conditioned on, among other things, the continuing effectiveness and validity of Johnson & Johnson’s private letter ruling from the IRS and favorable opinions of Johnson & Johnson’s U.S. tax advisors. The private letter ruling and opinions will rely on certain facts, assumptions, representations and undertakings from Kenvue and Johnson & Johnson regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Johnson & Johnson and its shareholders may not be able to rely on the ruling or the opinions of Johnson & Johnson’s U.S. tax advisors and could be subject to significant tax liabilities.
Please see “Risk Factors—Risks Related to the Exchange Offer—The Exchange Offer could result in significant tax liability” and “Material U.S. Federal Income Tax Consequences” for more information regarding the opinions of Johnson & Johnson’s U.S. tax advisors and the potential tax consequences of the Exchange Offer. Holders of J&J Common Stock should consult their tax advisor as to the particular tax consequences to them of the Exchange Offer.
Accounting Treatment of the Exchange Offer
The shares of J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of J&J Common Stock accepted in the Exchange Offer at its expiration. Any difference between the net book value of Kenvue attributable to Johnson & Johnson and the market value of the shares of J&J Common Stock acquired at that date will be recognized by Johnson & Johnson as a gain on disposal of discontinued operations net of any direct and incremental expenses of the Exchange Offer on the disposal of its Kenvue Common Stock.
Also, upon completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue.
Comparison of Stockholder Rights
Johnson & Johnson is organized under the laws of the State of New Jersey, and Kenvue is organized under the laws of the State of Delaware. Differences in the rights of a stockholder of Johnson & Johnson from those of a stockholder of Kenvue arise from differences in the laws of these States as well as from provisions of the constitutive documents of each of Johnson & Johnson and Kenvue. See “Comparison of Stockholder Rights.”
The Exchange Agent and the Tabulator for the Savings Plans
The exchange agent for the Exchange Offer is Computershare Trust Company, N.A., and the tabulator for the Savings Plans is Broadridge Financial Solutions, Inc.
The Information Agent
The information agent for the Exchange Offer is Georgeson LLC.
The Dealer Managers
The dealer managers for the Exchange Offer are Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. These firms are referred to as the “dealer managers.”
Comparative Historical and Pro Forma Per Share Data
The following tables present certain per share data for Johnson & Johnson and Kenvue. Per share data for Johnson & Johnson is shown on a historical basis and on a pro forma basis. For Kenvue, per share information is shown on a historical basis and on an equivalent pro forma basis. Equivalent pro forma per share data is calculated by multiplying the applicable pro forma per share amount by 7.3126, which reflects the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023 based on the Average J&J Price divided by 93% of the Average Kenvue Price on July 19, 20 and 21, 2023. The final exchange ratio will be determined based on the Average J&J Price and the Average Kenvue Price on the NYSE during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer. However, the number of shares that can be received in the Exchange Offer is subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. For a full description of all pro forma assumptions, see “Johnson & Johnson Unaudited Pro Forma Consolidated Condensed Financial Statements” and “Kenvue Inc. Unaudited Pro Forma Condensed Combined Financial Statements.”

Johnson & Johnson Per Share Data

	Three-Month Period Ended April 2, 2023	Year Ended January 1, 2023
Net earnings/(loss) per share:
Historical:
Basic	$(0.03)	$6.83
Diluted	$(0.03)	$6.73
Pro forma:(1)
Basic	$(0.19)	$6.87
Diluted	$(0.19)	$6.76
Dividends per common share	$1.13	$4.45
Book value per common share:(2)
Historical	$27.20	$29.26
Pro forma(1)	$28.32
__________________
(1)Pro forma shares outstanding used to calculate Johnson & Johnson pro forma net earnings and book value per common share reflect the receipt of 209,751,723 shares of J&J Common Stock in exchange for the 1,533,830,450 shares of Kenvue Common Stock in the Exchange Offer based on the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023 which would have provided for 7.3126 shares of Kenvue Common Stock to be exchanged for each share of J&J Common Stock accepted based on the Average J&J Price divided by 93% of the Average Kenvue Price on July 19, 20 and 21, 2023.
(2)The book value per common share is calculated by dividing stockholders’ equity by the number of shares of J&J Common Stock outstanding at the end of the period.
Kenvue Per Share Data

	Three-Month Period Ended April 2, 2023	Year Ended January 1, 2023
Net income per share:
Historical:
Basic	$0.19	$1.22
Diluted	$0.19	$1.22
Equivalent pro forma:(1)
Basic	$0.80	$5.56
Diluted	$0.80	$5.56
Dividends per common share	—	—
Book value per common share:(2)
Historical
Equivalent pro forma(3)
__________________
(1)The equivalent pro forma net income per share data is calculated by multiplying the pro forma net income per share amount of $0.11 for the fiscal three months ended April 2, 2023 and $0.76 for the fiscal year ended January 1, 2023 by 7.3126, which reflects the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023, based on the Average J&J Price divided by 93% of the Average Kenvue Price on July 19, 20 and 21, 2023.
(2)The book value per common share is calculated by dividing stockholders’ equity by the number of shares of Kenvue Common Stock outstanding at the end of the period.
(3)The equivalent pro forma book value per common share data is calculated by multiplying the historical book value per common share amount by 7.3126, which reflects the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023, based on the Average J&J Price divided by 93% of the Average Kenvue Price on July 19, 20 and 21, 2023.

Summary Historical and Pro Forma Financial Data for Johnson & Johnson and Kenvue
Johnson & Johnson Summary Historical and Pro Forma Financial Data
The following table sets forth Johnson & Johnson’s selected historical and pro forma financial data for the periods indicated.
The selected historical consolidated financial data for the fiscal years ended January 1, 2023, January 2, 2022 and January 3, 2021 and as of January 1, 2023 and January 2, 2022 are derived from Johnson & Johnson’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended January 1, 2023, which is incorporated by reference into this prospectus. The selected historical consolidated financial data for the fiscal three-month periods ended April 2, 2023 and April 3, 2022 and as of April 2, 2023 are derived from Johnson & Johnson’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, which is incorporated by reference into this prospectus. Johnson & Johnson’s management believes the interim financial statements include all normal and recurring adjustments that are considered necessary for the fair statement of the results for the interim periods. Johnson & Johnson’s historical consolidated financial statements and selected financial data include Kenvue’s historical results.
The data shown below are not necessarily indicative of results to be expected for any future period. You should read the following information together with Johnson & Johnson’s audited consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, and Johnson & Johnson’s unaudited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Johnson & Johnson’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, which are incorporated by reference into this prospectus.
The selected unaudited pro forma consolidated condensed statement of earnings data for the fiscal three-month period ended April 2, 2023 and the fiscal year ended January 1, 2023, and the unaudited pro forma consolidated condensed balance sheet data at April 2, 2023, presented below have been derived from Johnson & Johnson’s unaudited pro forma consolidated condensed financial statements included elsewhere in this prospectus. The unaudited pro forma information set forth below reflects Johnson & Johnson’s historical audited consolidated annual and unaudited consolidated condensed interim financial information, as adjusted to give effect to the Transactions (as defined below). The unaudited pro forma information is illustrative and not intended to represent what Johnson & Johnson’s results of operations or financial position would have been had the Transactions occurred on the dates indicated or project Johnson & Johnson’s results of operations or financial position for any future period. For an understanding of the pro forma financial statements that give pro forma effect to the Transactions, see “Johnson & Johnson Unaudited Pro Forma Consolidated Condensed Financial Statements” included elsewhere in this prospectus.
The unaudited pro forma consolidated condensed balance sheet at April 2, 2023 gives effect to the following transactions, which are referred to, collectively, as the “Transactions,” as if they each had occurred on April 2, 2023, and the unaudited pro forma consolidated condensed statements of earnings for the fiscal three-month period ended April 2, 2023 and the fiscal year ended January 1, 2023 give effect to the Transactions, as if they each had occurred on January 3, 2022:
•the Separation;
•the Kenvue IPO (as defined below under the section entitled “The Transaction”) and the use of the proceeds therefrom;
•the Debt Financing Transactions (as defined below under the section entitled “The Transaction”) and the use of the proceeds therefrom; and
•the Exchange Offer (assuming the Exchange Offer is completed and fully subscribed).

Based on Johnson & Johnson’s historical ownership of Kenvue, the data shown below are impacted by assets, liabilities, results of operations or cash flows attributable to Kenvue. Upon completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue. You should read the information set forth below together with “Johnson & Johnson Unaudited Pro Forma Consolidated Condensed Financial Statements” included elsewhere in this prospectus for further discussion of discontinued operations ($ in millions, except per share data).
Summary Statements of Earnings Data

	Fiscal Three Months Ended			Fiscal Year
	Pro Forma	Historical		Pro Forma	Historical
(Dollars in Millions, except per share amounts)	April 2, 2023	April 2, 2023	April 3, 2022	2022	2022	2021	2020
Sales to customers	$20,894	$24,746	$23,426	$79,993	$94,943	$93,775	$82,584
Cost of products sold	6,687	8,395	7,598	24,595	31,089	29,855	28,427
Gross Profit	14,207	16,351	15,828	55,398	63,854	63,920	54,157
Selling, marketing and administrative expenses	4,906	6,138	5,938	20,246	24,765	24,659	22,084
Research and development expense	3,455	3,563	3,462	14,135	14,603	14,714	12,159
Other expense (income), net	6,887	7,228	(102)	533	1,871	489	2,899
Earnings/(Loss) before provision for taxes on income	(1,234)	(737)	5,862	19,639	21,725	22,776	16,497
Provision for/(Benefit from) taxes on income	(783)	(669)	713	3,055	3,784	1,898	1,783
Net earnings/(Loss)	(452)	(68)	5,149	16,584	17,941	20,878	14,714
Net earnings/(Loss) per share
Basic	(0.19)	(0.03)	1.96	6.87	6.83	7.93	5.59
Diluted	(0.19)	(0.03)	1.93	6.76	6.73	7.81	5.51
Average shares outstanding (Basic/Diluted)
Basic	2,395.7	2,605.5	2,629.2	2,415.4	2,625.2	2,632.1	2,632.8
Diluted	2,395.7	2,605.5	2,666.5	2,454.1	2,663.9	2,674.0	2,670.7
Summary Balance Sheet Data

	As of		As of
	Pro forma	Historical	Historical
(Dollars in Millions)	April 2, 2023	April 2, 2023	January 1, 2023	January 2, 2022
Total assets	$178,505	$195,969	$187,378	$182,018
Total liabilities	$110,663	125,100	110,574	107,995
Total shareholders’ equity	$67,843	70,869	76,804	74,023
Kenvue Summary Historical and Pro Forma Financial Data
The following table sets forth Kenvue’s selected historical and pro forma financial data for the periods indicated.
The selected historical combined financial data for the fiscal years ended January 1, 2023, January 2, 2022 and January 3, 2021 and as of January 1, 2023 and January 2, 2022 have been derived from Kenvue’s audited combined financial statements included elsewhere in this prospectus. The selected historical combined financial data for the fiscal three-month periods ended April 2, 2023 and April 3, 2022 and as of April 2, 2023 presented below have been derived from Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.

Kenvue’s management believes the interim financial statements include all normal and recurring adjustments that are considered necessary for the fair statement of the results for the interim periods.
Prior to the completion of Kenvue’s IPO, Kenvue operated as part of Johnson & Johnson and not as a separate, publicly traded company. Kenvue’s combined financial statements have been derived from Johnson & Johnson’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with Kenvue’s business activity are included as a component of the combined financial statements. The combined financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Johnson & Johnson’s corporate office and from other Johnson & Johnson businesses to Kenvue and allocations of related assets, liabilities, and Johnson & Johnson’s net investment in the Consumer Health Business, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the combined financial statements had Kenvue been an entity that operated separately from Johnson & Johnson during the periods presented.
The selected unaudited pro forma combined statements of earnings data for the fiscal three-month period ended April 2, 2023 and the fiscal year ended January 1, 2023 presented below have been derived from Kenvue’s unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma information set forth below reflects Kenvue’s historical audited combined annual and unaudited combined interim financial information, as adjusted to give effect to the Transactions. The unaudited pro forma information is illustrative and not intended to represent what Kenvue’s results of operations or financial position would have been had the Transactions occurred on the dates indicated or to project Kenvue’s results of operations or financial position for any future period. For an understanding of the pro forma financial statements that give pro forma effect to the Transactions, see “Kenvue Inc. Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus.
The unaudited pro forma condensed combined balance sheet as of April 2, 2023 gives effect to the Transactions, as if they each had occurred on April 2, 2023, and the unaudited pro forma combined statements of earnings for the fiscal three-month period ended April 2, 2023 and the fiscal year ended January 1, 2023 give effect to the Transactions, as if they each had occurred on January 3, 2022.
The financial statements included in this prospectus may not be indicative of Kenvue’s future performance and do not necessarily reflect what Kenvue’s financial position and results of operations would have been had Kenvue operated as an independent, publicly traded company for the entirety of the periods presented, including changes that occurred and will occur in Kenvue’s operations and capital structure as a result of the Transactions. You should read the information set forth below together with “Kenvue Inc. Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue” and Kenvue’s audited annual combined financial statements and the related notes thereto and unaudited interim condensed combined financial statements and the related notes thereto included elsewhere in this prospectus ($ in millions, except per share data).
Summary Combined Statement of Operations Data

	Fiscal Three Months Ended			Fiscal Year
	Pro Forma	Historical		Pro Forma	Historical
(Dollars in Millions, except per share amounts)	April 2, 2023	April 2, 2023	April 3, 2022	2022	2022	2021	2020
Net sales	$3,852	$3,852	$3,590	$14,950	$14,950	$15,054	$14,467
Cost of sales	1,739	1,727	1,634	6,730	6,665	6,635	6,619
Gross Profit	2,113	2,125	1,956	8,220	8,285	8,419	7,848
Selling, general, and administrative expenses	1,499	1,502	1,350	5,767	5,633	5,484	4,956
Other (income) expense, net, operating	(17)	(17)	(5)	(23)	(23)	15	3,871
Operating income (loss)	631	640	611	2,476	2,675	2,920	(979)

	Fiscal Three Months Ended			Fiscal Year
	Pro Forma	Historical		Pro Forma	Historical
(Dollars in Millions, except per share amounts)	April 2, 2023	April 2, 2023	April 3, 2022	2022	2022	2021	2020
Other expense (income), net	160	31	(1)	569	38	(5)	37
Income (loss) before taxes	471	609	612	1,907	2,637	2,925	(1,016)
Provision (benefit) for taxes	258	279	84	454	550	894	(137)
Net income (loss)	$213	$330	$528	$1,453	$2,087	$2,031	$(879)
Basic and diluted income per common share	0.11	0.19	0.31	0.76	1.22
Weighted average number of common shares outstanding - basic and diluted(1)	1,915	1,716	1,716	1,915	1,716
_______________
(1)The weighted average number of shares of Kenvue Common Stock outstanding does not take into account the dilutive effect that will result from shares of Kenvue Common Stock that may become issuable pursuant to Converted Awards (as defined below). Based on the number of outstanding Johnson & Johnson equity awards as of April 2, 2023, it is estimated that the Converted Awards will include (1) restricted stock units that would, upon settlement, convert into approximately 11,015,724 shares of Kenvue Common Stock and (2) stock options that would, upon settlement, be exercisable for approximately 63,892,583 shares of Kenvue Common Stock with a weighted average exercise price of $23.48 per share. The number of shares issuable upon exercise or settlement, as applicable, of Converted Awards will depend on a number of factors, including the relative value of J&J Common Stock and Kenvue Common Stock upon the Distribution Date (as defined in “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Employee Matters Agreement”). The estimate set forth above is calculated based on a number of assumptions, including that shares of Kenvue Common Stock are trading at a price of $26.04 per share upon the Distribution Date (which was the closing price of Kenvue Common Stock on July 3, 2023) and Johnson & Johnson shares are trading at $163.35 per share upon the Distribution Date (which was the closing price of J&J Common Stock on July 3, 2023).
Summary Balance Sheet Data

	Pro forma	Historical	Historical
	As of		As of
(Dollars in Millions)	April 2, 2023	April 2, 2023	January 1, 2023	January 2, 2022
Total assets	$27,457	$35,595	$27,316	$27,929
Total liabilities	16,524	15,313	7,295	7,530
Total equity	10,933	20,282	20,021	20,399
Recent Developments
Preliminary Unaudited Financial Information for the Fiscal Three and Six Months Ended July 2, 2023
Set forth below, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Results of Operations” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Supplemental Non-GAAP Financial Information” are preliminary results of selected unaudited financial and other information of Kenvue for the fiscal three and six months ended July 2, 2023, and actual unaudited financial results of Kenvue for the fiscal three and six months ended July 3, 2022. Kenvue has provided certain preliminary results below; however, its closing procedures for the fiscal three and six months ended July 2, 2023 are not yet complete. Kenvue’s actual results for the fiscal three and six months ended July 2, 2023 remain subject to the completion of management’s final review and Kenvue’s other closing procedures, or subsequent events, as well as the completion of the review of Kenvue’s financial statements. Accordingly, Kenvue cautions you not to place undue reliance on its preliminary results set out below, which may differ from actual results. During the course of the preparation of Kenvue’s unaudited condensed combined financial statements and the notes thereto, additional items that require adjustments to the preliminary results presented below may be identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Critical Accounting Policies and Estimates” and “Cautionary Statement Concerning Forward-Looking Statements.”

The preliminary financial data of Kenvue included in this document has been prepared by, and is the responsibility of, Kenvue’s management. Kenvue’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or applied agreed upon procedures with respect to this preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
The preliminary and actual results of Kenvue provided below do not represent a comprehensive statement of Kenvue’s financial results and should not be viewed as a substitute for unaudited condensed consolidated financial statements prepared in accordance with GAAP. In addition, the preliminary results for the fiscal three and six months ended July 2, 2023 are not necessarily indicative of the results to be achieved in any future period. For additional information regarding the presentation of Kenvue’s financial information, see Note 1, “Description of the Company and Summary of Significant Accounting Policies—Basis of Presentation,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
The following table reflects certain preliminary unaudited results for Kenvue’s fiscal three and six months ended July 2, 2023 and actual unaudited results for the fiscal three and six months ended July 3, 2022:

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)
(Dollars in Millions)
Net sales	$4,011	$3,804	$7,863	$7,394
Cost of sales	1,786	1,646	3,513	3,280
Gross profit	2,225	2,158	4,350	4,114
Selling, general, and administrative expenses	1,522	1,375	3,024	2,725
Other operating expense (income), net	1	13	(16)	8
Operating income	702	770	1,342	1,381
Other expense (income), net	10	(5)	40	(6)
Interest expense, net	53	—	54	—
Income before taxes	639	775	1,248	1,387
Provision for taxes	209	171	488	255
Net income	$430	$604	760	1,132

Basic and diluted net income per share	$0.23	$0.35	$0.43	$0.66
Basic and diluted weighted-average common shares	1,838	1,716	1,777	1,716
Net sales for the fiscal three months ended July 2, 2023 were $4.0 billion, a 5.4% increase as compared to the fiscal three months ended July 3, 2022. Foreign currency fluctuations negatively impacted Net sales by approximately 2.3%. Net sales growth was primarily driven by value realization (defined as price including mix), increased demand across Kenvue’s Pain Care and Cough, Cold and Flu product categories resulting from higher cold and flu incidences, and sequential share gains in sun care fueled by innovation and improved supply.
Gross profit margin for the fiscal three months ended July 2, 2023 was 55.5% as compared to 56.7% for the three months ended July 3, 2022. Favorable value realization and supply chain productivity improvements offset sustained higher cost inflation, while foreign currency fluctuations negatively impacted gross profit margin during the quarter.
Operating income for the fiscal three months ended July 2, 2023 was $702 million, a decrease of $68 million as compared to the fiscal three months ended July 3, 2022, primarily driven by higher selling, general, and administrative expenses (“SG&A”) of $147 million, resulting from higher costs in enterprise functions as Kenvue prepares to operate on a standalone basis, higher selling and distribution costs, and an increase in non-recurring

Separation-related costs of $53 million. In addition, Cost of sales increased by $140 million, driven primarily by higher costs of key ingredients and freight and packaging materials due to commodity inflation. These decreases were offset by the impact of higher Net sales of $207 million, primarily driven by price actions.
Net income for the fiscal three months ended July 2, 2023 was $430 million, a decrease of $174 million as compared to the fiscal three months ended July 3, 2022, primarily driven by the items discussed above, along with an increase in interest expense, net, resulting from the issuance of debt in the first half of 2023. With the issuance of debt in the first half of 2023, Interest expense, net was $53 million.
Kenvue’s effective tax rate for the fiscal three months ended July 2, 2023 was 32.7% as compared to 22.1% for the fiscal three months ended July 3, 2022. The increase is the result of higher U.S. tax on foreign sources of income and limitations on Kenvue’s ability to utilize foreign tax credits in the second quarter of 2023.
The following table presents preliminary Segment net sales for Kenvue’s fiscal three and six months ended July 2, 2023 and actual results for the fiscal three and six months ended July 3, 2022:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)
Segment Net Sales
Self Care	$1,661	$1,481	$3,301	$2,946
Skin Health and Beauty	1,147	1,126	2,258	2,138
Essential Health	1,203	1,197	2,304	2,310
Total segment net sales	$4,011	$3,804	$7,863	$7,394
Self Care Segment
The Self Care segment Net sales were $1.7 billion and $1.5 billion for the fiscal three months ended July 2, 2023 and July 3, 2022, respectively, an increase of $180 million. Self care organic growth was 14.2% for the fiscal three months ended July 2, 2023 as compared to the fiscal three months ended July 3, 2022, primarily due to value realization and increased demand as a result of higher cough, cold and flu incidences. Organic growth is a non-GAAP measure. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Results of Operations—Organic Growth.”
Skin Health and Beauty Segment
The Skin Health and Beauty segment Net sales were $1.1 billion and $1.1 billion for the fiscal three months ended July 2, 2023 and July 3, 2022, respectively, an increase of $21 million. Skin Health and Beauty organic growth was 3.4% for the fiscal three months ended July 2, 2023 as compared to the fiscal three months ended July 3, 2022, primarily due to value realization, as well as innovation, strong demand for sun care products and improved supply. Organic growth is a non-GAAP measure. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Results of Operations—Organic Growth.”
Essential Health Segment
The Essential Health segment Net sales were $1.2 billion and $1.2 billion for the fiscal three months ended July 2, 2023 and July 3, 2022, respectively, an increase of $6 million. Essential Health organic growth was 3.8% for the fiscal three months ended July 2, 2023 as compared to the fiscal three months ended July 3, 2022, primarily due to value realization, partially offset by the suspension of personal care products in Russia. Organic growth is a non-

GAAP measure. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Results of Operations—Organic Growth.”
The following table presents preliminary unaudited Net sales by geographic region for Kenvue’s fiscal three and six months ended July 2, 2023 and actual unaudited results for the fiscal three and six months ended July 3, 2022:

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)
Net Sales by Geographic Region
North America	$2,028	$1,904	$3,969	$3,654
Europe, Middle East, and Africa	864	835	1,702	1,602
Latin America	338	294	643	585
Asian Pacific	781	771	1,549	1,553
Total net sales by geographic region	$4,011	$3,804	$7,863	$7,394
Market Price and Dividend Information
The market prices of J&J Common Stock and Kenvue Common Stock are subject to fluctuation. The exchange ratio will be set based on the respective market prices of J&J Common Stock and Kenvue Common Stock. As a result, you should, among other things, obtain current market quotations before deciding to tender your shares of J&J Common Stock. There can be no assurance what the market price of shares will be before, on, or after the date on which the Exchange Offer is completed. J&J Common Stock is listed on the NYSE under the symbol “JNJ.” Kenvue Common Stock is listed on the NYSE under the symbol “KVUE.”
Johnson & Johnson
The declaration and payment of dividends to holders of J&J Common Stock is at the discretion of Johnson & Johnson’s board of directors in accordance with applicable law after taking into account various factors. On July 20, 2023, Johnson & Johnson announced that its board of directors had declared a quarterly cash dividend of $1.19 per share of J&J Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023. Johnson & Johnson expects to continue the practice of paying regular quarterly cash dividends.
As of July 2, 2023, there were 2,600,059,952 shares of J&J Common Stock outstanding, and as of July 2, 2023, there were 122,908 registered holders of record of shares of J&J Common Stock.
On July 21, 2023, the last NYSE trading day immediately preceding the date of the commencement of the Exchange Offer, the closing sales price per share of J&J Common Stock as reported by the NYSE was $170.19.
Kenvue
The declaration and payment of dividends to holders of Kenvue Common Stock is at the discretion of Kenvue’s board of directors in accordance with applicable law after taking into account various factors. On July 20, 2023, Kenvue announced that its board of directors had declared a quarterly cash dividend of $0.20 per share of Kenvue Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023.
As of July 2, 2023, there were 1,914,894,444 shares of Kenvue Common Stock outstanding. As of July 2, 2023, there were 2 registered holders of record of shares of Kenvue Common Stock. Johnson & Johnson beneficially owned 1,716,160,000 shares of Kenvue Common Stock, representing approximately 89.6% of outstanding shares of Kenvue Common Stock.
On July 21, 2023, the last NYSE trading day immediately preceding the date of the commencement of the Exchange Offer, the closing sales price per share of Kenvue Common Stock as reported by the NYSE was $24.01.

Summary of Risk Factors
The following list contains a summary of some, but not all, of the risks that may prevent Kenvue from achieving Kenvue’s business objectives or otherwise adversely affect Kenvue’s business, results of operations or financial condition. You should consider the risks listed below and other risks, which are discussed in more detail in the section of this prospectus entitled “Risk Factors.”
Risks Related to Kenvue’s Business, Industry and Operations
•Damage to Kenvue’s reputation and the reputation of its brands, including as a result of negative publicity, could impact its brand loyalty with consumers, customers and third-party partners.
•Kenvue faces substantial competitive pressures, including from multinational corporations, smaller regional companies, private-label brands and generic non-branded products, in each of its business segments and product lines and across all geographic markets in which it operates.
•Some of Kenvue’s products that currently hold leading market share positions may nonetheless possess relatively small shares of their overall product market.
•Whether Kenvue can both innovate successfully and anticipate, understand and respond appropriately to market trends, rapidly changing consumer and customer preferences and shifting demand for its products.
•Kenvue’s marketing efforts may be costly and inefficient, and may not successfully defend, maintain or improve its reputation, brands or market share positions in existing or new markets.
•Expanding Kenvue’s global operations requires significant resources and expenses, and Kenvue may not succeed due to various commercial, operational and legal challenges associated with conducting business globally.
•Kenvue may face challenges in implementing its digital-first strategy across all aspects of its operations, and its digital-first strategy may lead Kenvue to pursue new offerings that are outside of its historical competencies and expose Kenvue to digital-related risks.
•The rapidly changing retail landscape, including Kenvue’s increasing dependence on key retail trade customers in developed markets, changes in the policies of Kenvue’s retail trade customers and the emergence of e-commerce and other alternative retail channels.
•The failure to realize the intended benefits of acquisitions and divestitures Kenvue has pursued or may pursue.
•The threats of counterfeit products, infringement of Kenvue’s intellectual property and other unauthorized versions of its products, which pose a risk to consumer health and safety and could damage Kenvue’s reputation.
•Kenvue’s reliance on third parties in many aspects of its business, including to manufacture products, inherently involves a lesser degree of control over business operations, compliance matters and ESG practices.
•Disruptions to Kenvue’s manufacturing operations, supplier operations and distribution operations, which could result in product shortages, declining sales, reputational damage and significant costs.
•Inflationary pressures and related volatility in the cost or availability of raw materials and other inputs for Kenvue’s products, including due to the COVID-19 pandemic and other adverse economic or market conditions.
•Information security incidents, including cybersecurity breaches, and failure of information technology systems operated by Kenvue or a third party, which could result in reputational damage and significant costs.
•Kenvue’s ability to attract and retain a skilled and diverse workforce and to implement succession plans for its senior management.
Risks Related to Government Regulation, Legal Proceedings and Financial and Economic Market Conditions
•Kenvue’s ability to comply with a broad range of laws and regulations, and other requirements imposed by stakeholders, in the United States and around the world, including rapidly evolving requirements related to climate change, ESG, privacy, data protection, anti-corruption and human rights matters.
•Kenvue is, and could become, subject to legal proceedings and regulatory investigations that may result in significant expenses, liabilities (potentially in excess of accruals) and reputational damage.
•Concerns about the reliability, safety and efficacy of Kenvue’s products and their ingredients, which have resulted and could in the future result in litigation, including personal injury or class action litigation, regulatory action, reputational damage, product recalls, product reformulations or product withdrawals.

•Legal proceedings related to talc or talc-containing products, such as Johnson’s Baby Powder, sold outside the United States and Canada (pursuant to the Separation Agreement, Johnson & Johnson has retained talc-related liabilities for products sold in the United States and Canada), including personal injury claims alleging that talc causes cancer, and other risks and uncertainties related to Kenvue’s historic or current sale of talc or talc-containing products (talc-based Johnson’s Baby Powder will be discontinued globally in 2023).
•Kenvue’s ability to successfully establish, maintain, protect and enforce intellectual property rights that are, in the aggregate, material to its business, and its ability to successfully avoid violation of the intellectual property rights of others.
•Risks associated with conducting business globally, including foreign currency risks and impacts on Kenvue’s business related to the ongoing military conflict between Russia and Ukraine (the “Russia-Ukraine War”) as well as possible future conflicts, geopolitical events or adverse global economic or market conditions.
Risks Related to Kenvue’s Relationship with Johnson & Johnson
•Kenvue’s historical and pro forma financial information may not necessarily reflect the results that Kenvue would have achieved as an independent, publicly traded company or what Kenvue’s results may be in the future.
•Kenvue may not achieve some or all of the expected benefits of the Separation, including because Kenvue’s business will experience a loss of corporate brand identity, historical market reputation, economies of scale, purchasing power and access to certain resources from which Kenvue benefited as part of Johnson & Johnson.
•The failure to realize the intended benefits of Kenvue’s rebranding strategy in connection with the Separation and Kenvue’s continued use of legacy Johnson & Johnson branding, including ongoing use of the “Johnson’s” brand.
•The transfer of certain assets, liabilities and contracts from Johnson & Johnson to Kenvue contemplated by the Separation may be significantly delayed or not occur at all.
•Kenvue may not be able to replace necessary manufacturing operations, systems and services when the transition services agreement and the transition manufacturing agreement Kenvue has entered into with Johnson & Johnson in connection with the Separation expire or otherwise terminate.
•Certain of Kenvue’s executive officers and directors may have actual or potential conflicts of interest due to their equity interest in Johnson & Johnson, and certain of Johnson & Johnson’s current executive officers may continue to serve as Kenvue’s directors following the completion of the Exchange Offer, which may create conflicts of interest or the appearance thereof.
•Kenvue may incur indemnification obligations to Johnson & Johnson, including for potentially uncapped amounts, for certain liabilities relating to its business activities, whether incurred prior to or following the Separation.
•In connection with the Separation (as defined below), Johnson & Johnson has agreed to indemnify Kenvue for certain liabilities, including talc-related liabilities for products sold in the United States and Canada, but such indemnity may not be sufficient to protect Kenvue against the full amount of such liabilities or Johnson & Johnson may be unable to satisfy its indemnification obligations.
Risks Related to Kenvue Common Stock
•The stock price of Kenvue Common Stock may fluctuate significantly, including as a result of the Exchange Offer, future distributions or sales by Kenvue’s shareholders or the perception that such distributions or sales may occur.
•Kenvue’s ability to comply with obligations associated with being an independent, publicly traded company, including implementing and maintaining effective internal control over financial reporting.
•Kenvue has outstanding debt obligations following the Separation that impose certain restrictions on its business.
•Kenvue is a holding company and depends on the ability of its subsidiaries to pay dividends and make other payments and distributions to Kenvue in order to meet its obligations.
Risks Related to the Exchange Offer
•Your investment will be subject to different risks after the Exchange Offer regardless of whether you elect to participate in the Exchange Offer.
•The Exchange Offer and related transactions will result in a substantial amount of Kenvue Common Stock entering the market, which may adversely affect the market price of Kenvue Common Stock.

•Tendering Johnson & Johnson stockholders may receive a reduced discount or may not receive any discount in the Exchange Offer.
•Participating Johnson & Johnson stockholders will experience some delay in receiving shares of Kenvue Common Stock (and cash in lieu of fractional shares of Kenvue Common Stock, if any) for shares of J&J Common Stock that are accepted in the Exchange Offer.
•Market prices for shares of J&J Common Stock may be impacted by the Exchange Offer.
•If the Exchange Offer is not fully subscribed, Johnson & Johnson may continue to control Kenvue, which could prevent Kenvue shareholders from influencing significant decisions.
•The Exchange Offer could result in significant tax liability and tax-related indemnification obligations to Johnson & Johnson for certain tax liabilities, and Kenvue may be affected by significant restrictions, including its ability to engage in certain corporate transactions for a two-year period after the Exchange Offer (or, if applicable, the clean-up spin-off) in order to avoid triggering significant tax-related liabilities.

RISK FACTORS
In determining whether or not to tender your shares of J&J Common Stock in the Exchange Offer, you should consider carefully all of the information about Kenvue and Johnson & Johnson included or incorporated by reference in this prospectus, as well as the information about the terms and conditions of the Exchange Offer. None of Johnson & Johnson, Kenvue or any of their respective directors or officers or any of the dealer managers or any other person makes any recommendation as to whether you should tender all, some or none of your shares of J&J Common Stock. You must make your own decision after reading this prospectus and consulting with your advisors.
Investing in Kenvue Common Stock involves risks. You should carefully consider the risk factors described below and in the section entitled “Risk Factors” in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, which are incorporated by reference in this prospectus. The occurrence of the events described herein and therein could have a material adverse effect on Kenvue’s business, results of operations or financial condition. In such a case, the price of shares of Kenvue Common Stock may decline and you could lose all or part of your investment. Before making any investment decision, you should carefully consider these risks.
In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on Kenvue’s or Johnson & Johnson’s businesses, results of operations or financial conditions. See “Cautionary Statement Concerning Forward-Looking Statements.”
Risks Related to Kenvue’s Business and Industry
Kenvue’s brands are critical to its success, and damage to Kenvue’s reputation or brands could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s ability to compete successfully depends on the strength of its brands. The vast majority of Kenvue’s net sales are derived from products bearing proprietary trademarks and trade names, and these trademarks and trade names convey that the products Kenvue sells are “brand name” products. Developing and maintaining the reputation of Kenvue’s brands is a critical component of Kenvue’s relationship with consumers, customers, manufacturers, suppliers, distributors and other third-party partners, including healthcare professionals, influencers and other individuals with whom Kenvue has relationships. Kenvue believes consumers, customers and third-party partners value and trust the reputation, reliability and status of its brands and the quality, performance and functionality of its products. As a result, Kenvue devotes significant time and resources to programs designed to grow, protect and preserve its brands. However, these efforts may not be successful, and failure to maintain the value of Kenvue’s brands could impact its brand loyalty with consumers, customers and third-party partners and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s reputation and brands have in the past been, and could in the future be, damaged by negative publicity, whether or not valid. Negative publicity could relate to Kenvue or its brands, products, supply chain, ingredients, packaging, ESG practices, employees or any other aspect of its business. Kenvue could experience negative publicity for a variety of reasons, including as a result of product safety issues, threatened or pending legal or regulatory proceedings, product claims, advertising and promotional practices, ESG practices (including as they relate to environmental impacts, such as deforestation, packaging, plastic use, energy use, water use and waste management, or labor conditions and practices, such as diversity, equity and inclusion matters), other sustainability or policy issues (which may be raised by consumer advocacy groups, third-party interest groups, investors, employees or other stakeholders), ingredient sourcing (such as certain sources of palm oil), counterfeiting incidents or cybersecurity incidents. Negative publicity that damages one of Kenvue’s brands could be compounded by having an adverse effect on its other brands or the company as a whole.
Kenvue’s reputation or brands could also be adversely affected by negative publicity related to Kenvue’s industry, competitors, competitors’ products, customers or Kenvue’s third-party partners, including healthcare professionals, influencers and other individuals with whom Kenvue has relationships, even if the publicity is not directly related to Kenvue or its brands and even if the publicity is not accurate. Kenvue’s reputation or brands could be adversely affected if Kenvue’s customers, manufacturers, suppliers, distributors and other third-party partners fail to maintain high ethical, social, environmental, health and safety standards, fail to comply with local laws and regulations or become subject to other negative events or adverse publicity. These third parties may also enter into relationships with or be acquired by other third parties whose values, business practices or reputation expose Kenvue to the risk of adverse publicity and damage to Kenvue’s existing relationships by association. While Kenvue has policies and procedures in place for managing third-party relationships, it may not be possible to fully ensure that third parties adhere to the same standards and values that Kenvue does or to replace third-party partners in a timely or cost-effective manner. See “—Risks Related to Kenvue’s Operations—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.”
In addition, widespread use of digital and social media platforms around the world has greatly increased the accessibility of information and the speed with which it is disseminated, which has made, and likely will continue to make, maintaining Kenvue’s reputation and brands more challenging. For example, information or misinformation about Kenvue, its brands or products may quickly spread to a large and global audience before Kenvue has an opportunity for redress or correction. Alternatively, Kenvue’s employees may knowingly or inadvertently use digital or social media platforms in ways that may not be aligned with Kenvue’s digital or social media strategy and could damage Kenvue’s reputation or brands. Damage to Kenvue’s reputation or brands could cause consumers, customers and third-party partners to lose trust in its products, requiring Kenvue to expend substantial resources to remedy the damage or otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue operates in highly competitive product markets and competitive pressures could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue faces substantial competition in each of its business segments and product lines and across all geographic markets in which it operates, and competitive pressures could adversely affect Kenvue’s business, results of operations or financial condition. Kenvue competes with companies of all sizes on the basis of numerous factors, including cost-effectiveness, product performance, real or perceived product advantages, intellectual property rights, advertising and promotional activities, sponsorship initiatives, brand recognition and loyalty, consumer convenience, pricing and geographic reach. Furthermore, Kenvue expects that the continued attractiveness of the categories and geographic markets in which Kenvue operates will encourage the entry of new competitors of all sizes, which could increase these and other competitive pressures in the future. Kenvue may be unable to anticipate the timing and scale of the threats posed by its competitors or to successfully respond to them. In addition, the cost of responding to increasingly significant and widespread competition worldwide, including management time and out-of-pocket expenses, could adversely affect Kenvue’s business, results of operations or financial condition.
Certain of Kenvue’s competitors are multinational corporations that may have greater financial, marketing, research and development or other resources than it does, as well as greater market share within certain of its categories or geographic markets. These competitors could introduce competing products more quickly, respond more effectively to changing business and economic conditions and evolving consumer preferences, outspend Kenvue on advertising and promotional activities or possess greater negotiating leverage with customers, manufacturers, suppliers, distributors and other third-party partners. In addition, Kenvue faces competition from smaller companies that often operate on a regional basis. Many of these companies have benefited from the substantial growth in e-commerce and focus extensively on DTC or other non-traditional, digital business models. Kenvue’s products also compete with retailers’ private-label brands and generic non-branded products, which are typically sold at lower prices than its branded products. See “—Increases in the availability and acceptance of private-label brands and generic non-branded products could adversely affect Kenvue’s business, results of operations or financial condition.” As Kenvue seeks to grow its business, including by introducing new product offerings as part of Kenvue’s digital-first strategy and expanding its global operations, the composition of Kenvue’s competitors could change or expand from time to time to include companies with a strong presence in a particular category or geographic market.
Some of Kenvue’s products that currently hold leading market share positions may nonetheless possess relatively small shares of their overall product market.
Although several of Kenvue’s products are currently number one or two by net sales in their respective categories and Kenvue believes it has significant brand loyalty with consumers and customers for these products, a competing product may be able to rapidly capture a significant share of the market for that product in the future. In some cases, Kenvue could have a leading market share position for a particular product but still possess a relatively small share of the overall market for that product due to the presence of many competing products. For example, in 2022, Tylenol had the number one market share position in the pain care category on a global basis, but accounted for approximately 12% of the global sales in that category, and Aveeno had the number four market share position in the body care category on a global basis, but accounted for approximately 3% of the global sales in that category. In addition, in some cases, Kenvue could have a leading market share position for a particular product but possess a substantially smaller share of the overall market for that product than the number one competitor for that product. For example, in 2022, Stayfree, Carefree and o.b. had the number two, three and five market share positions, respectively, in the sanitary protection category across the geographic markets in which Kenvue compete, but collectively accounted for fewer sales across those markets than the number one competitor in that category. Certain of Kenvue’s leading positions may also be in markets that are smaller than, or that have more limited growth prospects than, other markets in which Kenvue or its competitors have leading positions. For example, in 2022, Nicorette had the number one market share position in the smoking cessation category on a global basis, accounting for approximately 54% of the global sales in that category. At the same time, Neutrogena had the number three market share position in the facial care category on a global basis, but accounted for more global sales than Nicorette because the overall size of the smoking cessation category on a global basis is substantially smaller than the overall size of the facial care category on a global basis.
If Kenvue is unable to anticipate, understand and respond appropriately to market trends and rapidly changing consumer and customer preferences in a timely manner, or at all, Kenvue’s business, results of operations or financial condition could be adversely affected.
Kenvue’s success is increasingly dependent on its ability to anticipate, understand and respond appropriately to market trends and rapidly changing consumer and customer preferences more quickly than its competitors. This requires Kenvue to effectively leverage digital technology and data analytics to gain new commercial insights and develop targeted marketing and advertising initiatives to reach consumers and customers. To maintain Kenvue’s success and increase its consumer and customer base, Kenvue must continually work to maintain and enhance the reputation of its brands, develop, manufacture and market new products with differentiated benefits, maintain and adapt to existing and emerging distribution channels, anticipate and adapt to evolving scientific knowledge and advances, successfully manage its inventories and modernize and refine its approach as to how and where Kenvue manufactures, markets and sells its products. Consumer preferences and purchasing patterns cannot be predicted with certainty and may fluctuate rapidly, facilitated by the speed with which information and opinions are shared on digital and social media platforms. For example, in recent years, there has been increasing awareness of the environmental impact and sustainability of its products, packaging and manufacturing practices. Furthermore, market trends and consumer preferences and purchasing patterns may vary by geographic region, which could present challenges for Kenvue’s brands that have global distribution footprints. If Kenvue is unable to anticipate, understand and respond appropriately to market trends and rapidly changing consumer and customer preferences, it may experience lower sales or increased pricing pressures, leading to excess inventory levels or lower gross margins, which could adversely affect Kenvue’s business, results of operations or financial condition.
If Kenvue’s marketing efforts are not successful, Kenvue’s business, results of operations or financial condition could be adversely affected.
Kenvue may be required to spend substantial resources on advertising and promotional activities to defend, maintain or improve its reputation, brands or market share positions or to successfully enter new markets, expand operations in existing markets or introduce new products to the marketplace. Kenvue’s business, results of operations or financial condition could be adversely affected if Kenvue is unable to maintain and promote a favorable perception of its brands and products on a cost-effective basis, or if Kenvue’s marketing initiatives or social media communications do not convey the desired message for a brand or product or Kenvue’s ability to attract consumers and customers.
Kenvue uses various media, including digital, social media and mobile communication channels, in connection with its marketing efforts. Digital, social media and mobile communication channels are becoming increasingly effective and are constantly evolving. Kenvue’s ability to effectively utilize digital, social media and mobile communication channels depends on the successful implementation of Kenvue’s digital-first strategy. See “—Kenvue may face challenges in implementing Kenvue’s digital-first strategy, which could adversely affect Kenvue’s business, results of operations or financial condition.” In addition, Kenvue’s advertising and promotional activities may become increasingly expensive, particularly as Kenvue adapts to new and evolving media platforms and communication channels. Kenvue’s competitors could spend more resources on their marketing efforts, use more efficient and effective marketing initiatives than Kenvue does or secure more effective endorsements from key opinion leaders or influencers, any of which may provide Kenvue’s competitors with a competitive advantage. Generating a meaningful return on Kenvue’s marketing efforts may become increasingly difficult, and even if Kenvue’s marketing efforts do yield increased net sales, the increase in net sales may not offset the expenses Kenvue incurs. Furthermore, if claims that are made as part of Kenvue’s advertising and promotional activities, whether they are made by Kenvue or by social media influencers or other endorsers with whom Kenvue has relationships, become subject to legal or regulatory proceedings alleging false advertising, it could damage Kenvue’s reputation or brands, cause Kenvue to alter its marketing initiatives in ways that could adversely affect its sales or result in the imposition of significant damages or other penalties against Kenvue.
An inability to successfully expand Kenvue’s global operations could adversely affect Kenvue’s business, results of operations or financial condition.
In recent years, Kenvue has grown, and it intends to continue to grow, its business by expanding its global operations. In seeking to expand Kenvue’s operations in geographic markets where it currently has a presence or to establish operations in new geographic markets where it does not currently have a presence, Kenvue expects, as it has in the past, to invest significant resources, incur significant expenses and face various challenges, including those related to compliance with market-specific laws or regulations, gaining acceptance of Kenvue’s products from consumers, customers and third-party partners, some of whom may be less familiar with Kenvue and its brands or have existing brand loyalty or other commercial relationships with Kenvue’s competitors and their brands or products, and expanding Kenvue’s sales force and other personnel in those markets. Kenvue cannot predict with certainty the extent to which its products and marketing efforts will be accepted or successful in any particular market, and it is possible that positive returns on Kenvue’s investments in a market will not be achieved for several years, or at all.
In addition, competition is likely to intensify in the geographic markets where Kenvue plans to expand its operations. Local companies based in markets outside the United States may have substantial competitive advantages because of their greater understanding of, and focus on, those local markets. Some of Kenvue’s competitors may also be able to develop and grow in certain geographic markets more quickly than Kenvue will.
Furthermore, as Kenvue continues to expand its global operations, the variety and magnitude of risks associated with conducting business around the world may increase, which could have an adverse effect on Kenvue’s business, results of operations or financial condition. See “—Risks Related to Financial and Economic Market Conditions—Kenvue faces a variety of risks associated with conducting business around the world, and these risks will increase as Kenvue continues to expand its global operations.”
Kenvue may face challenges in implementing Kenvue’s digital-first strategy, which could adversely affect Kenvue’s business, results of operations or financial condition.
Over the last several years, Kenvue has pursued a digital-first strategy across all aspects of its operations, including research and development, supply chain, go-to-market and marketing, and Kenvue intends to continue to accelerate its implementation of this strategy in the future. Effective implementation of Kenvue’s digital-first strategy, including effective integration of Kenvue’s digital and physical channels, is integral to the continued growth of Kenvue’s business, but involves significant operational changes. Successful execution of this strategy has required, and will require, significant investments in Kenvue’s digital platforms, including information technology systems, and significant development and expansion of its digital capabilities, including data science, data analytics, Artificial Intelligence, machine learning and natural language processing.
Kenvue’s pursuit of this strategy has led Kenvue in recent years to promote new services, including e-commerce and DTC services, and introduce innovative new products and connected health offerings, including the Tylenol

SmartCheck Digital Ear Scope, the Nicorette QuickMist SmartTrack, the Zyrtec AllergyCast app and the Neutrogena Skin360 app, that are outside of the traditional services and products Kenvue has historically provided to its consumers and customers. Expanding Kenvue’s service and product offerings through digital initiatives will expose Kenvue to additional risks and uncertainties associated with conducting business digitally, including the speed with which technology changes, technical failures, information security or cybersecurity incidents, consumer privacy and data protection concerns, ethical concerns, changes in state tax regimes and government regulation of internet activities. See “—Risks Related to Kenvue’s Operations—An information security incident, including a cybersecurity breach, or the failure of an information technology system owned or operated by Kenvue or a third party, could adversely affect Kenvue’s business, results of operations or financial condition” and “—Risks Related to Government Regulation and Legal Proceedings—A breach of privacy laws or unauthorized access, loss or misuse of personal data could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue may not be able to respond appropriately to these risks and uncertainties, or Kenvue may otherwise face challenges as it continues to implement Kenvue’s digital-first strategy. If Kenvue is unable to improve its data quality and access, drive e-commerce success, enhance its precision marketing capabilities or otherwise realize the intended benefits of Kenvue’s digital-first strategy, Kenvue’s growth prospects may be hindered, which could adversely affect Kenvue’s business, results of operations or financial condition. Many of Kenvue’s competitors are also investing in digital and omnichannel strategies and could be more successful at implementing these strategies, particularly if digital operations are already among their core competencies or if they decide to invest more resources in developing and expanding their digital platforms and digital capabilities. The size and global scale of Kenvue’s business may also enable digitally native competitors to adapt to and implement digital developments and technological advancements with greater speed, agility and effectiveness. As a result of these and other factors, Kenvue may decide to adjust its focus on digital operations, or the pace at which it pursues Kenvue’s digital-first strategy, from time to time in the future, which could adversely affect Kenvue’s business, results of operations or financial condition.
The rapidly changing retail landscape, including Kenvue’s increasing dependence on key retail trade customers in developed markets, changes in the policies of Kenvue’s retail trade customers and the emergence of e-commerce and other alternative retail channels, could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s products are sold in a highly competitive global marketplace, which, in recent years, has experienced increased retail trade concentration, the emergence of retail buying alliances, the rapid growth of e-commerce and the integration of traditional and digital operations at key retail trade customers. For 2021 and 2020, one of Kenvue’s customers accounted for approximately 14% of its total net sales and Kenvue’s top ten customers represented approximately 43% of its total net sales. For 2022, one of Kenvue’s customers accounted for approximately 13% of its total net sales and Kenvue’s top ten customers represented approximately 42% of its total net sales. Nonetheless, as a result of these trends, Kenvue is increasingly dependent on certain large-format retail trade customers in each of its business segments and some of these retail trade customers have significant bargaining strength. Retail trade customers have used, and may continue to use, their bargaining strength as leverage to demand increased investments across a diverse platform, inclusive of data, retail media, search, higher trade discounts, logistical services or fines and promotion, which could lead to reduced sales or profitability.
Although Kenvue has formed long-term relationships with many of its key retail trade customers, Kenvue’s contracts with these customers typically have stated terms of one to three years. Accordingly, these relationships could change on short notice, and the terms of Kenvue’s future agreements with retail trade customers, including with respect to volume, pricing or the introduction of new products and services, are subject to periodic negotiation with each retail trade customer. Kenvue may not have any recourse in the event a retail trade customer no longer wants to purchase products from Kenvue or reduces the number of items it purchases from Kenvue. The loss of a key retail trade customer or a significant number of smaller retail trade customers, or a significant reduction in sales to a key retail trade customer or a significant number of smaller retail trade customers, could adversely affect Kenvue’s business, results of operations or financial condition, particularly if, as a result, Kenvue would become increasingly dependent on a single customer or a small group of customers.

Kenvue also has been, and may continue to be, negatively affected by changes in the policies or practices of its retail trade customers, such as inventory de-stocking, fulfillment requirements, limitations on access to shelf space, delisting of its products, environmental, sustainability, supply chain or packaging standards or initiatives and other conditions. For example, a determination by a key retail trade customer that any of Kenvue’s ingredients should not be used in certain products, or that Kenvue’s packaging does not comply with certain environmental, sustainability, supply chain or packaging standards or initiatives, could require Kenvue to undertake a complex, time-consuming and costly process to reformulate its products or packaging, which may lead to product shortages, declining sales, reputational damage and otherwise adversely affect Kenvue’s business, results of operations or financial condition. Moreover, the standards or initiatives established by Kenvue’s retail trade customers may conflict with one another, as has been the case with various “clean beauty” sustainability standards, which could impose additional costs on Kenvue and otherwise present challenges, particularly for Kenvue’s brands that have global or large distribution footprints.
In addition, the retail landscape in many markets continues to evolve as a result of the rapid growth of e-commerce retailers and price comparison websites, changing consumer preferences and purchasing patterns (as consumers increasingly shop online and via mobile and social applications) and the increased presence of alternative retail channels, such as subscription services and DTC businesses. These trends have accelerated in recent years, including during the COVID-19 pandemic. The rapid growth of e-commerce and the emergence of alternative retail channels have created, and may continue to create, pricing pressures for Kenvue’s retail trade customers or otherwise adversely affect Kenvue’s relationships with its retail trade customers. If Kenvue is not successful in continuing to adapt or effectively react to market trends and changes in consumer preferences and purchasing patterns, including by expanding sales through e-commerce, DTC and other alternative retail channels, Kenvue’s business, results of operations or financial condition could be adversely affected. See “—If Kenvue is unable to anticipate, understand and respond appropriately to market trends and rapidly changing consumer and customer preferences in a timely manner, or at all, Kenvue’s business, results of operations or financial condition could be adversely affected.”
Significant challenges or delays in Kenvue’s innovation and development of new products and technologies could adversely affect Kenvue’s business, results of operations or financial condition.
Significant challenges or delays in Kenvue’s innovation and development of new products and technologies could adversely affect Kenvue’s business, results of operations or financial condition. Kenvue relies on continued global demand for its brands and products, which depends on the continued success of existing products, the successful identification, development and launch of innovative new and differentiated products and the expansion into adjacent categories, channels of distribution or geographies. Development of successful products and technologies is also necessary to offset the loss of sales when Kenvue’s existing products lose market share, which could occur due to various factors, such as competition and SKU rationalization. Kenvue cannot predict with certainty when or whether it will be able to develop products and technologies, or otherwise license or acquire new products and technologies, and whether they will be commercially successful. Kenvue’s ability to remain competitive within the categories in which it currently operates, enter new categories and expand into adjacent categories, channels of distribution or geographic markets depends on many factors, including whether Kenvue can successfully:
•identify, develop and fund technological innovations;
•establish, maintain, protect and enforce necessary intellectual property protection and avoid infringing on, misappropriating or otherwise violating the intellectual property rights of others;
•obtain and maintain approvals and registrations of regulated products, including from the FDA and other regulatory bodies in the United States and around the world;
•anticipate and quickly respond to the needs and preferences of consumers, customers and third-party partners; and
•differentiate Kenvue’s products from competing products by delivering efficient and effective marketing across evolving media and mobile platforms with dynamic privacy requirements.

Developing new products and technologies is a complex, time-consuming and costly process. Any new product may not generate sufficient consumer and customer interest and sales to become a profitable product or to cover the costs of Kenvue’s development and promotion. Kenvue’s ability to achieve a successful launch of a new product could also be adversely affected by preemptive actions taken by competitors in response to the launch, such as increased advertising and promotional activities with respect to competing products. In addition, new products may not be accepted quickly or significantly in the marketplace, particularly in geographic markets that are less familiar with Kenvue or its brands, including due to product and price competition or changes in consumer preferences or purchasing patterns. The success of a product can also be adversely affected by concerns about the reliability, safety or efficacy of the product or an ingredient used in the product. See “—Risks Related to Government Regulation and Legal Proceedings—Concerns about the reliability, safety or efficacy of Kenvue’s products or their ingredients could result in litigation, regulatory action, reputational damage, product recalls, product reformulations or product withdrawals, which could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue’s ability to quickly develop new products and technologies and to adapt and market its products on an ongoing basis to meet evolving consumer and customer preferences is an essential component of Kenvue’s business strategy. Any failure to develop and launch successful new products or to adapt Kenvue’s ingredients, packaging and supply chain to meet these preferences could hinder the growth of Kenvue’s business, and any delay in the development or launch of a new product could compromise Kenvue’s competitive position and otherwise adversely affect Kenvue’s business, results of operations or financial condition. See “—If Kenvue is unable to anticipate, understand and respond appropriately to market trends and rapidly changing consumer and customer preferences in a timely manner, or at all, Kenvue’s business, results of operations or financial condition could be adversely affected.” In addition, Kenvue’s ability to develop innovative new products could be adversely affected if third parties allege that Kenvue is infringing on, misappropriating or otherwise violating their intellectual property rights. If, in the course of identifying or developing new products, Kenvue is found to have infringed the trademark, trade secret, copyright, patent or other intellectual property rights of others, directly or indirectly, through the use of third-party ideas or technologies, Kenvue’s ability to develop innovative new products could be adversely affected. Even if it is ultimately determined that Kenvue did not infringe a third party’s intellectual property rights, a claim of infringement could delay Kenvue’s launch of a new product or increase the cost of its development. See “—Risks Related to Government Regulation and Legal Proceedings—Kenvue may be involved in legal proceedings based on the alleged violation of intellectual property rights, such as trademark or patent infringement claims, and, if it is found to have violated the intellectual property rights of others, Kenvue’s business, results of operations or financial condition could be adversely affected.”
The COVID-19 pandemic has adversely affected, and is expected to continue to adversely affect, certain aspects of Kenvue’s business, results of operations or financial condition.
Kenvue is subject to risks associated with global health crises, epidemics and pandemics, including the global outbreak of COVID-19 and its variants. The COVID-19 pandemic has adversely affected, and is expected to continue to adversely affect, certain aspects of Kenvue’s business, results of operations or financial condition, including by causing commodity scarcities and other disruptions to Kenvue’s manufacturing operations, shipping delays and other disruptions to Kenvue’s supply chain and volatility in the demand for and availability and usage of Kenvue’s products. Although sales of some of Kenvue’s products, particularly in the Self Care and Essential Health segments, have increased during the COVID-19 pandemic, sales of other products, particularly in the Skin Health and Beauty segment, have fluctuated during the COVID-19 pandemic due to lockdown-driven lost usage occasions, including as a result of the inability of consumers to purchase Kenvue’s products due to financial hardship, government actions imposing travel or movement restrictions, shifts in demand and consumption away from more discretionary or higher-priced products to lower-priced products and consumer pantry-loading activity. The COVID-19 pandemic has also caused Kenvue to modify its workplace practices from time to time, such as by temporarily instituting remote work for many of its employees. Kenvue may take further actions to modify its business practices from time to time in the future in response to the COVID-19 pandemic, or any other global health crisis, epidemic or pandemic, as may be required by governmental directives or as Kenvue may otherwise determine to be in the best interests of its employees or third-party partners. These future actions could adversely affect Kenvue’s business, results of operations or financial condition.

The extent to which the COVID-19 pandemic will continue to impact Kenvue’s future operations will depend on numerous evolving factors that cannot be predicted with certainty, including the magnitude and duration of the COVID-19 pandemic, the extent to which the COVID-19 pandemic impacts worldwide macroeconomic conditions (including interest rates, employment rates and health insurance coverage), the speed of the anticipated recovery from the COVID-19 pandemic and governmental and business reactions to the COVID-19 pandemic. Any resurgence in the spread of COVID-19 or its variants could result in the imposition of new governmental directives and the implementation of prolonged restrictive measures that could further disrupt Kenvue’s operations. Given that developments concerning the COVID-19 pandemic have been constantly evolving, additional impacts and risks may arise that are not presently known to Kenvue. As a result, future impacts of the COVID-19 pandemic on Kenvue’s business, results of operations and financial condition remain uncertain, and Kenvue continues to monitor the situation.
In addition, to the extent the COVID-19 pandemic, or any other global health crisis, epidemic or pandemic, adversely affects Kenvue’s business, results of operations or financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Kenvue has pursued, and expects to continue to pursue, acquisitions and divestitures, which expose Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue has historically expanded its operations by pursuing acquisitions of businesses, brands, assets and technologies from third parties. For example, in 2019 Kenvue acquired the Dr. Ci:Labo brand of dermocosmetic skin care products and in 2018 Kenvue acquired the Zarbee’s brand of nature-inspired wellness products. As part of Kenvue’s growth strategy, Kenvue expects to continue to pursue acquisitions of businesses, brands, assets and technologies from third parties in the future. Pursuing acquisition targets, signing and closing acquisition transactions and integrating acquired businesses, brands, assets and technologies into Kenvue’s ongoing operations involve numerous potential risks that could adversely affect Kenvue’s business, results of operations or financial condition, including:
•diverting management’s attention from other business priorities;
•receiving necessary consents, clearances and approvals in connection with a transaction, including under antitrust and competition laws, which could delay or prevent the completion of a transaction or otherwise restrict Kenvue’s ability to realize the expected financial or strategic goals of a transaction;
•successfully integrating the operations, technologies, services, products and systems of the acquired businesses, brands or assets in an effective, timely and cost-efficient manner;
•to the extent applicable, integrating operations across different cultures and languages and addressing the particular economic, currency, political and regulatory risks associated with specific countries;
•realizing the full extent of the expected benefits or synergies as a result of a transaction, within the anticipated time frame, or at all;
•successfully operating in new lines of business, categories, channels of distribution or geographic markets;
•achieving distribution expansion related to products, categories and geographic markets;
•retaining key employees, partners, suppliers and customers of the acquired business;
•conforming standards, controls, procedures and policies of the acquired business with those of Kenvue;
•developing and launching products with acquired technologies; and
•other unanticipated problems or liabilities.
Moreover, Kenvue’s acquisitions have in the past resulted in, and could in the future result in, substantial exposure to contingent liabilities, such as litigation, indemnification claims and earn-out obligations. The occurrence of these or other costs of acquisitions, such as incurrence of substantial additional debt or transaction costs or impairment of goodwill or other intangible assets, could adversely affect Kenvue’s business, results of operations or financial condition. See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for additional information, including with respect to indemnification claims related to over-the-counter Zantac products sold by third parties in the United States.
In addition, Kenvue has divested, and expects to continue to periodically divest in the future, businesses, brands and assets as part of ongoing efforts to refine its portfolio and redefine its strategic priorities. These divestitures may adversely affect Kenvue’s business, results of operations or financial condition if Kenvue is unable to offset the dilutive impacts from the loss of net sales associated with the divested businesses, brands or assets or otherwise achieve the anticipated benefits or cost savings from the divestitures. Furthermore, businesses, brands or assets under consideration for, or otherwise subject to, divestiture may be adversely impacted prior to completion of the divestiture, which could adversely affect Kenvue’s business, results of operations or financial condition.
For additional information about recent acquisitions and divestitures, see Note 14, “Acquisitions and Divestitures,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus.
Increases in the availability and acceptance of private-label brands and generic non-branded products could adversely affect Kenvue’s business, results of operations or financial condition.
Many of Kenvue’s products, such as its OTC products, face substantial competition from retailers’ private-label brands and generic non-branded products, which are typically sold at lower prices than branded products. For example, in the allergy care category, where Zyrtec had the number one market share on a global basis in 2022, private-label brands collectively accounted for approximately 27% of the global sales in that category. In addition, in the pain care category, where Tylenol had the number one market share on a global basis in 2022, private-label brands collectively accounted for approximately 19% of the global sales in that category.
Legislative proposals emerge from time to time in various jurisdictions that would further encourage the early and rapid approval of generic non-branded products in those jurisdictions. An increase in the availability and acceptance of private-label brands and generic non-branded products around the world could cause Kenvue to reduce the prices of some of its products to maintain sales volume, which could adversely affect the profitability and market share of those products and otherwise adversely affect Kenvue’s business, results of operations or financial condition. Although Kenvue believes that its branded products provide superior quality, performance and functionality, Kenvue cannot predict with certainty the extent to which consumers will continue to favor its branded products over private-label and generic non-branded products in the future, particularly during periods when economic or market conditions are uncertain or unfavorable.
In addition, retailers’ private-label brands and generic non-branded products may use similar packaging and trade dress as Kenvue’s proprietary packaging and trade dress, which could diminish the value of Kenvue’s proprietary rights in its branded products. Kenvue may, from time to time, decide not to enforce such proprietary rights against these retailers due, in part, to uncertainty about the outcome and its relationship with these retailers, among other factors. See “—Risks Related to Government Regulation and Legal Proceedings—The loss of any registered trademark or other rights with respect to Kenvue’s trademarks or trade names could enable other companies to compete more effectively with Kenvue and otherwise adversely affect Kenvue’s business, results of operations or financial condition.”
Counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s products, particularly in Kenvue’s OTC business, could harm consumers and adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s industry, including its business, continues to be challenged by the vulnerability of distribution channels to illegal counterfeiting and the presence of counterfeit, intellectual property infringing or other unauthorized products in a growing number of markets and over the internet. Kenvue has anticounterfeiting initiatives in place and works closely with government regulators and law enforcement officials to prevent and stop these activities. Nonetheless, third parties may illegally distribute and sell counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s OTC medicines or other products, which do not meet Kenvue’s rigorous manufacturing and testing standards. Counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s medicines may contain harmful substances, the wrong dose of an active pharmaceutical ingredient (“API”) or no API at all, depriving consumers of the therapeutic benefit of these medicines. However, to distributors and consumers, unauthorized versions of Kenvue’s products may be visually indistinguishable from the authentic versions and, as a result, the unauthorized versions may be sold by retailers or purchased by consumers in error. Counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s products pose a risk to consumer health and safety because of the conditions under which they are manufactured, which are often in unregulated, unlicensed, uninspected and unsanitary sites, as well as the lack of regulation of their contents. The consumption of unauthorized versions of Kenvue’s products that are inferior in quality yet believed to be genuine may, in some instances, cause consumer health and safety issues and damage Kenvue’s reputation.
Kenvue may be unable to prevent sales of counterfeit or stolen products, unauthorized resellers online or sales in violation of law or its policies, particularly as Kenvue’s sales on various e-commerce platforms grow. The internet exposes consumers to greater risk because it is a preferred vehicle for counterfeit, intellectual property infringing or other unauthorized versions of products. Counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s products could adversely affect Kenvue’s business, results of operations or financial condition by diverting Kenvue’s products from their authorized market into other channels or by being mistakenly attributed to, or impacting consumer confidence in, Kenvue’s authentic products, potentially resulting in lost sales, product recalls and an increased threat of legal or regulatory proceedings.
Risks Related to Kenvue’s Operations
Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue relies on relationships with third parties, including manufacturers, suppliers, distributors, contractors, logistics providers and other external business partners, in many aspects of its business. If Kenvue is unable to effectively manage its third-party relationships and the agreements under which its third-party partners operate, Kenvue’s business, results of operations or financial condition could be adversely affected. Furthermore, failure of these third parties to meet their obligations to Kenvue or substantial disruptions in Kenvue’s relationships with these third parties could adversely affect Kenvue’s business, results of operations or financial condition. While Kenvue has policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, compliance matters and ESG practices, thereby potentially increasing Kenvue’s reputational, legal, financial and operational risk. If Kenvue’s manufacturers, suppliers or other third-party partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, health and safety standards, production practices or other obligations, norms or ethical standards, Kenvue’s reputation or brands could be damaged, and Kenvue could be exposed to litigation, investigations, enforcement actions, monetary liability and additional costs that could adversely affect Kenvue’s business, results of operations or financial condition. Moreover, some of Kenvue’s third-party partners are located outside the United States, which exposes Kenvue to additional risks inherent to conducting business around the world. These risks will increase as Kenvue continues to expand Kenvue’s global operations. See “—Risks Related to Financial and Economic Market Conditions—Kenvue faces a variety of risks associated with conducting business around the world, and these risks will increase as Kenvue continues to expand its global operations.”
In particular, Kenvue partners with third parties to manufacture certain of its key products, such as Tylenol and Zyrtec. Kenvue depends on these third-party manufacturers to allocate to Kenvue a portion of their manufacturing capacity sufficient to meet Kenvue’s needs, to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to Kenvue on a timely basis and at acceptable prices. However, these third-party manufacturers may not be able to meet Kenvue’s near-term or long-term manufacturing requirements, which could result in lost sales and otherwise adversely affect Kenvue’s business, results of operations or financial condition. Other risks associated with Kenvue’s reliance on third parties to manufacture products include reliance on third parties for regulatory compliance and quality assurance, potential misappropriation of

Kenvue’s intellectual property by third parties or their employees, limited ability to manage Kenvue’s inventory, possible breach of the manufacturing agreement by the third party and the possible termination or nonrenewal of the manufacturing agreement by the third party at a time that is costly or inconvenient for Kenvue. Moreover, if any of Kenvue’s third-party manufacturers suffers any damage to its facilities, loses benefits under material agreements, experiences power outages or cybersecurity issues, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other reduction in efficiency, Kenvue may experience significant business disruption. In the event that such a disruption occurs, Kenvue may need to seek and source other qualified third-party manufacturers, likely resulting in further delays and increased costs, which could adversely affect Kenvue’s business, results of operations or financial condition. See “—Disruptions to Kenvue’s manufacturing or supplier operations could adversely affect Kenvue’s business, results of operations or financial condition.”
In connection with the Separation, Kenvue may need to replace certain of its existing contracts with third parties and, with respect to certain contracts, including contracts related to information technology and cybersecurity matters, that are intended to be transferred, in whole or in part, from Johnson & Johnson to Kenvue, obtain consents or approvals from third parties. If Kenvue is unable to obtain these replacement contracts or required consents or approvals, or if Kenvue can only do so on less favorable terms, Kenvue’s business, results of operations or financial condition could be adversely affected. See “—Risks Related to Kenvue’s Relationship with Johnson & Johnson—The transfer of certain contracts and other assets and rights from Johnson & Johnson to Kenvue may require the consents or approvals of third parties and governmental authorities, and failure to obtain these consents or approvals could adversely affect Kenvue’s business, results of operation or financial condition.” In addition, upon expiration or termination of the Transition Services Agreement and the Transition Manufacturing Agreement that Kenvue has entered into with Johnson & Johnson in connection with the Separation, Kenvue may need to engage alternative third-party sources to provide certain manufacturing operations, systems and services that Johnson & Johnson currently provides to Kenvue, which could further increase its exposure to the risks related to reliance on third parties described in the preceding two paragraphs. See “—Risks Related to Kenvue’s Relationship with Johnson & Johnson—Johnson & Johnson may fail to perform under the Transition Manufacturing Agreement, or Kenvue may fail to have replacement manufacturing arrangements in place when the Transition Manufacturing Agreement expires” and “—Risks Related to Kenvue’s Relationship with Johnson & Johnson—Johnson & Johnson may fail to perform under the Transition Services Agreement, or Kenvue may fail to have replacement systems and services in place when the Transition Services Agreement expires.”
Disruptions to Kenvue’s manufacturing or supplier operations could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s ability to meet the needs of its consumers and customers depends on the proper functioning of Kenvue’s manufacturing and supplier operations. Kenvue’s manufacturing operations require the timely delivery of sufficient amounts of complex, high-quality components and materials. Interruptions or delays in Kenvue’s internal operations, or those of Kenvue’s third-party manufacturers, suppliers and logistics providers, could adversely affect Kenvue’s business, results of operations or financial condition. These disruptions could be caused by a number of factors, including regulatory action, quality control or safety issues, labor disputes or the lack of availability of qualified personnel, concentration or insolvency of manufacturers or suppliers, site-specific incidents (such as fires, explosions, flooding, power outages or site closures), natural disasters (such as hurricanes, earthquakes or other severe natural events), raw material shortages, increases in the cost of components and materials for Kenvue’s products, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), global shipping, logistics, transport and warehousing constraints, governmental incentives and controls (including import and export restrictions, such as new or increased tariffs, sanctions, quotas or trade barriers), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements and similar factors.
Kenvue has in the past faced, and may in the future face, unanticipated interruptions and delays in manufacturing through Kenvue’s internal and external supply chain. Manufacturing or supplier disruptions could result in product shortages, declining sales, reputational damage or significant costs, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, although Kenvue currently operates 25 in-house manufacturing sites and sources from hundreds of suppliers around the world, some of Kenvue’s products are currently manufactured at a single location or a limited number of locations. Kenvue also purchases certain key components and materials for its products, including APIs required to manufacture Tylenol, from single-source suppliers or a limited number of suppliers. As a result, a disruption that only impacts a single manufacturer, manufacturing facility or supplier could nonetheless have an adverse effect on Kenvue’s business, results of operations or financial condition.
The unavailability of qualified manufacturers or suppliers could further disrupt Kenvue’s operations. Kenvue’s current manufacturing or supplier operations may not be able to continue to manufacture or supply current quantities at preferential prices or accommodate Kenvue’s anticipated growth. New manufacturers and suppliers may need to be qualified under industry and governmental standards as well as Kenvue’s own ethical and business partner standards, which can require a significant amount of resources. If Kenvue is unable to enter into relationships with new manufacturers or suppliers or replace the loss or unavailability of any of Kenvue’s existing manufacturers or suppliers on a timely basis, or at all, Kenvue’s business, results of operations or financial condition could be adversely affected.
Disruptions to Kenvue’s distribution operations could adversely affect Kenvue’s ability to deliver its products to consumers and customers.
Kenvue’s ability to receive inventory and deliver products to distributors, customers and consumers on a timely basis depends on the proper functioning of Kenvue’s manufacturing, supplier and distribution operations, and interruptions or delays in these operations could adversely affect Kenvue’s business, results of operations or financial condition. Distribution disruptions can occur for many reasons, including manufacturing or supplier disruptions, labor disputes or the lack of availability of qualified personnel, concentration or insolvency of distributors or logistics providers, site-specific incidents, natural disasters, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements and similar factors. Increases in transportation costs (including fuel costs) or shipping costs, issues with overseas shipments, reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to transportation infrastructure and unexpected delivery interruptions or delays could also increase the costs of, or otherwise adversely affect, Kenvue’s distribution operations.
Interruptions or delays in Kenvue’s distribution operations could disrupt Kenvue’s ability to process or fulfill customer or consumer orders. Any delay in processing, or inability to fulfill, customer or consumer orders through Kenvue’s distribution network could adversely affect Kenvue’s business, results of operations or financial condition. Kenvue is also subject to risks of damage to, or loss of, its products while they are stored in its warehousing facilities or being delivered by its shipping vendors. Distributors, customers and consumers rely on timely receipt of Kenvue’s products and any repeated, intermittent or long-term disruption to, or failure of, the operations of Kenvue’s warehousing and distribution facilities could lead to lower sales and profitability, excess inventory, reputational damage or loss of loyalty to Kenvue’s brands. In addition, as Kenvue continues to grow its business, Kenvue may need to continue to update or expand its warehousing and distribution facilities, which may require significant amounts of capital, or engage additional third-party distributors and shipping vendors, which may increase the risks to Kenvue’s business associated with reliance on third parties. See “—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.”
Volatility in the cost or availability of raw materials and other inputs for Kenvue’s products, including as a result of recent inflationary pressures, has adversely affected, and could in the future continue to adversely affect, Kenvue’s business, results of operations or financial condition.
The manufacture and distribution of Kenvue’s products involves a variety of raw materials, including essential oils, resins, pulp, tropical oils, lubricants, tallow, corn, poultry, soybeans and silicon; packaging components, including corrugate; and other inputs, including energy, labor, transportation (such as trucks, containers and ocean freight) and logistics services. Any increase in the cost, or constraint on the availability, of these raw materials, packaging components or other inputs for Kenvue’s products could adversely affect Kenvue’s business, results of operations or financial condition. Volatility in the cost or availability of these raw materials, packaging components and other inputs for Kenvue’s products can occur for many reasons, including changes in consumer and customer preferences and purchasing patterns, regulatory action, safety issues, labor issues, concentration or insolvency of suppliers, site-specific incidents, natural disasters, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements, currency fluctuations and similar factors.
Inflationary pressures have recently increased, and may continue to increase, the costs of these raw materials, packaging components and other inputs for Kenvue’s products. Since 2021 and continuing throughout 2022, Kenvue has experienced, and it continues to experience, higher than expected inflation, including escalating transportation, commodity and other supply chain costs and disruptions that have adversely affected, and continue to adversely affect, Kenvue’s results of operations. Kenvue anticipates that supply chain disruptions will persist in the near-term. Kenvue strives to maintain Kenvue’s usual profit margins in economies experiencing high inflation rates, which has in the past caused Kenvue (including in response to recent periods of high inflation in the United States), and may in the future cause Kenvue, to increase its prices and to implement supply chain optimization initiatives to partially offset the adverse effects of the high inflation. Specifically, since 2021, Kenvue has partially offset the impact of inflation largely through price increases, in addition to continued supply chain optimization initiatives. However, if Kenvue’s costs continue to be subject to significant inflationary pressures, Kenvue may not be able to offset the higher costs through price increases, achieve cost efficiencies, such as in manufacturing and distribution, or otherwise manage the exposure through sourcing strategies, ongoing productivity initiatives and the use of commodity hedging contracts, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, even if Kenvue is initially able to increase the prices of its products as a responsive measure to inflationary pressures, Kenvue may not be able to sustain these price increases, or sustained price increases may eventually lead to a decline in sales volume if Kenvue’s competitors do not increase their prices or if consumers or customers decide to no longer pay the higher prices for Kenvue’s products. As a result, inflationary pressures could damage Kenvue’s reputation or brands or lead to loss of profitability or market share, which could adversely affect Kenvue’s business, results of operations or financial condition.
In addition, in certain cases, Kenvue’s relationship with a particular supplier may not be governed by a contract and the supplier could discontinue Kenvue’s supply at any time. This risk may be magnified in economies experiencing high inflation rates, as suppliers could respond to inflationary pressures by reallocating supply to competitors that are willing to pay more for the applicable materials or components. If Kenvue is unable to procure key raw materials or packaging components for its products at a reasonable cost, or at all, Kenvue’s business, results of operations or financial condition could be adversely affected.
If Kenvue is unable to accurately forecast demand for its products, Kenvue’s business, results of operations or financial condition could be adversely affected.
To ensure adequate inventory supply, Kenvue forecasts inventory needs and places orders with its third-party manufacturers before firm orders are placed by Kenvue’s consumers or customers. Factors that could affect Kenvue’s ability to accurately forecast demand for its products include an unanticipated increase or decrease in demand for its products; its failure to accurately forecast acceptance for new products; product introductions by competitors; unanticipated changes in general market conditions (which may result in cancellations of advance orders or a reduction or increase in the rate of reorders or at-once orders placed by Kenvue’s customers); the impact on demand due to natural disasters or unseasonable weather conditions, weakening of economic conditions or consumer or customer confidence in future economic conditions (which could reduce demand for Kenvue’s products); and terrorism or acts of war, or the threat thereof, or political or labor instability or unrest (which could adversely affect consumer or customer confidence and spending or the cost or availability of raw materials and other inputs for Kenvue’s products).
If Kenvue fails to accurately forecast consumer and customer demand for Kenvue’s products, Kenvue may experience excess inventory levels or a shortage of product to deliver to its consumers, customers and distributors. Inventory levels in excess of consumer or customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices or in less preferred distribution channels, which could damage Kenvue’s reputation and otherwise adversely affect Kenvue’s business, results of operations or financial condition. In addition, if Kenvue underestimates the demand for its products, Kenvue’s third-party manufacturers may not be able to manufacture products in quantities that are sufficient to meet Kenvue’s consumer or customer requirements, which could result in delays in the shipment of Kenvue’s products, lost sales and damage to its reputation and customer and distributor relationships. The difficulty in forecasting demand may also make it difficult to estimate Kenvue’s future results of operations or financial condition from period to period.
An information security incident, including a cybersecurity breach, or the failure of an information technology system owned or operated by Kenvue or a third party, could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s business is increasingly dependent on information technology systems, networks and services, including internal and public internet and intranet sites, data hosting and processing facilities and technologies, cloud-based services and hardware, physical security systems, digital, social media and mobile technology platforms and other hardware, software and technical applications and platforms (collectively, “IT Systems”), some of which are managed, hosted, provided or used by third parties, including cloud-based service providers, and their vendors. Kenvue’s uses of IT Systems include:
•communicating within Kenvue and with other parties, including consumers, customers and third-party partners;
•ordering and managing materials from suppliers;
•manufacturing and testing Kenvue’s products;
•receiving and processing orders from, shipping products to and invoicing consumers and customers;
•marketing products to consumers and customers;
•collecting, transferring, storing or processing personal data;
•processing transactions, including employee payroll, employee and retiree benefits and payments to customers and vendors;
•hosting, processing and sharing confidential and proprietary research, intellectual property, business plans and financial information;
•summarizing and reporting results of operations, including financial reporting;
•managing Kenvue’s banking and other cash liquidity systems and platforms;
•complying with legal, regulatory and tax requirements;
•providing data security; and
•handling other processes involved in managing Kenvue’s business.
Kenvue’s IT Systems and those of third parties with which Kenvue partners or their vendors could be damaged, breached or cease to function properly due to any number of causes, including catastrophic events, natural disasters, power outages, computer and telecommunications failures, improper data handling, viruses, phishing attempts, cyberattacks, malware and ransomware attacks, security breaches, security incidents or employee error or malfeasance. In particular, extensive information security and cybersecurity threats, which affect companies globally, pose a risk to the security and availability of these systems and networks and the confidentiality, integrity and availability of Kenvue’s sensitive data. The overall increase in supply chain attacks on companies generally and Kenvue’s interdependency on third-party service providers increase the potential for supply disruptions and service outages.
Certain of Kenvue’s third-party partners and their vendors have access to portions of Kenvue’s IT Systems, and any attack on the IT Systems of these third-party partners or their vendors could then be used to attempt to infiltrate Kenvue’s IT Systems. Furthermore, any cybersecurity incident impacting Kenvue’s third-party partners or their vendors may adversely affect Kenvue’s business, results of operations or financial condition even if the breach does not directly impact Kenvue’s IT Systems. If the market for third parties that provide the IT Systems Kenvue uses in its business were to contract or converge in the future, this may increase both the challenge in identifying capable service providers and the potential impact of a breach incident with any single service provider.
Cyberattacks and other cybersecurity incidents are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including industrial espionage) and expertise, including nation-states, organized criminal groups, “hacktivists,” insiders acting with malicious intent and others. Kenvue’s IT Systems and those of third parties with which Kenvue partners or their vendors have been, and likely will continue to be, subject to advanced computer attacks, including viruses or other malicious code, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other cyberattacks. In addition, the global threat of cyberattacks has increased in response to the Russia-Ukraine War. See “—Risks Related to Financial and Economic Market Conditions—The Russia-Ukraine War, and actions taken in response to the Russia-Ukraine War, could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue continually assesses these threats and makes investments to increase internal protection, detection and response capabilities and ensure the third parties with which Kenvue partners and their vendors have the required capabilities and controls to address these risks. However, Kenvue’s security efforts may not prevent or timely detect breakdowns, breaches, cyberattacks or other compromises of or interruptions to Kenvue’s IT Systems or those of third parties with which Kenvue partners or their vendors, and Kenvue may not be able to timely remediate any breakdowns, breaches, cyberattacks or other compromises or interruptions that Kenvue detects, which could adversely affect Kenvue’s business, results of operations or financial condition. Furthermore, notwithstanding any contractual rights or remedies Kenvue may have, because Kenvue does not control, and may have limited oversight over, Kenvue’s third-party partners and their vendors, Kenvue cannot ensure the technologies, capabilities and controls they employ to protect the integrity and security of their IT Systems will provide adequate protection. In addition, Kenvue, third parties with which Kenvue partners and their vendors periodically upgrade IT Systems or adopt new technologies. If an upgrade to an IT System or a newly adopted technology that is used in its business does not function as designed or for its intended purpose, or increases Kenvue’s exposure to a cyberattack or cybersecurity incident, Kenvue’s business, results of operations or financial condition could be adversely affected.
To date, Kenvue has not experienced any material impact to its business or operations resulting from information security or cybersecurity incidents. However, due to the frequency with which attack techniques change and the increased volume and sophistication of attacks, there is the continuous potential for Kenvue’s business, results of operations or financial condition to be adversely affected by an information security or cybersecurity incident involving Kenvue or a third party with which Kenvue partners or Kenvue’s vendors, which could result in reputational, competitive, operational or other business harm as well as financial costs and regulatory action. Moreover, Kenvue expects that the variety and magnitude of risks associated with its use of IT Systems will increase as Kenvue continues to implement Kenvue’s digital-first strategy and as Kenvue’s third-party partners similarly expand their digital operations.
The availability of cybersecurity insurance to cover an information security or cybersecurity incident in the future, whether on economically reasonable terms or at all, is uncertain and, even if available, the coverage may not be sufficient to cover all financial, legal, business or reputational losses that may result from a breakdown, breach, cyberattack or other compromise of or interruption to the IT Systems or confidential and other sensitive information used in Kenvue’s business. If Kenvue maintains cybersecurity insurance, the insurer may deny coverage as to any future claim. Even if Kenvue maintains cybersecurity insurance, the successful assertion of one or more large claims against Kenvue that exceed available insurance coverage, or the occurrence of changes in Kenvue’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect Kenvue’s business, results of operations or financial condition. See “—Insurance coverage, even where available, may not be sufficient to cover losses Kenvue may incur.” In addition, limitation of liability or indemnity provisions in Kenvue’s contracts, including with vendors and service providers, may not be enforceable or adequate or otherwise protect Kenvue from any liabilities or damages for an information security or cybersecurity incident with respect to any particular claim.
In connection with the Separation, Kenvue is working to separate its IT Systems from Johnson & Johnson’s IT Systems. Any of the foregoing risks may be exacerbated by the Separation as a result of the required transition of Kenvue’s IT Systems and related transfer of data. See “—Risks Related to Kenvue’s Relationship with Johnson &

Johnson—Kenvue has incurred and will continue to incur significant charges in connection with the Separation and incremental costs as an independent, publicly traded company.”
For additional information about risks related to privacy and data protection matters, see “—Risks Related to Government Regulation and Legal Proceedings—A breach of privacy laws or unauthorized access, loss or misuse of personal data could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue’s business depends on Kenvue’s ability to attract and retain talented, highly skilled employees and a diverse workforce, and on the succession of Kenvue’s senior management.
Kenvue’s business depends on its ability to attract and retain talented employees representing diverse backgrounds, experiences and skill sets. The market for highly skilled personnel and leaders in Kenvue’s industry is extremely competitive, and Kenvue’s ability to compete depends on its ability to hire, develop and motivate highly skilled personnel and leaders in all areas of Kenvue’s business and in all geographic markets in which Kenvue operates, particularly as Kenvue continues to implement Kenvue’s digital-first strategy and expand Kenvue’s global operations. Maintaining Kenvue’s brands and reputation, and a diverse, equitable and inclusive work environment, enables Kenvue to attract top talent. If Kenvue is less successful in its hiring efforts, or, if Kenvue cannot retain highly skilled workers and key leaders, then Kenvue’s ability to develop, market and sell successful products could be adversely affected. Furthermore, Kenvue’s ability to attract and retain talent has been, and may continue to be, impacted to varying degrees by challenges in the labor market that emerge from time to time, such as wage inflation, labor shortages, changes in immigration laws and government policies and a shift toward remote work and other flexible work arrangements.
As part of Johnson & Johnson, Kenvue was able to capitalize on Johnson & Johnson’s historical market reputation, performance and corporate brand identity to attract and retain key personnel to run and operate its business. As a standalone company, Kenvue will not have the same historical market reputation, performance or corporate brand identity as Johnson & Johnson, which may make it more difficult for Kenvue to attract or retain such personnel. In connection with the Separation, Kenvue needs to hire and integrate a significant number of employees on an expedited basis to enable Kenvue to continue to operate without the same access to Johnson & Johnson’s existing operational and administrative infrastructure. Furthermore, the Separation could result in new and increased demands on Kenvue’s management team and other employees. Current or prospective employees could also experience uncertainty about their future roles at Kenvue as a result of the Separation or other strategic, organizational or operational changes in the future. As a result, Kenvue may lose key personnel or it may be unable to attract, integrate, retain or motivate qualified individuals, or the costs associated with attracting, integrating, retaining or motivating personnel may increase. Any impact on Kenvue’s ability to operate its business with employees possessing the appropriate expertise could adversely affect Kenvue’s business, results of operations or financial condition.
Effective succession planning is also important to Kenvue’s long-term success. Any unsuccessful implementation of Kenvue’s succession plans or failure to ensure effective transfer of knowledge and smooth transitions involving key employees could adversely affect Kenvue’s business, results of operations or financial condition.
Labor disputes, strikes, work stoppages or other labor relations matters could adversely affect Kenvue’s business, results of operations or financial condition.
Some of Kenvue’s employees are members of unions or trade associations, represented by works councils or otherwise subject to collective bargaining agreements in certain jurisdictions, including the United States. As a result, Kenvue is exposed to risks associated with labor disputes, strikes, work stoppages and other similar labor relations matters. Kenvue may be unable to negotiate new collective bargaining agreements on similar or more favorable terms, and Kenvue may experience work stoppages, higher ongoing labor costs or other labor issues in the future. These risks may be increased by the Separation to the extent Kenvue is no longer able to benefit from Johnson & Johnson’s existing relationships and prior negotiations relating to collective bargaining agreements. Kenvue may also experience difficulties or delays in implementing changes to Kenvue’s workforce in certain geographic markets or in building Kenvue’s workforce in new geographic markets that Kenvue may enter.

Legislative proposals are made or discussed from time to time to increase the federal minimum wage in the United States as well as the minimum wage in a number of federal, state and local jurisdictions around the world. As the applicable minimum wage rates increase, Kenvue may need to increase the wage rates of Kenvue’s hourly employees. If Kenvue fails to increase its wages competitively in response to increasing wage rates, the quality of Kenvue’s workforce could decline. Legislative proposals are also made or discussed from time to time to modify benefit programs, such as health insurance and paid leave programs. Any increase in the cost of Kenvue’s labor as a result of these or other legislative proposals could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue’s manufacturers, suppliers or other third-party partners may also be affected by labor-related issues, which could disrupt Kenvue’s operations, potentially for an extended period of time, and otherwise adversely affect Kenvue’s business, results of operations or financial condition. See “—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.”
Climate change, or legal, regulatory or market measures to address climate change, could adversely affect Kenvue’s business, results of operations or financial condition.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere, which could have an adverse effect on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters, could adversely affect Kenvue’s business, results of operations or financial condition. Natural disasters and extreme weather conditions, such as hurricanes, tornados, earthquakes, wildfires or flooding incidents, pose physical risks to Kenvue’s facilities and have in the past, and could in the future, disrupt the operation of Kenvue’s supply chain. The impacts of the changing climate on water resources may result in water scarcity, limiting Kenvue’s ability to access sufficient high-quality water in certain locations, which may increase operational costs. Concern over climate change may also result in new laws or regulations designed to reduce greenhouse gas emissions or mitigate the effects of climate change on the environment. If new laws or regulations are more stringent than current laws or regulations, Kenvue may experience disruption in, or an increase in the costs associated with, sourcing, manufacturing and distribution of its products. See “—Risks Related to Government Regulation and Legal Proceedings—Kenvue is subject to a broad range of environmental, health and safety laws and regulations, and the impact of any obligations under these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition.”
For additional information about risks related to climate change and sustainability matters, including Kenvue’s climate change and sustainability goals, see “—Increasing scrutiny and rapidly evolving expectations from stakeholders regarding ESG matters could adversely affect Kenvue’s business, results of operations or financial condition.”
Increasing scrutiny and rapidly evolving expectations from stakeholders regarding ESG matters could adversely affect Kenvue’s business, results of operations or financial condition.
Increasing scrutiny and rapidly evolving expectations, including by governmental and non-governmental organizations, consumer advocacy groups, third-party interest groups, investors, consumers, customers, employees and other stakeholders, regarding ESG practices and performance, particularly as they relate to the environment, sustainability, climate change, health and safety, supply chain management, diversity, labor conditions and human rights, could adversely affect Kenvue’s business, results of operations or financial condition. The standards for tracking and reporting on ESG matters are relatively new, have not been harmonized and continue to evolve. Legislators and regulators have imposed, and likely will continue to impose, ESG-related legislation, rules and guidance, which may conflict with one another, create new disclosure obligations, result in additional compliance costs or expose Kenvue to new or additional risks. In addition, customers and other stakeholders have encouraged or insisted on, and likely will continue to encourage or insist on in the future, the adoption of various ESG practices that may conflict with one another and may exceed the requirements of applicable laws or regulations. Furthermore, certain organizations that provide information to investors have developed ratings for evaluating companies on their approach to various ESG matters. Implementing any necessary enhancements to Kenvue’s global processes and controls to reflect the increased scrutiny and rapidly evolving expectations regarding ESG matters may be complex, time-consuming and costly.
In 2020, Kenvue launched its Healthy Lives Mission, which includes a public commitment to invest $800 million by 2030 intended to position Kenvue’s brands as healthy choices for both people and the planet. Kenvue expects to expend significant resources to promote its Healthy Lives Mission and broader ESG efforts. However, Kenvue may be unable to successfully implement its ESG efforts or the changes Kenvue implements in connection with its ESG efforts may not generate the intended effects, which could adversely affect Kenvue’s business, results of operations or financial condition. For example, Kenvue’s ESG goals and commitments could hinder Kenvue’s ability to obtain sufficient amounts of products or materials, either at a reasonable cost or at all, including because Kenvue’s ESG goals and commitments could reduce the number of manufacturers or suppliers with business practices or access to materials that satisfy the requirements of Kenvue’s ESG goals and commitments. In addition, Kenvue expects that stakeholders will compare Kenvue’s ESG goals and commitments against those of Kenvue’s competitors. Kenvue’s competitors could have more robust ESG goals and commitments or be more successful at implementing their ESG goals and commitments than Kenvue, which could adversely affect Kenvue’s reputation. Kenvue’s competitors could also decide not to establish ESG goals and commitments at a scope or scale that is comparable to Kenvue’s ESG goals and commitments, which could result in Kenvue’s competitors having lower supply chain or operating costs.
Kenvue’s reputation may be affected by Kenvue’s perceived ESG credentials and Kenvue’s ability to meet Kenvue’s ESG goals. Despite Kenvue’s efforts, any actual or perceived failure to achieve Kenvue’s ESG goals or the perception (whether or not valid) that Kenvue has failed to act responsibly with respect to ESG matters, comply with ESG laws or regulations or meet societal, investor and consumer ESG expectations could result in negative publicity and reputational damage, lead consumers or customers to purchase competing products or investors to choose not to invest in Kenvue’s company or cause dissatisfaction among Kenvue’s employees or other stakeholders, which could adversely affect Kenvue’s business, results of operations or financial condition.
Insurance coverage, even where available, may not be sufficient to cover losses Kenvue may incur.
Kenvue’s business exposes it to the risk of liabilities and losses arising from Kenvue’s operations. For example, Kenvue may be liable for claims brought by consumers, customers, employees or other third parties for personal injury or property damage arising from the use of Kenvue’s products or premises. Kenvue also may face liabilities or losses due to site-specific incidents (such as fires, explosions, flooding or power outages), natural disasters (such as hurricanes, earthquakes or other severe natural events), cybersecurity incidents and similar factors. Kenvue seeks to minimize these risks where practicable and economical through various insurance contracts from third-party insurance carriers. However, any insurance coverage Kenvue purchases or otherwise has access to is subject to large deductibles on individual claims, policy limits (on individual claims and on all claims in the aggregate) and other terms and conditions. Kenvue retains an insurance risk reserve for the deductible portion of each claim and for any gaps in insurance coverage. Kenvue does not view insurance, by itself, as a material mitigant to its business risks, and Kenvue’s insurance may not be sufficient to cover losses Kenvue may incur. Any losses that insurance does not substantially cover could adversely affect Kenvue’s business, results of operations or financial condition. In addition, the insurance industry has become more selective in offering some types of insurance, such as product liability and cybersecurity insurance, and Kenvue may not be able to obtain certain insurance coverage on favorable terms, or at all, in the future.
Significant product returns or refunds could adversely affect Kenvue’s business, results of operations or financial condition.
In accordance with Kenvue’s terms of sale, Kenvue allows Kenvue’s customers to return products in exchange for reimbursement and refund. In addition, some of Kenvue’s agreements with Kenvue’s retail trade customers provide that Kenvue is responsible for the logistical costs associated with certain product returns. Return rates and related costs may be higher for products with degrees of unpredictable seasonable demand, such as products used for sun protection or to treat coughs and colds. If product returns or refunds are significant or higher than anticipated, Kenvue’s business, results of operations or financial condition could be adversely affected. Furthermore, Kenvue and its third-party partners, including retail trade customers and third-party e-commerce partners, modify policies relating to returns or refunds from time to time, and may do so in the future, which may result in consumer dissatisfaction, damage to Kenvue’s reputation or brands or an increase in the number of product returns or the amount of refunds Kenvue makes. From time to time, Kenvue’s products are not received as expected or are damaged in transit, which can increase return rates, damage Kenvue’s reputation or brands and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Risks Related to Government Regulation and Legal Proceedings
Kenvue is subject to a broad range of laws and regulations in the United States and around the world, and compliance with or enforcement actions related to these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue is subject to a broad range of laws and regulations in the United States and around the world. These laws and regulations apply to many areas of Kenvue’s business, including most aspects of Kenvue’s products, such as their development, ingredients, formulation, manufacture, packaging content, labeling, storage, transportation, distribution, export, import, advertising, sale and environmental impact. Compliance with or enforcement actions related to these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition. In the United States, federal authorities, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Occupational Safety and Health Administration, the Environmental Protection Agency and the Drug Enforcement Administration, regulate different aspects of Kenvue’s business, along with parallel authorities at the state and local levels and comparable authorities in other jurisdictions.
In particular, the FDA and comparable authorities in other jurisdictions regulate the facilities and operational procedures that Kenvue uses to manufacture Kenvue’s products. Kenvue is required to register its facilities with these authorities and manufacture products in these facilities in accordance with current Good Manufacturing Practices (“cGMP”) or similar manufacturing standards in each country in which Kenvue manufactures products. Compliance with these regulations and with Kenvue’s own quality standards, which may exceed applicable government regulations, requires substantial expenditures of time, money and effort across many areas of Kenvue’s business, including with respect to training of personnel, recordkeeping, production, quality control and quality assurance. Failure to comply with cGMP or similar manufacturing standards at one of Kenvue’s or its third-party partners’ facilities could result in adverse regulatory action. For example, McNEIL-PPC, Inc. (renamed “Johnson & Johnson Consumer Inc.”), whose assets have been transferred to Kenvue in connection with the Separation, previously operated under a consent decree, signed in 2011 with the FDA, which governed certain of its manufacturing operations and required it to remediate the facilities it operates in Lancaster, Pennsylvania, Fort Washington, Pennsylvania and Las Piedras, Puerto Rico. The FDA has completed its inspections of these facilities, which included a required five-year audit period by a third-party cGMP expert, and this consent decree was vacated in July 2021.
New or more stringent laws or regulations, more restrictive interpretations of existing laws or regulations or increased enforcement actions by governmental and regulatory agencies around the world could increase Kenvue’s ongoing costs of compliance, alter the environment in which Kenvue does business or otherwise adversely affect Kenvue’s business, results of operations or financial condition. The global regulatory landscape is subject to rapid and unexpected changes, including as a result of the Russia-Ukraine War, the COVID-19 pandemic and the formal withdrawal of the United Kingdom from the European Union (commonly referred to as Brexit), and there has been a general trend toward increasingly stringent regulation and enforcement around the world in recent years. If Kenvue fails to comply with any new or existing laws or regulations, Kenvue may be required to pay damages, cease advertising or promotional activities, alter Kenvue’s products or marketing materials, cease selling certain products and possibly face fines or sanctions. Furthermore, as Kenvue continues to expand its global operations, Kenvue may be required to comply with market-specific laws and regulations, including by obtaining approvals, licenses or certifications from a particular country’s regulators. Failure to obtain these approvals, licenses or certifications or comply with these laws or regulations could impede Kenvue’s growth prospects and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
While it is Kenvue’s policy and practice to comply with all laws and regulations applicable to Kenvue’s business, Kenvue’s internal control policies and procedures may not always protect Kenvue from reckless or criminal acts committed by its employees, joint venture partners or agents. A finding that Kenvue is in violation of, or out of compliance with, applicable laws or regulations could subject Kenvue to civil remedies, including fines, damages, injunctions or product recalls, or criminal sanctions, any of which could adversely affect Kenvue’s business, results of operations or financial condition. Even if a claim is unsuccessful, is without merit or is not fully pursued, the cost of responding to such a claim, including management time and out-of-pocket expenses, and the negative publicity surrounding such assertions regarding Kenvue’s products, processes or business practices could adversely affect Kenvue’s reputation or brands and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
For additional information about the regulatory landscape applicable to Kenvue’s business, see “Business of Kenvue—Government Regulations.” For additional information about risks related to the regulatory landscape applicable to Kenvue’s business, see “—A breach of privacy laws or unauthorized access, loss or misuse of personal data could adversely affect Kenvue’s business, results of operations or financial condition”, “—Kenvue’s extensive operations and business activity throughout the world expose Kenvue to a variety of laws and regulations related to anti-corruption and human rights matters, and enforcement actions related to these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition” and “—Kenvue is subject to a broad range of environmental, health and safety laws and regulations, and the impact of any obligations under these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue is, and could become, subject to significant legal proceedings and regulatory investigations that may result in significant expenses, fines and reputational damage.
In the ordinary course of business, Kenvue and/or certain of its subsidiaries may be subject to a wide variety of claims, lawsuits and regulatory and governmental investigations involving various issues such as intellectual property, commercial contracts, product liability, labeling, marketing, advertising, pricing, foreign exchange controls, antitrust and trade regulation, labor and employment, indemnification, data privacy and security, environmental, health and safety and tax matters. These claims and lawsuits may result in significant expenses, fines and reputational damage. Litigation, in general, and securities, derivative action, class action and multi-district litigation, in particular, can be expensive and disruptive, regardless of the merit of the underlying claims. Some of these matters may include thousands of plaintiffs, may involve parties seeking large or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years. It is not feasible to predict the ultimate outcome of a legal proceeding, and Kenvue’s assessment of the materiality of a legal proceeding, including any accruals taken in connection therewith, may not be consistent with the ultimate outcome of the legal proceeding. Kenvue and/or certain of its subsidiaries could, from time to time in the future, be required to pay significant amounts as a result of settlements or judgments in legal proceedings, potentially in excess of accruals, including proceedings where Kenvue and/or certain of its subsidiaries could be held jointly and severally liable among other defendants. In addition, Kenvue’s current estimates of the potential impact of legal proceedings on Kenvue’s business, results of operations or financial condition could change from time to time in the future. The resolution of, or increase in accruals for, a legal proceeding in a particular reporting period could adversely affect Kenvue’s business, results of operations or financial condition for that period.
For additional information about Kenvue’s current legal proceedings, see Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
Concerns about the reliability, safety or efficacy of Kenvue’s products or their ingredients could result in litigation, regulatory action, reputational damage, product recalls, product reformulations or product withdrawals, which could adversely affect Kenvue’s business, results of operations or financial condition.
Concerns about the reliability, safety or efficacy of Kenvue’s products or their ingredients, whether raised internally or by litigants, regulators, consumer advocacy groups, third-party interest groups or others, and whether or not based on scientific or factual evidence, have resulted, and could in the future result, in governmental investigations, regulatory action (including the shutdown of manufacturing facilities), private claims and lawsuits, significant remediation and related costs, safety alerts, product shortages, declining sales or reputational damage (including damage to brand image, brand equity and consumer trust in Kenvue’s products). Kenvue has in the past paid, and it may be required in the future to pay, for losses or injuries purportedly caused by Kenvue’s products. These claims may be based on a variety of allegations, including that Kenvue’s products contain contaminants or impurities, provide inadequate instructions or warnings regarding their use, have defective packaging, fail to perform as advertised or damage property or persons. If any of Kenvue’s products, or an ingredient contained in any of Kenvue’s products, is perceived or found to be contaminated or tampered with, or otherwise defective or unsafe, Kenvue has needed to, and may in the future need to, recall, reformulate or withdraw Kenvue’s products, which could result in the adverse effects described above. The availability of third-party product liability insurance is uncertain and, even if available, potential claims may be subject to a deductible, exceed the amount of coverage or be excluded under the terms of the policies. See “—Risks Related to Kenvue’s Operations—Insurance coverage, even where available, may not be sufficient to cover losses Kenvue may incur.”
Product recalls, product reformulations and product withdrawals of various magnitudes have occurred in each of Kenvue’s business segments and may occur in the future, including as a result of manufacturing issues, contamination issues, shipping and other supply chain issues and labeling issues. For example, with respect to Kenvue’s Skin Health and Beauty segment, in July 2021, Johnson & Johnson Consumer Inc. (“Old JJCI”) voluntarily recalled all lots of five Neutrogena and Aveeno aerosol sunscreen product lines to the consumer level and advised consumers to stop using the affected products out of an abundance of caution after internal testing identified low levels of benzene in some samples of the products, though based on exposure modeling and the U.S. Environmental Protection Agency’s framework, daily exposure to benzene in the recalled products would not be expected to cause adverse health consequences. See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for additional information regarding benzene.
Kenvue has also faced, and could face in the future, concerns about the reliability, safety or efficacy of the ingredients used in Kenvue’s products. Scrutiny of ingredients Kenvue uses in its products, including scrutiny that originates on digital or social media platforms, may result in an inability to use, or restrictions on the use of, the ingredients or a requirement for remedial action, which could cause Kenvue to incur significant additional costs, particularly if Kenvue needs or otherwise decides to reformulate the affected products, or result in litigation. For example, Johnson & Johnson Inc. (Canadian affiliate) (“JJI”) previously sold over-the-counter Zantac (ranitidine) products in Canada. JJI has been named as a defendant, along with other manufacturers, in four proposed class actions in Canada alleging that Zantac and other over-the-counter medications that contain ranitidine may degrade and result in unsafe levels of NDMA (N-nitrosodimethylamine) and can cause or have caused various cancers in patients using the products. JJI has also been named as a defendant, along with other manufacturers, in various personal injury actions in Canada related to Zantac products. Though Kenvue may have rights to indemnification from third parties for certain liabilities relating to these claims, it is not possible, at this stage, to assess reliably the outcome of these lawsuits or the potential financial impact on Kenvue. Johnson & Johnson has also received demands for indemnification for legal claims related to over-the-counter Zantac products sold by third parties in the United States. In addition, Johnson & Johnson Consumer Inc. has been named in cases in federal court alleging that prenatal exposure to Tylenol, an acetaminophen product, is associated with the development of autism spectrum disorder and attention-deficit/hyperactivity disorder in children. Plaintiffs have asserted similar claims against retailer chains, alleging similar injuries resulting from use of store-brand generic acetaminophen products. In September 2022, the Judicial Panel on Multidistrict Litigation (“MDL”) consolidated all such cases pending in the U.S. federal courts. At this time, the MDL proceedings are in their early stages. In addition, a lawsuit has been filed in state court against Johnson & Johnson Consumer Inc., Kenvue and Johnson & Johnson, and lawsuits have been filed in Canada against Kenvue’s Canadian affiliate. It is not possible at this stage to assess reliably the outcome of these cases or the potential financial impact on Kenvue. See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for additional information regarding litigation related to Zantac and acetaminophen.
If Kenvue removes certain ingredients from its products, either voluntarily or pursuant to a regulatory mandate, Kenvue may not be able to successfully develop an alternative formulation or obtain necessary regulatory approvals on a timely basis, or at all. Furthermore, any reformulated product Kenvue introduces to the market may not be positively received by consumers and customers, which could result in lost sales, damage Kenvue’s reputation or brands or otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Moreover, negative perceptions of Kenvue’s products or their ingredients may arise from product liability claims, product recalls or product withdrawals, regardless of whether the claims, recalls or withdrawals directly involve Kenvue or its products. In addition, the mere publication of information asserting concerns about the reliability, safety or efficacy of competing products or ingredients in competing products that are also used in Kenvue’s products could adversely affect Kenvue’s business, results of operations or financial condition. Increased regulation, litigation or adverse publicity concerning ingredients used in Kenvue’s products, such as acetaminophen, may discourage consumers from buying Kenvue’s products that contain those ingredients, even when the regulation, litigation or publicity does not directly relate to or expressly mention Kenvue or its products, and even if not accurate. In addition, Kenvue believes its products are reliable, safe and effective when used for their intended purposes in accordance with label directions. However, consumers have misused, and may in the future misuse, Kenvue’s products, including for unauthorized, nefarious or other unintended purposes, which in certain instances has had, and may in the future have, serious or even fatal implications. Misuse of Kenvue’s products has led to, and may in the future lead to, criticism on digital and social media platforms, negative coverage by traditional media and other forms of adverse publicity regarding Kenvue’s products or their ingredients, which could similarly discourage consumers from buying Kenvue’s products or otherwise adversely affect Kenvue’s reputation or brands. See “—Risks Related to Kenvue’s Business and Industry—Kenvue’s brands are critical to its success, and damage to Kenvue’s reputation or brands could adversely affect Kenvue’s business, results of operations or financial condition.”
Legal proceedings related to talc or talc-containing products, such as Johnson’s Baby Powder, sold outside the United States and Canada and other risks and uncertainties related to talc or talc-containing products could adversely affect Kenvue’s business, results of operations or financial condition.
A significant number of personal injury claims alleging that talc causes cancer have been made against Old JJCI and Johnson & Johnson arising out of the use of body powders containing talc, primarily Johnson’s Baby Powder.
In October 2021, Old JJCI implemented a corporate restructuring, as a result of which LTL Management LLC (“LTL”), a subsidiary of Johnson & Johnson, was established through a demerger procedure and assumed sole responsibility for all liabilities of Old JJCI related in any way to injury or damage, or alleged injury or damage, sustained or incurred in the purchase or use of, or exposure to, talc, including talc contained in any product sold in the United States or Canada, or to the risk of, or responsibility for, any such damage or injury, including such liabilities based on the contamination, or alleged contamination, of talc, including talc contained in any product sold in the United States and Canada, with asbestos or any other material (the “Talc-Related Liabilities”). Pursuant to the Separation Agreement, Johnson & Johnson has retained the Talc-Related Liabilities and, as a result, has agreed to indemnify Kenvue for the Talc-Related Liabilities and any costs associated with resolving such claims. Such claims represent the vast majority of claims relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products. Kenvue will, however, remain responsible for all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold outside the United States or Canada.
LTL will remain a subsidiary of Johnson & Johnson (and not Kenvue) following the Separation. In October 2021, LTL filed for voluntary bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Original Bankruptcy Case”). In February 2022, the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) denied claimants’ motions to dismiss the Original Bankruptcy Case. However, in January 2023, a three-judge panel of the United States Court of Appeals for the Third Circuit reversed the Bankruptcy Court and remanded the case for dismissal. On April 4, 2023, the Bankruptcy Court dismissed the Original Bankruptcy Case, and LTL thereafter refiled for voluntary bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Refiled Bankruptcy Case”) in a manner that it believes addresses the Third Circuit’s basis for ordering the dismissal of the Original Bankruptcy Case. The Refiled Bankruptcy Case remains pending before the Bankruptcy Court. In April 2023, claimants’ filed a motion to dismiss the Refiled Bankruptcy Case and hearings on the motion to dismiss the Refiled Bankruptcy Case occurred in June 2023. The court indicated it may issue its decision the first week of August 2023. However, there can be no assurance as to the timing or outcome of such decision. It is intended that all claims related to the Talc-Related Liabilities will be resolved in these bankruptcy proceedings. However, LTL may not be able to successfully reorganize through bankruptcy, and Kenvue cannot predict with certainty the amount or timing of Talc-Related Liabilities that LTL or Johnson & Johnson will be required to pay, whether in connection with the bankruptcy proceedings or otherwise.
Various parties have brought, and it is possible that other parties will seek to bring, claims against Kenvue, including by raising allegations that Kenvue is liable for the Talc-Related Liabilities, and it is possible that these parties will be successful in bringing such claims. Although, under the Separation Agreement, Johnson & Johnson has agreed to indemnify Kenvue for the Talc-Related Liabilities and any costs associated with resolving such claims, Kenvue cannot assure you that the indemnity from Johnson & Johnson will be sufficient to protect Kenvue against the full amount of these liabilities or that Johnson & Johnson will be able to fully satisfy its indemnification obligations. See “—Risks Related to Kenvue’s Relationship with Johnson & Johnson—In connection with the Separation, Johnson & Johnson has agreed to indemnify Kenvue for certain liabilities. However, Kenvue cannot assure you that the indemnity will be sufficient to protect Kenvue against the full amount of such liabilities or that Johnson & Johnson’s ability to satisfy its indemnification obligation will not be impaired in the future.”
Although talc-based baby powder was discontinued by Johnson & Johnson in the United States and Canada in 2021, and Kenvue never manufactured or sold it in those markets, Kenvue has been named in claims and lawsuits, and Johnson & Johnson has agreed to indemnify Kenvue in those matters pursuant to the aforementioned indemnity for the Talc-Related Liabilities.
Furthermore, Kenvue has been, and may continue to be, subject to claims arising out of the sale of talc-based products that do not constitute Talc-Related Liabilities, such as claims relating to the sale of talc-based Johnson’s Baby Powder outside the United States or Canada. Kenvue is currently subject to a few such claims outside of the United States and Canada which are in early stages, and as such, Kenvue cannot reasonably estimate any probable loss relating to such claims. While Kenvue believes it has substantial defenses to these claims, it is not feasible to predict the ultimate outcome of these litigations. Although Kenvue has discontinued the sale of talc-based Johnson’s Baby Powder in certain markets outside the United States and Canada, and the sale of talc-based Johnson’s Baby Powder will be discontinued globally in 2023, Kenvue’s subsidiaries and affiliates presently sell talc-based Johnson’s Baby Powder in certain other markets around the world. Given this, Kenvue may be subject to additional claims related to the sale of talc-based Johnson’s Baby Powder in markets where this product is presently sold, as well as additional claims related to the sale of talc-based Johnson’s Baby Powder in markets where Kenvue has discontinued this product, including potential governmental inquiries, investigations, claims and consumer protection cases. To the extent any such additional claims, whether currently pending or made in the future, do not constitute Talc-Related Liabilities, such claims would not be resolved by LTL’s bankruptcy filing and any related liabilities would not be covered by Johnson & Johnson’s indemnification obligations under the Separation Agreement. As a result, it is possible that these additional claims could adversely affect Kenvue’s business, results of operations or financial condition.
In addition, Johnson & Johnson has received inquiries, subpoenas and requests to produce documents regarding talc matters from various U.S. governmental authorities and is also subject to consumer protection cases and investigations from state attorneys general.
Kenvue may not be able to successfully establish, maintain, protect and enforce intellectual property rights that are, in the aggregate, material to Kenvue’s business.
Kenvue relies on a combination of intellectual property rights, including its trademarks, trade secrets, patents and copyrights, as well as rights to third-party intellectual property pursuant to licenses and other contracts, to establish, maintain, protect and enforce the intellectual property and proprietary information used in Kenvue’s business.
Kenvue may not be able to establish, maintain, protect or enforce its own intellectual property rights or, where appropriate, license in intellectual property rights necessary to support new product introductions. In addition, intellectual property is territorial, and, even if such rights are protected in the United States, the laws of other countries in which Kenvue’s products are or may be sold do not universally protect intellectual property rights to the same extent or in the same way as U.S. intellectual property laws. Public policy, both within and outside the United States, has often become increasingly unfavorable toward certain classes of intellectual property rights. Kenvue cannot be certain that it will obtain adequate intellectual property protection for new products and technologies in the United States and other important markets or that such protections will last as long as originally anticipated.
Kenvue’s intellectual property rights could be invalidated, circumvented or challenged in the future, and Kenvue could incur significant costs in connection with legal actions relating to such rights. If other parties infringe on, misappropriate or otherwise violate Kenvue’s intellectual property rights, they could diminish the value that consumers or customers associate with Kenvue’s brands in the marketplace and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
From time to time, legal action has been, and may in the future be, necessary to maintain, protect and enforce Kenvue’s intellectual property and other proprietary rights. Kenvue may not be successful in prevailing in any such matters, regardless of the merits or its expenditures and efforts. Kenvue’s efforts to enforce its intellectual property and other proprietary rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of Kenvue’s intellectual property and other proprietary rights, and if such defenses, counterclaims or countersuits are successful, they could diminish, or Kenvue could otherwise lose, valuable intellectual property and other proprietary rights.
For certain of Kenvue’s products, Kenvue relies on inbound and outbound third-party licensing arrangements, the loss of which could adversely affect Kenvue’s business, results of operations or financial condition. In the event that any inbound license pursuant to which Kenvue uses intellectual property rights of a third party expires or is otherwise terminated, Kenvue would lose the right to use the intellectual property covered by the license, which could require Kenvue to develop or license in alternative intellectual property. Kenvue’s rights as a licensee could be similarly reduced if the applicable licensor fails to maintain or protect the licensed intellectual property in a manner that compromises the value of the licensed intellectual property. Kenvue also licenses out certain of its intellectual property rights to third parties, for which Kenvue receives royalty income in exchange. These outbound licensing arrangements inherently involve a lesser degree of control over the use of Kenvue’s intellectual property rights, thereby potentially increasing Kenvue’s reputational, legal, financial and operational risk by exposing the licensed intellectual product to product safety, quality, sustainability and other concerns. See “—Risks Related to Kenvue’s Operations—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.”
For certain of Kenvue’s products, product uses, product formulations, manufacturing processes, delivery devices, dosage forms, packaging and designs, Kenvue relies on trade secrets, know-how and other proprietary information, which it seeks to protect, in part, through IT Systems and by confidentiality and nondisclosure agreements with Kenvue’s employees, vendors, consultants and other commercial partners. Kenvue also seeks to enter into agreements whereby its employees, vendors, consultants and other commercial partners assign to Kenvue the rights in any intellectual property they develop in the course of their engagement with Kenvue. However, these agreements may be breached, and Kenvue may not have adequate remedies for any breach. These agreements may not be self-executing or otherwise effectively prevent disclosure or misappropriation of Kenvue’s trade secrets, know-how or other proprietary information, and disputes may still arise with respect to the ownership of the intellectual property and proprietary information used in Kenvue’s business. In addition, third parties may independently develop substantially equivalent proprietary information.
The loss of any registered trademark or other rights with respect to Kenvue’s trademarks or trade names could enable other companies to compete more effectively with Kenvue and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue considers its trademarks and trade names to be, in the aggregate, material to its business. Kenvue’s trademarks and trade names are valuable assets that reinforce how consumers, customers and other third parties perceive Kenvue’s brands and products. Kenvue has invested a significant amount of resources and money in establishing and promoting its trademarked brands. Kenvue’s continued success depends, to a significant degree, upon Kenvue’s ability to protect and preserve its registered trademarks, as well as its other rights with respect to

Kenvue’s trademarks and trade names, and to successfully obtain additional trademark registrations in the future. Kenvue undertakes substantial efforts to maintain proper use of, and to vigorously protect, its trademarks and trade names through enforcement actions as necessary, but it is possible that some courts, particularly those outside the United States, may determine that certain third-party trademarks or trade names are non-infringing, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, during trademark registration proceedings, Kenvue may receive rejections of its trademark applications by the U.S. Patent and Trademark Office (“USPTO”) or comparable authorities in other jurisdictions.
Kenvue may not be able to obtain trademark protection in all jurisdictions that Kenvue considers to be important to its business. In addition, Kenvue cannot assure you that the steps it has taken and will take in the future to protect Kenvue’s trademarks or trade names will prove adequate, that Kenvue’s trademarks and trade names can be successfully defended and asserted in the future or that third parties will not infringe upon or otherwise violate any such rights. Kenvue’s trademark and trade name rights and related registrations may be challenged, opposed, infringed, diluted, cancelled, circumvented, declared generic or determined to be infringing on other marks, as applicable. Failure to protect Kenvue’s trademark and trade name rights could prevent Kenvue in the future from challenging third parties who use names and logos similar to Kenvue’s trademarks or trade names, which may in turn cause consumer confusion or negatively affect perceptions of Kenvue’s brands and products. Moreover, any trademark or trade name disputes may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether Kenvue successfully resolves the dispute. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject Kenvue to liabilities, require Kenvue to cease use of certain trademarks, trade names or other intellectual property or require Kenvue to enter into licenses with third parties, any of which could have an adverse effect on Kenvue’s business, results of operations or financial condition.
An inability to successfully establish, maintain, protect and enforce patent rights could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue has applied for, and may continue to apply for, patents relating to its products, product uses, product formulations, manufacturing processes, delivery devices, dosage forms, packaging and designs. When Kenvue applies for patents, its applications may not be successful, and the issuance of any patents or the scope of issued patents may not provide adequate protection from competition. The patenting process is expensive and time-consuming, and Kenvue may not be able to file or prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, Kenvue may not pursue or obtain patent protection in all relevant geographic markets.
It is possible that patents issued or licensed to Kenvue may be challenged successfully in the future, and such patents may consequently be narrowed in scope or found to be invalid or unenforceable. Kenvue’s owned or in-licensed patents may also be challenged in administrative proceedings in the USPTO and patent offices outside the United States. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Kenvue’s owned or in-licensed patents or narrow the scope of Kenvue’s patent protection. If Kenvue or its licensors are not successful in defending against a challenge to Kenvue’s owned or in-licensed patents and maintaining exclusive rights to market one or more of Kenvue’s products still under patent protection, Kenvue could lose a portion of its sales in a very short period. Kenvue or its licensors may also initiate litigation against third parties to protect or enforce Kenvue’s owned or in-licensed patent rights, but even in cases where Kenvue or its licensors prevail in an infringement claim, the legal remedies available for harm caused to Kenvue may not be sufficient to make Kenvue whole.
Kenvue’s current owned and in-licensed patents will expire or they may otherwise cease to provide meaningful competitive advantage, and Kenvue may be unable to adequately develop new technologies and obtain future patent protection to preserve its competitive advantage or avoid adverse effects on Kenvue’s business, results of operations or financial condition. Moreover, many of Kenvue’s products use APIs whose original patents have expired, and Kenvue’s owned and in-licensed patents rarely, if ever, solely cover a new API by itself. Even with respect to Kenvue’s products or ingredients in Kenvue’s products that may be covered by patents, there may be numerous similar yet non-infringing products or ingredients in the marketplace, and this could negatively affect sales Kenvue might otherwise make.

Kenvue may be involved in legal proceedings based on the alleged violation of intellectual property rights, such as trademark or patent infringement claims, and, if it is found to have violated the intellectual property rights of others, Kenvue’s business, results of operations or financial condition could be adversely affected.
Despite Kenvue’s internal processes for intellectual property clearance, Kenvue may be involved in legal proceedings based on the alleged violation of intellectual property rights of others, including claims of trademark or patent infringement or that competitors, collaborators or former employees have an interest in Kenvue’s trade secrets or other intellectual property. As a result, Kenvue could be subject to significant litigation or licensing costs or face obstacles to selling Kenvue’s products. If Kenvue is found to have infringed, misappropriated or otherwise violated the trademark, trade secret, patent, copyright or other intellectual property rights of others, directly or indirectly, through the use of trademarks, inventions, works of authorship or technologies to which third parties have a prevailing ownership claim, Kenvue may need to cease use of such trademark, invention, work or technology in its business and pay for past infringement. Kenvue may also be required to obtain a third-party license, which may not be available on reasonable terms or at all, and even if the applicable owners are willing to permit Kenvue to continue to use the intellectual property rights, they could require significant compensation for Kenvue’s continued use of those rights. In certain circumstances, Kenvue may be required to redesign Kenvue’s products and trademarks so that they do not infringe, misappropriate or otherwise violate third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time. Ceasing this use, paying these substantial amounts or undertaking these redesign efforts could cause Kenvue to become less competitive and could adversely affect Kenvue’s business, results of operations or financial condition. Even if it is ultimately determined that Kenvue did not infringe, misappropriate or otherwise violate the intellectual property rights of others, Kenvue could incur material legal costs and related expenses to defend against such claims, and Kenvue could incur significant costs associated with suspending Kenvue’s use of the challenged intellectual property rights, which could adversely affect Kenvue’s business, results of operations or financial condition.
Furthermore, Kenvue has employed, and expects to employ in the future, individuals who were previously employed at other companies, including Kenvue’s competitors or potential competitors. Although Kenvue seeks to ensure that these employees, as well as its other employees and vendors, consultants and other commercial partners, do not use the proprietary information or know-how of others in their work for Kenvue, it may be subject to claims that these persons have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties or that Kenvue has improperly used or obtained these trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. If Kenvue is unable to successfully defend these claims, in addition to paying monetary damages, Kenvue may lose valuable intellectual property rights and face increased competition. The unauthorized access to, or disclosure of, Kenvue’s proprietary information or the loss of these intellectual property rights may impact Kenvue’s ability to develop, manufacture and sell Kenvue’s own products or may assist competitors in the development, manufacture and sale of competing products, which could adversely affect Kenvue’s business, results of operations or financial condition.
A breach of privacy laws or unauthorized access, loss or misuse of personal data could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue is subject to increasingly complex and changing privacy and data protection laws and regulations in the United States and around the world that impose broad compliance obligations on the collection, transmission, dissemination, use, privacy, confidentiality, security, retention, availability, integrity and other processing of health-related and other sensitive and personal information. These laws and regulations could expose Kenvue to significant risks due to Kenvue’s digital-first strategy. See “—Risks Related to Kenvue’s Business and Industry—Kenvue may face challenges in implementing Kenvue’s digital-first strategy, which could adversely affect Kenvue’s business, results of operations or financial condition.” Failure to comply with these laws and regulations, which may conflict with one another and evolve in the future, could result in substantial fines, penalties, private rights of action, claims and damage to Kenvue’s reputation.
These laws and regulations include the California Consumer Privacy Act (as modified by the California Privacy Rights Act), the European Union’s General Data Protection Regulation, the United Kingdom’s General Data Protection Regulation and China’s Personal Information Protection Law. Kenvue is also subject to federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), and

consumer protection laws, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act (the “CAN-SPAM Act”), which further impose requirements for the collection, use, storage, access, transfer and protection of health-related and other sensitive and personal information. In the United States, Kenvue is also subject to a growing number of state laws and regulations, including the Illinois Biometric Information Privacy Act, that govern the collection and use of biometric information, such as fingerprints and facial biometric templates, as well as laws in all 50 states that require businesses, under certain circumstances, to provide notice to consumers whose personal information has been accessed or acquired as a result of a data breach and, in some cases, to regulators. These laws are changing rapidly and there is also discussion in Congress of a new comprehensive federal data privacy law to which Kenvue may become subject if it is enacted, which would add additional complexity, restrictions and potential legal risks and may require additional investment of resources in compliance programs and other operational costs. Additional privacy and data protection laws and regulations are being developed around the world, including in other jurisdictions in which Kenvue operates, and privacy enforcement by governmental authorities globally, particularly on data localization requirements and international data flows, has increased in recent years.
Compliance with these new and changing laws has impacted, and may in the future impact, Kenvue’s business strategies, and unforeseen changes to privacy laws may affect Kenvue’s ability to tailor and personalize Kenvue’s products and services to meet Kenvue’s strategic goals or consumer expectations, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, certain privacy and data protection laws may apply to Kenvue indirectly through Kenvue’s customers, manufacturers, suppliers or other third-party partners. For example, non-compliance with applicable laws or regulations by a third-party partner that is processing personal data on Kenvue’s behalf may be deemed non-compliance by Kenvue or a failure by Kenvue to conduct proper due diligence on the third party. See “—Risks Related to Kenvue’s Operations—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.” In addition, in the ordinary course of business, Kenvue may be subject to claims, lawsuits or regulatory or governmental investigations or inquiries relating to Kenvue’s data privacy practices, including claims or lawsuits from third parties alleging that Kenvue has breached applicable data privacy laws or otherwise violated their privacy rights. See “—Kenvue is, and could become, subject to significant legal proceedings and regulatory investigations that may result in significant expenses, fines and reputational damage.”
The changes introduced by privacy and data protection laws increase the complexity of regulations enacted to protect business and personal data and subject Kenvue to additional costs, including costs associated with implementing any required changes to Kenvue’s security systems, policies, procedures and practices. Kenvue is also subject to the terms of Kenvue’s external and internal privacy and security policies, codes, representations, certifications, industry standards, publications and frameworks and contractual obligations to third parties related to privacy, information security and data processing, including contractual obligations to indemnify and hold harmless third parties from the costs or consequences of non-compliance with data protection laws or other obligations. In particular, the publication of Kenvue’s privacy policies and other statements that provide promises and assurances about data privacy and security can subject Kenvue to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of Kenvue’s actual practices. Any concerns about Kenvue’s data privacy and security practices, even if unfounded, could damage the reputation of Kenvue’s businesses and discourage potential users from its products and services.
Kenvue’s extensive operations and business activity throughout the world expose Kenvue to a variety of laws and regulations related to anti-corruption and human rights matters, and enforcement actions related to these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue has extensive operations and business activity outside the United States, which exposes Kenvue to a variety of complex laws and regulations in the United States and around the world. These include anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 and Chinese anti-corruption laws, that are aimed at preventing and penalizing corrupt behavior. For example, the FCPA prohibits companies from promising, offering or giving anything of value to foreign officials with the corrupt intent of influencing the foreign official for the purpose of obtaining or retaining business or gaining any improper advantage. Kenvue operates in jurisdictions where corruption, bribery, pay-offs and other similar practices may not be uncommon. Although Kenvue’s policies and procedures require compliance with these laws and regulations and are designed to facilitate compliance with these laws and regulations, Kenvue’s employees, contractors and agents may take actions in violation of applicable laws or regulations or Kenvue’s policies. Any such violation or alleged violation, even if prohibited by Kenvue’s policies, could result in criminal or civil sanctions, reputational damage or other substantial costs and penalties, any of which could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue is also subject to an increasing number of laws and regulations designed to combat abuses of human rights in supply chain operations. These laws and regulations could affect the sourcing, availability and pricing of materials used in the manufacture of Kenvue’s products, which could disrupt Kenvue’s manufacturing operations. In addition, Kenvue has incurred additional costs to comply with these laws and regulations, including through policies and procedures related to conducting due diligence on Kenvue’s supply chain. Nevertheless, Kenvue has a complex supply chain, and Kenvue may not be able to sufficiently verify the origins of certain materials used in Kenvue’s products or the conditions under which they were sourced. Any violation or alleged violation of these laws and regulations, even if prohibited by Kenvue’s policies, could result in criminal or civil sanctions, reputational damage or other substantial costs and penalties, any of which could adversely affect Kenvue’s business, results of operations or financial condition.
In addition, Kenvue is subject to laws and regulations pertaining to sanctions imposed by the United States (including those imposed by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”)) and other authorities that may prohibit Kenvue or its affiliates from doing business in certain countries or restrict the type of business that may be conducted by Kenvue or its affiliates. For example, actions taken in response to the Russia-Ukraine War have included the imposition of export controls and broad financial and economic sanctions against Russia, Belarus and specific areas of Ukraine. See “—Risks Related to Financial and Economic Market Conditions—The Russia-Ukraine War, and actions taken in response to the Russia-Ukraine War, could adversely affect Kenvue’s business, results of operations or financial condition.” Any violation or alleged violation of these laws and regulations, even if prohibited by Kenvue’s policies, could result in criminal or civil sanctions, reputational damage or other substantial costs and penalties, any of which could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue is subject to a broad range of environmental, health and safety laws and regulations, and the impact of any obligations under these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue is subject to a broad range of federal, state and local environmental laws and regulations concerning the environment, health and safety matters, regulation of chemicals and product safety in the countries in which Kenvue manufactures and sells its products or otherwise operates its business. These include requirements governing product content and labeling, the handling, manufacture, transportation, storage, use and disposal of hazardous materials and wastes, the discharge and emission of pollutants and the cleanup of contamination in the environment. Kenvue could incur substantial costs, including civil or criminal fines or penalties, enforcement actions and other third-party claims and cleanup costs as a result of Kenvue’s failure to comply with, or liabilities under, environmental, health and safety laws and regulations or permits required thereunder. Under certain environmental laws and regulations, Kenvue may be subject to liability for environmental investigations and cleanups, including at properties that Kenvue currently or previously owned or operated, or at sites at which waste Kenvue generated was disposed, even if the contamination was not caused by Kenvue or the relevant conduct was legal at the time it occurred. Kenvue may incur significant additional costs as a result of the discovery of contamination or the imposition of additional obligations in the future, including at sites where Kenvue is currently addressing contamination or has been named as one of the responsible parties.
Laws and regulations related to environmental protection, health and safety matters have become, and are likely to continue to become, more stringent over time. Compliance with existing or future requirements could require Kenvue to incur significant operating or capital expenditures or result in significant restrictions on Kenvue’s operations, including installing pollution control equipment or reformulating or ceasing the marketing of Kenvue’s products. Kenvue also is subject to extensive and evolving regulations regarding the manufacturing, processing, distribution, importing, exporting, registration and labeling of Kenvue’s products and their raw materials. This includes the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”) regulations, which came into effect in the European Union in 2007, with implementation rolling out over time, and includes certain chemical evaluation and registration requirements and potential restrictions. Since the promulgation of REACH, other jurisdictions have enacted or are in the process of implementing similar comprehensive chemical regulations. These and other laws and regulations, as well as responding to related consumer expectations, may require Kenvue to reformulate or otherwise change certain of Kenvue’s products and could adversely affect Kenvue’s business, results of operations or financial condition.
Changes in tax laws or exposures to additional tax liabilities could adversely affect Kenvue’s business, results of operations or financial condition.
Changes in tax laws or regulations in jurisdictions in which Kenvue operates, including changing laws in the United States and changes led by the Organization for Economic Cooperation and Development, such as the recent adoption by the European Union and enactment by additional countries of a global minimum tax, could negatively impact Kenvue’s effective tax rate and adversely affect Kenvue’s business, results of operations or financial condition. A change in statutory tax rate or certain international tax provisions in any jurisdiction would result in the revaluation of Kenvue’s deferred tax assets and liabilities related to that particular jurisdiction in the period in which the new tax law is enacted. Any such change would result in an expense or benefit recorded to Kenvue’s combined statement of earnings. Kenvue closely monitors these proposals as they arise in the jurisdictions where Kenvue operates. Changes to tax laws or regulations may occur at any time, and any related expense or benefit recorded may be material to the fiscal quarter and year in which the law change is enacted. For additional information, see Note 11, “Income Taxes,” to Kenvue’s audited combined financial statements and Note 10, “Income Taxes,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
Kenvue conducts business and files tax returns in numerous jurisdictions and is subject to regular reviews, examinations and audits by many tax authorities around the world. These reviews, examinations and audits can cover periods for several years prior to the date the review, examination or audit is undertaken and could result in the imposition of material tax liabilities, including interest and penalties, if Kenvue’s positions are not accepted by the applicable tax authority. In connection with various government initiatives, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in other jurisdictions. Kenvue regularly assesses the likely outcomes of Kenvue’s tax audits and disputes to determine the appropriateness of Kenvue’s tax reserves. However, any tax authority could take a position on tax treatment that is contrary to Kenvue’s expectations, which could result in tax liabilities, including interest and penalties, in excess of reserves.
Risks Related to Financial and Economic Market Conditions
Kenvue faces a variety of risks associated with conducting business around the world, and these risks will increase as Kenvue continues to expand its global operations.
In 2022, approximately 55% of Kenvue’s net sales occurred outside the United States, with 21% in EMEA, 21% in APAC, 8% in Latin America and 5% in the rest of North America. Kenvue’s extensive operations and business activity outside the United States are accompanied by certain financial, economic and political risks, including:
•local and regional economic environments and policies in the markets that Kenvue serves, including interest rates, monetary policy, inflation, economic growth, recession, commodity prices and currency controls or other limitations on the ability to expatriate cash;
•currency devaluations in jurisdictions experiencing high inflation rates or significant currency exchange fluctuations, despite Kenvue’s efforts to mitigate the impacts of fluctuations on Kenvue’s cash flows through the use of financial instruments;
•the weakening or strengthening of the U.S. Dollar, which may result in significant favorable or unfavorable translation effects when the operating results of Kenvue’s non-U.S. business activity are translated into U.S. dollars;

•compliance with local regulations and laws, including, in some jurisdictions, regulatory requirements restricting Kenvue’s ability to manufacture or sell Kenvue’s products in the relevant market;
•lack of well-established, reliable or impartial legal systems in certain countries in which Kenvue operates and difficulties in enforcing contractual, intellectual property or other legal rights;
•labor market disruptions or increases in labor costs in individual countries or regions;
•foreign ownership and investment restrictions and the potential nationalization or expropriation of Kenvue’s foreign assets;
•sovereign risk related to a default by, or deterioration in, the creditworthiness of local governments, particularly in emerging markets;
•political or social upheavals, economic instability, repression or human rights issues;
•rising geopolitical trade tensions in Kenvue’s key markets, such as between the United States, Western Europe and China;
•changes resulting from Brexit, including those related to additional trade agreements, tariffs and customs regulations and currency fluctuations, which may materially impact the way Kenvue conducts its operations in those markets; and
•other geopolitical events, including natural disasters, disruptions to markets due to war, armed conflict, terrorism, epidemics or pandemics and actions taken in response to these events, including increased trade controls, sanctions and other restrictive measures.
Furthermore, the imposition of tariffs or increase in tariffs on various products by the United States and other countries has introduced greater uncertainty with respect to trade policies and government regulations affecting trade between the United States and other countries. New or increased tariffs as well as import/export licensing requirements have subjected, and may continue to subject, Kenvue to additional costs and expenditure of resources. Major developments in trade relations, including the imposition of new or increased tariffs by the United States or other countries, and any emerging nationalist trends in specific countries could alter the trade environment and consumer purchasing behavior, which could adversely affect Kenvue’s business, results of operations or financial condition.
Any of the foregoing risks could have a significant impact on Kenvue’s ability to sell its products on a competitive basis in markets outside the United States and could adversely affect Kenvue’s business, results of operations or financial condition. In addition, these risks will increase as Kenvue continues to expand Kenvue’s global operations. See “—Risks Related to Kenvue’s Business and Industry—An inability to successfully expand Kenvue’s global operations could adversely affect Kenvue’s business, results of operations or financial condition.”
Kenvue has significant foreign currency exposure due to the large portion of Kenvue’s business conducted in currencies other than U.S. dollars.
A large portion of Kenvue’s business is conducted in currencies other than U.S. dollars, and generally the applicable local currency is Kenvue’s functional currency in that locality. As a result, Kenvue faces foreign currency exposure on the translation into U.S. dollars of Kenvue’s results of operations in numerous jurisdictions, primarily in the European Union, the United Kingdom, Japan, China, Canada, Brazil and India. Where possible, Kenvue manages foreign currency risk through a variety of methods. Kenvue may adopt natural hedging strategies, whereby favorable and unfavorable foreign currency impacts to Kenvue’s foreign currency-denominated operating expenses are mitigated to a certain extent by the natural, opposite impact on Kenvue’s foreign currency-denominated net sales. During 2022 and in anticipation of operating as a standalone entity, Kenvue started to use derivative financial instruments to mitigate Kenvue’s foreign currency exposure and not for trading or speculative purposes. For example, Kenvue hedged a portion of forecasted foreign currency revenue and forecasted inventory purchases. Nonetheless, it is not practical for Kenvue to mitigate all of Kenvue’s foreign currency exposures, nor is Kenvue able to accurately predict the possible impact of future foreign currency exchange rate fluctuations on Kenvue’s results of operations, due to Kenvue’s constantly changing exposure to various foreign currencies, difficulty in predicting fluctuations in foreign currency exchange rates relative to the U.S. Dollar and the significant number of foreign currencies involved. Accordingly, Kenvue cannot guarantee that foreign currency exchange rates will be stable in the future or that foreign currency risk can be mitigated with currency hedging or other risk management strategies, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, as Kenvue continues to expand Kenvue’s global operations, Kenvue’s exposure to foreign currency risk could become more significant, particularly if the recent strengthening of the U.S. Dollar continues in the future.
The Russia-Ukraine War, and actions taken in response to the Russia-Ukraine War, could adversely affect Kenvue’s business, results of operations or financial condition.
In February 2022, Russia launched a military invasion of Ukraine. The ongoing Russia-Ukraine War has provoked strong reactions from the United States, the United Kingdom, the European Union and various other countries and economic and political organizations around the world. Actions taken in response to the Russia-Ukraine War include the imposition of export controls and broad financial and economic sanctions against Russia, Belarus and specific areas of Ukraine. Additional sanctions or other measures may be imposed by the global community, and counteractive measures may be taken by the Russian government, other entities in Russia or governments or other entities outside of Russia.
Kenvue’s operations and presence in Russia and Ukraine are limited. For 2021 and 2022, Kenvue’s Ukrainian business represented 0.3% and 0.1%, respectively, of Kenvue’s net sales and 0.2% and 0.1%, respectively, of Kenvue’s assets. For 2021 and 2022, Kenvue’s Russian business represented 1.8% and 1.4%, respectively, of Kenvue’s net sales and 0.7% and 0.4%, respectively, of Kenvue’s assets.
Kenvue has been monitoring the geopolitical situation in Russia since the start of the Russia-Ukraine War. In March 2022, Kenvue suspended supply of all of its products into Russia other than its OTC medicines within Kenvue’s Self Care segment. Kenvue also suspended all advertising in Russia, all clinical trials in Russia and any additional investment in Russia. These actions have not had, and are not expected to have, a material impact on its business as a whole. Kenvue will continue to monitor the geopolitical situation in Russia and to evaluate Kenvue’s activities and future operations in Russia.
Kenvue has experienced, and expects to continue to experience, other risks related to the broad economic consequences of the Russia-Ukraine War, including foreign currency volatility, decreased demand for Kenvue’s products in countries affected by the Russia-Ukraine War and challenges to Kenvue’s global supply chain related to increased costs of materials and other inputs for Kenvue’s products and suppliers operating in Russia and Ukraine. Kenvue also continues to monitor the various sanctions and export controls imposed in response to the Russia-Ukraine War.
As a result of the Russia-Ukraine War, there has been, and Kenvue expects there will continue to be, an increased risk of information security or cybersecurity incidents, including cyberattacks perpetrated by Russia or others at its direction. Although Kenvue has taken steps to enhance its protections against these attacks, it may not be able to address the threat of information security or cybersecurity incidents proactively or implement adequate preventative measures and it may not be able to detect and address any such disruption or security breach promptly, or at all, which could adversely affect Kenvue’s business, results of operations or financial condition. Moreover, Kenvue is aware of incidents in which its third-party partners have been the target of information security or cybersecurity incidents as a result of the Russia-Ukraine War. Although, to date, Kenvue’s IT Systems have not been compromised by these incidents, it is possible that future information security or cybersecurity incidents involving Kenvue’s customers, manufacturers, suppliers or other third-party partners could successfully compromise Kenvue’s IT Systems, which could adversely affect Kenvue’s business, results of operations or financial condition. See “—Risks Related to Kenvue’s Operations—An information security incident, including a cybersecurity breach, or the failure of an information technology system owned or operated by Kenvue or a third party, could adversely affect Kenvue’s business, results of operations or financial condition.”
In addition, actions by the United States and other governments may limit or prevent Kenvue’s ability to file, prosecute and maintain patents, trademarks and other intellectual property rights in Russia. These actions could result in partial or complete loss of such intellectual property rights in Russia. Furthermore, in March 2022, the Russian government adopted a decree allowing Russian companies and individuals to exploit inventions owned by patent holders from the United States and many other countries without consent or compensation. Consequently, Kenvue may not be able to prevent third parties from practicing Kenvue’s inventions in Russia or from selling or importing products made using Kenvue’s inventions in and into Russia. It is possible that the Russian government will adopt similar measures with regard to other types of intellectual property, including trademarks, or that Russian courts, even absent any additional decrees, will refuse to enforce existing intellectual property rights, including trademarks. Moreover, prolonged non-use of Kenvue’s trademarks in Russia could result in the cancellation of such trademark registrations. See “—Risks Related to Government Regulation and Legal Proceedings—The loss of any registered trademark or other rights with respect to Kenvue’s trademarks or trade names could enable other companies to compete more effectively with Kenvue and otherwise adversely affect Kenvue’s business, results of operations or financial condition.” Any counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s products that emerge in response to these actions could damage Kenvue’s reputation and Kenvue’s brands and otherwise adversely affect Kenvue’s business, results of operations or financial condition. See “—Risks Related to Kenvue’s Business and Industry—Counterfeit, intellectual property infringing or other unauthorized versions of Kenvue’s products, particularly in Kenvue’s OTC business, could harm consumers and adversely affect Kenvue’s business, results of operations or financial condition.”
The full impact of the Russia-Ukraine War, and actions taken in response to the ongoing conflict, on the global economy and geopolitical relations, in general, and on Kenvue’s business in particular, remain uncertain. Any or all of the foregoing risks could have an adverse effect on Kenvue’s business, results of operations or financial condition, particularly as the conflict continues for an indefinite period of time. Given that developments concerning the Russia-Ukraine War are ongoing and have been constantly evolving, additional impacts and risks may arise that are not presently known to Kenvue. The Russia-Ukraine War may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Uncertain or unfavorable global economic or market conditions could adversely affect Kenvue’s business, results of operations or financial condition.
Uncertain or unfavorable global economic or market conditions, such as a recession, an economic slowdown, inflation or reduced category growth rates, could impact Kenvue’s operating results or lead to significant reductions in demand or significant volatility in demand for Kenvue’s products, which could adversely affect Kenvue’s business, results of operations or financial condition. Although Kenvue devotes significant resources to support Kenvue’s brands and market Kenvue’s products at multiple price points, during periods of economic uncertainty or unfavorable economic or market conditions, consumers may reduce consumption or discretionary spending or change their purchasing patterns by forgoing purchasing certain of Kenvue’s products or by instead purchasing private-label or generic non-branded products, which are typically sold at lower prices than Kenvue’s products. These changes could reduce demand for and sales volumes of Kenvue’s products or result in a shift in Kenvue’s product mix from higher margin to lower margin product offerings. In addition, Kenvue’s customers may respond to uncertain or unfavorable global economic or market conditions by increasing pressure on Kenvue’s selling prices or increasing promotional activity for lower-priced or value offerings as they seek to maintain sales volumes and margins. Furthermore, uncertain or unfavorable global economic or market conditions, including the recent volatility in the banking sector, may cause Kenvue’s manufacturers, suppliers, distributors, contractors, logistics providers and other external business partners to suffer financial or operational difficulties, which could impact their ability to provide Kenvue with or distribute finished product, raw and packaging materials or services in a timely manner or at all. Kenvue could also face difficulty collecting or recovering accounts receivables from third parties facing financial or operational difficulties.
Impairment of Kenvue’s goodwill and other intangible assets would result in a reduction in net income.
Kenvue has a material amount of goodwill, trademarks and other intangible assets, as well as other long-lived assets, which are periodically evaluated for impairment in accordance with current accounting standards. Kenvue may confront events and circumstances that can lead to an impairment charge, including macroeconomic industry and market conditions, significant adverse shifts in Kenvue’s operating environment or the manner in which an asset is used, pending litigation or other regulatory matters and current or forecasted reductions in net sales, operating income or cash flows associated with the use of an asset. Impairment charges have resulted, and may in the future result, in a reduction in net income and an adverse effect on Kenvue’s business, results of operations or financial condition.
For additional information regarding goodwill and other intangible assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Critical Accounting Policies and Estimates—Goodwill and Intangible Assets.”
Failure to maintain satisfactory credit ratings could adversely affect Kenvue’s liquidity, capital position, borrowing costs and access to capital markets.
Kenvue expects that credit rating agencies will routinely evaluate the company, and their ratings of Kenvue’s long-term and short-term debt will be based on a number of factors. Kenvue’s credit ratings are lower than those of Johnson & Johnson. Any downgrade of Kenvue’s credit rating by a credit rating agency, whether as a result of Kenvue’s actions or factors which are beyond Kenvue’s control, could increase the cost of borrowing under any indebtedness Kenvue may incur, reduce market capacity for Kenvue’s commercial paper or require the posting of additional collateral under Kenvue’s derivative contracts. Kenvue cannot assure you that Kenvue will be able to maintain satisfactory credit ratings, and any actual or anticipated changes or downgrades in Kenvue’s credit ratings, including any announcement that Kenvue’s ratings are under review for a downgrade, could adversely affect Kenvue’s liquidity, capital position, borrowing costs or access to capital markets.
Risks Related to Kenvue’s Relationship with Johnson & Johnson
Kenvue’s historical and pro forma financial information may not necessarily reflect the results that Kenvue would have achieved as an independent, publicly traded company or may not be a reliable indicator of its future results.
The historical information about Kenvue prior to the Separation in this prospectus refers to its businesses as operated by and integrated with Johnson & Johnson. The financial information included in this prospectus prior to the Separation has been prepared from Johnson & Johnson’s historical accounting records and is derived from the consolidated financial statements of Johnson & Johnson to present the Consumer Health Business as if it had been operating on a standalone basis. Accordingly, this information may not necessarily reflect what Kenvue’s financial condition, results of operations or cash flows would have been had Kenvue been an independent, publicly traded company during the periods presented or what Kenvue’s financial condition, results of operations and cash flows may be in the future, primarily because of the following factors:
•Prior to the Separation, Kenvue’s business was operated by Johnson & Johnson as part of its broader corporate organization, rather than as an independent, publicly traded company. Johnson & Johnson or one of its affiliates performed various corporate functions for Kenvue, including facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions.
•Kenvue’s historical and pro forma financial results reflect the direct and indirect costs for the services historically provided by Johnson & Johnson to Kenvue. Following the completion of the Kenvue IPO, Johnson & Johnson currently provides some of these services to Kenvue on a transitional basis pursuant to the Transition Services Agreement and the Transition Manufacturing Agreement. See “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Transition Services Agreement” and “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Transition Manufacturing Agreement.” Kenvue’s historical financial information does not reflect Kenvue’s obligations under the various transitional agreements Kenvue entered into with Johnson & Johnson in connection with the Separation. At the end of the transitional periods specified in these agreements, Kenvue will need to perform these functions itself or hire third parties to perform these functions on its behalf, and these costs may significantly exceed the comparable expenses Kenvue has incurred in the past.

•Kenvue’s working capital requirements and capital expenditures have historically been satisfied as part of Johnson & Johnson’s corporate-wide cash management and centralized funding programs, and Kenvue’s cost of debt and other capital may differ significantly from the historical amounts reflected in Kenvue’s historical financial statements.
•Prior to the Separation, Kenvue’s business was integrated with the other businesses of Johnson & Johnson, and Kenvue benefited from Johnson & Johnson’s size and scale, including with respect to costs, employees and relationships with customers and third-party partners. Although Kenvue has entered into transitional agreements with Johnson & Johnson in connection with the Separation, these arrangements do not fully capture the benefits that Kenvue enjoyed as a result of being integrated with Johnson & Johnson, and the costs Kenvue incurs as an independent, publicly traded company may significantly exceed comparable costs Kenvue would have incurred as part of Johnson & Johnson.
Kenvue’s unaudited pro forma condensed combined financial statements included in this prospectus have been presented for illustrative and informational purposes only. The unaudited pro forma condensed combined financial data may not necessarily reflect what Kenvue’s financial condition, results of operations or cash flows would have been had Kenvue been an independent, publicly traded company during the periods presented. In addition, the unaudited pro forma condensed combined financial data may not necessarily reflect what Kenvue’s financial condition, results of operations and cash flows may be in the future. The unaudited pro forma condensed combined financial data is based upon available information and assumptions that Kenvue believes are reasonable and supportable. Actual results, however, may vary.
For additional information about the past financial performance of Kenvue’s business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of Kenvue’s business included in this prospectus, see “Kenvue Inc. Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue” and Kenvue’s combined financial statements included elsewhere in this prospectus.
Kenvue may not achieve some or all of the expected benefits of the Separation, and the Separation could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue may not be able to achieve the full strategic and financial benefits expected to result from the Separation, or the benefits may be delayed or not occur at all. Kenvue expects that the Separation will improve its strategic and operational flexibility, increase the focus of its management team on its business operations, allow Kenvue to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, provide Kenvue with its own equity to facilitate acquisitions and enable potential investors to invest directly in its business.
Kenvue may not achieve these and other anticipated benefits of the Separation for a variety of reasons, including:
•the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Kenvue’s business;
•Kenvue may be more susceptible to economic downturns and other adverse events than it was prior to the Separation;
•Kenvue’s business will be less diversified than Johnson & Johnson’s businesses prior to the Separation;
•the cost of capital for Kenvue’s business may be higher than Johnson & Johnson’s cost of capital prior to the Separation;
•certain costs and liabilities that were otherwise less significant to Johnson & Johnson as a whole will be more significant to Kenvue as a standalone company;

•Kenvue’s business will experience a loss of corporate brand identity, historical market reputation, economies of scale, purchasing power and access to certain financial, managerial and professional resources from which Kenvue benefited prior to the Separation;
•to preserve the tax-free treatment for U.S. federal income tax purposes to Johnson & Johnson of certain steps of the Distribution (as defined in “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Separation Agreement”), Kenvue’s ability to pursue certain strategic transactions may be restricted; and
•other actions required to separate the respective businesses could disrupt Kenvue’s operations.
If Kenvue fails to achieve some or all of the benefits expected to result from the Separation, or if the benefits are delayed, Kenvue’s business, results of operations or financial condition could be adversely affected.
Kenvue’s rebranding strategy in connection with the Separation will involve substantial costs and may not produce the intended benefits if it is not favorably received by Kenvue’s consumers, customers or third-party partners. In addition, Kenvue’s continued use of legacy Johnson & Johnson branding, including the “Johnson’s” brand, could adversely affect Kenvue’s reputation.
Kenvue cannot predict with certainty the effect that the Separation will have on its brands and reputation. Although Kenvue typically relies on product branding more than corporate branding for marketing purposes, Kenvue has historically been able to capitalize on Johnson & Johnson’s market reputation, performance and brand identity as part of Kenvue’s relationships with consumers, customers and third-party partners. In connection with the Separation, Kenvue has incurred, and will continue to incur, substantial costs to rebrand the company as “Kenvue” and change the branding and trade dress for certain of Kenvue’s products around the world. Successful promotion of this rebranding will depend on the effectiveness of Kenvue’s marketing efforts and Kenvue’s ability to continue to provide reliable products to consumers and customers during the course of Kenvue’s transition to becoming an independent, publicly traded company. Kenvue has invested, and will continue to invest, significant resources to promote its new branding, but Kenvue cannot predict with certainty how these marketing efforts will be received, and Kenvue cannot assure you that it will be able to achieve or maintain brand recognition or status under any new names and marks at a level that is comparable to the recognition and status Kenvue historically enjoyed as part of Johnson & Johnson. If Kenvue’s rebranding strategy does not produce the intended benefits, Kenvue’s ability to retain existing consumers, customers and third-party partners and continue to attract new consumers, customers and third-party partners could be impacted, which could adversely affect Kenvue’s business, results of operations or financial condition. See “—Risks Related to Kenvue’s Business and Industry—If Kenvue’s marketing efforts are not successful, Kenvue’s business, results of operations or financial condition could be adversely affected.”
In addition, Kenvue’s continued use of legacy Johnson & Johnson branding could adversely affect Kenvue’s reputation. In connection with the Separation, Johnson & Johnson has transferred ownership of the intellectual property rights related to the “Johnson’s” brand to Kenvue, unless prohibited by law in a particular jurisdiction (in which case Johnson & Johnson has granted to Kenvue an irrevocable, exclusive (even as to Johnson & Johnson), sublicensable, non-assignable (subject to certain exceptions), royalty-free and fully paid up license to use the applicable intellectual property rights). Kenvue has continued to use the “Johnson’s” brand even following the completion of the Kenvue IPO. Furthermore, pursuant to the Trademark Phase-Out License Agreement, Johnson & Johnson has granted to Kenvue a non-exclusive, non-sublicensable (subject to certain exceptions), non-assignable (subject to certain exceptions), royalty-free, fully paid up worldwide license to use certain intellectual property rights retained by Johnson & Johnson that Kenvue used in the conduct of its business prior to the Separation, including the “Johnson & Johnson” name and signature and other legacy Johnson & Johnson branding. This license permits Kenvue to make ongoing use of certain variations of the legacy Johnson & Johnson branding for terms of varying duration, ranging from one year to ten years following the Separation, based on Kenvue’s particular use of the legacy Johnson & Johnson branding. For example, the license to use legacy Johnson & Johnson branding on internal or external product packaging and labels will terminate within five years from the completion of the Kenvue IPO, subject to extension for an additional three years if, at such termination date, Kenvue continues to make use of such legacy Johnson & Johnson branding despite commercially reasonable efforts to terminate use. See “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Trademark Agreements—Trademark Phase-Out License Agreement.”

As a result of this continued use of the legacy Johnson & Johnson branding, there is a risk that conduct or events adversely affecting Johnson & Johnson’s reputation could also adversely affect Kenvue’s reputation or the reputation of its brands. Moreover, the licenses to the legacy Johnson & Johnson branding include quality control provisions obligating Kenvue and any sublicensees to remain in compliance with applicable law and quality standards. Failure by Kenvue or any sublicensees to comply with these obligations could potentially result in termination of the licenses, which could adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue has incurred and will continue to incur significant charges in connection with the Separation and incremental costs as an independent, publicly traded company.
Kenvue expects the separation process to continue to be complex, time-consuming and costly. Kenvue needs to establish or expand its own corporate functions, including facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions. Kenvue also needs to make investments or hire additional employees to operate without the same access to Johnson & Johnson’s existing operational and administrative infrastructure. Kenvue expects to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Johnson & Johnson historically provided to Kenvue prior to the Separation. Any failure or significant downtime in Kenvue’s own financial, administrative or other support systems, or in the Johnson & Johnson financial, administrative or other support systems during the transitional period during which Johnson & Johnson provides Kenvue with support, could adversely affect Kenvue’s business, results of operations or financial condition, such as by preventing Kenvue from paying its suppliers and employees, executing business combinations and foreign currency transactions, or performing administrative or other services on a timely basis. Due to the scope and complexity of the underlying projects related to the Separation, the amount of total costs could be materially higher than Kenvue’s estimate, and the timing of the incurrence of these costs is subject to change.
In particular, Kenvue’s day-to-day business operations, including a significant portion of the communications among Kenvue’s customers, manufacturers, suppliers and other third-party partners, rely on IT Systems. Johnson & Johnson’s IT Systems are complex and Kenvue expects the transfer of IT Systems from Johnson & Johnson to Kenvue to continue to be complex, time-consuming and costly. There is also a risk of data loss in the process of transferring IT Systems. As a result of Kenvue’s reliance on IT Systems, the cost of the information technology integration and transfer and any loss of key data could have an adverse effect on Kenvue’s business, results of operations or financial condition.
In addition, Kenvue’s combined financial statements include the assets, liabilities, net sales and expenses that management has determined are specifically or primarily identifiable to Kenvue, as well as direct and indirect costs that are attributable to Kenvue’s operations. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by Johnson & Johnson and its affiliates. Indirect costs have been allocated to Kenvue for the purposes of preparing Kenvue’s historical combined financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on net sales, headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kenvue during the periods presented, depending on the nature of the services received. The value of the assets and liabilities Kenvue assumes in connection with the Separation could ultimately be materially different than these attributions, which could adversely affect Kenvue’s business, results of operations or financial condition.
The transfer of certain assets and liabilities from Johnson & Johnson to Kenvue contemplated by the Separation will not be completed prior to the completion of the Exchange Offer.
The Separation Agreement provides that, in order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents and for other business reasons, Kenvue and Johnson & Johnson will defer until after the completion of the Kenvue IPO certain transfers of assets and assumptions of liabilities of businesses in certain jurisdictions. For example, the assets and liabilities of Kenvue’s operations in China, Malaysia and Russia were not transferred to Kenvue prior to the completion of the Kenvue IPO and are not expected to be transferred to Kenvue prior to the completion of the Exchange Offer. See “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Separation Agreement—Deferred Markets.”
The Separation Agreement provides that Kenvue and Johnson & Johnson will use their respective reasonable best efforts to effect any transfer that is not completed prior to the completion of the Kenvue IPO as promptly following the completion of the Kenvue IPO as reasonably practicable and that, prior to such transfer, the net profits or losses from the operation of such business will, to the extent reasonably practicable and permitted by applicable law, be provided to Kenvue. Nevertheless, these arrangements may introduce additional complexities to Kenvue’s business. Kenvue cannot assure you that any transfer that is not completed prior to the completion of the Exchange Offer will occur promptly following the completion of the Exchange Offer, or at all, including if Kenvue is not able to obtain necessary governmental approvals or other consents or if there are any unanticipated developments or changes, including changes in laws or regulations, or that Johnson & Johnson will operate such businesses as Kenvue would have. Further, effecting the transfers could require more resources than expected, including out-of-pocket costs and expenses and internal management and employee time and resources, which could adversely affect Kenvue’s business, results of operations or financial condition. In the event transfers are significantly delayed or do not occur, Kenvue may not realize all of the anticipated benefits of the Separation, which could adversely affect Kenvue’s business, results of operations or financial condition.
The transfer of certain contracts and other assets and rights from Johnson & Johnson to Kenvue may require the consents or approvals of third parties and governmental authorities, and failure to obtain these consents or approvals could adversely affect Kenvue’s business, results of operation or financial condition.
The Separation Agreement provides for the transfer of certain contracts, permits, licenses and other assets and rights, in whole or in part, from Johnson & Johnson to Kenvue in connection with the Separation. The transfer of certain of these contracts, permits, licenses and other assets and rights may require consents or approvals of, or provide other rights to, third parties or governmental authorities. In addition, in some circumstances, Kenvue and Johnson & Johnson are joint beneficiaries of contracts, and Kenvue and Johnson & Johnson may need to obtain the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts between Kenvue and Johnson & Johnson.
Kenvue expects that certain required consents or approvals will not be obtained prior to the completion of the Exchange Offer, or at all. Some third parties may use consent or approval requirements or other rights in connection with the Separation to seek to terminate contracts, obtain more favorable pricing or other contractual terms from Kenvue or require Kenvue to provide assurance regarding its financial stability as an independent, publicly traded company by obtaining letters of credit or other forms of credit support. If Kenvue is unable to obtain required consents or approvals, Kenvue may not receive certain benefits, permits, assets, licenses and contractual commitments that are intended to be allocated to Kenvue as part of the Separation, and Kenvue may be required to seek alternative arrangements to obtain these benefits, permits, assets, licenses and contractual commitments, which may be more costly or of lower quality. The termination or modification of contracts or failure to complete the transfer of contracts, permits, licenses and other assets and rights to Kenvue on a timely basis, or at all, could adversely affect Kenvue’s business, results of operations or financial condition.
The assets that Kenvue acquires from Johnson & Johnson in the Separation may not be sufficient for Kenvue to operate as an independent, publicly traded company, and Kenvue may experience difficulty in separating its assets from Johnson & Johnson.
Because Kenvue has not operated as an independent, publicly traded company in the past, Kenvue may need to acquire assets in addition to those transferred by Johnson & Johnson to Kenvue in connection with the Separation. Kenvue may also face difficulty in separating Kenvue’s assets from Johnson & Johnson’s assets and integrating newly acquired assets into Kenvue’s business. The Separation is complex in nature and unanticipated developments or changes, including changes to applicable laws or regulations (or interpretations thereof), required consents or approvals, or other challenges in executing the Separation, could delay or prevent the completion of certain aspects of the Separation, require more resources than expected (including out-of-pocket costs and expenses and internal management and employee time and resources) or cause the Separation to occur on terms or conditions that are different or less favorable to Kenvue than expected. Kenvue’s business, results of operations or financial condition could be adversely affected if Kenvue has difficulty operating as an independent, publicly traded company, fails to acquire assets that prove to be important to Kenvue’s operations or incurs unexpected costs in separating Kenvue’s assets from Johnson & Johnson’s assets or integrating newly acquired assets.
Johnson & Johnson may fail to perform under the Transition Manufacturing Agreement, or Kenvue may fail to have replacement manufacturing arrangements in place when the Transition Manufacturing Agreement expires.
Johnson & Johnson has agreed to provide Kenvue with certain manufacturing services pursuant to the Transition Manufacturing Agreement for a transitional period following the completion of the Kenvue IPO. These services consist of supplying Kenvue with specified products, or components thereof, including Tylenol, Zyrtec, Motrin, Benadryl and other OTC products, for terms of varying duration following the Separation. Kenvue relies on Johnson & Johnson to satisfy its manufacturing obligations during the applicable term for each product subject to the Transition Manufacturing Agreement. Failure by Johnson & Johnson to perform these obligations, or any delay in or disruption to Johnson & Johnson’s ability to perform these obligations, could adversely affect Kenvue’s ability to timely deliver quality products to consumers and customers in necessary quantities, hinder sales of the applicable products, damage Kenvue’s reputation or the reputation of Kenvue’s brands or otherwise adversely affect Kenvue’s business, results of operations or financial condition, potentially for an extended period of time. Furthermore, pursuant to the Transition Manufacturing Agreement, Johnson & Johnson has agreed to perform the manufacturing services for Kenvue in a manner consistent with the past practice of its business. As a result, Kenvue’s operational flexibility to implement changes with respect to these services or the amounts Kenvue pays for them is limited, and Kenvue may not be able to implement changes in a manner desirable to Kenvue.
The services that Johnson & Johnson has agreed to provide to Kenvue pursuant to the Transition Manufacturing Agreement are transitional in nature. Upon the expiration of the term for each product subject to the Transition Manufacturing Agreement, Kenvue will be required to transition the manufacturing services for such product to Kenvue’s own internal organization or to obtain alternative third-party sources to provide these services. Transitioning these services from Johnson & Johnson to Kenvue or one or more third parties will be a complex, time-consuming and costly process, and could increase the risk of manufacturing defects or quality control issues. Furthermore, to the extent Kenvue decides to engage one or more third parties to provide these services to Kenvue in the future, Kenvue could encounter additional risks associated with reliance on third parties. See “—Risks Related to Kenvue’s Operations—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.” If Kenvue does not have its own manufacturing operations, or comparable agreements with alternative third-party sources, in place when the Transition Manufacturing Agreement expires, Kenvue’s business, results of operations or financial condition could be adversely affected, including in the manner described in the preceding paragraph.
Johnson & Johnson may fail to perform under the Transition Services Agreement, or Kenvue may fail to have replacement systems and services in place when the Transition Services Agreement expires.
Johnson & Johnson has agreed to provide Kenvue with services related to certain historically shared functions pursuant to the Transition Services Agreement for a transitional period following the completion of the Kenvue IPO. These services, which include certain information technology, supply chain, human resources, medical safety, finance, regulatory, sales and marketing, research and development, real estate, legal operations, government affairs, distribution and tax services, will be provided for terms of varying duration following the completion of Separation. Kenvue will rely on Johnson & Johnson to satisfy its obligations during the term of the Transition Services Agreement. Failure by Johnson & Johnson to perform these obligations, or any delay in or disruption to Johnson & Johnson’s ability to perform these obligations, could increase Kenvue’s costs of procuring these services, result in system or service interruptions, divert Kenvue’s management’s focus or otherwise adversely affect Kenvue’s business, results of operations or financial condition, potentially for an extended period of time. Furthermore, pursuant to the Transition Services Agreement, Johnson & Johnson has agreed to perform the services for Kenvue in a manner consistent with the past practice of its business. As a result, Kenvue’s operational flexibility to implement changes with respect to these services or the amounts it pays for them will be limited, and Kenvue may not be able to implement changes in a manner desirable to Kenvue. In addition, Kenvue has historically received informal support from Johnson & Johnson, which may not be addressed in the Transition Services Agreement. The level of this informal support will diminish or be eliminated now that the completion of the Kenvue IPO has occurred.
The services that Johnson & Johnson has agreed to provide to Kenvue pursuant to the Transition Services Agreement are transitional in nature. Kenvue is in the process of creating Kenvue’s own, or engaging alternative third-party sources to provide, systems and services to replicate or replace many of the systems and services that Johnson & Johnson currently provides to Kenvue. However, Kenvue may not be able to successfully replicate or replace these services or obtain the services at the same or better quality, at the same or lower costs or otherwise on the same or more favorable terms and conditions from third parties. For example, implementing Kenvue’s own information technology framework will be a complex, time-consuming and costly process, and could make Kenvue more vulnerable to cyberattacks, network disruptions or other information security or cybersecurity incidents. Furthermore, to the extent Kenvue decides to engage one or more third parties to provide these services to Kenvue in the future, Kenvue could encounter additional risks associated with reliance on third parties. See “—Risks Related to Kenvue’s Operations—Kenvue relies on third parties in many aspects of its business, including to manufacture certain of its products, which exposes Kenvue to additional risks that could adversely affect Kenvue’s business, results of operations or financial condition.” If Kenvue does not have its own systems and services, or comparable agreements with alternative third-party sources, in place when the Transition Services Agreement expires, Kenvue’s business, results of operations or financial condition could be adversely affected, including in the manner described in the preceding paragraph.
Following the completion of the Exchange Offer, certain of Kenvue’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Johnson & Johnson. Also, certain of Johnson & Johnson’s current executive officers may continue to serve as Kenvue’s directors following the completion of the Exchange Offer, which may create conflicts of interest or the appearance of conflicts of interest.
Because of their current or former positions with Johnson & Johnson, certain of Kenvue’s executive officers and directors own equity interests in Johnson & Johnson. Continuing ownership of shares of J&J Common Stock and equity awards could create, or appear to create, actual or potential conflicts of interest if Kenvue and Johnson & Johnson face decisions that could have implications for both companies following the completion of the Exchange Offer. In addition, certain of Johnson & Johnson’s current executive officers may continue to serve as Kenvue’s directors following the completion of the Exchange Offer, and this could create, or appear to create, actual or potential conflicts of interest when Kenvue and Johnson & Johnson encounter opportunities or face decisions that could have implications for both companies following the completion of the Exchange Offer or in connection with the allocation of such directors’ time between Kenvue and Johnson & Johnson. These actual or potential conflicts of interest could arise, for example, over matters such as the desirability of changes in Kenvue’s business and operations, funding and capital matters, regulatory matters, matters arising with respect to the Separation Agreement and other agreements with Johnson & Johnson relating to the Separation or otherwise, employee retention or recruiting or Kenvue’s dividend policy.
Provisions relating to certain relationships and transactions in Kenvue’s amended and restated certificate of incorporation address certain actual or potential conflicts of interest between Kenvue, on the one hand, and Johnson & Johnson and its directors, officers or employees who are Kenvue’s directors, officers or employees on the other hand. By becoming Kenvue’s shareholder, you will be deemed to have notice of, and consented to, these provisions of Kenvue’s amended and restated certificate of incorporation. For example, Kenvue renounces any interest or expectancy in any corporate opportunities that are presented to Kenvue’s directors, officers or employees who are also directors, officers or employees of Johnson & Johnson, and such director, officer or employee will have no duty to communicate or present such corporate opportunity to Kenvue, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as Kenvue’s director or officer. Although these provisions are designed to resolve certain conflicts of interest between Kenvue and Johnson & Johnson fairly, Kenvue cannot assure you that any conflicts of interest will be so resolved. See “Description of Capital Stock of Kenvue—Conflicts of Interest; Corporate Opportunities.”

Potential indemnification obligations to Johnson & Johnson in connection with the Separation could adversely affect Kenvue’s business, results of operations or financial condition.
The Separation Agreement provides for indemnification obligations (for uncapped amounts, reduced by any insurance proceeds or other third-party proceeds that the party being indemnified receives) designed to make Kenvue financially responsible for substantially all liabilities, subject to certain exceptions, that may exist relating to its business activities, whether incurred prior to or following the completion of the Kenvue IPO. In addition, Kenvue has agreed to indemnify Johnson & Johnson under certain additional circumstances pursuant to certain other agreements Kenvue has entered into with Johnson & Johnson in connection with the Separation. If Kenvue is required to indemnify Johnson & Johnson under the circumstances set forth in these agreements, Kenvue may be subject to substantial liabilities, which could adversely affect Kenvue’s business, results of operations or financial condition.
In connection with the Separation, Johnson & Johnson agreed to indemnify Kenvue for certain liabilities. However, Kenvue cannot assure you that the indemnity will be sufficient to protect Kenvue against the full amount of such liabilities or that Johnson & Johnson’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the Separation Agreement and certain other agreements Kenvue has entered into with Johnson & Johnson in connection with the Separation, Johnson & Johnson agreed to indemnify Kenvue for certain liabilities. However, third parties could also seek to hold Kenvue responsible for any of the liabilities that Johnson & Johnson has agreed to retain, including Talc-Related Liabilities, and Kenvue cannot assure you that the indemnity from Johnson & Johnson will be sufficient to protect Kenvue against the full amount of such liabilities, or that Johnson & Johnson will be able to fully satisfy its indemnification obligations. In addition, pursuant to the Separation Agreement, Johnson & Johnson’s self-funded insurance policies will not be available to Kenvue, and Johnson & Johnson’s third-party insurance policies may not be available to Kenvue, for liabilities associated with occurrences of indemnified liabilities prior to the Separation, and in any event Johnson & Johnson’s insurers may deny coverage to Kenvue for liabilities associated with certain occurrences of indemnified liabilities prior to the Separation. Moreover, even if Kenvue ultimately succeeds in recovering from Johnson & Johnson or its insurance providers any amounts for which Kenvue is held liable, Kenvue may be temporarily required to bear these losses. The occurrence of any of these events could adversely affect Kenvue’s business, results of operations or financial condition.
Although under the Tax Matters Agreement the amount of Kenvue’s tax sharing payments to Johnson & Johnson following the completion of the Kenvue IPO will generally be determined based upon the amount of tax attributable to the Consumer Health Business for periods prior to the date of the Distribution, Kenvue nevertheless will have joint and several liability with Johnson & Johnson for the consolidated U.S. federal income taxes of the Johnson & Johnson consolidated group.
Kenvue will be included in the U.S. federal consolidated group tax return, and certain other combined or similar group tax returns, with Johnson & Johnson through the date of the Distribution. Under the Tax Matters Agreement, Johnson & Johnson will generally make all necessary tax payments to the relevant tax authorities with respect to Johnson & Johnson group tax returns, and Kenvue will make tax sharing payments to Johnson & Johnson, the amount of which will generally be determined based upon the amount of tax attributable to the Consumer Health Business.
For taxable periods that begin on or after the day after the date of the Distribution, Kenvue will no longer be included in any Johnson & Johnson group tax returns and Kenvue will file tax returns that include only Kenvue or its subsidiaries, as appropriate. Kenvue will not be required to make tax sharing payments to Johnson & Johnson for those taxable periods. Nevertheless, Kenvue has (and will continue to have following the completion of the Distribution, if pursued) joint and several liability with Johnson & Johnson to the IRS for the consolidated U.S. federal income taxes of the Johnson & Johnson consolidated group for the taxable periods in which Kenvue was part of the Johnson & Johnson consolidated group. See “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Tax Matters Agreement.”

Kenvue may have received better terms from unaffiliated third parties than the terms Kenvue will receive in Kenvue’s agreements with Johnson & Johnson.
The agreements Kenvue has entered into with Johnson & Johnson in connection with the Separation, including the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Trademark Agreements, the Transition Services Agreement, the Transition Manufacturing Agreement, the Registration Rights Agreement, the Reverse Transition Services Agreement and the Data Transfer and Sharing Agreement, were prepared in the context of Kenvue’s separation from Johnson & Johnson while Kenvue was still part of Johnson & Johnson. Accordingly, during the period in which these agreements were prepared, Kenvue did not have a separate or independent board of directors or a management team that was separate from or independent of Johnson & Johnson. The terms of these agreements, including the fees charged for services provided under these agreements, were primarily determined by Johnson & Johnson and, as a result, may not necessarily reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties or from arm’s-length negotiations between Johnson & Johnson and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction.
Risks Related to Kenvue Common Stock
The price of Kenvue Common Stock may fluctuate substantially during and after the Exchange Offer period, and you could lose all or part of your investment in Kenvue Common Stock as a result.
Kenvue Common Stock has a limited trading history and there may be wide fluctuations in the market value of Kenvue Common Stock during and after the Exchange Offer period as a result of many factors. From the closing of the Kenvue IPO through July 21, 2023, the sales price of Kenvue Common Stock as reported by the NYSE has ranged from a low sales price of $22.49 on July 20, 2023 to a high sales price of $27.80 on May 15, 2023. Factors that may cause the market price of Kenvue Common Stock to fluctuate, some of which may be beyond Kenvue’s control, include:
•Kenvue’s quarterly or annual earnings or those of Kenvue’s competitors;
•variations in Kenvue’s quarterly dividends, if any, to shareholders;
•actual or anticipated fluctuations in Kenvue’s operating results or those of Kenvue’s competitors;
•publication of research reports about Kenvue, its competitors or industry, changes in, or failure to meet, estimates made by securities analysts or ratings agencies of Kenvue’s financial and operating performance or lack of research reports by industry analysts or ceasing of analyst coverage;
•additions or departures of key management personnel;
•strategic actions or announcements by Kenvue or its competitors;
•adverse market reaction to any indebtedness Kenvue may incur or securities Kenvue may issue in the future;
•changes in accounting standards, policies, guidelines, interpretations or principles;
•changes to the regulatory and legal environment in which Kenvue operates;
•litigation or governmental investigations initiated against Kenvue;
•reputational issues, including reputational issues involving Kenvue’s competitors and their products, Johnson & Johnson and Kenvue’s third-party partners;
•actions by institutional shareholders;
•any ineffectiveness of Kenvue’s internal controls;

•announcements made or actions taken by Johnson & Johnson in respect of the Exchange Offer or the clean-up spin-off, if any, or any other pro rata spin-off;
•overall market fluctuations and domestic and worldwide economic and political conditions, including related to the COVID-19 pandemic; and
•other factors described in this “Risk Factors” section and elsewhere in this prospectus.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Kenvue Common Stock. If any of the foregoing events occur, it could cause Kenvue’s stock price to fall and may expose Kenvue to lawsuits, including securities class action litigation, that, even if unsuccessful, could result in substantial costs and divert Kenvue’s management’s attention and resources. You should consider an investment in shares of Kenvue Common Stock to be risky, and you should invest in shares of Kenvue Common Stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment.
Future distributions or sales by Johnson & Johnson or other holders of shares of Kenvue’s Common Stock, or the perception that such distributions or sales may occur, including following the expiration of the lock-up period, could cause the price of Kenvue Common Stock to decline.
Prior to the commencement of the Exchange Offer, Johnson & Johnson owned 1,716,160,000 shares of Kenvue Common Stock (approximately 89.6% of outstanding Kenvue Common Stock) and will be offering to exchange up to 1,533,830,450 shares of Kenvue Common Stock in the Exchange Offer. If the Exchange Offer is fully subscribed and Johnson & Johnson does not increase the number of shares to be exchanged in the Exchange Offer (including by an additional number of shares of J&J Common Stock up to the De Minimis Increase Amount, which amount may constitute all of Johnson & Johnson’s remaining interest in Kenvue), Johnson & Johnson will continue to hold 182,329,550 shares of Kenvue Common Stock, which equals approximately 9.5% of outstanding Kenvue Common Stock. These shares are “restricted securities” as that term is defined in Rule 144 (“Rule 144”) under the Securities Act. Subject to contractual restrictions, including the lock-up agreements described in the paragraph below, Johnson & Johnson will be entitled to sell these shares in the public market only if the sale of such shares is registered with the Securities and Exchange Commission (“SEC”) or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Kenvue is unable to predict with certainty whether or when Johnson & Johnson will complete any future distributions or otherwise sell a substantial number of shares of Kenvue Common Stock. The distribution or sale by Johnson & Johnson of a substantial number of shares of Kenvue Common Stock following the completion of the Exchange Offer, or a perception that such a distribution or sale could occur, could significantly reduce the prevailing market price of shares of Kenvue Common Stock.
In connection with the Kenvue IPO, Kenvue, its executive officers, directors and Johnson & Johnson agreed with the underwriters that, except with the prior written consent of each of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, Kenvue and they will not, subject to certain exceptions, during the period beginning on the date of the prospectus for the Kenvue IPO and continuing through the date that is 180 days after the date of such prospectus (May 3, 2023), offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of Kenvue Common Stock or securities convertible into or exchangeable or exercisable for any shares of Kenvue Common Stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares of Kenvue Common Stock subject to lock-up agreements. When the lock-up period expires, Kenvue and its shareholders subject to lock-up agreements will be able to sell shares of Kenvue Common Stock in the public market. Sales of a substantial number of shares of Kenvue Common Stock upon expiration of the lock-up agreements, the perception that these sales may occur or early release of these lock-up agreements could cause the market price of shares of Kenvue Common Stock to decline or make it more difficult for you to sell your shares of Kenvue Common Stock at a time and price that you deem appropriate.
In connection with the Exchange Offer, on July 24, 2023, Johnson & Johnson and Kenvue obtained a waiver of the lock-up permitting Johnson & Johnson and Kenvue to launch and consummate the Exchange Offer (including the De Minimis Increase Amount and the clean-up spin-off, if any). This waiver of the lock-up applies only to Johnson & Johnson and Kenvue, and not to any of Kenvue’s executive officers or directors.
If Kenvue is unable to implement and maintain effective internal control over financial reporting in the future, investors could lose confidence in the accuracy and completeness of Kenvue’s financial reports and the market price of shares of Kenvue Common Stock could be adversely affected.
As a standalone public company, Kenvue will be required to maintain internal control over financial reporting and to report any material weaknesses in Kenvue’s internal control. In addition, beginning with Kenvue’s second annual report on Form 10-K, Kenvue expects that it will be required to furnish a report by management on the effectiveness of Kenvue’s internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Kenvue’s independent registered public accounting firm will also be required to express an opinion as to the effectiveness of Kenvue’s internal control over financial reporting beginning with Kenvue’s second annual report on Form 10-K. At such time, Kenvue’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Kenvue’s internal control over financial reporting is documented, designed or operating.
The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is complex, time-consuming and costly. If Kenvue identifies material weaknesses in Kenvue’s internal control over financial reporting, if Kenvue is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that Kenvue’s internal control over financial reporting is effective, or if Kenvue’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Kenvue’s internal control over financial reporting, investors could lose confidence in the accuracy and completeness of Kenvue’s financial reports and the market price of shares of Kenvue Common Stock could be adversely affected. Kenvue could also become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.
The obligations associated with being an independent, publicly traded company will require significant resources and management attention.
Kenvue is subject to reporting and other obligations under the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC and the NYSE. As an independent, publicly traded company, Kenvue is required to:
•prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;
•have its own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;
•maintain an internal audit function;
•institute its own financial reporting and disclosure compliance functions;
•establish an investor relations function; and
•establish internal policies, including those relating to trading in Kenvue’s securities and disclosure controls and procedures.
These reporting and other obligations place significant demands on Kenvue’s management, diverting their time and attention from sales-generating activities to compliance activities, and require increased administrative and operational costs and expenses that Kenvue did not incur prior to the Kenvue IPO, which could adversely affect Kenvue’s business, results of operations or financial condition.

Your percentage ownership in Kenvue may be further diluted in the future.
In the future, your percentage ownership in Kenvue may be further diluted if Kenvue issues additional shares of Kenvue Common Stock or convertible debt securities in connection with acquisitions, capital market transactions or other corporate purposes, including equity awards that Kenvue may grant to Kenvue’s directors, officers and employees. In connection with the Separation, Kenvue filed a registration statement on Form S-8 to register the shares of Kenvue Common Stock that Kenvue expects to reserve for issuance under Kenvue’s proposed equity incentive plan. It is anticipated that the Compensation & Human Capital Committee will grant additional equity awards to Kenvue’s employees and directors following the completion of the Exchange Offer or future distributions following the Exchange Offer, from time to time, under Kenvue’s equity incentive plan. Kenvue cannot predict with certainty the size of future issuances of shares of Kenvue Common Stock or the effect, if any, that future issuances and sales of shares of Kenvue Common Stock will have on the market price of shares of Kenvue Common Stock. Any such issuance could result in substantial dilution to Kenvue’s existing shareholders.
In addition, following the completion of the Distribution, Kenvue’s employees will have rights to purchase or receive shares of Kenvue Common Stock as a result of the conversion of their Johnson & Johnson stock options, restricted share units and performance share units into Kenvue’s stock options and restricted share units. The conversion of these Johnson & Johnson awards into Kenvue’s awards is described in further detail in the sections of this prospectus entitled “Executive and Director Compensation—Compensation Discussion and Analysis.” As of the date of this prospectus, the exact number of shares of Kenvue Common Stock that will be subject to the converted equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in Kenvue could be diluted as a result of the conversion.
Kenvue’s board of directors will be authorized, without further vote or action by Kenvue’s shareholders, to provide for the issuance from time to time of shares of Kenvue’s preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of Kenvue’s capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any; and the redemption price or prices and the other terms of redemption, if any, applicable to that series. The terms of one or more series of preferred stock could dilute the voting power or reduce the value of Kenvue Common Stock. For example, Kenvue could grant the holders of Kenvue’s preferred stock rights to elect directors in all events or on the occurrence of specified events or the right to veto specified transactions. In addition, the repurchase or redemption rights or liquidation preferences that Kenvue could assign to holders of Kenvue’s preferred stock could affect the residual value of Kenvue Common Stock. See “Description of Capital Stock of Kenvue—Preferred Stock.”
Kenvue has outstanding indebtedness that could adversely affect Kenvue’s business, results of operations or financial condition.
In connection with the Separation, Kenvue has entered into certain financing arrangements, which include the Notes Offering, the Commercial Paper Program and the Revolving Credit Facility. In addition, Kenvue may incur additional indebtedness in the future. This indebtedness could have important, adverse consequences to Kenvue and Kenvue’s investors, including:
•requiring a substantial portion of Kenvue’s cash flow from operations to make interest payments;
•making it more difficult to satisfy other obligations;
•increasing the risk of a future credit ratings downgrade of Kenvue’s debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing Kenvue’s vulnerability to general adverse economic and industry conditions;
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow Kenvue’s business;
•limiting Kenvue’s ability to pay dividends;

•limiting Kenvue’s flexibility in planning for, or reacting to, changes in Kenvue’s business and industry; and
•limiting Kenvue’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of Kenvue Common Stock.
The risks described above will increase with the amount of indebtedness Kenvue incurs in the future. Furthermore, to the extent Kenvue’s indebtedness bears interest at variable rates, Kenvue’s ability to borrow additional funds may be reduced and the risks described above would intensify if these rates were to increase significantly, whether because of an increase in market interest rates or a decrease in Kenvue’s creditworthiness. In addition, Kenvue’s actual cash requirements in the future may be greater than expected. Kenvue’s cash flow from operations may not be sufficient to service Kenvue’s outstanding debt or to repay the outstanding debt as it becomes due, and Kenvue may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance Kenvue’s debt.
Kenvue is a holding company and Kenvue’s only material assets are its equity interests in Kenvue’s subsidiaries. As a consequence, Kenvue depends on the ability of its subsidiaries to pay dividends and make other payments and distributions to Kenvue in order to meet its obligations.
Kenvue is a holding company with limited direct business operations, including conducting certain operational activities in anticipation of the Separation. Kenvue’s subsidiaries own substantially all of Kenvue’s assets and conduct substantially all of Kenvue’s operations. Dividends from Kenvue’s subsidiaries and permitted payments to Kenvue under arrangements with Kenvue’s subsidiaries are Kenvue’s principal sources of cash to meet Kenvue’s obligations. These obligations include operating expenses and interest and principal on current and any future borrowings. Kenvue’s subsidiaries, including certain subsidiaries organized outside the United States, may not be able to, or may not be permitted to, pay dividends or make distributions to enable Kenvue to meet Kenvue’s obligations. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit Kenvue’s ability to obtain cash from Kenvue’s subsidiaries. If the cash Kenvue receives from its subsidiaries pursuant to dividends and other arrangements is insufficient to fund any of Kenvue’s obligations, or if a subsidiary is unable to pay future dividends or distributions to Kenvue to meet Kenvue’s obligations, Kenvue may be required to raise cash through, among other things, the incurrence of debt (including convertible or exchangeable debt), the sale of assets or the issuance of equity. Kenvue’s liquidity and capital position are highly dependent on the performance of Kenvue’s subsidiaries and their ability to pay future dividends and distributions to Kenvue as anticipated. The evaluation of future dividend sources and Kenvue’s overall liquidity plans are subject to a variety of factors, including current and future market conditions, which are subject to change. Kenvue’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, could adversely affect Kenvue’s business, results of operations or financial condition and Kenvue’s ability to satisfy its obligations under Kenvue’s indebtedness or pay dividends on Kenvue Common Stock.
Kenvue cannot guarantee the payment of dividends on Kenvue Common Stock, or the timing or amount of any such dividends.
On July 20, 2023, Kenvue announced that its board of directors had declared a quarterly cash dividend of $0.20 per share of Kenvue Common Stock, payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023. Although Kenvue currently intends to pay a quarterly cash dividend to holders of Kenvue Common Stock, Kenvue has no obligation to do so, and its dividend policy may change at any time without notice to its shareholders. The payment of any dividends in the future to Kenvue’s shareholders, and the timing and amount thereof, will fall within the discretion of Kenvue’s board of directors. Kenvue’s board of directors’ decisions regarding the payment of dividends will depend on many factors, such as Kenvue’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in the agreements governing Kenvue’s indebtedness, general economic business conditions, industry practice, legal requirements and other factors that Kenvue’s board of directors may deem relevant. Kenvue’s ability to pay dividends will depend on Kenvue’s ongoing ability to generate cash from operations and on Kenvue’s access to the capital markets. Furthermore, Kenvue is a holding company with limited direct business operations, including conducting certain operational activities in anticipation of the Separation. As a result, Kenvue’s ability to pay dividends will also depend on the ability of Kenvue’s subsidiaries to pay dividends and make other payments and distributions to Kenvue. Kenvue cannot assure you that Kenvue will pay Kenvue’s anticipated dividend in the same amount or frequency, or at all, in the future.
If Kenvue’s estimates or judgments relating to Kenvue’s critical accounting policies are based on assumptions that change or prove to be incorrect, Kenvue’s results of operations could be adversely affected, resulting in a decrease in the market price of shares of Kenvue Common Stock.
The preparation of financial statements in conformity with U.S. GAAP requires Kenvue to make estimates and assumptions that affect the amounts reported in Kenvue’s combined financial statements. Kenvue bases its estimates on historical experience and on various other assumptions that Kenvue believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, net sales and expenses that are not readily apparent from other sources. If Kenvue’s assumptions change or if actual circumstances differ from Kenvue’s assumptions, Kenvue’s results of operations could be adversely affected and could fall below Kenvue’s publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of shares of Kenvue Common Stock.
Certain provisions in Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of Kenvue, which could decrease the trading price of Kenvue Common Stock.
Kenvue’s amended and restated certificate of incorporation and its amended and restated bylaws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with Kenvue’s board of directors rather than to attempt an unsolicited takeover not approved by Kenvue’s board of directors. These provisions include (1) the ability of Kenvue’s directors, and not shareholders, to fill vacancies on Kenvue’s board of directors (including those resulting from an enlargement of Kenvue’s board of directors), (2) restrictions on the ability of Kenvue’s shareholders to call a special meeting, (3) restrictions on the ability of Kenvue’s shareholders to act by written consent, (4) rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings and (5) the authority of Kenvue’s board of directors to issue preferred stock without shareholder vote or action.
In addition, because Kenvue has not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, subject to certain exceptions. See “Description of Capital Stock of Kenvue—Anti-Takeover Effects of Various Provisions of Delaware Law, Kenvue’s Amended and Restated Certificate of Incorporation and Kenvue’s Amended and Restated Bylaws—Delaware Anti-Takeover Statute.”
So long as Johnson & Johnson beneficially owns a majority of the total voting power of Kenvue’s outstanding capital stock, and therefore has the ability to direct the election of all the members of Kenvue’s board of directors, directors designated by Johnson & Johnson to serve on Kenvue’s board of directors would have the ability to authorize a party, including a potential transferee of Johnson & Johnson’s shares of Kenvue Common Stock, to become an interested stockholder such that the restrictions of Section 203 of the DGCL would not apply to such party.
Kenvue believes these provisions will protect Kenvue’s shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Kenvue’s board of directors and by providing Kenvue’s board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Kenvue immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some of Kenvue’s shareholders and could delay or prevent an acquisition that Kenvue’s board of directors determines is not in the best interests of Kenvue and Kenvue’s shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Kenvue’s amended and restated certificate of incorporation provides that certain courts within the State of Delaware or the federal district courts of the United States are the sole and exclusive forum for the resolution of certain types of actions and proceedings that may be initiated by its shareholders, which could discourage lawsuits against it or its directors, officers, employees or shareholders.
Kenvue’s amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware (or, if such court does not have jurisdiction, the United States District Court for the District of Delaware) is the sole and exclusive forum for (1) any derivative action or proceeding brought on Kenvue’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Kenvue’s directors, officers, employees or shareholders to it or its shareholders, (3) any action asserting a claim arising pursuant to any provision of Kenvue’s amended and restated certificate of incorporation or Kenvue’s amended and restated bylaws, (4) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware or (5) any action asserting a claim governed by the internal affairs doctrine.
These exclusive forum provisions will not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless Kenvue consents in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with Kenvue or its directors, officers, employees or shareholders, which in each case may discourage such lawsuits with respect to such claims. It is possible that a court could find these exclusive forum provisions inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, and Kenvue may incur additional costs associated with resolving such matters in other jurisdictions, which could divert Kenvue’s management’s attention and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Risks Related to the Exchange Offer
Your investment will be subject to different risks after the Exchange Offer regardless of whether you elect to participate in the Exchange Offer.
Your investment will be subject to different risks as a result of the Exchange Offer, regardless of whether you tender all, some or none of your shares of J&J Common Stock:
•If you exchange all of your shares of J&J Common Stock and the Exchange Offer is not oversubscribed, then you will no longer have an ownership interest in Johnson & Johnson, but instead will directly own only an interest in Kenvue. As a result, your investment will be subject exclusively to risks associated with Kenvue and not risks associated solely with Johnson & Johnson.
•If you exchange all of your shares of J&J Common Stock and the Exchange Offer is oversubscribed, then the offer will be subject to the proration procedures described in this prospectus and, unless your odd-lot tender is not subject to proration, you will own a direct interest in both Johnson & Johnson and Kenvue. As a result, your investment will continue to be subject to risks associated with both Johnson & Johnson and Kenvue, though you may be subject to these risks to a different degree than prior to the Exchange Offer.
•If you exchange some, but not all, of your shares of J&J Common Stock, then regardless of whether the Exchange Offer is fully subscribed, the number of shares of J&J Common Stock you own will decrease (unless you otherwise acquire shares of J&J Common Stock), while the number of shares of Kenvue Common Stock you own will increase. As a result, your investment will continue to be subject to risks associated with both Johnson & Johnson and Kenvue, though you may be subject to these risks to a different degree than prior to the Exchange Offer.

•If you do not exchange any of your shares of J&J Common Stock and the Exchange Offer is fully subscribed, then your ownership interest in Johnson & Johnson will increase on a percentage basis, while your indirect ownership in Kenvue will decrease (unless you otherwise own shares of Kenvue Common Stock). As a result, your investment will be subject to risks associated with Johnson & Johnson and risks associated with Kenvue (only to the extent of Johnson & Johnson’s continued ownership interest in Kenvue and unless you otherwise own Kenvue Common Stock).
•If you remain a stockholder of Johnson & Johnson following the completion of the Exchange Offer and Johnson & Johnson conducts the clean-up spin-off or any other pro rata spin-off of its remaining interest in Kenvue, then you may receive shares of Kenvue Common Stock (although you may instead receive only cash in lieu of a fractional share). As a result, your investment may be subject to risks associated with both Johnson & Johnson and Kenvue, though you may be subject to these risks to a different degree than prior to the Exchange Offer.
Regardless of whether you tender your shares of J&J Common Stock, the shares you hold after the completion of the Exchange Offer will reflect a different investment from the investment you previously held.
The Exchange Offer and related transactions will result in a substantial amount of Kenvue Common Stock entering the market, which may adversely affect the market price of Kenvue Common Stock.
Immediately prior to the commencement of the Exchange Offer, Johnson & Johnson owned 1,716,160,000 shares of Kenvue Common Stock, representing 89.6% of outstanding shares of Kenvue Common Stock. Assuming the completion of the Exchange Offer and that it is fully subscribed, Johnson & Johnson will distribute 1,533,830,450 shares of Kenvue Common Stock, and may at its option distribute up to an additional 182,329,550 shares of Kenvue Common Stock if the Exchange Offer is oversubscribed, and such shares of Kenvue Common Stock not held by Kenvue’s affiliates will be freely tradable. If the Exchange Offer is not fully subscribed, Johnson & Johnson intends to make a tax-free distribution to its shareholders of the shares of Kenvue Common Stock that were offered but not exchanged in the Exchange Offer through the clean-up spin-off. Following the completion of the Exchange Offer and the clean-up spin-off, if any, in the event that Johnson & Johnson continues to hold an interest in Kenvue, Johnson & Johnson may make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in Kenvue, which may include a pro rata spin-off, one or more distributions in exchange for Johnson & Johnson shares or other securities, or any combination thereof, or may otherwise dispose of all or a portion of its remaining shares of Kenvue Common Stock. The distribution of such a large number of shares of Kenvue Common Stock in the Exchange Offer and any subsequent spin-off or exchange offer could adversely affect the market price of Kenvue Common Stock.
Following the completion of the Exchange Offer, the market price of shares of J&J Common Stock and Kenvue Common Stock will fluctuate and the final per-share values used in determining the exchange ratio may not be indicative of future trading prices.
The common stock price history for shares of J&J Common Stock and Kenvue Common Stock may not provide investors with a meaningful basis for evaluating an investment in either company’s common stock. Kenvue has been a publicly traded company only since May 4, 2023. The prior performance of J&J Common Stock and Kenvue Common Stock may not be indicative of the performance of their common stock after the Exchange Offer. In addition, the indicative and final per-share values used in determining the exchange ratio may not be indicative of the prices at which J&J Common Stock and Kenvue Common Stock will trade after the Exchange Offer is completed.
Tendering Johnson & Johnson stockholders may receive a reduced discount or may not receive any discount in the Exchange Offer.
The Exchange Offer is designed to permit you to exchange your shares of J&J Common Stock for shares of Kenvue Common Stock at a 7% discount. Stated another way, subject to the limitations described below, for each $100 of your shares of J&J Common Stock accepted in the Exchange Offer, you will receive approximately $107.53 of Kenvue Common Stock based on the Average J&J Price and the Average Kenvue Price.

The number of shares you can receive is, however, subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. The upper limit ensures that any unusual or unexpected decrease in the trading price of Kenvue Common Stock, relative to the trading price of J&J Common Stock, would not result in an unduly high number of shares of Kenvue Common Stock being exchanged for each share of J&J Common Stock accepted in the Exchange Offer. As a result, you may receive less than $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock accepted in the Exchange Offer, depending on the Average J&J Price and the Average Kenvue Price. Because of the upper limit, if there is a decrease of sufficient magnitude in the trading price for shares of Kenvue Common Stock relative to the trading price of shares of J&J Common Stock, or if there is an increase of sufficient magnitude in the trading price for shares of J&J Common Stock relative to the trading price for shares of Kenvue Common Stock, you may not receive $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock accepted, and could receive much less. In addition, there is no assurance that you will be able to sell shares of Kenvue Common Stock received in the Exchange Offer at prices comparable to the Average Kenvue Price.
There may also be circumstances under which you would receive fewer shares of Kenvue Common Stock than you would have received if the exchange ratio were determined using the closing prices for shares of J&J Common Stock and Kenvue Common Stock on the expiration date of the Exchange Offer. For example, if the trading price of J&J Common Stock were to increase during the last two trading days of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 17 and 18, 2023), the Average J&J Price would likely be lower than the closing price of J&J Common Stock on the expiration date of the Exchange Offer. As a result, you may receive fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average J&J Price were calculated on the basis of the closing price of shares of J&J Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer. Similarly, if the trading price of Kenvue Common Stock were to decrease during the last two days of the Exchange Offer, the Average Kenvue Price would likely be higher than the closing price of Kenvue Common Stock on the expiration date of the Exchange Offer. This could also result in you receiving fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average Kenvue Price were calculated on the basis of the closing price of shares of Kenvue Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”
Participating Johnson & Johnson stockholders will experience some delay in receiving shares of Kenvue Common Stock (and cash in lieu of fractional shares of Kenvue Common Stock, if any) for shares of J&J Common Stock that are accepted in the Exchange Offer.
Tendering Johnson & Johnson stockholders whose shares of J&J Common Stock have been accepted for exchange will not be able to sell the shares of Kenvue Common Stock to be received until the distribution of shares of Kenvue Common Stock to individual stockholders has been completed. Consequently, if the market price for shares of Kenvue Common Stock should decrease or increase during that period, the relevant stockholder would not be able to stop any losses or recognize any gain by selling the shares of Kenvue Common Stock. Similarly, you will not be able to invest cash in lieu of fractional shares of Kenvue Common Stock, if any, until the distribution of such cash has been completed, and you will not receive interest payments for this time period.
Market prices for shares of J&J Common Stock may be impacted by the Exchange Offer.
Investors may purchase shares of J&J Common Stock in order to participate in the Exchange Offer, which may have the effect of raising market prices for shares of J&J Common Stock during the pendency of the Exchange Offer. Following the completion of the Exchange Offer, the market prices for shares of J&J Common Stock may decline because any Exchange Offer-related demand for shares of J&J Common Stock will cease. In addition, following the completion of the Exchange Offer, the market prices for shares of J&J Common Stock may decline because Johnson & Johnson will no longer have any ownership interest in Kenvue.

If the Exchange Offer is not fully subscribed, Johnson & Johnson may continue to control Kenvue, which could prevent Kenvue shareholders from influencing significant decisions.
Depending on the number of shares validly tendered, Johnson & Johnson may be able to influence the outcome of certain corporate actions requiring the approval of Kenvue’s shareholders so long as it owns a significant portion of Kenvue Common Stock and may retain certain rights pursuant to the Separation Agreement. See “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Separation Agreement.” In addition, if the Exchange Offer is not fully subscribed, and Johnson & Johnson were to waive the Minimum Amount and the clean-up spin-off is not consummated, Johnson & Johnson may continue to hold more than 50% of the outstanding Kenvue Common Stock, and in such event, Kenvue would continue to be considered a “controlled company” under NYSE rules. In such case, the typical independence requirements under the NYSE rules would not apply to Kenvue. Even if the Exchange Offer is fully subscribed and is completed, Johnson & Johnson may continue to hold 182,329,550 shares of Kenvue Common Stock, which equals approximately 9.5% of outstanding Kenvue Common Stock (Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock up to the De Minimis Increase Amount, which amount may constitute all of Johnson & Johnson’s remaining interest in Kenvue).
The Exchange Offer could result in significant tax liability.
Johnson & Johnson has received a private letter ruling from the IRS substantially to the effect that, among other things, the Exchange Offer, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Exchange Offer is conditioned on, among other things, the continuing effectiveness and validity of Johnson & Johnson’s private letter ruling from the IRS and favorable opinions of Johnson & Johnson’s U.S. tax advisors. The private letter ruling and opinions of Johnson & Johnson’s U.S. tax advisors will rely on certain facts, assumptions, representations and undertakings from Kenvue and Johnson & Johnson regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Johnson & Johnson and its shareholders may not be able to rely on the private letter ruling or the opinions of Johnson & Johnson’s U.S. tax advisors and could be subject to significant tax liabilities.
If the Exchange Offer were determined not to qualify as a tax-free distribution under Section 355 of the Code, each Johnson & Johnson stockholder who receives shares of Kenvue Common Stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the shares of Kenvue Common Stock received by the stockholder and its tax basis in the shares of J&J Common Stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the shares of Kenvue Common Stock received by the stockholder.
In addition, Johnson & Johnson would generally recognize a gain with respect to the transfer of Kenvue Common Stock in the Exchange Offer, as well as with respect to the receipt of certain cash proceeds from Kenvue in connection with the Separation.
The Exchange Offer could be taxable to Johnson & Johnson but not its stockholders, if Kenvue or its stockholders were to engage in certain transactions after the Exchange Offer is completed. In such cases, Kenvue would be required to indemnify Johnson & Johnson for any resulting taxes and related expenses, which amount could be material.
The Exchange Offer could result in significant tax liability for Kenvue and tax-related indemnification obligations to Johnson & Johnson for certain tax liabilities, and Kenvue may be affected by significant restrictions, including its ability to engage in certain corporate transactions for a two-year period after the Exchange Offer (or, if applicable, the clean-up spin-off) in order to avoid triggering significant tax-related liabilities.
To preserve the tax-free treatment of certain steps of the Separation and Exchange Offer for U.S. federal income tax purposes, Kenvue is restricted under the Tax Matters Agreement, dated as of May 3, 2023, by and between Kenvue and Johnson & Johnson, from taking certain actions that would prevent certain steps of the Separation and

Exchange Offer from being tax-free for U.S. federal income tax purposes. Under the Tax Matters Agreement, for the two-year period following the completion of the Separation and Exchange Offer (or, if applicable, the clean-up spin-off), Kenvue will be subject to specific restrictions on its ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions with respect to its stock. These restrictions may limit Kenvue’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. These restrictions will not limit the acquisition of other businesses by Kenvue for cash consideration. In addition, under the Tax Matters Agreement, Kenvue will generally be required to indemnify Johnson & Johnson against certain tax liabilities that may result from the acquisition of its stock or assets, even if Kenvue does not participate in or otherwise facilitate the acquisition. Furthermore, Kenvue will be subject to specific restrictions on discontinuing the active conduct of its trade or business, the issuance or sale of stock or other securities (including securities convertible into its stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. These restrictions may reduce Kenvue’s strategic and operating flexibility. See “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Tax Matters Agreement.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which do not relate strictly to historical or current facts and which reflect Johnson & Johnson’s and Kenvue’s, as the case may be, management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; strategy for growth; product development activities; regulatory approvals; market position; expenditures; and the effects of the Separation on Kenvue’s business.
In particular, forward-looking statements include statements relating to: the Exchange Offer and/or one or more subsequent additional distributions; the Separation, the Exchange Offer and their expected benefits; applicable laws and regulations; the Exchange Offer and related transactions will result in a substantial amount of Kenvue Common Stock entering the market, which may adversely affect the market price of Kenvue Common Stock; investments will be subject to different risks after the Exchange Offer; during and following the completion of the Exchange Offer, shares of J&J Common Stock and Kenvue Common Stock will fluctuate and the final per-share values used in determining the exchange ratio may not be indicative of future trading prices; tendering Johnson & Johnson stockholders may receive a reduced discount or may not receive any discount in the Exchange Offer; participating Johnson & Johnson stockholders may experience some delay in receiving shares of Kenvue Common Stock (and cash in lieu of fractional shares of Kenvue Common Stock, if any) for shares of J&J Common Stock that are accepted in the Exchange Offer; market prices for shares of J&J Common Stock may be impacted by the Exchange Offer; the Separation and the Exchange Offer could result in significant tax liability; Kenvue’s agreements with Johnson & Johnson; Johnson & Johnson’s control of Kenvue prior to the Exchange Offer and potential loss of control of Kenvue after the completion of the Exchange Offer; Kenvue’s ability to operate as a standalone company after the Exchange Offer is completed; Kenvue’s ability to expand globally, implement its digital-first approach and respond appropriately to competitive pressure; the impact of negative publicity and failed marketing efforts; the rapidly changing retail landscape, including Kenvue’s dependence on key retailers, policies of Kenvue’s retail trade customers, the emergence of e-commerce and other alternative retail channels, and challenges with innovation and research and development; the potential that the expected benefits and opportunities from any planned or completed acquisition or divestiture may not be realized or may take longer to realize than expected; Kenvue’s ability to establish, maintain, protect and enforce intellectual property rights, as well as address the threats of counterfeit products, infringement of Kenvue’s intellectual property, and other unauthorized versions of its products; allegations that Kenvue’s products infringe the intellectual property rights of third parties; difficulties and delays in manufacturing, internally or within the supply chain, that may lead to business interruptions, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action; Kenvue’s reliance on third-party relationships, global supply chains, and production and distribution processes, which may adversely affect supply, sourcing, and pricing of materials used in its products, and impact its ability to forecast product demand; interruptions and breaches of Kenvue’s information technology systems or those of a third party; the potential for labor disputes, strikes, work stoppages, and similar labor relations matters, and the impact of minimum wage increases; Kenvue’s ability to attract and retain talented, highly skilled employees and a diverse workforce, and to implement succession plans for Kenvue’s senior management; climate change, extreme weather, and natural disasters, or legal, regulatory or market measures to address climate change; the impact of increasing scrutiny and rapidly evolving expectations from stakeholders regarding environmental, social, and governance matters; the potential for insurance to be unavailable or insufficient to cover losses Kenvue may incur; product reliability, safety and efficacy concerns, whether or not based on scientific or factual evidence, potentially resulting in governmental investigations, regulatory action (including the shutdown of manufacturing facilities), private claims and lawsuits, significant remediation and related costs, safety alerts, product shortages, declining sales, reputational damage, and share price impact; legal proceedings related to talc or talc-containing products; the impact of legal proceedings and the uncertainty of their outcome, whether or not Kenvue believes they have merit; changes to applicable laws, regulations, policies, and related interpretations; changes in tax laws and regulations, increased audit scrutiny by tax authorities and exposures to additional tax liabilities potentially in excess of existing reserves; the impact of inflation and fluctuations in interest rates and currency exchange rates; potential changes in export/import and trade laws, regulations, and policies; the impact of a natural disaster, catastrophe, epidemic, pandemic, including COVID-19, global tension, including armed conflict such as the ongoing military conflict between Russia and Ukraine, or other events; the impact of impairment of Kenvue’s goodwill and other intangible assets; Kenvue’s ability to maintain satisfactory credit ratings; and Kenvue’s substantial indebtedness, including the restrictions and covenants in Kenvue’s debt agreements.
Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to risks, uncertainties and changes that are difficult to predict and many of which are outside of Johnson & Johnson’s and Kenvue’s control. You should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, Johnson & Johnson’s and Kenvue’s actual results and financial condition could vary materially from expectations and projections expressed or implied in the forward-looking statements. These matters involve risks and uncertainties as discussed in Johnson & Johnson’s periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the SEC, as well as those issues and uncertainties described elsewhere in this prospectus, including in “Risk Factors.” Many factors, including those set forth in “Risk Factors,” could cause actual results to differ materially from such forward-looking statements. However, there may also be other risks that Johnson & Johnson and Kenvue are unable to predict at this time. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement included in this prospectus. You should not put undue reliance on forward-looking statements, which speak only as of the date on which such statements are made.
For additional information regarding risks and uncertainties faced by Johnson & Johnson and Kenvue, please read “Risk Factors” and “Incorporation by Reference.” You should understand that it is not possible to predict or identify all such factors and you should not consider the risks described above to be a complete statement of all potential risks and uncertainties. Johnson & Johnson and Kenvue do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments, except as required by law.

THE TRANSACTION
Background of the Exchange Offer
Separation
In November 2021, Johnson & Johnson announced its intention to separate its Consumer Health segment (the “Consumer Health Business”) into a new, publicly traded company (the “Separation”). Kenvue was incorporated in Delaware on February 23, 2022 in connection with the Separation and was formed to ultimately hold, directly or indirectly, and conducted certain operational activities in anticipation of the planned separation of, the Consumer Health Business. Prior to the Kenvue IPO (as defined below), Kenvue was wholly owned by Johnson & Johnson and primarily represented the Consumer Health Business. Kenvue also included certain other product lines previously reported in another segment of Johnson & Johnson. On April 4, 2023, in connection with the Separation, Johnson & Johnson completed in all material respects the transfer of the assets and liabilities of the Consumer Health Business to Kenvue and its subsidiaries, other than the transfer of assets and liabilities in certain jurisdictions where Kenvue and Johnson & Johnson will defer the transfer of such assets and assumption of liabilities and other immaterial assets (such transfer, the “Consumer Health Business Transfer”).
On May 8, 2023, as partial consideration for the Consumer Health Business Transfer, Kenvue paid $13.2 billion to Johnson & Johnson from the (1) net proceeds received from the sale of Kenvue Common Stock in the Kenvue IPO and (2) net proceeds received from the Debt Financing Transactions (as defined below).
Additionally, in connection with the Separation, Kenvue entered into the Separation Agreement and various other agreements with Johnson & Johnson for the purpose of effecting the Separation. These agreements provide a framework for Kenvue’s relationship with Johnson & Johnson and govern various interim and ongoing relationships between Kenvue and Johnson & Johnson that follow the completion of the Kenvue IPO. These agreements between Kenvue and Johnson & Johnson are further described in “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation.”
Kenvue IPO
On May 8, 2023, the initial public offering of Kenvue Common Stock (the “Kenvue IPO”) was completed through the sale of 198,734,444 shares of Kenvue Common Stock, including the underwriters’ full exercise of their option to purchase 25,921,884 shares to cover over-allotments, at an initial public offering price of $22 per share for net proceeds of $4.2 billion after deducting underwriting discounts and commissions of $131 million. As of the closing of the Kenvue IPO, there were 1,914,894,444 shares of Kenvue Common Stock outstanding and Johnson & Johnson owned 1,716,160,000 shares of Kenvue Common Stock, or approximately 89.6% of the total outstanding shares of Kenvue Common Stock.
Debt Financing Transactions
On March 22, 2023, Kenvue issued eight series of senior unsecured notes (the “Senior Notes”) in an aggregate principal amount of $7.75 billion in a private placement. The net proceeds to Kenvue from the Senior Notes offering was $7.7 billion after deductions of discounts and issuance costs of $75 million.
On March 3, 2023, Kenvue entered into a commercial paper program (the “Commercial Paper Program”). As of April 2, 2023, Kenvue had no outstanding balances under its Commercial Paper Program. Subsequent to April 2, 2023, and prior to the Kenvue IPO, Kenvue issued $1.25 billion under the program, which, collectively with the Senior Notes, are referred to as the “Debt Financing Transactions.”
On March 6, 2023, Kenvue entered into a credit agreement providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $4 billion to be made available in U.S. dollars and Euros, with JPMorgan Chase Bank, N.A. serving as administrative agent for a syndicate of lenders. The proceeds of the loans under the Revolving Credit Facility will be used for general corporate purposes. As of April 2, 2023, Kenvue had no outstanding balances under its Revolving Credit Facility.

See “Description of Certain Indebtedness of Kenvue” for more information on the Debt Financing Transactions and the Revolving Credit Facility.
Reasons for the Exchange Offer
Johnson & Johnson has decided to commence the Exchange Offer to divest all or a portion of Johnson & Johnson’s remaining interest in its Consumer Health Business now owned by Kenvue from Johnson & Johnson’s remaining businesses in a tax-efficient manner, with the goal of enhancing stockholder value and better positioning Johnson & Johnson to focus on its core businesses.
Johnson & Johnson believes that the Separation and the Exchange Offer will, among other things, (a) create a fully independent company focused exclusively on the Consumer Health Business, which can pursue future business initiatives, including acquisitions and other capital investments, without the influence of a controlling stockholder, (b) create a widely held, publicly traded equity security linked only to the performance of the Consumer Health Business, rather than together with Johnson & Johnson’s other businesses, which can be used efficiently to attract, retain and incentivize employees of the Consumer Health Business and to pursue attractive acquisition and capital raising opportunities, and (c) enhance the capital markets efficiency of J&J Common Stock by eliminating a non-core business which investors may not appropriately value when assessing Johnson & Johnson’s business operations.
Neither Johnson & Johnson nor Kenvue can provide assurances that, following the Exchange Offer, any of these benefits will be realized to the extent anticipated or at all.
The following reasons were considered by Johnson & Johnson in making the determination to divest all or a portion of Johnson & Johnson’s remaining interest in its Consumer Health Business now owned by Kenvue from Johnson & Johnson’s remaining businesses by means of the Exchange Offer:
•The Exchange Offer, like a pro rata spin-off, is a tax-efficient way for Johnson & Johnson to divest its interest in Kenvue.
•The Exchange Offer presents an opportunity for Johnson & Johnson to quickly repurchase a large number of outstanding shares of J&J Common Stock without reducing overall cash and financial flexibility.
•The Exchange Offer provides Johnson & Johnson’s stockholders with an opportunity to adjust their current Johnson & Johnson investment between Johnson & Johnson and Kenvue on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share) and, accordingly, is an efficient means of placing Kenvue Common Stock with only those Johnson & Johnson stockholders who wish to directly own an interest in Kenvue.
•The Exchange Offer could present stockholders tendering shares of J&J Common Stock with an opportunity to acquire shares of Kenvue Common Stock at a discount to the then-prevailing market price.
•The Exchange Offer presents more execution risk than a pro rata spin-off of all or a portion of Johnson & Johnson’s remaining interest in Kenvue, and may require an extension of the Exchange Offer period or a clean-up spin-off if the Exchange Offer is not fully subscribed.
•The Exchange Offer will cause Johnson & Johnson to incur certain incremental expenses relating to the Exchange Offer that it would not otherwise incur in connection with a pro rata spin-off of all or a portion of Johnson & Johnson’s remaining interest in Kenvue.
Effects of the Exchange Offer
Upon the completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue.

Holders of J&J Common Stock will be affected by the Exchange Offer as follows:
•Holders who exchange all of their shares of J&J Common Stock, if the Exchange Offer is not oversubscribed, will no longer have any ownership interest in Johnson & Johnson but will instead directly own only an interest in Kenvue. As a result, their investment will be subject exclusively to benefits and risks associated with Kenvue and not benefits and risks associated solely with Johnson & Johnson.
•Unless their odd-lot tender is not subject to proration, holders who exchange all of their shares of J&J Common Stock will, if the Exchange Offer is oversubscribed, be subject to proration and will own an interest in both Johnson & Johnson and Kenvue. As a result, their investment will continue to be subject to benefits and risks associated with both Johnson & Johnson and Kenvue, though such holders may be subject to these benefits and risks to a different degree than prior to the Exchange Offer.
•Holders who exchange some, but not all, of their shares of J&J Common Stock, regardless of whether the Exchange Offer is fully subscribed, will own fewer shares of J&J Common Stock and more shares of Kenvue Common Stock than prior to the Exchange Offer, unless they otherwise acquire J&J Common Stock. As a result, their investment will continue to be subject to benefits and risks associated with both Johnson & Johnson and Kenvue, though such holders may be subject to these benefits and risks to a different degree than prior to the Exchange Offer.
•Holders who do not exchange any of their shares of J&J Common Stock in the Exchange Offer will have an increased ownership interest in Johnson & Johnson, on a percentage basis, and will have their indirect ownership interest in Kenvue decrease, unless they otherwise own Kenvue Common Stock. As a result, their investment will be subject to benefits and risks associated with Johnson & Johnson and benefits and risks associated with Kenvue (only to the extent of Johnson & Johnson’s continued ownership interest in Kenvue, and unless they otherwise own Kenvue Common Stock).
•Holders who remain stockholders of Johnson & Johnson following the completion of the Exchange Offer may, if Johnson & Johnson conducts the clean-up spin-off or any other pro rata spin-off of its remaining interest in Kenvue, receive shares of Kenvue Common Stock (although such holders may instead receive only cash in lieu of a fractional share). As a result, their investment may be subject to benefits and risks associated with both Johnson & Johnson and Kenvue, though such holders may be subject to these benefits and risks to a different degree than prior to the Exchange Offer.
Kenvue’s Equity Capitalization
Kenvue had an equity capitalization of 1,914,894,444 shares of common stock as of July 2, 2023. Johnson & Johnson owned 1,716,160,000 shares of Kenvue Common Stock, representing approximately 89.6% of the outstanding shares of Kenvue Common Stock as of July 2, 2023.
No Appraisal Rights
Appraisal is a statutory remedy under state law available to corporate stockholders who object to extraordinary actions taken by their corporation. This remedy allows dissenting stockholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to Johnson & Johnson stockholders or Kenvue stockholders in connection with the Exchange Offer.
Regulatory Approval
Certain acquisitions of Kenvue Common Stock under the Exchange Offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If a holder of J&J Common Stock decides to participate in the Exchange Offer and consequently acquires enough shares of Kenvue Common Stock to exceed the $111.4 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or associated regulations does not apply, Johnson & Johnson and the holder will be required to make filings under the Hart-Scott-Rodino Act and the holder will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any stockholder or stockholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.
Apart from the registration of shares of Kenvue Common Stock offered in the Exchange Offer under applicable securities laws and Johnson & Johnson filing a Schedule TO with the SEC, Johnson & Johnson does not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the Exchange Offer.
Accounting Treatment
The shares of J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of J&J Common Stock accepted in the Exchange Offer at its expiration. Any difference between the net book value of Kenvue attributable to Johnson & Johnson and the market value of the shares of J&J Common Stock acquired at that date will be recognized by Johnson & Johnson as a gain on disposal of discontinued operations net of any direct and incremental expenses of the Exchange Offer on the disposal of its Kenvue Common Stock.
The aggregate market value of Johnson & Johnson’s investment in 1,716,160,000 shares of Kenvue Common Stock, based on the closing price of shares of Kenvue Common Stock on July 21, 2023 of $24.01 per share, was approximately $41.2 billion. Johnson & Johnson expects to recognize a gain upon consummation of the Exchange Offer. The amount of the gain will be dependent upon the final exchange ratio and the value of J&J Common Stock at the time the Exchange Offer is consummated. For example, if at the time Johnson & Johnson completes the Exchange Offer, (1) the Exchange Offer is fully subscribed, (2) the upper limit of 8.0549 shares of Kenvue Common Stock exchanged for each share of J&J Common Stock is in effect and (3) the market value of J&J Common Stock is $170.19 per share (the closing price on the NYSE on July 21, 2023), Johnson & Johnson would recognize a gain of approximately $9.9 billion in connection with the transaction, prior to estimated fees and expenses. A $1.00 increase in the per share market value of J&J Common Stock in this example would increase the gain recognized by Johnson & Johnson by approximately $190 million.
At the completion of the Exchange Offer Johnson & Johnson will no longer control Kenvue. As a result, upon the completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue.
Tax Treatment
See “Material U.S. Federal Income Tax Consequences” for a discussion of the tax treatment of the Exchange Offer.

THE EXCHANGE OFFER
Terms of the Exchange Offer
General
Johnson & Johnson is offering to exchange up to 1,533,830,450 shares of Kenvue Common Stock which are owned by Johnson & Johnson for outstanding shares of J&J Common Stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the related letter of transmittal (including the instructions thereto), which are validly tendered by 12:00 midnight, New York City time, at the end of the day on August 18, 2023, unless the Exchange Offer is extended or terminated. The last day on which tenders will be accepted, whether on August 18, 2023 or any later date to which the Exchange Offer is extended, is referred to in this prospectus as the “expiration date.” You may tender all, some or none of your shares of J&J Common Stock.
The number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will depend on the final exchange ratio and the number of shares of J&J Common Stock validly tendered and not validly withdrawn. The maximum number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will be equal to the number of shares of Kenvue Common Stock offered by Johnson & Johnson in the Exchange Offer divided by the final exchange ratio (which will be subject to the upper limit). Johnson & Johnson is offering 1,533,830,450 shares of Kenvue Common Stock. Accordingly, the largest possible number of shares of J&J Common Stock that will be accepted equals 1,533,830,450 divided by the final exchange ratio. Pursuant to Rule 13e-4(f)(1)(ii) and Rule 14e-1(b) under the Exchange Act, if the Exchange Offer is oversubscribed, Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock validly tendered in the Exchange Offer and not validly withdrawn not to exceed the De Minimis Increase Amount without extending the Exchange Offer period. This may result in Johnson & Johnson exchanging up to an additional 182,329,550 shares of Kenvue Common Stock, which amount constitutes Johnson & Johnson’s remaining interest in Kenvue, in excess of the 1,533,830,450 shares being offered in the Exchange Offer. Johnson & Johnson may increase the amount of J&J Common Stock being sought in the Exchange Offer by some or all of the De Minimis Increase Amount. Johnson & Johnson’s obligation to complete the Exchange Offer is subject to important conditions that are described in the section entitled “—Conditions to Completion of the Exchange Offer.”
For each share of J&J Common Stock that you tender in the Exchange Offer and do not validly withdraw, and that is accepted by Johnson & Johnson, you will receive a number of shares of Kenvue Common Stock at a discount of 7%, subject to an upper limit of 8.0549 shares of Kenvue Common Stock per share of J&J Common Stock. Stated another way, subject to the upper limit described below, for each $100 of J&J Common Stock accepted in the Exchange Offer, you will receive approximately $107.53 of shares of Kenvue Common Stock based on the Average J&J Price and the Average Kenvue Price, as determined by Johnson & Johnson.
The Average J&J Price will be equal to the simple arithmetic average of the daily VWAPs of shares of J&J Common Stock on the NYSE during the Averaging Period, as determined by Johnson & Johnson, and the Average Kenvue Price will be equal to the simple arithmetic average of the daily VWAPs of shares of Kenvue Common Stock on the NYSE during the Averaging Period, as determined by Johnson & Johnson, as more fully described below under “—Pricing Mechanism.”
The daily VWAP for shares of J&J Common Stock or Kenvue Common Stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “JNJ UN<Equity>AQR” with respect to J&J Common Stock and “KVUE UN<Equity>AQR” with respect to Kenvue Common Stock (or any other recognized quotation source selected by Johnson & Johnson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs obtained from Bloomberg L.P. may be different from other sources or investors’ or other security holders’ own calculations. Johnson &

Johnson will determine the simple arithmetic average of the VWAPs of each stock, and such determination will be final.
For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m., New York City time, through 12:00 midnight, New York City time.
Upper Limit
The number of shares of Kenvue Common Stock that you can receive is subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. If the upper limit is in effect, you will receive less than $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock that you tender based on the Average J&J Price and Average Kenvue Price, and you could receive much less. This upper limit represents a 12% discount for shares of Kenvue Common Stock based on the closing prices of shares of J&J Common Stock and Kenvue Common Stock on July 21, 2023 (the last trading day immediately preceding the date of the commencement of the Exchange Offer). Johnson & Johnson set this upper limit to ensure that there would not be an unduly high number of shares of Kenvue Common Stock being exchanged for each share of J&J Common Stock accepted in the Exchange Offer.
Pricing Mechanism
The terms of the Exchange Offer are designed to result in you receiving approximately $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock validly tendered and accepted in the Exchange Offer based on the Average J&J Price and the Average Kenvue Price determined as described above and subject to the upper limit. Regardless of the final exchange ratio, the terms of the Exchange Offer would always result in you receiving approximately $107.53 of Kenvue Common Stock for each $100 of J&J Common Stock, based on the Average J&J Price and the Average Kenvue Price, so long as the upper limit described above is not in effect.
To illustrate, the number of shares of Kenvue Common Stock you will receive for shares of J&J Common Stock validly tendered and accepted in the Exchange Offer, and assuming no proration occurs, will be calculated as:

Number of shares of Kenvue Common Stock	=	(a) number of shares of J&J Common Stock validly tendered by you and accepted by Johnson & Johnson	multiplied by	(b) the final exchange ratio
The following formula will be used to calculate the final exchange ratio:

Final exchange ratio	=	the lesser of:	(a) the Average J&J Price divided by 93% of the Average Kenvue Price	and	(b) 8.0549 (the upper limit)
The Average J&J Price for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAPs of shares of J&J Common Stock on the NYSE during the Averaging Period of three consecutive trading days (which, if the Exchange Offer is not extended or terminated, would be August 14, 15 and 16, 2023) ending on and including the second trading day preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). The Average Kenvue Price for purposes of the Exchange Offer will equal the simple arithmetic average of the daily VWAPs of shares of Kenvue Common Stock on the NYSE during the Averaging Period.
The final exchange ratio, the daily VWAPs used to calculate the final exchange ratio, the Average J&J Price and the Average Kenvue Price will each be rounded to four decimals.
To help illustrate the way these calculations work, below are two examples:
•Example 1: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $165.4244 per share of J&J Common Stock and $24.3244 per share of Kenvue Common Stock, you would receive 7.3126 shares ($165.4244 divided by 93% of $24.3244) of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer. In this example, the upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock would not apply.
•Example 2: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $165.4244 per share of J&J Common Stock and $21.8920 per share of Kenvue Common Stock, the upper limit of 8.0549 would be in effect and you would only receive 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock accepted in the Exchange Offer because the upper limit is less than 8.1252 shares ($165.4244 divided by 93% of $21.8920) of Kenvue Common Stock for each share of J&J Common Stock.
A website will be maintained at www.JNJSeparation.com that will provide the daily VWAPs of both J&J Common Stock and Kenvue Common Stock during the Exchange Offer. You may also contact the information agent at its toll-free number provided on the back cover of this prospectus to obtain this information.
Prior to the Averaging Period, commencing on the third trading day of the Exchange Offer, the website will also provide indicative exchange ratios for each day that will be calculated based on the indicative calculated per-share values of J&J Common Stock and Kenvue Common Stock on each day, calculated as though that day were the last day of the Averaging Period, by 4:30 p.m., New York City time. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of J&J Common Stock and Kenvue Common Stock for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit would have been in effect had such day been the last day of the Averaging Period.
During the first two days of the Averaging Period, the website will provide indicative exchange ratios that will be calculated based on the Average J&J Price and Average Kenvue Price, as calculated by Johnson & Johnson based on data reported by Bloomberg L.P. (or any other recognized quotation source selected by Johnson & Johnson in its sole discretion if such source is not available or is manifestly erroneous). The website will not provide an indicative exchange ratio on the third day of the Averaging Period. The indicative exchange ratios will be calculated as follows: (1) on the first day of the Averaging Period, the indicative exchange ratio will be calculated based on the daily VWAPs of J&J Common Stock and Kenvue Common Stock for that first day of the Averaging Period and (2) on the second day of the Averaging Period, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of J&J Common Stock and Kenvue Common Stock for the first and second day of the Averaging Period. During the first two days of the Averaging Period, the indicative exchange ratios will be updated on the website each day by 4:30 p.m., New York City time. The final exchange ratio, including whether the upper limit on the number of shares that can be received for each share of J&J Common Stock validly tendered is in effect, will be announced by press release and be available on the website by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023).
Prior to and during the Averaging Period, the data based on which the daily VWAP is determined will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAPs, as reported by Bloomberg L.P., may be different from other sources or investors’ or other security holders’ own calculations. Johnson & Johnson will determine the simple arithmetic average of the VWAPs of each, and such determination will be final.
Final Exchange Ratio
The final exchange ratio that shows the number of shares of Kenvue Common Stock that you will receive for each share of J&J Common Stock that you validly tendered and which is accepted in the Exchange Offer, including whether the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect, will be announced by press release and available at www.JNJSeparation.com no later than 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). After that time, you may also contact the information agent to obtain the final exchange ratio at its toll-free number provided on the back cover of this prospectus.

If a market disruption event occurs with respect to shares of J&J Common Stock or Kenvue Common Stock on any day during the Averaging Period, the simple arithmetic average stock price of J&J Common Stock and Kenvue Common Stock will be determined using the daily VWAPs of shares of J&J Common Stock and Kenvue Common Stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, Johnson & Johnson decides to extend the Exchange Offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs as specified above, Johnson & Johnson may terminate the Exchange Offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the Exchange Offer. See “—Conditions to Completion of the Exchange Offer.”
A “market disruption event” with respect to either J&J Common Stock or Kenvue Common Stock means a suspension, absence or material limitation of trading of such stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for J&J Common Stock or Kenvue Common Stock, as the case may be, during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by Johnson & Johnson in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE; and (2) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of similar scope as determined by Johnson & Johnson or the exchange agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.
Since the Exchange Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023) and the final exchange ratio, including whether the upper limit on the number of shares that can be received for each share of J&J Common Stock validly tendered is in effect, will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer, you will be able to tender or withdraw your shares of J&J Common Stock after the final exchange ratio is determined until the Exchange Offer has expired. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”
For the purposes of illustration, the table below indicates the number of shares of Kenvue Common Stock that you would receive per one share of J&J Common Stock accepted in the Exchange Offer, calculated on the basis described under “—Pricing Mechanism” and taking into account the upper limit, assuming a range of simple arithmetic averages of the daily VWAPs of shares of J&J Common Stock and Kenvue Common Stock during the assumed Averaging Period. The first line of the table below shows the indicative Average J&J Price and the indicative Average Kenvue Price and indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023, based on the daily VWAPs of shares of J&J Common Stock and Kenvue Common Stock on July 19, 20 and 21, 2023. The table also shows the effects of a 10% increase or decrease in either or both the indicative Average J&J Price and indicative Average Kenvue Price based on changes relative to the values as of July 21, 2023.

J&J Common Stock	Kenvue Common Stock	Average J&J Price	Average Kenvue Price	Shares of Kenvue Common Stock per share of J&J Common Stock validly tendered	$ Amount of Kenvue Common Stock per $100 of J&J Common Stock
As of July 21, 2023	As of July 21, 2023	$165.4244	$24.3244	7.3126	$107.53
Down 10%	Up 10%	$148.8820	$26.7568	5.9831	$107.53
Down 10%	Unchanged	$148.8820	$24.3244	6.5814	$107.53
Down 10%	Down 10%	$148.8820	$21.8920	7.3126	$107.53
Unchanged	Up 10%	$165.4244	$26.7568	6.6479	$107.53
Unchanged	Down 10%	$165.4244	$21.8920	8.0549	$106.60	(1)
Up 10%	Up 10%	$181.9668	$26.7568	7.3126	$107.53
Up 10%	Unchanged	$181.9668	$24.3244	8.0439	$107.53
Up 10%	Down 10%	$181.9668	$21.8920	8.0549	$96.91	(2)
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(1)In this scenario, the upper limit of 8.0549 is in effect. Absent the upper limit, the exchange ratio would have been 8.1252 shares of Kenvue Common Stock per share of J&J Common Stock validly tendered. In this scenario, Johnson & Johnson would announce that the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect no later than 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which would be August 17, 2023).
(2)In this scenario, the upper limit of 8.0549 is in effect. Absent the upper limit, the exchange ratio would have been 8.9377 shares of Kenvue Common Stock per share of J&J Common Stock validly tendered. In this scenario, Johnson & Johnson would announce that the upper limit on the number of shares of Kenvue Common Stock that can be received for each share of J&J Common Stock validly tendered is in effect no later than 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which would be August 17, 2023).

If the trading price of J&J Common Stock were to increase during the last two trading days of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 17 and 18, 2023), the Average J&J Price would likely be lower than the closing price of J&J Common Stock on the expiration date of the Exchange Offer. As a result, you may receive fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average J&J Price were calculated on the basis of the closing price of shares of J&J Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer. Similarly, if the trading price of Kenvue Common Stock were to decrease during the last two days of the Exchange Offer, the Average Kenvue Price would likely be higher than the closing price of Kenvue Common Stock on the expiration date of the Exchange Offer. This could also result in you receiving fewer dollars of Kenvue Common Stock for each $100 of J&J Common Stock than you would otherwise receive if the Average Kenvue Price were calculated on the basis of the closing price of shares of Kenvue Common Stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the Exchange Offer.
The number of shares of J&J Common Stock accepted by Johnson & Johnson in the Exchange Offer may be subject to proration. Depending on the number of shares of J&J Common Stock validly tendered, and not validly withdrawn, and the final exchange ratio, determined as described above, Johnson & Johnson may have to limit the number of shares of J&J Common Stock that it accepts in the Exchange Offer through a proration process. Any proration of the number of shares accepted in the Exchange Offer will be determined on the basis of the proration mechanics described below under “—Proration; Odd-Lots.”
This prospectus and related documents are being sent to:
•persons who directly held shares of J&J Common Stock on or about July 20, 2023;
•the plan administrator(s) for, or the trustee under, the Savings Plans, on behalf of the participants and their beneficiaries; and

•brokers, banks and similar persons whose names or the names of whose nominees appear on Johnson & Johnson’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of J&J Common Stock, in each case as of or about July 20, 2023.
Proration; Odd-Lots
If, as of 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), Johnson & Johnson stockholders have validly tendered more shares of J&J Common Stock than Johnson & Johnson is able to accept for exchange, Johnson & Johnson will accept for exchange the shares of J&J Common Stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of J&J Common Stock to be accepted for exchange bears to the total number of shares of J&J Common Stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of J&J Common Stock and subject to any adjustment necessary to ensure the exchange of all shares of Kenvue Common Stock offered by Johnson & Johnson in the Exchange Offer), except for tenders of odd-lots, as described below.
Except as otherwise provided in this section, beneficial holders of less than 100 shares of J&J Common Stock who validly tender all of their shares will not be subject to proration if the Exchange Offer is oversubscribed. Direct or beneficial holders of more than 100 shares of J&J Common Stock, and those who own less than 100 shares but do not tender all of their shares, will be subject to proration. In addition, shares held on behalf of participants in the Savings Plans, due to the fact that each Savings Plan holds more than 100 shares of J&J Common Stock, will be subject to proration.
Johnson & Johnson will announce the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the trading day immediately following the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023). Upon determining the number of shares of J&J Common Stock validly tendered for exchange, Johnson & Johnson will announce the final results, including the final proration factor, if any.
Any shares of J&J Common Stock not accepted for exchange in the Exchange Offer as a result of proration will be returned to the tendering stockholder promptly after the final proration factor is determined in book-entry form to a direct registration account in the name of the registered holder maintained by Johnson & Johnson’s transfer agent.
Pursuant to Rule 13e-4(f)(1)(ii) and Rule 14e-1(b) under the Exchange Act, if the Exchange Offer is oversubscribed, Johnson & Johnson may decide to accept an additional number of shares of J&J Common Stock validly tendered in the Exchange Offer and not validly withdrawn not to exceed the De Minimis Increase Amount without extending the Exchange Offer period. If Johnson & Johnson stockholders have validly tendered more shares of J&J Common Stock than Johnson & Johnson is able to accept for exchange, Johnson & Johnson will accept for exchange the shares of J&J Common Stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proration factor as described above.
Fractional Shares
Fractional shares of Kenvue Common Stock will not be distributed in the Exchange Offer. The exchange agent, acting as agent for the Johnson & Johnson stockholders otherwise entitled to receive fractional shares of Kenvue Common Stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of the stockholders. Any proceeds that the exchange agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s proportional interest in the aggregate number of shares sold. The distribution of fractional share proceeds may take longer than the distribution of shares of Kenvue Common Stock. As a result, stockholders may not receive fractional share proceeds at the same time they receive shares of Kenvue Common Stock.
None of Johnson & Johnson, Kenvue, the exchange agent, any of the dealer managers or any other person will guarantee any minimum proceeds from the sale of fractional shares of Kenvue Common Stock. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. In addition, a stockholder who receives cash in lieu of a fractional share of Kenvue Common Stock will generally recognize capital gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received is greater or less than the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “Material U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of the Exchange Offer.
Holders who are tendering shares allocated to their accounts under the Savings Plans should note that their accounts do not hold fractional shares, given the unitized nature of the stock funds in such Savings Plans, and such holders should refer to the special instructions provided to them by or on behalf of their applicable plan administrator for more information.
Exchange of Shares of J&J Common Stock
Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of the extension or amendment), Johnson & Johnson will accept for exchange, and will exchange, for shares of Kenvue Common Stock owned by Johnson & Johnson, the shares of J&J Common Stock validly tendered, and not validly withdrawn, prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), promptly after the expiration date of the Exchange Offer.
The exchange of shares of J&J Common Stock validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of:
•(1) share certificates representing all validly tendered shares of J&J Common Stock (other than Direct Registration Shares), in proper form for transfer or (2) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of J&J Common Stock in the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering”;
•the letter of transmittal for shares of J&J Common Stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and
•any other required documents.
For purposes of the Exchange Offer, Johnson & Johnson will be deemed to have accepted for exchange, and thereby exchanged, shares of J&J Common Stock validly tendered and not validly withdrawn if and when Johnson & Johnson notifies the exchange agent of its acceptance of the tenders of those shares of J&J Common Stock pursuant to the Exchange Offer.
On or prior to the time of consummation of the Exchange Offer, Johnson & Johnson will irrevocably deliver to the exchange agent Direct Registration Shares representing all of the shares of Kenvue Common Stock owned by it and offered in the Exchange Offer, with irrevocable instructions to hold the shares of Kenvue Common Stock in trust for Johnson & Johnson stockholders whose shares of J&J Common Stock are being accepted for exchange in the Exchange Offer. Kenvue Common Stock or cash in lieu of fractional shares will be transferred to Johnson & Johnson stockholders whose shares of J&J Common Stock are accepted in the Exchange Offer promptly after the expiration of the Exchange Offer. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.
Return of Shares of J&J Common Stock
If shares of J&J Common Stock are delivered and not accepted due to proration or a partial tender, (1) certificated shares of J&J Common Stock that were delivered will be returned in uncertificated book-entry form to be credited in book-entry form in a direct registration account in the name of the applicable holder maintained by Johnson & Johnson’s transfer agent, (2) Direct Registration Shares of J&J Common Stock that were delivered will be credited back to the applicable account in book-entry form and (3) shares of J&J Common Stock held through DTC will be credited back through DTC in book-entry form.
If you validly withdraw your shares of J&J Common Stock or the Exchange Offer is not completed, (1) certificated shares of J&J Common Stock that were delivered will be returned, (2) Direct Registration Shares of J&J Common Stock that were delivered will be credited back to the applicable account in book-entry form and (3) shares of J&J Common Stock held through DTC will be credited back through DTC in book-entry form.
Procedures for Tendering
Shares Held in Certificated Form. If you hold certificates representing shares of J&J Common Stock, you must deliver to the exchange agent at one of its addresses listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and the certificates representing the shares of J&J Common Stock validly tendered.
Shares Held in Book-Entry Direct Registration System. If you hold Direct Registration Shares of J&J Common Stock, you must deliver to the exchange agent pursuant to one of the methods set forth in the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. Since certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent.
Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company, Custodian or Similar Institution. If you hold shares of J&J Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of J&J Common Stock. If that institution holds shares of J&J Common Stock through DTC, it must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your shares of J&J Common Stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other required documents.
The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of J&J Common Stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that Johnson & Johnson may enforce that agreement against the participant.
The exchange agent will establish an account at DTC with respect to the shares of J&J Common Stock for purposes of the Exchange Offer, and any eligible institution that is a participant in DTC may make book-entry delivery of shares of J&J Common Stock by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Shares Held in the Savings Plans. Participants in the Savings Plans should follow the special instructions that are being sent to them by or on behalf of their applicable plan administrator. Such participants should not use the letter of transmittal to direct the tender of shares of J&J Common Stock held in these plans, but should instead use the Exchange Offer election form provided to them by or on behalf of their applicable plan administrator. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of J&J Common Stock allocated to their Savings Plan accounts, subject to any limitations set forth in the special instructions provided to them, by the deadline specified in the special instructions sent by or on behalf of the applicable plan administrator.
General Instructions. Do not send letters of transmittal and certificates representing shares of J&J Common Stock to Johnson & Johnson, Kenvue or the information agent. Letters of transmittal for shares of J&J Common Stock and certificates representing shares of J&J Common Stock should be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Johnson & Johnson.
Whether you tender certificated shares of J&J Common Stock by delivery of certificates or uncertificated Direct Registration Shares, the exchange agent must receive the letter of transmittal and, if applicable, any certificates representing your shares of J&J Common Stock pursuant to the method or methods set forth in the letter of transmittal prior to the expiration of the Exchange Offer. Note that for Direct Registration Shares, you do not need to deliver any certificates representing those shares because certificates are not issued for such shares. In the case of a book-entry transfer of shares of J&J Common Stock through DTC, the exchange agent must receive the agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023).
Letters of transmittal for shares of J&J Common Stock and certificates representing shares of J&J Common Stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of J&J Common Stock.
Signature Guarantees. Signatures on all letters of transmittal for shares of J&J Common Stock must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of J&J Common Stock are validly tendered either (1) by a registered stockholder (which term, for purposes of this document, will include any participant in DTC whose name appears on a security position listing as the owner of shares of J&J Common Stock) who has not completed the “Special Transfer Instructions” enclosed with the letter of transmittal or (2) for the account of a U.S. eligible institution.
If the certificates representing shares of J&J Common Stock or Direct Registration Shares are registered in the name of a person other than the person who signs the letter of transmittal, the letter of transmittal or certificates, as applicable, must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates or as reflected on the letter of transmittal accompanying the tender of Direct Registration Shares without alteration, enlargement or any change whatsoever, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.
Guaranteed Delivery Procedures. If you wish to tender shares of J&J Common Stock pursuant to the Exchange Offer but (1) your certificates are not immediately available, (2) the procedure for book-entry transfer cannot be completed on a timely basis or (3) time will not permit all required documents to reach the exchange agent on or before the expiration date of the Exchange Offer, you may still tender your shares of J&J Common Stock, so long as all of the following conditions are satisfied:
•you must make your tender by or through a U.S. eligible institution;
•on or before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Johnson & Johnson, in the manner provided below; and
•by no later than 5:00 p.m., New York City time, on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1)(A) share certificates representing all validly tendered shares of J&J Common Stock (other than Direct Registration Shares), in proper form for transfer or (B) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of J&J Common Stock in the exchange agent’s account at DTC, (2) a letter of transmittal for shares of J&J Common Stock, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message and (3) any other required documents.

Registered stockholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of shares of J&J Common Stock) may transmit the notice of guaranteed delivery by email transmission or mail it to the exchange agent. If you hold shares of J&J Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, such institution must submit any notice of guaranteed delivery on your behalf. You must, in all cases, obtain a Medallion guarantee, in the form set forth in the notice of guaranteed delivery.
Effect of Tenders. A tender of shares of J&J Common Stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the Exchange Offer as well as your representation and warranty to Johnson & Johnson that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of J&J Common Stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, Johnson & Johnson will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; (3) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act as further explained below; (4) your participation in the Exchange Offer and tender of such shares complied with Rule 14e-4 and the applicable laws of both the jurisdiction where you received the materials relating to the Exchange Offer and the jurisdiction from which the tender is being made; and (5) for non-U.S. persons: you acknowledge that Johnson & Johnson has advised you that it has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange J&J Common Stock or Kenvue Common Stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in J&J Common Stock or Kenvue Common Stock in your home country; that, if you are located outside the United States, your ability to tender J&J Common Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; that your participation in the Exchange Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your shares and in a manner that will not require Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and that Johnson & Johnson will rely on your representations concerning the legality of your participation in the Exchange Offer in determining to accept any shares that you are tendering for exchange.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of J&J Common Stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of J&J Common Stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of J&J Common Stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.
The exchange of shares of J&J Common Stock validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (a) (1) share certificates representing all validly tendered shares of J&J Common Stock (other than Direct Registration Shares), in proper form for transfer or (2) with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of J&J Common Stock in the exchange agent’s account at DTC; (b) a letter of transmittal for shares of J&J Common Stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (c) any other required documents.
Appointment of Attorneys-in-Fact and Proxies. By executing a letter of transmittal as set forth above, you irrevocably appoint Johnson & Johnson’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of J&J Common Stock validly tendered and accepted for exchange by Johnson & Johnson and with respect to any and all other shares of J&J Common Stock and other securities issued or issuable in respect of the shares of J&J Common Stock on or after the expiration of the Exchange Offer.

That appointment is effective when and only to the extent that Johnson & Johnson deposits the shares of Kenvue Common Stock for the shares of J&J Common Stock that you have validly tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the validly tendered shares of J&J Common Stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Johnson & Johnson’s designees will, with respect to the shares of J&J Common Stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Johnson & Johnson reserves the right to require that, in order for shares of J&J Common Stock to be deemed validly tendered, immediately upon Johnson & Johnson’s acceptance for exchange of those shares of J&J Common Stock, Johnson & Johnson must be able to exercise full voting rights with respect to such shares.
Determination of Validity. Johnson & Johnson will determine questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of J&J Common Stock, in Johnson & Johnson’s sole discretion, provided that Johnson & Johnson may delegate such power in whole or in part to the exchange agent. Johnson & Johnson reserves the absolute right to reject any and all tenders of shares of J&J Common Stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Johnson & Johnson also reserves the absolute right to waive any of the conditions of the Exchange Offer (other than the conditions relating to the absence of an injunction), or any defect or irregularity in the tender of any shares of J&J Common Stock. No tender of J&J Common Stock is valid until all defects and irregularities in tenders of J&J Common Stock have been cured or waived. None of Johnson & Johnson, Kenvue, the dealer managers, the exchange agent, the information agent or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any J&J Common Stock or will incur any liability for failure to give any such notification. Johnson & Johnson’s interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and instructions thereto) may be challenged in a court of competent jurisdiction.
Binding Agreement. The tender of shares of J&J Common Stock pursuant to any of the procedures described above, together with Johnson & Johnson’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between Johnson & Johnson and you upon the terms of and subject to the conditions to the Exchange Offer.
The method of delivery of share certificates of shares of J&J Common Stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.
Partial Tenders
If you tender fewer than all the shares of J&J Common Stock evidenced by any share certificate you deliver to the exchange agent, then you must check the box labeled “Partial Tender” and fill in the number of shares that you are tendering in the space provided on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. In those cases, promptly after the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), the exchange agent will credit the remainder of the shares of J&J Common Stock that were evidenced by the certificate(s) but not tendered to a Direct Registration Share account in the name of the registered holder maintained by Johnson & Johnson’s transfer agent, unless otherwise provided in “Special Transfer Instructions” or “Special Delivery Instructions” enclosed with the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. Unless you indicate otherwise in your letter of transmittal, all J&J Common Stock represented by share certificates you deliver to the exchange agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Treatment of Shares of J&J Common Stock Held Under a Savings Plan
Shares of J&J Common Stock held for the account of participants in the Savings Plans are eligible for participation in the Exchange Offer. A Savings Plan participant may direct that all, some or none of the shares of J&J Common Stock allocated to his or her Savings Plans account be exchanged, subject to the Savings Plan’s rules for participating in the Exchange Offer.
A Savings Plan’s rules may be different than those described in this prospectus. Holders who are tendering shares allocated to their Savings Plan accounts should refer to the special instructions provided to them by or on behalf of their applicable plan administrator for information that is specific to the Savings Plans. Savings Plan participants should consult the special instructions together with this prospectus in deciding whether or not to participate in the Exchange Offer with respect to their Savings Plan shares.
Lost or Destroyed Certificates
If your certificate(s) representing shares of J&J Common Stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to follow the procedures for replacement set forth under the section entitled “Lost or Destroyed Certificate(s)” included in the letter of transmittal and the instructions related thereto. You may be required to pay a fee and to post a surety bond for your lost shares of J&J Common Stock. Upon receipt of the completed applicable letter of transmittal with the required information and, if required, the surety bond payment and the service fee, your shares of J&J Common Stock will be included in the Exchange Offer, subject to acceptance by Johnson & Johnson.
Withdrawal Rights
Shares of J&J Common Stock validly tendered pursuant to the Exchange Offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023) and, unless Johnson & Johnson has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Johnson & Johnson accepts shares of J&J Common Stock pursuant to the Exchange Offer, your tender is irrevocable.
For a withdrawal of shares of J&J Common Stock to be effective, the exchange agent must receive from you a written notice of withdrawal or email transmission of notice of withdrawal, in the form of the notice of withdrawal provided by Johnson & Johnson, at one of its addresses or the email address, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of J&J Common Stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.
If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of J&J Common Stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates.
If shares of J&J Common Stock have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with the procedures of DTC.
If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

Johnson & Johnson will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. Johnson & Johnson may delegate such power in whole or in part to the exchange agent. None of Johnson & Johnson, Kenvue, the dealer managers, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determination may be challenged in a court of competent jurisdiction.
Any shares of J&J Common Stock validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.
However, you may re-tender withdrawn shares of J&J Common Stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).
If you hold shares of J&J Common Stock through the Savings Plans, you will be provided with special instructions by or on behalf of your plan administrator on how to withdraw your shares and you must deliver any required information in a timely manner in order for the tabulator for the Savings Plans to withdraw your election to exchange from the final tabulation. The deadline will be specified in the special instructions provided to you (or, if the Exchange Offer is extended, any new plan participant withdrawal deadline established by the applicable plan administrator).
Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined
Subject to any extension of the Exchange Offer period, the final exchange ratio, including whether the upper limit on the number of shares that can be received for each share of J&J Common Stock validly tendered is in effect, will be available by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023).
If you are a registered stockholder of J&J Common Stock (which will include persons holding certificated shares or Direct Registration Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023), in the form of the notice of withdrawal provided by Johnson & Johnson. Medallion guarantees will not be required for such withdrawal notices. If you hold J&J Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC until that time (although there is no assurance that will be the case). Once DTC has closed, if you beneficially own shares that were previously delivered through DTC, then in order to withdraw your shares, the institution through which your shares are held must deliver a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. Such notice of withdrawal must be in the form of DTC’s notice of withdrawal and must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. Shares can be withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares.
Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.
Delivery of Kenvue Common Stock; Book-Entry Accounts
Physical certificates representing shares of Kenvue Common Stock will not be issued pursuant to the Exchange Offer. Rather than issuing physical certificates for such shares to tendering stockholders, the exchange agent will cause shares of Kenvue Common Stock to be credited in book-entry form to direct registered accounts maintained by Kenvue’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from Kenvue’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.
If shares of Kenvue Common Stock are to be issued to a person other than the signer of the letter of transmittal, a check is to be issued in the name of, or shares of J&J Common Stock not tendered or not accepted for exchange in the Exchange Offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown on the first page of the letter of transmittal, then the information in “Special Transfer Instructions” and “Special Delivery Instructions” enclosed with the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part will need to be completed. Johnson & Johnson has no obligation pursuant to such instructions to transfer any such shares from the name of the registered holder(s) thereof if Johnson & Johnson does not accept any such shares for exchange. If no such instructions are given, all such shares not accepted for exchange in the Exchange Offer will be credited in book-entry form to the registered holders in a direct registered account maintained by Johnson & Johnson’s transfer agent.
With respect to any shares tendered through DTC, a stockholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such shares of J&J Common Stock not accepted will be returned by crediting the same account at DTC as the account from which such shares of J&J Common Stock were delivered.
Extension; Amendment
Extension or Amendment by Johnson & Johnson
Johnson & Johnson expressly reserves the right, in its sole discretion, at any time and for any reason, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of, and the exchange for, any shares of J&J Common Stock validly tendered and not validly withdrawn in the Exchange Offer. For example, the Exchange Offer can be extended if any of the conditions to completion of the Exchange Offer described in the next section entitled “—Conditions to Completion of the Exchange Offer” are not satisfied or, where legally permitted, waived prior to the expiration of the Exchange Offer.
Johnson & Johnson expressly reserves the right, in its sole discretion, at any time and for any reason, to amend the terms of the Exchange Offer in any respect prior to the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be August 18, 2023).
If Johnson & Johnson materially changes the terms of or information concerning the Exchange Offer, it will extend the Exchange Offer if required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.
As required by applicable law, the Exchange Offer will be extended so that it remains open for a minimum of ten business days following the applicable announcement if:
•Johnson & Johnson changes the method for calculating the number of shares of Kenvue Common Stock offered in exchange for each share of J&J Common Stock; and
•the Exchange Offer is scheduled to expire within ten business days of announcing any such change.
If Johnson & Johnson extends the Exchange Offer, is delayed in accepting for exchange any shares of J&J Common Stock or is unable to accept for exchange any shares of J&J Common Stock under the Exchange Offer for any reason, then, without affecting Johnson & Johnson’s rights under the Exchange Offer, the exchange agent may retain on Johnson & Johnson’s behalf all shares of J&J Common Stock tendered. These shares of J&J Common Stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”
Johnson & Johnson’s reservation of the right to delay acceptance of any shares of J&J Common Stock is subject to applicable law, which requires that Johnson & Johnson pay the consideration offered or return the shares of J&J Common Stock deposited promptly after the termination or withdrawal of the Exchange Offer.
Johnson & Johnson will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the Exchange Offer.
Method of Public Announcement
Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Exchange Offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Johnson & Johnson may choose to make any public announcement, Johnson & Johnson assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire.
Conditions to Completion of the Exchange Offer
Johnson & Johnson will not be required to complete the Exchange Offer and may terminate the Exchange Offer unless at least 460,149,135 shares of Kenvue Common Stock would be distributed in exchange for outstanding shares of J&J Common Stock that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. This number of shares of Kenvue Common Stock represented 30% of Kenvue Common Stock being offered in the Exchange Offer.
In addition, Johnson & Johnson will not be required to accept shares for exchange and may terminate the Exchange Offer if:
•any condition or event occurs, or Johnson & Johnson reasonably expects any condition or event to occur that Johnson & Johnson reasonably believes would, or would be likely to, cause the Exchange Offer to be taxable to Johnson & Johnson or its stockholders under U.S. federal income tax laws;
•the opinion of Johnson & Johnson’s U.S. tax advisors to the effect that, for U.S. federal income tax purposes, the Exchange Offer, together with the Separation and other certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, is not received or is withdrawn or otherwise ceases to be effective;
•Johnson & Johnson notifies Kenvue that Johnson & Johnson has received a written proposal for an unsolicited alternative transaction involving Kenvue, directly or indirectly, that Johnson & Johnson’s board of directors reasonably determines, in its good-faith judgment, to be in the best interests of its stockholders; or
•any of the following events occurs, or Johnson & Johnson reasonably expects any of the following events to occur:
◦any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;
◦a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;
◦a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer;
◦if any of the situations described in the immediately preceding three bullet points exists as of the date of the commencement of the Exchange Offer, the situation deteriorates materially;
◦an extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on July 21, 2023;
◦a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Kenvue;
◦a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Johnson & Johnson;
◦any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the Exchange Offer;
◦any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Johnson & Johnson and Kenvue and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Johnson & Johnson or Kenvue;
◦the registration statement on Form S-4 of which this prospectus is a part shall not have become effective under the Securities Act prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer;
◦any stop order suspending the effectiveness of the registration statement of which this prospectus forms a part has been issued, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn; or
◦a market disruption event occurs with respect to J&J Common Stock or Kenvue Common Stock and such market disruption event has, in Johnson & Johnson’s reasonable judgment, impaired the benefits of the Exchange Offer.
If any of the above events occurs and exists at the scheduled expiration date, Johnson & Johnson may:
•terminate the Exchange Offer and promptly return all tendered shares of J&J Common Stock to tendering stockholders;
•extend the Exchange Offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered shares of J&J Common Stock until the extended Exchange Offer expires;
•amend the terms of the Exchange Offer; or
•waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for shares of Kenvue Common Stock to be distributed in the Exchange Offer) and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.
These conditions are for the sole benefit of Johnson & Johnson. Except as described in the immediately preceding bullet point, Johnson & Johnson may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. Johnson & Johnson’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted by Johnson & Johnson at any time. However, all conditions to completion of the Exchange Offer must be satisfied or, where legally permitted, waived by Johnson & Johnson before the expiration of the Exchange Offer. Any determination by Johnson & Johnson concerning the conditions described above may be challenged in a court of competent jurisdiction. Kenvue has no right to waive any of the conditions to the Exchange Offer.
If a stop order issued by the SEC is in effect with respect to the registration statement of which this prospectus forms a part, Johnson & Johnson will not accept any shares of J&J Common Stock tendered and will not exchange shares of Kenvue Common Stock for any shares of J&J Common Stock.
Fees and Expenses
Johnson & Johnson has retained Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC to act as dealer managers, Georgeson LLC to act as the information agent and Computershare Trust Company, N.A. to act as the exchange agent in connection with the Exchange Offer.
The dealer managers will receive an advisory fee for their respective services, and the the information agent and the exchange agent each will receive reasonable compensation for their respective services. In addition, each will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.
The dealer managers and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the dealer managers and their respective affiliates have in the past provided investment banking services to Johnson & Johnson and Kenvue and their respective affiliates, for which they have received customary compensation. In addition, each of the dealer managers is providing advisory services to Johnson & Johnson and Kenvue in connection with the Separation. In the ordinary course of business, each of the dealer managers is engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their respective trading and brokerage activities, each of the dealer managers and certain of their respective affiliates may from time to time hold positions of J&J Common Stock and Kenvue Common Stock in their respective proprietary accounts or those of their respective customers, and to the extent they hold shares of J&J Common Stock in these accounts at the time of the Exchange Offer, each of the dealer managers and/or certain of their respective affiliates may tender these shares. Recently, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC served as joint lead book-running managers in the Kenvue IPO and joint book-running managers in Kenvue’s Notes Offering (as defined below). In addition, each of the dealer managers or their affiliates currently serve as lenders under Johnson & Johnson’s and Kenvue’s existing credit facilities. Additionally, JPMorgan Chase Bank, N.A., which is an affiliate of J.P. Morgan Securities LLC, serves as administrative agent under Kenvue’s Revolving Credit Facility.
Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions
Although Johnson & Johnson may deliver this prospectus to stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of J&J Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. This prospectus has not been reviewed or approved by any stock exchange on which shares of J&J Common Stock are listed.
Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Johnson & Johnson has not taken any action under those non-U.S. regulations to qualify the Exchange Offer outside the United States but may take steps to facilitate participation of stockholders from certain jurisdictions. Therefore, the ability of any non-U.S. person to tender J&J Common Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to qualify or otherwise facilitate the Exchange Offer in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.
All tendering stockholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. stockholders, as to the availability of an exemption under their home country laws that would allow them to participate in the Exchange Offer without the need for Johnson & Johnson or Kenvue to take any action to facilitate a public offering in that country or otherwise. Johnson & Johnson will rely on those representations and, unless the Exchange Offer is terminated, plans to accept shares validly tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.
Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in J&J Common Stock or Kenvue Common Stock that may apply in their home countries. Johnson & Johnson and Kenvue and the dealer managers cannot provide any assurance about whether such limitations exist.

POTENTIAL ADDITIONAL DISTRIBUTION OF KENVUE COMMON STOCK
Johnson & Johnson has informed Kenvue that, following the completion of the Exchange Offer, in the event that more than the Minimum Amount of shares are validly tendered but not enough shares of J&J Common Stock are validly tendered to allow Johnson & Johnson to exchange all of the shares of Kenvue Common Stock it is offering in this Exchange Offer, the shares of Kenvue Common Stock that were offered but not exchanged in the Exchange Offer will be distributed through the clean-up spin-off. The record date for the clean-up spin-off, if any, will be announced by Johnson & Johnson and is expected to be seven business days following the expiration date of the Exchange Offer. As a result, any remaining shares of Kenvue Common Stock offered by Johnson & Johnson that are not exchanged in the Exchange Offer will be distributed on a pro rata basis to Johnson & Johnson stockholders whose shares of J&J Common Stock remain outstanding following the consummation of the Exchange Offer and are holders of record as of the applicable record date. Because the record date for the clean-up spin-off, if any, will occur following the completion of the Exchange Offer, holders of shares of J&J Common Stock validly tendered and accepted and exchanged in the Exchange Offer will not participate in the clean-up spin-off (unless they otherwise own shares of J&J Common Stock that were not tendered and accepted for exchange in the Exchange Offer as of the relevant record date).
Johnson & Johnson has also informed Kenvue that, following the completion of the Exchange Offer and the clean-up spin-off, if any, in the event that Johnson & Johnson continues to hold an interest in Kenvue, Johnson & Johnson may make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in Kenvue, which may include a pro rata spin-off, one or more distributions in exchange for Johnson & Johnson shares or other securities, or any combination thereof, or may otherwise dispose of all or a portion of its remaining shares of Kenvue Common Stock.
In such event, Johnson & Johnson and Kenvue, as applicable, will file any documents required by U.S. securities laws in connection with such clean-up spin-off, pro rata spin-off or exchange offer and will not rely on this prospectus or the registration statement of which it forms a part in connection with such distribution.

JOHNSON & JOHNSON
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Pursuant to the Exchange Offer, Johnson & Johnson is offering to exchange up to an aggregate of 1,533,830,450 shares of Kenvue Common Stock for outstanding shares of J&J Common Stock that are validly tendered and not validly withdrawn. For each $100 of J&J Common Stock accepted in the Exchange Offer, stockholders will receive approximately $107.53 of Kenvue Common Stock, subject to an upper limit of 8.0549 shares of Kenvue Common Stock per share of J&J Common Stock accepted in the Exchange Offer. The Exchange Offer does not provide for a lower limit or minimum exchange ratio. Upon completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue.
The following unaudited pro forma condensed consolidated balance sheet of Johnson & Johnson as of April 2, 2023 is presented as if the Exchange Offer, as described in the notes to these unaudited pro forma condensed consolidated financial statements, had occurred at April 2, 2023, Johnson & Johnson’s latest balance sheet date, assuming the Exchange Offer is completed and fully subscribed. The unaudited pro forma condensed consolidated statements of earnings for the fiscal quarter ended April 2, 2023 and the fiscal year ended January 1, 2023, are presented as if such events had occurred on January 3, 2022, which was the first day of the 2022 fiscal year. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Johnson & Johnson and Kenvue for each period presented, and the pro forma adjustments are based on available information and assumptions that Johnson & Johnson management believes are reasonable and supportable.
These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the Exchange Offer been completed as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read together with the following:
•Johnson & Johnson’s consolidated financial statements and the notes thereto as of and for the fiscal quarter ended April 2, 2023, and Management’s Discussion and Analysis included in Johnson & Johnson’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2023, which is incorporated by reference into this prospectus.
•Johnson & Johnson’s consolidated financial statements and the notes thereto as of and for the fiscal year ended January 1, 2023, and Management’s Discussion and Analysis included in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, which is incorporated by reference into this prospectus.
•Kenvue’s combined financial statements and the notes thereto as of and for the fiscal quarter ended April 2, 2023, which are included elsewhere in this prospectus.
•Consumer Health Business’ combined financial statements as of and for the fiscal year ended January 1, 2023, which are included elsewhere in this prospectus.
•The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue” included elsewhere in this prospectus.

Johnson & Johnson Unaudited Pro Forma Condensed Consolidated Balance Sheet at April 2, 2023

	Fiscal quarter ended April 2, 2023
		Transaction Accounting Adjustments
		Deconsolidation(1)
(Dollars in Millions)	Johnson & Johnson Historical	Kenvue	Adjustments		Effects of the Exchange Offer(2)	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$19,170	$(1,691)	13,738	(3)	—	$31,216
Restricted cash	7,695	(7,695)	—		—	—
Marketable securities	5,443	—	—		—	5,443
Accounts receivable trade, net of allowances	16,350	(2,109)	—		—	14,241
Inventories	12,809	(2,222)	—		—	10,587
Prepaid expenses and other receivables	2,921	(417)	(50)		—	2,454
Total current assets	$64,388	$(14,134)	13,688		—	$63,942
Property, plant and equipment at cost	50,367	(5,820)	22		—	44,569
Less: accumulated depreciation	(30,193)	3,984	—		—	(26,209)
Property, plant and equipment, net	20,174	(1,836)	22		—	18,360
Investment in Kenvue	—	—	21,299		(16,921)	4,378
Intangible assets, net	47,448	(9,837)	(8)		—	37,603
Goodwill	45,575	(9,234)	—		—	36,341
Deferred taxes on income	8,817	(168)	(199)		—	8,450
Other assets	9,567	(386)	250		—	9,431
Total assets	$195,969	$(35,595)	$35,052		$(16,921)	$178,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$17,979	$(2)	$—		—	$17,977
Accounts payable	9,909	(1,778)	11		—	8,141
Accrued liabilities	11,204	(901)	57		20	10,380
Accrued rebates, returns and promotions	14,784	(838)	(29)		—	13,917
Accrued compensation and employee related obligations	2,231	(86)	(80)		—	2,065
Accrued taxes on income	4,266	(604)	579		—	4,241
Total current liabilities	60,373	(4,210)	538		20	56,721
Long-term debt	34,928	(7,676)	(2)		—	27,250
Deferred taxes on income	4,417	(2,683)	78		—	1,812
Employee related obligations	6,665	(228)	(19)		—	6,419
Long-term taxes payable	4,296	—	—		—	4,296
Other liabilities	14,421	(516)	275		—	14,180
Total liabilities	125,100	(15,313)	870		20	110,678
Commitments and Contingencies
Shareholders’ equity
Common stock	3,120	—	—		—	3,120
Accumulated other comprehensive income (loss)	(12,626)	5,239	(5,166)		5,570	(6,983)
Retained earnings and Additional paid-in capital	124,558	—	13,827		13,187	151,571
Other capital	—	(25,521)	25,521		—	—
Less: common stock held in treasury, at cost	44,183	—	—		35,698	79,881
Total shareholders’ equity	$70,869	$(20,282)	$34,182		$(16,941)	$67,827
Total liabilities and shareholders’ equity	$195,969	$(35,595)	$35,052		$(16,921)	$178,505

Johnson & Johnson Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the Fiscal Quarter Ended April 2, 2023

	Fiscal Quarter Ended April 2, 2023
		Transaction Accounting Adjustments
		Deconsolidation(1)
(Dollars in Millions, except per share amounts)	Johnson & Johnson Historical	Kenvue	Adjustments		Effects of the Exchange Offer(2)	Pro Forma
Sales to customers	$24,746	$(3,852)	$—		$—	$20,894
Cost of products sold	8,395	(1,727)	19		—	6,687
Gross profit	16,351	(2,125)	(19)		—	14,207
Selling, marketing and administrative expenses	6,138	(1,390)	158		—	4,906
Research and development expense	3,563	(112)	4		—	3,455
In-process research and development	49	—	—		—	49
Interest income	(235)	—	37		—	(198)
Interest expense, net of portion capitalized	215	—	(3)		—	212
Other (income) expense, net	7,228	(14)	(327)	(4)	—	6,887
Restructuring	130	—	—		—	130
Earnings before provision for taxes on income	(737)	(609)	112		—	(1,234)
Provision for taxes on income	(669)	(279)	165		—	(783)
Net earnings	$(68)	$(330)	$(53)		$—	$(452)

Net Earnings per share
Basic	$(0.03)	$—	$—		$—	$(0.19)
Diluted	$(0.03)	$—	$—		$—	$(0.19)
Average shares outstanding
Basic	2,605.5	—	—		(209.8)	2,395.7
Diluted	2,605.5	—	—		(209.8)	2,395.7

Johnson & Johnson Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the Fiscal Year Ended January 1, 2023

	Fiscal year ended January 1, 2023
		Transaction Accounting Adjustments
		Deconsolidation(1)
(Dollars in Millions, except per share amounts)	Johnson & Johnson Historical	Kenvue	Adjustments		Effects of the Exchange Offer(2)	Pro Forma
Sales to customers	$94,943	$(14,950)	$—		$—	$79,993
Cost of products sold	31,089	(6,630)	136		—	24,595
Gross profit	63,854	(8,320)	(136)		—	55,398
Selling, marketing and administrative expenses	24,765	(5,121)	602		—	20,246
Research and development expense	14,603	(476)	9		—	14,135
In-process research and development	783	—	—		—	783
Interest income	(490)	—	—		—	(490)
Interest expense, net of portion capitalized	276	—	—		—	276
Other (income) expense, net	1,871	(40)	(1,298)	(4)	—	533
Restructuring	321	(46)	—		—	275
Earnings before provision for taxes on income	21,725	(2,637)	551		—	19,639
Provision for taxes on income	3,784	(550)	(179)		—	3,055
Net earnings	$17,941	$(2,087)	$730		$—	$16,584

Net Earnings per share
Basic	$6.83	$—	$—		$—	$6.87
Diluted	$6.73	$—	$—		$—	$6.76
Average shares outstanding
Basic	2,625.2	—	—		(209.8)	2,415.4
Diluted	2,663.9	—	—		(209.8)	2,454.1
Notes To Johnson & Johnson Unaudited Pro Forma Condensed Consolidated Financial Statements
1)Deconsolidation of Kenvue
Represents the operations, assets, liabilities and equity of Kenvue derived from the historical condensed combined financial statements of Kenvue prepared on a “carve-out” basis of accounting for the period prior to the Separation. Refer to Kenvue’s condensed combined financial statements, included elsewhere in this prospectus. Certain amounts included in Kenvue’s condensed combined financial statements have been reclassified between line items to conform to Johnson & Johnson’s presentation.
Prior to the completion of the Kenvue IPO on May 8, 2023, Kenvue was wholly owned by Johnson & Johnson and primarily represented the Consumer Health Business. Following the Kenvue IPO, Johnson & Johnson beneficially owns 1,716,160,000 shares of Kenvue Common Stock in the aggregate, representing approximately 89.6% of the outstanding shares of Kenvue Common Stock. In connection with the Exchange Offer, Johnson & Johnson intends to dispose of part of its remaining interest in Kenvue Common Stock, consisting of 1,533,830,450 shares of Kenvue Common Stock, in a tax-efficient manner.
Following the completion of the Exchange Offer, and assuming Johnson & Johnson no longer has a controlling financial interest in Kenvue, Kenvue’s historical results will be shown in Johnson & Johnson’s financial statements as discontinued operations, and, in subsequent periods, Johnson & Johnson’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to Kenvue. The deconsolidation adjustments reflect the reversal of the historical assets and liabilities and results of operations of Kenvue that will no longer be reflected in Johnson & Johnson’s continuing operations financial statements and the reversal of consolidation entries and intercompany eliminations between Kenvue and Johnson & Johnson to present Kenvue as an unconsolidated subsidiary. The pro forma income tax is calculated using the Johnson & Johnson historical effective rate and may differ in Johnson & Johnson’s presentation of the continuing operations results post exchange.
2)Exchange Offer of Kenvue Common Stock
These unaudited pro forma condensed consolidated financial statements assume an exchange ratio of 7.3126 shares of Kenvue Common Stock for each share of J&J Common Stock tendered, which represents the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 21, 2023, based on the VWAPs of J&J Common Stock and Kenvue Common Stock on July 19, 20 and 21, 2023. Such indicative exchange ratio is calculated as the Average J&J Price of $165.4244 per share, divided by 93% of the Average Kenvue Price of $24.3244 per share, reflecting a discount of 7%. The Average J&J Price will be equal to the simple arithmetic average of the daily VWAPs of shares of J&J Common Stock on the NYSE during the Averaging Period, as determined by Johnson & Johnson, and the Average Kenvue Price will be equal to the simple arithmetic average of the daily VWAPs of shares of Kenvue Common Stock on the NYSE during the Averaging Period, as determined by Johnson & Johnson.
These unaudited pro forma condensed consolidated financial statements assume the Exchange Offer is fully subscribed, with 209,751,723 shares of J&J Common Stock being exchanged for 1,533,830,450 shares of Kenvue Common Stock that are owned and offered by Johnson & Johnson in the Exchange Offer.

Shares of Kenvue Common Stock owned and offered by Johnson & Johnson in the Exchange Offer (pro forma prior to the completion of the Exchange Offer)	1,533,830,450
Pro forma exchange ratio	7.3126
Pro forma total shares of J&J Common Stock accepted	209,751,723
The final exchange ratio will be determined based on the Average J&J Price and the Average Kenvue Price on the NYSE during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer (which expiration date, if the Exchange Offer is not extended or terminated, would be August 18, 2023), subject to an upper limit of 8.0549 shares of Kenvue Common Stock for each share of J&J Common Stock tendered. The actual number of shares of J&J Common Stock that will be accepted if the Exchange Offer is completed will depend on the final exchange ratio and the number of shares of J&J Common Stock validly tendered and not validly withdrawn and the actual amount may differ materially from the pro forma total shares of J&J Common Stock accepted set forth above. For example, assuming the upper limit is in effect at the expiration of the Exchange Offer and the Exchange Offer is fully subscribed, Johnson & Johnson would acquire 190,422,035 shares of J&J Common Stock.
The shares of J&J Common Stock acquired by Johnson & Johnson in the Exchange Offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of J&J Common Stock accepted in the Exchange Offer at its expiration. Any difference between the net book value of Kenvue attributable to Johnson & Johnson and the market value of the shares of J&J Common Stock acquired at that date will be recognized by Johnson & Johnson as a gain on disposal of discontinued operations, net of any direct and incremental expenses of the Exchange Offer on the disposal of its Kenvue Common Stock. Any shares of Kenvue Common Stock retained by Johnson & Johnson following the Exchange Offer (and, if necessary, following the clean-up spin-off), will be recorded at the market value of the Kenvue Common Stock as of the expiration of the Exchange Offer.
The 209,751,723 shares of J&J Common Stock assumed for the purposes of these pro formas to be acquired in the Exchange Offer have been reflected as treasury stock on the unaudited pro forma condensed consolidated balance sheet. This transaction results in a pro forma one-time gain to Johnson & Johnson estimated to be approximately $13,187 million, calculated as follows:

(in millions)
Estimated fair value of J&J Common Stock tendered (assuming 209,751,723 shares acquired at the Johnson & Johnson closing price of $170.19 per share as of July 21, 2023)	$35,698
Johnson & Johnson’s carrying value in Kenvue, net of the fair value of Kenvue Common Stock retained by Johnson & Johnson following the Exchange Offer	(22,491)
Estimated transaction costs	(20)
Pro forma net gain on Exchange Offer of Kenvue Common Stock	$13,187
This one-time gain includes a gain of $2,354 million on the Kenvue shares retained by Johnson & Johnson. The pro forma net gain, which would be reflected in discontinued operations in Johnson & Johnson’s consolidated statement of earnings, has not been reflected in the unaudited pro forma condensed consolidated statements of earnings. The amount of the actual gain will be determined as of the expiration of the Exchange Offer and may differ materially from the pro forma net gain set forth above based on several factors, including the final exchange ratio, the value of Johnson & Johnson’s and Kenvue’s common stock and Johnson & Johnson’s carrying value of Kenvue at the time the Exchange Offer is consummated.
For example, assuming the upper limit is in effect at the expiration of the Exchange Offer (each share of J&J Common Stock will be exchanged for 8.0549 shares of Kenvue Common Stock), the Exchange Offer is fully subscribed, the market value of J&J’s Common Stock is $170.19 per share, and there is no change to any other assumptions presented in the gain calculation above, the fair value of J&J Common Stock tendered would be $32,408 million and the pro forma net gain on the Exchange Offer of Kenvue Common Stock would be approximately $9,897 million.
3)Cash Proceeds
In connection with the completion of the Kenvue IPO on May 8, 2023, Johnson & Johnson transferred to Kenvue the Consumer Health Business that forms Kenvue’s business going forward. In exchange, Kenvue transferred to Johnson & Johnson consideration of approximately $13.8 billion (of which $7.7 billion was previously recorded as restricted cash) and primarily consists of the net proceeds from the Kenvue IPO and the net proceeds from the Debt Financing Transactions.
4)Separation Costs
Primarily reflects the removal of approximately $285 million and $1.0 billion of nonrecurring separation-related costs which were incurred and are included in Johnson & Johnson’s historical results of operations for the fiscal quarter ended April 2, 2023, and the fiscal year ended January 1, 2023, respectively. These costs were primarily related to external advisory, legal, accounting, contractor and other incremental costs directly related to separation activities that are expected to be reflected in discontinued operations in Johnson & Johnson's consolidated statement of earnings following the completion of the Exchange Offer.

KENVUE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements give effect to the Separation and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended, and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue” and Kenvue’s audited combined annual and unaudited condensed combined interim financial statements and accompanying notes included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial statements have been derived from Kenvue’s historical unaudited condensed combined statement of operations for the fiscal three months ended April 2, 2023, Kenvue’s historical audited combined statement of operations for the fiscal year ended January 1, 2023 and Kenvue’s historical unaudited condensed combined balance sheet at April 2, 2023. The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the fiscal three months ended April 2, 2023 and for the fiscal year ended January 1, 2023 assume that the Separation and related transactions occurred as of January 3, 2022, which was the first day of the 2022 fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to the Separation and related transactions as if they had occurred on April 2, 2023, Kenvue’s latest balance sheet date.
The unaudited pro forma condensed combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect the financial condition and results of operations as if Kenvue was a separate standalone entity. In addition, management’s adjustments, presented in the accompanying notes to the unaudited pro forma condensed combined financial statements, provide supplemental information to understand the synergies and dis-synergies that are expected to result from the Separation, primarily comprising incremental costs that Kenvue expects to incur as a standalone company.
Transaction accounting adjustments include the following:
•differences between Kenvue’s historical combined balance sheet prepared on a carve-out basis and assets and liabilities contributed by Johnson & Johnson to Kenvue;
•the effect of Kenvue’s post-Separation capital structure, including (1) the incurrence of additional indebtedness in an amount equal to $1.25 billion under the Commercial Paper Program as part of the Debt Financing Transactions and (2) the sale by Kenvue of 198,734,444 shares of Kenvue Common Stock in the Kenvue IPO and the application of the net proceeds from the Kenvue IPO, after deducting the underwriting discounts and commissions and offering expenses paid by Kenvue; and
•other adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
Autonomous entity adjustments include the following:
•the impact of the transactions contemplated by the agreements described under “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation”;
•the one-time expenses supported by contractual agreements associated with the Separation and related transactions; and
•other adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial information is based upon available information and assumptions that Kenvue believes are reasonable and supportable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information may not necessarily reflect what Kenvue’s financial condition, results of operations or cash flows would have been had Kenvue been a standalone company during the periods presented, or what Kenvue’s financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma condensed combined financial information has been derived from Kenvue’s historical combined financial statements, which have been prepared from Johnson & Johnson’s historical accounting records. All of the allocations and estimates in Kenvue’s historical combined financial statements are based on assumptions that management believes are reasonable. The historical combined financial statements may not necessarily reflect what Kenvue’s financial condition, results of operations or cash flows would have been had Kenvue been a standalone company during the periods presented, or what Kenvue’s financial condition, results of operations and cash flows may be in the future.
The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue” and Kenvue’s historical combined financial statements and unaudited interim condensed combined financial statements included elsewhere in this prospectus.
Consumer Health Business
Unaudited Pro Forma Condensed Combined Statement of Operations

	Fiscal three months ended April 2, 2023
		Transaction Accounting Adjustments
(Dollars in Millions, except per share amounts)	Historical	Financing / Capitalization Adjustments		Separation Adjustments		Autonomous Entity Adjustments		Pro Forma
Net sales	$3,852							$3,852
Cost of sales	1,727					12	(l), (m)	1,739
Gross profit	2,125					(12)		2,113
Selling, general, and administrative expenses	1,502			(13)	(f)	10	(l), (m)	1,499
Other (income) expense, net, operating	(17)							(17)
Operating income (loss)	640			13		(22)		631
Other (income) expense, net	31	102	(a)	27	(h)			160
Income (loss) before taxes	609	(102)		(14)		(22)		471
Provision (benefit) for taxes	279	(30)	(a)	14	(g), (h)	(5)	(n)	258
Net income (loss)	$330	$(72)		$(28)		$(17)		$213
Basic and diluted income per share	$0.19							$0.11
Basic and diluted shares of common stock outstanding	1,716,160,000	198,734,444						1,914,894,444
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Consumer Health Business
Unaudited Pro Forma Condensed Combined Statement of Operations

	Fiscal year ended January 1, 2023
		Transaction Accounting Adjustments
(Dollars in Millions, except per share amounts)	Historical	Financing / Capitalization Adjustments		Separation Adjustments		Autonomous Entity Adjustments		Pro Forma
Net sales	$14,950							$14,950
Cost of sales	6,665					65	(l), (m)	6,730
Gross profit	8,285					(65)		8,220
Selling, general, and administrative expenses	5,633			54	(f)	80	(l), (m)	5,767
Other (income) expense, net, operating	(23)							(23)
Operating income (loss)	2,675			(54)		(145)		2,476
Other (income) expense, net	38	460	(a)	71	(h)			569
Income (loss) before taxes	2,637	(460)		(125)		(145)		1,907
Provision (benefit) for taxes	550	(24)	(a)	(36)	(g), (h)	(36)	(n)	454
Net income (loss)	$2,087	$(436)		$(89)		$(109)		$1,453
Basic and diluted income per share	$1.22							$0.76
Basic and diluted shares of common stock outstanding	1,716,160,000	$198,734,444						1,914,894,444
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Consumer Health Business
Unaudited Pro Forma Condensed Combined Balance Sheet

	As of April 2, 2023
		Transaction Accounting Adjustments
(Dollars in Millions, except per share amounts)	Historical	Financing / Capitalization Adjustments		Separation Adjustments		Autonomous Entity Adjustments	Pro Forma
Assets
Current assets
Cash and cash equivalents	$1,691	$(521)	(a),(c)				$1,170
Trade receivables, less allowances for credit losses ($38)	2,109			(81)	(h)		2,028
Inventories	2,222			(63)	(h)		2,159
Prepaid expenses and other receivables	242			(2)	(h)		240
Other current assets	175						175
Total current assets	6,439	(521)		(146)		—	5,772
Property, plant and equipment, net	1,836			(3)	(h)		1,833
Intangible assets, net	9,837						9,837
Goodwill	9,234						9,234
Deferred taxes on income	168			8	(h), (k)		176
Restricted cash	7,695	(7,695)	(a)				—
Other assets	386			219	(b), (d), (e), (h),(k)		605
Total assets	$35,595	$(8,216)		$78		—	$27,457
Liabilities and equity
Current liabilities
Accounts payable	1,781			(19)	(h)		1,762
Accrued liabilities	987			(50)	(d), (f), (h)		937
Accrued rebates, returns and promotions	838						838
Accrued taxes on income	604			(200)	(k), (h)		404
Current portion of long-term debt	—	1,243	(a)				1,243
Total current liabilities	4,210	1,243		(269)		—	5,184
Long-term debt	7,676						7,676
Employee related obligations	228			18	(b)		246
Deferred taxes on income	2,683			102	(j), (k)		2,785
Other liabilities	516			117	(d), (h),(k)		633
Total liabilities	15,313	1,243		(32)		—	16,524
Commitments and contingencies
Equity
Common stock – par value $0.01 per share (authorized 12,500,000,000 shares; outstanding 1,914,894,444 shares on a pro forma basis)	—	19	(c)				19
Net investment from Parent	25,521			(25,521)	(i)		—
Additional paid-in capital	—	(9,478)	(a) (c)	25,631	(b), (d), (e), (f), (h), (i), (j), (k)		16,153
Accumulated other comprehensive loss	(5,239)						(5,239)
Total equity	20,282	(9,459)		110		—	10,933
Total liabilities and equity	$35,595	$(8,216)		$78		—	$27,457

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Consumer Health Business
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Transaction Accounting Adjustments
(a)Reflects approximately $1.24 billion of commercial paper issued under the Commercial Paper Program, net of issuance costs of $7 million. The total new debt also includes approximately $7.75 billion of debt that Kenvue incurred in connection with the Notes Offering, which Kenvue completed on March 22, 2023 and is included in the unaudited condensed combined balance sheet as of April 2, 2023 as Restricted Cash, net of related issuance costs. Kenvue paid Johnson & Johnson, as partial consideration for the Consumer Health Business that Johnson & Johnson transferred to Kenvue in connection with the Separation, all of the net proceeds that Kenvue received from the Debt Financing Transactions, together with any interest accrued thereon following Kenvue’s receipt of such proceeds; provided that after giving effect to the Kenvue IPO, the Debt Financing Transactions and the settlement or termination of certain intercompany accounts payable or accounts receivable between Kenvue and Johnson & Johnson, Kenvue retained $1.17 billion in cash and cash equivalents. The borrowings have a weighted average interest rate of approximately 5.08%.

(Dollars in Millions)	Fiscal three months ended April 2, 2023	Fiscal year ended January 1, 2023
Interest expense on total debt(1)	$100	$447
Amortization of debt issuance costs	$2	$13
Total interest expense from debt	$102	$460
Tax effect of the total interest expense	$30	$24
__________________
(1)The approximate weighted average interest rate is determined after giving effect to interest rate swaps, which Kenvue entered into in October 2022 and November 2022 and subsequently early terminated on a negotiated basis in connection with the Notes Offering. See Note 12, “Fair Value Measurements,” to Kenvue’s unaudited combined financial statements included elsewhere in this prospectus.
A 1/8% variance in the weighted average interest rate on debt would change the interest expense by approximately $3 million and $11 million for the fiscal three months ended April 2, 2023 and for the fiscal year ended January 1, 2023, respectively.
Kenvue has entered into the $4 billion Revolving Credit Facility mainly to support Kenvue’s post-Separation operations and cash flow needs. The unaudited pro forma condensed combined financial statements do not give effect to the Revolving Credit Facility because no amount is expected to be drawn from or used in connection with the Separation.
(b)Reflects additional retirement and non-pension postretirement benefit plan assets and obligations that will be transferred to Kenvue, including estimated Other assets of $150 million and estimated Employee related obligations of $18 million as of April 2, 2023. These additional plans are excluded from Kenvue’s unaudited condensed combined balance sheet as of April 2, 2023 as Kenvue was not the plan sponsor for the related benefits. Certain benefit plan expenses associated with these additional plans are included in Kenvue’s historical condensed combined statements of operations. Actual transferred amounts could be different from these estimates and would depend on several factors, including the economic environment and strategic and investment decisions made following the Separation. Additionally, upon the Distribution Date, Johnson & Johnson equity awards held by Kenvue’s employees will generally convert into equivalent Kenvue equity awards with adjustments to the number of awards and option exercise prices to preserve the award’s value (the “Converted Awards”). Kenvue expects to incur incremental stock compensation costs in connection with the Converted Awards and any equity awards issued to Kenvue employees after the Distribution. However, no adjustment has been made to the unaudited pro forma condensed combined statement of operations for such costs as they cannot be reasonably estimated and will depend on several factors, including the Distribution Date and volatility in, and the prevailing prices of, shares of Kenvue Common Stock and J&J Common Stock.
(c)Reflects the receipt of approximately $4,241 million of net proceeds associated with the sale of shares of common stock in the Kenvue IPO after deducting the underwriting discounts and commissions and offering expenses paid by Kenvue. Kenvue paid Johnson & Johnson, as partial consideration for the Consumer Health Business that Johnson & Johnson transferred to Kenvue in connection with the Separation, all of the net proceeds that Kenvue received from the sale of shares of Kenvue Common Stock in the Kenvue IPO, including any net proceeds that Kenvue received as a result of the exercise of the underwriters’ option to purchase additional shares of Kenvue Common Stock to cover over-allotments; provided that Kenvue retained $1.17 billion in cash and cash equivalents, after giving effect to the Kenvue IPO, the Debt Financing Transactions and the settlement or termination of certain intercompany accounts payable or accounts receivable between Kenvue and Johnson & Johnson. In addition, Kenvue incurred a total of $131 million of direct offering-related costs in connection with the Kenvue IPO paid in cash, and Kenvue has reflected this amount as a reduction of the offering proceeds and as an offset against Additional paid-in capital.
(d)The pro forma condensed combined balance sheet reflects $77 million in Other assets, $18 million in Accrued liabilities and $167 million in Other liabilities, with respect to (1) additional right-of-use assets and related lease liability for real estate leases expected to be executed in connection with the Separation that had not yet commenced as of April 2, 2023 and (2) certain accruals under Johnson & Johnson’s self-insurance program that will be assumed by Kenvue upon the Separation. The related expenses were included in the historical combined statements of operations as part of allocations from Johnson & Johnson.
(e)Reflects the addition of certain investments that will be transferred to Kenvue prior to the Separation. Included in the unaudited pro forma condensed combined balance sheet is an increase of $17 million to Other assets and to Additional paid-in capital.
(f)Reflects $6 million of accrued liabilities for retention bonuses accrued as of the completion of the Kenvue IPO. For the fiscal year ended January 1, 2023, an additional expense of $54 million on results of operations has been reflected in the unaudited pro forma condensed combined statement of operations and a corresponding reversal of $13 million for retention bonus expense recognized in the fiscal three months ended April 2, 2023 due to timing of the accrual.
(g)Reflects the tax effects of the transaction accounting adjustments at the applicable statutory income tax rates and includes the related additional use of foreign tax credit effects in the following year.
(h)Reflects adjustments related to Kenvue’s businesses in certain jurisdictions where Kenvue and Johnson & Johnson deferred, until after the completion of the Kenvue IPO, the transfer of assets and assumption of liabilities (each, a “Deferred Local Business”). In addition, Kenvue and Johnson & Johnson agreed to use Kenvue’s reasonable best efforts to take all actions to permit and effect the transfer of each Deferred Local Business as promptly following the completion of the Kenvue IPO as reasonably practicable. The adjustments relate to the impact of the Separation Agreement and net economic benefit arrangements that Kenvue and Johnson & Johnson entered into prior to the Kenvue IPO, pursuant to which, among other things, Johnson & Johnson will hold and operate the Deferred Local Businesses on Kenvue’s behalf and transfer the net profits or net losses from the operation of each such Deferred Local Business to Kenvue. Specifically, approximately $27 and $71 million, net, for the fiscal three months ended April 2, 2023 and for the fiscal year ended January 1, 2023, respectively, related to certain Deferred Local Businesses to be reimbursed to Johnson & Johnson not recognized in the historical financial statements prepared on a carve-out basis will be recognized as Other expense (income), net. Additionally, assets and liabilities of certain Deferred Local Businesses (comprising Trade receivables of $81 million, Inventories of $63 million, Prepaid expenses and other receivables of $2 million, Property, plant and equipment, net of $3 million, Deferred taxes on income, assets of $4 million, Other assets of $3 million, Accounts payable of $19 million, Accrued liabilities of $74 million, Accrued taxes on income of $1 million, Other liabilities of $1 million and Additional paid-in capital of $61 million) included in Kenvue’s historical unaudited condensed combined balance sheet at April 2, 2023 but retained by Johnson & Johnson for the operation of such Deferred Local Businesses were excluded from Kenvue’s unaudited pro forma condensed combined balance sheet. See “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Separation Agreement—Deferred Markets.”
(i)Reflects the reclassification of Johnson & Johnson’s net investment in Kenvue to common stock and Additional paid-in capital.
(j)Reflects income tax adjustments in connection with adjustments made to pretax assets and liabilities including a $6 million increase to Deferred taxes on income, liabilities related to retirement plan assets and liabilities, accrued retention bonus, accrued self-insurance and shared investment assets.
(k)Reflects adjustments to income tax balances expected to be maintained by Kenvue or retained by Johnson & Johnson in connection with the Separation, pursuant to the Tax Matters Agreement, including a $12 million increase to Deferred taxes on income, assets and a $69 million increase to Deferred taxes on income, liabilities related to net operating losses and tax credit carryforwards and a $22 million decrease to Other assets, a $27 million increase to Deferred taxes on income, liabilities, a $49 million decrease to Other liabilities all related to income tax unrecognized tax benefits, and a $199 million decrease to Accrued taxes on income related to the settlement of an IRS audit.
Autonomous Entity Adjustments
(l)Reflects the effects of agreements Kenvue and Johnson & Johnson entered into in connection with the Separation. Included in the unaudited pro forma condensed combined statement of operations for the fiscal three months ended April 2, 2023 and for the fiscal year ended January 1, 2023 are adjustments to Selling, general, and administrative expenses of $5 million and $21 million, respectively, and to Cost of sales of $10 million and $31 million, respectively, reflecting:
•incremental costs, representing the markup for the services to be provided between Johnson & Johnson and Kenvue pursuant to the Transition Services Agreement and the Transition Manufacturing Agreement; and
•compensation in accordance with the Employee Matters Agreement.
(m)These pro forma adjustments include additional charges from contracts with vendors related to the stand-up of Kenvue as a standalone public company, which are expected to be incurred in relation to the Separation and related transactions. These charges primarily relate to legal, advisor fees, system implementation, business separation and other costs. These adjustments are comprised of non-recurring expenses of $2 million and $34 million in Cost of sales and of $5 million and $59 million in Selling, general, and administrative expenses for the fiscal three months ended April 2, 2023 and for the fiscal year ended January 1, 2023, respectively. Actual charges that will be incurred could be different from these estimates and would depend on several factors, including variable vendor rate contracts and strategic decisions made following the Separation.
(n)Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rates.
Pro Forma Earnings Per Share
(o)Prior to the completion of the Kenvue IPO, Kenvue issued 1,716,159,990 common shares to Johnson & Johnson through a subscription agreement in May 2023 that were treated akin to shares attributable to a stock split and accordingly, used for the purposes of Kenvue’s historical earnings per share calculations, retrospectively for all periods presented. As a result of issuance of additional 198,734,444 shares of common stock, the pro forma basic income per share and pro forma basic common shares outstanding is based on 1,914,894,444 shares of Kenvue Common Stock outstanding upon the completion of the Kenvue IPO. Pro forma share and per share information does not include any impact for the conversion of Johnson

& Johnson equity awards held by Kenvue’s employees that will occur on the Distribution Date as the Distribution Date is not certain to occur as of the consummation of the Exchange Offer. For additional information regarding the conversion of Johnson & Johnson equity awards to Kenvue equity awards upon the Distribution Date, see “Agreements Between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Employee Matters Agreement—Johnson & Johnson Equity Awards.”
Management Adjustments
Kenvue expects to incur incremental costs as a standalone public company related to certain expenses previously allocated from Johnson & Johnson. Kenvue’s historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized or geographic basis by Johnson & Johnson and its affiliates, which include facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions. Kenvue will also incur new costs relating to Kenvue’s public reporting and compliance obligations as a standalone public company.
These incremental costs are based on Kenvue’s expected organization structure and expected cost structure as a standalone company, adjusted for the allocated costs recorded within Kenvue’s historical combined financial statements, which vary by year. In order to determine synergies and dis-synergies, Kenvue prepared a detailed assessment of the resources and associated costs required as a baseline to stand up Kenvue as a standalone company. With respect to expected headcount increases, internal resources were matched to job roles to meet the anticipated baseline. In addition to internal resources, third-party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with Johnson & Johnson. This process was used by all functions resulting in incremental costs when compared to the cost allocations from Johnson & Johnson included in Kenvue’s historical combined financial statements.
Any shortfall of required resource needs will be filled through external hiring or will be supported by Johnson & Johnson through a new transition services agreement. From a timeframe standpoint, these incremental costs have begun to materialize from the Kenvue IPO. Management believes the resource transfers and costs which were used as the basis for the management adjustments below are reasonable and representative of the baseline to stand up Kenvue as a standalone company. Both the resource and vendor cost baseline would be impacted by additional costs and investments that Kenvue may incur as Kenvue pursues Kenvue’s growth strategies. In addition, other adverse effects and limitations, including those discussed in the section of this prospectus entitled “Risk Factors,” may impact actual costs incurred.
Primarily as a result of the above items, the management adjustments presented below, which are incremental to the autonomous entity pro forma adjustments, show additional incremental expenses compared to the allocated expenses from Johnson & Johnson included in Kenvue’s historical combined statements of operations, related to dis-synergies resulting from the contemplated organizational structure. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the transaction. The pro forma financial information below reflects all adjustments that are, in the opinion of management, necessary to provide a fair statement of the pro forma financial information, aligned with the assessment described above. If Kenvue decides to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of Kenvue’s future decisions and has not been included in the Management adjustments below. The tax effect has been determined by applying the applicable statutory tax rates to the aforementioned adjustments for the periods presented. These management adjustments include forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

	Fiscal Three Months Ended April 2, 2023
(Dollars in Millions, except per share amounts)	Pro forma net income	Pro forma basic income per share	Pro forma diluted income per share
Pro forma as shown above	$213	$0.11	$0.11
Management adjustments
Cost of products sold(1)	68
Selling, general and administrative expense(2)	147
Total Management adjustments	215
Tax effect of Management adjustments(3)	(52)
Total Management adjustments	163
Pro forma net income after Management adjustments	50	0.03	0.03
Weighted average common and diluted shares		1,914,894,444	1,914,894,444
__________________
(1)Reflects an increase of $48 million in employee- and vendor-related costs within the manufacturing and supply chain functions and an increase of estimated non-recurring Separation-related expenses of $20 million. Employee costs were based on standalone function estimates as a standalone public company and leveraged estimated salary information based on location, title and responsibilities of each employee. Non-employee costs (third-party vendor support costs) were based on pricing estimates obtained from current vendors.
(2)Reflects dis-synergies of $106 million resulting from incremental administrative and operational costs to support Kenvue as a standalone public company and estimated non-recurring Separation-related expenses of $41 million, which primarily reflect marketing and technology related costs that are expected to be incurred following the Separation.
(3)Reflects the tax effect of Management adjustments at the applicable statutory income tax rates.

	Fiscal Year Ended January 1, 2023
(Dollars in Millions, except per share amounts)	Pro forma net income	Pro forma basic income per share	Pro forma diluted income per share
Pro forma as shown above	$1,453	$0.76	$0.76
Management adjustments
Cost of products sold(1)	152
Selling, general and administrative expense(2)	287
Total Management adjustments	439
Tax effect of Management adjustments(3)	(99)
Total Management adjustments	340
Pro forma net income after Management adjustments	1,113	0.58	0.58
Weighted average common and diluted shares		1,914,894,444	1,914,894,444
__________________
(1)Reflects an increase of $40 million in employee- and vendor-related costs within the manufacturing and supply chain functions and an increase of estimated non-recurring Separation-related expenses of $112 million. Employee costs were based on standalone function estimates as a standalone public company and leveraged estimated salary information based on location, title and responsibilities of each employee. Non-employee costs (third-party vendor support costs) were based on pricing estimates obtained from current vendors.
(2)Reflects dis-synergies of $72 million resulting from incremental administrative and operational costs to support Kenvue as a standalone public company and estimated non-recurring Separation-related expenses of $215 million, which primarily reflect marketing and technology related costs that are expected to be incurred following the Separation.
(3)Reflects the tax effect of Management adjustments at the applicable statutory income tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KENVUE
This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about Kenvue’s industry, business and future financial results. Kenvue’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” included elsewhere in this prospectus.
Kenvue’s unaudited condensed combined financial statements as of April 2, 2023 and for the fiscal three months ended April 2, 2023 and April 3, 2022 included elsewhere in this prospectus have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC for interim financial statements, and should be read in conjunction with Kenvue’s audited combined financial statements for the fiscal year ended January 1, 2023 and the related notes which are also included elsewhere in this prospectus. In the opinion of Kenvue’s management, the unaudited condensed combined financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods indicated. All currency amounts are expressed in U.S. dollars unless otherwise noted.
Overview
Company Overview
Kenvue is the world’s largest pure-play consumer health company by revenue with $15.0 billion in net sales in 2022. Kenvue combines the power of science with meaningful human insights and digital-first capabilities, which Kenvue believes empowers approximately 1.2 billion people to live healthier lives every day. Kenvue’s differentiated portfolio of iconic brands—including Tylenol, Neutrogena, Listerine, Johnson’s, BAND-AID® brand, Aveeno, Zyrtec and Nicorette—is built for moments that uniquely matter to its consumers and, it believes, drives positive health outcomes around the world.
Kenvue is a global leader at the intersection of healthcare and consumer goods, with a portfolio of iconic brands, operating in some of the most attractive categories in consumer health from both a growth and profitability perspective. Kenvue’s consumer health portfolio includes self care, skin care and beauty and essential personal care products, which reflect categories that Kenvue believes allow consumers across the world to realize the extraordinary power of everyday care.
Kenvue’s portfolio of brands is widely recognized and represents a combination of global and regional brands, many of which hold leading positions in their respective categories. Ten of Kenvue’s brands had approximately $400 million or more in net sales in 2022, and Kenvue currently holds seven #1 brand positions across major categories globally, in addition to many #1 brand positions locally across its four regions. Kenvue’s global footprint is also well balanced geographically with approximately half of Kenvue’s net sales generated outside North America in 2022. The breadth and scale of Kenvue’s portfolio allows Kenvue to dynamically capitalize on and respond to current trends impacting its categories and geographic markets. Kenvue’s breadth and scale also provide Kenvue with a strong platform to broaden and enhance Kenvue’s portfolio in the future.
Kenvue’s global scale and brand portfolio are complemented by its well-developed capabilities and accelerated through its digital-first approach, allowing Kenvue to deliver better consumer health experiences. Kenvue’s marketing organization leverages Kenvue’s e-commerce, precision marketing and broader digital capabilities to develop unique consumer insights and further enhance the relevance of Kenvue’s brands. Kenvue’s R&D organization leverages these consumer insights and places human empathy at the heart of Kenvue’s product development process. Kenvue combines that perspective with deep, multi-disciplinary scientific expertise, and engagement with healthcare professionals, to drive innovative new products, solutions and experiences.
Kenvue’s marketing and innovation capabilities are further complemented by its end-to-end, digitally connected supply chain ecosystem which is designed to optimize the flexibility and agility of its route-to-market. Kenvue’s sourcing, manufacturing and demand planning capabilities are continuously optimized to meet evolving market dynamics. Kenvue also aims to leverage its flexible distribution network, consumer health thought leadership and data-driven customer partnerships to continue to drive joint value creation for Kenvue and its retail customers. Underpinned by Kenvue’s comprehensive ESG strategy, Kenvue’s core capabilities are supported by its commitment to building a resilient and sustainable business that creates value for all Kenvue’s stakeholders over the long term.
Kenvue’s Business Segments
Kenvue operates its business through the following three reportable business segments:
•Self Care. Self Care product categories include: Cough, Cold and Allergy; Pain Care; and Other Self Care (Digestive Health, Smoking Cessation and Other). Major brands in the segment include Tylenol, Nicorette, and Zyrtec.
•Skin Health and Beauty. Skin Health and Beauty product categories include: Face and Body Care and Hair, Sun and Other. Major brands in the segment include Neutrogena, Aveeno, and OGX.
•Essential Health. Essential Health product categories include: Oral Care, Baby Care, and Other Essential Health (Women’s Health and Wound Care). Major brands in the segment include Listerine, Johnson’s, BAND-AID® brand, and Stayfree.
For additional information about Kenvue’s three reportable business segments, see “—Key Factors Affecting Kenvue’s Results—Kenvue’s Brands and Product Portfolio,” Note 14, “Segments of Business,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
Separation from Johnson & Johnson
In November 2021, Johnson & Johnson announced its intention to separate the Consumer Health Business into a new, publicly traded company. Kenvue was incorporated in Delaware on February 23, 2022 in connection with the Separation and was formed to ultimately hold, directly or indirectly, and conducted certain operational activities in anticipation of the planned separation of, the Consumer Health Business. Prior to the Kenvue IPO, Kenvue was wholly owned by Johnson & Johnson and primarily represented the Consumer Health Business. Kenvue also included certain other product lines previously reported in another segment of Johnson & Johnson. On April 4, 2023, in connection with the Separation, Johnson & Johnson completed in all material respects the Consumer Health Business Transfer.
The registration statement related to the Kenvue IPO was declared effective on May 3, 2023, and Kenvue Common Stock began trading on the NYSE under the ticker symbol “KVUE” on May 4, 2023.
On May 8, 2023, the Kenvue IPO was completed through the sale of 198,734,444 shares of common stock, par value $0.01 per share, including the underwriters’ full exercise of their option to purchase 25,921,884 shares to cover over-allotments, at an initial public offering price of $22 per share for net proceeds of $4.2 billion after deducting underwriting discounts and commissions of $131 million. On May 8, 2023, as partial consideration for the Consumer Health Business Transfer, Kenvue paid $13.2 billion to Johnson & Johnson from the (1) net proceeds received from the sale of Kenvue Common Stock in the Kenvue IPO and (2) net proceeds received from the Debt Financing Transactions. As of the closing of the Kenvue IPO, Johnson & Johnson owned 1,716,160,000 shares of Kenvue Common Stock, or approximately 89.6% of the total outstanding shares of Kenvue Common Stock and, as such, will continue to consolidate the financial results of Kenvue until the Separation is complete.
Kenvue is incurring certain costs in connection with its establishment as a standalone public company (the “Separation-related costs”). Kenvue expects the non-recurring Separation-related costs will continue through at least fiscal year 2024. For additional information about the Separation, see “The Transaction—Background of the Exchange Offers—Separation” and “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation.”

Relationship between Johnson & Johnson and Kenvue
In connection with the Separation, Kenvue entered into the Separation Agreement and various other agreements with Johnson & Johnson for the purpose of effecting the Separation. These agreements provide a framework for Kenvue’s relationship with Johnson & Johnson and govern various interim and ongoing relationships between Kenvue and Johnson & Johnson that follow the completion of the Kenvue IPO. These agreements with Johnson & Johnson are described in the section entitled “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions.”
Key Factors Affecting Kenvue’s Results
Kenvue believes that its performance and future success depend on a number of factors that present significant opportunities for Kenvue but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”
Kenvue’s Brands and Product Portfolio
Kenvue has a world class, global portfolio of iconic and modern brands that has been built over the last 135 years and is trusted by generations of consumers. Kenvue’s business is balanced and resilient with leading brands across categories and geographic markets. Kenvue’s brands are widely recognized and represent a combination of global powerhouses and regional brands, many of which hold leading positions in their respective categories. Kenvue’s brands are built for moments that uniquely matter; these moments of care create an emotional connection to Kenvue’s products that creates deep bonds between consumers and Kenvue’s brands.
Kenvue’s ability to compete successfully depends on the strength of these brands. The vast majority of Kenvue’s Net sales are derived from products bearing proprietary trademarks and trade names, and these trademarks and trade names convey that the products Kenvue sells are “brand name” products. Developing and maintaining the reputation of Kenvue’s brands is a critical component of its relationship with consumers, customers, manufacturers, suppliers, distributors, and other third-party partners, including healthcare professionals, influencers and other individuals with whom Kenvue has relationships. Kenvue recognizes that its reputation and its brands could be damaged by negative publicity, whether or not valid, related to Kenvue, its brands, its products, its supply chain, its ingredients, its packaging, its environmental, social, and governance practices, its employees, or any other aspect of its business.
Consumers, customers, and third-party partners value and trust the reputation, reliability, and status of Kenvue’s brands and the quality, performance, and functionality of Kenvue’s products, and Kenvue believes there are significant opportunities to further increase its category and brand penetration by continuing to deepen its brand relevance and salience across its portfolio, continually earning a place for its products in consumers’ hearts and homes.
Shifting Consumer Preferences
Everyday care has never been a more essential part of the consumer health journey. Globally, people’s preferences and expectations for consumer health products continue to evolve, with a heightened focus on preventative care and science-backed solutions. While the focus on consumer health was already on the rise before the COVID-19 pandemic, this focus has further accelerated since the start of the pandemic. Consumers are also shifting the paradigm of beauty towards health. Other recent trends that have affected consumer preferences include an aging population, premiumization (where consumers switch their purchases to premium alternatives), a growing middle class in emerging markets and the rise of digital ecosystems that create new opportunities for personalized health solutions. Kenvue expects these trends to continue and that consumers will continue to seek solutions that meet their health goals, creating growth opportunities across its product portfolio.
Consumer preferences and purchasing patterns are difficult to predict and may fluctuate rapidly. Kenvue’s success is dependent on its ability to anticipate, understand, and respond appropriately to market trends and changing consumer preferences more quickly than its competitors. Accordingly, Kenvue increasingly leverages its digital capabilities and data analytics to gain new commercial insights and develop targeted marketing and advertising initiatives to reach consumers. Moreover, market trends and consumer preferences and purchasing patterns may vary by geographic region, and Kenvue seeks to complement its portfolio of iconic global brands with strong regional brands that are uniquely tailored to local preferences and trends.
Innovation
Kenvue relies on science. Kenvue has always prioritized science as the core of how it provided care, and Kenvue remains committed to this approach. Kenvue’s ability to quickly develop new products and technologies and to adapt and market its products on an ongoing basis to meet evolving consumer preferences is an essential component of its business strategy. Several of Kenvue’s products have a long history of life-enhancing, first-to-market innovations. In many situations, Kenvue has driven the innovation and clinical compendium of entire categories. By leveraging world-class research and development capabilities and a team of research and development professionals, Kenvue has a multi-disciplinary and differentiated approach to innovation.
Kenvue has a successful track record of driving innovation across its categories with a science-based approach centered around human empathy and leveraging its long-standing relationships with healthcare professionals and academic institutions. Nonetheless, developing new products and technologies is a complex, time-consuming and costly process, and a new product may not achieve a successful launch or may not generate sufficient consumer interest and sales to become a profitable product. In order to remain competitive within the product markets Kenvue currently services, enter new product markets, and expand into adjacent categories, channels of distribution or geographies, Kenvue must continue to invest in innovation and develop, promote, and bring to market new high-quality products.
Expansion of e-Commerce and Digital Capabilities
Kenvue’s digital-first mindset cuts across all Kenvue does. Over the last several years, Kenvue’s digital acceleration has transformed its ability to deliver better consumer health experiences. Today, Kenvue applies a digital-first mindset to all aspects of its operations, including research and development, supply chain, go-to-market, and marketing, by prioritizing digital investments, and Kenvue intends to continue to accelerate its implementation of this strategy in the future. Effective implementation of Kenvue’s digital-first approach, including effective integration of its digital and physical channels, is integral to the continued growth of its business but involves significant operational changes. Kenvue has gradually increased its investment focus into enhancing its digital capabilities, including data science, data analytics, artificial intelligence, machine learning, and natural language processing.
Kenvue’s pursuit of this strategy has led Kenvue in recent years to promote new services, including e-commerce and direct-to-consumer (“DTC”) services, and introduce innovative new products and connected health offerings beyond the traditional services and products Kenvue has historically provided to its consumers and customers. Kenvue’s investments in its digital capabilities are improving data quality and access, fostering innovation, driving e-commerce success, and enabling Kenvue to manage its supply chain more effectively while enhancing its marketing and commercial capabilities. However, expanding Kenvue’s service and product offerings through digital initiatives will also create additional risks and uncertainties associated with conducting business digitally, including the speed with which technology changes, technical failures, information security or cybersecurity incidents, consumer privacy and data protection concerns, ethical concerns, changes in state tax regimes, and government regulation of internet activities.
Geographic Expansion
Kenvue has a global footprint through which it sold and distributed its broad product portfolio in more than 165 countries across its four regions in 2022. In recent years, Kenvue has grown, and it intends to continue to grow, its business by expanding its global operations. Given Kenvue’s global scale, including in the United States and China, it is well positioned to work with its retail partners to meet increasing consumer health demands and develop new product adjacencies for evolving consumer needs globally. In addition to prioritizing expansion in Kenvue’s existing markets where Kenvue has identified the most attractive opportunities, Kenvue also intends to invest in other sizable, growing, and underpenetrated geographic markets throughout the world.

Kenvue expects competition to intensify in the geographic markets where it plans to expand its operations. Local companies based in markets outside the United States may have substantial competitive advantages because of their greater understanding of, and focus on, those local markets. Meanwhile, some of Kenvue’s multinational competitors may develop and grow in certain geographic markets more quickly than Kenvue will. Kenvue’s ability to successfully expand its business globally will depend on a number of factors, including its marketing efforts and consumer acceptance of its products.
Increased Competition
Kenvue’s products are sold in a highly competitive global marketplace, which, in recent years, has experienced increased retail trade concentration, the emergence of retail buying alliances, the rapid growth of e-commerce and the integration of traditional and digital operations at key retail trade customers. For each of the fiscal three months ended April 2, 2023 and April 3, 2022, one of Kenvue’s customers accounted for approximately 14% of its total Net sales, and Kenvue’s top ten customers represented approximately 42% and 43% of its total Net sales, respectively. Nonetheless, as a result of these trends, Kenvue is increasingly dependent on certain large-format retail trade customers in each of its business segments and some of these retail trade customers have significant bargaining strength.
Kenvue faces substantial competition in each of its business segments and product lines and across all geographic markets in which it operates. Kenvue competes with companies of all sizes on the basis of cost-effectiveness, product performance, real or perceived product advantages, intellectual property rights, advertising, and promotional activities, brand recognition and loyalty, consumer convenience, pricing, and geographic reach. Kenvue’s competitors include multinational corporations, smaller companies that often operate on a regional basis, retailers’ private-label brands, and generic non-branded products. Many of these competitors have benefited from the substantial growth in e-commerce and focus extensively on DTC or other non-traditional, digital business models. Competitive factors impacting Kenvue’s business also include market dynamics and evolving consumer preferences, brand image, a broad product portfolio, new product innovations and product development, pricing that is attractive to consumers, cost inputs, and the ability to attract and retain talented employees. Kenvue expects that the continued attractiveness of the categories and geographic markets in which it operates will encourage the entry of new competitors of all sizes, which could increase these and other competitive pressures in the future.
Sourcing, Manufacturing and Supply Chain Management
Kenvue’s ability to meet the needs of its consumers and customers depends on the proper functioning of its manufacturing and supplier operations. Kenvue’s manufacturing operations require the timely delivery of sufficient amounts of complex, high-quality components and materials. Kenvue has built its supply chain network to deploy resources across the globe where they are most needed. Kenvue’s extensive distribution network and sales organization enable it to establish strategic partnerships with key suppliers and retailers across multiple markets and channels, where Kenvue further leverages its scale to drive flexible manufacturing capacity and supply chain optimization. Kenvue believes this approach builds and supports its resilience across economic cycles and allows it to prioritize or expand its geographic focus based on its strategic priorities. Nonetheless, Kenvue has in the past faced, and may in the future face, unanticipated interruptions and delays in manufacturing through its internal and external supply chain. For example, since 2021 Kenvue has experienced, and Kenvue continues to experience, higher than expected inflation, including escalating transportation, commodity and other supply-chain costs and disruptions that have adversely affected, and continue to adversely affect, its results of operations. Manufacturing or supplier disruptions could result in product shortages, declining sales, reputational damage or significant costs.
Supply Chain Optimization Initiatives
Since 2019, Kenvue has taken significant steps to meet consumer demand and mitigate supply chain constraints. Kenvue has redesigned its manufacturing and distribution network, optimizing both in-house and external manufacturing and distribution footprints to improve lead time and reliability across the globe. Kenvue selectively invested in specific technologies and expanded its capacity in different geographic markets with the intent to increase competitiveness by improving cost, speed, compliance, and customer service. A series of different initiatives were deployed including (1) improving inter-region agility through end-to-end collaboration and shipping optimization, (2) distribution network redesign to manage the surge of e-commerce volume and mitigate constraints, (3) product offering optimization that eliminated a significant number of small external manufacturers and discontinued unprofitable SKUs, and (4) investments in technology, automation, and digital capabilities that modernized its supply chain operations and enabled inventory optimization, which improved profitability, quality control, and shipping container loading and utilization while reducing consumer complaints. As a result, Kenvue’s historical results of operations reflect savings delivered through these end-to-end supply chain optimization initiatives.
Macroeconomic Trends
Macroeconomic factors affect consumer spending patterns and thereby Kenvue’s results of operations. These factors include general economic conditions, inflation, consumer confidence, employment rates, business conditions, the availability of credit, interest rates, tax rates, and fuel and energy costs. Factors that impact consumer discretionary spending, which remains volatile globally, continue to create a complex and challenging retail environment for Kenvue and its third-party partners. Kenvue intends to continue to evaluate and adjust its operating strategies and cost management opportunities to help mitigate any impacts on its results of operations resulting from broader macroeconomic conditions and policy changes, while remaining focused on the long-term growth of its business.
Foreign Currency Exposure
Kenvue reports its combined financial results in U.S. dollars but has significant non-U.S. operations. A large portion of Kenvue’s business is conducted in currencies other than U.S. dollars, and generally the applicable local currency is its functional currency in that locality. As a result, Kenvue faces foreign currency exposure on the translation into U.S. dollars of its results of operations in numerous jurisdictions primarily in the European Union, the United Kingdom, Japan, China, Canada, Brazil, and India. In addition, as Kenvue continues to expand its global operations, its exposure to foreign currency risk could become more significant, particularly if the U.S. Dollar strengthens in the future.
Where possible, Kenvue manages foreign currency exposure through a variety of methods. Kenvue may adopt natural hedging strategies whereby favorable and unfavorable foreign currency impacts to its foreign currency-denominated operating expenses are mitigated to a certain extent by the natural, opposite impact on its foreign currency-denominated Net sales. During 2022, in anticipation of operating as a standalone entity, Kenvue started to use derivative financial instruments to mitigate its foreign currency exposure and not for trading or speculative purposes. For example, Kenvue hedged a portion of forecasted foreign currency revenue and forecasted inventory purchases. Nonetheless, it is not practical for Kenvue to mitigate all of its foreign currency exposure, nor is Kenvue able to accurately predict the possible impact of future foreign currency exchange rate fluctuations on its results of operations, due to its constantly changing exposure to various foreign currencies, difficulty in predicting fluctuations in foreign currency exchange rates relative to the U.S. Dollar, and the significant number of foreign currencies involved.
Acquisitions and Divestitures
Kenvue actively refines its portfolio through acquisitions towards high growth, high margin businesses as well as divestitures of assets that it does not believe are well integrated into its product portfolio and strategic direction. Kenvue has demonstrated an ability to successfully integrate and scale acquired businesses to further build upon its market leadership across its product portfolio. Kenvue did not complete any significant acquisitions or divestitures during the fiscal three months ended April 2, 2023 and April 3, 2022.
Kenvue intends to continue to pursue a disciplined and prudent approach to acquisitions and partnership opportunities that accelerate growth within its business. Kenvue believes its strong balance sheet will allow it to strategically make acquisitions and divestitures while maintaining its disciplined approach to capital allocation. However, the pursuit of acquisitions and divestitures of businesses, brands, assets, and technologies involves numerous potential risks.

Impacts of the COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. Kenvue has assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to it and the unknown future impacts of the COVID-19 pandemic.
Kenvue’s Net sales in the Self Care segment and within certain product categories in the Essential Health segment were accelerated by changes in consumer behavior during the COVID-19 pandemic, which helped to offset the adverse impact on Kenvue’s Net sales from the remainder of the business, primarily Skin Health and Beauty products and the Baby Care and Women’s Health products within the Essential Health segment, due to lockdown-driven lost usage occasions, including the inability of consumers to purchase Kenvue’s products due to financial hardship, government actions imposing travel or movement restrictions, shifts in demand and consumption away from more discretionary or higher-priced products to lower-priced products and consumer pantry-loading activity. However, as governments began lifting restrictions, this negative trend began to level off and stabilize in the fourth quarter of 2021 while momentum in Self Care and Essential Health products continued due to a rising focus on consumer health. The extent to which the COVID-19 pandemic will continue to impact Kenvue’s business and financial results will depend on many factors that cannot be predicted with certainty, including the duration of the outbreak and the impact of new variants. Any resurgence in the spread of COVID-19 or its variants could result in the imposition of new governmental directives and the implementation of prolonged restrictive measures that could further disrupt Kenvue’s operations.
Kenvue has considered various internal and external factors in assessing the potential impact of the COVID-19 pandemic on Kenvue’s business and financial results based upon information available at this time, as follows:
•Operating Model. Kenvue has an agile business model across the consumer health industry with flexibility designed into its manufacturing, research and development, and commercial capabilities.
•Supply Chain. Kenvue continues to leverage its global manufacturing footprint while closely monitoring and maintaining critical inventory at major distribution centers away from high-risk areas to ensure adequate and effective distribution.
•Business Continuity. The robust, active business continuity plans across Kenvue’s network were instrumental in preparing it for the COVID-19 pandemic and enabling it to continue to meet the majority of consumer needs without significant interruption.
•Workforce. Kenvue put procedures in place to protect its essential workforce in manufacturing, distribution, commercial, and research operations while ensuring appropriate remote working protocols were established for other employees.
•Liquidity. Kenvue expects to have an investment grade credit rating as it seeks access to the financial capital markets in the foreseeable future.
•Legislation. Kenvue will continue to assess and evaluate the ongoing global legislative efforts to combat the impact of the COVID-19 pandemic on the categories and geographic markets in which it participates. Currently, the laws and regulations enacted in response to the COVID-19 pandemic are not expected to have a material impact on Kenvue’s operations.
The impact of the COVID-19 pandemic on Kenvue’s results of operations, including changes in its segment net sales and segment profits, is discussed in further detail below. See “—Results of Operations.”
Legal Proceedings
Kenvue and/or certain of its subsidiaries are involved from time to time in various lawsuits and claims relating to intellectual property, commercial contracts, product liability, labeling, marketing, advertising, pricing, antitrust and trade regulation, labor and employment, indemnification, data privacy and security, environmental, health and safety, and tax matters, governmental investigations, and other legal proceedings that arise in the ordinary course of its business. See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for additional information regarding Kenvue’s current legal proceedings.
A significant number of personal injury claims alleging that talc causes cancer were made against Johnson & Johnson and certain of its affiliates arising out of the use of body powders containing talc, primarily Johnson’s Baby Powder. These personal injury suits were filed primarily in state and federal courts in the United States and in Canada.
Pursuant to the Separation Agreement, Johnson & Johnson has retained all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold by Johnson & Johnson or its affiliates in the United States and Canada (the “Talc-Related Liabilities”) and, as a result, has agreed to indemnify Kenvue for the Talc-Related Liabilities and any costs associated with resolving such claims. Kenvue will, however, remain responsible for all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold outside the United States or Canada.
Other Information
Baby Powder Transition
On August 11, 2022, Kenvue announced the commercial decision to transition to an all cornstarch-based baby powder portfolio. As a result of this transition, talc-based Johnson’s Baby Powder will be discontinued globally in 2023. Talc-based Johnson’s Baby Powder was previously discontinued during 2020 in certain markets including the United States and Canada. Kenvue does not expect the impact of this change to be material.
Russia-Ukraine War
Although the long-term implications of the ongoing military conflict between Russia and Ukraine (the “Russia-Ukraine War”) are difficult to predict at this time, the financial impact of the conflict to Kenvue during the fiscal three months ended April 2, 2023 and April 3, 2022 was not material. For both the fiscal three months ended April 2, 2023 and April 3, 2022, Kenvue’s Ukrainian business represented 0.1% of its Net sales. As of April 2, 2023 and January 1, 2023, Kenvue’s Ukrainian business represented 0.1% of its net assets. For the fiscal three months ended April 2, 2023 and April 3, 2022, Kenvue’s Russian business represented 1.2% and 1.4% of its Net sales, respectively. As of April 2, 2023 and January 1, 2023, Kenvue’s Russian business represented 0.2% and 0.4% of its assets, respectively.
In the fiscal three months ended April 3, 2022, Kenvue suspended supply of all of its products into Russia other than its OTC medicines within the Self Care segment, which Kenvue continued to supply through the fiscal three months ended April 2, 2023. Kenvue also suspended all advertising in Russia, all clinical trials in Russia and any additional investment in Russia. Kenvue will continue to monitor the geopolitical situation in Russia and to evaluate its activities and future operations in Russia.
Deferred Markets
In order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents and for other business reasons, Kenvue deferred the transfer of certain assets and liabilities of businesses in certain non-U.S. jurisdictions, including China, Malaysia, and Russia, until after the completion of the Kenvue IPO. The unaudited condensed combined financial statements included elsewhere in this prospectus include businesses in all jurisdictions in which Kenvue will operate following the completion of the Separation, including any Deferred Local Business (as defined in “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation—Separation Agreement—Deferred Markets”).

Results of Operations
Quarterly Results of Operations
Kenvue’s results for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

	Fiscal Three Months Ended		Change 2022 to 2023
(Dollars in Millions)	April 2, 2023	April 3, 2022	Amount	Percent
Net sales	$3,852	$3,590	$262	7.3%
Cost of sales	1,727	1,634	93	5.7%
Gross profit	$2,125	$1,956	$169	8.6%
Selling, general, and administrative expenses	1,502	1,350	152	11.3%
Other income, net, operating	(17)	(5)	(12)	*
Operating income	$640	$611	$29	4.7%
Other expense (income), net	31	(1)	32	*
Income before taxes	$609	$612	$(3)	(0.5)%
Provision for taxes	279	84	195	*
Net income	$330	$528	$(198)	(37.5)%
__________________
*Calculation not meaningful (>100%).
Fiscal Three Months Ended April 2, 2023 Compared with Fiscal Three Months Ended April 3, 2022
Net Sales
Net sales were $3.9 billion and $3.6 billion for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $262 million, or 7.3%. Excluding the impact of unfavorable changes in currency rates of $141 million, organic net sales increased by $403 million as compared to the prior year, primarily attributable to (1) price actions, (2) increased demand for Cough, Cold, and Allergy products due to greater instances of respiratory illness, primarily in Europe, (3) one-time supply replenishment, and (4) an easing of supply chain constraints.
Cost of Sales
Cost of sales were $1.7 billion and $1.6 billion for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $93 million, or 5.7% primarily due to organic growth in Net sales, as noted above. In addition, Cost of sales was further impacted by higher costs of key ingredients and freight and packaging materials, due to commodity inflation. The increase was partially offset by the realization of benefits associated with Kenvue’s supply chain optimization initiatives and favorable currency impacts of $66 million. Cost of sales as a percentage of Net sales decreased 70 basis points to 44.8% as compared to the prior year, due to organic growth in Net sales and the realization of benefits associated with Kenvue’s supply chain optimization initiatives.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses (“SG&A”) were $1.5 billion and $1.4 billion for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $152 million, or 11.3%. SG&A as a percentage of Net sales increased 140 basis points to 39.0%, as compared to the prior year, primarily attributable to higher costs in enterprise functions as Kenvue prepared to operate on a standalone basis, higher advertising and promotion expenses, higher selling and distribution costs, and an increase in non-recurring Separation-related costs of $88 million. These cost increases were partially offset by favorable currency impacts of $44 million.
Other Income, Net, Operating
Other income, net, operating was $17 million and $5 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $12 million. The increase was primarily driven by the gain recognized on the sale of a manufacturing facility in Lancaster, Pennsylvania of $9 million.

Other Expense (Income), Net
Other expense, net, was $31 million compared to Other income, net of $1 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase in expense of $32 million, primarily driven by higher foreign currency losses and losses on equity securities.
Provision For Taxes
Provision for taxes was $279 million and $84 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase in income tax expense of $195 million. As a result of the issuance of debt in the first quarter of 2023, the resulting increase in annual interest reduced Kenvue’s capacity to utilize foreign tax credits against U.S. foreign source income. As a result, Kenvue recorded a valuation allowance against a deferred tax asset related to future foreign tax credit benefits thus increasing the reported tax expense in the first quarter of 2023 as compared to the first quarter of 2022.
Fiscal Three Months Ended April 2, 2023 Compared with Fiscal Three Months Ended April 3, 2022 – Segment Results
Segment profit is based on Operating income excluding depreciation and amortization, non-recurring Separation-related costs, restructuring expense, Other income, net, operating, and unallocated general corporate administrative expenses (referred to herein as “Adjusted operating income”) as management excludes these items in assessing segment financial performance. General corporate/unallocated expenses, which includes treasury and legal operations and certain expenses, gains and losses related to the overall management of Kenvue, are not allocated to the segments. In assessing segment performance and managing operations, management does not review segment assets.
For the first quarter of 2023, Kenvue adjusted the allocation for certain intangible asset amortization costs within Cost of sales to align with segment financial results as measured by Kenvue, including the CODM. Accordingly, Kenvue updated its segment disclosures to reflect the updated presentation in all prior periods. Total Adjusted operating income did not change as a result of this update.
See Note 14, “Segments of Business,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for additional information.
The following table presents segment Adjusted operating income and the period-over-period changes in segment Adjusted operating income for the fiscal three months ended April 2, 2023 and April 3, 2022. See Note 14,

“Segments of Business,” to Kenvue’s unaudited condensed combined financial statements included herein for further details regarding segment net sales and segment Adjusted operating income.

	Fiscal Three Months Ended
	April 2, 2023		April 3, 2022		Change 2022 to 2023
(Dollars in Millions)	Amount	Percent	Amount	Percent	Amount	Percent
Segment Net Sales
Self Care	$1,640	42.6%	$1,465	40.8%	$175	11.9%
Skin Health and Beauty	1,111	28.8%	1,012	28.2%	99	9.8%
Essential Health	1,101	28.6%	1,113	31.0%	(12)	(1.1)%
Total segment net sales	$3,852	100.0%	$3,590	100.0%	$262	7.3%
Income before taxes	$609		$612
Interest expense	1		—
Other expense (income), net	30		(1)
Total operating income	$640		$611
Reconciliation to Adjusted operating income:
Depreciation and amortization	152		165
Separation-related costs	98		10
Restructuring(1)	—		14
Other income, net, operating	(17)		(5)
General corporate/unallocated expenses	69		52
Total Adjusted operating income	$942		$847
Segment Adjusted operating income
Self Care	$582		$474		$108	22.8%
Skin Health and Beauty	150		127		23	18.1%
Essential Health	210		246		(36)	(14.6)%
Total Adjusted operating income	$942		$847		$95	11.2%
__________________
(1)Exclusive of the restructuring expense included in Other income, net, operating.
*Calculation not meaningful (>100%)
Preliminary Segment Results for Fiscal Three and Six Months Ended July 2, 2023 Compared with Fiscal Three and Six Months Ended July 3, 2022
The following table presents preliminary segment Net sales and segment Adjusted operating income for the fiscal three and six months ended July 2, 2023 and actual results for the fiscal three and six months ended July 3, 2022. The segment Net sales and segment Adjusted operating income for the fiscal three and six months ended July 2, 2023 are based on preliminary results. For more information about the preliminary results, which remain subject to the completion of management’s final review and Kenvue’s other closing procedures, or subsequent events, as well as the completion of the review of Kenvue’s financial statements, see “Summary—Recent Developments.”

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)
Segment Net Sales
Self Care	$1,661	$1,481	$3,301	$2,946
Skin Health and Beauty	1,147	1,126	2,258	2,138
Essential Health	1,203	1,197	2,304	2,310
Total segment net sales	$4,011	$3,804	$7,863	$7,394
Income before taxes	639	775	1,248	1,387
Interest expense, net	53	—	54	—
Other expense (income), net	10	(5)	40	(6)
Operating income	$702	$770	$1,342	$1,381
Reconciliation to Adjusted operating income:
Depreciation and amortization	148	161	300	326
Separation-related costs	102	49	200	59
Restructuring expense(1)	—	24	—	38
Other operating expense (income), net	1	13	(16)	8
General corporate/unallocated expenses	74	64	143	116
Total Adjusted operating income	$1,027	$1,081	1,969	$1,928
Segment Adjusted operating income
Self Care	$576	$524	$1,158	$998
Skin Health and Beauty	201	243	350	370
Essential Health	250	314	461	560
Total Adjusted operating income	$1,027	$1,081	$1,969	$1,928
__________________
(1)Exclusive of the restructuring expense included in Other operating expense (income), net.
Organic Growth
Kenvue assesses its Net sales performance by measuring Organic growth, a non-GAAP financial measure, which measures the period-over-period change in Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. Management believes Organic growth provides investors with additional, supplemental information that they may find useful in assessing Kenvue’s results of operations by excluding the impact of certain items that Kenvue believes do not directly reflect its underlying operations.
The following tables present a reconciliation of the change in U.S. GAAP Net sales to Organic growth for the fiscal three months ended April 2, 2023 compared to the fiscal three months ended April 3, 2022:

	Fiscal Three Months Ended April 2, 2023 vs April 3, 2022(1)
	Reported Net sales change		Impact of foreign currency	Organic growth
(Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$175	11.9%	$(50)	$225	15.3%
Skin Health and Beauty	99	9.8%	(34)	133	13.2%
Essential Health	(12)	(1.1)%	(57)	45	4.0%
Total	$262	7.3%	$(141)	$403	11.2%

__________________
(1)Acquisitions and divestitures did not impact Net sales for the fiscal three months ended April 2, 2023 or April 3, 2022.
The following tables present a reconciliation of the change in U.S. GAAP Net sales to Organic growth for the fiscal three months ended April 2, 2023 compared to the fiscal three months ended April 3, 2022:

	Fiscal Three Months Ended April 2, 2023 vs April 3, 2022(1)
	Reported Net sales change	Impact of foreign currency	Organic growth
			Price	Volume
Self Care	11.9%	(3.4)%	8.2%	7.1%
Skin Health and Beauty	9.8%	(3.4)%	8.9%	4.3%
Essential Health	(1.1)%	(5.1)%	9.4%	(5.4)%
Total	7.3%	(3.9)%	8.7%	2.5%
__________________
(1)Acquisitions and divestitures did not impact Net sales for the fiscal three months ended April 2, 2023 or April 3, 2022.
The following tables present a reconciliation of the change in U.S. GAAP Net sales to Organic growth for the fiscal three and six months ended July 2, 2023 (preliminary) compared to the fiscal three and six months ended July 3, 2022 (actual). Organic growth for the fiscal three and six months ended July 2, 2023 are based on preliminary results. For more information about the preliminary results, which remain subject to the completion of management’s final review and Kenvue’s other closing procedures, or subsequent events, as well as the completion of the review of Kenvue’s financial statements, see “Summary—Recent Developments.”

	Fiscal Three Months Ended July 2, 2023 (Preliminary) vs July 3, 2022(1) (Actual)
	Reported Net sales change		Impact of foreign currency	Organic growth(2)
(Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$180	12.2%	$(30)	$210	14.2%
Skin Health and Beauty	21	1.9	(17)	38	3.4
Essential Health	6	0.5	(40)	46	3.8
Total	$207	5.4%	$(87)	$294	7.7%

	Fiscal Three Months Ended July 2, 2023 (Preliminary) vs July 3, 2022(1) (Actual)
	Reported Net sales change	Impact of foreign currency	Organic growth(2)
			Price / Mix(3)	Volume
Self Care	12.2%	(2.0)%	10.6%	3.6%
Skin Health and Beauty	1.9	(1.5)	6.6	(3.2)
Essential Health	0.5	(3.3)	10.7	(6.9)
Total	5.4%	(2.3)%	9.4%	(1.7)%

	Fiscal Six Months Ended July 2, 2023 (Preliminary) vs July 3, 2022(1) (Actual)
	Reported Net sales change		Impact of foreign currency	Organic growth(2)
(Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$355	12.1%	$(80)	$435	14.8%
Skin Health and Beauty	120	5.6	(52)	172	8.0
Essential Health	(6)	(0.3)	(97)	91	3.9
Total	$469	6.3%	$(229)	$698	9.4%

	Fiscal Six Months Ended July 2, 2023 (Preliminary) vs July 3, 2022(1) (Actual)
	Reported Net sales change	Impact of foreign currency	Organic growth(2)
			Price / Mix(3)	Volume
Self Care	12.1%	(2.7)%	9.4%	5.3%
Skin Health and Beauty	5.6	(2.4)	7.6	0.4
Essential Health	(0.3)	(4.2)	10.1	(6.1)
Total	6.3%	(3.1)%	9.1%	0.3%
__________________
(1) Acquisitions and divestitures did not impact net sales for the fiscal three and six months ended July 2, 2023 or July 3, 2022.
(2)Non-GAAP financial measure. Excludes the impact of foreign currency exchange.
(3)Price / Mix reflects value realization.

Self Care Segment
Self Care Segment Net Sales
The Self Care segment net sales were $1.6 billion and $1.5 billion for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $175 million, or 11.9%. Excluding the unfavorable impact of foreign currency translation, organic net sales increased by $225 million or 15.3% primarily driven by price actions of 8.2% and volume related increases of 7.1% driven by increased demand for Cough, Cold, and Allergy products due to greater instances of respiratory illness, primarily in Europe, and one-time supply replenishment, primarily in the United States related to low inventory levels at the start of the year due to demand associated with greater instances of respiratory illness at the end of the prior year.
Self Care Segment Adjusted Operating Income
The Self Care segment Adjusted operating income increased by $108 million, or 22.8% to $582 million for the fiscal three months ended April 2, 2023, primarily driven by price actions, portfolio optimization, and favorable product mix, partially offset by higher costs of raw materials.

Skin Health and Beauty Segment
Skin Health and Beauty Segment Net Sales
The Skin Health and Beauty segment net sales were $1.1 billion and $1.0 billion for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $99 million, or 9.8%. Excluding the unfavorable impact of foreign currency translation, organic net sales increased by $133 million, or 13.2%, primarily driven by price actions of 8.9% and volume related increases of 4.3% driven by strong e-commerce and club channel performance primarily in the United States driven by new product innovations, an easing of supply chain constraints, one-time supply replenishment, and sun season pipeline fill.
Skin Health and Beauty Segment Adjusted Operating Income
The Skin Health and Beauty segment Adjusted operating income increased by $23 million, or 18.1% to $150 million driven by price actions as discussed above, optimization of marketing spend, and favorable product mix, partially offset by the impact of higher costs of raw materials.
Essential Health Segment
Essential Health Segment Net Sales
The Essential Health segment net sales were $1.1 billion for both the fiscal three months ended April 2, 2023 and April 3, 2022 with a decrease of $12 million, or 1.1%. Excluding the unfavorable impact of foreign currency translation, organic net sales increased by $45 million, or 4.0%, primarily driven by price actions of 9.4%, most notably in Baby Care, partially offset by volume declines of 5.4%. Overall volume declines were driven primarily by Kenvue’s supply suspension of certain personal care products in Russia since March 2022 and lapping prior year increased demand outside of the United States, partially offset by one-time supply replenishment during the first quarter of 2023.
Essential Health Segment Adjusted Operating Income
The Essential Health segment Adjusted operating income decreased by $36 million, or 14.6% to $210 million. The decrease was primarily attributable to higher costs of raw materials, partially offset by price actions and favorable product mix.
Annual Results of Operations
Kenvue’s results for 2022, 2021 and 2020 were as follows:

	Fiscal Year			Change
	2022	2021	2020	2021 to 2022		2020 to 2021
(Dollars in Millions)				Amount	Percent	Amount	Percent
Net sales	$14,950	$15,054	$14,467	$(104)	(0.7)%	$587	4.1%
Cost of sales	6,665	6,635	6,619	30	0.5	16	0.2
Gross profit	8,285	8,419	7,848	(134)	(1.6)	571	7.3
Selling, general and administrative expenses	5,633	5,484	4,956	149	2.7	528	10.7
Other (income) expense, net, operating	(23)	15	3,871	(38)	*	(3,856)	(99.6)
Operating income (loss)	2,675	2,920	(979)	(245)	(8.4)	3,899	*
Other expense (income), net	38	(5)	37	43	*	(42)	*
Income (loss) before taxes	2,637	2,925	(1,016)	(288)	(9.8)	3,941	*
Provision (benefit) for taxes	550	894	(137)	(344)	(38.5)	1,031	*
Net income (loss)	$2,087	$2,031	$(879)	$56	2.8%	$2,910	*

__________________
*Calculation not meaningful (>100%).
Segment Net Sales and Segment Adjusted Operating Income
The table below presents segment net sales, segment net sales as a percentage of total net sales and the year-over-year changes in segment net sales for 2022, 2021 and 2020. The following table also presents segment Adjusted operating income and the year-over-year changes in segment Adjusted operating income for 2022, 2021 and 2020. See Note 15, “Segments of Business and Geographic Areas,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for further details regarding segment net sales and segment Adjusted operating income.

	Fiscal Year						Change
	2022		2021		2020		2021 to 2022		2020 to 2021
(Dollars in Millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Segment Net Sales
Self Care	$6,030	40.3%	$5,643	37.5%	$5,235	36.2%	$387	6.9%	$408	7.8%
Skin Health and Beauty	4,350	29.1%	4,541	30.2%	4,450	30.8%	(191)	(4.2)%	91	2.0%
Essential Health	4,570	30.6%	4,870	32.4%	4,782	33.1%	(300)	(6.2)%	88	1.8%
Total segment net sales	$14,950	100%	$15,054	100%	$14,467	100%	$(104)	(0.7)%	$587	4.1%
Segment Adjusted Operating Income
Self Care	$2,088		$1,952		$1,858		$136	7.0%	$94	5.1%
Skin Health and Beauty	708		878		889		(170)	(19.4)%	(11)	(1.2)%
Essential Health	1,111		1,224		1,250		(113)	(9.2)%	(26)	(2.1)%
Total adjusted operating income	$3,907		$4,054		$3,997		$(147)	(3.6)%	$57	1.4%
Depreciation and amortization	(644)		(731)		(746)
Restructuring expense	(100)		(116)		(82)
Other (income) expense, net, operating	23		(15)		(3,871)
General corporate/unallocated expenses	(298)		(272)		(277)
Separation-related costs	(213)		—		—
Operating income (loss)	$2,675		$2,920		$(979)
Other expense (income), net	38		(5)		37
Income (loss) before taxes	$2,637		$2,925		$(1,016)
The following tables present a reconciliation of the change in U.S. GAAP net sales to Organic growth for 2022 and 2021 compared to the applicable prior years:

	2022 vs. 2021
	Reported net sales change		Impact of foreign currency	Acquisitions and divestitures	Organic growth
(Dollars in Millions)	Amount	Percent	Amount	Amount	Amount	Percent
Self Care	$387	6.9%	$226	$—	$613	10.9%
Skin Health and Beauty	(191)	(4.2)%	173	39	21	0.5%
Essential Health	(300)	(6.2)%	218	14	(68)	(1.4)%
Total	$(104)	(0.7)%	$617	$53	$566	3.8%

	2021 vs. 2020
	Reported net sales change		Impact of foreign currency	Acquisitions and divestitures	Organic growth
(Dollars in Millions)	Amount	Percent	Amount	Amount	Amount	Percent
Self Care	$408	7.8%	$(126)	$—	$282	5.4%
Skin Health and Beauty	91	2.0%	(46)	80	125	2.8%
Essential Health	88	1.8%	(36)	49	101	2.1%
Total	$587	4.1%	$(208)	$129	$508	3.5%
Fiscal Year 2022 Compared with Fiscal Year 2021
Net Sales
Net sales were $15.0 billion and $15.1 billion for 2022 and 2021, respectively, a decrease of $104 million, or 0.7%. Of the $104 million decrease, $617 million related to unfavorable currency impacts primarily driven by weakening of the Euro, British Pound, Japanese Yen and Chinese Yuan against the U.S. Dollar and $53 million of sales related to divestitures, offset by $566 million related to organic growth in net sales. Of the $566 million related to organic growth in net sales, $473 million was generated outside the United States, and $93 million was generated in the United States primarily driven by the Self Care segment. The $566 million related to organic growth in net sales was primarily attributable to (1) price actions, (2) increased demand for Cough, Cold and Allergy and pediatric Pain Care products due to greater instances of respiratory illness associated with reduced COVID-19 restrictions and social distancing and (3) increased demand for Women’s Health products (within Other Essential Health), primarily due to product innovation and strategic investment in marketing. This increase was partially offset by a decline in net sales in the United States primarily in the Skin Health and Beauty and Essential Health segments, as discussed below.
Cost of Sales
Cost of sales were $6.7 billion and $6.6 billion for 2022 and 2021, respectively, an increase of $30 million, or 0.5%. Cost of sales as a percentage of net sales was 44.6% and 44.1% for 2022 and 2021, respectively, an increase of 0.5%. The increase of Cost of sales was primarily driven by $306 million increase in costs offset by $276 million of favorable currency impacts. The cost increase relative to organic growth in net sales was driven by higher costs of key ingredients, freight and packaging material, partially offset by the realization of benefits associated with Kenvue’s supply chain optimization initiatives.
Selling, General and Administrative Expenses
SG&A expenses were $5.6 billion and $5.5 billion for 2022 and 2021, respectively, an increase of $149 million, or 2.7%. SG&A as a percentage of net sales was 37.7% and 36.4% for 2022 and 2021, respectively, an increase of 1.3%. The increase was primarily attributable to (1) Separation-related costs of $213 million, (2) an increase in other SG&A expenses of $88 million due to higher selling and distribution costs as well as the impact of commodity inflation on freight and packaging costs, (3) an increase in advertising and promotion expenses of $40 million and (4) an increase in R&D costs of $28 million driven by continued strategic spend on select brands, products and digital capabilities. These cost increases were partially offset by favorable currency impacts of $220 million.
Other (Income) Expense, Net, Operating
Other (income) expense, net, operating was $(23) million and $15 million for 2022 and 2021, respectively, a $38 million decrease in expense, primarily driven by the recognition in 2021 of talc litigation expense (which did not recur in 2022) and other litigation expense. This decrease was partially offset by lower royalty income as a result of the transfer to Royalty A&M LLC, an indirect wholly owned subsidiary of Johnson & Johnson, of the rights of Old JJCI and its affiliates to receive four streams of royalties payable from certain third parties in connection with the Old JJCI corporate restructuring starting in October 2021. See “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Other Agreements with Johnson & Johnson—Royalty Monetization Agreements.”

See Note 10, “Other (income) expense, net, operating and Other expense (income), net,” and Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information.
Other Expense (Income), Net
Other expense (income), net was $38 million and $(5) million for 2022 and 2021, respectively, an increase in expense of $43 million, primarily driven by (1) higher foreign currency losses in 2022 and (2) a lower gain related to disposal of businesses compared to 2021. See Note 10, “Other (income) expense, net, operating and Other expense (income), net,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information.
Provision for Taxes
Provision for taxes was $550 million and $894 million for 2022 and 2021, respectively, a decrease in income tax expense of $344 million. The $344 million decrease in income tax expense was primarily due to a lower effective tax rate in 2022 resulting from the ability to claim certain deductions and additional foreign tax credits that were limited in 2021 as a result of the talc litigation settlement.
See Note 11, “Income Taxes,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for further details regarding income taxes.
Self Care Segment
Self Care Segment Net Sales
The Self Care segment net sales were $6.0 billion and $5.6 billion for 2022 and 2021, respectively, an increase of $387 million, or 6.9%. Of the increase, $613 million was due to organic growth in net sales, offset by a decrease of $226 million due to unfavorable currency impacts. The organic growth in net sales of $613 million was primarily attributable to (1) price actions and (2) increased demand for Cough, Cold and Allergy and pediatric Pain Care products due to greater instances of respiratory illness associated with reduced COVID-19 restrictions and social distancing.
Self Care Segment Adjusted Operating Income
The Self Care segment Adjusted operating income was $2.1 billion and $2.0 billion for 2022 and 2021, respectively, an increase of $136 million, or 7.0%. This increase was primarily driven by (1) organic growth in net sales and (2) favorable product mix driven by demand for Pain Care products due to greater instances of fever. The increase was partially offset by higher costs of key ingredients, freight and packaging material and unfavorable currency impacts.
Skin Health and Beauty Segment
Skin Health and Beauty Segment Net Sales
The Skin Health and Beauty segment net sales were $4.4 billion and $4.5 billion for 2022 and 2021, respectively, a decrease of $191 million, or 4.2%. Of the decrease, $173 million was due to unfavorable currency impacts and $39 million was due to divestitures, offset by $21 million growth in organic net sales. The organic growth in net sales of $21 million was primarily attributable to (1) price actions and (2) strong performance of new products. This increase was offset by supply constraints primarily as a result of a silicone shortage.
Skin Health and Beauty Segment Adjusted Operating Income
The Skin Health and Beauty segment Adjusted operating income was $708 million and $878 million for 2022 and 2021, respectively, a decrease of $170 million, or 19.4%. The decrease was primarily attributable to (1) a decrease corresponding to net sales largely driven by supply chain constraints, (2) the impact of higher costs of key ingredients, freight and packaging material, (3) the impact of divested brands and (4) unfavorable currency impacts on net sales, partially offset by price actions.
Essential Health Segment
Essential Health Segment Net Sales
The Essential Health segment net sales were $4.6 billion and $4.9 billion for 2022 and 2021, respectively, a decrease of $300 million, or 6.2%. Of the decrease, $218 million was due to unfavorable currency impacts, $68 million was due to a decline in organic sales and $14 million was due to divestitures. The organic decline in net sales of $68 million was primarily attributable to (1) a decline in Oral Care net sales driven by the discontinuation of certain SKUs and demand returning to a level comparable to before the COVID-19 pandemic, (2) a decline in Baby Care net sales driven by supply chain constraints as a result of raw material shortages and (3) Kenvue’s suspension of the supply of certain personal care products in Russia since March 2022. The decrease was partially offset by (1) price actions and (2) increased demand for Women’s Health products (within Other Essential Health) due to product innovation and strategic investment in marketing.
Essential Health Segment Adjusted Operating Income
The Essential Health segment Adjusted operating income was $1.1 billion and $1.2 billion for 2022 and 2021, respectively, a decrease of $113 million, or 9.2%. The decrease was primarily attributable to (1) a decrease corresponding to net sales, (2) Kenvue’s suspension of the supply of certain personal care products in Russia since March 2022, (3) divestitures of certain brands and (4) higher costs of key ingredients, freight and packaging material partially offset by price actions.
Fiscal Year 2021 Compared with Fiscal Year 2020
Net Sales
Net sales were $15.1 billion and $14.5 billion for 2021 and 2020, respectively, an increase of $587 million, or 4.1%. Of the increase, $508 million related to organic growth in net sales and $208 million related to favorable currency impacts primarily driven by the Euro and the Canadian Dollar, offset by a decrease of $129 million as a result of divestitures. Of the $508 million related to organic growth in net sales, $193 million was generated in the United States and $315 million was generated in all other regions. The $508 million related to organic growth in net sales was primarily attributable to (1) growth in the e-commerce channel, (2) increased sales in Pain Care due to consumers seeking to relieve COVID-19 symptoms and alleviate side effects of the COVID-19 vaccine and (3) increased allergy incidences positively impacting purchases in Cough, Cold and Allergy. This increase was partially offset by the negative impact of additional shipping days in 2020.
Cost of Sales
Cost of sales were $6.6 billion and $6.6 billion for 2021 and 2020, respectively, an increase of $16 million, or 0.2%. Cost of sales as a percentage of net sales was 44.1% and 45.8% for 2021 and 2020, respectively, a decrease of 1.7%. The increase of Cost of sales was primarily driven by $86 million of unfavorable currency impacts offset by a decrease of $70 million in costs. The cost decrease relative to organic growth in net sales was driven by (1) favorable product mix resulting from Kenvue’s increased focus on higher margin product sales, (2) economies of scale in Self Care products from higher sales volume, (3) supply chain optimization initiatives primarily in the Skin Health and Beauty segment, as well as the Baby Care product category and Women’s Health products (within the Essential Health segment) and (4) lower cost of sales related to lower year-over-year restructuring spend, partially offset by an increase in cost of sales primarily due to the impact of commodity inflation on freight and packaging costs.
Selling, General and Administrative Expenses
SG&A expenses were $5.5 billion and $5.0 billion for 2021 and 2020, respectively, an increase of $528 million, or 10.7%. SG&A as a percentage of net sales was 36.4% and 34.3% for 2021 and 2020, respectively, an increase of 2.2%. The increase was primarily attributable to (1) an increase in advertising and promotion expenses of $318 million, (2) an increase in other SG&A expenses of $122 million due to higher selling and distribution costs as well as the impact of commodity inflation on freight and packaging costs, (3) an unfavorable currency impact of $55 million and (4) an increase in R&D costs of $33 million driven by strategic spend on select brands, products and digital capabilities. Overall, recovery from the impact of the COVID-19 pandemic and lifting of lockdown restrictions resulted in retail store re-openings, higher usage occasions and higher net sales, which in turn drove normalized SG&A spending in 2021 compared to 2020.
Other (Income) Expense, Net, Operating
Other (income) expense, net, operating was $15 million and $3.9 billion for 2021 and 2020, respectively, a decrease of $3.9 billion, primarily driven by talc litigation expense recognized in 2020. See Note 10, “Other (income) expense, net, operating and Other expense (income), net,” and Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information.
Other Expense (Income), Net
Other expense (income), net was $(5) million and $37 million for 2021 and 2020, respectively, a decrease in expense of $(42) million, primarily driven by (1) lower foreign currency losses and higher gain on disposal of businesses in 2021 and (2) higher loss on equity investments in 2020. See Note 10, “Other (income) expense, net, operating and Other (income) expense, net,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information.
Provision (Benefit) for Taxes
Provision (benefit) for taxes was $894 million and $(137) million in 2021 and 2020, respectively, an increase in income tax expense of $1.0 billion, which was primarily due to (1) an increase in 2021 U.S. pretax book income due to higher talc litigation expense recognized in 2020 and (2) a loss of certain tax deductions and foreign tax credits resulting from talc litigation settlement payments made in 2021. This increase was partially offset by a one-time income tax expense recognized in 2020 for increases in unrecognized tax benefits related to the final settlement of IRS audits for the 2010, 2011 and 2012 fiscal years.
See Note 11, “Income Taxes,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for further details regarding income taxes.
Self Care Segment
Self Care Segment Net Sales
The Self Care segment net sales were $5.6 billion and $5.2 billion for 2021 and 2020, respectively, an increase of $408 million, or 7.8%. Of the $408 million increase, $282 million was due to organic growth in net sales and $126 million was due to favorable currency impacts. The organic growth in net sales of $282 million was driven by increased net sales of (1) Pain Care products due to consumers seeking to relieve COVID-19 symptoms and alleviate side effects of the COVID-19 vaccine, (2) Digestive Health products (within Other Self Care) due to favorable volume and price impacts, (3) Smoking Cessation products (within Other Self Care) due to favorable volume and price impacts as a result of increased smoking cessation rates and (4) allergy products in Cough, Cold and Allergy as consumers returned to outdoor activities due to recovery from the COVID-19 pandemic. Self Care products also continued to grow sales on e-commerce channels as consumers increasingly shifted their spending online. This increase was partially offset by the negative impact of additional shipping days in 2020.
Self Care Segment Adjusted Operating Income
The Self Care segment Adjusted operating income was $2.0 billion and $1.9 billion for 2021 and 2020, respectively, an increase of $94 million, or 5.1%. The increase was primarily attributable to (1) an increase corresponding to organic growth in net sales, (2) economies of scale from higher net sales of Pain Care products due to consumers seeking to relieve COVID-19 symptoms and alleviate side effects of the COVID-19 vaccine, (3) supply chain efficiencies driven by Kenvue’s supply chain optimization initiatives and (4) favorable product mix driven by increased demand in higher margin allergy products in Cough, Cold and Allergy as consumers returned to outdoor activities due to recovery from the COVID-19 pandemic. This increase was offset by higher strategic R&D spending on certain brands and higher other SG&A spending that normalized in 2021 due to recovery from the COVID-19 pandemic.
Skin Health and Beauty Segment
Skin Health and Beauty Segment Net Sales
The Skin Health and Beauty segment net sales were $4.5 billion and $4.5 billion for 2021 and 2020, respectively, an increase of $91 million, or 2.0%. Of the increase, $125 million was due to organic growth in net sales and $46 million was due to favorable currency impacts, offset by a decrease of $80 million as a result of divestitures. The organic growth in net sales of $125 million was driven by higher sales volumes primarily in the Face and Body Care product category due to (1) lifting of COVID-19 pandemic lockdowns, which drove higher usage occasions, (2) growth in e-commerce channels and (3) new product innovation. This increase was partially offset by the negative impact of additional shipping days in 2020.
Skin Health and Beauty Segment Adjusted Operating Income
The Skin Health and Beauty segment Adjusted operating income was $878 million and $889 million for 2021 and 2020, respectively, a decrease of $11 million, or 1.2%. The decrease was due to higher SG&A spend for enhanced focus on the skin health category, offsetting organic growth in net sales and margin improvements driven by Kenvue’s supply chain optimization initiatives.
Essential Health Segment
Essential Health Segment Net Sales
The Essential Health segment net sales were $4.9 billion and $4.8 billion for 2021 and 2020, respectively, an increase of $88 million, or 1.8%. Of the increase, $101 million was due to organic growth in net sales and $36 million relates to favorable currency impacts offset by a decrease of $49 million as a result of divestitures. The organic growth in net sales of $101 million was primarily attributable to (1) growth in Baby Care driven by limited demand in 2020 due to reduced outdoor exposure as a result of the COVID-19 pandemic, e-commerce strength, product innovations, positive price impacts and market share gains, (2) growth in Women’s Health (within Other Essential Health) primarily driven by volume and price impacts due to new product innovations and increased brand awareness and (3) growth in Oral Care primarily due to increased household penetration. This increase was partially offset by the negative impact of additional shipping days in 2020.
Essential Health Segment Adjusted Operating Income
The Essential Health segment Adjusted operating income was $1.2 billion and $1.3 billion for 2021 and 2020, respectively, a decrease of $26 million, or 2.1%. The decrease was primarily attributable to an increase in advertising and promotion expenses due to strategic investment in internet advertising, e-commerce and digital capabilities and the impact of commodity inflation on freight and packaging costs, offset by organic growth in net sales.
Supplemental Non-GAAP Financial Information
Kenvue uses certain non-GAAP financial measures to supplement its financial measures prepared in accordance with U.S. GAAP. Kenvue’s management believes that these non-GAAP financial measures, together with the U.S. GAAP measures used by management, reflect how it measures the business internally and sets operational goals and incentives. In particular, Kenvue’s management believes that these non-GAAP financial measures are useful in evaluating current performance and focusing management on Kenvue’s underlying operational results.
There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures were not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way Kenvue calculated such measures. Accordingly, Kenvue’s non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. Kenvue cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.
The non-GAAP financial measures as presented herein were prepared as if Kenvue’s operations had been conducted independently from Johnson & Johnson, and therefore they include certain Johnson & Johnson corporate and shared costs allocated to Kenvue. Management believes the cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, Kenvue during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred or are expected to be incurred, if Kenvue were to operate as a standalone company.
The non-GAAP financial information for the fiscal three and six months ended July 2, 2023 are based on preliminary results. For more information about the preliminary results, which remain subject to the completion of management’s final review and Kenvue’s other closing procedures, or subsequent events, as well as the completion of the review of Kenvue’s financial statements, see “Summary—Recent Developments.”
Adjusted Gross Profit
Kenvue defines Adjusted gross profit, a non-GAAP financial measure, as U.S. GAAP gross profit adjusted for restructuring expense and amortization of intangible assets recorded as a component of Cost of sales on Kenvue’s combined statements of operations. The reconciliation of gross profit, a U.S. GAAP measure, to Adjusted gross profit is presented below:

	Fiscal Three Months Ended		Fiscal Six Months Ended		Fiscal Three Months Ended		Fiscal Year
(Dollars in Millions)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	April 2, 2023	April 3, 2022	2022	2021	2020
Gross profit	$2,225	$2,158	$4,350	$4,114	$2,125	$1,956	$8,285	$8,419	$7,848
Adjustments to components of Cost of sales:
Restructuring expense	—	9	—	14	—	5	55	48	34
Amortization of intangible assets	80	89	161	182	81	93	348	414	415
Adjusted gross profit	$2,305	$2,256	$4,511	$4,310	$2,206	$2,054	$8,688	$8,881	$8,297
Adjusted Operating Income
Kenvue defines Adjusted operating income, a non-GAAP financial measure, as U.S. GAAP operating income excluding depreciation and amortization, Separation-related costs, restructuring expense, other income, net, operating, and general corporate unallocated expenses that are not part of Kenvue’s measurement of segment performance. Management uses Adjusted operating income to assess segment financial performance.
For the first quarter of 2023, Kenvue adjusted the allocation for certain intangible asset amortization costs within Cost of sales to align with segment financial results as measured by Kenvue, including the CODM. Accordingly, Kenvue updated its segment disclosures to reflect the updated presentation in all prior periods. Total Adjusted operating income did not change as a result of this update.
For the fourth quarter of 2022, Kenvue updated the methodology of allocation for certain selling expenses to align with segment financial results as measured by Kenvue’s management, including the Chief Operating Decision Maker. All prior periods have been recast to conform to the current presentation. Total adjusted operating income did not change as a result of this change.

For the fourth quarter of 2022, Kenvue updated methodology to no longer allocate for non-recurring Separation-related costs to align with segment Decision Maker. This change only impacted Adjusted operating income in 2022 given there were no non-recurring Separation-related costs in any other period presented.
See Note 14, “Segments of Business,” to Kenvue’s unaudited condensed combined financial statements and Note 15, “Segments of Business and Geographic Areas,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information.
Adjusted EBITDA
Kenvue defines EBITDA, a non-GAAP financial measure, as net income adjusted for interest, provision for taxes, and depreciation and amortization. Kenvue defines Adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted for Separation-related costs, restructuring expense, and unrealized gain on securities. Adjusted EBITDA is used to show Kenvue’s unleveraged, pre-tax operating results and reflects Kenvue’s financial performance based on operational factors. The reconciliation of net income, a U.S. GAAP measure, to Adjusted EBITDA is presented below:

	Fiscal Three Months Ended		Fiscal Six Months Ended		Fiscal Three Months Ended		Fiscal Year
(Dollars in Millions)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	April 2, 2023	April 3, 2022	2022	2021	2020
Net income (loss)	$430	$604	$760	$1,132	$330	$528	$2,087	$2,031	$(879)
Interest	53	—	54	—	1	—	—	—	—
Provision for taxes	209	171	488	255	279	84	550	894	(137)
Depreciation and amortization	148	161	300	326	152	165	644	731	746
EBITDA	$840	$936	$1,602	$1,713	$762	$777	$3,281	$3,656	$(270)
Adjustments:
Talc legal settlement and defense costs	—	—	—	—	—	—	—	154	4,029
Restructuring expense	—	24	—	38	—	14	100	117	66
Impairment of intangible assets	—	12	—	12	—	—	12	—	—
Unrealized gain on securities	—	—	7	—	7	—	—	(18)	—
Separation-related costs	102	49	200	59	98	10	213	—	—
VAT legal resolution (1)	—	—	—	—	—	—	—	(74)	—
Gains on divestments	—	—	—	—	—	—	—	(25)	(50)
Impact of deferred markets on taxes and other	21	—	21	—	—	—	—	—	—
Other	20	—	20	—	—	—	—	—	—
Adjusted EBITDA	$983	$1,021	$1,850	$1,822	$867	$801	$3,606	$3,810	$3,775
_________________
(1)As a result of a 2021 ruling by the Supreme Federal Court of Brazil related to the methodology to calculate Brazilian Federal Social Contributions on Gross Revenues, Kenvue was entitled to certain one-time tax credits for taxes paid in prior years, which Kenvue recognized in 2021.
Adjusted Net Income
Kenvue defines Adjusted net income, a non-GAAP financial measure, as U.S. GAAP net income adjusted for Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets and their related tax impacts.
Adjusted net income excludes the impact of items that may obscure trends in Kenvue’s underlying performance. Management uses Adjusted net income for strategic decision making, forecasting future results and evaluating current performance. The reconciliation of net income, a U.S. GAAP measure, to Adjusted net income is presented below:

	Fiscal Three Months Ended		Fiscal Six Months Ended		Fiscal Three Months Ended		Fiscal Year
(Dollars in Millions)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	July 2, 2023 (Preliminary)	July 3, 2022 (Actual)	April 2, 2023	April 3, 2022	2022	2021	2020
Net income (loss)	$430	$604	$760	$1,132	$330	$528	$2,087	$2,031	$(879)
Adjustments:
Talc legal settlement and defense costs	—	—	—	—	—	—	—	154	4,029
Restructuring expense	—	24	—	38	—	14	100	117	66
Amortization of intangible assets(1)	80	101	161	194	81	93	360	414	415
Unrealized gain on securities	—	—	7	—	7	—	—	(18)	—
Separation-related costs	102	49	200	59	98	10	213	—	—
VAT legal resolution(2)	—	—	—	—	—	—	—	(74)	—
Gains on divestments	—	—	—	—	—	—	—	(25)	(50)
Interest income from related party note	(33)	—	(33)	—	—	—	—	—	—
Other	26	—	26	—	—	—	—	—	—
Tax Adjustments:
Tax impact on special item adjustments	(24)	(46)	90	(78)	114	(32)	(171)	112	(1,047)
Tax legislation and other tax related	—	—	—	—	—	—	—	—	169
Adjusted net income	$581	$732	$1,211	$1,345	$630	$613	$2,589	$2,711	$2,703
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(1)Amortization and impairment of intangible assets is inclusive of amortization on trademarks of $187 million, $213 million and $197 million for 2022, 2021 and 2020, respectively.
(2)As a result of a 2021 ruling by the Supreme Federal Court of Brazil related to the methodology to calculate Brazilian Federal Social Contributions on Gross Revenues, Kenvue was entitled to certain one-time tax credits for taxes paid in prior years, which Kenvue recognized in 2021.

Liquidity and Capital Resources
Historically, Kenvue has generated annual cash flow from operating activities. However, Kenvue’s working capital requirements and capital expenditures have historically been satisfied as part of Johnson & Johnson’s corporate-wide cash management and centralized funding programs, and a substantial portion of Kenvue’s cash has been transferred to Johnson & Johnson. This arrangement is not reflective of the way Kenvue would have financed its operations had it been a standalone public company during the periods presented.
The cash and cash equivalents held by Johnson & Johnson at the corporate level are not specifically identifiable to Kenvue and, therefore, have not been reflected on Kenvue’s unaudited condensed combined balance sheets included elsewhere in this prospectus. Cash and cash equivalents on Kenvue’s unaudited condensed combined balance sheets represent balances in accounts specifically identifiable to the Consumer Health Business. Johnson & Johnson’s third-party long-term debt and the related interest expense have not been allocated to Kenvue for any of the periods presented as Kenvue was not the legal obligor of such debt.

Cash Flows
Summarized cash flow information for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

	Fiscal Three Months Ended		Change
(Dollars in Millions)	April 2, 2023	April 3, 2022	Amount	Percent
Net income	$330	$528	$(198)	(37.5)%
Net changes in assets and liabilities	$118	$(408)	$526	*
Net cash flows from operating activities	$802	$338	$464	*
Net cash flows used in investing activities	$(41)	$(42)	$1	(2.4)%
Net cash flows from (used in) financing activities	$7,388	$(210)	$7,598	*
__________________
*Calculation not meaningful (>100%).
Operating Activities
Net cash flows from operating activities were $802 million and $338 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, an increase of $464 million. The increase was primarily attributable to changes in working capital balances driven by increases in accounts payable and accrued liabilities due to the timing of payments and a decrease in inventories compared to the prior year period due to increased demand and the rebuilding of inventory levels by customers following supply shortages in the prior year.
Investing Activities
Net cash flows used in investing activities were $41 million and $42 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Cash used by investing activities in both the fiscal three months ended April 2, 2023 and April 3, 2022 was primarily driven by purchases of property, plant, and equipment.
Financing Activities
Net cash flows from (used in) financing activities were $7.4 billion and $(210) million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Cash flows from financing activities for the fiscal three months ended April 2, 2023, primarily reflect $7.7 billion of proceeds from the issuance of senior unsecured notes (as defined below), net of issuance costs. In addition, Kenvue recognized Net transfer to Johnson & Johnson of $286 million and $216 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Net transfers to Johnson & Johnson were driven by cash pooling and general financing activities, indirect corporate cost allocations from Johnson & Johnson, and taxes deemed settled with Johnson & Johnson. For further details regarding Net transfer to Johnson & Johnson, see Note 8, “Related Parties,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
Summarized cash flow information for 2022, 2021 and 2020 is as follows:

				Change
				2021 to 2022		2020 to 2021
(Dollars in Millions)	2022	2021	2020	Amount	Percent	Amount	Percent
Net income (loss)	$2,087	$2,031	$(879)	$56	2.8%	$2,910	*
Net operating changes in assets and liabilities, net of effects from acquisitions and divestitures	(513)	(3,132)	4,242	2,619	(83.6)%	(7,374)	*
Net cash flows from operating activities	2,525	334	3,397	2,191	*	(3,063)	(90.2)%
Net cash used in investing activities	(390)	(171)	(83)	(219)	*	(88)	*
Net cash used in financing activities	(1,583)	—	(3,457)	(1,583)	*	3,457	*

__________________
*Calculation not meaningful (>100%).
Operating Activities
Net cash flows from operating activities was $2.5 billion and $334 million for 2022 and 2021, respectively, an increase of $2.2 billion. The increase was primarily attributable to $3.2 billion of payments made in 2021 for Talc-Related Liabilities (which did not recur in 2022). This was offset by changes in working capital as summarized below:
•An increase in inventories due to increased demand, the rebuilding of inventory levels following a supply shortage and higher costs of inventory.
•An increase in trade receivables related to lower sales.
•A decrease in accounts payable, accrued and other liabilities (excluding Talc-Related Liabilities) related to improved payment terms, which started in 2021 and maintained in 2022, and a decrease in advertising spend.
See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information on Talc-Related Liabilities.
Net cash flows from operating activities was $334 million and $3.4 billion for 2021 and 2020, respectively, a decrease of $3.1 billion. The decrease was primarily attributable to $3.2 billion of payments made in 2021 for Talc-Related Liabilities. This was offset by changes in working capital as summarized below:
•An increase in trade receivables due to a slight extension in payment terms for certain regions as well as lower collections compared to the prior year which included an additional week in the fiscal year.
•An increase in inventories due to increases in freight and commodity costs.
•An increase in accounts payable, accrued and other liabilities (excluding Talc-Related Liabilities) related to improvements from timing of payments in the ordinary course of business.
See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus for additional information on Talc-Related Liabilities.
Investing Activities
Net cash used in investing activities was $390 million, $171 million and $83 million in 2022, 2021 and 2020, respectively. The increase in cash used in investing activities from 2021 to 2022 was primarily driven by higher purchases of property, plant and equipment, offset by lower proceeds from the sale of equity investments in 2022 and higher proceeds from divestitures in 2021. The increase in cash used in investing activities from 2020 to 2021 was primarily driven by higher purchases of property, plant and equipment in 2021, offset by proceeds from the sale of equity investments in 2021 and higher proceeds from divestitures in 2020.
Financing Activities
Net cash used in financing activities was $1.6 billion in 2022, negligible in 2021 and $3.5 billion in 2020. The financing activities cash flows primarily reflect net transfers to Johnson & Johnson of $1.6 billion in 2022 and $3.5 billion in 2020. Net transfers to Johnson & Johnson were driven by cash pooling and general financing activities and offset by indirect cost allocations from Johnson & Johnson. For further details regarding net transfers to Johnson & Johnson, see Note 9, “Related Parties,” to Kenvue’s audited combined financial statements included elsewhere in this prospectus.

Sources of Liquidity
In connection with the Separation, Kenvue’s capital structure and sources of liquidity have changed from its historical capital structure because of its issuances of shares, the Kenvue IPO, and the Debt Financing Transactions. Kenvue will no longer participate in Johnson & Johnson’s corporate-wide cash management and centralized funding programs. Kenvue’s ability to fund its operating needs will depend on its ability to continue to generate positive cash flow from operations, and on its ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities. Based upon Kenvue’s history of generating positive cash flows, Kenvue believes its existing cash and cash generated from operations will be sufficient to service its current obligations for at least the next 12 months. Management believes that Kenvue’s cash balances and funds provided by operating activities, along with expected borrowing capacity and access to capital markets, taken as a whole, provide adequate liquidity to meet all of its current and long-term obligations when due, including third-party debt that Kenvue incurred in connection with the Separation, adequate liquidity to fund capital expenditures, and flexibility to meet investment opportunities that may arise. However, Kenvue cannot assure you that it will be able to obtain additional debt or equity financing on acceptable terms in the future.
On March 22, 2023, Kenvue issued the Senior Notes in an aggregate principal amount of $7.75 billion in a private placement. The net proceeds to Kenvue from the Senior Notes offering was $7.7 billion after deductions of discounts and issuance costs of $75 million. This amount is reflected as Restricted cash on Kenvue’s unaudited condensed combined balance sheets. The unamortized debt issuance costs related to the Senior Notes as of April 2, 2023 were approximately $75 million. The interest payments are due on March 22 and September 22 of each year, commencing September 22, 2023.
The Senior Notes are governed by an indenture and supplemental indenture between Kenvue and a trustee (collectively, the “indenture”). The indenture contains certain covenants, including limitations on Kenvue and certain of its subsidiaries’ ability to incur liens or engage in sale leaseback transactions. The indenture also contains restrictions on Kenvue’s ability to consolidate, merge or sell substantially all of its assets. In addition, the indenture contains other customary terms, including certain events of default, upon the occurrence of which, the Senior Notes may be declared immediately due and payable.
On March 6, 2023, Kenvue entered into a credit agreement providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $4.0 billion to be made available in U.S. dollars and Euros. As such, no issuance costs/commitment fees are expected. As of April 2, 2023, Kenvue had no outstanding balances under its Revolving Credit Facility.
On March 3, 2023, Kenvue entered into the Commercial Paper Program. Kenvue’s board of directors has authorized the issuance of up to $4.0 billion in aggregate principal amount of commercial paper under the Commercial Paper Program. Any such issuance will mature within 364 days from date of issue. The Commercial Paper Program contains representations and warranties, covenants and default that are customary for this type of financing. The commercial paper notes issued under the Commercial Paper Program are unsecured notes ranking at least pari passu with all of Kenvue’s other senior unsecured indebtedness. As of April 2, 2023, Kenvue had no outstanding balances under its Commercial Paper Program. Subsequent to April 2, 2023 and prior to the Kenvue IPO, Kenvue issued $1.25 billion under the program.
Kenvue accrued interest expense of $11 million for the fiscal three months ended April 2, 2023 related to its Senior Notes included in Other expense (income), net and Accrued liabilities on Kenvue’s unaudited condensed combined statements of operations. Kenvue recognized $10 million of interest income earned on the money market accounts the Senior Notes proceeds were held in and amortization of the gain on the settlement of interest rate swaps related to the debt instruments. See Note 12, “Fair Value Measurements,” to Kenvue’s unaudited condensed combined statements of operations included herein.
As of April 2, 2023, Kenvue was in compliance with all financial covenants and no default or event of default has occurred.
Kenvue expects to utilize its cash flows to continue to invest in its brands, digital capabilities, talent and growth strategies, to repay its indebtedness over time and for general corporate purposes.

Future Cash Requirements
On May 8, 2023, as partial consideration for the Consumer Health Business Transfer, Kenvue paid $13.2 billion to Johnson & Johnson from the net proceeds received from the sale of the common shares in the Kenvue IPO and net proceeds received from the Debt Financing Transactions.
Kenvue expects its future cash requirements will relate to working capital, capital expenditures, restructuring and integration, benefit obligations, interest expense and debt service obligations, litigation costs and the return of capital to shareholders, including through the payment of any dividend. In addition, Kenvue may use cash to enter into business development transactions, such as licensing arrangements or strategic acquisitions.
In addition to Kenvue’s working capital requirements, as of April 2, 2023, Kenvue expects its primary cash requirements for 2023 to include capital expenditures. In addition to lease payments (see Note 1, “Description of the Company and Summary of Significant Accounting Policies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further details), Kenvue has made payments of $55 million and $375 million for property, plant, and equipment for the fiscal three months ended April 2, 2023 and the fiscal year ended January 1, 2023, respectively.
Future Litigation
In the ordinary course of business, Kenvue is involved in litigation, claims, government inquiries, investigations, charges, and proceedings. See Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further details regarding certain matters that are currently pending. Kenvue’s ability to successfully resolve pending and future litigation may adversely impact its financial condition, results of operations, or cash flows.
Off-Balance Sheet Arrangements
Kenvue did not have during the periods presented, and Kenvue does not currently have, any off-balance sheet arrangements (as defined under the rules and regulations of the SEC) or any relationships with unconsolidated entities that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, cash requirements, or capital resources.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency Risk
Kenvue operates on a global basis and are exposed to the risk that Kenvue business, results of operations or financial condition could be adversely affected by changes in foreign currency exchange rates, including as a result of the strengthening of the U.S. Dollar or fluctuations in foreign currency rates in numerous jurisdictions, particularly the European Union, the United Kingdom, Japan, China, Canada, Brazil, and India. Kenvue is primarily exposed to foreign exchange risk with respect to future intercompany products sales and purchases and third-party purchases of materials denominated in a foreign currency. Kenvue manages the impact of foreign exchange rate movements on Kenvue’s earnings, cash flows and fair values of assets and liabilities through operational means and through the use of various financial instruments, including derivative instruments such as forward foreign exchange contracts. Gains or losses on these contracts are generally offset by the gains or losses on the underlying transactions.
Inflation Risk
Inflationary pressures have recently increased, and may continue to increase, the costs of raw materials, packaging components and other inputs for Kenvue’s products. Since 2021 and continuing throughout the fiscal three months ended April 2, 2023, Kenvue has experienced, and Kenvue continues to experience, higher than expected inflation, including escalating transportation, commodity, and other supply chain costs and disruptions that have affected, and continue to affect, Kenvue’s results of operations. Kenvue has partially offset the impact of inflation largely through price increases, in addition to continued supply chain optimization initiatives.
However, if Kenvue’s costs continue to be subject to significant inflationary pressures, Kenvue may not be able to offset such higher costs through price increases, which could adversely affect Kenvue’s business, results of operations, or financial condition.
Interest Rate Risk
Kenvue’s cash equivalents and marketable securities are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Holding other estimates constant, a hypothetical 1% increase or decrease in interest rates would not have had a material impact on the value of Kenvue’s cash and cash equivalents as of April 2, 2023 and January 1, 2023.
In connection with the Separation, Kenvue incurred approximately $9.0 billion of new debt pursuant to the Debt Financing Transactions. This new debt includes $7.75 billion of debt that Kenvue incurred in connection with the Senior Notes offering, which Kenvue completed on March 22, 2023, and $1.25 billion of commercial paper issued under the Commercial Paper Program subsequent to April 2, 2023. Kenvue’s interest expense for these borrowings and for any new debt Kenvue may incur in the future, including under the Revolving Credit Facility, could be exposed to changes in interest rates. Interest rate risk is highly sensitive due to many factors, including the monetary and tax policies of the United States and other countries, market and economic factors, and other factors beyond Kenvue’s control.
Beginning in October 2022, Kenvue entered into forward interest rate swap agreements in contemplation of securing long-term financing for the Separation or for other long-term financing purposes in the event the Separation does not occur. In connection with the Senior Notes offering, the interest rate swap contracts were early terminated on a negotiated basis. See Note 12, “Fair Value Measurements,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
During the first quarter of 2023, Kenvue settled the forward starting interest rate swaps and received approximately $38 million upon settlement, resulting in a gain in Accumulated other comprehensive loss. The gain in Accumulated other comprehensive loss will be amortized and recorded in Other expense (income), net on Kenvue’s unaudited condensed combined statements of operations over the life of the 5-year, 10-year and 30-year bonds.
Commodity Price Risk
Kenvue is exposed to commodity and other price risk, including from essential oils, resins, pulp, tropical oils, lubricants, tallow, corn, poultry, soybeans and silicon; packaging components, including corrugate; and other inputs, including energy, labor, transportation (such as trucks, containers and ocean freight), and logistics services. Kenvue uses various strategies to manage cost exposures on certain material purchases with the objective of obtaining more predictable costs for these commodities.
Credit Risk
Kenvue is exposed to potential credit losses in the event of nonperformance by counterparties to Kenvue’s receivables, including Kenvue’s customers. Concentrations of credit risk arising from receivables from customers are limited due to the diversity of Kenvue’s customers. Kenvue performs credit evaluations of Kenvue’s customers’ financial conditions and may also obtain collateral or other security as appropriate. Notwithstanding these efforts, current adverse macroeconomic factors across the global economy may increase the difficulty in collecting receivables.
Critical Accounting Policies and Estimates
Critical accounting policies and estimates are those policies and estimates that are most important and material to the preparation of Kenvue’s combined financial statements, and which require management’s most subjective and complex judgments due to the need to select policies from among alternatives available and to make estimates about matters that are inherently uncertain. Kenvue bases its estimates on historical experience and other factors that Kenvue believes to be reasonable under the circumstances. On an ongoing basis, Kenvue reviews its estimates to ensure that these estimates appropriately reflect changes in its business and new information as it becomes available. If historical experience and other factors Kenvue uses to make these estimates do not reasonably reflect future activity, Kenvue’s business, results of operations or financial condition could be adversely affected.
Revenue Recognition
Kenvue’s revenue contracts represent a single performance obligation to sell its products to customers. Revenue from the sale of products to customers is recognized at a single point in time when ownership, risks and rewards transfer, which can be on the date of shipment or the date of receipt by the customer depending on the terms of the contract. Net sales exclude taxes collected by Kenvue on behalf of governmental authorities and include the shipping and handling fees charged to customers.
The nature of Kenvue’s business gives rise to several types of variable consideration including trade promotions, comprised of coupons, product listing allowances, cooperative advertising arrangements, volume-based incentive programs, as well as discounts to customers, rebates, sales incentives and product returns, which are estimated at the time of the sale using the “expected value” method or the “most likely amount” method based on the form of variable consideration. Trade promotions, discounts to customers, rebates and sales incentives are issued to customers at the point of sale and are estimated based on contractual terms, historical experience, trend analysis and projected market conditions in the various markets served. Revenue is recognized net of provisions for discounts and trade promotions. The potential of Kenvue’s estimates to vary differs by product, customer type and geographic location. Historically, adjustments to these estimates to reflect updated expectations or actual results have not been material to Kenvue’s overall business.
See Note 15, “Segments of Business and Geographic Areas,” to Kenvue’s audited combined financial statements and Note 14, “Segments of Business,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further disaggregation of net sales.
Income Taxes
The tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if Kenvue’s operations were reported by separate taxpayers in the jurisdictions in which Kenvue operates. Following the Separation, Kenvue’s operating footprint as well as tax return elections and assertions are expected to be different and therefore, Kenvue’s hypothetical income taxes, as presented in the combined financial statements, are not expected to be indicative of Kenvue’s future income taxes. Certain current income tax liabilities related to Kenvue’s activities included in Johnson & Johnson’s income tax returns were assumed to be immediately settled with Johnson & Johnson through the Net Parent investment account in the combined balance sheet and reflected in the combined statement of cash flows as a financing activity.
Income taxes are recorded based on amounts refundable or payable for the current year and include the results of any differences between U.S. GAAP accounting and tax reporting, recorded as deferred tax assets or liabilities. Kenvue estimates deferred tax assets and liabilities based on enacted tax regulations and rates. Future changes in tax laws and rates may affect recorded deferred tax assets and liabilities.
Federal, state and foreign income tax payables and receivables are recognized in the combined balance sheet for entities that file separate income tax returns and make direct payments to taxing authorities. Federal, state and foreign income tax payables and receivables for entities that file a combined, consolidated or group income tax return with Johnson & Johnson are deemed settled with Johnson & Johnson and are included in the Net Parent investment account.
Management establishes valuation allowances on deferred tax assets when it is determined “more likely than not” that some portion or all of the deferred tax assets may not be realized. Management considers positive and negative evidence in evaluating Kenvue’s ability to realize its deferred tax assets, including its historical results and forecasts of future ability to realize its deferred tax assets, including forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.
Kenvue has unrecognized tax benefits for uncertain tax positions. Kenvue follows U.S. GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The estimates for these positions are regularly assessed based upon all available information. These estimates may be revised in the future and such changes may have a material additional expense or benefit to Kenvue’s financial results or its effective tax rate.
In the United States, the Tax Cuts and Jobs Act of 2017 (“TCJA”) includes provisions for a tax on global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In January 2018, the Financial Accounting Standards Board issued guidance that allowed companies to elect as an accounting policy whether to record the tax effects of GILTI in the period the tax liability is generated (i.e., “period cost”) or to provide for deferred tax assets and liabilities related to basis differences that exist at the balance sheet date and are expected to affect the amount of GILTI inclusion in future years upon reversal (i.e., “deferred method”). Kenvue has elected to account for GILTI under the deferred method. The deferred tax amounts recorded are based on the evaluation of temporary differences that are expected to reverse as GILTI is incurred in future periods.
On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 (“IR Act”), which, among other things, introduces a 15% minimum tax based on adjusted financial statement income of certain large corporations with a three-year average adjusted financial statement income in excess of $1 billion, an excise tax on corporate stock buybacks and several tax incentives to promote clean energy. Kenvue is continuing to evaluate the IR Act and its potential impact on future periods, and at this time Kenvue does not expect the IR Act to have a material impact on its combined financial statements.
On December 15, 2022, the E.U. Member States formally adopted the European Union’s Pillar Two Directive, which generally provides for a minimum effective tax rate of 15%, as established by the OECD Pillar Two Framework that was supported by over 130 countries worldwide. The E.U. effective dates are January 1, 2024 and January 1, 2025 for different aspects of the directive. Including the number of countries in the European Union moving forward with Pillar Two legislation, a significant number of additional countries are in the process of implementing legislation to align with the OECD Pillar Two Framework. The global implementation of the minimum tax could have a material impact on Kenvue’s combined financial statements in future periods.
Kenvue has recorded deferred tax liabilities on all undistributed earnings prior to December 31, 2017 and certain undistributed earnings arising after December 31, 2017 from its subsidiaries organized outside the United States. Kenvue has not recorded deferred taxes on any other undistributed earnings arising after December 31, 2017 from its subsidiaries organized outside the United States, where the earnings are considered to be indefinitely reinvested. Kenvue intends to continue to reinvest these earnings in those operations outside the United States. If Kenvue decides at a later date to repatriate these earnings to the United States, Kenvue would be required to provide for the net tax effects on these amounts. Kenvue estimates that the tax effect of this repatriation would be approximately $114 million under currently enacted tax laws and regulations and at current currency exchange rates. This amount does not include the possible benefit of U.S. foreign tax credits, which may substantially offset this cost.
Kenvue entered into a tax matters agreement with Johnson & Johnson in connection with the Separation. See “Agreements between Johnson & Johnson and Kenvue and Other Related Party Transactions—Agreements Entered into in Connection with the Separation—Tax Matters Agreement.”
See Note 1, “Description of the Company and Summary of Significant Accounting Policies,” and Note 11, “Income Taxes,” to Kenvue’s audited combined financial statements and Note 1, “Description of the Company and Summary of Significant Accounting Policies,” and Note 10, “Income Taxes,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further information regarding income taxes.

Legal Contingencies
Kenvue records accruals for loss contingencies including legal proceedings and product liability claims as these arise in the normal course of business. The accruals are recorded when it is probable that a liability will be incurred, and the amount of the loss can be reasonably estimated. Amounts accrued for legal contingencies often result from a complex series of judgments about future events and uncertainties that rely heavily on estimates and assumptions including timing of related payments. The ability to make such estimates and judgments can be affected by various factors including, among other things, whether damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has not commenced or is not complete; proceedings are in early stages; matters present legal uncertainties; there are significant facts in dispute; procedural or jurisdictional issues; the uncertainty and unpredictability of the number of potential claims; ability to achieve comprehensive multi-party settlements; complexity of related cross-claims and counterclaims; and/or there are numerous parties involved. To the extent adverse awards, judgments or verdicts have been rendered against Kenvue or Johnson & Johnson, Kenvue does not record an accrual until a loss is determined to be probable and can be reasonably estimated.
See Note 1, “Description of the Company and Summary of Significant Accounting Policies,” and Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further information regarding product liability and legal proceedings.
Goodwill and Intangible Assets
Kenvue assesses goodwill and intangible assets with indefinite lives at least annually for impairment, or more frequently if impairment indicators exist. Factors considered for the annual impairment test or if indicators of impairment exist include:
•macroeconomic industry and market conditions;
•a significant adverse shift in the operating environment or the manner in which an asset is used; or
•pending litigation.
Intangible assets that have finite useful lives continue to be amortized over their useful lives and are reviewed for impairment if impairment indicators exist. Kenvue’s evaluation is based on an assessment of potential indicators of impairment, such as:
•an adverse change in legal factors or in the business climate that could affect the value of an asset;
•an adverse change in the extent or manner in which an asset is used or is expected to be used; or
•current or forecasted reductions in net sales, operating income, or cash flows associated with the use of an asset.
No indicators of impairment were present for 2021 and 2020. During 2022, Kenvue recognized an intangible impairment of $12 million in Other (income) expense, net, operating in Kenvue’s audited combined statements of operations related to certain trademarks deemed as irrecoverable.
During 2022, Kenvue reallocated goodwill to align with the new operating segments determined in 2022: (1) Self Care, (2) Skin Health and Beauty and (3) Essential Health, which are also Kenvue’s reporting units. As a result of this realignment, goodwill was reassigned to each of the reporting units using a relative fair value approach. Kenvue estimates the fair values of a reporting unit using a discounted cash flow model. Following the change in reporting units, Kenvue performed a quantitative impairment test on each of the reporting units which resulted in no impairment to goodwill. Kenvue performed its annual goodwill impairment analysis during the fourth quarter of 2022 and concluded there was no impairment to goodwill.
See Note 1, “Description of the Company and Summary of Significant Accounting Policies,” and Note 4, “Intangible Assets and Goodwill,” to Kenvue’s audited combined financial statements and Note 1, “Description of the Company and Summary of Significant Accounting Policies,” and Note 3, “Intangible Assets and Goodwill,” to Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus for further information regarding goodwill and intangible assets.

BUSINESS OF KENVUE
Company Overview
Kenvue is the world’s largest pure-play consumer health company by revenue with $15.0 billion in net sales in 2022. Kenvue combines the power of science with meaningful human insights and digital-first capabilities, which Kenvue believes empowers approximately 1.2 billion people to live healthier lives every day. Kenvue’s differentiated portfolio of iconic brands—including Tylenol, Neutrogena, Listerine, Johnson’s, BAND-AID® brand, Aveeno, Zyrtec and Nicorette—is built for moments that uniquely matter to its consumers and, it believes, drives positive health outcomes around the world.
Kenvue is a global leader at the intersection of healthcare and consumer goods, with a portfolio of iconic brands, operating in some of the most attractive categories in consumer health from both a growth and profitability perspective. Kenvue’s consumer health portfolio includes self care, skin care and beauty and essential personal care products, which reflect categories that Kenvue believes allow consumers across the world to realize the extraordinary power of everyday care. Kenvue holds leadership positions across a $369 billion consumer health market that Kenvue expects to grow at a compounded annual growth rate (“CAGR”) of 3% to 4% globally through 2025.
Kenvue is well positioned to capitalize on this large market opportunity through Kenvue’s holistic approach to delivering consumer health solutions. This approach starts with Kenvue’s distinctive understanding of various consumer needs, which allows Kenvue to apply its consumer insights across multiple categories and brands. These comprehensive solutions are backed by science and recommended by healthcare professionals, which further reinforces Kenvue’s consumers’ connections to its brands.
Kenvue’s portfolio of brands is widely recognized and represents a combination of global and regional brands, many of which hold leading positions in their respective categories. Ten of Kenvue’s brands had approximately $400 million or more in net sales in 2022, and Kenvue currently holds seven #1 brand positions across major categories globally, in addition to many #1 brand positions locally across Kenvue’s four regions. In 2022, Kenvue’s net sales were well balanced and scaled across three segments: Self Care (40%), Skin Health and Beauty (29%) and Essential Health (31%).
Kenvue’s global footprint is also well balanced geographically with approximately half of Kenvue’s net sales generated outside North America in 2022. The breadth and scale of Kenvue’s portfolio allows Kenvue to dynamically capitalize on and respond to current trends impacting its categories and geographic markets. Kenvue’s breadth and scale also provide Kenvue with a strong platform to broaden and enhance Kenvue’s portfolio in the future.
Kenvue’s global scale and brand portfolio are complemented by its well-developed capabilities and accelerated through its digital-first approach, allowing Kenvue to deliver better consumer health experiences. Kenvue’s marketing organization leverages Kenvue’s e-commerce, precision marketing and broader digital capabilities to develop unique consumer insights and further enhance the relevance of Kenvue’s brands. Kenvue’s R&D organization leverages these consumer insights and places human empathy at the heart of Kenvue’s product development process. Kenvue combines that perspective with deep, multi-disciplinary scientific expertise, and engagement with healthcare professionals, to drive innovative new products, solutions and experiences.
Kenvue’s marketing and innovation capabilities are further complemented by its end-to-end, digitally connected supply chain ecosystem which is designed to optimize the flexibility and agility of its route-to-market. Kenvue’s sourcing, manufacturing and demand planning capabilities are continuously optimized to meet evolving market dynamics. Kenvue also aims to leverage its flexible distribution network, consumer health thought leadership and data-driven customer partnerships to continue to drive joint value creation for Kenvue and its retail customers. Underpinned by Kenvue’s comprehensive ESG strategy, Kenvue’s core capabilities are supported by its commitment to building a resilient and sustainable business that creates value for all Kenvue’s stakeholders over the long term.

The strength of Kenvue’s business has created a compelling financial profile characterized by net sales growth and strong profitability. From 2020 to 2022, Kenvue’s net sales increased from $14.5 billion to $15.0 billion, representing a CAGR of 1.7%, Kenvue’s net income (loss) increased from $(879) million to $2.1 billion, Kenvue’s Adjusted EBITDA decreased from $3.8 billion to $3.6 billion and Kenvue’s Adjusted net income decreased from $2.7 billion to $2.6 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kenvue—Supplemental—Non-GAAP Financial Information” for information regarding Kenvue’s use of Adjusted EBITDA and Adjusted net income, which are non-GAAP financial measures, and for a reconciliation of each of Adjusted EBITDA and Adjusted net income to its most directly comparable financial measure calculated in accordance with U.S. GAAP.
Kenvue’s Industry
Kenvue has a differentiated business profile focused exclusively on consumer health, with a portfolio that includes self care, skin care and beauty and essential personal care products. This broad portfolio allows Kenvue to provide holistic consumer health solutions to its consumers across a spectrum of need states and usage occasions, while holding leading positions across numerous large and attractive categories globally.
The $369 billion consumer health market in which Kenvue operates grew at a CAGR of 4.8% from 2019 to 2022, according to data from Euromonitor and Nicholas Hall. Kenvue believes this total addressable consumer health market will continue to grow at a CAGR of 3% to 4% globally through 2025, supported by various secular trends expected to favor Kenvue’s industry.
Several trends are re-shaping consumer health and contributing to sustainable long-term growth potential. Specifically, Kenvue sees the following trends unfolding:
•Increasingly empowered consumers focused on their health. Consumers are increasingly adopting a holistic approach across the consumer health continuum, understanding that overall well-being is a foundational element of a balanced and longer life. Consumer preferences and expectations for consumer health products continue to evolve, with a heightened focus on preventative care and science-backed solutions. While the focus on consumer health was already on the rise before the COVID-19 pandemic, this focus has further accelerated since the start of the pandemic. Kenvue sees momentum in the OTC category, while dermocosmetics continue to outpace the broader skin care and beauty category, shifting the paradigm of beauty towards health. Kenvue believes this trend is expected to continue and that consumers will continue to seek solutions that meet their health goals.
•Global healthcare systems embracing proactive and preventive health and wellness. As demand for healthcare rises, both developed countries and emerging markets will experience increased strain on health services and fiscal budgets. In OECD countries, health spending constituted an average of 15% of all government expenditure in 2019. Effective consumer health solutions provide an alternative to help meet some of these demands. These solutions are expected to experience increasing demand and government support in the future. One example of this trend is the “Healthy China 2030” strategic plan. The plan broadly aspires to provide equitable, systematic and sustainable services for the population of China throughout their lives, most notably from a self care perspective. Worldwide, Kenvue believes that improving health literacy and education can have empowering effects on peoples’ lives. Kenvue also believes that consumer health brands can have an impact in alleviating global healthcare crises with products that can be a first line of defense against preventable ailments and other health issues, significantly reducing overall healthcare system costs.
•Traditional retailers increasing focus on health and wellness. As a result of increasing demand for consumer health products, traditional retailers have shifted their focus and allocated more shelf space to consumer health categories. According to a third-party report, 38% of consumers surveyed as of May 2021 believe offering a wide variety of OTC healthcare products is the most important factor for retailers to be considered a trusted health source. As a partner to consumers on their health journey, retailers have health and wellness at the core of their growth ambitions and have already experienced increased foot traffic in outlets with health-focused offerings. In addition, many traditional retailers have also designed their own in-house health-oriented service platforms to capitalize on this momentum. Kenvue expects this trend will accelerate in the medium term as additional traditional retailers realize the benefits of focusing on health and wellness as consumers continue to incorporate these products in their everyday lives.
•Digital ecosystems creating new opportunities and personalized solutions. The overall consumer health sector is becoming increasingly digitally oriented. Technology and data help personalize solutions through consumer insights and offer new ways to interact with consumers through a true omnichannel approach, including social media, mobile apps, telehealth, connected devices and other channels. E-commerce adoption in the consumer health sector has continued growing since the start of the COVID-19 pandemic as consumers across multiple generations are increasingly demanding omnichannel options and purchasing consumer health products through e-commerce or DTC channels.
•Premiumization reflecting shifting purchase drivers among consumers. Premiumization trends have been observed in consumer categories for decades resulting from demographic shifts and evolving consumer preferences, as well as the more recent impact of social media. The skin care category exemplifies this shift, particularly in China where it is buoyed by urbanization and e-commerce access, and in the United States as mass and premium categories increasingly converge online and offline, reflecting consumers’ willingness to invest in better health and beauty outcomes and experiences. Consumers are increasingly prioritizing the effectiveness of their products and seeking science-based solutions across all price points. Kenvue believes these trends will align with broader demand for consumer health in the future as consumers continue to pursue these benefits proactively.
•Aging population. According to the World Health Organization, the world’s population over 60 years old will nearly double between 2015 and 2050. This aging population will require significant public and private efforts to ensure that health and social systems are equipped to handle this demographic shift. More than ever before, Kenvue expects that consumer health and personal care companies will be relied upon to continue developing products that meet the needs of an aging population. Kenvue also expects that the demand for early preventative solutions, self care and anti-aging products will continue to increase as more consumers, from Baby Boomers and Generation X to Millennials and Generation Z, learn and appreciate the benefits of focusing on their health sooner.
•Growing middle-class in emerging markets. Over the next 15 years, the number of middle-class consumers globally is expected to rise significantly, particularly in Asia. Kenvue is witnessing the rise of a new middle class across multiple emerging markets, comprising households with an income level comparable to that of developed economies. According to Euromonitor, between 2019 and 2030, the number of households with annual disposable income of $45,000 to $100,000 on a purchasing power parity basis across emerging markets is expected to rise by 5% to 6% per year on average, significantly exceeding the average annual growth of 1.2% expected for the total number of households in the same period. Kenvue believes this trend will continue to drive incremental demand for consumer health and personal care products across multiple geographic markets.
Further details on the consumer health categories Kenvue operates in through each of Kenvue’s three business segments are summarized below:
•The Self Care subcategories in which Kenvue has products comprise a $114 billion global market as of calendar year 2022, which grew at a CAGR of 5.1% from 2019 to 2022 according to Nicholas Hall. The Nicholas Hall subcategories in which Kenvue has Self Care products include: Analgesics, Gastrointestinals, Dermatologicals, Lifestyle CHC, Cough & Cold, Allergy, Eye Care and Smoking Control. Vitamins, minerals & supplements are excluded.
•The Skin Health and Beauty subcategories in which Kenvue has products comprise a $217 billion global market as of calendar year 2022, which grew at a CAGR of 4.5% from 2019 to 2022 according to Euromonitor. The Euromonitor subcategories in which Kenvue has Skin Health and Beauty products include: Conditioners and Treatments, Hair Loss Treatments, Shampoos, Medicated Shampoos, Skin Care and Adult Sun Care.

•The Essential Health subcategories in which Kenvue has products comprise a $38 billion global market as of calendar year 2022, which grew at a CAGR of 6.2% from 2019 to 2022 according to Euromonitor. The Euromonitor subcategories in which Kenvue has Essential Health products include: Baby and Child Specific Products (excluding Wipes), Mouthwash/Dental Rinses, Sanitary Protection (excluding the United States, Canada and China) and Wound Care.
Within Kenvue’s three business segments, Kenvue sells products that are regulated by the FDA as drugs, cosmetics or medical devices. For additional information about the regulation of these products, see “—Government Regulations—Drug Products,” “—Government Regulations—Cosmetics” and “—Government Regulations—Medical Devices.”
Kenvue’s Competitive Strengths
Kenvue believes its business is differentiated by the following set of competitive strengths. Although Kenvue believes these competitive strengths will contribute to the growth and success of Kenvue, its business is subject to risks that may prevent Kenvue from achieving its business objectives or otherwise adversely affect Kenvue’s business, results of operations or financial condition. See “Prospectus Summary—Summary of Risk Factors” and “Risk Factors” for a discussion of these risks, which you should consider carefully before determining whether or not to tender your shares of J&J Common Stock in the Exchange Offer.
Leading portfolio of category-defining and trusted brands
Kenvue has a world class, global portfolio of iconic and modern brands that has been built over the last 135 years and is trusted by generations of consumers. Kenvue’s curated and purposeful portfolio of brands enables Kenvue to deliver holistic consumer health solutions to its consumers across multiple categories. Kenvue’s brands are widely recognized and include household names such as Tylenol, Listerine, Neutrogena, Aveeno, Johnson’s and BAND-AID® brand. At a time when consumers are increasingly health-conscious, Kenvue believes its brands empower approximately 1.2 billion people to live their healthiest lives every day. Operating across a number of categories and geographies around the globe, Kenvue’s comprehensive portfolio combines global and regional brands, many of which hold leading positions in Kenvue’s three segments. Among them, ten brands had approximately $400 million or more in net sales in 2022. Kenvue currently holds seven #1 brand positions across major categories globally, in addition to many #1 brand positions locally across Kenvue’s four regions. In addition, in June 2022, BAND-AID® brand was named the #1 most trusted brand in the United States across all categories by Morning Consult. Although some of Kenvue’s brands and products currently hold leading market positions, they nonetheless may possess a relatively small share of a highly fragmented market or may face a competing product that possesses a larger market share on a global or regional basis. While operating in competitive markets, Kenvue believes the strength of its brand recognition is a key differentiator that allows it to maintain and gain mindshare among consumers around the world.
Kenvue’s top 10 brands globally by net sales in 2022 include:

Deep connection with consumers built upon trust and human empathy
Kenvue’s brands are built for moments that uniquely matter, which helps create deep bonds with its consumers. Whether for the first baby bath, the first cuts and bruises, a pain or sniffle or the onset of menstruation, Kenvue’s iconic brands are there, introduced by people consumers love and trust. Kenvue believes these moments of vulnerability when its brands are first introduced create an emotional connection to its products and a deep association of care and well-being that fosters lifelong loyalty to Kenvue’s brands. Although consumer preferences and purchasing patterns are difficult to predict, Kenvue strives to meet evolving consumer values, including growing interests in sustainability and inclusivity, which further deepens consumers’ trust in and loyalty to its brands. Kenvue recognizes that developing and maintaining the reputation of its brands is a critical component of Kenvue’s relationship with consumers, customers and other third-party partners, and the failure to maintain the value of Kenvue’s brands could impact its brand loyalty with these parties.
Products recommended by healthcare professionals and experts
Kenvue believes its relationships with healthcare professionals and experts and health organizations complement its ability to articulate Kenvue’s science-backed solutions in ways that meet the needs and preferences of its consumers. Several of Kenvue’s brands have a long history of recommendations by healthcare professionals and are the #1 most recommended brand by healthcare professionals in their respective categories. For example, Tylenol is the #1 doctor recommended adult pain medication in the United States, Neutrogena is the #1 dermatologist recommended OTC sunscreen and acne brand in the United States and Listerine is the #1 dentist recommended mouthwash in the United States, based on surveys conducted by third parties of select healthcare practitioners in the United States from 2020 to 2022. Kenvue also maintains several relationships with established health organizations, including the American Heart Association, the American Academy of Dermatology and the Arthritis Foundation.
Balanced and resilient business profile across categories and geographies
Kenvue has a balanced, resilient business profile with iconic brands across categories and geographic markets. In 2022, Kenvue’s net sales were well balanced across three segments, all focused on consumer health: Self Care (40%), Skin Health and Beauty (29%) and Essential Health (31%). Within each of these segments, Kenvue’s portfolio of iconic brands operates within some of the most attractive categories in the consumer health industry from both a growth and profitability perspective. This balance across categories and geographic markets has also provided resilience across economic cycles, as exemplified during the COVID-19 pandemic, where increased demand for certain of Kenvue’s Self Care and Essential Health products balanced the reduced demand from lost usage occasions due to lockdowns and other factors affecting Kenvue’s Skin Health and Beauty segment. Furthermore, Kenvue’s portfolio, fueled by the power of its global brands and complemented by strong regional brands that are uniquely tailored to local preferences and trends, represents a well-balanced footprint between North America and other regions. While North America is Kenvue’s largest geographic region, approximately half of Kenvue’s net sales in 2022 were generated in other regions. The breadth and scale of Kenvue’s portfolio allows

Kenvue to both dynamically capitalize on and respond to current trends impacting its categories and geographic markets, and provides Kenvue a strong platform to broaden and develop its portfolio in the future.
Consumer-focused innovation backed by science
Product innovation is deeply rooted in Kenvue’s DNA and strongly manifested in its culture. Since their inception, the goal of Kenvue’s brands has been to make a positive and enduring impact on the daily health of its consumers through advancements in science and technology. Several of Kenvue’s products also have a long history of life-enhancing, first-to-market innovations, such as Kenvue’s BAND-AID® brand product which was first launched in 1921 and created the adhesive bandage category. In some situations, Kenvue has driven the innovation and clinical research compendium of entire categories. For example, since 2009, Kenvue has generated more than 90% of all industry-sponsored research on baby skin development and baby skin care globally. In addition, Kenvue is a leader in mouthwash research, with Listerine having been studied and published in hundreds of peer-reviewed publications spanning back more than a century.
By leveraging leading R&D capabilities and a team of approximately 1,500 R&D professionals, Kenvue has a multi-disciplinary and differentiated approach to innovation. Kenvue leverages its extensive capabilities and consumer insights, derived through human empathy, to develop innovative new products and solutions that meet the specific needs of Kenvue’s consumers while enhancing their overall standard of care. Further, this approach is supported by rigorous scientific application based on Kenvue’s vast clinical research capabilities and long-standing relationships with healthcare professionals and academic institutions. Kenvue’s robust R&D capabilities have enabled Kenvue to launch more than 100 new product innovations each year since 2020. In addition, product innovations launched during the preceding three-year period have accounted for approximately $1.5 billion of Kenvue’s net sales each year since 2020.
Digital-first mindset
Over the last several years, Kenvue’s digital acceleration has transformed Kenvue’s ability to deliver better consumer health experiences. Today, Kenvue applies a digital-first mindset to all aspects of its operations, including R&D, supply chain, go-to-market and marketing, by prioritizing digital investments across its three segments. Kenvue has also significantly shifted its capital allocation priorities, and gradually increased its investment focus, into enhancing Kenvue’s digital capabilities. In 2022, 71% of Kenvue’s marketing spend was allocated to digital investments. These investments are improving data quality and access, fostering innovation, driving e-commerce success and enabling Kenvue to manage its supply chain more effectively while enhancing its marketing and commercial capabilities. By harnessing billions of consumer data points, Kenvue creates a personalized approach to health, consistent with data use and privacy requirements. Through technology-enabled solutions driven by Artificial Intelligence and data analytics, Kenvue drives scientific discovery with strategically located labs around the globe. This is further supported by data-driven customer partnerships and advanced business-to-business-to-consumer capabilities that enable Kenvue to win with customers and improve the efficiency of its marketing spend.
Operational excellence and flexibility driven by global reach, scale and a purpose-built supply chain
With a global team of more than 21,000 employees, presence in more than 165 countries and 25 in-house manufacturing sites, Kenvue is the world’s largest pure-play consumer health company by revenue. Although as a standalone company Kenvue will no longer benefit from Johnson & Johnson’s size and scale, Kenvue believes the scale and global footprint of its operations provides significant economies of scale, negotiating power with customers and suppliers and operational efficiencies across the globe.
Although the COVID-19 pandemic and the current volatility in the cost and availability of raw materials and other inputs for Kenvue’s products have tested its resilience, Kenvue’s supply chain has responded well overall. Kenvue continues to refine its network and enhance its product resiliency through reformulation, increased dual sourcing and inventory strategies. Within this context, reliability and resiliency remain Kenvue’s priority as Kenvue builds a fit-for-purpose supply chain that ensures Kenvue delivers its products to its consumers and customers whenever and wherever they need them.
Kenvue’s supply chain network is purpose-built to deploy resources across the globe where they are most needed. Kenvue’s extensive distribution network and sales organization enable Kenvue to establish strategic partnerships with key suppliers and retailers across multiple markets and channels, where Kenvue further leverages its scale to drive flexible manufacturing capacity and supply chain optimization. Kenvue believes this approach builds and supports its resilience across economic cycles and allows Kenvue to prioritize or expand its geographic focus based on its strategic priorities.
Proven leadership team supported by a diverse employee base and agile philosophy
Kenvue’s senior leadership team consists of seasoned professionals with deep industry expertise at the intersection of consumer goods and healthcare, with average experience of approximately 18 years. This leadership team has a significant track record of successfully delivering results, and has effectively transformed Kenvue’s business since taking the helm in 2019 by launching a strategic transformation that Kenvue believes positions it for success as a standalone public company. In addition, Kenvue’s senior leadership team is global and diverse, represented by 9 different nationalities and over 58% women. This robust group helps bring Kenvue’s employees together on a worldwide basis, with approximately 75% of its workforce located outside of North America.
Kenvue has built a world-class and diverse team that truly reflects the consumers and customers it serves. Through an agile structure focused on the ability to respond quickly to changes in market and consumer dynamics, Kenvue increasingly operates its organization based on three main agility principles: (1) consumer and customer obsession, (2) small, cross-functional empowered and accountable teams and (3) servant and inclusive leadership. Kenvue believes that its blend of talent, experience, diversity and agile, inclusive culture is a key competitive strength that will support its continued growth.
Robust financial profile with strong profitability
Kenvue has an attractive financial profile with momentum across all three segments, following a deliberate strategy adopted in 2019 aimed at expanding profitability and accelerating growth. The key elements of this strategy involved organizational re-design, portfolio repositioning and capability building. Since then, Kenvue has tailored Kenvue’s portfolio by reducing the number of SKUs by 21% through 2022 and increasing media ROI, defined as incremental retail sales divided by cost of media, at a CAGR of 13% through 2021. Since the beginning of 2016, Kenvue has also actively refined its portfolio by completing 10 acquisitions and 15 divestitures.

Net sales grew from $14.5 billion in 2020 to $15.0 billion in 2022, representing a CAGR of 1.7%. Net income (loss) grew from $(879) million in 2020 to $2.1 billion in 2022. Adjusted net income and Adjusted EBITDA decreased from $2.7 billion to $2.6 billion and from $3.8 billion to $3.6 billion from 2020 to 2022, respectively.
Kenvue’s Growth Strategies
Kenvue’s leading competitive positions across attractive consumer health categories and its strong global presence provide Kenvue with multiple avenues to drive continued long-term growth. Kenvue plans to deliver this growth by capturing additional category and brand penetration through growing brand relevance and salience, increasing product availability in existing and new channels and delivering a consistent cadence of innovation. In addition, Kenvue also intends to selectively expand into new product adjacencies and geographic markets, while also thoughtfully and prudently evaluating acquisitions to enhance its core portfolio and capabilities.
Grow brand relevance and salience
Kenvue believes there are significant opportunities to further increase its category and brand penetration by continuing to deepen its brand relevance and salience across its portfolio. This begins with Kenvue’s marketing expertise that is built upon a combination of human empathy, science that improves health outcomes and a digital-first approach to promoting the relevance and salience of its brands. Kenvue’s digital-first approach to marketing generates unique consumer insights, which Kenvue leverages to continuously evolve its brand messaging. Kenvue believes this consumer-centric approach drives brand relevance and ultimately increases category and brand penetration.
Over the last several years, Kenvue’s consumer-centric marketing campaigns have received considerable consumer acclaim and increased its category and brand penetration throughout its portfolio. For example, Kenvue’s Neutrogena SkinU campaign, where Kenvue utilized TikTok to feature its consumer health scientists as the stars of the content, resulted in more than 300 million social media impressions and contributed to a 660% increase in Neutrogena’s social media followers from August to December 2021.
Based on Kenvue’s success to date, Kenvue believes there is a significant opportunity to further increase brand relevance and salience across its portfolio, such as in the mouthwash category with Kenvue’s Listerine brand, where household penetration is still relatively modest. Kenvue believes there are further opportunities to increase its penetration with its Tylenol brand among older generations, and with its Nicorette brand among people who are trying to quit smoking.
Increase product availability through Kenvue’s omnichannel strategy
Kenvue’s omnichannel strategy starts with a deep understanding of how consumers are shopping in a rapidly evolving retail landscape, where Kenvue works closely with its retail partners, both online and offline, to ensure product availability at the right place, the right time and with the right value proposition, allowing Kenvue to drive category and brand growth. Kenvue’s omnichannel approach is highly targeted to its most attractive core geographic markets, which Kenvue defines as fast-growing markets where it is well positioned to win.
Kenvue has an opportunity to further expand product availability in its core geographic markets, such as North America and China, with Kenvue’s existing retail customers through leveraging Kenvue’s thought leadership in consumer health, scientific expertise and focus on joint value creation. As Kenvue’s traditional retail customers continue increasing their focus on consumer health, Kenvue’s portfolio is particularly well positioned to capture this incremental shelf space through its holistic approach to delivering consumer health solutions. Additional retail partnerships represent another opportunity to expand offline retail category penetration for Kenvue’s leading brands in its largest geographic markets. Examples of these partnerships include Kenvue’s sun care partnership with Walgreens and its data collaboration through the Walmart Luminate portal. Kenvue also has an opportunity to increase its presence in the fast-growing pharmacy channel globally, where Kenvue has a strong existing footprint to expand upon, particularly in EMEA, India and China. Kenvue also intends to expand its presence in online-to-offline services in APAC.

Kenvue also plans to continue accelerating its omnichannel strategy by driving its e-commerce sales, which represented 13% of Kenvue’s net sales in 2022 and grew at a CAGR of 20% from 2020 to 2022. Kenvue plans to further increase its e-commerce sales through additional product availability and innovation online, driving brand awareness through targeted advertisement placements and leveraging Kenvue’s go-to-market capabilities to continuously improve delivery times. The DTC channel, which enables greater direct consumer engagement, is another component of Kenvue’s omnichannel strategy. For example, Dr. Ci:Labo, Kenvue’s dermocosmetic skin care brand, sold 63% of sales in Japan direct to consumer in 2022.
Deliver a consistent cadence of innovation
Kenvue has a successful track record of driving innovation across its categories with a science-based approach centered around human empathy and leveraging Kenvue’s long-standing relationships with healthcare professionals and academic institutions. Kenvue expects that its future innovation pipeline will be increasingly related to connected health solutions, including digital diagnostics and therapeutics, enhancing product accessibility to all consumers, expanding usage occasions through scientific claims, driving novel scientific breakthroughs and premiumization.
One example of Kenvue’s connected health solutions leverages the Nicorette brand to create a nicotine replacement therapy ecosystem, which provides behavioral support to people who are trying to quit smoking through a mouth spray connected to a mobile app. This innovation provides people with the ability to set goals, track their progress against a personalized quit plan and review money saved from quitting smoking. Kenvue also believes there are opportunities to increase product accessibility, such as through Kenvue’s Tylenol Dissolve Packs, which increase the comfort and convenience of taking medication for Kenvue’s consumers.
Kenvue is increasing the usage occasions of Kenvue’s products through scientific support. For example, although rinse is not intended to replace brushing and flossing, a study sponsored by Johnson & Johnson Consumer Inc. on the comparative effects of various oral hygiene routines on the prevention and reduction of plaque, gingivitis and gingival bleeding demonstrated that oral hygiene regimens that include the use of Listerine result in greater reduction of plaque above the gumline relative to flossing, as measured by sustained plaque reduction after a dental cleaning, and also reduce gingivitis and gingival bleeding. The claims described in this prospectus relating to the efficacy of Kenvue’s products are not subject to approval by the FDA or comparable authorities in other jurisdictions.
Expand product portfolio into product adjacencies and extend geographic footprint
Kenvue plans to leverage its world-class R&D capabilities and cross-category insights to launch new products in adjacent categories in its core geographic markets where it sees significant growth potential, and where it is best positioned to win. Kenvue believes its consumer and shopper insights indicate that Kenvue’s portfolio resonates in a broad set of new product categories based on identified incremental pockets of demand and consumption occasions. Kenvue can address this opportunity through new brand introductions or brand extensions across different or adjacent categories.
Given Kenvue’s global scale, including in the United States and China, it is well positioned to work with its retail partners to meet increasing consumer health demands and develop new product adjacencies for evolving consumer needs globally. In addition to prioritizing expansion in Kenvue’s existing markets where it has identified the most attractive opportunities, Kenvue also intends to invest in other sizable, growing and underpenetrated geographic markets throughout the world. For example, since 2018, Kenvue has launched the Aveeno brand in multiple new geographic markets, including Indonesia, Malaysia and the Philippines.
Continually evaluate acquisitions that enhance Kenvue’s core product portfolio and capabilities
Kenvue intends to supplement its capital expenditure and R&D investments with a disciplined and prudent approach to acquisitions and partnership opportunities that accelerate growth within Kenvue’s business. Kenvue believes that its global scale and exclusive focus on consumer health as a standalone company will allow Kenvue to evaluate a more targeted set of acquisition opportunities and make Kenvue a highly attractive strategic partner. Kenvue plans to strategically and actively monitor the market for value-enhancing opportunities, such as adding differentiated product offerings and capabilities, strengthening its competitive positioning, increasing its portfolio depth and growing its addressable markets. Kenvue has also demonstrated an ability to successfully integrate and scale acquired businesses to further build upon its market leadership across its product portfolio. Kenvue believes its strong balance sheet will allow Kenvue to thoughtfully pursue acquisitions while maintaining its disciplined approach to capital allocation.
Kenvue’s Brands and Product Portfolio
Kenvue has a world-class portfolio of iconic, trusted brands that are leaders in their respective categories, and include some of the most recognizable household names across its industry. Kenvue’s overall strategy focuses on operating its portfolio in a highly targeted manner, allowing Kenvue to focus on the most attractive categories and geographic markets. Kenvue organizes its portfolio into three reported segments: Self Care, Skin Health and Beauty and Essential Health.
Each of Kenvue’s reported segments is focused on driving financial performance by leveraging specific category expertise and capabilities while also benefiting from Kenvue’s scale to collaborate across the organization, including in brand management and marketing, R&D and innovation, insights and analytics and digital commerce.
Self Care
The Self Care subcategories in which Kenvue has products comprise a $114 billion global market as of calendar year 2022, which grew at a CAGR of 5.1% from 2019 to 2022 according to Nicholas Hall, as described above under “—Kenvue’s Industry.” While sales in Kenvue’s Self Care categories were accelerated by changes in consumer behavior during the COVID-19 pandemic, Kenvue had double-digit growth rates in the self care market globally and across its four regions in 2022. This performance was driven by Kenvue’s strategic prioritization of key categories in attractive geographic markets where it has the greatest opportunity to drive growth.
Kenvue’s Self Care portfolio is anchored on iconic brands that have been serving consumers for generations. Kenvue is focused on critical Self Care categories and prioritizes the specific geographic markets with the strongest growth potential and where it is well positioned to win. In 2019, Kenvue established pain, allergy and smoking cessation as its highest priorities, and North America and APAC as Kenvue’s core geographic markets. This is supported by 2022 sales data, which show that the United States was the country with the largest self care market and APAC was the region with the second largest self care market, each with significant opportunity in key need states. Kenvue also selectively prioritizes other geographic markets and need states where it believes there is a large potential opportunity, such as in EMEA, where Nicorette is the leading brand in the large and growing smoking cessation category.

Kenvue’s Self Care strategy is driving brand leadership throughout Kenvue’s portfolio. For example, Tylenol is the #1 pain care brand globally, Nicorette is the #1 smoking cessation brand globally and Zyrtec is the #1 allergy brand globally. In addition, Kenvue’s allergy brand portfolio is #1 in the category globally, and Kenvue has the #1 market share in China among multinational companies in the Self Care categories where Kenvue participates.
Kenvue’s Self Care segment generated $6.0 billion in net sales and $2.1 billion in segment Adjusted operating income (a 34.6% segment Adjusted operating income margin) in 2022 and has grown net sales at a 7.3% CAGR from 2020 to 2022. Over this time, Kenvue has grown net sales by twice the Self Care category growth rate in North America. From 2019 to 2022, Kenvue was the fastest growing multinational company by revenue in the Self Care categories where Kenvue participated in APAC with a CAGR of 7.4%, and the second-fastest growing multinational company by revenue in the Self Care categories where Kenvue participated in the United States with a CAGR of 8.0%.
Kenvue also has a strong foundation for future growth across its portfolio. Kenvue believes it is particularly well positioned to shape the future of its categories through delivering on connected health offerings, including digital diagnostics and telemedicine, expanding its personalized solutions and increasing its natural product offerings.
From this strong foundation, Kenvue has built a portfolio of iconic brands, supported by trends that help deliver overall platform growth. Some of Kenvue’s key brands include:
Tylenol is the #1 global Pain brand and the #2 global Self Care brand, with the #1 U.S. household penetration. Tylenol has been caring for families since 1955 when its first product, Children’s Elixir, was launched. Although the Tylenol story started with just one product, it has evolved to include a full suite of pain relief, cold and flu, sleep and pediatric products. Studies sponsored by Johnson & Johnson Consumer Inc. and by third parties have shown that these products help relieve, among other things, headache and muscle pain, arthritis pain, sinus and nasal congestion, fever and pain with sleeplessness. Kenvue is continuously looking for ways to expand Tylenol’s brand leadership, particularly through Kenvue’s digital and connected health offerings. For example, in 2022 Kenvue launched the Tylenol SmartCheck Digital Ear Scope, which empowers consumers to work with their healthcare providers to check for ear infections remotely, avoiding costly and time-consuming in-person visits.
Nicorette is the global leader in smoking cessation by market share and is the #1 recommended smoking cessation brand by both doctors and pharmacists according to surveys conducted by third parties of select doctors and pharmacists across EMEA from 2018 to 2022. Kenvue owns the Nicorette brand and manufactures, markets and distributes Nicorette products outside the United States, and Kenvue licenses the Nicorette brand to Haleon to market and distribute Nicorette products in the United States. Kenvue has pioneered Nicotine Replacement Therapy innovation and quitter support for over 40 years. Smoking remains a global health emergency, as a leading cause of preventable death. Kenvue’s mission, built on human empathy, is to help the more than one billion smokers worldwide as of 2020 achieve total freedom from both tobacco and nicotine. Throughout its history, Kenvue has engaged with healthcare professionals to help save the lives and improve the health of millions of smokers. For example, in 2021 Kenvue launched Nicorette QuickMist SmartTrack, which is a fast craving-relief spray linked to a behavioral support app that seeks to help consumers in their quit journey.
Zyrtec is the #1 allergy brand globally and the #1 recommended allergy brand by both doctors and pediatricians. Allergies afflict a significant portion of the world’s population across many age groups and geographic markets.

Climate change has already had a major impact on allergies, adding over 20 days to the allergy season between 1990 and 2018 in North America and increasing pollen concentration by over 21% over this period. This is expected to grow the allergy category in the United States over time. Kenvue’s marketing model is built to meet the variability of the allergy season, and Kenvue leverages its precision marketing capabilities to target the most afflicted consumers throughout the year. Kenvue also uses its data analytics capabilities to identify timing for seasonal allergies and respond by more effectively launching media during the critical times of the year for each geographic market, which enables consumers to more effectively manage their allergies. Kenvue has also developed a connected health solution called AllergyCast App, which allows users to receive personalized allergy forecasts for pollen, weather and air quality which update based on the user’s location.
Other Selected Self Care Brands

Kenvue’s Self Care portfolio includes additional brands that hold regional leadership positions in key markets. Some of these brands include: ORSL, the #1 doctor-prescribed ready-to-drink electrolyte and energy brand in India, which Kenvue acquired in 2014; Motrin, a leading pain relief brand with an established presence in the United States and the #1 Pediatric Pain Care brand in China; Zarbee’s, a fast-growing brand Kenvue acquired in 2018, which expanded Kenvue’s product offerings and geographic footprint of nature-inspired solutions; and Calpol, the #1 Pediatric Analgesics brand in the United Kingdom.
Skin Health and Beauty
The Skin Health and Beauty subcategories in which Kenvue has products comprise a $217 billion global market as of calendar year 2022, which grew at a CAGR of 4.5% from 2019 to 2022 according to Euromonitor, as described above under “—Kenvue’s Industry.” This growth has been fueled by expandable consumption, premiumization and the acceleration of digital and e-commerce as consumers increasingly shift their health and beauty spending online.
Kenvue’s leadership position in its Skin Health and Beauty segment is driven by its mission to deliver health in the service of beauty. Kenvue’s portfolio of category-leading skin and hair care brands leverages Kenvue’s unique perspective as a leader in healthcare to provide differentiated, science-backed products recommended by healthcare professionals that deliver healthy-looking, beautiful skin and hair. Kenvue’s portfolio is built from a scaled position of highly penetrated and high-share brands in North America led by two leading global brands, Neutrogena and Aveeno. Over the last several years, Kenvue has been purposefully augmenting Kenvue’s portfolio through acquisitions towards high growth and margin segments. For example, Kenvue acquired the Dr. Ci:Labo brand to increase scale and penetration in China, the country with the world’s largest dermocosmetic facial care market in 2022. In addition, Kenvue’s acquisition of the OGX brand enabled Kenvue’s entry into the premium hair care category, driving further opportunities for growth.
Today, Kenvue’s category leadership starts in North America where Kenvue holds a number of leadership positions in the categories and channels where it competes. Kenvue’s Neutrogena brand is the #1 facial care brand in the United States, Kenvue’s Aveeno brand is the #1 body care brand in Canada excluding adult bar soaps, and Kenvue’s OGX brand is the #1 premium hair care brand in the United States. Kenvue also has a significant opportunity in APAC, where it leverages a mix of both its global brands, such as Neutrogena and Aveeno, and its local brands to penetrate a region that comprised 33% of global skin health sales in 2022. For example, Dr. Ci:Labo is the #2 dermocosmetic brand in Japan.
Kenvue’s Skin Health and Beauty segment generated $4.4 billion in net sales and $708 million in segment Adjusted operating income (a 16.3% segment Adjusted operating income margin) in 2022. Net sales have declined at a (1.1)% CAGR from 2020 to 2022, adversely impacted by lost usage occasions due to lockdowns during the COVID-19 pandemic.

From 2020 to 2022, Kenvue’s global Skin Health and Beauty e-commerce sales grew 27% and are growing approximately twice as fast as the overall category as of 2022, and Kenvue plans to continue accelerating its e-commerce growth. Innovation also continues to play a critical role in driving growth in Kenvue’s priority brands. Kenvue leverages its scientific expertise and consumer insights to deliver on unmet consumer needs in fast-growing need states from acne to aging to sensitive skin. Kenvue also intends to continue building and leveraging digital and data capabilities to deliver personalized consumer experiences, and it expects diversity, inclusion and sustainability to be essential to its continued success and relevance.
Kenvue’s largest brands help anchor its portfolio and will support its overall segment growth. Some of Kenvue’s key brands include:
Neutrogena is the #1 facial care brand in the United States and the #3 facial care brand globally. In the facial cleansing category, Neutrogena is the #3 brand in the United States among Hispanics and the #2 brand in the United States among Millennials. It is also the #1 most reviewed brand in the skin care category on Amazon in 2022. The brand brings 60 years of expertise and dermatologist recommendations to address the specific needs of today’s consumers. Through the brand, Kenvue uniquely understands the connection between Kenvue’s consumers’ skin and their experiences and delivers science-based solutions that it believes help Kenvue’s consumers live life to the fullest. Neutrogena’s heritage comes from facial cleansing, which is the foundation of every skin care routine, and Kenvue continues to be highly relevant to young and diverse consumers. Kenvue expects that the brand will drive future growth in high-value, high-growth categories such as facial cleansing, facial moisture treatment, acne and sun care by building on Kenvue’s track record of successful new product innovation that delivers prestige-like experiences, efficacy and sustainability.
Aveeno is the #4 body care brand in the United States, the #1 body care brand in Canada excluding adult bar soaps and the #4 body care brand globally. Through the Aveeno brand, Kenvue is focused on addressing the rising incidence of skin sensitivity impacting more than 70% of consumers in the United States as of 2016 with solutions across different consumer price points. Kenvue is also focused on increasing sustainability in its Aveeno portfolio by creating body wash refill pouches which are expected to reduce plastic substantially as compared to Kenvue’s existing bottle packaging. Kenvue’s Aveeno brand is also leading efforts to advance skin health equity and beauty inclusivity through social programs, creative campaigns and relationships with dermatologists and healthcare experts.
Kenvue acquired OGX in 2016 to spearhead the premiumization of Kenvue’s hair care portfolio, and OGX is the #1 premium hair care brand in the United States. OGX provides salon-quality hair care in the convenience of consumers’ homes. Through OGX, Kenvue is highly attuned to its consumers’ needs and has built a collection of products that addresses all hair types, textures and goals. Kenvue is committed to building the most accessible and inclusive brand possible, and Kenvue is focused on ingredient transparency to deepen trust with its consumers. OGX has also accelerated Kenvue’s fast-cycle innovation capabilities, allowing Kenvue to rapidly capture opportunities, particularly with Millennial consumers. Through OGX, Kenvue is also focused on diverse hair care needs and unmet needs in scalp care which creates significant future innovation opportunities.

Other Selected Skin Health and Beauty Brands

Kenvue’s Skin Health and Beauty portfolio also includes leading regional brands which all have leadership positions in their respective key markets: Le Petit Marseillais is the #1 body wash brand in France and has been voted the hygiene brand most committed to sustainability according to a survey conducted by a third party of French consumers in March 2022, and Lubriderm is the #2 body care brand in Latin America in the mass channel. Other brands include Dr. Ci:Labo, the #2 dermocosmetic brand in Japan, and Rogaine, the #1 hair growth brand in the United States excluding DTC brands.
Essential Health
The Essential Health subcategories in which Kenvue has products comprise a $38 billion global market as of calendar year 2022, which grew at a CAGR of 6.2% from 2019 to 2022 according to Euromonitor, as described above under “—Kenvue’s Industry.” Through its Essential Health portfolio, Kenvue participates in a wide range of large and growing product categories, including Oral Care, Baby Care and Other Essential Health (including Women’s Health and Wound Care). Kenvue’s Essential Health portfolio is well distributed across all regions with a presence in more than 100 geographic markets, bringing scale and balance to Kenvue’s portfolio.
Kenvue’s Essential Health business has been raising the standard of essential care over the last 135 years. Kenvue’s iconic brands are global leaders in consumer health and are widely recognized. Kenvue’s products deliver beloved experiences and positive outcomes for consumers at every stage of life. In 2019, Kenvue positioned the Essential Health portfolio for continued success by driving growth and improvements in profitability. Kenvue’s vision included accelerating its core business through brand renovations, driving additional scientific claims, and a focus on physical availability. Kenvue also increased its emphasis on precision marketing and e-commerce, co-creating with its retail customers and premiumizing its portfolio in core markets with high-efficacy solutions.
Today, Kenvue has the #1 global brand in the mouthwash category with Listerine, and the #1 and #2 global brands in the baby toiletries category with Johnson’s Baby and Aveeno Baby, respectively. Kenvue also has the #1 global adhesive bandage brand with the BAND-AID® brand. Kenvue’s brand leadership is further reinforced by healthcare professionals, with four of Kenvue’s global brands receiving the most #1 professional recommendations in their respective categories.
Kenvue’s Essential Health segment generated $4.6 billion in net sales and $1.1 billion in segment Adjusted operating income (a 24.3% segment Adjusted operating income margin) in 2022, and net sales have declined at a (2.2)% CAGR from 2020 to 2022. Since 2019, Kenvue has undertaken a rigorous approach to portfolio management and divested approximately $100 million of annual net sales, based on Kenvue’s 2019 net sales, and foregone an additional approximately $100 million of net sales from SKU rationalizations.
Kenvue’s Essential Health portfolio seeks to accelerate growth going forward through innovation driven by product quality, differentiation and premiumization. In addition, Kenvue seeks to expand its offerings and operations via strategic portfolio management, driving e-commerce and shaping the future of Kenvue’s categories through emphasizing transparency, inclusivity and scientific leadership.
Kenvue’s largest brands help anchor its portfolio and will support its overall segment growth. Some of Kenvue’s key brands include:
Listerine is the #1 mouthwash brand globally and the #1 dentist recommended mouthwash brand in the United States, and, as of 2021, Listerine held the #1 brand equity position in certain key markets, including the United

States, Canada, Brazil and Spain. With the help of science, Kenvue enables consumers to take simple, yet impactful steps each day to improve their oral health so they can live healthier, more vibrant lives. Created in 1879, Listerine was originally used as an antiseptic in surgeries, establishing it as a powerhouse of germ killing. Known for its “feel it working” tingling sensation, Listerine is beloved by consumers in over 100 countries. Listerine is a well-researched mouthwash for improving oral health, having been studied and published in hundreds of peer-reviewed publications spanning back more than a century. The safety and efficacy of Listerine’s fixed combination of four essential oil formulation has been demonstrated in clinical trials sponsored by Johnson & Johnson Consumer Inc. and third parties. The importance of oral health was accelerated during the COVID-19 pandemic. Kenvue has built off this momentum with new support, based on a study sponsored by Johnson & Johnson Consumer Inc., demonstrating that, although not intended to replace brushing and flossing, Listerine is five times more effective than flossing for plaque reduction above the gumline, as measured by sustained plaque reduction after a dental cleaning. This finding has contributed to a significant increase in purchase intent according to a third-party study Kenvue commissioned. Listerine still has a significant household penetration opportunity, as the overall United States mouthwash category penetration rate was only 50% as of December 2022, while in APAC, category penetration was only 29% in Japan and 15% in China, each as of 2022. Kenvue believes its future growth will be driven by a continuing shift in consumer perspectives toward oral health as a core tenet of total body health, which Kenvue intends to capitalize on through brand marketing and expanding usage occasions globally.
Johnson’s is the #1 global baby toiletries brand, including the #1 baby toiletries brand used in U.S. hospitals for a baby’s first bath, and is currently used in approximately 150 countries around the world. From Kenvue’s deep understanding of a baby’s needs across all stages of development to its breakthrough science in baby skin care, Kenvue aspires to create a world where every baby can grow and thrive. Johnson’s is a cornerstone of Kenvue’s Essential Health portfolio, and, since 2009, Johnson’s generated more than 90% of all industry-sponsored research on baby skin development and baby skin care globally. Johnson’s provides safe and gentle formulas that have been shown in studies sponsored by Johnson & Johnson Consumer Inc. to improve hygiene, skin health and sensory experience. Kenvue is further leveraging its leadership to help raise the standard in baby toiletries with digital product transparency that provides parents and caretakers with the assurance of ingredient transparency and through triple safety testing with a pediatrician, dermatologist and ophthalmologist. Johnson’s is also focused on sustainability, with goals to increase the use of recyclable packaging for products. Moving forward, the Johnson’s brand will continue to be committed to delivering science-based solutions that nurture every baby’s developing skin and hair.
BAND-AID® brand is the #1 adhesive bandage brand globally, the #1 most trusted brand in the United States across all categories and the #1 doctor recommended adhesive bandage brand in the United States. The BAND-AID® brand has a mission to put the ability to heal in every hand by combining the power of science with the comfort of a loving touch. Since the first BAND-AID® brand products were launched in 1921, BAND-AID® brand has become a staple in many households, with over one billion bandages sold worldwide. Every piece of material and every ingredient in Kenvue’s BAND-AID® brand adhesive bandages is chosen with safety as its top concern. Kenvue’s brand is further supported by years of research, based on studies sponsored by Johnson & Johnson Consumer Inc., that demonstrates that a covered wound heals faster than an uncovered wound. Kenvue has led bandage innovation for over 100 years, most recently launching Ourtone, which reflects the diversity of the communities Kenvue serves and was designed to complement a variety of brown skin tones for more inclusive wound care. Kenvue also has significant opportunities to drive future growth through leveraging new and emerging technologies to deliver superior healing.

Stayfree is the leading brand in Kenvue’s global sanitary protection category portfolio and has the historical distinction of being the first beltless napkin. Kenvue has a global footprint and strong leadership outside North America (following Kenvue’s sale of this brand in North America), with leadership positions in Brazil, India and Argentina. Stayfree has driven innovation in the category by improving the comfort and absorbency of Kenvue’s products while also advancing its sustainability. Kenvue is also highly committed to breaking taboos around menstruation and supporting girls and young women. Kenvue is helping to combat stigma around menstruation and ensure access to necessary information and products. In India, Kenvue has launched the #ItsJustAPeriod campaign to encourage families to adopt a positive and open approach towards menstruation, help them understand that conversations are essential and provide an ice-breaker to freely initiate important period conversations with their daughters or sisters. Kenvue expects to grow the Stayfree brand going forward by introducing new features, health claims and sustainable packaging upgrades.
Other Selected Essential Health Brands

Kenvue’s Essential Health portfolio also includes additional brands that hold regional leadership positions in key markets. Some of these brands include: o.b. tampons, the original applicator-free tampon and #1 tampon brand in Germany; Neosporin Antibiotic Ointment, the #1 antibiotic brand globally in the category; Desitin Diaper Rash, the #1 pediatrician recommended brand in the Diaper Rash category in the United States; and Carefree, the first-ever panty liner and #1 liners brand in Brazil.
Global Reach and Scale
Kenvue sells and distributes its broad product portfolio in more than 165 countries across its four regions. Kenvue operates through a flexible distribution network leveraging both direct sales forces and independent distributors with significant global reach and an omnichannel approach. Kenvue’s global commercial footprint is comprised of over 21,000 employees covering 52 markets where Kenvue distributes its products directly, and which contributed over 90% of Kenvue’s net sales from 2020 to 2022. Kenvue has a strong position across Kenvue’s priority markets with 98% retail penetration in 2022, and Kenvue maintains a strong global presence in e-commerce, which accounted for 13% of Kenvue’s 2022 net sales and grew at a CAGR of 20% from 2020 to 2022.
Operating as a global organization with local level sales agility, Kenvue drives its go-to-market execution through each of its four regions.
North America
Kenvue’s North America region comprises the United States, Canada and third-party distribution to Puerto Rico and the Caribbean. The region delivered net sales of $7.4 billion in 2022, representing 50% of Kenvue’s total net sales. The North America region is supported by approximately 5,500 employees.
The North America region is defined by a well-established consumer health market and retailer network. Key trends supporting further North America market growth include an aging consumer base with broader healthcare needs, combined with a new generation of consumers demanding greater authenticity, transparency, sustainability and purpose in their brand choices. In addition to a growing shift to e-commerce and omnichannel execution since the COVID-19 pandemic began, consumer mindsets have evolved from a passive approach to healthcare to a more proactive focus on prevention and healthy living.

Several of Kenvue’s brands hold leadership positions in their respective categories across Kenvue’s key markets in the North America region:
•Tylenol. #1 Pain Care brand in the United States and Canada
•Zyrtec. #1 Allergy brand in the United States
•Reactine. #1 Allergy brand in Canada
•Neutrogena. #1 Acne brand in the United States and Canada, #1 Facial Care (non-acne) brand in the United States and #1 Sun Care brand in the United States
•Listerine. #1 Mouthwash brand in the United States and Canada
•Johnson’s Baby. #1 Baby Toiletries brand in the United States and Canada
•BAND-AID® brand. #1 Wound Care brand in the United States and #1 Adhesive Bandage brand in Canada
Kenvue’s overall market position and portfolio leadership is elevated by its marketing effectiveness and its overall brand awareness. Several of Kenvue’s brands lead their respective categories in Kantar’s 2021 annual brand power index rankings (an industry metric used to predict the long-term sales of a product), including Neutrogena (#1 in three categories), Listerine, Tylenol and Johnson’s.
Kenvue is consistently evaluating ways to optimize and improve the consumer experience and has built significant omnichannel capabilities in North America. In the United States, Kenvue developed broad omnichannel distribution capabilities and Kenvue continues to take an end-to-end approach to accelerate its digital-first ambition which is reflected in Kenvue’s marketing and communication strategy. Kenvue has made significant shifts in its marketing investments to be more digitally driven, leveraging insights and data to deliver continuous optimization. As a result, Kenvue’s digital marketing spend in North America increased as a component of overall marketing spend from 59% in 2020 to 73% in 2022, delivering a 29% increase in media ROI as of October 2022.
In North America, Kenvue has a particularly strong presence in the mass and pharmacy channels. In addition, e-commerce, including online sales in Kenvue’s omnichannel platforms, has consistently been Kenvue’s fastest growing channel in the United States, and Kenvue is also growing Kenvue’s e-commerce platform in Canada.
Kenvue’s customer and channel dedicated cross-functional teams incorporate the following divisions in the region: sales, category insights and development, data and analytics, shopper and retail media activation, supply chain and finance. This dedicated multifunctional team has enabled Kenvue to develop deep strategic partnerships and leverage integrated capabilities to support multi-year joint business plans with its largest customers. Kenvue has built a strong and integrated partnership with many of its customers to unlock its organizational capabilities and unleash its iconic brands in unique and differentiated ways to serve its consumers. Kenvue’s approach has been recognized by its retail partners with several awards from its top customers including “Supplier of the Year” and “Vendor of the Year”.
Kenvue’s top five customers in North America include mass retail customers such as Walmart, pharmacy channel customers such as Walgreens, and wholesale/club customers such as Costco.
Asia Pacific
Kenvue’s Asia Pacific (“APAC”) region is a large, diverse and high-growth region, covering a total of 26 markets that together delivered net sales of $3.1 billion in 2022, representing 21% of Kenvue’s total net sales.
Kenvue currently operates through regional clusters: China, Japan, Southern Asia (including India, Indonesia and the Philippines), Metropolitan Asia (including South Korea, Malaysia, Singapore, Thailand, Vietnam, Hong Kong and Taiwan) and Pacific (including Australia and New Zealand). Kenvue currently serves 14 markets with direct distribution, with the remaining markets accessed through third-party distribution. The APAC region is supported by approximately 6,300 employees.

The APAC region is home to approximately 54% of the world’s population and approximately 36% of global gross domestic product as of 2021, according to the World Bank. It includes both well-established markets such as Japan, South Korea and Australia, as well as fast-growing markets such as China, India and Southeast Asia. The region is characterized by a rapidly emerging middle class which is fueling the demand for self care products and product premiumization, combined with increasing levels of e-commerce penetration in key markets, most notably China. Kenvue sees significant potential to further develop its market penetration across the APAC region, particularly in China as part of its “Healthy China 2030” blueprint and as more consumers continue investing in their consumer health needs.
Several of Kenvue’s brands hold leadership positions in their respective categories across Kenvue’s key markets in the APAC region:
•Nicorette. #1 Smoking Cessation brand in Australia, New Zealand and South Korea
•Motrin. #1 Pediatric Pain Care brand in China
•Tylenol. #1 Pain Care brand in South Korea
•Codral. #1 Cold and Flu Care brand in Australia and New Zealand
•Rhinocort. #1 Allergy brand in China
•Daktarin. #1 Antifungal cream brand in China
•Dr. Ci:Labo. #2 Dermocosmetic brand in Japan
•Aveeno. #2 Baby Toiletries Brand in China, Hong Kong and New Zealand
•Listerine. #1 Mouthwash brand in China, Japan, Australia, New Zealand, South Korea, the Philippines, Indonesia, Malaysia and Thailand
•Johnson’s Baby. #1 Baby Toiletries brand in India, Australia, the Philippines, New Zealand, Japan and Thailand and #3 in China
•BAND-AID® brand. #1 Adhesive Bandage brand in Japan and New Zealand and #2 in Australia
•Carefree. #1 Liners brand in Australia and New Zealand and #2 in India
Kenvue takes a varied approach to its distribution strategy throughout the various markets within the region. Kenvue’s strategy consists of direct sales to retailers, indirect sales through distributors or a combination of both methods depending on the channel dynamic of the given market and the scale of Kenvue’s operations. Relationships with healthcare professionals are an important component of Kenvue’s business model in the APAC region, where healthcare professional support, advice and consultation to patients is key across Kenvue’s categories. Kenvue has a direct hospital detailing team in China focused on delivering best-in-class pharmacist support through category and product education to optimize patient outcomes.
One area of particular focus with Kenvue’s retail customers is the online-to-offline services market. This enables a seamless digital purchase experience for consumers by combining physical pharmacy and mass retail locations for collection with a consolidated platform of courier teams for delivery. These services enable consumers to find product information and place orders online through online-to-offline platforms and collect or receive them at home or other desired locations, typically within 45 minutes. Kenvue established a dedicated online-to-offline team to develop strategic collaborations with leading online-to-offline platforms.
The APAC region leads the world in e-commerce penetration, comprising 62% of global retail e-commerce sales in 2022, according to eMarketer. As such, Kenvue has invested heavily behind digital capabilities in this region.

In China, Kenvue proactively leverages external partnerships and innovation, which enable access to increased data granularity to improve planning, supply chain efficiency and commercial execution capabilities. These partnerships have enhanced consumer targeting capabilities for education and engagement. Kenvue is also actively expanding into social commerce through popular social engagement platforms. Further, Kenvue has successfully harnessed insights from innovation programs by key customer partners to develop new products and marketing campaigns. Beyond China, Kenvue is delivering strong e-commerce performance in South Korea and India, and continuing to increase its scale in Southeast Asia, where partnerships with leading e-commerce and quick commerce platforms have enabled strategic data collaboration with key customers.
Kenvue’s top five customers in APAC include e-commerce companies such as the Alibaba Group and traditional mass retailers such as Woolworths.
Europe, Middle East and Africa
Kenvue’s Europe, Middle East and Africa (“EMEA”) region is large and diverse, comprising over 120 markets that together delivered net sales of $3.2 billion in 2022, representing 21% of Kenvue’s total net sales.
Kenvue operates through regional clusters: Northern Europe (including the United Kingdom), Central Europe (including Germany), Southern Europe (including Spain and France) and Russia, Africa, Middle East and Turkey (including South Africa and Saudi Arabia). Kenvue currently serves 25 markets with direct distribution, with the remaining markets accessed through third-party distribution. The EMEA region is supported by approximately 6,100 employees.
Given the significant diversity of these markets and its consumers, the EMEA region is a dynamic opportunity for product innovation and requires highly agile operations. Further, because of the heightened focus on environmental awareness across the region, Kenvue also can drive sustainability-focused innovations in the EMEA region.
Several of Kenvue’s brands hold leadership positions in their respective categories across Kenvue’s key markets in the EMEA region:
•Nicorette. #1 Smoking Cessation brand across EMEA, including the United Kingdom, Germany, Spain, Italy and South Africa
•Calpol. #1 Pediatric Analgesics brand in the United Kingdom
•Imodium. #1 Anti-diarrheal brand in the United Kingdom, Germany, Italy and South Africa and #2 in France
•Benylin. #1 Cough brand in the United Kingdom and #2 in South Africa and #2 Cold & Flu brand in South Africa
•Frenadol. #1 Cold & Flu brand in Spain
•Actifed. #2 Cold & Flu brand in France
•Fortasec. #1 Anti-diarrheal brand in Spain
•Aveeno. #1 Adult Body Moisturizers brand in the United Kingdom and #1 Medicated Shower brand in the United Kingdom
•Neutrogena. #1 Hand Moisturizers brand in the United Kingdom, Germany and Spain and #2 in France and Italy and #2 Adult Medicated Body Moisturizers brand in Spain
•Le Petit Marseillais. #1 Body Wash brand in France
•Listerine. #1 Mouthwash brand across EMEA, including the United Kingdom, Germany, France, Spain, Italy and South Africa

•Johnson’s Baby. #1 Baby Toiletries brand in the United Kingdom, Spain, Saudi Arabia and South Africa and #2 in Italy
•o.b. #1 Tampons brand in Germany and #2 in Italy
•Nett. #2 Tampons brand in France
•Penaten. #1 Baby Toiletries brand in Germany
•Carefree. #2 Liners brand in Germany and Italy
In the EMEA region, Kenvue has built world-class omnichannel capabilities, powered by Kenvue’s digital investments in e-commerce and data science, that serve over 23,000 customers. Kenvue’s omnichannel capabilities are supported by strong partnerships with key customers, particularly in the pharmacy channel. Kenvue sees significant opportunity to drive further demand through healthcare professional recommendation in the pharmacy channel.
In EMEA, excluding a few markets, the distribution of Kenvue’s Self Care products in 2022 was largely through the pharmacy channel. The pharmacy channel in EMEA is an approximately $13 billion market as of 2022, with considerable growth opportunities across both online and offline channels. Kenvue expects this channel to continue to grow, driven by an aging population, the rise of preventative care and the expectation that pharmacies will play a bigger role in national health services. In addition, the reputation, credibility and trust that Kenvue’s brands have earned among healthcare professionals is a strong competitive advantage for Kenvue in this region. In Kenvue’s Skin Health and Beauty and Essential Health segments, the mass channel continues to play a critical role in driving market penetration and relevance for Kenvue’s iconic brands.
As a result, the retail pharmacy channel is Kenvue’s largest channel, followed by the mass channel. In the retail pharmacy channel, Kenvue holds the #1 brand position across all the categories in which Kenvue participates, and the approximately 15% growth in Kenvue’s net sales in the retail pharmacy channel in 2022 outperformed retail pharmacy channel growth. Kenvue also generates sales from the e-commerce channel, which is Kenvue’s fastest growing channel. As a result of Kenvue’s focus on the e-commerce channel, Kenvue owns five of the top 10 SKUs sold on Amazon across Kenvue’s categories in the United Kingdom as of 2022.
Kenvue’s top five customers in EMEA include Boots, A.S. Watson and dm Drogerie Markt. Kenvue maintains strong, long-standing relationships with key retail customers by continuously deepening and cultivating these partnerships through category and shopper insights to co-create breakthrough consumer experiences and offerings. Through Kenvue’s long-term partnerships, Kenvue has achieved preferred supplier status with many customers, including Boots in the United Kingdom. Kenvue is focused on continuing to foster and build similar retail relationships to drive penetration across additional markets within the region.
Latin America
Kenvue’s Latin America (“LATAM”) region covers a total of 18 markets that together delivered net sales of $1.2 billion in 2022, representing 8% of Kenvue’s total net sales.
The LATAM region consists of a large geographic area that comprises many distinct markets with specific local dynamics. Kenvue currently serves 11 markets with direct distribution, with the remaining markets accessed through third-party distribution. The LATAM region is supported by approximately 3,900 employees.
The diversity of this region has created ideal conditions to incubate and scale new solutions across the region and globally. From a large market such as Brazil, which is one of Kenvue’s top five largest markets globally, to smaller countries in Central America, the LATAM region offers unique opportunities to rapidly launch and test new products, business models and capabilities.

Several of Kenvue’s brands hold leadership positions in their respective categories across Kenvue’s key markets in the LATAM region:
•Motrin. #1 Pediatric Pain Care brand in Mexico
•Dramamine. #1 Motion Sickness brand in Mexico
•Lubriderm. #1 Body Lotion brand in Colombia and #2 in Mexico
•Listerine. #1 Mouthwash brand in Mexico, Colombia and Chile and #2 in Brazil and Argentina
•Johnson’s Baby. #1 Baby Toiletries brand in Brazil, Colombia and Argentina and #2 in Chile
•Carefree. #1 Liners brand in Brazil and Argentina and #2 in Chile
•Stayfree. #2 Sanitary Napkin brand (“Siempre Libre”) in Argentina
The LATAM region is dynamic and each of Kenvue’s segments leverage different channels to go-to-market. In Self Care, Kenvue experiences competition from global brands, and given the strong presence of generic OTC products in the market, the mass and pharmacy channels are highly prioritized. In Skin Health and Beauty and Essential Health, Kenvue competes with global and local brands often at more value price points. Kenvue therefore leverages its long-standing relationships with healthcare professionals to drive brand awareness and consumer trust, as well as maintain a continuous focus on developing strong online-to-offline capabilities. This has enabled Kenvue’s LATAM business to drive market penetration across key categories in the region.
The mass and club channels are Kenvue’s largest channels, followed by the pharmacy channel. In the LATAM region, Kenvue is also building Kenvue’s omnichannel capabilities and the e-commerce channel has grown significantly across the region. In 2022, Kenvue’s e-commerce channel within the region grew 39% versus 2021.
Kenvue’s top five customers in LATAM include mass retailers such as Walmart with a strong presence in multiple markets, and regional pharmacy retailers such as Raia Drogasil in Brazil.
Brand Marketing
Kenvue’s strategic and digital-first approach to marketing is centrally focused on the consumer. Consumer-centricity is the cornerstone of all Kenvue does and helps drive trust and connections with Kenvue’s powerful portfolio of iconic, beloved brands. Kenvue’s marketing organization places the consumer at the center of all decisions related to Kenvue’s product delivery, services offering and the experiences Kenvue creates. Kenvue’s marketing footprint spans four regions, over 60 markets, and includes over 1,600 total employees that Kenvue believes helps approximately 1.2 billion people live healthier lives every day. Kenvue’s global presence allows it to tailor its marketing strategy and campaigns to the distinctive needs of its consumers throughout the world. It is Kenvue’s global scale and modern marketing capabilities that enable Kenvue’s deep human-level connections with consumers—how they want, where they want and when they want.
Kenvue understands, by leveraging insights across its product offerings, that consumer behavior and expectations are constantly changing. Based on these consumer insights, Kenvue is continuously evolving its brand messaging to ensure that Kenvue drives relevance with consumers and healthcare professionals, and ultimately stimulates demand to drive growth. Kenvue’s marketing expertise is built on a combination of human empathy, science that improves health outcomes and a digital-first approach to Kenvue’s content and media ecosystem.
Kenvue defines human empathy, at the core, as listening to and understanding human nature. Kenvue’s approach to human empathy is fueled by AI-driven technology that generates billions of consumer touchpoints and hundreds of insights every day. This social listening approach allows Kenvue to uncover unmet needs and deep human insights that can then be unlocked with data analytics, even before consumers are able to fully express their own unmet needs. In real time, these insights are then leveraged across Kenvue’s R&D and marketing teams to inspire compelling future innovation and experiences.

Kenvue’s consumer-first approach and rigorous clinical testing allows it to articulate science in ways that meet the needs of Kenvue’s consumers and healthcare professionals as Kenvue wins their trust, endorsement and loyalty. From Kenvue’s live-streamed events to its virtual demonstrations, Kenvue engages with healthcare professionals to deliver powerful storytelling that ensures consumers can visualize and understand the benefits Kenvue’s products bring to their everyday lives.
Kenvue is a digital-first modern marketing company. Since 2019, Kenvue has significantly increased its share of digital spend from 44% of total media spend in 2019 to 71% in 2022. This shift towards digital media has allowed Kenvue to efficiently leverage data from first party, second party and expanded access to new partner sources, along with contextual targeting, to efficiently reach high-value audiences that drive scaled demand. High-value audiences help identify in-category consumers and channels for potential sources of volume, which drives seamless purchasing actions and builds strong consumer connections. Kenvue further expands those high-value audiences using lookalike data, which helps identify additional audiences with purchasing habits that are similar to its target consumer. Kenvue’s combined digital-first precision capabilities maximize reach, performance and returns while reducing costs.
In addition, through this shift to digital-first personalization, Kenvue can continually evaluate the impact of its media investments and consumer communications through data science and analytics, which has significantly improved Kenvue’s media ROI from 2019 through 2022. Kenvue uses performance indicators to evaluate and test hypotheses within Kenvue’s brand communications and to understand how each channel within the media plan is contributing to the overall marketing funnel. Kenvue then leverages in-house production capabilities and analytics resources to respond with agility, putting additional resources behind messages that are working in the right placements. Kenvue ultimately uses media ROI to evaluate and invest in these next-best growth channels and opportunities.
Several examples of recent consumer-centric marketing campaigns that have received considerable consumer acclaim and driven positive results include:
•Tylenol Care Without Limits. As the leader in the pain category, Kenvue wants all consumers to feel represented and their experience with managing pain to be understood. In 2021, Tylenol launched Care Without Limits, a campaign that marks Kenvue’s ownership of a unique and modern perspective on pain in a category that historically speaks to the idea that you can simply eliminate pain—which insights show is not the reality among most consumers. Care Without Limits reinforces Kenvue’s ongoing commitment to providing care for all types of pain and all types of people because care should not have any limits. To ensure Kenvue’s message was relevant and inspiring, the campaign was intentionally inclusive and co-created with consumers representative of all the people Kenvue serves. The 360-support plan elevated Kenvue’s brand purpose, celebrated acts of care in Kenvue’s society and strengthened connections with Kenvue’s diverse consumers through a digital-first approach. The full campaign reached 373 million social media impressions and contributed to Kenvue’s #1 brand power, which was up 1.6% as compared to 2020, and a 26% improvement in media ROI in 2021 as compared to 2020.
•Nicorette “Do Something Incredible” Campaign (United Kingdom). To give fresh hope to consumers looking to quit smoking who had become discouraged from multiple failed quit attempts, Kenvue launched hyper-targeted personalized messaging that reached consumers in critical life moments known to motivate the choice to quit. Kenvue’s “Do Something Incredible” campaign included moments such as pregnancy or a new relationship, where Kenvue’s campaign specifically encouraged consumers to try again to quit for good. With Nicorette, these targeted consumers were 2.5 times more likely to quit for life, based on a 2012 randomized, double-blind study authored by five individuals, including two who were affiliated with Kenvue. This campaign was amplified through an Amazon co-created event called the “Nicorette Pledge” which gave consumers access to a personalized quit plan and contributed to a 20% growth in new-to-brand Amazon consumers in April 2021 as compared to November 2020. Overall, Kenvue’s “Do Something Incredible” campaign contributed to a 74% improvement in media ROI in 2020 as compared to 2019 and a 3% market share gain in Nicorette in 2020 as compared to 2019.

•Neutrogena USA SkinU. To meet young consumers’ emerging need for personalized skin care education, Neutrogena launched the SkinU campaign in 2021. SkinU marked the Neutrogena brand’s expansion into TikTok, a platform which has emerged as one of the most frequently used social platforms for skin care influencers and experts, and a critical destination to connect with Generation Z consumers. SkinU provided credible, science-backed and relatable skin care knowledge and tips, featuring Kenvue’s consumer health scientists as the stars of the content. The SkinU campaign resulted in more than 300 million social media impressions and contributed to a 660% increase in Neutrogena’s social media followers from August to December 2021.
•Neutrogena China Retinol Advanced Repair. As a thought leader in the pre-aging category, Kenvue believes that the COVID-19 pandemic fueled consumer demand for health and science-based solutions to address early aging—a key consumer concern in China. In 2021, as part of Kenvue’s campaign to launch the premium Neutrogena Retinol Advanced Repair line, Kenvue launched the Neutrogena Pre-Aging Institute. The institute was launched to promote scientific research into pre-aging, further credentialing Kenvue’s offerings with dermatologists, skin experts and consumers. Beyond the consumer-facing launch, research on the Neutrogena Advanced Repair regimen was presented to healthcare professionals and representatives from more than 60 beauty and cosmetics companies at the Personal Care and Homecare Ingredients (PCHi) Technology Summit in Shanghai.
•Listerine Total Care Campaign (Japan). Consistent use of face masks throughout the COVID-19 pandemic drove heightened consumer awareness of one’s own bad breath. Kenvue’s social listening engine discovered a particularly high volume of related conversations on this insight among consumers in Japan. This insight led to a targeted campaign to educate consumers about the connection between bad breath and mouth germs, presenting the opportunity for Kenvue to position the Listerine brand as the solution. The campaign featured an animated face mask character revealing the hidden truth that “The bad breath behind your mask is caused by the germs multiplying in your mouth” and explained how Listerine could solve the problem. This distinct character and message were utilized across media and retail channels in Japan, contributing to an increase in Listerine sales in Japan in 2020, which contributed to 3% market share growth in the mouthwash category over that same time period.
•Stayfree #ItsJustAPeriod Daughters Day 2021 Campaign (India). In an effort to continue to raise visibility and champion the normalizing of periods for millions of girls around the world, the Stayfree brand launched the “It’s Just a Period” campaign for Daughter’s Day 2021, to encourage fathers to actively discuss periods with their daughters. This campaign marked a bold and insightful departure from conventional communications around periods. For a country where even mothers are often not prepared to have an open conversation, encouraging fathers to initiate this conversation attracted significant attention. Supported by the campaign, Kenvue’s Stayfree brand in India increased net sales by 11% in 2021 and brand recommendations by 9%, as compared to 2020 and 2019, respectively. In addition, in 2021, greater than 25% of the participants in a workshop Kenvue hosted regarding menstrual health and hygiene awareness were male, which more than doubled as compared to the male audience for Kenvue’s 2020 workshop.
Product Development and Innovation
Kenvue’s R&D organization, where Kenvue combines deep, multi-disciplinary scientific expertise and engagement with healthcare professionals, places human empathy at the heart of Kenvue’s product development process. Kenvue leverages its extensive capabilities and consumer insights to drive innovative new products and solutions that meet the specific needs of its consumers while enhancing their overall standard of care.
Kenvue has a passionate, global team of approximately 1,500 scientists, doctors, pharmacists and engineers with expertise across a range of core disciplines, including formulation science, regulatory affairs, quality, medical affairs, medical safety, clinical operations, microbiology and packaging. Kenvue’s team has extensive scientific and technical expertise, with over 700 members who hold advanced degrees across more than 90 different disciplines.

Kenvue’s R&D organization operates a global footprint of innovation hubs located close to consumers in key geographic markets.
Kenvue’s Capabilities
Kenvue’s global R&D teams coordinate across the product development lifecycle in partnership with consumers and Kenvue’s long-standing relationships with healthcare professionals and academic institutions to co-create a continuous pipeline of meaningful innovation. This effort is evidenced by the approximately 5,880 issued patents globally that Kenvue owned as of July 2, 2023, approximately 17,900 registrations, licenses or notifications to regulatory agencies for products as of July 2, 2023, over 900 industry awards since 2015 and over 700 manuscripts and other published scientific reports over the last decade.
Kenvue has built extensive capabilities, through its translational science and consumer insights teams, to understand its consumers’ and healthcare professionals’ key needs and current challenges, ensuring that Kenvue’s products are centered around human empathy. Across Kenvue’s end-to-end organization, Kenvue has continuous touchpoints with its consumers and healthcare professionals, conducting around 950 studies each year since 2018, and utilizing a suite of digital tools, including Kenvue’s social listening platform, to ensure Kenvue hears from its consumers regardless of where they are located. Kenvue’s insights, design, marketing and research teams then leverage these consumer insights to identify key unmet needs and potential product opportunities.
Once Kenvue has identified a potential new product opportunity, Kenvue leverages its multi-disciplinary team to create meaningful, science-based solutions. Kenvue’s biologists, chemists, medical and clinical experts work with Kenvue’s product design teams to identify the right technologies using the latest scientific understanding and to transform Kenvue’s insights into safe, reliable and efficacious products. Kenvue also engages its external partners, including healthcare professionals, academic institutions and vendors, to inform its product design.
Kenvue’s formulation scientists, raw material experts and engineers then design and prototype Kenvue’s new product ideas. Flavor and fragrance expertise, as well as consumer research, also provide input into Kenvue’s product development process, ensuring that Kenvue’s products delight and meet the needs of its consumers. Kenvue’s regulatory specialists then identify the appropriate go-to-market strategy given current regulatory requirements. Kenvue’s quality, microbiology, analytical, medical safety and clinical experts seek to ensure that Kenvue’s products are high quality, safe and effective through rigorous evaluation and testing. Kenvue also uses data and digital tools to supplement its product design, from formulation creation and research to harnessing the data Kenvue creates, allowing for better insights in the future.
Once products are launched, Kenvue’s raw materials experts, sourcing teams and chemists work to support Kenvue’s products in market by providing continuous care and lifecycle management. Kenvue’s safety and consumer insight teams continuously monitor consumer feedback to identify opportunities for product improvements to optimize the consumer experience, which creates a feedback loop within Kenvue’s R&D cycle.
The end-to-end product development process is co-owned by Kenvue’s commercial, marketing, R&D and supply chain teams, which allows Kenvue to develop and tailor new products for its key markets with local adaptations as required. This cross-functional approach allows Kenvue to maximize its speed of implementation from product concept to launch.
Select Innovations
Designing products that are accessible to all consumers
•Launched Neutrogena Invisible Daily Defense for more inclusive skin care. Kenvue believes that it is important that its products reflect the diversity of the communities Kenvue serves. Daily Defense is a sunscreen that supports protection from skin cancer for people of all skin tones. According to a third-party study that Kenvue commissioned of a select group of product users, most respondents reported seeing no white residue from the product, an area of concern when using sun protection for those with darker complexions. This product offering was launched in 2021.

•Launched consumer-appropriate OTC formats to enable easier medication intake and dosing. Taking medication in a traditional pill format is not easy for everyone. Kenvue leveraged its drug chemistry knowledge and product development expertise to create Tylenol Dissolve Packs, a unique pill-alternative format that does not require water to ingest. This product dissolves in seconds and is available in a unique unit dose package so that consumers are confident they are getting the right dose. Also, in 2022, Kenvue launched Zyrtec Chewables for both children and adults, which is another example of Kenvue’s increasing the comfort and convenience of taking medication for all its consumers.
Increasing the usage occasions of Kenvue’s products through scientific claims
•Elevated the role of mouthwash in the standard of oral care. The standard of care today for preventing cavities and gum disease is flossing plus brushing. However, not all consumers floss regularly or can floss due to dexterity challenges. Although rinse is not intended to replace brushing and flossing, a study sponsored by Johnson & Johnson Consumer Inc. on the comparative effects of various oral hygiene routines on the prevention and reduction of plaque, gingivitis and gingival bleeding demonstrated that oral hygiene regimens that include the use of Listerine result in greater reduction of plaque above the gumline relative to flossing, as measured by sustained plaque reduction after a dental cleaning, and also reduce gingivitis and gingival bleeding. These findings further highlighted the importance of mouthwash to improving oral health.
Achieving novel scientific breakthroughs
•Invented the anti-aging ingredient Acetyl Dipeptide, a novel peptide designed to be suitable for sensitive skin while addressing multiple anti-aging markers. Consumers are looking for clinically proven solutions for anti-aging; however, many of the existing topical anti-aging treatments, while effective, can be irritating on sensitive skin types. Using Kenvue’s molecular chemistry and biology expertise, Kenvue discovered a novel Acetyl Dipeptide, which has been shown in studies sponsored by Johnson & Johnson Consumer Inc. to have anti-aging properties for consumers of all skin types, including those with sensitive skin. Acetyl Dipeptide was initially launched in 2021 under the Exuviance and Neutrogena brands with plans for further launches in additional products.
•Developed Aveeno Restorative Skin Therapy to help improve dry skin and itching for adult cancer patients experiencing skin-related side effects of cancer treatments. Skin care is a major concern for cancer patients, many of whom suffer from skin-related side effects from their cancer treatment. Kenvue’s scientists partnered with oncology and other experts to conduct pioneering research to determine how certain oncology therapies negatively affect the skin barrier, identify suitable chemical formulas for a regimen of products and clinically evaluate this regimen to reduce dry skin and itch in adults undergoing systemic oncology treatments. The Aveeno Restorative Skin Therapy line includes the following products: Restorative Skin Therapy Oat Repairing Cream, Restorative Skin Therapy Itch Relief Balm and Restorative Skin Therapy Sulfate-Free Body Wash. These products were originally launched in the fourth quarter of 2020.
Supply Chain and Manufacturing
Kenvue’s supply chain is a core element of its strategy that allows Kenvue to grow its business and expand margins. Reliability and resiliency remain Kenvue’s priority throughout its fit-for-purpose supply chain, ensuring that Kenvue can deliver its products to its customers and consumers whenever and wherever they need them. Kenvue has established an end-to-end algorithm to drive gross profit which has delivered meaningful improvements to gross margins. The external forces of recent years have tested Kenvue’s operational model and have shown Kenvue’s supply chain strength and resilience as Kenvue continues to focus on delivering an optimized cost and margin structure.
Kenvue has a fit-for-purpose global network that shipped more than six billion units of products and served approximately 66,000 customers worldwide in 2022. Leveraging a team of more than 10,000 direct employees, Kenvue operates through 25 in-house manufacturing sites, seven manufacturing sites that will be under transition manufacturing arrangements with Johnson & Johnson following the Separation, over 230 external manufacturing facilities, 107 distribution centers and 31 customer service centers located around the world. In addition to Kenvue’s 25 in-house manufacturing sites, Kenvue is currently working to close down an additional manufacturing facility that Kenvue has historically operated, and Kenvue expects to complete this process in 2023.
Since 2019, Kenvue has taken significant steps to meet consumer demand and mitigate supply chain constraints. While tremendous progress has been made, Kenvue will continue to focus on resiliency and reliability. Kenvue has redesigned its manufacturing and distribution network, optimizing both in-house and external manufacturing and distribution footprints, to improve lead time and reliability across the globe. Kenvue selectively invested in specific technologies and expanded its capacity in different geographic markets with the intent to increase competitiveness by improving cost, speed, compliance and customer service. Kenvue has delivered significant savings through end-to-end optimization since Kenvue’s strategic transformation began in 2019, while building flexible capacity and modernizing its supply chain to enhance the way Kenvue serves its customers.
Manufacturing Footprint
Kenvue’s global and balanced manufacturing footprint provides Kenvue with the flexibility and agility to benefit from economies of scale and global supply chain agreements, while also allowing Kenvue to meet specific regional consumer demands and cater to local preferences.
Kenvue’s in-house manufacturing footprint delivered approximately 56% of Kenvue’s production volume in 2022. The remaining production volume was supplied by an extensive network of over 230 external manufacturing facilities operated by trusted third-party suppliers. Kenvue believes this combination provides Kenvue with significant operational flexibility while optimizing capital allocation, further contributing to its end-to-end optimization efforts and ability to respond to demand variability. Kenvue seeks to optimize its global manufacturing footprint and technology platform through strategic capacity planning and, in some cases, Kenvue will optimize new products and technologies at external manufacturers until scale justifies internal manufacturing investments. Kenvue may also retain certain differentiating technologies internally for its competitive advantage.
In-House Manufacturing Footprint
Some of Kenvue’s key manufacturing sites include:
•Lititz, Pennsylvania – United States. The strategic focus of Kenvue’s Lititz facility is to produce Skin Health and Beauty and Essential Health products, including Listerine, Lubriderm, Aveeno, Neosporin, Desitin and Johnson’s Baby products.

•Shanghai – China. The strategic focus of Kenvue’s Shanghai facility is to produce Self Care products, including Tylenol products, and Essential Health products, including Listerine and BAND-AID® brand products.
•Bangkok – Thailand. The strategic focus of Kenvue’s Bangkok facility is to produce Skin Health and Beauty and Essential Health products, including Carefree, Neutrogena, Johnson’s and Listerine products. Kenvue received the World Economic Forum (“WEF”) Lighthouse designation in 2022 for the significant sustainability work completed in this facility.
•Helsingborg – Sweden. The strategic focus of Kenvue’s Helsingborg facility is to produce Self Care products, including Nicorette and Rhinocort products. This facility has been recognized and certified as being carbon neutral by Climate Impact Partners. Kenvue received the WEF Lighthouse designation in 2021 for the significant sustainability work completed in this facility.
•Pomezia – Italy. The strategic focus of Kenvue’s Pomezia facility is to produce Essential Health products, including Listerine, Johnson’s Baby, Carefree and Johnson’s cotton buds products.
•Val-de-Reuil – France. The strategic focus of Kenvue’s Val-de-Reuil facility is to produce Self Care and Skin Health and Beauty products, including Johnson’s, Penaten and Neutrogena products.
•São José dos Campos – Brazil. The strategic focus of Kenvue’s São José dos Campos facility is to produce Skin Health and Beauty and Essential Health products, including Neutrogena, Listerine, Johnson’s, o.b., Stayfree and BAND-AID® brand products.
•Cali – Colombia. The strategic focus of Kenvue’s Cali facility is to produce Skin Health and Beauty and Essential Health products, including Lubriderm, Listerine, Johnson’s, Neutrogena, Carefree and Stayfree products.
•Fort Washington, Pennsylvania – United States. The strategic focus of Kenvue’s Fort Washington facility is to produce Self Care products, including Tylenol, Motrin, Zyrtec and Benadryl.
Warehousing and Distribution Capabilities
Since 2019, Kenvue has initiated a distribution network redesign to respond to increasingly complex consumer and customer demand. Specifically, Kenvue has adapted its capabilities to manage the surge of e-commerce volume and mitigate constraints faced by its distribution network. Kenvue’s current network includes 114 distribution centers and 38 customer service centers across all of Kenvue’s regions. The majority of Kenvue’s distribution centers are operated in partnership with expert third-party operators in order to leverage their scale, expertise and technology platforms. For example, Kenvue currently operates its U.S. distribution centers using the information technology systems of a well-established distribution partner, which is expected to increase Kenvue’s flexibility to further evolve and optimize its network footprint. In all cases, whether in-house or external, Kenvue’s distribution centers must comply with its rigorous quality compliance standards and are subject to its audit process.
Quality Control and Compliance
With a rigorous approach to product safety and quality control, Kenvue has developed a strong culture of quality across Kenvue’s end-to-end organization enhanced by rigorous compliance procedures. Kenvue has invested in its quality systems and data analytics platform to further drive proactive quality management and improve the effectiveness of Kenvue’s quality control system.
Suppliers are key partners in Kenvue’s commitment to quality and therefore are expected to provide services and goods that consistently meet Kenvue’s quality standards. In order to ensure compliance with Kenvue’s high quality standards, Kenvue conducts regular quality audits of Kenvue’s supplier base and their facilities.
Kenvue’s supply chain is also subject to external audits by national regulatory bodies, including the U.S. Food and Drug Administration, which conduct multiple regulatory inspections every year. Since 2020, over 99% of Kenvue’s inspections across its supply chain network have resulted in no critical observations for remediation.

Agile and Resilient Operations
Since launching Kenvue’s product offering optimization strategy, Kenvue has eliminated approximately 60% of all small external manufacturers and discontinued unprofitable SKUs. This resulted in a streamlined operation and efficient supply chain. Kenvue also maintains the following product formulation, raw material sourcing and packaging strategies as well:
•Product formulation. Kenvue partnered with its R&D team to improve its product value and cost through ingredient simplification and has identified a number of preferred ingredients that Kenvue is scaling up to harmonize specifications.
•Raw material sourcing. Kenvue continues to diversify its raw material sourcing to ensure all critical materials are multi-sourced where possible and practicable.
•Packaging. Kenvue’s procurement team is partnering with the marketing team to deliver commonality on components with minimal virgin plastic. Kenvue is also focused on driving global retail harmonization by considering regional shelf height constraints, shelf impression and shelf change minimization.
As part of Kenvue’s strategic plan, Kenvue is identifying and implementing additional opportunities to responsibly source within a region or country. Risk considerations and business continuity planning feed into Kenvue’s award and allocation decisions. The objective is to have two or more active sources of supply for all critical materials or to build appropriate safety stock. Kenvue is also actively working on harmonizing specifications to build more scale, which enables robust multi-sourcing. As part of a comprehensive resiliency effort, Kenvue has also identified packaging items and materials that have the highest risk of supply disruption, including exposure to constrained feedstocks. Mitigation plans for the identified risks include product redesign (to eliminate high-risk components), qualification of alternative sources and strategic inventory build.
Investments in Technology and Digital Capabilities
Kenvue has accelerated its digital transformation and is focused on modernizing its supply chain operations while better connecting with and serving customers. In 2022, approximately 63% of Kenvue’s available capital spend for supply chain investments was allocated to digitizing its supply chain. Digitalization plays a key role in enabling its networks and is at the core of its analytics engine and digital ecosystem to deliver key insights. Kenvue also created innovative demand-sensing capabilities that unlocked a deep understanding of the variables that influence Kenvue’s demand. This allowed Kenvue to better match inventory deployment and production plans to fluctuating market demands. Some of Kenvue’s key initiatives included:
•Inventory optimization. Leveraged data science and an advanced inventory management tool to optimize inventory while improving profitability and free cash flow.
•Container loading optimization. Launched an intelligent container-loading algorithm that generated improvements in shipping container utilization and a reduction in carbon dioxide emissions in pilot markets.
•Quality control improvements. Matured Kenvue’s proactive quality management capabilities.
Competition
The consumer health and personal care sectors are large and dynamic, with a significant number of competitors that vary from well-established consumer packaged goods (“CPG”) companies with well-known legacy businesses globally to emerging niche-oriented brands.
Given the breadth of Kenvue’s portfolio and global footprint, Kenvue competes with a broad set of competitors that include: (1) consumer healthcare businesses that are either independent or part of larger pharmaceutical groups; (2) global CPG companies that operate in similar or adjacent categories; (3) regional companies that operate in Kenvue’s categories within the markets in which Kenvue competes; (4) generic OTC manufacturers and private-label brands together with their customers in both traditional retail and online; and (5) emerging niche-oriented brands in Kenvue’s categories with distribution either through traditional retail or online and DTC channels. Across Kenvue’s three core segments, Kenvue experiences significant degrees of competition. Kenvue’s key competitors for each segment globally include:
•Self Care. Bayer’s Consumer Health division, Haleon, Procter & Gamble, Reckitt Benckiser Group, Sanofi’s Consumer Healthcare division and private-label brands
•Skin Health and Beauty. Beiersdorf, L’Oréal, Procter & Gamble, Unilever and private-label brands
•Essential Health. Colgate-Palmolive, Kimberly Clark, Procter & Gamble, Unilever and private-label brands
See “Risk Factors” for additional information on Kenvue’s competitive risks.
Environmental, Social and Governance
Kenvue’s ESG management approach is designed to effectively govern and manage risks while also enabling Kenvue to identify opportunities that accelerate its business strategy and drive business value for all Kenvue’s stakeholders. In 2020, Kenvue formalized its ESG strategy into a holistic set of priorities—Kenvue’s Healthy Lives Mission. Through this mission, Kenvue declared a public commitment to invest $800 million by 2030 intended to position its brands as healthy choices for both people and the planet. Kenvue’s Healthy Lives Mission directs organizational energy and strategic investments into several critical ESG priority areas:
1.Sustainable packaging and end-to-end product transparency, beginning with ingredients;
2.Carbon footprint reduction across Kenvue’s operations and value chain;
3.Social impact programs which support communities and improve health equity and public health outcomes; and
4.Diversity, equity and inclusion.
Kenvue’s Healthy Lives Mission is core to Kenvue’s business strategy and woven into the goals and objectives of each of Kenvue’s teams, across regions, categories and functions. In 2020, Kenvue prioritized its Healthy Lives Mission across eight leadership brands where Kenvue identified potentially large opportunities: Aveeno, Neutrogena, Le Petit Marseillais, Nicorette, Johnson’s, Listerine, OGX and Kenvue’s Women’s Health portfolio including Stayfree, Carefree and o.b. The scale and global nature of these brands allow Kenvue to drive the largest impact while applying the learnings across all Kenvue’s brands and regions over time.
Environmental
Kenvue’s commitment to a healthy planet is rooted in Johnson & Johnson’s 20-plus year commitment to setting and achieving public-facing environmental and carbon-reduction goals. For example, since launching the Healthy Lives Mission in 2020, Kenvue has made significant progress toward its sustainable packaging and ingredient transparency commitments and has contributed to the Johnson & Johnson Health for Humanity 2025 climate and carbon goals:
•Improve sustainability of product packaging. Since 2021, several of Kenvue’s brands pioneered the use of packaging materials and formats to advance its sustainability impact and emphasize circularity, including:
◦Listerine. Launched new recyclable mouthwash bottles made with up to 50% recycled plastic, with an aspiration to reach 100% by 2030;
◦Johnson’s Baby. Removed more than 10 million impossible-to-recycle pumps from selected lotion and wash products in the United States and LATAM; and
◦Le Petit Marseillais. Launched waterless, biodegradable solid cleaners for hair, body and face that are free of plastic packaging.

•Reduce health impact of climate change. With evidence emerging about the increasing effects of climate change on allergies, the Zyrtec brand is acting and driving climate-based social impact. The Zyrtec brand partnered with the nonprofit American Forests to create the Zyrtec Releaf Project, a tree-planting initiative. This initiative is expected to add trees across communities in Phoenix, Arizona, Detroit, Michigan and Washington, D.C. to help more neighborhoods gain access to the health and environmental benefits provided by trees. Zyrtec also engaged consumers through a social call to action, increasing the amount of Kenvue’s donation to American Forests based on consumer engagement levels on Instagram. The Zyrtec Releaf Project was integrated into the Good Morning America show on the first day of spring in the United States to further drive awareness, and this initiative has been amplified with celebrity, healthcare professional and influencer voices, resulting in more than 890 million media impressions to date.
•Reduce carbon footprint and impact of climate change across Kenvue’s operations and value chain. Kenvue is committed to climate action to protect the health of the planet and support the resilience of its business. Kenvue received the WEF Lighthouse designation in 2022 and 2021 for its manufacturing sites in Bangkok, Thailand and Helsingborg, Sweden, respectively. These sites were recognized for advancing efficiency, sustainability and workforce engagement through innovation. As a standalone company, Kenvue is currently in the process of establishing its own targets to reduce its carbon footprint across its operations and value chain, building on Kenvue’s track record of contributing towards the Johnson & Johnson Health for Humanity 2025 goals.
Kenvue is working in partnership with industry peers, non-governmental organizations and suppliers to exchange expertise and co-create sustainable innovation across Kenvue’s products and operations. For example, Kenvue is an active member of the EcoBeautyScore Consortium, an industry-led collaboration developing a global environmental impact scoring system for cosmetic and personal care products. Kenvue is also a signatory to the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment, where Kenvue has declared a commitment to reduce its plastics packaging footprint across a variety of measurable factors. In addition, Kenvue is a member of multiple coalitions with the Consumer Goods Forum, including the Plastic Waste Coalition of Action (PWCoA), Collaboration for Healthier Lives and Product Data Coalition.
Social
Kenvue is making significant progress across Kenvue’s social impact programs to further advance Kenvue’s Healthy Lives Mission:
•Reduce the incidence of preventable skin cancers. Kenvue produced an award-winning documentary in 2021 to elevate awareness and understanding of skin cancer for all skin types and colors. Kenvue’s Neutrogena brand created a “Neutrogena Studios” division and partnered with Executive Producer Kerry Washington to produce an inspiring, unbranded documentary that shares the skin health journeys of seven families facing extraordinary circumstances as they uncover the long-term effects of living in the sun. As of January 2023, the documentary has been viewed more than 14 million times. Select viewer feedback collected by a third-party study that Kenvue commissioned reported that 85% of those viewers surveyed were more likely to conduct a skin self-exam after watching the film, and approximately 89% of those viewers surveyed were more likely to wear sunscreen consistently and encourage others to do the same. Neutrogena is also engaging in a first-of-its-kind retailer collaboration to leverage the documentary and featured dermatologist, Dr. Shirley Chi. The collaboration trains Walgreens beauty advisors in the United States on skin cancer prevention and how to counsel consumers on appropriate sun protection factor (“SPF”) protection.
•Eradicate smoking. Kenvue established a public-private partnership through its Nicorette brand with the World Health Organization’s Access Initiative for Quitting Tobacco to help approximately 10,000 smokers in Jordan and the Philippines quit smoking through front-line education and support. This partnership was established during the peak of the COVID-19 pandemic, recognizing the increased risk to smokers and lack of access to nicotine replacement therapies in some countries with higher smoking rates. This partnership also included a donation in 2020 of more than $1.5 million worth of Nicorette patches.

•Enhance inclusivity. In 2021, Kenvue launched BAND-AID® Brand Ourtone Adhesive Bandages, which Kenvue offers in three brown shades to provide more inclusive bandage options for communities of color. In the process of launching Ourtone, Kenvue partnered with leading social organizations including the National Black Nurses Association and the Foundation of the National Student Nurses’ Association. Together with these partners, Kenvue is providing African American nursing student candidates with financial support and scholarships as they pursue a future in healthcare. Kenvue is committed to supporting external and internal initiatives that eradicate racial and social injustice as a public health threat by helping to eliminate health inequities for people of color.
•Educate new parents on superior baby care. Through Kenvue’s Johnson’s Baby brand, Kenvue has partnered with nurses, midwives’ associations and local hospitals to deliver the best for baby care in the Philippines, Indonesia, Brazil and Colombia. Kenvue’s Baby’s First Bath Program aims to educate parents on proper care for their newborn’s skin. In 2022, the program collectively reached approximately 1.3 million births across these four markets, which was approximately 12% of the estimated 10.4 million total births. This partnership also supports Kenvue’s leadership with hospitals and healthcare professionals.
•Enhance product transparency. Today, consumers increasingly desire to better understand product ingredients and materials, the research behind formulations and claims, manufacturing processes and the related potential overall impact to the planet. That is why Kenvue is leading with transparency—creating proactive digital communications to share product information, spanning ingredients, science, sustainability and social impact, with Kenvue’s consumers in real time. Kenvue piloted these efforts to enhance product transparency with the Johnson’s brand in 2021 and combined it with social media content, which led to meaningful improvements in brand sentiment across behavioral metrics and attributes. Kenvue has since added the Aveeno, Aveeno Baby, Le Petit Marseillais, Neutrogena, Listerine, Zarbee’s and OGX brands to this initiative, with more brands anticipated to be added in 2023.
Kenvue is dedicated to empowering its employees through its Healthy Lives Mission and Kenvue is highly committed to diversity, equity and inclusion. Kenvue’s senior leadership team is global, diverse and multi-generational, represented by 9 different nationalities and over 58% women. Kenvue believes that a culture of diversity, equity and inclusion fosters an environment in which Kenvue fully leverages the strengths of its people to exceed consumer and customer expectations, create long-term value and meet Kenvue’s growth objectives. By investing in diversity, equity and inclusion, Kenvue believes it can better understand the needs of its diverse consumer and customer base and innovate in more creative ways. Kenvue has expanded diversity in support of the Johnson & Johnson Health for Humanity 2025 Diversity, Equity & Inclusion Goals, which aim to achieve 50% of women in management positions globally, 35% ethnic/racial diversity in management positions in the United States and 50% growth of Kenvue’s Black and African American employees in management positions in the United States over a five-year period. As a standalone company, Kenvue intends to set ambitious goals to continue building a diverse and engaged workforce and management team.
Governance
Kenvue believes robust corporate governance is essential to long-term value creation for all stakeholders. Kenvue’s governance structure, policies and processes are designed to serve the needs of Kenvue’s business, Kenvue’s shareholders and other stakeholders, and to promote a culture of accountability across Kenvue.
Kenvue believes that fostering a compliant, ethical, accountable and transparent culture and practice requires the full engagement of Kenvue’s board of directors and management. Kenvue expects that ESG matters will be regular topics on the agenda of Kenvue’s board of directors. In addition, the Nominating, Governance & Sustainability Committee will help to oversee matters of corporate governance, including by reviewing Kenvue’s overall governance practices on an annual basis to ensure that its corporate governance practices continue to meet its high standards.
Kenvue’s board of directors has adopted Principles of Corporate Governance to assist it in guiding Kenvue’s governance practices. In addition, among other policies, Kenvue’s board of directors has adopted a Kenvue Code of Conduct designed to provide employees with guidance on Kenvue’s compliance policies and a Code of Business

Conduct & Ethics that sets forth additional guidelines applicable to members of Kenvue’s board of directors and Kenvue’s executive officers. For additional information, see “Management of Kenvue.”
Intellectual Property
Kenvue relies on a combination of intellectual property rights, including trademarks, trade secrets, patents and copyrights, as well as rights to third-party intellectual property pursuant to licenses and other contracts, to establish, maintain, protect and enforce the intellectual property and other proprietary information used in its business. Establishing, maintaining, protecting and enforcing Kenvue’s intellectual property and other proprietary rights in the United States and around the world is important to Kenvue’s success, and Kenvue considers these rights, in the aggregate, to be material to Kenvue’s business.
To facilitate the Separation and enable Kenvue’s operations to continue with minimal interruption following the Separation, Johnson & Johnson has granted to Kenvue licenses to use certain intellectual property rights retained by Johnson & Johnson that Kenvue used in the conduct of its business prior to the Separation, including the “Johnson & Johnson” name and signature and other legacy Johnson & Johnson branding, for a limited duration following the Separation, even if Johnson & Johnson ceases to own a controlling equity interest in Kenvue. These licenses provide for terms of varying duration, which vary based on Kenvue’s particular use of a licensed intellectual property right. For example, the license to use legacy Johnson & Johnson branding on internal or external product packaging and labels will terminate within five years from the completion of the Kenvue IPO, subject to extension for an additional three years if, at such termination date, Kenvue continues to make use of such legacy Johnson & Johnson branding despite commercially reasonable efforts to terminate use. In addition, Kenvue has granted to Johnson & Johnson licenses to use certain intellectual property rights owned by Kenvue following the Separation. For additional information about these licenses, see “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Agreements Entered into in Connection with the Separation.”
Kenvue seeks to establish, maintain, protect and enforce its intellectual property and other proprietary rights by all appropriate means, but the steps Kenvue has taken, and will take in the future, may prove inadequate. Third parties could infringe, misappropriate or otherwise violate Kenvue’s intellectual property and other proprietary rights. In addition, despite Kenvue’s internal processes for intellectual property clearance, Kenvue could be found to have infringed, misappropriated or otherwise violated the intellectual property or other proprietary rights of third parties. Under either circumstance, Kenvue’s business, results of operations or financial condition could be adversely affected. For additional information about these and other risks associated with Kenvue’s use of intellectual property and proprietary information in Kenvue’s business, see “Risk Factors.”
Trademarks
Kenvue’s brands are critical to its success, and trademark protection is an important part of establishing and maintaining brand recognition for Kenvue’s products in the United States and around the world. The vast majority of Kenvue’s net sales are derived from products bearing proprietary trademarks and trade names. These trademarks and trade names convey that the products Kenvue sells are “brand name” products. Kenvue seeks to obtain protection for these trademarks and trade names by all appropriate means, and Kenvue considers them, in the aggregate, to be material to its business.
As of July 2, 2023, in the United States, Kenvue owned approximately 710 registered trademarks and approximately 180 pending trademark applications. As of July 2, 2023, in other countries, including in EMEA, APAC, Latin America and other areas of North America, Kenvue owned approximately 38,500 registered trademarks and approximately 4,100 pending trademark applications. Trademarks registered in the United States remain in force for 10 years and may be renewed every 10 years after issuance so long as the mark is still being used in commerce. Trademarks registered in other countries generally have varying terms and renewal policies. Filing a trademark application does not guarantee that the trademark application will proceed to registration. Kenvue’s trademarks could be challenged, invalidated, declared generic, infringed or otherwise violated. Opposition or cancellation proceedings may in the future be filed against Kenvue’s trademark applications and registrations, and its trademarks may not survive these proceedings.

Patents
Kenvue actively files and maintains a portfolio of patents in the United States and around the world and seek to obtain and enforce patent protection by all appropriate means. Many of Kenvue’s products use well-known, established APIs whose original patents have expired, and Kenvue’s owned and in-licensed patents rarely, if ever, solely cover a new API by itself. Instead, Kenvue’s patent portfolio focuses on certain features of its products, including methods of use, formulations, manufacturing processes, delivery devices, dosage forms, packaging and designs. As a result, Kenvue’s products are often protected by multiple patents covering a variety of distinct features of the product. This diminishes Kenvue’s reliance on any individual patent for a product’s commercial success because the inability to obtain patent protection for one feature of the product can often be offset by patent protection of a different feature or by other types of intellectual property protection. Consequently, while Kenvue considers these patents, and the protection thereof, to be important, Kenvue does not consider any single patent to be material to any material product or product family, and Kenvue does not expect the expiration of any single patent to have a material impact on any material product or product family.
As of July 2, 2023, in the United States, Kenvue owned approximately 650 issued patents and approximately 210 pending non-provisional patent applications. As of July 2, 2023, in other countries, including in EMEA, APAC, Latin America and other areas of North America, Kenvue owned approximately 5,230 issued patents and approximately 1,850 pending patent applications.
The term of individual patents depends upon the country in which the patent is obtained. In the United States, the patent term is generally 20 years from the date the earliest non-provisional patent application to which the patent claims priority is filed, and, in many other countries, the patent term is also generally 20 years from the filing date of the patent application. Kenvue’s issued patents have various expiration dates ranging from 2023 to 2048, exclusive of any potential patent term adjustments or patent term extensions.
Kenvue cannot predict whether the patent applications it pursues or in-licenses will issue as patents in any particular jurisdiction or whether the claims of any owned or in-licensed issued patents will provide any protection from competitors. Even if Kenvue’s owned or in-licensed pending patent applications are granted as issued patents, those patents, as well as any other issued patents Kenvue may own or license from third parties now or in the future, may be challenged, circumvented or invalidated by third parties. Consequently, Kenvue may not successfully obtain or maintain adequate patent protection for its products, product uses, product formulations, manufacturing processes, delivery devices, dosage forms, packaging or designs. Particularly because many of Kenvue’s products use well-known, established APIs whose original patents have expired, even with respect to aspects of Kenvue’s products (or ingredients in Kenvue’s products) that may be covered by patents, there may be numerous similar yet non-infringing products or ingredients in the marketplace.
Other Proprietary Rights
For certain of Kenvue’s products, product uses, product formulations, manufacturing processes, delivery devices, dosage forms, packaging and designs, Kenvue relies on trade secrets, know-how and other proprietary information, which Kenvue seeks to protect, in part, through IT Systems and by confidentiality and nondisclosure agreements with Kenvue’s employees, vendors, consultants and other commercial partners. Kenvue also seeks to enter into agreements whereby Kenvue’s employees, vendors, consultants and other commercial partners assign to Kenvue the rights in any intellectual property they develop in the course of their engagement with Kenvue. However, these agreements may not effectively prevent disclosure or misappropriation of Kenvue’s trade secrets, know-how or other proprietary information, and disputes may still arise with respect to the ownership of the intellectual property and proprietary information used in Kenvue’s business. In addition, third parties may independently develop substantially equivalent proprietary information or improperly gain access to or disclose Kenvue’s trade secrets.
Government Regulations
Kenvue is subject to extensive government regulations in the United States and around the world. U.S. federal authorities, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission (“CPSC”), the Occupational Safety and Health Administration (“OSHA”),

the Environmental Protection Agency (“EPA”) and the Drug Enforcement Administration (“DEA”), regulate various aspects of Kenvue’s business, along with parallel authorities at the state and local levels and comparable authorities in other jurisdictions. Government regulations in the United States and around the world apply to many areas of Kenvue’s business, including most aspects of its products. It is Kenvue’s policy and practice to comply with all government regulations applicable to Kenvue’s business. The process of obtaining regulatory approvals and complying with applicable federal, state and local regulations in the United States and around the world is complex, time-consuming and costly and may impact Kenvue’s business strategies. In addition, the global regulatory landscape is subject to rapid and unexpected changes, including as a result of the Russia-Ukraine War, the COVID-19 pandemic and Brexit, and there has been a general trend toward increasingly stringent regulation and enforcement around the world in recent years. For additional information about risks associated with government regulations, see “Risk Factors—Risks Related to Government Regulation and Legal Proceedings.”
New or more stringent laws or regulations, more restrictive interpretations of existing laws or regulations or increased enforcement actions by governmental and regulatory agencies around the world could increase Kenvue’s ongoing costs of compliance, alter the environment in which Kenvue does business or otherwise adversely affect Kenvue’s business, results of operations or financial condition. If Kenvue fails to comply with any new or existing laws or regulations, Kenvue may be required to pay damages, cease advertising or promotional activities, alter Kenvue’s products or marketing materials, cease selling certain products and possibly face fines or sanctions. Furthermore, as Kenvue continues to expand its global operations, Kenvue may be required to comply with market-specific laws and regulations, including by obtaining approvals, licenses or certifications from a particular country’s regulators. Failure to obtain these approvals, licenses or certifications or comply with these laws or regulations could impede Kenvue’s growth prospects and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Kenvue has products in a number of different regulatory classifications, and these classifications and their application to Kenvue’s products may vary from market to market. Accordingly, certain of Kenvue’s products are subject to varying levels of regulation in different geographic markets. The following description discusses the material effects of the regulatory landscape applicable to Kenvue’s business, with particular focus on the United States, the European Union and China, which are the key geographic markets for Kenvue’s business from a regulatory perspective and markets that Kenvue believes are representative of the material differences in the regulation of Kenvue’s business across the various geographic markets in which Kenvue operates.
Quality and Safety
The FDA and comparable authorities in other jurisdictions regulate the facilities and operational procedures that Kenvue uses to manufacture its products. Kenvue is required to register its facilities with these authorities. Products are required to be manufactured in Kenvue’s facilities in accordance with current Good Manufacturing Practices (“cGMP”) or similar manufacturing standards in each country in which Kenvue manufactures products. Compliance with these regulations and with Kenvue’s own quality standards, which may exceed applicable government regulations, requires substantial expenditures of time, money and effort across many areas of Kenvue’s business, including with respect to training of personnel, recordkeeping, production, quality control and quality assurance. The FDA and comparable authorities in other jurisdictions periodically inspect Kenvue’s manufacturing facilities for compliance with cGMP or similar manufacturing standards in the applicable country. Regulatory approval to manufacture many of Kenvue’s products is granted on a site-specific basis. Failure to comply with cGMP or similar manufacturing standards at one of Kenvue’s or its third-party partners’ facilities could result in adverse regulatory action, which could disrupt the manufacture or supply of some of Kenvue’s products. Disruptions to Kenvue’s manufacturing or supplier operations could adversely affect Kenvue’s business, results of operations or financial condition. See “Risk Factors—Risks Related to Kenvue’s Operations—Disruptions to Kenvue’s manufacturing or supplier operations could adversely affect Kenvue’s business, results of operations or financial condition.”
In addition, many of Kenvue’s products are subject to regulation by the CPSC under the Poison Prevention Packaging Act (“PPPA”), the Consumer Product Safety Act, the Federal Hazardous Substances Act and other laws enforced by the CPSC. These statutes and related regulations establish safety standards and bans for consumer products. For example, some of Kenvue’s products are subject to regulation under the PPPA, which aims to protect children from serious personal injury or serious illness that may result from handling, using or ingesting certain household items. Such items can only be legally marketed if they are dispensed in child-resistant packaging or labeled for use in households where there are no children. The CPSC monitors compliance of consumer products under its jurisdiction through market surveillance and has the authority to conduct product safety inspections of establishments where consumer products are manufactured, held or transported. The CPSC can require the recall of noncompliant products or products containing a defect that creates a substantial risk of injury to the public, and the CPSC may seek penalties for regulatory noncompliance under certain circumstances. CPSC regulations also require manufacturers of consumer products to report to the CPSC certain types of information regarding products that fail to comply with applicable regulations, contain a defect that could create a substantial product hazard or create an unreasonable risk of serious injury or death. Certain state laws also address the safety of consumer products and may mandate reporting or labeling requirements. Noncompliance with these laws may result in penalties or other regulatory action and related reputational harm.
Drug Products
In order to market and sell a new drug product in the United States, a manufacturer must (1) file a New Drug Application (“NDA”) that shows the quality, safety and effectiveness of the new drug, (2) file an Abbreviated New Drug Application that demonstrates the equivalence of a generic product to another company’s branded drug product or (3) comply with the FDA’s monograph system. Most of Kenvue’s OTC products marketed in the United States, including Aveeno Restorative Skin Therapy Itch Relief Balm, Neutrogena Invisible Daily Defense, Tylenol Dissolve Packs, certain of Kenvue’s Listerine mouthwash products and certain products intended to treat acne or be used as sunscreen, including skin care products with SPF, are regulated pursuant to the FDA’s monograph system. The monographs establish the conditions, such as active ingredients, uses (indications), doses, labeling and testing, under which an OTC drug is generally recognized as safe and effective and can be marketed without an NDA and FDA premarket approval. Products marketed under the OTC monograph system are required to conform to specific quality, formula and labeling requirements. OTC monograph products that do not comply with these standards can be deemed unapproved new drugs and can be required to be withdrawn from the market. The Over-the-Counter Monograph Safety, Innovation, and Reform Act, enacted in March 2020, is expected to introduce significant reform to the OTC monograph system, including by replacing the FDA’s existing rulemaking process with an administrative order process for issuing, revising and amending OTC monographs. In addition, certain of Kenvue’s OTC products, including Zyrtec Chewables, Zyrtec-D and certain Imodium and Motrin products, are approved by the FDA through the NDA process rather than through the monograph system.
In addition, the DEA regulates certain of Kenvue’s OTC products containing pseudoephedrine, such as Sudafed and Zyrtec-D, pursuant to the Combat Methamphetamine Epidemic Act (“CMEA”). Among other requirements, the CMEA sets daily and 30-day sales limits for pseudoephedrine products purchased by consumers. Kenvue is also subject to similar regulations at the state level. For example, California requires any manufacturer, wholesaler, retailer or other entity in California that sells, transfers or otherwise furnishes certain “precursor substances,” including pseudoephedrine, to have a permit issued by the California Department of Justice, Bureau of Narcotic Enforcement. This permit may be denied, revoked or suspended for a variety of reasons. Kenvue’s OTC products containing pseudoephedrine are also subject to heightened regulatory regimes in other jurisdictions around the world.
In the European Union, Kenvue’s OTC products, including certain Nicorette products that are not marketed by Kenvue in the United States, are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the European Union and E.U. Member State level. There are several administrative mechanisms to request regulatory approval of OTC products, including (1) the standalone national procedure for authorization in a single E.U. Member State, (2) the mutual recognition procedure, which is used when a product is already authorized in at least one E.U. Member State and approval is sought in at least one other E.U. Member State, and (3) the decentralized procedure, which is used when a product has not yet been authorized in the European Union and authorization is sought simultaneously in several E.U. Member States.
In China, Kenvue’s OTC products, including certain Rhinocort products that are not marketed by Kenvue in the United States, are regulated by the National Medical Products Administration (“NMPA”), which is the primary authority for the safety and registration of medicines, medical devices and cosmetics. The key elements of any regulatory application in China are quality, safety and efficacy and, until recently, there had been one process for the registration of all medicines in China, irrespective of prescription or OTC status. However, the Drug Registration Regulation, implemented in China in 2020, now provides an alternate process for OTC products, which maintains the principles of quality, safety and efficacy.
Cosmetics
A number of Kenvue’s products marketed in the United States, including many of Kenvue’s products in Kenvue’s Skin Health and Beauty segment, are considered cosmetics regulated by the FDA through the Federal Food, Drug, and Cosmetic Act and the Fair Packaging and Labeling Act. Kenvue’s cosmetic products include Aveeno Restorative Skin Therapy Oat Repairing Cream, Aveeno Restorative Skin Therapy Sulfate-Free Body Wash, Johnson’s Baby Powder and certain of Kenvue’s Listerine mouthwash products.
Cosmetics are not subject to premarket approval by the FDA, but certain ingredients, such as color additives, are required to be preauthorized, and the FDA seeks to ensure cosmetic products are not adulterated or misbranded. If the safety of a product or its ingredients has not been adequately substantiated, an appropriate warning label is required to be included on the product. Other warnings may also be mandated pursuant to FDA regulations. The FDA monitors compliance of cosmetic products with applicable regulations through market surveillance and inspection of cosmetic manufacturers and distributors to ensure that products do not contain false or misleading labeling, are not adulterated and are not manufactured under unsanitary conditions. Inspections also may arise from consumer or competitor complaints filed with the FDA. In the event that the FDA determines that one of Kenvue’s products fails to comply with FDA regulations, Kenvue may be required, or Kenvue may independently decide, to conduct a recall or market withdrawal of that product or to correct the failure by making changes to that product, including its manufacturing, formulation or label. In addition, the Modernization of Cosmetics Regulation Act, enacted in December 2022, is expected to expand the FDA’s regulatory authority over cosmetic products, including by providing the FDA with new mandatory recall authority over cosmetics and by requiring the registration of cosmetic manufacturing facilities, the reporting of certain adverse events, the issuance of cGMP requirements and the establishment of safety substantiation requirements.
In addition, certain of Kenvue’s cosmetic products, including those containing low-viscosity hydrocarbons such as baby oil, are regulated by the CPSC under the PPPA. See “—Quality and Safety.”
Medical Devices
Medical devices are subject to regulation in the various jurisdictions in which Kenvue operates. Although there is variation among jurisdictions in how Kenvue’s products are classified, medical devices are broadly defined as products which a manufacturer intends to be used to treat, cure, prevent, mitigate or diagnose disease. Medical devices generally achieve their purpose by physical modes of action; the principal intended action may not be pharmacological, immunological or metabolic.
Certain of Kenvue’s products marketed in the United States, such as Kenvue’s BAND-AID® Brand Adhesive Bandages (including Ourtone Adhesive Bandages), Listerine Sensitivity Defense Mouthrinse and Tylenol SmartCheck Digital Ear Scope, are medical devices regulated by the FDA through a system that, unless exempt, requires Kenvue to receive premarket clearance for commercial distribution known as a 510(k) clearance. To obtain 510(k) clearance, a device is required to be determined to be substantially equivalent in intended use and in safety and efficacy to a benchmark device, or “predicate,” that is already legally in commercial distribution. Any modification to a 510(k) cleared device that could significantly affect its safety or efficacy or that would constitute a change in its intended use generally requires a new 510(k) clearance. If Kenvue determines that a new 510(k) clearance is not required but the FDA subsequently disagrees, the FDA may retroactively require Kenvue to obtain a new 510(k) clearance and may require Kenvue to cease marketing, or conduct a recall, of the modified device until the new 510(k) clearance is obtained. In recent years, Kenvue has also introduced certain connected health offerings as non-medical device apps, including the Zyrtec AllergyCast app and the Neutrogena Skin360 app. These products are neither intended to treat, cure, prevent, mitigate or diagnose disease nor intended to affect the structure of a person’s body. Kenvue has accordingly determined that these products are not medical devices, but if the FDA subsequently disagrees, per its issued guidance, the FDA would not impose regulatory oversight because a failure of the device to function as intended would not pose a risk to patient safety.

In the European Union, manufacturers may self-certify compliance of certain medical devices by submitting notifications to the competent authority, with files open to inspection by a competent authority. In May 2021, the Medical Device Regulation (Regulation (EU) 2017/745) (“MDR”) came into effect in the European Union. The MDR is more comprehensive than the prior regime as it greatly increases the rigor and robustness of the regulations governing medical device products. All medical devices are expected to meet the MDR requirements, and there is no “grandfathering” of products. In addition, all approved products and their manufacturers are subject to re-review on periodic cycles of up to every four years. In recent years, Kenvue has also introduced certain connected health offerings as non-medical device apps, including certain products that are not offered by Kenvue in the United States. These products include the Nicorette QuickMist SmartTrack, which is deemed a wellness app and, as such, is not regulated as a medical device by the health authorities in the countries in which it is offered. Any determination that medical device clearance is required for a product that Kenvue currently offers as a non-medical device may cause Kenvue to cease marketing, or conduct a recall, of the modified product until such clearance is obtained.
In China, locally manufactured medical devices gain market authorization through municipal authorities, while medical devices that are not manufactured in China are reviewed by the NMPA and must be accompanied by appropriate documentation showing that the device has been approved in its country of origin.
Dietary Supplements
Some of Kenvue’s products under the Zarbee’s brand and the Lactaid brand that are marketed in the United States are considered dietary supplement products and are governed by the Dietary Supplement Health and Education Act of 1994, which defines and regulates dietary supplements. Dietary ingredients that were not marketed in the United States before October 15, 1994 are required to be the subject of a new dietary ingredient notification submitted to the FDA at least 75 days before the initial marketing, unless the ingredient has been present in the food supply as an article used for food without being chemically altered. The FDA may determine that the notification does not provide an adequate basis to conclude that a new ingredient is reasonably expected to be safe, which could effectively prevent the marketing of the ingredient. Furthermore, a company that uses a statement of nutritional support in the labeling for a product is required to possess information substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a health claim, or if the FDA determines that a particular claim is not adequately supported by existing scientific evidence or is otherwise false or misleading, the claim cannot be used and any product bearing the claim on its labeling could be subject to regulatory action.
A comparable regulatory regime operates in the European Union, where dietary supplements are regulated as food products pursuant to the Food Supplements Directive 2002/46/EC. In addition, many E.U. Member States have implemented notification procedures that require reporting prior to or immediately after the commencement of sales of a dietary supplement.
Labeling and Product Claims
Kenvue is subject to various laws on labeling and product claims, including with respect to the characteristics, quality, safety, performance and benefits of Kenvue’s products. Kenvue typically is required to have a reasonable basis to support any factual marketing claims, and what constitutes a reasonable basis for substantiation can vary widely from market to market and from product to product. For example, while cosmetic labeling does not require FDA premarket approval, the FDA regulates cosmetic labeling claims and monitors, and takes action against, claims that are not truthful, are misleading or make medicinal claims. The FDA is also responsible for taking action against any misbranded dietary supplement product after it reaches the market. In addition, while Kenvue’s labeling and advertising claims for its monograph products, such as certain Benadryl, Tylenol and Neutrogena products, and advertising claims for NDA products are not subject to approval by the FDA, labeling claims for Kenvue’s NDA products, such as certain Zyrtec, Imodium and Motrin products, are approved by the FDA. In certain circumstances, Kenvue may also be subject to additional regulations depending on the nature of the labeling and product claims. For example, the U.S. Department of Agriculture enforces federal standards for organic production and use of the term “organic” on product labeling.

The FTC regulates the use of endorsements and testimonials in advertising as well as relationships between Kenvue, on the one hand, and advertisers and influencers, on the other hand, pursuant to principles described in the FTC’s Guides Concerning the Use of Endorsements and Testimonials in Advertising (the “Endorsement Guides”). The Endorsement Guides provide that an endorsement should reflect the honest opinion of the endorser and cannot be used to make a claim about a product that the product’s marketer could not itself legally make. The Endorsement Guides also stipulate that, if there is a connection between an endorser and the marketer that consumers would not expect and this connection would affect how consumers evaluate the endorsement, then that connection should be disclosed. Another principle in the Endorsement Guides applies to advertisements that feature endorsements from people who have achieved exceptional, or even above average, results from using a product. If the advertiser does not have proof that the endorser’s experience represents what people will generally achieve using the product as described in the advertisement, then an advertisement featuring that endorser should make clear to the audience what results they can generally expect to achieve and the advertiser should have a reasonable basis for its representations regarding those generally expected results. Although the Endorsement Guides are advisory in nature and do not operate directly with the force of law, they provide guidance about what the FTC staff generally believes the Federal Trade Commission Act (“FTC Act”) requires in the context of using endorsements and testimonials in advertising. Any practices inconsistent with the Endorsement Guides can result in violations of the FTC Act’s proscription against unfair and deceptive practices. If Kenvue’s advertising claims or claims made by its social media influencers or by other endorsers with whom Kenvue has a material connection do not comply with the Endorsement Guides or any requirements of the FTC Act or similar state requirements, then the FTC and state authorities could subject Kenvue to investigations and enforcement actions, impose penalties, require Kenvue to pay monetary consumer redress, require Kenvue to revise its marketing materials or require Kenvue to accept burdensome injunctions, any of which could adversely affect Kenvue’s business, results of operations or financial condition.
Furthermore, the National Advertising Division (“NAD”) of the Better Business Bureau administers a self-regulatory program of the advertising industry to ensure truth and accuracy in national advertising. NAD monitors national advertising and entertains inquiries and challenges from competitors and consumers. Kenvue may also be subject to various state consumer protection laws, including California’s Proposition 65, which requires a specific warning on any product that contains a substance listed by California as having been found to cause cancer or birth defects, unless the level of such substance in the product is below a safe harbor level.
In the European Union, advertising of products is subject both to general consumer advertising requirements pursuant to the Unfair Commercial Practices Directive (Directive 2005/29/EC), which imposes a general prohibition on misleading and aggressive advertising, as well as more specific regulations in respect of various product classifications. For example, pursuant to Directive 2001/83/EC, advertisements of Kenvue’s OTC products must, among other requirements, (1) be set out in such a way that it is clear that the message is an advertisement and that the product is clearly identified as a medicinal product, (2) not refer to claims of recovery in improper, alarming or misleading terms and (3) not suggest that the effects of taking the medicine are guaranteed, are unaccompanied by adverse reactions or are better than, or equivalent to, those of another treatment or medicinal product. The European Union has also established a legal framework for cosmetic labeling claims based on the Cosmetics Products Regulation (Regulation (EC) No 1223/2009). So-called “responsible persons” must ensure that a cosmetic product made available on the market is safe for human health when used under normal or reasonably foreseeable conditions, taking into account presentation, labeling, instructions for use and disposal and any other indication or information provided by the responsible person.
In China, advertisements of OTC products must, among other requirements, include an “OTC” marking and must not contain difficult or confusing medical or pharmaceutical terms that could mislead the public about a product’s efficacy or safety.
Pricing
Kenvue’s activities are subject to a variety of price control laws and regulations in some of the markets in which Kenvue operates. The range and extent of these price control mechanisms vary by market. In addition, price control laws or regulations may become more stringent during times of uncertain or unfavorable economic or market conditions, such as during times of economic slowdown, recession or inflation.

In certain markets the pricing for certain of Kenvue’s products may be subject to prior approval, including in jurisdictions where its products are subject to government reimbursement, whereas in other markets Kenvue may be able to fix its own prices for its products subject to certain degrees of monitoring and control by the applicable governmental authority. For example, in China, the government regulates the prices of Kenvue’s OTC products sold in the hospital channel through a combination of provincial bidding programs, a centralized tendering program, a national reimbursement program and strengthened regulation of medical and pricing practices, as applicable. In general, Kenvue’s OTC products are subject to provincial bidding programs that regulate the prices at which public hospitals can purchase Kenvue’s OTC products. In recent years, the Chinese government has also initiated various centralized volume-based tendering programs at both the national and provincial levels. These programs require companies to submit bids for in-scope medicines, with the winning bidders gaining a guaranteed sale volume of the total market for those medicines for one to three years. Kenvue’s OTC products are also regulated outside the hospital channel in certain cities and provinces in China, where Kenvue’s prices may be linked to the tendering process within the hospital channel. These price control mechanisms, and mechanisms in other markets, may restrict the amount Kenvue is able to charge for Kenvue’s products, which may reduce Kenvue’s profits and otherwise adversely affect Kenvue’s business, results of operations or financial condition.
Environment, Health and Safety
The EPA and parallel state and local authorities in the United States, as well as comparable authorities around the world, enforce a broad range of environmental laws and regulations in the jurisdictions in which Kenvue manufactures and sells its products or otherwise operates Kenvue’s business. These include requirements governing product content and labeling, the handling, manufacture, transportation, storage, use and disposal of chemicals and other hazardous materials and wastes, the discharge and emission of pollutants and the cleanup of contamination in the environment. Kenvue could incur substantial costs, including civil or criminal fines or penalties, enforcement actions and other third-party claims and cleanup costs as a result of Kenvue’s failure to comply with, or liabilities under, environmental, health and safety laws and regulations or permits required thereunder. Under certain environmental laws and regulations, Kenvue may be subject to liability for environmental investigations and cleanups, including at properties that Kenvue currently or previously owned or operated, or at sites at which waste Kenvue generated was disposed, even if the contamination was not caused by Kenvue or the relevant conduct was legal at the time it occurred. Kenvue is addressing contamination from historical operations that has been identified at certain of its current or former properties and are involved in a number of proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as Superfund, and other comparable state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation. The ultimate cost at such sites is difficult to accurately predict and Kenvue may incur significant additional costs as a result of the discovery of contamination or the imposition of additional obligations at these or other sites in the future. See “Risk Factors—Risks Related to Government Regulation and Legal Proceedings—Kenvue is subject to a broad range of environmental, health and safety laws and regulations, and the impact of any obligations under these laws and regulations could adversely affect Kenvue’s business, results of operations or financial condition” and Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.
Kenvue also is subject to extensive and evolving regulations regarding the manufacturing, processing, distribution, importing, exporting and labeling of Kenvue’s products and their raw materials. In the European Union, the Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”) regulations came into effect in 2007, with implementation rolling out over time. Registered chemicals then can be subject to further evaluation and potential restrictions. Since the promulgation of REACH, other countries have enacted or are in the process of implementing similar comprehensive chemical regulations.
Kenvue’s operations are also subject to regulation under the federal Occupational Safety and Health Act and parallel state and local occupational health and safety standards, as well as occupational health and safety standards applicable to Kenvue’s operations in other jurisdictions. These standards establish certain employer responsibilities, including requirements to maintain a workplace free of recognized hazards likely to cause serious injury or death, certain medical and hygiene standards, licensing and permitting obligations and various recordkeeping, disclosure and procedural requirements. Kenvue’s facilities and operations may be subject to periodic inspections by OSHA representatives and comparable authorities in other jurisdictions. Failure to comply with applicable occupational health and safety standards, even if no work-related serious injury or death occurs, could result in civil or criminal enforcement and substantial penalties, significant capital expenditures or suspension or limitation of Kenvue’s operations.
Privacy and Data Protection
Kenvue is subject to increasingly complex and changing privacy and data protection laws and regulations in the United States and around the world that impose broad compliance obligations on the collection, transmission, dissemination, use, privacy, confidentiality, security, retention, availability, integrity and other processing of health-related and other sensitive and personal information. Failure to comply with these laws and regulations, which may conflict with one another and evolve in the future, could result in substantial fines, penalties, private rights of action, claims and damage to Kenvue’s reputation.
In the United States, Kenvue is subject to a range of privacy and data protection laws and regulations, the specific requirements of which vary from state to state. For example, the California Consumer Privacy Act (“CCPA”) imposes stringent data privacy requirements and obligations with respect to the personal information of California residents, such as required disclosures to California consumers, and provides California consumers with data protection and privacy rights, such as the ability to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations of the statute and a private right of action for certain data breaches that result in the loss of personal data. Companies subject to the CCPA must create and publish a privacy policy that discloses, among other things, the categories of personal information the business collects, the sources from which the personal information is collected and the purpose for which the personal information is collected or sold. The CCPA has been amended by the California Privacy Rights Act (“CPRA”), which came into effect, in most material respects, on January 1, 2023. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. It remains unclear how various provisions of the CCPA and CPRA will be interpreted and enforced. Other states have enacted, are in the process of enacting or may in the future enact similar privacy and data protection laws and regulations, which creates the potential for a patchwork of overlapping but different state laws. Furthermore, there is discussion in Congress of a new comprehensive federal data privacy law to which Kenvue may become subject if it is enacted, which would add additional complexity, restrictions and potential legal risks and may require additional investment of resources in compliance programs and other operational costs.
Kenvue is also subject to federal health information privacy laws, such as HIPAA, and consumer protection laws, such as the CAN-SPAM Act, which further impose requirements for the collection, use, storage, access, transfer and protection of health-related and other sensitive and personal information. In addition, Kenvue is subject to state laws and regulations governing the collection and use of biometric information, such as fingerprints and facial biometric templates. For example, the Illinois Biometric Information Privacy Act regulates the collection, use, safeguarding and storage of “biometric identifiers” and “biometric information” by private entities and provides a private right of action for persons who are aggrieved by violations of the statute. Other states have enacted, are in the process of enacting or may in the future enact similar laws addressing biometric information. Kenvue is also subject to laws in all 50 states that require businesses, under certain circumstances, to provide notice to consumers whose personal information has been accessed or acquired as a result of a data breach and, in some cases, to regulators.
Outside the United States, the European Union’s General Data Protection Regulation (“E.U. GDPR”) and the United Kingdom’s General Data Protection Regulation (“U.K. GDPR”), together with national legislation, regulations and guidelines of the E.U. Member States and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze, store, transfer and otherwise process personal data, including health data and adverse event reporting. The E.U. GDPR contemplates fines for certain violations of up to four percent of global annual revenue or €20 million (or GBP 17.5 million under the U.K. GDPR), whichever is greater. Furthermore, the relationship between the United Kingdom, the European Union and the United States in relation to certain aspects of data protection law remains unclear, particularly regarding how data can lawfully be transferred between each jurisdiction. For example, in July 2020, the Court of Justice of the European Union issued a judgment invalidating the E.U.-U.S. Privacy Shield framework, which had provided companies with a mechanism to comply with data protection requirements when transferring personal data from the European Union to the United States.
In China, Kenvue is subject to the Personal Information Protection Law (“PIPL”), which applies to the processing of personal information of natural persons within China, the processing of personal information outside China where the purpose is to provide products and services within China and the analysis or assessment of the activities of individuals within China. While similar to the GDPR, the PIPL contains unique requirements not found in the GDPR. Consequences of non-compliance may include monetary fines of up to five percent of the previous year’s revenue, termination of data transfers and personal liability imposed on those directly responsible. Kenvue is also subject to similar privacy and data protection frameworks in other developed and emerging markets, including Canada’s Personal Information Protection and Electronic Documents Act, Brazil’s Lei Geral de Proteção de Dados Pessoais, Japan’s Act on the Protection of Personal Information, South Africa’s Protection of Personal Information Act and South Korea’s Personal Information Protection Act.
Additional privacy and data protection laws and regulations are being developed around the world, including in other jurisdictions in which Kenvue operates, and privacy enforcement by governmental authorities globally, particularly on data localization requirements and international data flows, has increased in recent years. Compliance with these new and changing laws has impacted, and may in the future impact, Kenvue’s business strategies, and unforeseen changes to privacy laws may affect Kenvue’s ability to tailor and personalize Kenvue’s products and services to meet Kenvue’s strategic goals or consumer expectations, which could adversely affect Kenvue’s business, results of operations or financial condition. In addition, certain privacy and data protection laws may apply to Kenvue indirectly through its customers, manufacturers, suppliers or other third-party partners. For example, non-compliance with applicable laws or regulations by a third-party partner that is processing personal data on Kenvue’s behalf may be deemed non-compliance by Kenvue or a failure by Kenvue to conduct proper due diligence on the third party. Kenvue also could be subject to additional expenses and liabilities in the event of an information security incident, including a cybersecurity breach, or the failure of an information technology system owned or operated by Kenvue or a third party with which Kenvue partners or its vendor. For additional information about Kenvue’s use of IT Systems and other risks to Kenvue’s business associated with privacy and data protection matters, which Kenvue expects will increase in variety and magnitude as Kenvue continues to pursue a digital-first strategy, see “Risk Factors—Risks Related to Kenvue’s Operations” and “Risk Factors—Risks Related to Government Regulation and Legal Proceedings.”
Anti-Corruption
Kenvue is subject to various anti-corruption laws and regulations, such as the FCPA, that generally prohibit companies from promising, offering or giving anything of value to foreign officials with the corrupt intent of influencing the foreign official for the purpose of obtaining or retaining business or gaining any improper advantage. Similar to the U.S. application and enforcement of the FCPA, various jurisdictions in which Kenvue operates have laws and regulations, including the U.K. Bribery Act 2010 and Chinese anti-corruption laws, aimed at preventing and penalizing corrupt behavior. In addition, Kenvue’s interactions and financial relationships with healthcare professionals and government officials (including individuals acting on behalf of hospitals or other institutions owned or controlled by a government body) are subject to varying degrees of regulation and restriction in the jurisdictions in which Kenvue operates. These regulations and restrictions are generally intended to protect against corruption and conflicts of interest in connection with the expenditure of government funds and to ensure fairness and transparency in their legislative, regulatory and procurement processes.
Other Regulations
Kenvue is also subject to a variety of other laws and regulations in the United States and around the world. For example, Kenvue must comply with an increasing number of laws designed to combat abuses of human rights in supply chain operations. In addition, Kenvue’s selling practices are regulated by competition law authorities in the United States and around the world. Kenvue is also subject to laws and sanctions imposed by the United States (including those imposed by OFAC) and other authorities that may prohibit Kenvue or its affiliates from doing business in certain countries or restrict the type of business that may be conducted by Kenvue or its affiliates. For example, actions taken in response to the Russia-Ukraine War have included the imposition of export controls and broad financial and economic sanctions against Russia, Belarus and specific areas of Ukraine. Enforcement activities under these laws and regulations could subject Kenvue to additional administrative and legal proceedings and actions, which could include claims for civil penalties, criminal sanctions and administrative remedies.
Seasonality
Kenvue’s business is generally not seasonal. However, certain products within Kenvue’s Self Care and Skin Health and Beauty segments are subject to moderate degrees of seasonal sales fluctuations. For example, in Kenvue’s Self Care segment, certain of Kenvue’s OTC products, such as Tylenol and Motrin, are typically purchased more frequently during the cold and flu season in the winter or, in the case of Zyrtec and Benadryl, during high allergy seasons in the spring and the fall. In addition, in Kenvue’s Skin Health and Beauty segment, sales of Kenvue’s products that contain SPF, such as certain Neutrogena products, are typically higher in the summer and sales of Kenvue’s products that contain moisturizers, such as certain Aveeno products, are typically higher in the fall and the winter. The net effect of these seasonal sales fluctuations on Kenvue’s worldwide sales has historically been minimal within each of Kenvue’s business segments and across Kenvue’s business as a whole.
Properties
Kenvue owns, leases or otherwise has rights to use a number of facilities, including administration, research and development, manufacturing, warehousing, distribution and other facilities. After the Separation, Kenvue owns, leases or otherwise has rights to use approximately 169 facilities, consisting of approximately 41 facilities that Kenvue owns and approximately 128 facilities that Kenvue leases or otherwise has rights to use. These facilities cover approximately 14.0 million square feet, consisting of approximately 11.7 million square feet in facilities that Kenvue owns and approximately 2.3 million square feet in facilities that Kenvue leases or otherwise has rights to use. These facilities are located throughout the United States and in many other countries around the world, including in EMEA, APAC, Latin America and other areas of North America. Many of these facilities serve more than one of Kenvue’s business segments and multiple functions across Kenvue’s business.
The table below sets forth Kenvue’s principal properties following the Separation, each of which will be owned by Kenvue.

Location	Principal Segment(s)	Use	Approximate Square Footage
Skillman, New Jersey	Skin Health and Beauty (R&D), Essential Health (R&D)	Corporate Headquarters, R&D	740,000
São José dos Campos, Brazil	Skin Health and Beauty, Essential Health	Manufacturing	1,400,000
Fort Washington, Pennsylvania	Self Care	Manufacturing	800,000
Val-de-Reuil, France	Self Care, Skin Health and Beauty	Manufacturing	790,000
Las Piedras, Puerto Rico	Self Care	Manufacturing	740,000
Lititz, Pennsylvania	Skin Health and Beauty, Essential Health	Manufacturing	550,000
Cali, Colombia	Skin Health and Beauty, Essential Health	Manufacturing	430,000
Pomezia, Italy	Essential Health	Manufacturing	350,000
Bangkok, Thailand	Skin Health and Beauty, Essential Health	Manufacturing	340,000
Shanghai, China	Self Care, Essential Health	Manufacturing	300,000
Helsingborg, Sweden	Self Care	Manufacturing	300,000
Kenvue is also party to, and has entered into in connection with the Separation, various agreements with Johnson & Johnson relating to real estate matters, which include leasing, subleasing and licensing arrangements between Kenvue and Johnson & Johnson with respect to Kenvue’s facilities and Johnson & Johnson’s facilities. For additional information about these arrangements, see “Agreements between Johnson & Johnson and Kenvue and Other Related Person Transactions—Other Agreements with Johnson & Johnson—Real Estate Agreements.”
On April 20, 2023, Kenvue entered into a long-term lease for a newly renovated office building and a newly constructed R&D building in Summit, New Jersey that, when completed, will encompass a total of approximately 290,000 square feet and serve as the Kenvue’s new global corporate headquarters. The expected lease expense is approximately $10 million per year with an initial term of 15 years. In addition to corporate office space, this campus will house laboratory space to principally support R&D. The relocation to this campus is expected to commence in 2025 for the office building and continue through 2026 for occupancy into the new R&D building. Kenvue will continue to operate from its interim corporate headquarters in Skillman, New Jersey until that time.
Kenvue considers the facilities that it uses in its business to be suitable and adequate for the purposes for which they are used and does not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. Kenvue is committed to maintaining all of these properties in good operating condition.
Kenvue’s People
Company Culture
Kenvue is a global leader at the intersection of healthcare and consumer goods with a powerful portfolio of iconic, beloved brands that it believes help approximately 1.2 billion people worldwide live healthier lives every day. This is Kenvue’s mission, passion and greatest responsibility. Kenvue’s success is possible through cultivating a strong sense of purpose and a culture of inclusion led by a diverse, agile and energized team that is driven to improve the health of people around the world every day. Kenvue’s employees embrace collaboration and creativity, and Kenvue encourages the iteration of innovative ideas to address the intersection of personal health and wellness, on the one hand, and societal and global impact, on the other hand. United by a common purpose, anchored in and leading with Kenvue’s core values at every level of the organization, Kenvue is committed to supporting the development of all of Kenvue’s team members. Through an agile structure focused on the ability to respond quickly to changes in market and consumer dynamics, Kenvue operates its organization based on three main agility principles: (1) consumer and customer obsession, (2) small, cross-functional empowered and accountable teams and (3) servant and inclusive leadership.
As of July 2, 2023, Kenvue had approximately 21,800 employees, with approximately 5,500 located in North America, 6,100 in EMEA, 6,300 in APAC and 3,900 in Latin America. Recognizing that Kenvue’s industry is rapidly evolving with constant innovation ranging from scientific to digital, Kenvue remains focused on creating a culture of inclusion and on attracting, developing and retaining a diverse workforce, reflective of those Kenvue serves.
Diversity, Equity and Inclusion
Kenvue intends to build upon its strong commitment to diversity, equity and inclusion by fostering an environment where people can operate at their best, do meaningful work capitalizing on their unique value, learn, grow and get rewarded and recognized for their impact on Kenvue’s business. Kenvue’s goal is to ensure the diversity of its workforce gets translated into meaningful innovation in the way Kenvue partners with its customers and puts its products in the hands of its consumers.
Kenvue’s talent practices aim to encourage well-being, fairness and respect, and to provide equal opportunities for development and growth. For example, Kenvue has initiatives in place to advance diverse representation by creating diverse interview teams and candidate slates and by expanding diversity outreach efforts through organizations that serve and engage talent from underrepresented communities. Kenvue offers team members access to ongoing inclusion and diversity education and support throughout their career journey through employee resource groups, mentorship and sponsorship. In addition, Kenvue offers flexible work arrangements that enable agile ways of working, promote empowerment and facilitate accountability.

Learning and Development
Kenvue invests heavily in ongoing development to ensure Kenvue’s teams’ capabilities remain relevant and keep pace with the rapid evolution in the marketplace. Kenvue’s focus is centered on three areas: (1) on-the-job training (such as assignments that cross functions or regions), (2) how employees lead (such as the tools and resources to develop leadership) and (3) how employees work (such as the tools and resources to build functional skills and deliver on Kenvue’s quality and compliance commitments). Ultimately, Kenvue’s goal is to ensure this ongoing commitment to development and growth yields superior performance and differentiates Kenvue from its competitors.
Employee Engagement
Kenvue believes that everyone is a leader and that open and honest communication among all team members sets the tone for a collaborative and inclusive work environment where everyone’s voice is heard and everyone can participate, develop and thrive, all working toward a common purpose. Team members are encouraged to own their development and their careers. They are encouraged to contribute with new ideas and voice their opinions, feedback or concerns, and Kenvue regularly conducts surveys that gauge employee sentiment in areas like inclusion, quality of Kenvue’s people leaders, career development, strategic alignment and execution. According to an internal survey conducted in 2022 with a response rate from full-time employees of approximately 89%, approximately 88% of Kenvue’s colleagues feel that its senior leadership team respects the dignity and diversity of all employees and approximately 81% feel a strong sense of belonging, demonstrating a collective commitment among employees that Kenvue is a great place to work. Kenvue values feedback from its team members, looking to understand their concerns and expectations and, where possible, acting on them. Results are shared with all employees and used to inform certain decisions.
Kenvue is also committed to actively supporting the communities Kenvue serves worldwide as well as those in which Kenvue’s employees live and work through strategic investments. Kenvue’s global community engagement program is just one way in which Kenvue connects its passionate purpose-driven workforce to fulfill its potential and create possibilities. Kenvue makes financial contributions, provides in-kind charitable product donations and volunteers the time of team members to help non-profit organizations achieve their goals and generate societal impact.
Compensation and Benefits
Following the completion of the Exchange Offer, Kenvue will implement compensation and benefits programs designed to reward and recognize superior performance and attract, develop and retain top talent in a highly competitive environment. Kenvue’s expectation is that its Compensation & Human Capital Committee will link Kenvue’s compensation, including annual changes in compensation, to its overall performance as well as to each individual’s contribution to the results achieved, with an emphasis on Kenvue’s overall performance to align an employee’s financial interests with the interests of Kenvue’s shareholders. Kenvue expects that periodic benchmarking analyses will be conducted to help ensure Kenvue’s compensation programs remain competitive and that Kenvue will regularly assess internal pay equity.
Health, Safety and Well-being
As a global leader in personal health and wellness, Kenvue is committed to investing in employee health, safety and well-being as foundational to Kenvue’s purpose and values. Kenvue has robust processes to identify potential risks associated with workplace activities, develop measures and implement controls to mitigate possible hazards. Kenvue supports employees with general safety training and put specific programs in place for those working in potentially high-hazard environments, including chemical management, equipment and machinery safety and hazardous materials management.
Kenvue works hard to create an environment where employees feel a strong sense of belonging, feel empowered to care for their health and well-being and that of their families, feel like they can grow and have fulfilling careers and feel recognized and valued for their contributions.

Legal Proceedings
Kenvue and/or certain of its subsidiaries are involved from time to time in various lawsuits and claims relating to intellectual property, commercial contracts, product liability, labeling, marketing, advertising, pricing, antitrust and trade regulation, labor and employment, indemnification, data privacy and security, environmental, health and safety and tax matters; governmental investigations; and other legal proceedings that arise in the ordinary course of Kenvue’s business. Kenvue and/or certain of its subsidiaries are not currently party to any legal proceedings the resolution of which Kenvue believes would have a material adverse effect on Kenvue’s business, results of operations or financial condition. However, it often is not possible to predict the ultimate outcome of a legal proceeding, and Kenvue’s assessment of the materiality of a legal proceeding, including any accruals taken in connection therewith, may not be consistent with the ultimate outcome of the legal proceeding. In addition, Kenvue’s current estimates of the potential impact of legal proceedings on Kenvue’s business, results of operations or financial condition could change from time to time in the future. For additional information about Kenvue’s current legal proceedings, see Note 13, “Commitments and Contingencies,” to Kenvue’s audited combined financial statements and Kenvue’s unaudited condensed combined financial statements included elsewhere in this prospectus.

MANAGEMENT OF KENVUE
Executive Officers
The following table sets forth, as of July 2, 2023, the name, age and position of Kenvue’s executive officers, followed by a biography of each executive officer.

Name	Age	Position
Thibaut Mongon	53	Chief Executive Officer and Director
Paul Ruh	56	Chief Financial Officer
Luani Alvarado	57	Chief People Officer
Carlton Lawson	55	Group President, Europe, Middle East and Africa
Donna Lorenson	50	Chief Corporate Affairs Officer
Jan Meurer	51	Chief Growth Officer
Matthew Orlando	47	General Counsel
Meredith (Meri) Stevens	61	Chief Operations Officer
Bernardo Tavares	55	Chief Technology & Data Officer
Caroline Tillett	51	Chief Scientific Officer
Kathleen Widmer	61	Group President, North America and Latin America
Ellie Bing Xie	54	Group President, Asia Pacific
Thibaut Mongon has served as Chief Executive Officer and Director of Kenvue as a public company since May 2023. Mr. Mongon joined Johnson & Johnson in 2000 as Director of Marketing for the Vision Care group in France and subsequently held positions of increasing responsibility until he transitioned to the Pharmaceutical sector in 2012, as the Global Commercial Strategy Leader for the Neuroscience therapeutic area. Mr. Mongon joined the Consumer Health sector of Johnson & Johnson in 2014 as Company Group Chairman Asia-Pacific and was promoted to Executive Vice President and Worldwide Chairman, Consumer Health at Johnson & Johnson in 2019. Prior to joining Johnson & Johnson, Mr. Mongon worked for Bormioli in Italy and Danone in France. Mr. Mongon currently serves on the board of directors of The Consumer Goods Forum. Mr. Mongon holds a degree in Marketing from KEDGE Business School and an MBA degree from INSEAD. Mr. Mongon brings to Kenvue’s board of directors a deep understanding of the Consumer Health Business and commitment to innovation, complemented by extensive international experience, a consumer-centric mindset and considerable expertise in business strategy.
Paul Ruh has served as Chief Financial Officer of Kenvue as a public company since May 2023. Mr. Ruh previously served as Chief Financial Officer, Consumer Health at Johnson & Johnson, where he is a member of the Consumer Health Leadership Team. Mr. Ruh has more than 30 years of experience building global consumer brands. Prior to joining Johnson & Johnson in 2017, Mr. Ruh worked at PepsiCo, where he started as Director of Strategy and Planning and proceeded to hold several financial leadership positions, including CFO of Latin America, CFO of PBA and CFO of PepsiCo Foodservice. Prior to joining PepsiCo, Mr. Ruh worked at McKinsey & Company as a member of the Corporate Finance Practice in Mexico City and Santiago de Chile and as a manager at Procter & Gamble in Financial Analysis, Product Supply Finance and Treasury in Mexico City. Mr. Ruh holds an MBA degree from the MIT Sloan School of Management and a B.S. degree in Engineering from Ibero-American University in Mexico City.
Luani Alvarado has served as Chief People Officer of Kenvue since May 2023. Ms. Alvarado previously served as Global Leader, Human Resources, Consumer Health at Johnson & Johnson, where she was a member of the Consumer Health Leadership Team and the Human Resources Executive Committee. Ms. Alvarado joined Johnson & Johnson in 2005 and has held various human resources leadership positions during her tenure at Johnson & Johnson. Prior to joining the Consumer Health sector, she served as Global Head of HR for Johnson & Johnson External Innovation, Global Head of HR for Medical Devices, Global Head of HR for Orthopaedics, Johnson & Johnson Chief Talent Officer and Global Head of HR for Ethicon. Prior to joining Johnson & Johnson, Ms. Alvarado worked in human resources at Bristol-Myers Squibb and Dow Chemical. Ms. Alvarado holds a Graduate degree in Human Resources & Strategic Management focused on Organizational Development and Change

Management and a B.S. degree in Business Administration, each from Catholic University of Santos, São Paulo in Brazil.
Carlton Lawson has served as Group President, Europe, Middle East and Africa of Kenvue since May 2023. Mr. Lawson previously served as Company Group Chairman, Europe, Middle East and Africa, Consumer Health at Johnson & Johnson, where he was a member of the Consumer Health Leadership Team. Mr. Lawson rejoined Johnson & Johnson in 2019 as the Area Managing Director, Northern Europe, Consumer Health, after having worked in the Consumer Health sector at Johnson & Johnson earlier in his career. Mr. Lawson has more than 30 years of experience working at leading healthcare organizations. Prior to rejoining Johnson & Johnson, Mr. Lawson served as Head of Global Categories and, before as, Area Managing Director, Northern Europe, both at GSK Consumer Health, and as Marketing Director for Pfizer’s Consumer Healthcare business in the United Kingdom and Ireland. Mr. Lawson started his career in Warner Lambert’s Consumer Healthcare division. Mr. Lawson holds a B.Sc. degree in Geography from The University of Manchester in the United Kingdom.
Donna Lorenson has served as Chief Corporate Affairs Officer of Kenvue since May 2023. Ms. Lorenson previously served as Global Leader, Communications & Public Affairs, Consumer Health at Johnson & Johnson, where she was a member of the Consumer Health Leadership Team and the Global Corporate Affairs Leadership Team. Ms. Lorenson previously served as Communications Leader for Johnson & Johnson and has more than 20 years of strategic communications experience. Prior to joining Johnson & Johnson in 2015, Ms. Lorenson served as Leader for Alcon’s U.S. Communications and held various leadership positions at Edelman. Prior to entering the field of public relations, Ms. Lorenson served in the U.S. Army as a Military Police Officer and was stationed in Ansbach, Germany. Ms. Lorenson holds a Bachelor’s degree in Education from the University of Idaho.
Jan Meurer has served as Chief Growth Officer of Kenvue since May 2023. Mr. Meurer previously served as Global Head of Strategy, Consumer Health at Johnson & Johnson, where he was a member of the Consumer Health Leadership Team. Mr. Meurer previously served as President, Johnson & Johnson Southeast Asia and as Area Managing Director Central Europe, Consumer Health at Johnson & Johnson, and has over 25 years of experience building global consumer brands. Prior to joining Johnson & Johnson in 2015, Mr. Meurer held senior positions at Procter & Gamble, PGT Healthcare and Siemens Technologies. Mr. Meurer served on the board of directors of the US-ASEAN Business Council; the Global Self-Care Federation; the Association of the European Self-Care Industry; the German Cosmetic, Toiletry, Perfumery and Detergent Association; and the German Brands Association. Mr. Meurer holds a degree in Business Administration from the University of Passau in Germany and studied in the United States as a Rotary Scholar.
Matthew Orlando has served as General Counsel of Kenvue since May 2023. Mr. Orlando previously served as General Counsel, Consumer Health at Johnson & Johnson, where he was a member of the Consumer Health Leadership Team, the Law Department Executive Committee and the General Counsel Global Functions Leadership Team. Mr. Orlando previously served as Corporate Secretary and Worldwide Vice President, Corporate Governance at Johnson & Johnson and has held a variety of legal leadership positions at Johnson & Johnson, including serving as General Counsel, Global Consumer Medical Devices and as a member of the Law Department Management Committee. Prior to joining Johnson & Johnson in 2007, Mr. Orlando worked for UCB in Brussels as well as law firms in Australia. Mr. Orlando holds a law degree and a finance degree from Murdoch University in Australia and is admitted to practice law in both Australia and the United States.
Meredith (Meri) Stevens has served as Chief Operations Officer of Kenvue since May 2023. Ms. Stevens previously served as Worldwide Vice President, Consumer Health Supply Chain and Deliver at Johnson & Johnson, where she was a member of the Consumer Health Leadership Team. Ms. Stevens previously led Supply Chain Strategy and Deployment at Johnson & Johnson and has more than 30 years of operations experience gained through a series of senior leadership positions with global corporations. Prior to joining Johnson & Johnson in 2015, Ms. Stevens served as Chief Supply Chain Officer at Newell Rubbermaid and held operations and procurement leadership positions at Tyco, Bertelsmann, Knoll and General Electric. Ms. Stevens is currently an executive sponsor of Johnson & Johnson’s Youth Pillar of the Women in Science, Technology, Engineering, Mathematics, Manufacturing and Design program and currently serves on the Advisory Board of the Smithsonian Science Education Center. Ms. Stevens holds a B.S. degree in Mechanical and Electrical Engineering and an M.S. degree in Industrial Management, both from Rensselaer Polytechnic Institute.

Bernardo Tavares has served as Chief Technology & Data Officer of Kenvue since May 2023. Mr. Tavares previously served as Chief Information Officer, Consumer Health at Johnson & Johnson, where he was a member of the Consumer Health Leadership Team and the Technology Leadership Team. Mr. Tavares previously led the Consumer Health IT organization in Latin America and the Consumer Health and Consumer Medical Devices IT Portfolio and Project Office worldwide at Johnson & Johnson. Prior to joining Johnson & Johnson in 2012, Mr. Tavares held several IT leadership positions at Unilever and IBM. Mr. Tavares is currently a Data Research Advisory Board member for MIT Center for Information Systems Research and a member of the Hispanic Information Technology Executive Council. Mr. Tavares holds an Electrical Engineering degree from University of São Paulo in Brazil with a specialization in Management from Fundação Getulio Vargas in Brazil.
Caroline Tillett has served as Chief Scientific Officer of Kenvue since May 2023. Dr. Tillett previously served as Global Head, R&D, Consumer Health at Johnson & Johnson. Dr. Tillett has more than 20 years of experience in the consumer health industry. Prior to joining Johnson & Johnson in 2019, Dr. Tillett served as Vice President of Consumer R&D at GSK and held leading roles in the formation of consumer health joint ventures between GSK and Novartis and GSK and Pfizer. Dr. Tillett holds a B.Sc. degree in Applied Chemistry and a Ph.D. degree in Organic Chemistry from Kingston University in the United Kingdom.
Kathleen Widmer has served as Group President, North America and Latin America of Kenvue since May 2023. Ms. Widmer previously served as Company Group Chairman, North America and Latin America, Consumer Health at Johnson & Johnson, where she was a member of the Consumer Health Leadership Team. Ms. Widmer spent the first 21 years of her career at Johnson & Johnson, working in the Consumer Health sector and overseeing marketing for the U.S. Self Care division before joining Elizabeth Arden, where she served as Executive Vice President and Chief Marketing Officer. Ms. Widmer returned to Johnson & Johnson in 2015 as President of the U.S. Self Care division. Ms. Widmer currently serves as Chairman of the board of directors for Wounded Warrior Project and on the Executive Steering Committee for Johnson & Johnson’s Veterans Leadership Council. Ms. Widmer is also a member of the board of directors for Texas Roadhouse, Inc., where she serves on the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. Ms. Widmer graduated from the United States Military Academy at West Point with a B.S. degree in Mechanical Engineering and subsequently served for five years as a U.S. Army officer. She holds an MBA degree from Oklahoma City University.
Ellie Bing Xie has served as Group President, Asia Pacific of Kenvue since May 2023. Ms. Xie previously served as Company Group Chairman, Asia Pacific, Consumer Health at Johnson & Johnson, where she is a member of the Consumer Health Leadership Team. Ms. Xie joined Johnson & Johnson in 2015 as President, Consumer Health China and has more than 20 years of experience in areas such as brand management, market operation development, talent development, profit and loss responsibilities and general management. Prior to joining Johnson & Johnson, Ms. Xie worked at Kellogg Company, Eastman Kodak, Gillette and Procter & Gamble. Ms. Xie was named to Fortune China’s Most Powerful Women list in 2021 and Forbes China’s Top 100 Businesswomen list from 2016 through 2019. Ms. Xie holds a Bachelor of International Economics degree from Fudan University in China and a Master of Economics degree from the University of Illinois.

Directors
The following table sets forth, as of July 2, 2023, the name, age and position of the individuals who serve as Kenvue’s directors, followed by a biography of each director.

Name	Age	Position
Larry Merlo	67	Chair and Director
Thibaut Mongon	53	Chief Executive Officer and Director
Richard E. Allison, Jr.	56	Director
Peter M. Fasolo	61	Director
Tamara S. Franklin	56	Director
Seemantini Godbole	53	Director
Melanie L. Healey	62	Director
Betsy D. Holden	67	Director
Vasant Prabhu	63	Director
Michael E. Sneed	64	Director
Joseph J. Wolk	57	Director
Larry Merlo has served as Chair of Kenvue since May 2023. Mr. Merlo served as President and CEO of CVS Health from 2011 to 2021. Mr. Merlo previously held positions of increasing responsibility over his more than 40 years at CVS Health and its subsidiaries, including Chief Operating Officer of CVS Health, President of CVS Pharmacy and Executive Vice President–Stores. Mr. Merlo previously served as a board member for CVS Health, America’s Health Insurance Plans (AHIP), National Association of Chain Drug Stores (NACDS), the Partnership for Rhode Island and Business Roundtable. He currently serves on the University of Pittsburgh Board of Trustees, where he is Chair of the Budget Committee, a member of the Compensation Committee and formerly chaired the Research & Innovation Committee. He also serves as an advisor to Korn Ferry and Charlesbank Capital Partners. Mr. Merlo holds a B.S. degree from the University of Pittsburgh School of Pharmacy. Mr. Merlo brings to Kenvue’s Board of Directors significant experience as a chief executive officer, director and advisor, with an in-depth knowledge of health and consumer trends, including in the areas of digital development, marketing, sales, science and technology.
The biography of Thibaut Mongon is set forth under the section entitled “—Executive Officers.”
Richard E. Allison, Jr. has served as a Director of Kenvue since May 2023. Mr. Allison served as Chief Executive Officer and as a board member of Domino’s Pizza, Inc. from 2018 to 2022. He previously served as President of Domino’s International and as Executive Vice President of Domino’s International. Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. for over 13 years, serving as a Partner from 2004 to 2010, and as co-leader of Bain’s restaurant practice. He currently serves as a board member for Starbucks Corporation. Mr. Allison holds a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill and an MBA degree from the University of North Carolina’s Kenan-Flagler Business School, where he serves on the Board of Advisors. Mr. Allison brings to Kenvue’s Board of Directors significant experience in executive leadership and a deep understanding of business strategy, operational management and market development that are crucial in steering global brands.
Peter M. Fasolo has served as a Director of Kenvue since May 2023. Dr. Fasolo has served as Executive Vice President, Chief Human Resources Officer of Johnson & Johnson since 2016. He is also a member of Johnson & Johnson’s Executive Committee, Management Compensation Committee and Chairman of Johnson & Johnson’s Pension and Benefits Committee. Dr. Fasolo first joined Johnson & Johnson in 2004 as Worldwide Vice President, Human Resources for Cordis Corporation and was subsequently named Vice President, Global Talent Management of Johnson & Johnson. He left Johnson & Johnson in 2007 to join Kohlberg Kravis Roberts & Co. (KKR) as Chief Talent Officer for the North America portfolio companies owned by the firm. He returned to Johnson & Johnson in September 2010 as Vice President, Global Human Resources. Prior to his career at Johnson & Johnson, Dr. Fasolo spent 13 years with Bristol-Myers Squibb in executive-level human resource roles in the pharmaceutical, medical devices and consumer segments. Dr. Fasolo currently serves on the boards of the Human Resources Policy Association, Tufts University and Save the Children and is a Fellow of the National Academy of Human Resources. He served as a board member for HireRight Holdings Corporation from 2018 to 2023. Dr. Fasolo holds a B.A. degree in Psychology from Providence College, an M.A. degree in Industrial Psychology from Fairleigh Dickinson University and a Ph.D. degree in Organizational Behavior from the University of Delaware. Dr. Fasolo brings to Kenvue’s Board of Directors a deep understanding of the Consumer Health Business through his senior leadership positions at Johnson & Johnson as well as extensive experience in business transformation and human capital management, including global talent, recruiting, diversity and inclusion, compensation, benefits and employee relations.
Tamara S. Franklin has served as a Director of Kenvue since May 2023. Ms. Franklin served as Chief Digital, Data and Analytics Officer of Marsh LLC from 2020 to 2023. She previously served as Chief Digital Officer and Vice President, Media and Entertainment, North America for International Business Machines Corporation and Executive Vice President, Digital for Scripps Networks Interactive, Inc. Ms. Franklin has significant experience leading digital businesses, including previous leadership roles at Motorola, Inc. and Turner Broadcasting System, Inc. She currently serves as a board member for Genpact Limited, a global professional services firm that specializes in digital-led business transformations. She also serves on the boards of Dream Academy and the Arts Council of Princeton. Ms. Franklin holds a B.A. degree in English from Yale University and an MBA degree from Harvard University. Ms. Franklin brings to Kenvue’s Board of Directors proven expertise in leading digital transformation initiatives across technology, data and analytics workstreams in large multinational organizations, complemented by her deep understanding of executive leadership and business strategy.
Seemantini Godbole has served as a Director of Kenvue since May 2023. Ms. Godbole serves as Executive Vice President, Chief Digital and Information Officer of Lowe’s Companies, Inc. Prior to joining Lowe’s in 2018, she served as Senior Vice President, Digital and Marketing Technology of Target Corporation. Ms. Godbole has more than 25 years of global technology experience that includes previous senior technology leadership roles at Sabre and Travelocity. Ms. Godbole serves on the IBM Advisory Board, Apparo’s CXO Tech Council and the Foundation for the Carolinas as a member of the Board of Advisors for the Charlotte Mecklenburg Community Foundation. Ms. Godbole holds a Bachelor of Engineering degree in Electrical and Electronics Engineering from the National Institute of Technology in Nagpur, India and an M.S. degree in Computer Science from Texas Tech University. Ms. Godbole brings to Kenvue’s Board of Directors significant insights into global e-commerce, digital transformation, cybersecurity and technology strategies and has proven expertise in growing digital businesses through technology-enabled innovations.
Melanie L. Healey has served as a Director of Kenvue since May 2023. Ms. Healey served as a Group President of The Procter & Gamble Company from 2007 to 2015. In her 25 years at Procter & Gamble, she held several senior leadership positions, including Group President and Advisor to the Chairman and Chief Executive Officer, Group President of the North America Region, and Group President of the Global Health Care, Feminine Care and Adult Care Sector. Ms. Healey has more than 30 years of experience at multinational consumer goods companies, including Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons, and nearly two decades of experience outside the United States. She currently serves as a board member for Hilton Worldwide Holdings Inc., PPG Industries, Inc. and Verizon Communications Inc. She served as a board member for Target Corporation from 2015 to 2023. Ms. Healey holds a B.S. degree in Business Administration from the University of Richmond. Ms. Healey brings to Kenvue’s Board of Directors extensive experience in the consumer goods industry, valuable strategic insights, including with respect to trends in brand building, marketing, distribution and international operations, and significant corporate governance expertise, including through her service as a director for several large public companies.
Betsy D. Holden has served as a Director of Kenvue since May 2023. Ms. Holden served as a Senior Advisor to McKinsey & Company from 2007 to 2020. She previously held several leadership roles at Kraft Foods, including Co-Chief Executive Officer of Kraft Foods Inc., President, Global Marketing and Category Development of Kraft Foods Inc. and President and Chief Executive Officer of Kraft Foods North America. Ms. Holden has served on nine public boards over the last 20 years, including Diageo Plc (2009 to 2018) and Time, Inc. (2014 to 2018). She currently serves as a board member for Dentsply Sirona Inc., National Retail Properties, Inc., Western Union Company and several private portfolio companies of Paine Schwartz Partners, a private equity firm focused on sustainable agriculture and food products for which she sits on the Food Chain Advisory Board. She also serves on the Executive Committee of Duke University’s Board of Trustees and the Global Advisory Board of Northwestern University’s Kellogg School of Management. Ms. Holden holds a B.A. degree in Education from Duke University as well as an M.A. degree in Teaching and an MBA degree, each from Northwestern University. Ms. Holden brings to Kenvue’s Board of Directors a deep understanding of executive leadership, human capital management and corporate governance, including through her experiences as a chief executive officer, director and advisor for large public companies, complemented by an extensive knowledge of international business and strategy, including with respect to marketing, sales and digital development.
Vasant Prabhu has served as a Director of Kenvue since May 2023. Mr. Prabhu has served as Chief Financial Officer and Vice Chairman of Visa Inc. since 2015 and 2019, respectively. He previously served as Chief Financial Officer for NBCUniversal Media, LLC, Chief Financial Officer and Vice Chairman of Starwood Hotels and Resorts Worldwide, Inc. and Executive Vice President and Chief Financial Officer of Safeway, Inc. He has also held senior leadership roles at The McGraw-Hill Companies, Inc., PepsiCo, Inc. and Booz Allen Hamilton. Mr. Prabhu currently serves as a board member for Delta Air Lines, Inc., and he served as a board member for Mattel, Inc. from 2007 to 2020, where he was Chair of the Audit Committee. Mr. Prabhu holds a Bachelor of Technology degree in Mechanical Engineering from the Indian Institute of Technology and an MBA degree from the University of Chicago. Mr. Prabhu brings to Kenvue’s Board of Directors vast experience as a chief financial officer of a number of large public companies and a sophisticated understanding of complex accounting principles and judgments, financial results, internal controls and financial reporting rules, regulations, processes and investor relations.
Michael E. Sneed has served as a Director of Kenvue since May 2023. Mr. Sneed served as Executive Vice President, Global Corporate Affairs and Chief Communication Officer of Johnson & Johnson from 2018 to 2022. He also served as a member of Johnson & Johnson’s Executive Committee during that time. Mr. Sneed originally joined Johnson & Johnson in 1983 and previously held a variety of senior leadership roles, including Vice President, Global Corporate Affairs and Chief Communications Officer, Company Group Chairman, Vision Care Franchise and Company Group Chairman, Consumer North America. He currently serves as a board member for Wayfair Inc. He also serves on the boards of Thomas Jefferson University, the Robert Wood Johnson Foundation and WHYY, a public media organization serving Philadelphia, Pennsylvania and the surrounding region. Mr. Sneed holds a B.A. degree in Economics and Psychology from Macalester College and an MBA degree from the Tuck School of Business at Dartmouth College. Mr. Sneed brings to Kenvue’s Board of Directors a deep understanding of the Consumer Health Business through his senior leadership positions at Johnson & Johnson as well as extensive strategic and operational expertise leading global marketing, communication, design and philanthropy functions.
Joseph J. Wolk has served as a Director of Kenvue since May 2023. Mr. Wolk has served as Executive Vice President, Chief Financial Officer of Johnson & Johnson since 2018. He also serves as a member of Johnson & Johnson’s Executive Committee. Mr. Wolk previously held a variety of senior leadership roles in several sectors and functions during his 24 years at Johnson & Johnson, including Vice President of Investor Relations, Vice President of Finance for the Pharmaceuticals Group, Vice President of Finance for the Medical Devices Global Supply Chain and Chief Financial Officer of the North America Pharmaceuticals Group. He is also the executive sponsor of Johnson & Johnson’s Impact Venture Fund and Veterans Leadership Council and champions Johnson & Johnson’s Finance Leadership Development Program. He serves on the St. Joseph’s University Board of Trustees and is a member of the Stanford Medicine Board of Fellows, the CNBC Global CFO Council and the Wall Street Journal CFO Network. Mr. Wolk holds a B.S. degree in Finance from St. Joseph’s University and a J.D. degree from Temple University School of Law. Mr. Wolk brings to Kenvue’s Board of Directors a deep understanding of the Consumer Health Business through his senior leadership positions at Johnson & Johnson, broad expertise in management, strategy, finance and operations, substantial experience in the healthcare industry and a strong commitment to business innovation, talent development and purpose-based leadership.
Composition of Kenvue’s Board of Directors
Kenvue’s business and affairs are managed under the direction of Kenvue’s board of directors (the “Kenvue Board”). Kenvue’s amended and restated certificate of incorporation provides that the Kenvue Board will consist of not fewer than 5 directors nor more than 18 directors, the actual number to be determined by the Kenvue Board from time to time. The Kenvue Board currently consists of 11 directors.

Director Independence
The Kenvue Board has undertaken a review of the independence of each of its directors. Based on information provided by Kenvue’s directors concerning their background, employment and affiliations, the Kenvue Board has determined that Messrs. Allison, Merlo and Prabhu and Mses. Franklin, Godbole, Healey and Holden qualify as “independent” under the rules of the NYSE. In assessing the independence of each of Kenvue’s directors, the Kenvue Board considered the relationships that each director has with Kenvue and with Johnson & Johnson as well as all other facts and circumstances that the Kenvue Board deemed relevant to assess the independence of each of Kenvue’s directors.
The Kenvue Board will assess, at least annually, the independence of each of Kenvue’s directors and make a determination as to which of Kenvue’s directors are independent. To assist the Kenvue Board in making this determination, Kenvue has adopted Standards of Independence as part of Kenvue’s Principles of Corporate Governance. The Standards of Independence conform to, or are stricter than, the independence standards of the NYSE and identify, among other things, material business, charitable and other relationships that could interfere with a director’s ability to exercise independent judgment.
Controlled Company Exemption
Upon completion of the Exchange Offer, it is expected that Johnson & Johnson will no longer hold more than 50% of the voting power for the election of Kenvue’s directors, and therefore Kenvue will no longer qualify as a “controlled company” as defined under the corporate governance rules of the NYSE. Kenvue is permitted under the rules and regulations of the NYSE to take advantage of a customary “phase-in” period to comply with the corporate governance rules of the NYSE, including by having a board composed of a majority of independent directors and fully independent nominating and corporate governance and compensation committees within one year of the completion of the Exchange Offer. The nominating and corporate governance and compensation committees must be composed of a majority of independent members within 90 days following the completion of the Exchange Offer. Following the completion of the Exchange Offer, it is expected that Kenvue will cease to be a “controlled company,” and to the extent Kenvue has not done so already, Kenvue will be required to fully implement the corporate governance requirements of the NYSE within the applicable transition periods specified in the rules of the NYSE. Kenvue does not currently rely on any of these exemptions, nor does it currently intend to rely on any of these exemptions following the completion of the Exchange Offer.
Board of Directors Leadership Structure
Kenvue’s Principles of Corporate Governance provide that, on an annual basis, and at such other times as the Nominating, Governance & Sustainability Committee deems appropriate (including in connection with a Chief Executive Officer transition), the Nominating, Governance & Sustainability Committee will review the Kenvue Board’s leadership structure. In conducting its review, the Nominating, Governance & Sustainability Committee will consider such facts and circumstances as it deems appropriate from time to time.
Meetings of Kenvue’s Board of Directors
Kenvue’s Principles of Corporate Governance provide that Kenvue’s directors are expected to attend Kenvue Board meetings and meetings of the Kenvue Board committees on which they serve, to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Kenvue’s Principles of Corporate Governance also provide that Kenvue’s independent directors will meet in regular executive sessions without any non-independent directors or members of management present.
Committees of Kenvue’s Board of Directors
The Kenvue Board has the following standing committees: (1) the Audit Committee, (2) the Compensation & Human Capital Committee, (3) the Nominating, Governance & Sustainability Committee and (4) the Executive Committee. The Kenvue Board has adopted a written charter for each committee and these charters are available on Kenvue’s website at www.kenvue.com. The information contained on, or that can be accessed through, Kenvue’s website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in determining whether or not to tender your shares of J&J Common Stock in the Exchange Offer.
Audit Committee
The current members of the Audit Committee are Messrs. Allison and Prabhu and Mses. Franklin and Godbole, and Mr. Prabhu serves as Chair of the Audit Committee. The Kenvue Board has determined that Mr. Prabhu is an “audit committee financial expert” as defined under the rules of the SEC. In addition, the Kenvue Board has determined that each of the members of the Audit Committee is independent under the rules of the NYSE and under Rule 10A-3 under the Exchange Act. The responsibilities of the Audit Committee include:
•Overseeing Kenvue’s financial management, accounting and reporting processes and practices;
•Appointing, retaining, compensating and evaluating Kenvue’s independent auditor;
•Overseeing Kenvue’s internal audit organization, reviewing its annual plan and reviewing results of its audits;
•Overseeing the quality and adequacy of Kenvue’s internal accounting controls and procedures;
•Reviewing and monitoring Kenvue’s financial reporting compliance and practices and Kenvue’s disclosure controls and procedures; and
•Discussing with management the processes used to assess and manage Kenvue’s exposure to financial risk and monitoring risks related to tax and treasury.
Compensation & Human Capital Committee
The current members of the Compensation & Human Capital Committee are Messrs. Allison and Merlo and Ms. Holden, and Ms. Holden serves as Chair of the Compensation & Human Capital Committee. The Kenvue Board has determined that each of the members of the Compensation & Human Capital Committee is independent under the rules of the NYSE and under Rule 10C-1 under the Exchange Act. In addition, each of the members of the Compensation & Human Capital Committee qualifies as “non-employee directors” under Rule 16b-3 under the Exchange Act. The responsibilities of the Compensation & Human Capital Committee include:
•Establishing Kenvue’s executive compensation philosophy and principles;
•Reviewing and approving the compensation for Kenvue’s Chief Executive Officer and Kenvue’s other executive officers;
•Setting the composition of the group of peer companies used for comparison of executive compensation;
•Overseeing the design and management of the various pension, long-term incentive, savings, health and benefit plans that cover Kenvue’s employees;
•Reviewing key talent metrics for Kenvue’s overall workforce, including metrics related to diversity, equity and inclusion; and
•Reviewing the compensation for Kenvue’s non-employee directors and recommending compensation for approval by the full Kenvue Board.
Nominating, Governance & Sustainability Committee
The current members of the Nominating, Governance & Sustainability Committee are Mses. Franklin, Godbole and Healey and Mr. Merlo, and Ms. Healey serves as Chair of the Nominating, Governance & Sustainability Committee. The Kenvue Board has determined that each of the members of the Nominating, Governance &

Sustainability Committee is independent under the rules of the NYSE. The responsibilities of the Nominating, Governance & Sustainability Committee include:
•Overseeing matters of corporate governance, including the evaluation of the policies and practices of the Kenvue Board;
•Overseeing the process for performance evaluations of the Kenvue Board and its committees;
•Evaluating any questions of possible conflicts of interest for the Kenvue Board members;
•Reviewing potential candidates for the Kenvue Board and recommending director nominees to the Kenvue Board for approval;
•Reviewing and recommending director orientation and continuing education programs for the Kenvue Board members;
•Overseeing compliance with Kenvue’s Code of Business Conduct & Ethics for the Kenvue Board members and Kenvue’s executive officers;
•Evaluating the Kenvue Board leadership structure on an annual basis;
•Overseeing compliance with applicable laws, regulations and Kenvue’s policies and risk management programs related to product safety, product quality, environmental regulations, privacy and cybersecurity; and
•Supporting and assisting the Kenvue Board in overseeing Kenvue’s sustainability strategy, policies, programs and commitments and receiving regular updates from management regarding such activities.
Executive Committee
The current members of the Executive Committee are Messrs. Merlo and Mongon, and Mr. Merlo serves as Chair of the Executive Committee. The Executive Committee is empowered to exercise the authority of the Kenvue Board between meetings in accordance with and subject to the limitations set forth in its written charter.
Compensation Committee Interlocks and Insider Participation
During 2022, Kenvue was not a standalone company and did not have a compensation committee or any other committee serving a similar function. Decisions with respect to the compensation for that fiscal year of the individuals who serve as Kenvue’s executive officers were made by Johnson & Johnson, as described in the section of this prospectus entitled “Executive and Director Compensation.”
Principles of Corporate Governance
The Kenvue Board has adopted Principles of Corporate Governance to assist it in guiding Kenvue’s governance practices. Kenvue’s Principles of Corporate Governance are reviewed annually by the Nominating, Governance & Sustainability Committee and may be amended by the Kenvue Board from time to time. Kenvue’s Principles of Corporate Governance address a number of topics, including responsibilities of the Kenvue Board, director qualifications, rights of the Kenvue Board, rights of Kenvue’s shareholders, election of directors, Kenvue Board committees, Kenvue Board and Kenvue Board committee performance evaluations, director orientation, executive performance evaluations, succession planning and stock ownership guidelines. Kenvue’s Principles of Corporate Governance will be available on Kenvue’s website at www.kenvue.com. The information contained on, or that can be accessed through, Kenvue’s website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in determining whether or not to tender your shares of J&J Common Stock in the Exchange Offer.

Board of Directors Oversight of Risk Management
The Kenvue Board is responsible for overseeing senior management’s execution of its risk management duties and for assessing its approach to risk management. The Kenvue Board’s oversight of risk is an integral element of its oversight responsibilities and seeks to ensure that senior management has processes in place to appropriately identify and manage risk. The Kenvue Board is actively engaged with senior management to understand and oversee Kenvue’s most significant risks, including in the following ways:
•The Kenvue Board reviews and discusses strategic, operational, financial and reporting risks as well as non-financial risks including strategic, operational, compliance, environmental, social, human capital management and cybersecurity risks;
•The Kenvue Board and its applicable committees receive regular updates from management regarding various enterprise risk-management issues and risks related to Kenvue’s business segments, including risks related to litigation, product quality and safety, cybersecurity, reputation, human capital, diversity, equity and inclusion and environmental sustainability;
•Independent directors hold regular executive sessions without any non-independent directors or members of management present to discuss risks facing Kenvue and Kenvue’s risk-management practices and, with respect to certain Kenvue Board committees, independent directors will also meet in private session with management and compliance leaders;
•The Kenvue Board consults with external advisors, including outside counsel, consultants, auditors and industry experts, to ensure that it is well informed about the risks and opportunities facing Kenvue; and
•The Kenvue Board reviews feedback provided by shareholders to ensure that it understands shareholder perspectives and concerns.
Code of Conduct
The Kenvue Board has adopted the Kenvue Code of Conduct designed to provide employees with guidance on Kenvue’s compliance policies. The Kenvue Code of Conduct sets basic requirements for business conduct and serves as a foundation for Kenvue’s policies, procedures and guidelines, all of which will provide additional guidance on expected employee behaviors in every market where Kenvue operates. The Kenvue Code of Conduct also provides guidance on where to turn for help on issues of business conduct and how to escalate risks and concerns.
The Kenvue Board has also adopted a Code of Business Conduct & Ethics applicable to the Kenvue Board members and Kenvue’s executive officers. The Code of Business Conduct & Ethics addresses a number of topics, including conflicts of interest, conduct of business and fair dealing, gifts, compliance with laws and regulations, use of non-public information and disclosure and use of Kenvue’s funds, assets and information.
The Kenvue Code of Conduct and the Code of Business Conduct & Ethics are available on Kenvue’s website at www.kenvue.com. The information contained on, or that can be accessed through, Kenvue’s website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in determining whether or not to tender your shares of J&J Common Stock in the Exchange Offer.

EXECUTIVE AND DIRECTOR COMPENSATION
Director Compensation Matters
Director Compensation
Prior to the Kenvue IPO, the Compensation & Benefits Committee of Johnson & Johnson’s board of directors (the “J&J Compensation & Benefits Committee”) approved an initial compensation program for Kenvue’s non-employee directors, consisting of:
•an annual cash retainer for each non-employee director of $100,000;
•an annual grant of deferred stock units (“DSUs”) for each non-employee director with a grant value of $180,000;
•an additional annual cash retainer for the chairs of the Audit, Compensation & Human Capital and Nominating, Governance & Sustainability Committees of $30,000, $25,000 and $25,000, respectively; and
•an additional annual retainer for the non-executive chair of the Kenvue Board of $200,000, paid 50% in cash and 50% in additional DSUs.
Cash retainers are paid in equal quarterly installments and DSUs will generally be granted on the date that Kenvue holds its annual shareholder meeting. The first such grant is expected to occur shortly following the completion of the Exchange Offer. Non-employee directors will also be permitted to elect to convert their cash retainers into additional DSUs.
DSUs will be immediately vested upon grant and will be payable, in cash or shares of Kenvue Common Stock, as described below, at the time the non-employee director leaves the Kenvue Board. Non-employee directors who join the Kenvue Board between annual meetings will have their annual retainers for the term prorated.
Directors who are also employees of Kenvue or any of Kenvue’s subsidiaries or affiliates will not receive any additional compensation for their service as directors.
DSUs will be administered under the Kenvue Inc. Deferred Fee Plan for Directors, which generally provides for the terms described above, that dividend equivalents will be credited to DSUs in the form of additional DSUs and that directors may elect to receive payment in respect of DSUs in a lump sum or five or ten annual installments, in each case, at the time the director’s service with Kenvue is complete. Such plan also contemplates that the Kenvue Compensation & Human Capital Committee may determine to pay mandatory (but not elective) DSUs in shares of Kenvue Common Stock in lieu of cash.
Consulting Agreement
On October 1, 2022, Johnson & Johnson entered into a consulting agreement with Larry Merlo in anticipation of him serving as Chair of the Kenvue Board following the Kenvue IPO. Under the consulting agreement, Mr. Merlo was entitled to a monthly fee of $8,500 in exchange for his performance of certain consulting services to Johnson & Johnson relating to the Kenvue IPO. Payments upon the consulting agreement terminated once Mr. Merlo’s appointment to the Kenvue Board became effective, and Mr. Merlo now receives the non-employee director compensation described above.
Stock Ownership Guidelines
The J&J Compensation & Benefits Committee also approved initial stock ownership guidelines pursuant to which each non-employee member of the Kenvue Board must, no later than the fifth anniversary of his or her election or appointment to the Kenvue Board, hold shares of Kenvue Common Stock or its economic equivalent (including DSUs) with a market value of at least five times the annual cash retainer (or $500,000).
The Kenvue Board and/or the applicable committee of such board will review Kenvue’s non-employee director compensation program and stock ownership guidelines on a periodic basis.

Compensation Discussion and Analysis
Introduction
Prior to the completion of the Kenvue IPO, Kenvue was wholly owned by Johnson & Johnson and Kenvue’s Compensation & Human Capital Committee had not yet been formed. Decisions about Kenvue’s executive compensation and benefits prior to the Kenvue IPO had been made by the J&J Compensation & Benefits Committee and Johnson & Johnson’s senior management. Accordingly, this discussion focuses on Johnson & Johnson’s compensation and benefit programs and decisions for 2022. Kenvue’s Compensation & Human Capital Committee, which was established in connection with the Kenvue IPO, is in the process of reviewing Kenvue’s executive compensation and benefit programs, and will continue to do so on a periodic basis, and will determine the appropriate compensation and benefits for Kenvue’s executives. Accordingly, Kenvue’s executive compensation and benefit programs following the Kenvue IPO may not be the same as those discussed below.
For purposes of this discussion, the following individuals are Kenvue’s “Named Executive Officers” or “NEOs”:
•Thibaut Mongon, Chief Executive Officer;
•Paul Ruh, Chief Financial Officer;
•Kathleen Widmer, Group President, North America and Latin America;
•Ellie Bing Xie, Group President, Asia Pacific; and
•Carlton Lawson, Group President, Europe, Middle East and Africa.
Johnson & Johnson’s Executive Compensation Philosophy
Key Features of Executive Compensation Program
Johnson & Johnson’s executive compensation program includes key features that align the interests of its executives with shareholders and does not include features that could misalign their interests. Although Kenvue’s Compensation & Human Capital Committee will determine the executive compensation program for Kenvue, it is expected that Kenvue’s executive compensation program will include many, if not all, of the same best practices.

What Johnson & Johnson Does		What Johnson & Johnson Doesn’t Do
✓	Align executive pay with company performance	✗	No automatic or guaranteed annual salary increases
✓	Align the majority of executive officer pay with shareholders through long-term incentives	✗	No guaranteed annual or long-term incentive awards
✓	Balance short-term and long-term incentives	✗	No above-median targeting of executive compensation
✓	Cap incentive awards	✗	No automatic single-trigger equity acceleration
✓	Require executive officers to own significant amounts of company stock	✗	No tax gross-ups (unless they are provided pursuant to standard relocation practices or international assignment)
✓	Employ a compensation recoupment policy applicable to executive officers	✗	No option repricing without shareholder approval
✓	Actively engage with shareholders	✗	No hedging, pledging or short selling
✓	Engage an independent compensation consultant reporting directly to the J&J Compensation & Benefits Committee	✗	No long-term incentive backdating
		✗	No dividend equivalents on unvested long-term incentives
Johnson & Johnson did not put in place change-in-control agreements for any of Kenvue’s Named Executive Officers. Johnson & Johnson’s 2022 Long-Term Incentive Plan (the “2022 Plan”) only provides for a change-in-

control benefit in the event that outstanding awards granted under the 2022 Plan, including those currently held by Kenvue’s Named Executive Officers, are not assumed or substituted by the acquirer in connection with a change-in-control, in which case, the awards will vest and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels as of the date of the change-in-control. If outstanding awards under the 2022 Plan are assumed or substituted, the awards will remain outstanding and will continue to vest following the change-in-control. The Kenvue Inc. Long-Term Incentive Plan (the “Kenvue LTIP”), which became effective in connection with the Kenvue IPO, and is expected to assume all awards held by Kenvue employees in connection with the completion of this Exchange Offer, provides for similar treatment, except that awards granted under the Kenvue LTIP that are assumed or substituted by the acquirer in connection with a change-in-control will vest if the grantee experiences an involuntary termination without “cause” or a voluntary termination for “good reason” (each as defined in the Kenvue LTIP) within two years following the change-in-control, with any performance criteria deemed achieved at the greater of target and actual levels of achievement as of the date of the change-in-control.
Guiding Principles
Johnson & Johnson designs its executive compensation programs to achieve its goals of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. Johnson & Johnson uses the following guiding principles to design its compensation programs:
•Pay for Performance: Johnson & Johnson ties annual incentive payouts and long-term incentive grants to the performance of Johnson & Johnson, the individual’s business unit or function and the individual.
•Accountability for Short-Term and Long-Term Performance: Johnson & Johnson structures performance-based compensation to reward an appropriate balance of short-term and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.
Johnson & Johnson’s board of directors is responsible for oversight of risk management (including product development, supply chain and quality risks). Johnson & Johnson’s compensation programs’ emphasis on long-term value helps to reduce the possibility that its executives make excessively risky business decisions that could maximize short-term results at the expense of long-term value.
•Alignment to Shareholders’ Interests: Johnson & Johnson structures performance-based compensation to align the interests of its named executive officers with the long-term interests of its shareholders.
•Competitiveness: Johnson & Johnson compares its practices against appropriate peer companies that are of similar size and complexity, so it can continue to attract, retain and motivate high-performing executives.
Components of Executive Compensation
Base Salary, Annual Incentives and Long-Term Incentive Awards
This section describes the components of Johnson & Johnson’s total direct compensation, how Johnson & Johnson determines their size and why Johnson & Johnson pays them. Kenvue’s Compensation & Human Capital Committee is reviewing Kenvue’s executive compensation programs following the Kenvue IPO. While it is expected that Kenvue’s executive compensation programs will continue to utilize components similar to those described below, the Kenvue Compensation & Human Capital Committee will seek to develop programs that align with Kenvue’s compensation philosophy, business needs and strategic priorities, along with the interests of Kenvue’s shareholders, and will review such programs on a periodic basis to ensure they continue to do so.

Component	Form	Vesting / Performance Period	How Size Is Determined	Why Johnson & Johnson Pays Each Component
Base Salary	Cash	Ongoing	•Johnson & Johnson bases salary rates on: ◦Competitive data ◦Scope of responsibilities ◦Work experience ◦Time in position ◦Internal equity ◦Individual performance	•Recognizes job responsibilities
Annual Incentive	Cash	1 year	•Johnson & Johnson sets target awards as a percentage of salary based on competitive data •Johnson & Johnson determines award payouts based on business and individual performance	•Motivates attainment of Johnson & Johnson’s near-term priorities, consistent with Johnson & Johnson’s long-term strategic plan
Long-Term Incentive Awards	Equity	3 years (options: 10-year term)
•Johnson & Johnson sets target awards as a percentage of salary based on competitive data
•Johnson & Johnson grants long-term incentives based on business and individual contribution and long-term potential
•Johnson & Johnson determines payouts based on achievement of long-term operational goals, total shareholder return (“TSR”) and share price appreciation
•Motivates attainment of Johnson & Johnson’s long-term goals, TSR and share price growth •Retains executives

Long-Term Incentive Awards—Equity
This section describes the forms of long-term incentive awards Johnson & Johnson used for Kenvue’s Named Executive Officers in 2022, their weightings, performance periods, how payouts are determined and why Johnson & Johnson used them.

Long-Term Incentive Form(1)	Mix	Vesting / Performance Period	How Payouts Are Determined	Why Johnson & Johnson Uses Them
Performance Share Units (“PSUs”)	60% (Mongon) 50% (Other NEOs)	•0% to 200% cliff-vested 3 years after grant	•1/2 Earnings Per Share (“EPS”): 3-year Cumulative Adjusted Operational EPS •1/2 Relative TSR: 3-year Compound Annual Growth Rate versus Johnson & Johnson’s Competitor Composite Peer Group •Share price	•Aligns with Johnson & Johnson’s long-term objective of growing quality earnings •Reflects overall TSR outcomes relative to Johnson & Johnson’s competitors •PSU value directly tied to the share price
Options	30% (All NEOs)	•100% cliff-vested 3 years after grant(2) •10-year term	•Share price appreciation	•Motivates share price appreciation over the long term •Reinforces emphasis on long-term growth aligned with Johnson & Johnson’s objectives
Restricted Share Units (“RSUs”)	10% (Mongon) 20% (Other NEOs)	•100% cliff-vested 3 years after grant(2)	•Share price	•RSU value directly tied to the share price
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(1)No dividend equivalents are paid on Johnson & Johnson’s PSUs, options or RSUs.
(2)Beginning with Johnson & Johnson’s February 13, 2023 grant, options and RSUs vest one-third per year on each of the first, second and third anniversaries of the grant date.
Long-Term Incentive Vesting and Treatment upon Termination
Generally, Johnson & Johnson’s long-term incentive awards vest 100% on the third anniversary of the grant date. Beginning with Johnson & Johnson’s February 13, 2023 grant, options and RSUs vest one-third per year on each of the first, second and third anniversaries of the grant date. Johnson & Johnson’s PSUs will continue to vest 100% on the third anniversary of the grant date. In addition, Johnson & Johnson does not pay out PSUs until it determines the percentage of target PSUs earned based on performance.

The treatment of Johnson & Johnson’s long-term incentive awards upon termination varies depending on the termination circumstances, as follows:

Termination	Eligibility	Eligible Named Executive Officers(1)	Voluntary Termination/Involuntary Termination Without Cause	Involuntary Termination with Cause	Death/Disability
Qualifying Separation
•Termination of employment at age 62 or later, or
•Termination of employment after attainment of age 55 and at least 10 years of service with at least 5 years of consecutive service immediately before termination of employment
		•Widmer	•Grants within 6 months prior to termination would be forfeited •Other equity awards would become vested on their normal vesting dates •Options would remain exercisable for their remaining terms	•All vested and unvested equity awards would be forfeited
•All equity awards would become vested on the termination date
•Options would remain exercisable for their remaining terms
•Accelerated PSUs would be paid out at 100% of target with a “top up” at the end of the performance period if the payout exceeds target

Non-Qualifying Separation (age 55-61)	•Termination of employment after attainment of age 55 but before age 62 and without meeting the service requirements for Qualifying Separation	•Ruh	•All unvested equity awards would be forfeited •Vested options would remain exercisable for up to three years	•Same as Qualifying Separation	•Same as Qualifying Separation
Non-Qualifying Separation (under age 55)	•Termination of employment before attainment of age 55	•Mongon •Xie •Lawson	•All unvested equity awards would be forfeited •Vested options would remain exercisable for up to three months	•Same as Qualifying Separation	•Same as Qualifying Separation
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(1)Determined as of January 1, 2023.

Non-Competition and Non-Solicitation
Long-term incentive awards granted by Johnson & Johnson are subject to forfeiture and repayment provisions if an employee violates non-competition or non-solicitation agreements, as follows:

Employee Violation	Impact on Long-Term Incentive Awards
•Violating the non-competition provisions of the award agreement during employment or within 18 months of termination	•Forfeit vested and unvested PSUs, options and RSUs
•Violating any other non-competition or non-solicitation agreement an employee has with Johnson & Johnson	•Repay any PSUs or RSUs vested and options exercised within the 12 months prior to the violation
Involuntary Termination Due to Specified Divestiture or Reduction in Force
•Specified Divestiture: A divestiture where the acquirer does not replace the awards that would be forfeited as a result of such divestiture.
•Reduction in Force (“RIF”): A termination of employment due to position elimination or plant closing.
Beginning with Johnson & Johnson’s February 13, 2023 long-term incentive grant, RSUs and options will no longer be prorated in the event of a Specified Divestiture or RIF. RSUs and options granted prior to that date, and PSUs granted at any time, will be treated in the event of a Specified Divestiture or RIF as follows:
•Proration: Awards would be prorated in proportion to the time worked during the vesting period.
•Vesting: PSU and RSU awards would become vested on their normal vesting dates. Option vesting would be accelerated as of the date of termination and the options would remain exercisable for up to three months.
•Coordination with Qualifying Separations: If an employee’s termination is also a Qualifying Separation, any of the employee’s awards that would have been forfeited because they were granted within six months prior to termination would receive the proration and vesting treatment described above.
Executive Perquisites & Other Benefits
During 2022, Kenvue’s Named Executive Officers participated in the same employee benefits plans provided to all other non-union employees of Johnson & Johnson located in the same country. In addition, they received the following benefits and perquisites:
•Personal Use of Johnson & Johnson Aircraft and Cars: Mr. Mongon may use Johnson & Johnson’s aircraft for limited personal travel and Johnson & Johnson cars and drivers for commuting and other personal transportation. These perquisites are intended to enhance productivity, minimize distractions and ensure the safety of Johnson & Johnson’s executives.
•Home Security: Johnson & Johnson reimburses Mr. Mongon for limited home security system-related costs.
•International Assignment: Johnson & Johnson reimbursed Ms. Xie for costs incurred as a result of her international assignment to Singapore at Johnson & Johnson’s request, including moving and relocation expenses, and provided her with a stipend to help defray additional costs such as transportation and utilities. Johnson & Johnson also reimbursed Ms. Xie for additional taxes she incurred as a result of such assignment, including taxes incurred on the foregoing benefits.
•Housing Allowance and Company Car: In connection with Mr. Lawson’s relocation to Switzerland at Johnson & Johnson’s request, Johnson & Johnson agreed to provide him with an annual housing allowance of CHF 8,600 per month and reimbursement of other expenses incurred by Mr. Lawson in connection with such relocation. Mr. Lawson was also entitled to a company car in accordance with Johnson & Johnson’s policies for employees located in Switzerland.
For details on the incremental cost to Johnson & Johnson to provide Messrs. Mongon and Lawson and Ms. Xie with the benefits described above, see the footnote to the “All Other Compensation” column of the 2022 Summary Compensation Table under “—Executive Compensation Tables.” These values were not paid to the NEOs. The NEOs paid the income taxes due on the value of these benefits and perquisites (other than reimbursements and tax equalization benefits related to an international assignment). The Kenvue Compensation & Human Capital Committee will review and approve perquisites and benefits provided to Kenvue’s NEOs, which are expected to be similar to those provided by Johnson & Johnson and in line with market practice.
Compensation Target-Setting Process and Pay Position
Before each year begins, Johnson & Johnson sets compensation targets to ensure that it can compete for talent and to maintain internal equity among positions with similar responsibilities. Johnson & Johnson conducts an annual review of publicly available information and executive compensation surveys to determine current pay levels among its executive peer group. Market data is reviewed to understand how target pay levels compare to benchmark positions, but total compensation is not targeted to a specific percentile of the executive peer group.
2022 Pay Mix at Target
Johnson & Johnson’s pay mix at target for Kenvue’s Named Executive Officers was a result of compensation targets that emphasize long-term versus short-term compensation.
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(1)Long-term incentive award value for purposes of this chart is based on the applicable executive’s target long-term incentive award value for 2022 that was considered when determining grants made in 2023. Actual 2023 grant values shown elsewhere in this registration statement are based on the actual grant values approved.
2022 Annual Incentive Awards
For 2022, each of Kenvue’s Named Executive Officers was eligible to earn an annual incentive award with a target value set as a percentage of base salary and with a payout of between 0 – 200% of target based on achievement against the performance criteria. The table below sets forth the target and maximum 2022 annual incentive award opportunities for each of Kenvue’s Named Executive Officers.

Name	2022 Base Salary Rate	2022 Target Annual Incentive (% of Base Salary)	2022 Target Annual Incentive	2022 Maximum Annual Incentive
T. Mongon	$925,000	100%	925,000	1,850,000
P. Ruh	522,000	60%	313,200	626,400
K. Widmer	545,500	75%	409,125	818,250
E. Xie	535,100	75%	401,325	802,650
C. Lawson(1)	537,668	75%	403,251	806,502
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(1)Amounts for Mr. Lawson have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.
2022 annual incentive awards were determined based on a combination of strategic measures (30% weighting) and financial measures (70% weighting) and, in the case of Named Executive Officers other than Mr. Mongon, subject to a modifier based on individual performance. For each Named Executive Officer, 100% of the strategic measures and 75% of the financial measures were determined with respect to Johnson & Johnson’s consumer health business, with the remaining 25% of the financial measures determined with respect to Johnson & Johnson on an enterprise-wide basis. Outcomes against each of the strategic and financial measures were determined by the J&J Compensation & Benefits Committee with respect to Mr. Mongon, which also approved Mr. Mongon’s final annual incentive payment. In the case of Kenvue’s Named Executive Officers other than Mr. Mongon, final outcomes and annual incentive payments were determined by the Johnson & Johnson Management Compensation Committee, comprised of Johnson & Johnson’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. In the case of 2022 annual incentive payments, the Johnson & Johnson Management Compensation Committee determined to adopt the financial and strategic outcomes determined by the J&J Compensation & Benefits Committee, without modification, and determined individual performance modifiers based on input provided by Mr. Mongon.
Financial measures consisted of operational sales and free cash flow, each measured with respect to Johnson & Johnson’s consumer health business and on a Johnson & Johnson enterprise-wide basis, adjusted operating net income, measured with respect to Johnson & Johnson’s consumer health business, and adjusted operating EPS, measured on a Johnson & Johnson enterprise-wide basis. Financial targets align with the guidance provided to the investment community, which links compensation to how effectively Johnson & Johnson delivers on its public commitments to its shareholders. Goals are set based on the objective of creating long-term sustainable value, Johnson & Johnson’s product portfolio and pipeline and competitive benchmarking.
Maximum and threshold payout levels were also established for each financial target based on a review of historical performance for each metric. If performance falls between threshold and target or between target and maximum, the payout factor is determined using interpolation. If performance falls below threshold for a goal, the percentage earned for that goal is 0%.

The table below shows the financial goals used to determine the Named Executive Officers’ 2022 annual incentive award payouts, their threshold, target and maximum values, their weightings and actual achievement against each goal.

2022 Annual Incentive Award Financial Measures and Results
2022 Financial Measures	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Results(1)	Calculated Payout	Weighted Payout
Consumer Operational Sales ($ millions)	25.0%	$14,853	$15,635	$16,417	$15,655	102.6%	25.7%
Consumer Adjusted Operating Net Income ($ millions)	25.0%	$3,145	$3,310	$3,475	$3,267	87.0%	21.8%
Consumer Free Cash Flow ($ millions)	25.0%	$3,054	$3,393	$3,732	$2,459	0.0%	0.0%
Johnson & Johnson Operational Sales ($ millions)	8.3%	$92,910	$97,800	$102,690	$97,028	92.1%	7.6%
Johnson & Johnson Adjusted Operating EPS	8.3%	$10.17	$10.70	$11.23	$10.70	100.0%	8.3%
Johnson & Johnson Free Cash Flow ($ millions)	8.3%	$14,130	$15,700	$17,270	$14,132	50.1%	4.2%
						Total:	67.6%
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(1)With respect to each of the metrics measured with respect to Johnson & Johnson’s consumer health business, the targets were set, and results determined, by Johnson & Johnson, based on Johnson & Johnson’s calculation of the relevant metrics for Johnson & Johnson’s consumer health business as a reporting segment of Johnson & Johnson.
2022 Annual Incentive Awards—Payouts
The table below shows, for each of Kenvue’s Named Executive Officers, the calculation of his or her final 2022 annual incentive award payout.

Name	2022 Target Annual Incentive	Combined Financial / Strategic Multiplier(1)	Individual Performance Multiplier(2)	Payout Percentage(2)	2022 Annual Incentive Payout
T. Mongon	$925,000	86.3%	N/A	86.3%	$798,000	(3)
P. Ruh	$313,200	86.0%	100.0%	86.0%	$269,352
K. Widmer	$409,125	86.0%	70.7%	60.8%	$248,640
E. Xie	$401,325	86.0%	100.0%	86.0%	$345,140
C. Lawson(4)	$403,251	86.0%	125.3%	107.8%	$434,654
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(1)The Johnson & Johnson Management Compensation Committee determined that the combined financial / strategic multiplier would be rounded to the nearest whole percentage for Kenvue employees who were not executive officers of Johnson & Johnson.
(2)Percentages have been rounded to the nearest tenth for presentation purposes only and the totals in the “2022 Annual Incentive Payout” column are calculated based on the applicable percentages prior to such rounding.
(3)In determining Mr. Mongon’s final payout, the J&J Compensation & Benefits Committee rounded his amount to the nearest thousand.
(4)Amounts for Mr. Lawson have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.
2020-2022 PSU Payout
Johnson & Johnson’s PSU Goal-Setting Process
Johnson & Johnson’s PSU goals are based on its long-term strategic plan, promote long-term, sustainable value creation and take into account its product portfolio and pipeline, anticipated healthcare market growth and other external factors, including the competitive landscape.

Cumulative Adjusted Operational EPS: Johnson & Johnson sets the EPS goal based on:
•Johnson & Johnson’s operational EPS guidance for the first year of the performance period, which is provided to the investment community.
•Sales and EPS targets included in Johnson & Johnson’s strategic plan for the second and third years of the performance period.
•Analysts’ expectations for Johnson & Johnson as well as Johnson & Johnson’s Competitor Composite Peer Group.
•Johnson & Johnson’s EPS growth to sales growth multiple aligned with a long-term goal of growing net income faster than sales.
Relative TSR: Johnson & Johnson sets the three-year relative TSR goal to meet the performance of its Competitor Composite Peer Group, which undergoes annual review. See “—Johnson & Johnson Peer Groups for Pay and Performance—Johnson & Johnson Competitor Composite Peer Group” for more information on Johnson & Johnson’s Competitor Composite Peer Group.
PSU Performance Versus Goals for Performance Periods Completed in 2022
Due to the impact of COVID-19, Johnson & Johnson’s 2020-2022 adjusted operational EPS performance fell below target. However, Johnson & Johnson’s 2020-2022 TSR compound annual growth rate performed above target. The 2020-2022 PSUs therefore paid out at 100% of target as shown in the table below.

PSU Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Calculated Payout
2020-2022 Cumulative Adjusted Operational EPS	$26.23	$29.14	$32.05	$28.15	83.0%
2020-2022 Relative TSR (CAGR)	10% pts. below Competitive Composite Peer Group	Equal to Competitive Composite Peer Group	10% pts. above Competitive Composite Peer Group	1.7 pts.	117.0%
If performance falls between threshold and target or between target and maximum, Johnson & Johnson determines the percentage of target earned using interpolation. If performance is below threshold for a goal, the percentage of target earned for that goal is 0%. If TSR is negative, the percentage of target earned based on TSR performance would be capped at 100%.
2020-2022 PSU Payout as a Percentage of Target
Johnson & Johnson’s 2020-2022 PSUs paid out at 100.0% of target as shown in the table below.

PSU Measure	Weight	Calculated Payout	Weighted Payout
2020-2022 Cumulative Adjusted Operational EPS	1/2	83.0%	41.5%
2020-2022 Relative TSR	1/2	117.0%	58.5%
PSU Payout Factor			100.0%

Compensation Decisions for 2022 Performance
Compensation Decision Process
In January and February of each year prior to the Kenvue IPO, the J&J Compensation & Benefits Committee (in the case of Mr. Mongon in 2023) and the Johnson & Johnson Management Compensation Committee (in the case of Kenvue’s other NEOs in 2023) assessed and approved the performance of Kenvue’s NEOs and determined the:
•Annual incentive award payout for the prior year’s performance (with outcomes on financial and strategic metrics determined by the J&J Compensation & Benefits Committee for Mr. Mongon and by the Johnson & Johnson Management Compensation Committee for Kenvue’s other Named Executive Officers);
•Long-term incentive awards granted in the first quarter of the year based on the prior year’s performance (determined by the Johnson & Johnson Compensation & Benefits Committee); and
•Salary rate for the upcoming year.
The tables below summarize Johnson & Johnson’s decisions regarding the annual incentive awards, long-term incentive awards and salary rates based on 2022 performance. Johnson & Johnson’s 2022 total direct compensation to Kenvue’s NEOs is also shown, which includes long-term incentive awards granted in 2023. Kenvue believes that these tables best summarize the actions taken on the Named Executive Officers’ compensation for the performance year.
Kenvue’s Compensation & Human Capital Committee is reviewing the compensation and benefit programs for Kenvue’s Named Executive Officers in order to determine appropriate compensation and benefits for them following the Kenvue IPO, and is expected to continue to review such programs on a periodic basis.
2022 Total Direct Compensation
The table below shows the salary paid during 2022, the annual incentive award paid in respect of 2022 and long-term incentive grants approved on February 13, 2023 for performance in 2022 for each Named Executive Officer.

	Cash		Equity
Name	Salary Earned(1)	Annual Incentive(2)	Long-Term Incentive(3)	Total Direct Compensation
T. Mongon	$917,308	$798,000	$5,250,000	$6,965,308
P. Ruh	509,670	269,352	809,100	1,648,167
K. Widmer	542,346	248,640	878,255	1,669,241
E. Xie	532,008	345,140	1,284,240	2,161,388
C. Lawson(4)	535,500	434,654	1,405,894	2,376,048
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(1)Represents base salaries paid during 2022.
(2)See “—2022 Annual Incentive Awards” for additional information regarding determinations with respect to 2022 annual incentive award payouts.
(3)Long-term incentive awards were approved on February 13, 2023 for the Named Executive Officers based on their 2022 performance, impact on Johnson & Johnson’s long-term results, competitive market data and long-term potential within Kenvue. The table below shows the total long-term incentive awards granted and the individual award values (at target values for PSUs).
(4)Salary amount for Mr. Lawson includes “13th month” salary payment in Switzerland. Cash amounts for Mr. Lawson in the table above and the tables below have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.

Name	PSUs	Options	RSUs	Total Long-Term Incentives
T. Mongon	$3,150,000	$1,575,000	$525,000	$5,250,000
P. Ruh	404,550	242,730	161,820	809,100
K. Widmer	439,128	263,477	175,651	878,255
E. Xie	642,120	385,272	256,848	1,284,240
C. Lawson	702,947	421,768	281,179	1,405,894

The table below shows the number of PSUs (at target), options and RSUs granted by Johnson & Johnson, which determined the number of units or options for each type of long-term incentive award by dividing the dollar amount by the value per unit (or option) and rounding to the nearest whole unit or option.

Name	PSUs $149.189	Options $27.849	RSUs $153.622
T. Mongon	21,114	56,555	3,417
P. Ruh	2,712	8,716	1,053
K. Widmer	2,943	9,461	1,143
E. Xie	4,304	13,834	1,672
C. Lawson	4,712	15,145	1,830
2023 Salary Rates and Compensation Levels
Johnson & Johnson does not guarantee annual salary increases and they are not automatic. In determining base salary rates, Johnson & Johnson reviews the individual’s performance, responsibilities and experience and market data.
In determining base salaries and total target direct compensation for Messrs. Mongon and Ruh for 2023, Johnson & Johnson also took into account the increased leadership roles and responsibilities that Messrs. Mongon and Ruh would assume in connection with running a public company following the Kenvue IPO. Johnson & Johnson also took into account the applicable executive’s then-current and proposed target total direct compensation and the compensation of similarly situated executives at what Johnson & Johnson considered to be Kenvue’s peer companies following the Kenvue IPO.
The table below sets forth the compensation levels for Messrs. Mongon and Ruh, effective as of January 1, 2023.

	Cash		Equity
Name	Salary ($)	Target Annual Incentive ($)	Target Long-Term Incentive ($)(1)	Target Total Direct Compensation ($)
T. Mongon	$1,250,000	$2,125,000	$9,062,500	$12,437,500
P. Ruh	680,000	680,000	2,040,000	3,400,000
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(1)The long-term incentive award target value will apply to the first annual long-term incentive grants following the Kenvue IPO.
As with other components of Kenvue’s compensation program, Kenvue’s Compensation & Human Capital Committee is reviewing the compensation levels of Kenvue’s executives, and may adjust them as it deems appropriate.
Johnson & Johnson Peer Groups for Pay and Performance
Johnson & Johnson uses two peer groups for executive compensation. As with other components of Kenvue’s compensation program, Kenvue’s Compensation & Human Capital Committee is reviewing the use of peer groups for executive compensation, and may adjust the peer groups as it deems appropriate.
•Executive Peer Group: Johnson & Johnson uses its Executive Peer Group to assess the competitiveness of the compensation of its executive officers, including, prior to the Kenvue IPO, Mr. Mongon.
•Competitor Composite Peer Group: Johnson & Johnson uses its Competitor Composite Peer Group to evaluate its relative corporate performance.
As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size. Most of Johnson & Johnson’s business competitors are smaller than Johnson & Johnson or even each of its individual businesses.

Johnson & Johnson Executive Peer Group
The J&J Compensation & Benefits Committee compares its executive compensation levels and practices to those of the Executive Peer Group companies. The Executive Peer Group consists of companies that are generally similar to Johnson & Johnson’s size and scope, have executive positions similar to those of Johnson & Johnson and compete with Johnson & Johnson for executive talent. The J&J Compensation & Benefits Committee reviews the composition of the Executive Peer Group annually.
Johnson & Johnson compares its executive officers’ (including, prior to the Kenvue IPO, Mr. Mongon’s) salaries, annual incentives, long-term incentives, total direct compensation, benefits, perquisites and other compensation to those of the Executive Peer Group companies. As noted above, in determining Mr. Mongon’s 2023 compensation, Johnson & Johnson also took into account that he would become the Chief Executive Officer of a public company following the Kenvue IPO.
Johnson & Johnson does not include non-U.S. companies in the Executive Peer Group because comparable compensation data for the executive officers is not available. Johnson & Johnson also does not include companies in industries whose compensation programs are not comparable to Johnson & Johnson’s programs, such as the financial services or oil and gas industries.
The following table lists Johnson & Johnson’s 2022 Executive Peer Group companies, their business characteristics and Johnson & Johnson’s rankings among these companies. Each company’s figures are for the four most recent fiscal quarters as of March 1, 2023. Market capitalization is as of December 31, 2022. Johnson & Johnson ranks in the top quartile of the peers for revenue, net income and market capitalization.

Company (Ticker Symbol)	Revenue ($ millions)	Net Income ($ millions)(1)	Market Cap ($ billions)(2)	Common Industry (Y/N)(3)	Gross Margin (>40%)	EBIT Margin (>10%)(4)	International Sales (> 33%)	Business Complexity(5)	R&D % of Sales (> or = 5%)
3M Company (MMM)(6)	$34,229	$5,777	$66	✓	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	43,653	6,933	191	✓	✓	✓	✓	✓	✓
Abbvie (ABBV)	58,054	11,836	286	✓	✓	✓		✓	✓
AT&T (T)	120,741	(8,524)	131		✓			✓
The Boeing Company (BA)	66,608	(4,935)	114				✓	✓
Bristol Myers Squibb Company (BMY)	46,159	6,327	153	✓	✓	✓		✓	✓
Cisco Systems, Inc. (CSCO)(6)(7)	53,161	11,302	196		✓	✓	✓	✓	✓
The Coca-Cola Company (KO)(6)	43,004	9,542	275		✓	✓	✓		ND(10)
General Electric Company (GE)	76,555	225	92	✓			✓	✓
Intel Corporation (INTC)	63,054	8,017	109		✓	✓	✓	✓	✓
Intl Business Machines Corporation (IBM)(6)	60,530	1,639	127		✓		✓	✓	✓
Medtronic, plc. (MDT)(7)	30,771	4,064	103	✓	✓	✓	✓	✓	✓
Merck & Co., Inc. (MRK)	59,283	14,519	281	✓	✓	✓	✓	✓	✓
Microsoft Corporation (MSFT)(8)	204,094	67,449	1,788		✓	✓	✓	✓	✓
PepsiCo., Inc. (PEP)	86,392	8,910	249		✓	✓	✓	✓
Pfizer Inc. (PFE)	100,330	31,372	288	✓	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)(8)(9)	80,281	14,279	359	✓	✓	✓	✓	✓
Raytheon Technologies Corporation (RTX)	67,074	5,197	148			✓		✓
Johnson & Johnson (JNJ)	94,943	17,941	462	✓	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	4th	3rd	2nd
Johnson & Johnson’s Percentile Rank	83%	89%	94%
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(1)Net Income reflects Net Income (Loss) attributable to company shareholders.
(2)Market Caps are derived from Bloomberg as of December 31, 2022.
(3)Common Industry means that the company is in an industry similar to one of Johnson & Johnson’s business segments: Pharmaceuticals, MedTech or, prior to the Kenvue IPO, Consumer Health.
(4)Earnings Before Interest and Tax (EBIT) is calculated as Income Before Tax (IBT) minus Net Interest Expense.
(5)Business Complexity means the company is a complex organization with multiple product lines.
(6)International sales estimated for CSC, MMM and IBM since domestic sales are represented as “Americas”, which may include South America, and for KO since domestic sales are represented as “North America”, which may include Canada.
(7)Used last four calendar quarters ended January 27, 2023 for Medtronic plc and January 28, 2023 for Cisco Systems, Inc.
(8)Used last four calendar quarters ended December 31, 2022 for The Procter & Gamble Company and Microsoft Corporation.
(9)The Procter & Gamble Company’s R&D spend and International Sales based on fiscal year-end June 30, 2022 as a proxy due to lack of availability at the time of sourcing.
(10)ND represents “Not Disclosed” as The Coca-Cola Company does not disclose R&D data.
Johnson & Johnson Competitor Composite Peer Group
The J&J Compensation & Benefits Committee compares overall Johnson & Johnson performance to the weighted performance of the Competitor Composite Peer Group companies. For example, when Johnson & Johnson sets the sales goals for its businesses, it compares the sales of its individual businesses to the total sales of its industry competitors. For the TSR component of PSUs, Johnson & Johnson weights the TSR within the three business groups by market capitalization and weights the three business groups using Johnson & Johnson’s sales mix each year. Johnson & Johnson includes each of the peer companies in only one of the business groups in calculating the Competitor Composite TSR for the PSU program.
These companies compete with one or more of Johnson & Johnson’s business segments. Johnson & Johnson evaluates the peer group on an ongoing basis and updates it as necessary. Johnson & Johnson selects the companies based on the following criteria and financial metrics:
•Product Relevance
•Financial Comparison: Sales growth, net income growth and margin, EPS growth and TSR
•Global Presence
•Market Leadership
•Strength and Consistency in Financial Outlook
The following table lists the 2022 Competitor Composite Peer Group companies by business.

Pharmaceuticals	MedTech	Consumer Health
•AbbVie Inc •Amgen Inc. •AstraZeneca PLC •Bristol-Myers Squibb Company •Eli Lilly and Company •GlaxoSmithKline plc •Merck & Co., Inc. •Novartis AG •Pfizer Inc. •Roche Holding AG(1) •Sanofi	•Alcon, Inc •Boston Scientific Corporation •The Cooper Companies, Inc •Intuitive Surgical, Inc. •Medtronic, PLC •Smith & Nephew plc •Stryker Corporation •Zimmer Biomet Holdings, Inc.	•Beiersdorf AG •Bayer AG(2) •Colgate-Palmolive Company •GlaxoSmithKline plc(2) •L’Oréal Company •The Procter & Gamble Company •Reckitt Benckiser Group plc •Sanofi(2) •Unilever plc
__________________
(1)Pharmaceuticals Sales, SG&A, R&D and Operating Profit only.
(2)OTC Sales only.
For 2023, the MedTech and Consumer Health Competitor Composite groups were updated to more accurately reflect changes in their business mix, the evolution of the competitive landscape and newly public companies. Bausch + Lomb Corp was added to the MedTech Competitor Composite group and Haleon plc was added to, and GlaxoSmithKline plc was removed from, the Consumer Health Competitor Composite group.
Kenvue Peer Group
Kenvue’s Compensation & Human Capital Committee is in the process of establishing an independent peer group.
Compensation Decision Process
Assessing Performance
Since 1943, Johnson & Johnson’s Credo has guided it in fulfilling its responsibilities to its customers, employees, communities and shareholders. In assessing Kenvue’s Named Executive Officers’ contributions to Johnson & Johnson’s performance, Johnson & Johnson not only looks to results-oriented measures of performance, but also considers how those results were achieved. It considers whether the decisions and actions leading to the results were consistent with the values of Johnson & Johnson, as embodied in its Credo, and the long-term impact of their decisions. Credo-based behavior is not something that can be precisely measured, and there is no formula for how such behavior can, or will, impact an executive’s compensation. Those who are responsible for evaluating an executive’s performance must use their judgment and experience to evaluate whether an executive’s actions were aligned with Johnson & Johnson’s Credo values.

As described in more detail below, as an executive officer of Johnson & Johnson prior to the Kenvue IPO, Mr. Mongon’s performance was assessed by both Johnson & Johnson’s Chief Executive Officer and the J&J Compensation & Benefits Committee, with all compensation decisions ultimately made by such committee. In the case of Kenvue’s other Named Executive Officers, their performance was assessed by Mr. Mongon and Johnson & Johnson’s Management Compensation Committee, comprised of Johnson & Johnson’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. Following the Kenvue IPO, compensation decisions regarding Kenvue’s executive officers, including any performance assessments, will ultimately be made by the Kenvue Compensation & Human Capital Committee.
Aligning Compensation to the “What” and the “How”
An individual employee can generally earn from 0% to 200% of the applicable target for annual incentives and 0% to 170% for long-term incentive awards based on business performance and his or her individual performance on both “the what” and “the how”. This broad range allows for meaningful differentiation based on performance.
Johnson & Johnson determines annual incentive awards, long-term incentive awards and salary rates on a component-by-component and total direct compensation basis. Johnson & Johnson also compares actual compensation for the prior year and target compensation for the current year to Executive Peer Group data.
The J&J Compensation & Benefits Committee (in the case of Mr. Mongon) and Johnson & Johnson’s Management Compensation Committee (in the case of Kenvue’s other Named Executive Officers) used their judgment and experience to determine annual incentive awards, long-term incentive awards and salary rates. Performance against goals was the most significant input in determining compensation levels. However, total direct compensation was not determined in a formulaic manner. In addition, Johnson & Johnson does not consider an employee’s previous long-term incentive awards and total equity ownership when making long-term incentive award determinations.
Governance of Executive Compensation
The J&J Compensation & Benefits Committee has retained Semler Brossy Consulting Group (“Semler Brossy”) since May 2020 to advise it on executive compensation matters. The J&J Compensation & Benefits Committee has sole authority to negotiate the terms of service, including all fees paid to its external consultants.

The table below summarizes the roles of each of the key participants in Johnson & Johnson’s executive compensation decision-making process that was applicable to Kenvue’s Named Executive Officers prior to the Kenvue IPO.

Participant	Role
J&J Compensation & Benefits Committee
•Acts on behalf of Johnson & Johnson’s board of directors by setting the principles that guide the design of Johnson & Johnson’s compensation and benefits programs
•Sets Johnson & Johnson’s executive compensation philosophy and composition of the Executive Peer Group
•Approves compensation target levels for Johnson & Johnson’s executive officers, including, prior to the Kenvue IPO, Mr. Mongon
•Sets compensation programs and principles that are designed to link executive pay with Johnson & Johnson and individual performance
•Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs, including, prior to the Kenvue IPO, those in which Mr. Mongon participated

Johnson & Johnson’s Chief Executive Officer	•Reviewed and presented to the J&J Compensation & Benefits Committee the performance assessments and compensation recommendations for Mr. Mongon
Johnson & Johnson’s Management Compensation Committee	•Reviewed and approved compensation decisions for each of Kenvue’s NEOs (other than Mr. Mongon)
Kenvue’s Chief Executive Officer	•Reviewed and presented to Johnson & Johnson’s Management Compensation Committee the performance assessments and compensation recommendations for Kenvue’s NEOs (other than Mr. Mongon)
Independent Compensation Consultant
•Attends all J&J Compensation & Benefits Committee meetings at the request of such committee
•Advises the J&J Compensation & Benefits Committee on market trends, regulatory issues and developments and how they may impact Johnson & Johnson’s executive compensation programs
•Reviews Johnson & Johnson’s compensation strategy and executive compensation programs for alignment with its strategic business objectives
•Advises on the design of Johnson & Johnson executive compensation programs to ensure linkage between pay and performance
•Provides market data analyses to the J&J Compensation & Benefits Committee

Independence of Compensation Consultant
The J&J Compensation & Benefits Committee determined that Semler Brossy’s services as its independent compensation consultant for 2022 did not raise any conflict of interest concerns. The J&J Compensation & Benefits Committee considered the following factors, among others, when assessing the independence of its compensation consultant:
•Semler Brossy did not provide any other services to Johnson & Johnson and reported directly to the J&J Compensation & Benefits Committee.
•Semler Brossy has policies and procedures in place to prevent conflicts of interest.
•No member of the Semler Brossy consulting team serving the J&J Compensation & Benefits Committee has a business or personal relationship with any member of the J&J Compensation & Benefits Committee or any executive officer of Johnson & Johnson.

•Neither Semler Brossy nor any principal of Semler Brossy owns any shares of J&J Common Stock.
•The amount of fees paid to Semler Brossy is less than 1% of its total consulting income.
Additional Information Concerning Executive Compensation
Limited Employment Arrangements and Agreements
Johnson & Johnson’s Severance Pay Plan provides severance benefits to certain full-time non-union U.S. employees who are involuntarily terminated. Johnson & Johnson provides two weeks’ base salary for each year of service, with guaranteed minimums based on an employee’s level. Between the Kenvue IPO and the completion of this Exchange Offer, Kenvue will continue to be a participating employer in the Severance Pay Plan, other than with respect to the Named Executive Officers. Prior to the Kenvue IPO, the minimum for each of Kenvue’s Named Executive Officers was 52 weeks of base salary. Johnson & Johnson pays severance according to its normal payroll cycle. It does not pay severance as a lump-sum payment.
As is customary for all employees in Switzerland, Mr. Lawson is subject to an employment agreement that was assumed by Kenvue in connection with the Kenvue IPO and that sets forth his position, working conditions, compensation and benefits and certain continued salary payments if Mr. Lawson is prevented from working through no fault of his own (e.g., accident or illness). Mr. Lawson’s agreement does not provide for severance payments or benefits, but his non-competition covenant provides that, as consideration for such covenant, he will continue to receive 50% of his base salary during the 12-month period the covenant remains in effect after Mr. Lawson’s termination of employment for any reason. Kenvue may choose to waive the covenant, and the obligation to make the foregoing payment, provided it does so within 15 days after Mr. Lawson’s employment is terminated.
Kenvue does not have employment arrangements or agreements with any of its other Named Executive Officers.
Stock Ownership Guidelines for Named Executive Officers
Johnson & Johnson requires its executive officers, including, prior to the Kenvue IPO, Mr. Mongon, to own a certain amount of Johnson & Johnson stock to further align their interests with its shareholders’ interests. The Nominating & Corporate Governance Committee of Johnson & Johnson’s board of directors monitors compliance with these guidelines on an annual basis, and covered executives have five years after first becoming subject to the guidelines to achieve the required ownership threshold. Prior to the Kenvue IPO, Mr. Mongon was required to own Johnson & Johnson stock with a fair market value equal to six times Mr. Mongon’s annual base salary. Following the Kenvue IPO, Mr. Mongon is no longer subject to Johnson & Johnson’s stock ownership guidelines.
Johnson & Johnson does not count shares underlying options or unearned PSUs as owned shares for these guidelines. A covered executive cannot sell the after-tax shares received from long-term incentive awards until his or her ownership threshold is met.
Johnson & Johnson’s Policy Against Pledging, Hedging and Short Selling of Johnson & Johnson Stock prohibits directors and executive officers of Johnson & Johnson from pledging, entering into hedging arrangements, short selling or transacting in derivative instruments linked to the performance of Johnson & Johnson’s stock.
The J&J Compensation & Benefits Committee approved initial stock ownership guidelines pursuant to which each of Kenvue’s executive officers must, no later than the fifth anniversary of such executive officer becoming subject to the stock ownership guidelines, hold shares of Kenvue’s common stock directly or, to the extent permitted under the policy, indirectly with a market value of at least three times (six times for Kenvue’s CEO) such employee’s annual base salary.
Kenvue expects that the Kenvue Board will review Kenvue’s executive officer stock ownership guidelines on a periodic basis.

Executive Compensation Recoupment Policy
Johnson & Johnson’s board of directors can recoup all or part of any compensation paid to an executive officer, including, prior to the Kenvue IPO, Mr. Mongon, in the event of a material restatement of Johnson & Johnson’s financial results. In such a situation, Johnson & Johnson’s board of directors will consider:
•whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement; and
•the accountability of any executive officer whose acts or omissions were responsible, in whole or in part, for the events that led to the restatement and whether such actions or omissions constituted misconduct.
Johnson & Johnson’s board of directors can also recoup compensation from senior executives in the event of significant misconduct resulting in a violation of a significant Johnson & Johnson policy, law or regulation relating to manufacturing, sales or marketing of products that causes material harm to Johnson & Johnson.
In connection with the Kenvue IPO, Kenvue implemented an executive compensation recoupment policy that applies to, among others, Kenvue’s Named Executive Officers, and that is triggered based on a material restatement of Kenvue’s financial statements. On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The final rules directed the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. The NYSE subsequently adopted, and the SEC approved, a new listing standard which implements the clawback requirements, with a mandatory compliance date currently set for December 1, 2023. Kenvue intends to amend its executive compensation recoupment policy to reflect these new requirements by the compliance date.
Tax Impact on Compensation
Johnson & Johnson considers objectives such as attracting, retaining and motivating leaders when designing its executive compensation programs. Johnson & Johnson also considers the tax deductibility of compensation, but it is not its sole consideration.
For federal income tax purposes, compensation is an expense that is fully tax deductible for almost all of Johnson & Johnson’s U.S. employees. Following the 2017 tax reform, annual compensation in excess of $1 million paid to a company’s named executive officers who are covered employees under Section 162(m) of the Code will generally not be tax deductible, even if such compensation is performance-based or paid following termination of employment. Section 162(m) of the Code will also apply to Kenvue now that it is a public company.
The Kenvue Compensation & Human Capital Committee will consider the implications of Section 162(m) of the Code when designing and implementing Kenvue’s compensation programs, but will maintain flexibility to design programs that it believes are in the best interests of Kenvue and Kenvue’s shareholders and consistent with the objectives of Kenvue’s executive compensation programs, including the flexibility to authorize payments that might not be deductible.
Executive Compensation Tables
2022 Summary Compensation Table
The table below shows the compensation paid by Johnson & Johnson for fiscal year 2022 to Kenvue’s Named Executive Officers. The table also shows the compensation paid by Johnson & Johnson to Kenvue’s Named Executive Officers in 2021 if they were also included in the Summary Compensation Table that was included in Kenvue’s registration statement on Form S-1 in 2022. For a complete understanding of the table, please read the descriptions of each column that follow the table.

Name and Principal Position(1)	Year	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Thibaut Mongon	2022	917,308	3,681,233	1,436,969	798,000	62,000	196,900	7,092,410
EVP and Worldwide Chairman, Consumer Health	2021	871,154	3,962,962	1,449,005	1,185,129	230,000	206,210	7,904,460
Paul Ruh	2022	569,715	711,666	281,985	269,352	29,000	23,379	1,885,097
Chief Financial Officer, Consumer Health	2021	504,377	749,700	270,007	393,262	111,000	22,697	2,051,043
Kathleen Widmer	2022	542,346	1,027,548	407,121	248,640	—	24,406	2,250,061
Company Group Chairman, NA and LATAM	2021	496,415	1,017,596	371,982	530,901	138,000	22,339	2,577,233
Ellie Bing Xie	2022	532,008	900,634	356,890	345,140	12,000	1,024,212	3,170,884
Company Group Chairman, APAC	2021	473,631	763,229	278,705	477,391	111,000	745,957	2,849,913
Carlton Lawson(8)	2022	535,500	926,115	366,973	434,654	—	185,802	2,449,044
Company Group Chairman EMEA
__________________
(1)Position reflects the NEO’s title during 2022.
(2)Reflects base salaries paid during the applicable year. In the case of Mr. Ruh, his transfer to Kenvue in 2022 triggered a payout of his accrued paid time-off in accordance with applicable law and Johnson & Johnson policies. This payout, which amounted to $60,045, is included as part of Mr. Ruh’s 2022 base salary. In the case of Mr. Lawson, salary amount includes “13th month” salary payment in Switzerland.
(3)Reflects grant date fair value of PSU and RSU awards. See “—2022 Grants of Plan-Based Awards Table” for details on 2022 awards. The following table details the number and value of PSUs assuming achievement at (1) threshold, (2) target and (3) maximum performance (at 200%).

	Performance Share Units
	Units (#)			Grant Date Fair Value ($)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
T. Mongon	—	18,786	37,572	—	$3,202,243	$6,404,486
P. Ruh	—	3,072	6,144	—	523,650	1,047,300
K. Widmer	—	4,436	8,872	—	756,156	1,512,312
E. Xie	—	3,888	7,776	—	662,745	1,325,489
C. Lawson	—	3,998	7,996	—	681,495	1,362,990
(4)Reflects the grant date fair value of option awards. See “—2022 Grants of Plan-Based Awards Table” for details on 2022 awards.
(5)Reflects annual incentive awards and, for 2021 only, dividend equivalents received on vested Certificates of Long-Term Performance (“CLPs”).
•Annual Incentives: The J&J Compensation & Benefits Committee (in the case of Mr. Mongon) and Johnson & Johnson’s Management Compensation Committee (in the case of all other NEOs) approved the annual incentives after reviewing performance for the year. Annual incentives are paid in the first quarter of the year following the performance year.
•CLPs: Johnson & Johnson stopped granting CLPs in 2012. These variable, cash-based long-term incentives granted to Mr. Mongon, which were valued based on a formula tied to Johnson & Johnson’s net earnings per share, granted to Mr. Mongon vested and paid out in accordance with their original terms prior to the date of this registration statement. The values of CLPs are included in several tables in this prospectus, as follows:
◦Non-Equity Incentive Plan Compensation column of the 2022 Summary Compensation Table includes the dividend equivalents paid on vested CLPs.
◦Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the 2022 Summary Compensation Table includes the annual change in value of vested CLPs, but only to the extent that the unit values grow at a rate that exceeds a reference rate of return.

◦2022 Non-Qualified Deferred Compensation Table set forth below includes the value of the CLPs that were paid out at the end of their 10-year term.
The following table details the amounts included in the Non-Equity Incentive Plan Compensation column.

Name	Year	Annual Incentive	Value of CLP Dividend Equivalents Earned During the Fiscal Year	Total
T. Mongon	2022	$798,000	$—	$798,000
	2021	1,180,000	5,129	1,185,129
P. Ruh	2022	269,352	—	269,352
	2021	393,262	—	393,262
K. Widmer	2022	248,640	—	248,640
	2021	530,901	—	530,901
E. Xie	2022	345,140	—	345,140
	2021	477,391	—	477,391
C. Lawson	2022	434,654	—	434,654
(6)Reflects the increase in the present value of the accrued pension benefit and the above-reference-rate non-qualified deferred compensation earnings. The table below shows the change in pension values and above-reference-rate amounts for vested CLPs.

Name	Year	Change in Pension Present Value	Above Reference Rate Calculation for Vested CLPs	Total
T. Mongon	2022	$62,000	$—	$62,000
P. Ruh	2022	29,000	—	29,000
K. Widmer	2022	—	—	—
E. Xie	2022	12,000	—	12,000
C. Lawson	2022	—	—	—
The change in pension present value is not a current cash payment. The pensions are only paid after an employee is deemed to have “retired” (generally separation from employment, or if later, attainment of a specified age). See “—2022 Pension Benefits” below for details on the pension. The following factors affect the change in pension value reported above:
•Service, Pay and Age: The following factors increased the present values:
◦Service: An additional year of completed service was included in the calculation of benefits;
◦Pay: The NEOs’ pay, which determines the level of pension benefits, increased since the previous fiscal year-end; and
◦Age: Each executive is one year closer to the age when Johnson & Johnson assumes the pension payments will begin.
•Impact of Changes in Assumptions: The change in pension present value is highly sensitive to changes in mortality and interest rate assumptions, which can increase or decrease the value. The following tables detail the changes in actuarial assumptions and their net effect on the change in pension value.
U.S. Pension Plans

Year	Mortality Table	Discount Rate	Net Effect on Changes on Pension Present Value
2022	PRI-2012 Table, Generational Mortality Projection with Scale MMP-2021	5.41%	Decrease
2021	PRI-2012 Table, Generational Mortality Projection with Scale MMP-2021	2.89%	Increase

Non-U.S. Pension Plans

	U.K. Pension Benefits			Swiss Pension Benefits
Year	Mortality Table	Discount Rate	Net Effect on Changes on Pension Present Value	Mortality Table	Discount Rate	Net Effect on Changes in Pension Present Value
2022	SAPS S3 with weighting adjustments using CMI2019 core projections with 1.25% p.a. long-term improvement	4.92%	Decrease	BVG 2020 generational tables with CMI 2018, 1.25%	2.17%	Decrease
2021	SAPS S3 with weighting adjustments using CMI2019 core projections with 1.25% p.a. long-term improvement	1.92%	N/A	BVG 2020 generational tables with CMI 2018, 1.25%	0.23%	N/A
(7)Reflects the 2022 value of perquisites and other personal benefits and Johnson & Johnson contributions to its 401(k) and Excess Savings Plans.

Name	Perquisites and Other Personal Benefits	Registrant Contributions to Defined Contribution Plans	Total
T. Mongon	$155,621	$41,279	$196,900
P. Ruh	—*	23,379	23,379
K. Widmer	—*	24,406	24,406
E. Xie	1,000,272	23,940	1,024,212
C. Lawson	185,802	—	185,802
___________
*Total perquisites and other personal benefits amounted to less than $10,000.
Details for the amounts set forth in the Perquisites and Other Personal Benefits column above are as follows:
•T. Mongon: $155,621, which includes $151,396 for personal use of corporate aircraft, personal use of a company car and driver and home security-related costs.
•E. Xie: $1,000,272, which includes expenses related to Ms. Xie’s international assignment to Singapore at Johnson & Johnson’s request, consisting of (1) $895,991 related to moving and relocation, (2) $68,064 related to utilities, transportation and cost of living adjustments and (3) $36,217 related to tax equalization payments. The amounts described in (1) and (2) are inclusive of reimbursement of taxes incurred in connection with such benefits.
•C. Lawson: $185,802, which includes $111,559 for his contractual housing allowance, $41,348 for a company car allowance, relocation expenses and tax preparation services. These amounts are inclusive of reimbursement of taxes in connection with certain of the benefits described above.
Johnson & Johnson values perquisites and other personal benefits based on the incremental cost to Johnson & Johnson.
Johnson & Johnson calculates the incremental cost for personal use of the Johnson & Johnson aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown and other smaller variable costs. Fixed costs such as aircraft purchase costs, maintenance not related to personal trips and flight crew salaries are not included.
Johnson & Johnson calculates the incremental cost for Johnson & Johnson cars and drivers for commuting and other personal transportation as the sum of the cost of fuel, driver overtime fees and other smaller variable costs. Fixed costs such as car purchase costs, maintenance not related to personal trips and driver salaries are not included.
Named Executive Officers were taxed on the imputed income attributable to their personal use of Johnson & Johnson aircraft and cars and did not receive tax assistance from Johnson & Johnson with respect to these amounts. These values were not paid to Named Executive Officers and consist primarily of driver overtime, fuel costs, landing fees, handling charges, crew expenses and other incidentals.
(8)Cash amounts for Mr. Lawson have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.
2022 Grants of Plan-Based Awards Table
The table below shows the potential ranges of the 2022 annual incentive considered granted by Johnson & Johnson in 2022, as well as the PSUs, RSUs and options granted by Johnson & Johnson in 2022. The grant date fair values of stock awards and option awards reflected in the 2022 Summary Compensation Table are also included.

For a complete understanding of the table, please read the descriptions of each column that follow the table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Incentive)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on the Grant Date ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. Mongon	Annual Incentive	—	—	925,000	1,850,000	—	—	—	—	—	—	—	—
	2022-2024 PSUs	2/14/2022	—	—	—	—	18,786	37,572	—	—	—	165.60	3,202,243
	RSUs	2/14/2022	—	—	—	—	—	—	3,131	—	—	165.60	478,990
	Stock Options	2/14/2022	—	—	—	—	—	—	—	61,849	165.89	165.60	1,436,969
P. Ruh	Annual Incentive	—	—	313,200	626,400	—	—	—	—	—	—	—	—
	2022-2024 PSUs	2/14/2022	—	—	—	—	3,072	6,144	—	—	—	165.60	523,650
	RSUs	2/14/2022	—	—	—	—	—	—	1,229	—	—	165.60	188,016
	Stock Options	2/14/2022	—	—	—	—	—	—	—	12,137	165.89	165.60	281,985
K. Widmer	Annual Incentive	—	—	409,125	818,250	—	—	—	—	—	—	—	—
	2022-2024 PSUs	2/14/2022	—	—	—	—	4,436	8,872	—	—	—	165.60	756,156
	RSUs	2/14/2022	—	—	—	—	—	—	1,774	—	—	165.60	271,392
	Stock Options	2/14/2022	—	—	—	—	—	—	—	17,523	165.89	165.60	407,121
E. Xie	Annual Incentive	—	—	401,325	802,650	—	—	—	—	—	—	—	—
	2022-2024 PSUs	2/14/2022	—	—	—	—	3,888	7,776	—	—	—	165.60	662,745
	RSUs	2/14/2022	—	—	—	—	—	—	1,555	—	—	165.60	237,889
	Stock Options	2/14/2022	—	—	—	—	—	—	—	15,361	165.89	165.60	356,890
C. Lawson	Annual Incentive(7)	—	—	403,251	806,502	—	—	—	—	—	—	—	—
	2022-2024 PSUs	2/14/2022	—	—	—	—	3,998	7,996	—	—	—	165.60	681,495
	RSUs	2/14/2022	—	—	—	—	—	—	1,599	—	—	165.60	244,620
	Stock Options	2/14/2022	—	—	—	—	—	—	—	15,795	165.89	165.60	366,973
__________________
(1)Reflects the threshold, target and maximum annual incentive amounts for 2022 performance. The J&J Compensation & Benefits Committee in the case of Mr. Mongon and the Johnson & Johnson Management Compensation Committee in the case of the other NEOs considered the applicable potential range when determining the actual annual incentives (included in the column labeled “Non-Equity Incentive Compensation” of the 2022 Summary Compensation Table).
(2)Reflects the threshold, target and maximum number of PSUs that were awarded in February 2022 based on 2021 performance.
(3)Reflects the number of RSUs awarded in February 2022 based on 2021 performance.
(4)Reflects the number of options awarded in February 2022 based on 2021 performance and their exercise price.
(5)Reflects the closing price of J&J Common Stock on the date of grant.
(6)Reflects the grant date fair values of PSUs, RSUs and options granted in 2022. The grant date fair values of stock awards and option awards are included in the columns labeled, respectively, “Stock Awards” and “Option Awards” in the 2022 Summary Compensation Table.
(7)Annual incentive amounts for Mr. Lawson have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.
Details on Johnson & Johnson’s 2022 Long-Term Incentive Grant Date Fair Values
Assumptions used for PSUs, RSUs and options: Johnson & Johnson used the same grant date, common stock fair market value and dividend yield assumptions in calculating the fair values of the PSUs, RSUs and options.
Fair values of RSUs and PSUs tied to 2022-2024 EPS: Johnson & Johnson calculated the fair value of RSUs and PSUs tied to 2022-2024 EPS based on the common stock fair market value discounted by the expected dividend yield since dividends are not paid prior to vesting.
2022-2024 PSUs: Johnson & Johnson calculated the fair value of the 2022-2024 PSUs using the weighted average of the fair values of the EPS and relative TSR components. An independent third party calculated the fair value of the PSUs tied to relative TSR using a Monte Carlo simulation.

Options: Johnson & Johnson valued the options using the Black-Scholes model with the assumptions below.

Assumptions Used in PSU, RSU and Option Fair Value Calculations
Grant Date	2/14/2022
Johnson & Johnson Common Stock Fair Market Value (average of the high and low prices on the NYSE)	$165.89
Dividend Yield	2.70%

Fair Values of RSUs and PSUs Tied to 2022-2024 EPS Performance
RSUs	$152.983
2022-2024 PSUs Tied to 2022-2024 EPS Performance	$152.983

2022-2024 PSU Fair Value
Performance Measures	Weight	Fair Value
2022-2024 EPS	50%	$152.983
2022-2024 Relative TSR	50%	$187.934
Weighted Average		$170.459

2022 Option Fair Value
Exercise Price	$165.89
Risk Free Rate (determined based on U.S. treasury rate of seven years)	1.98%
Expected Volatility (calculated using blended historical average volatility and implied volatility on at-the-money, 2-year, traded options)	18.003%
Expected Life in Years (calculated based on historical data)	7.00
Fair Value	$23.234
2022 Outstanding Equity Awards at Fiscal Year-End
The table below shows the outstanding options, RSUs and PSUs as of fiscal year-end 2022.

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#)
Name	Grant Date(1)		Vesting Date(2)	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
T. Mongon	Options
		2/10/2020	2/10/2023	—	58,447	151.41	2/10/2030	—	—	—	—
		2/8/2021	2/8/2024	—	69,470	164.62	2/8/2031	—	—	—	—
		2/14/2022	2/14/2025	—	61,849	165.89	2/14/2032	—	—	—	—
	RSUs
		2/10/2020	2/10/2023	—	—	—	—	2,285	403,645	—	—
		2/8/2021	2/8/2024	—	—	—	—	3,163	558,744	—	—
		2/14/2022	2/14/2025	—	—	—	—	3,131	553,091	—	—
	2020-2022	PSU Award
		2/10/2020	2/10/2023	—	—	—	—	13,710	2,421,872	—	—
	2021-2023	PSU Award

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#)
Name	Grant Date(1)		Vesting Date(2)	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
		2/8/2021	2/8/2024	—	—	—	—	—	—	23,777	4,200,207
	2022-2024	PSU Award
		2/14/2022	2/14/2025	—	—	—	—	—	—	23,219	4,101,636
P. Ruh	Options
		2/10/2020	2/10/2023	—	18,721	151.41	2/10/2030	—	—	—	—
		2/8/2021	2/8/2024	—	12,945	164.62	2/8/2031	—	—	—	—
		2/14/2022	2/14/2025	—	12,137	165.89	2/14/2032	—	—	—	—
	RSUs
		2/10/2020	2/10/2023	—	—	—	—	1,464	258,616	—	—
		2/8/2021	2/8/2024	—	—	—	—	1,179	208,270	—	—
		2/14/2022	2/14/2025	—	—	—	—	1,229	217,103	—	—
	2020-2022	PSU Award
		2/10/2020	2/10/2023	—	—	—	—	3,660	646,539	—	—
	2021-2023	PSU Award
		2/8/2021	2/8/2024	—	—	—	—	—	—	3,693	652,368
	2022-2024	PSU Award
		2/14/2022	2/14/2025	—	—	—	—	—	—	3,797	670,740
K. Widmer	Options
		2/13/2017	2/13/2020	5,571	—	115.67	2/13/2027	—	—	—	—
		2/12/2018	2/12/2021	7,988	—	129.51	2/12/2028	—	—	—	—
		2/11/2019	2/11/2022	9,885	—	131.94	2/11/2029	—	—	—	—
		2/10/2020	2/10/2023	—	20,543	151.41	2/10/2030	—	—	—	—
		2/8/2021	2/8/2024	—	17,834	164.62	2/8/2031	—	—	—	—
		2/14/2022	2/14/2025	—	17,523	165.89	2/14/2032	—	—	—	—
	RSUs
		2/10/2020	2/10/2023	—	—	—	—	1,606	283,700	—	—
		2/8/2021	2/8/2024	—	—	—	—	1,624	286,880	—	—
		2/14/2022	2/14/2025	—	—	—	—	1,774	313,377	—	—
	2020-2022	PSU Award
		2/10/2020	2/10/2023	—	—	—	—	4,016	709,426	—	—
	2021-2023	PSU Award
		2/8/2021	2/8/2024	—	—	—	—	—	—	5,087	898,619
	2022-2024	PSU Award
		2/14/2022	2/14/2025	—	—	—	—	—	—	5,483	968,572
E. Xie	Options
		2/8/2016	2/9/2019	6,472	—	101.87	2/8/2026	—	—	—	—
		2/13/2017	2/13/2020	5,744	—	115.67	2/13/2027	—	—	—	—
		2/12/2018	2/12/2021	5,705	—	129.51	2/12/2028	—	—	—	—
		2/11/2019	2/11/2022	7,582	—	131.94	2/11/2029	—	—	—	—
		2/10/2020	2/10/2023	—	11,689	151.41	2/10/2030	—	—	—	—
		2/8/2021	2/8/2024	—	13,362	164.62	2/8/2031	—	—	—	—
		2/14/2022	2/14/2025	—	15,361	165.89	2/14/2032	—	—	—	—

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#)
Name	Grant Date(1)		Vesting Date(2)	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
	RSUs
		2/10/2020	2/10/2023	—	—	—	—	914	161,458	—	—
		2/8/2021	2/8/2024	—	—	—	—	1,217	214,983	—	—
		2/14/2022	2/14/2025	—	—	—	—	1,555	274,691	—	—
	2020-2022	PSU Award
		2/10/2020	2/10/2023	—	—	—	—	2,285	403,645	—	—
	2021-2023	PSU Award
		2/8/2021	2/8/2024	—	—	—	—	—	—	3,812	673,390
	2022-2024	PSU Award
		2/14/2022	2/14/2025	—	—	—	—	—	—	4,806	848,980
C. Lawson	Options
		2/10/2020	2/10/2023	—	4,208	151.41	2/10/2030	—	—	—	—
		2/8/2021	2/8/2024	—	4,620	164.62	2/8/2031	—	—	—	—
		2/14/2022	2/14/2025	—	15,795	165.89	2/14/2032	—	—	—	—
	RSUs
		2/10/2020	2/10/2023	—	—	—	—	329	58,118	—	—
		2/8/2021	2/8/2024	—	—	—	—	421	74,370	—	—
		2/14/2022	2/14/2025	—	—	—	—	1,599	282,463	—	—
	2020-2022	PSU Award
		2/10/2020	2/10/2023	—	—	—	—	822	145,206	—	—
	2021-2023	PSU Award
		2/8/2021	2/8/2024	—	—	—	—	—	—	1,318	232,825
	2022-2024	PSU Award
		2/14/2022	2/14/2025	—	—	—	—	—	—	4,941	872,828
__________________
(1)PSUs are considered granted when the performance goals are approved (according to U.S. accounting rules).
(2)Options, RSUs and PSUs granted prior to 2023 vest 100% three years from the date of grant. PSUs are not distributed until the percent of target vested based on performance is certified by the J&J Compensation & Benefits Committee at the end of the three-year performance period.
(3)PSUs that have been earned based on performance to date are reflected as awards that are no longer subject to performance criteria. See “—Compensation Discussion and Analysis—2020-2022 PSU Payout” for details.
(4)Johnson & Johnson calculated the estimated number of PSUs to vest in the future assuming:
•2021-2023 PSUs tied to (1) Relative TSR performance vest at 117.00% of target and (2) cumulative adjusted EPS performance vest at 133.60% of target.
•2022-2024 PSUs tied to (1) Relative TSR performance vest at 156.00% of target and (2) cumulative adjusted EPS performance vest at 91.20% of target.
(5)Johnson & Johnson calculated the market values of unvested RSUs and PSUs included in the table above using the closing price of Johnson & Johnson’s common stock on the NYSE on December 30, 2022, which was the last business day of Johnson & Johnson’s fiscal year 2022, or $176.65.

2022 Option Exercises and Stock Vested
The table below shows, for each of Kenvue’s NEOs, how many options, PSUs and RSUs were exercised or vested in 2022, as applicable, and their value when they were exercised or vested, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Mongon	83,074	$4,830,204	7,681	$1,285,328
P. Ruh	9,829	413,408	4,127	690,607
K. Widmer	3,575	201,880	4,150	694,455
E. Xie	—	—	3,184	532,805
C. Lawson	—	—	—	—
2022 Pension Benefits
The table below shows the present value of pension benefits as of year-end 2022 and payments during 2022 to Kenvue’s NEOs. For a complete understanding of the table, please read the description of the pension benefits that follow the table.

Name	Plan Name	Number of Years Credited Service	Normal Retirement Age	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
T. Mongon	Salaried Pension Plan	3.67	62	$99,000	—
	Excess Pension Plan	3.67	62	514,000	—
P. Ruh	Salaried Pension Plan	5.92	62	183,000	—
	Excess Pension Plan	5.92	62	341,000	—
K. Widmer	Salaried Pension Plan	28.83	62	1,198,000	—
	Excess Pension Plan	28.83	62	700,000	—
E. Xie	Salaried Pension Plan	7.33	62	203,000	—
	Excess Pension Plan	7.33	62	281,000	—
C. Lawson	UK Pension Plan	1.92	65	94,000	—
	Swiss Pension Plan	1.42	65	167,000	—
Johnson & Johnson calculated the present values in the table assuming, for each Named Executive Officer other than Mr. Lawson: (1) for the Salaried Pension Plan, a 5.40% discount rate; (2) for the Excess Pension Plan, a 5.42% discount rate; and (3) for both plans, the mortality assumptions provided under the PRI-2012 Table, Generational Mortality Projection with Scale MMP-2021.
Johnson & Johnson calculated the present values in the table for Mr. Lawson assuming: (1) for the Johnson & Johnson UK Group Employer-Financed Retirement Benefits Scheme (the “UK Pension Plan”), a 4.92% discount rate and the mortality assumptions provided under the SAPS S3 with weighting adjustments using CMI2019 core projections with 1.25% p.a. long-term improvement; and (2) for the Johnson & Johnson Pension Fund Switzerland (the “Swiss Pension Plan”), a 2.17% discount rate and the mortality assumptions provided under the BVG 2020 generational tables with CMI 2018, 1.25%.

The Named Executive Officers (other than Mr. Lawson) participate in Johnson & Johnson’s U.S. defined benefit pension plans on the same basis as other U.S. non-union employees. For all NEOs who participate in Johnson & Johnson’s U.S. defined benefit pension plans, other than Ms. Widmer, their pension benefit is determined solely under the formula applicable to employees hired on or after January 1, 2015 (the Retirement Value Plan, or “RVP”, formula). For Ms. Widmer, a portion of her pension benefit with a present value of $1,033,000 is determined under the formula applicable to employees hired prior to January 1, 2015 (the Final Average Pay formula), with the remainder of her pension benefits, representing the portion of her pension benefits earned after she recommenced service with Johnson & Johnson in 2015, determined under the RVP formula. The RVP and Final Average Pay formulas are described below.
Johnson & Johnson provides pension benefits to its employees to provide retirement income, facilitate succession and motivate long-term service. Johnson & Johnson’s pension benefits are paid as described below.
•U.S. Final Average Pay Pension Formula: This formula describes a monthly annuity amount payable for life once the employee is deemed to have “retired” from Johnson & Johnson (generally separation from Johnson & Johnson, or if later, attainment of a specified age).
◦Retirement Age: At age 62 employees can begin receiving unreduced pension payments. At age 55 they can begin receiving reduced pension benefits. If an employee begins receiving his or her pension before age 62, the pension is reduced by 4% per year for each year before age 62.
◦Monthly Annuity Amount: The monthly annuity amount is calculated as:
(1)Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus
(2)Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus
(3)Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.
◦Final Average Earnings: Final average earnings is the average of the highest consecutive 60 months out of the last 120 months of pay. Earnings include base salary and annual incentive payouts.
◦Benefits Paid as an Annuity: Pension benefits must be taken in the form of an annuity.
•U.S. Retirement Value Plan Pension Formula: This formula describes a lump sum payable at the time the employee is deemed to have “retired” from Johnson & Johnson (generally separation from Johnson & Johnson, or if later, attainment of a specified age).
◦Retirement Age: At age 62 employees can receive an unreduced pension payment. If an employee receives his or her pension before age 62, the pension is reduced for early commencement for each year before age 62.
◦Lump Sum Amount: Johnson & Johnson calculates the lump sum amount as an RVP credit of 15% of “plan earnings” (see below) for each year of service. The sum of each year’s RVP credits equals the pension benefit payable as a lump sum at age 62.
◦Plan Earnings: Earnings include base salary and annual incentive payouts.
◦Form of Benefit Payment: The Excess Pension Plan benefit is only available as a lump sum. The RVP Salaried Plan benefit amount is expressed as a lump sum but can also be payable in one of the optional annuity forms available under the RVP Salaried Plan.
•U.S. Pension Plans: Johnson & Johnson pays its U.S. pensions from the Salaried and Excess Pension Plans as follows:
◦Salaried Pension Plan: The Salaried Pension Plan applies the Final Average Pay and RVP formulas, as applicable, to pay up to the IRS’s covered compensation limit. The limit was $305,000 in 2022.

◦Excess Pension Plan: The Excess Pension Plan uses the Final Average Pay and RVP formulas, as applicable, without applying the IRS pay limits. The Excess Pension Plan’s payments are reduced by amounts paid from the Salaried Pension Plan. U.S. non-union employees participate in the Excess Pension Plan if their covered compensation exceeds the IRS limit.
•UK Pension Formula: This formula describes a monthly annuity amount payable for life once the employee is deemed to have “retired” from Johnson & Johnson (generally separation from Johnson & Johnson, or if later, attainment of a specified age).
◦Retirement Age: At age 65 employees can begin receiving unreduced pension payments. If an employee begins receiving his or her pension before age 65, the pension is reduced for early commencement.
◦Monthly Annuity Amount: The annualized annuity amount is calculated as 1/90th of plan earnings for each year of service. This annual amount is then paid in monthly installments.
◦Plan Earnings: Earnings include base salary only.
◦Benefits Paid as an Annuity: Pension benefits must be taken in the form of an annuity. Payments are indexed by the Retail Price Index, subject to a cap of 2.5% annually (assumed to result in an increase of 2% p.a. on average).
•Swiss Pension Formula: A lump sum payable at retirement is determined by a cash balance plan formula.
◦Retirement Age: The normal retirement age under the Swiss Pension Plan is age 65; however, employees can retire as early as age 58. If an employee begins receiving his or her pension before age 65, the pension is reduced for early commencement.
◦Lump Sum Amount: Each year the employee’s account balance is increased with retirement credits that vary depending on the employee’s age and elected contribution amount. The cash balance account is accumulated with interest at a rate equal to inflation plus 1.5%. The cash balance account at retirement is multiplied by a conversion rate to determine the annuity payable at retirement.
◦Eligible Earnings: Earnings include base salary only.
◦Form of Benefit Payment: The pension benefit can be payable as a lump sum or annuity under the Swiss Pension Plan.
In connection with the Kenvue IPO, Johnson & Johnson agreed to generally retain all liabilities and assets under its defined benefit pension plans, unless otherwise required by law. Following the Kenvue IPO, Kenvue generally does not provide defined benefit pension benefits to its employees, including in the United States, except where it was required to assume plans from Johnson & Johnson pursuant to applicable law. However, Johnson & Johnson agreed that Kenvue’s U.S. and Canada-based employees (other than those based in Quebec) will receive service credit through the completion of this Exchange Offer and for up to 15 years thereafter for purposes of vesting and early retirement subsidies (but not for purposes of eligibility or benefit accrual). Kenvue will reimburse Johnson & Johnson for the estimated cost of such service credit.
2022 Non-Qualified Deferred Compensation
The table below shows Kenvue’s Named Executive Officers’ year-end non-tax-qualified compensation deferral plan balances in Johnson & Johnson’s Excess Savings Plan. It also shows how much Johnson & Johnson contributed to the Excess Savings Plan, the earnings on the deferred compensation and withdrawals and distributions during the year. For a complete understanding of the table, please read the descriptions of the columns that follow the table.

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals / Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
T. Mongon	27,554	(13,553)	197,135	89,700
P. Ruh	9,654	(8,187)	—	48,018
K. Widmer	10,681	(10,286)	—	61,739
E. Xie	10,215	(5,922)	—	37,994
C. Lawson	—	—	—	—
__________________
(1)Includes Johnson & Johnson contributions to the Named Executive Officers’ Excess Savings Plan accounts. These amounts are included in the “All Other Compensation” column of the 2022 Summary Compensation Table.
(2)Includes earnings on the Excess Savings Plan. The earnings or losses on the Excess Savings Plan balances are based on market rates of return as described in the footnote to the “Change in Pension and Non-Qualified Deferred Compensation Earnings” column of the 2022 Summary Compensation Table. Therefore, there are no above-market earnings from this plan and the amounts are not included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2022 Summary Compensation Table.
(3)Includes the payouts of vested CLPs awarded in 2012 at the end of their 10-year terms.
(4)Includes the Excess Savings Plan balances. Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary to employees who contribute at least 6% of base salary. The base salary covered under this plan is limited by the IRS’s covered compensation limit. The limit was $305,000 in 2022. The Excess Savings Plan credits an unfunded account with 4.5% of the amount of the base salary over the IRS limit.
•Earnings: The accounts were credited with earnings equal to the return on each Named Executive Officer’s default Target Date Fund, as determined by birth year.
•Distribution: Account balances will be paid out in a lump sum, six months after termination, unless the participant made an irrevocable deferral or installment election before December 15, 2008.
As described below, under “Post-IPO Compensation Programs—Excess Savings Plan”, in connection with the Kenvue IPO, Kenvue adopted the Kenvue Excess Savings Plan, with terms substantially similar to those of the Johnson & Johnson Excess Savings Plan.
2022 Potential Payments upon Termination
Johnson & Johnson pays earned and unpaid compensation to its employees upon terminations as described below. In addition, depending upon the circumstances of the termination and the employee’s age and years of service, Johnson & Johnson pays severance, provides continued health benefit coverage and provides continued vesting in long-term incentive awards as described below. Other than Mr. Lawson, none of Kenvue’s NEOs were party to an employment agreement with Johnson & Johnson, and Johnson & Johnson does not provide any change-in-control benefits. The Compensation & Human Capital Committee is reviewing, and will periodically review, Kenvue’s compensation program to ensure it aligns with Kenvue’s compensation philosophy and Kenvue’s business needs and strategic priorities along with the interests of Kenvue’s shareholders.
•Earned but Unpaid Compensation: Upon any termination of employment as of year-end 2022, employees would receive their 2022 annual incentive and vested non-qualified deferred compensation. They would also be entitled to their pension benefits upon retirement. If a Named Executive Officer had terminated as of year-end 2022, he or she would have received his or her:
◦Earned but Unpaid Annual Incentives for 2022: An employee must be employed through the end of the year to be eligible for a non-pro-rated annual incentive payout. However, in case of involuntary termination for cause, these amounts would be forfeited. See the table in the footnote to the “Non-Equity Incentive Compensation” column of the 2022 Summary Compensation Table for the annual incentive amounts.
◦Vested Non-Qualified Deferred Compensation Balances: See “—2022 Non-Qualified Deferred Compensation” for the year-end balances.

◦Pension Benefits upon Retirement: See “—2022 Pension Benefits” for details.
•Severance, Healthcare Coverage and Long-Term Incentives: The table below shows the value of cash severance, continued healthcare coverage and continued vesting in long-term incentive awards as if the Named Executive Officers had terminated as of year-end 2022 under the circumstances shown below. For a complete understanding of the table, please read the descriptions of the types of payments that follow the table.
•No Automatic Change-in-Control Benefits: Johnson & Johnson does not have any change-in-control agreements or arrangements in place. In addition, there are no change-in-control provisions in any of Johnson & Johnson’s compensation plans, except for its 2022 Plan. The 2022 Plan only provides for a change-in-control benefit in the event that outstanding awards granted under the 2022 Plan are not assumed or substituted by the acquirer in connection with a change in control, in which case, the awards will vest and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels as of the date of the change in control. If outstanding awards are assumed or substituted, the awards will remain outstanding and will continue to vest following the change in control.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)(2)	Involuntary Termination with Cause ($)	Death ($)	Disability ($)
T. Mongon	Cash Severance	—	925,000	—	—	—
	Healthcare Coverage	—	101,000	—	10,000	345,000
	Long-Term Incentives	—	—	—	15,215,616	15,215,616
	Total	—	1,026,000	—	15,225,616	15,560,616
P. Ruh	Cash Severance	—	522,000	—	—	—
	Healthcare Coverage	—	19,000	—	10,000	325,000
	Long-Term Incentives	—	—	—	3,412,476	3,412,476
	Total	—	541,000	—	3,422,476	3,737,476
K. Widmer	Cash Severance	—	587,462	—	—	—
	Healthcare Coverage	120,000	125,000	120,000	64,000	213,000
	Long-Term Incentives	4,382,169	4,382,169	—	4,382,169	4,382,169
	Total	4,502,169	5,094,631	120,000	4,446,169	4,595,169
E. Xie	Cash Severance	—	535,100	—	—	—
	Healthcare Coverage	—	19,000	—	10,000	335,000
	Long-Term Incentives	—	—	—	3,198,206	3,198,206
	Total	—	554,100	—	3,208,206	3,533,206
C. Lawson	Cash Severance(1)	—	268,834	—	—	—
	Healthcare Coverage	—	—	—	—	—
	Long-Term Incentives	—	—	—	1,997,553	1,997,553
	Total	—	268,834	—	1,997,553	1,997,553
__________________
(1)Severance amounts for Mr. Lawson do not include six months of additional base salary payments pursuant to Mr. Lawson’s non-compete covenant, which would not be payable in the event such covenant is waived. Severance amounts for Mr. Lawson have been converted from CHF to U.S. dollars based on the fiscal year-end exchange rate of 1 CHF to 1.081 U.S. dollars.
(2)For Named Executive Officers other than Ms. Widmer, if the termination qualified as a RIF or Specified Divestiture, a portion of his or her long-term incentive awards would have also vested, as quantified below under “Terminations Due to Reduction in Force or Specified Divestiture.” If a Named Executive Officer had terminated without cause as of fiscal year-end 2022, the payment of his or her engagement award that is contingent on the successful Distribution or other disposition of the shares of Kenvue’s common stock owned by Johnson &

Johnson following the Kenvue IPO would have been accelerated. The amounts of such engagement awards are: (1) for Mr. Mongon, $3,000,000; (2) for Mr. Ruh, $2,000,000; and (3) for each of Mses. Widmer and Xie and Mr. Lawson, $1,500,000.
Terminations Due to a Reduction in Force or Specified Divestiture
Johnson & Johnson’s unvested outstanding long-term incentive awards are subject to special provisions in the event of a termination due to a RIF or Specified Divestiture (as detailed in “—Compensation Discussion and Analysis—Components of Executive Compensation”). As of December 30, 2022, only Ms. Widmer was eligible for Qualifying Separation treatment of her long-term incentive awards. For Ms. Widmer, termination:
•Due to a RIF would result in amounts equal to those in the “Involuntary Termination Without Cause” column of the 2022 Potential Payments upon Termination table; and
•Due to a Specified Divestiture would result in equity incentive amounts equal to those in the “Involuntary Termination Without Cause” column of the table set forth in “—2022 Potential Payments upon Termination.”
For each of Kenvue’s NEOs other than Ms. Widmer, if such NEO had been terminated due to either a RIF or Specified Divestiture, he or she would have been eligible to receive a pro-rated portion of his or her unvested long-term incentive awards. As of December 30, 2022, the total value of such NEOs’ pro-rated long-term incentive awards were: Mr. Mongon - $9,237,639; Mr. Ruh - $2,268,003; Ms. Xie - $1,869,348; and Mr. Lawson - $915,555.
Cash Severance
Prior to the Kenvue IPO, the Named Executive Officers (other than Mr. Lawson) participated in Johnson & Johnson’s U.S. Severance Pay Plan, which provides benefits to certain full-time, non-union U.S. employees who are involuntarily terminated. The U.S. Severance Pay Plan provides two weeks’ base salary for each year of service, with guaranteed minimums based on an employee’s level. The minimum for Kenvue’s Named Executive Officers was 52 weeks of base salary. Severance is paid according to Johnson & Johnson’s normal payroll cycle. Johnson & Johnson does not pay severance as a lump sum payment.
In order to receive the full number of weeks of base salary under Johnson & Johnson’s U.S. Severance Pay Plan, U.S. employees must sign a release agreement and comply with the conditions set forth in the agreement, which may include: compliance with non-competition provisions; release of all claims and rights; and any other terms set forth in the agreement. If U.S. employees do not sign the release agreement, the severance amount is four weeks of base salary.
Mr. Lawson was eligible to receive severance pursuant to Johnson & Johnson’s Swiss Severance Formula, which provides benefits to Swiss employees who are involuntarily terminated. The Swiss Severance Formula provides a benefit that varies by age and years of service. For Mr. Lawson, Johnson & Johnson would have provided one month per year of service, with a guaranteed minimum of six months. Severance is paid as a lump-sum payment. In addition, Mr. Lawson’s non-competition covenant provides that, as consideration for such covenant, he will continue to receive 50% of his base salary during the 12-month period the covenant remains in effect after Mr. Lawson’s termination of employment for any reason. Kenvue may choose to waive the covenant, and the obligation to make the foregoing payment, provided it does so within 15 days after Mr. Lawson’s employment is terminated.

The table below shows how the “Cash Severance” amounts set forth in the table in “—2022 Potential Payments upon Termination” were calculated.

Name	Salary Rate as of Year-End ($)	Years of Eligible Service (#)	Weeks of Base Salary Continuation			Total Amount of Cash Severance ($)
			Accrued (#)	Minimum (#)	Final (#)
T. Mongon	$925,000	22	44	52	52	$925,000
P. Ruh	522,000	5	10	52	52	522,000
K. Widmer	545,500	28	56	52	56	587,462
E. Xie	535,100	7	14	52	52	535,100
C. Lawson	537,668	3	13	26	26	268,834(1)
__________________
(1)Does not include six months of additional base salary payments pursuant to Mr. Lawson’s non-compete covenant.
Healthcare Coverage
Upon termination of employment, all Johnson & Johnson non-union U.S. employees receive continued healthcare coverage that varies based upon the termination circumstances. The “Healthcare Coverage” amounts set forth in the table in “—2022 Potential Payments upon Termination” are the present values of continued healthcare coverage. The values vary based upon the termination circumstances as follows:

Healthcare Coverage	Eligibility	Eligible Named Executive Officers	Voluntary Termination	Involuntary Termination Without Cause	Involuntary Termination with Cause	Death	Disability
Retiree	U.S. employees age 55 with ten years of service	Widmer	✓	✓ Begins at the end of the cash severance period	✓	✓ Coverage for Dependents	✓
Separation	Employees between ages 50 and 54 with ten years of service who are involuntarily terminated without cause	Mongon	Not applicable	✓ Begins at the earlier of the end of the cash severance period or 52 weeks and ends at age 65	Not applicable	Not applicable	Not applicable
Active-employee	All U.S. employees	Ruh Xie	No continued coverage	✓ While on severance - up to 52 weeks	No continued coverage	✓ Coverage for Dependents for 6 months	✓ While on long-term disability
__________________
Note: “✓” means eligible for coverage
Long-Term Incentives
The “Long-Term Incentives” amounts set forth in the table in “—2022 Potential Payments upon Termination” are the value of unvested long-term incentive awards as of year-end 2022. The values vary based upon the termination circumstances as described in “—Components of Executive Compensation—Long-Term Incentive Vesting and Treatment Upon Termination.”

Kenvue Termination Payments
Other than for individual employment agreements that were assumed by Kenvue in connection with the Kenvue IPO, Kenvue does not currently have any severance or other termination plan, program or agreement applicable to its executive officers. In connection with its review of Kenvue’s compensation programs, Kenvue’s Compensation & Human Capital Committee will consider whether to make available any such plan, program or agreement to Kenvue’s executive officers, taking into account the best interests of Kenvue’s shareholders, the importance of such arrangements to attract, retain and motivate qualified personnel, the severance arrangements that were provided by Johnson & Johnson and general market practice.
Post-IPO Compensation Programs
Overview
Kenvue’s Compensation & Human Capital Committee is in the process of reviewing Kenvue’s compensation programs, and will continue to periodically review each of the elements of Kenvue’s compensation programs on a go-forward basis. In particular, the Kenvue IPO has enabled Kenvue to offer key employees compensation directly linked to the performance of Kenvue’s business, which Kenvue expects will enhance Kenvue’s ability to attract, retain and motivate qualified personnel and serve the interests of Kenvue’s shareholders. The following describes some of Kenvue’s current compensation programs that apply following the Kenvue IPO.
Kenvue Long-Term Incentive Plan
The Kenvue Long-Term Incentive Plan (the “Kenvue LTIP”) became effective on May 8, 2023. The Kenvue LTIP is a comprehensive incentive plan that permits Kenvue to grant both equity-based and non-equity based compensation awards to Kenvue’s employees, non-employee directors, independent contractors and consultants, as well as those of Kenvue’s eligible subsidiaries and affiliates.
Administration
The Kenvue LTIP is administered by Kenvue’s Compensation & Human Capital Committee or Kenvue’s board of directors (as applicable, the “Administrator”). Subject to the provisions of the Kenvue LTIP, the Administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Kenvue LTIP. To the extent permitted by law, the Administrator is able to delegate its authority to one or more of its members or other persons, except that no such delegation will be permitted with respect to awards granted to Participants (as defined below) who are subject to Section 16 of the Exchange Act.
Subject to the provisions of the Kenvue LTIP, the Administrator has the authority, among others, to select eligible persons to receive awards, determine the terms and conditions of, and all other matters relating to, awards, approve award agreements and the rules and regulations for the administration of the Kenvue LTIP, construe and interpret the Kenvue LTIP and award agreements, amend the terms of any award and make all other determinations as the Administrator may deem necessary or advisable for the administration of the Kenvue LTIP.
Aggregate Number of Shares
The maximum aggregate number of shares of Kenvue Common Stock that may be issued or acquired and delivered under the Kenvue LTIP is 10% of the outstanding shares of Kenvue Common Stock following the Kenvue IPO, including shares held by Johnson & Johnson, rounded down to the nearest one hundred thousand shares.
Shares subject to awards that are canceled, expired, forfeited or otherwise not issued under an award, and shares subject to awards settled in cash, will not count as shares issued under the Kenvue LTIP and will be available for issuance in connection with future awards under the Kenvue LTIP. Any shares that again become available for grant under the Kenvue LTIP will be added back as the number of shares that were counted with respect to such award against the number of shares available for issuance under the Kenvue LTIP. However, (1) shares subject to stock-settled stock appreciation rights awards (“SARs”) that were not issued upon the net settlement or net exercise of such SAR, (2) shares delivered to or withheld to pay the exercise price of an option (“Option”), (3) shares delivered to or withheld to pay the withholding taxes related to any equity-based award granted under the Kenvue LTIP and

(4) shares repurchased on the open market with cash proceeds from the exercise of an option will not be added back to the shares available for issuance under the Kenvue LTIP. Any shares delivered under the Kenvue LTIP upon the exercise or satisfaction of a substitute award granted in connection with any acquisition, merger, consolidation or otherwise (“Substitute Award”), including Johnson & Johnson equity awards that are converted into Kenvue equity awards in accordance with the Employee Matters Agreement, will not reduce the shares available for issuance under the Kenvue LTIP.
Certain Award Limitations
Minimum Vesting Requirement
All equity-based awards granted under the Kenvue LTIP (other than awards representing a maximum of 5% of the shares reserved for issuance under the Kenvue LTIP) will be granted subject to a minimum vesting period of 12 months, such that no awards may vest prior to the first anniversary of the grant date. Notwithstanding the foregoing, the Administrator may accelerate the vesting of awards prior to the first anniversary of the grant date (1) due to the Participant’s death, disability, retirement, leave of absence or termination of employment or service, or upon a divestiture, reduction in force or sale or disposition of a subsidiary or division or any other similar event, in each case as determined by the Administrator, (2) in connection with a Change of Control (as described below) or (3) in connection with the grant of a Substitute Award in replacement of an award scheduled to vest within 12 months following the date of grant of such Substitute Award.
Director Compensation Limit
No non-employee director will be paid or granted, in any single fiscal year, cash compensation and equity-based awards (including any awards issued under the Kenvue LTIP) with an aggregate grant date value greater than $800,000. The Administrator may make exceptions to increase such limit to $1,000,000 for an individual non-employee director in extraordinary circumstances, such as where a non-employee director serves as the non-executive chair of the Board or lead independent director or as a member of a special litigation or transactions committee of the Board, as the Administrator may determine in its sole discretion; provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Incentive Stock Option Limit
The aggregate number of shares of Kenvue Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) will not exceed 10% of the outstanding shares of Kenvue Common Stock following completion of the Kenvue IPO, including shares held by Johnson & Johnson, rounded down to the nearest one hundred thousand shares.
Adjustments Upon Changes in Capitalization
In the event of any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination or exchange of shares of Kenvue Common Stock, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends) or any other event or transaction that affects the number or kind of shares of Kenvue Common Stock outstanding (a “Change in Capitalization”), the number and kind of shares available for issuance under the Kenvue LTIP (including under any outstanding awards), the number and kind of shares subject to the limitations on awards set forth in the Kenvue LTIP, and the terms of any outstanding award (including the number and kind of shares of Kenvue Common Stock subject to such award, the price, vesting and other terms, including any performance goals and the identity of the “Corporation”) will be equitably adjusted by the Administrator. Such other equitable substitutions or adjustments will be made as may be determined by the Administrator in its sole discretion. In addition, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares of Kenvue Common Stock, cash or other property covered by such award, reduced by the aggregate exercise price thereof, if any, or, in the case of an outstanding Option or SAR, establishing a date upon which such award will expire unless exercised thereto; provided that if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of Kenvue Common Stock, cash or other property covered by such award, the Administrator may cancel such award without the payment of any consideration to the Participant.
Adjustments Upon Change of Control
In the event that a “Change of Control” (as defined in the Kenvue LTIP) occurs and an award is assumed or substituted, then such award will be continued in accordance with its applicable terms and vesting will not be accelerated unless the applicable Participant experiences an involuntary termination without “cause” or a voluntary termination for “good reason” (each as defined in the Kenvue LTIP) within two years following the Change of Control. In the case of such termination, the vesting of each award held by the terminated Participant will fully accelerate as of the date of such termination, with any applicable performance goals deemed achieved at the greater of target levels of achievement and actual levels of achievement (based on performance as of the date of the Change of Control) and, if such award constitutes “deferred compensation” within the meaning of Section 409A of the Code, it will be settled on the earliest permissible payment event date following such termination. If an award is not assumed or substituted for, generally it will vest and all restrictions will lapse as of immediately prior to the Change of Control, and if the award is a performance award then all performance criteria will be deemed achieved at the greater of (1) target levels of achievement and (2) actual levels of achievement determined by the Administrator in its sole discretion as of the date of the Change of Control.
Awards
Stock Options
The Administrator will establish the exercise price per share under each Option, which unless such Option was granted as a Substitute Award, will not be less than the fair market value of a share on the date the Option is granted. The Administrator will establish the term of each Option, which in no case may exceed a period of 10 years from the date of grant. Options granted under the Kenvue LTIP may either be ISOs or nonqualified stock options. Except for adjustment in connection with a Change in Capitalization, at any time when the exercise price of an Option is above the fair market value of a share, Kenvue will not, without shareholder approval, reduce the exercise price of such Option and shall not exchange such Option for cash or a new award with a lower exercise price.
SAR Awards
A SAR provides the right to the monetary equivalent of the increase in value of a specified number of shares of Kenvue Common Stock over a specified period of time after the SAR is granted. SARs may be granted to Participants either in tandem with or as a component of other awards granted under the Kenvue LTIP (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to Options as set forth in the preceding section and in the Kenvue LTIP, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Except for adjustment in connection with a Change in Capitalization, at any time when the exercise price of a SAR is above the fair market value of a share, Kenvue will not, without shareholder approval, reduce the exercise price of such SAR and shall not exchange such SAR for cash or a new award with a lower exercise price.
Restricted Shares and RSUs
An award of restricted shares is an award or issuance of shares, the grant, issuance, retention, vesting and transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. RSUs are awards denominated in shares under which the issuance of shares, cash or a combination thereof is subject to conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Participants holding restricted shares granted under the Kenvue LTIP will be able to exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying RSUs unless and until such shares are reflected as issued and outstanding shares on Kenvue’s stock ledger.

Performance Shares and PSUs
Performance shares and PSUs, which are similar to restricted shares and RSUs, respectively, provide the opportunity to receive shares upon the attainment of performance goals and satisfaction of other terms and conditions determined by the Administrator. Performance shares and PSUs will be earned based on the achievement or satisfaction of the corresponding performance goals and other terms and conditions. Participants receiving performance shares or PSUs will only have the rights of a shareholder with respect to shares actually received by the Participant upon satisfaction or achievement of the terms and conditions of such award and not with respect to shares subject to the award but not actually issued to the Participant. Participants holding performance shares granted under the Kenvue LTIP will be able to exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying PSUs unless and until such shares are reflected as issued and outstanding shares on Kenvue’s stock ledger.
Dividends and Dividend Equivalent Rights
Any right to receive dividends or distributions with respect to RSUs, PSUs, performance shares or other stock-based awards will be treated as described in the applicable award agreement and the Administrator will determine whether any such dividends or distributions will be (1) automatically reinvested in additional awards of the same type that are subject to the same vesting conditions and restrictions on transferability as the awards with respect to which they were distributed or (2) accrued and paid in cash at the same time (and to the extent) that the awards with respect to which they were distributed are vested and/or settled, as applicable; provided that such dividends or distributions may not be paid currently on unvested awards of any type.
Other Stock-Based Awards
In addition to the awards described above, other forms of equity-based awards valued in whole or in part by reference to or otherwise based on shares, including fully vested shares, will be eligible to be granted to Participants, either alone or in addition to other awards under the Kenvue LTIP. The Administrator will determine the individuals to whom and the time or times at which such other stock-based awards may be granted, the number of shares to be granted pursuant to such other stock-based awards and the manner in which such other stock-based awards will be settled.
Cash Awards
Awards that are payable solely in cash will be eligible to be granted to Participants under the Kenvue LTIP. Cash awards may be granted with value and payment contingent upon the attainment of performance or the satisfaction of other terms and conditions, as determined by the Administrator.
Deferrals
Subject to the terms of the Kenvue LTIP, the Administrator is permitted to provide for the deferred delivery of shares of Kenvue Common Stock or payment of cash, as applicable, upon settlement, vesting or other events with respect to awards granted under the Kenvue LTIP other than Options and SARs.
Termination and Amendments
The Administrator is permitted at any time to terminate, or from time to time to amend, the Kenvue LTIP, or alter any award agreement or other document evidencing an award granted under the Kenvue LTIP; provided that no such amendment, alteration or termination of the Kenvue LTIP may be made which, without first obtaining shareholder approval, would: (1) increase the maximum number of shares of Kenvue Common Stock that may be issued under the Kenvue LTIP (except to the extent such amendment is made pursuant to a Change in Capitalization); (2) extend the maximum period during which awards may be granted under the Kenvue LTIP; (3) change the class of Participants eligible to receive awards under the Kenvue LTIP; (4) reduce the exercise price of outstanding Options and SARs; or (5) otherwise require shareholder approval in order to be effective. No termination or amendment to the Kenvue LTIP or an award may be made which would adversely affect any rights or obligations with respect to any awards granted prior to the date of such termination or amendment, except to the extent that the Administrator reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law, rules and regulations or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard.
Compensation Recoupment Policy
Subject to the terms and conditions of the Kenvue LTIP, the Administrator is permitted to provide that any Participant and/or any award granted under the Kenvue LTIP will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by Kenvue from time to time or otherwise required by applicable law, regulation or stock exchange listing requirement. On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The final rules directed the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. The NYSE subsequently adopted, and the SEC approved, a new listing standard which implements the clawback requirements, with a mandatory compliance date currently set for December 1, 2023. Kenvue intends to amend its executive compensation recoupment policy to reflect these new requirements by the compliance date.
Engagement Awards
In connection with the Kenvue IPO, Johnson & Johnson granted “Engagement Awards” to certain key employees who were expected to contribute significantly to the success of the Kenvue IPO and the Kenvue business prior to and following the completion of the Kenvue IPO, including each of Kenvue’s NEOs. Each Engagement Award granted to Kenvue’s executive officers will be paid, in cash, by Kenvue in two equal installments on each of the Distribution Date (as defined below) and the six-month anniversary of the Distribution Date.
Each installment of the Engagement Award granted to Kenvue’s executive officers located in the United States will be subject to the recipient’s execution of a release of claims, satisfactory performance of his or her job responsibilities and continued employment through the date such installment becomes payable, except that any unearned Engagement Award installments will become immediately earned and payable upon the recipient’s termination of employment without “cause”. In addition, prior to payment of any portion of an Engagement Award, certain recipients must execute a restrictive covenant agreement relating to Kenvue’s business (e.g., those not currently subject to a non-compete or whose non-compete could not legally be assigned to Kenvue).
The Engagement Awards granted to Kenvue’s NEOs have the following aggregate values: $3,000,000 for Mr. Mongon; $2,000,000 for Mr. Ruh; and $1,500,000 for each of Mses. Widmer and Xie and Mr. Lawson. The foregoing amounts were awarded subject to a potential 20% reduction in the event that Johnson & Johnson did not meet its 2022 EBITDA objective. In early 2023, it was determined that Johnson & Johnson had met its 2022 EBITDA objective, so the reduction provisions in the engagement awards were not triggered.
Excess Savings Plan
In contemplation of the Kenvue IPO, Kenvue adopted the Kenvue Excess Savings Plan, effective as of January 1, 2023. The Kenvue Excess Savings Plan is an unfunded U.S. nonqualified defined contribution plan that has substantially similar terms and conditions as Johnson & Johnson’s Excess Savings Plan (as described in footnote 4 to the table in “Executive and Director Compensation—Executive Compensation Tables—2022 Non-Qualified Deferred Compensation”). These terms and conditions provide that all contributions to the Kenvue Excess Savings Plan will consist of employer contributions that cannot be made under Kenvue’s tax-qualified U.S. retirement plan because of certain limits imposed by the tax code, and that no employee contributions are permitted. Earnings are then credited to an executive’s account balance based on a phantom investment fund designated by the plan administrator. Balances under the Kenvue Excess Savings Plan will generally be paid in connection with the applicable employee’s termination of employment. The Kenvue employees who participated in Johnson & Johnson’s Excess Savings Plan therefore now participate in the Kenvue Excess Savings Plan, which also assumed the liabilities for all amounts previously deferred by Kenvue employees under the Johnson & Johnson Excess Savings Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JOHNSON & JOHNSON AND KENVUE
J&J Common Stock Ownership by 5% Beneficial Owners, Directors and Executive Officers
The following tables sets forth, as of July 2, 2023, the number of shares and percentage of J&J Common Stock beneficially owned by:
•each person or group known by Johnson & Johnson to beneficially own more than 5% of J&J Common Stock;
•each of Johnson & Johnson’s directors and executive officers; and
•all directors and executive officers of Johnson & Johnson as a group.
Percentage of beneficial ownership in the following tables is based on 2,600,041,913 shares of J&J Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to such options, warrants, rights or conversion privileges are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options, warrants, rights or conversion privileges but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person.
Each of Johnson & Johnson’s directors and executive officers, and all directors and executive officers of Johnson & Johnson as a group listed in the following table is the owner of less than 1% of outstanding J&J Common Stock.  Because they serve as trustees of Johnson family trusts, which hold stock for the benefit of others, Mr. Duato and Mr. Wolk are deemed to “control” an additional 5,292,119 shares of J&J Common Stock in which they have no economic interest, and those shares are not reflected in the table below. In addition to such shares, the directors and executive officers as a group own/control a total of 896,590 shares of J&J Common Stock. In the aggregate, these 6,188,709 shares represent less than 1% of the shares of J&J Common Stock outstanding. All stock ownership is as of July 2, 2023. Unless otherwise indicated in the footnotes to the following table, all persons listed below have sole voting and investment power with respect to the shares of J&J Common Stock beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each holder listed below is c/o Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

	Shares of J&J Common Stock beneficially owned
Name of Beneficial Owner	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned (#)
D. Adamczyk	1,063	2,276	—	3,339
M. C. Beckerle	—	11,986	—	11,986
D. S. Davis	—	13,904	—	13,904
J. A. Doudna	—	6,548	—	6,548
J. Duato	317,252	—	856,144	1,173,396
M. A. Hewson	3,000	7,913	—	10,913
P. A. Johnson	202	1,440	—	1,642
H. Joly	5,000	4,966	—	9,966
M. B. McClellan	—	16,118	—	16,118
A. McEvoy	57,932	—	354,651	412,583
T. Mongon(4)	55,101	—	58,447	113,548
A. M. Mulcahy	7,977	19,641	—	27,618
J. Taubert	140,879	—	420,196	561,075
M. A. Weinberger	—	7,573	—	7,573
N. Y. West	—	3,626	—	3,626
J. J. Wolk	52,360	—	215,747	268,107
V. Broadhurst	19,203	—	43,419	62,622
P. Fasolo	122,696	—	135,824	258,520
E. Forminard	5,484	—	42,858	48,342
W. Hait	87,747	—	286,717	374,464
J. Reed	306	—	—	306
J. Swanson	9,215	—	16,511	25,726
K. Wengel	66,274	—	268,317	334,591
All Directors and Executive Officers as a Group (22 persons)	896,590	95,990	2,640,384	3,632,964
__________________
(1)The shares described as owned are shares of J&J Common Stock directly or indirectly owned by each listed person, including shares held in the 401(k) and Employee Stock Ownership Plans, and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement.
(2)Includes Deferred Share Units credited to non-employee directors under Johnson & Johnson’s Amended and Restated Deferred Fee Plan for Directors, and Deferred Share Units credited to the executive officers under Johnson & Johnson’s Executive Income Deferral Plan (Amended and Restated), if any.
(3)Includes shares underlying options exercisable on July 2, 2023, options that become exercisable within 60 days thereafter and Restricted Share Units that vest within 60 days thereafter.
(4)Mr. Mongon was a named executive officer of Johnson & Johnson for the last completed fiscal year but is no longer an executive officer of Johnson & Johnson following the completion of the Kenvue IPO. Accordingly, Mr. Mongon and the shares beneficially owned by him are not reflected in the directors and executive officers of Johnson & Johnson as a group.

The following are the only persons known to Johnson & Johnson to be beneficial owners of more than 5% of J&J Common Stock:

	Shares of J&J Common Stock beneficially owned
Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	J&J Common Stock	246,826,621 shares	(1)	9.44%	(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	J&J Common Stock	198,802,769 shares	(2)	7.60%	(2)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	J&J Common Stock	142,447,994 shares	(3)	5.45%	(3)
__________________
(1)Based solely on an Amendment to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group reported aggregate beneficial ownership of approximately 9.44%, or 246,826,621 shares, of J&J Common Stock as of December 31, 2022. Vanguard reported that it possessed sole dispositive power of 236,271,620 shares, shared dispositive power of 10,555,001 shares, and shared voting power of 3,358,072 shares. Vanguard also reported that it did not possess sole voting power over any shares beneficially owned.
(2)Based solely on an Amendment to Schedule 13G filed with the SEC on January 31, 2023, BlackRock, Inc. reported aggregate beneficial ownership of approximately 7.6%, or 198,802,769 shares, of J&J Common Stock as of December 31, 2022. BlackRock reported that it possessed sole voting power of 178,286,437 shares and sole dispositive power of 198,802,769 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.
(3)Based solely on a Schedule 13G filed with the SEC on February 10, 2023, State Street Corporation reported aggregate beneficial ownership of approximately 5.45%, or 142,447,944 shares, of J&J Common Stock as of December 31, 2022. State Street reported that it possessed shared voting power of 122,415,200 shares and shared dispositive power of 142,084,378 shares. State Street also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.
Kenvue Common Stock Ownership by 5% Beneficial Owners, Directors and Executive Officers
The following table sets forth, as of July 2, 2023, the number of shares and percentage of Kenvue Common Stock beneficially owned by:
•each person or group known by Kenvue to beneficially own more than 5% of Kenvue Common Stock;
•each of Kenvue’s directors and named executive officers; and
•all directors and executive directors of Kenvue as a group.
Percentage of beneficial ownership in the following table is based on 1,914,894,444 shares of Kenvue Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to such options, warrants, rights or conversion privileges are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options, warrants, rights or conversion privileges but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Unless otherwise indicated in the footnotes to the following table, to Kenvue’s knowledge all persons listed below have sole voting and investment power with respect to the shares of Kenvue Common Stock beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated in the footnotes to the following table, the address for each shareholder listed below is c/o Kenvue Inc., 199 Grandview Road, Skillman, NJ 08558.

Shares of Kenvue Common Stock beneficially owned
Name of Beneficial Owner	Number	%
Johnson & Johnson(1)	1,716,160,000	89.6%
Thibaut Mongon	—	—%
Paul Ruh	—	—%
Kathleen Widmer	—	—%
Ellie Bing Xie	—	—%
Carlton Lawson	—	—%
Larry Merlo	—	—%
Richard E. Allison, Jr.	20,000	*
Peter M. Fasolo	—	—%
Tamara S. Franklin	—	—%
Seemantini Godbole	—	—%
Melanie L. Healey	—	—%
Betsy D. Holden	—	—%
Vasant Prabhu	—	—%
Michael E. Sneed	—	—%
Joseph J. Wolk	—	—%
All Directors and Executive Officers as a Group (22 persons)	20,000	*
__________________
*Denotes less than 1%
(1)The address of Johnson & Johnson is Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933.

DESCRIPTION OF CAPITAL STOCK OF KENVUE
The following description summarizes the material terms of Kenvue’s amended and restated certificate of incorporation and amended and restated bylaws, as well as relevant sections of the DGCL. The following description is not complete and is qualified by reference to the full text of Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.
General
Kenvue’s authorized capital stock consists of 12,500,000,000 shares of common stock, par value $0.01 per share, and 750,000,000 shares of preferred stock, par value $0.01 per share. As of July 2, 2023, there are 1,914,894,444 shares of Kenvue Common Stock outstanding and no shares of preferred stock outstanding.
Common Stock
Holders of shares of Kenvue Common Stock will be entitled to the rights set forth below.
Voting Rights
Each holder of shares of Kenvue Common Stock will be entitled to one vote per share of Kenvue Common Stock on all matters which may be submitted to the holders of shares of Kenvue Common Stock. At any meeting of Kenvue’s shareholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.
At any meeting of Kenvue’s shareholders, all questions, except as otherwise expressly provided by statute, Kenvue’s amended and restated certificate of incorporation or Kenvue’s amended and restated bylaws, will be determined by vote of the majority of voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote. Except as otherwise required by law, a nominee for election as a director will be elected to the Kenvue Board at a meeting at which a quorum is present by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.
Kenvue’s amended and restated certificate of incorporation provides that any director may be removed from office at any time, with or without cause, by vote of the majority of voting power of the outstanding shares entitled to vote thereon.
Dividend Rights
Subject to any preferential rights of any outstanding shares of Kenvue’s preferred stock, each holder of shares of Kenvue Common Stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Kenvue Board out of any assets lawfully available for the payment of dividends.
Liquidation, Dissolution and Winding-Up Rights
In the event of a liquidation, dissolution or winding-up of Kenvue, each holder of shares of Kenvue Common Stock will be entitled to ratable distribution of Kenvue’s net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of Kenvue’s preferred stock.
Other Rights
Holders of shares of Kenvue Common Stock will have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of Kenvue Common Stock or preferred stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of Kenvue Common Stock.

Preferred Stock
The Kenvue Board is authorized, without further vote or action by Kenvue’s shareholders, to provide for the issuance from time to time of shares of Kenvue’s preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of Kenvue’s capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any; and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Kenvue’s preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Kenvue Common Stock or for other corporate purposes.
Anti-Takeover Effects of Various Provisions of Delaware Law, Kenvue’s Amended and Restated Certificate of Incorporation and Kenvue’s Amended and Restated Bylaws
Provisions of the DGCL, Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws could make it more difficult to acquire Kenvue by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Kenvue Board may consider inadequate and to encourage persons seeking to acquire control of Kenvue to first negotiate with the Kenvue Board. Kenvue believes the benefits of increased protection of the Kenvue Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Kenvue outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.
Delaware Anti-Takeover Statute
Kenvue is subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.
The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Kenvue Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of Kenvue Common Stock held by Kenvue’s shareholders.

A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. Kenvue has not elected to “opt out” of Section 203 of the DGCL.
So long as Johnson & Johnson beneficially owns a majority of the total voting power of Kenvue’s outstanding capital stock, and therefore has the ability to direct the election of all the members of the Kenvue Board, directors designated by Johnson & Johnson to serve on the Kenvue Board have the ability to authorize a party, including a potential transferee of Johnson & Johnson’s shares of Kenvue Common Stock, to become an interested stockholder such that the restrictions of Section 203 of the DGCL would not apply to such party.
Size of Board and Vacancies
Kenvue’s amended and restated certificate of incorporation provides that the Kenvue Board will consist of not fewer than 5 directors nor more than 18 directors, the actual number to be determined by the Kenvue Board from time to time. The Kenvue Board currently consists of 11 directors.
Kenvue’s amended and restated certificate of incorporation provides that any vacancies in the Kenvue Board, however created, will be filled by appointment made by a majority of the remaining directors. In addition, Kenvue’s amended and restated certificate of incorporation provides that any directorship to be filled by reason of an increase in the number of directors on the Kenvue Board may be filled by election by a majority of the directors then in office.
Special Shareholder Meetings
Kenvue’s amended and restated certificate of incorporation provides that a special meeting of Kenvue’s shareholders may be called at any time by (1) Chair of the Kenvue Board, (2) a majority of the Kenvue Board or (3) Kenvue’s Chief Executive Officer. Kenvue’s amended and restated certificate of incorporation provides that Kenvue’s shareholders do not have the ability to call a special meeting.
Shareholder Action by Written Consent
Kenvue’s amended and restated certificate of incorporation provides that (1) until such time as Johnson & Johnson ceases to beneficially own a majority of the voting power of Kenvue Common Stock, holders of shares of Kenvue Common Stock will be permitted to act by written consent without a duly called annual or special meeting of Kenvue’s shareholders if such written consent is signed by holders of shares of Kenvue Common Stock having at least the minimum number of votes necessary to authorize such action and (2) from and after the time that Johnson & Johnson ceases to beneficially own a majority of the voting power of shares of Kenvue Common Stock, holders of shares of Kenvue Common Stock will not be able to act by written consent without a duly called annual or special meeting of Kenvue’s shareholders.
Requirements for Advance Notification of Shareholder Proposals
Kenvue’s amended and restated bylaws establish advance notice procedures for business (including any nominations for director) to be properly brought by a shareholder before an annual or special meeting of Kenvue’s shareholders. In general, any such notice must be received by Kenvue not less than 120 days nor more than 150 days prior to the first anniversary of the date on which Kenvue first released Kenvue’s proxy materials for the preceding year’s annual meeting, or in the event that no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the proposing shareholder to be timely must be received not later than the 10th day following the day on which public announcement of such meeting is first made.
In addition, Kenvue’s amended and restated bylaws require that, in order to submit a nomination for director, a shareholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies as well as certain other information.

No Cumulative Voting
The DGCL provides that shareholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Kenvue’s amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock
The authority that the Kenvue Board possesses to issue preferred stock, as described under “—Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of Kenvue through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The Kenvue Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of Kenvue Common Stock.
Amendments to Certificate of Incorporation
Kenvue’s amended and restated certificate of incorporation provides that it may be amended or altered in any manner provided by the DGCL.
Amendments to Bylaws
Kenvue’s amended and restated certificate of incorporation provides that Kenvue’s amended and restated bylaws may be amended, altered or repealed and new bylaws made by (1) the Kenvue Board or (2) vote of the majority of voting power of the outstanding shares entitled to vote thereon at a meeting of Kenvue’s stockholders called for that purpose.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between Kenvue and Johnson & Johnson, Kenvue’s amended and restated certificate of incorporation includes certain provisions regulating and defining the conduct of Kenvue’s affairs to the extent that they may involve Johnson & Johnson and its directors, officers or employees and Kenvue’s rights, powers, duties and liabilities and those of Kenvue’s directors, officers, employees and shareholders in connection with Kenvue’s relationship with Johnson & Johnson. These provisions generally recognize that Kenvue and Johnson & Johnson may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that Kenvue and Johnson & Johnson will continue to have contractual and business relations with each other.
Until (1) Johnson & Johnson ceases to beneficially own any shares of Kenvue’s capital stock and (2) no person who is a Johnson & Johnson director, officer or employee is also serving as Kenvue’s director or officer, the Kenvue Board is expected to renounce any interest or expectancy of Kenvue in any corporate opportunities that are presented to Kenvue’s directors, officers or employees who are also directors, officers or employees of Johnson & Johnson, and such director, officer or employee will have no duty to communicate or present such corporate opportunity to Kenvue, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as Kenvue’s director or officer.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their shareholders for monetary damages for breaches of fiduciary duties as directors or officers. Kenvue’s amended and restated certificate of incorporation includes such an exculpation provision. Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as Kenvue’s director or officer, or for serving at Kenvue’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws also provide that Kenvue must indemnify and advance reasonable expenses to Kenvue’s directors and, subject to certain exceptions, officers, subject to Kenvue’s receipt of an undertaking from the indemnified party as may be required under the DGCL.

Kenvue’s amended and restated certificate of incorporation expressly authorizes Kenvue to carry directors’ and officers’ insurance to protect Kenvue, Kenvue’s directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that are in Kenvue’s amended and restated certificate of incorporation and Kenvue’s amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against Kenvue’s directors and officers, even though such an action, if successful, might otherwise benefit Kenvue and Kenvue’s shareholders. However, these provisions will not limit or eliminate Kenvue’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The limitation of liability and indemnification provisions that are in Kenvue’s amended and restated certificate of incorporation will not alter the liability of directors and officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Kenvue pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding against Kenvue or any of Kenvue’s directors, officers or employees for which indemnification is sought.
Exclusive Forum
Kenvue’s amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless Kenvue consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for:
•any derivative action or proceeding brought on Kenvue’s behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of Kenvue’s directors, officers, employees or shareholders to Kenvue or Kenvue’s shareholders;
•any action asserting a claim arising pursuant to any provision of Kenvue’s amended and restated certificate of incorporation or Kenvue’s amended and restated bylaws;
•any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware; or
•any action asserting a claim governed by the internal affairs doctrine.
However, if the Court of Chancery located within the State of Delaware does not have jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.
In addition, Kenvue’s amended and restated certificate of incorporation provides that the foregoing provision will not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless Kenvue consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with Kenvue or Kenvue’s directors, officers, employees or shareholders, which in each case may discourage such lawsuits with respect to such claims. Kenvue’s shareholders will not be deemed to have waived Kenvue’s compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.
Authorized but Unissued Shares
Kenvue’s authorized but unissued shares of common stock and Kenvue’s authorized but unissued shares of preferred stock will be available for future issuance without further vote or action by Kenvue’s shareholders.

Kenvue may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of Kenvue through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.
Listing
Kenvue’s shares of common stock are listed on the NYSE under the symbol “KVUE”.
Transfer Agent and Registrar
The transfer agent and registrar for shares of Kenvue Common Stock is Computershare Trust Company, N.A.

COMPARISON OF STOCKHOLDER RIGHTS
Upon completion of the Exchange Offer, Johnson & Johnson stockholders who exchange their shares of J&J Common Stock for shares of Kenvue Common Stock will become stockholders of Kenvue. The rights of Kenvue stockholders are governed by and subject to the provisions of Delaware law and will be governed by Kenvue’s amended and restated certificate of incorporation and amended and restated bylaws, rather than the provisions of New Jersey law and the restated certificate of incorporation and bylaws of Johnson & Johnson.
The following is a summary of certain important differences between Kenvue’s amended and restated certificate of incorporation and amended and restated bylaws and Johnson & Johnson’s restated certificate of incorporation and bylaws. As previously indicated, unless the context otherwise requires or unless expressly indicated, it is assumed throughout this prospectus, including this summary, that the Exchange Offer is fully subscribed and that all shares of Kenvue Common Stock held by Johnson & Johnson are distributed pursuant to the Exchange Offer.
This summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Johnson & Johnson’s and Kenvue’s constitutive documents (as such documents may be amended), which you should read. Johnson & Johnson’s restated certificate of incorporation has been publicly filed with the SEC as Exhibit 3(i) to Johnson & Johnson’s Form 10-K Annual Report for the fiscal year ended January 3, 2016, and Johnson & Johnson’s bylaws have been publicly filed with the SEC as Exhibit 3.1 to Johnson & Johnson’s Form 8-K Current Report filed June 10, 2020. To find out where you can get copies of these documents, see “Incorporation by Reference.” Copies of Kenvue’s amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.
Authorized Capital Structure and Liquidation Rights of Kenvue and Johnson & Johnson

	Kenvue(1)	Johnson & Johnson(1)
Capitalization
Kenvue Common Stock, par value $0.01 per share
•12,500,000,000 shares authorized
•1,914,894,444 shares issued and outstanding
Kenvue preferred stock, no par value
•750,000,000 shares authorized
•0 shares issued and outstanding

J&J Common Stock, par value $1.00 per share
•4,320,000,000 shares authorized
•2,600,059,952 shares issued and outstanding
Johnson & Johnson preferred stock, no par value
•2,000,000 shares authorized
•0 shares issued and outstanding

__________________
(1)As of July 2, 2023.

Stockholders’ Rights	Kenvue	Johnson & Johnson
Voting Rights
Each holder of shares of Kenvue Common Stock will be entitled to one vote per share of Kenvue Common Stock on all matters which may be submitted to the holders of shares of Kenvue Common Stock. Kenvue’s stockholders do not have cumulative voting rights.
Generally, any question brought before any meeting of the stockholders, other than the election of directors, will be determined by vote of the majority of voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote.

Each holder of J&J Common Stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.
Generally, any question brought before any meeting of the stockholders, other than the election of directors, will be determined by vote of the majority of voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote.

With respect to the election of directors, at each annual meeting of stockholders at which a quorum is present, the directors to be elected at the meeting will be elected by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.

With respect to the election of directors, at each meeting of stockholders at which a quorum is present, the directors to be elected at the meeting will be elected by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.

Rights of Holders of Preferred Stock	Kenvue’s amended and restated certificate of incorporation provides that the Kenvue Board is authorized to establish the designation, the dividend rate and the preferences, the voting rights, the liquidation preferences, the conversion privileges, and the redemption price or prices and the other terms of redemption of any series of preferred stock of Kenvue.	Johnson & Johnson’s certificate of incorporation provides that the Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, the voting rights, the liquidation preferences, the conversion privileges, and the redemption price or prices and the other terms of redemption of any series of preferred stock of Johnson & Johnson.

Number of Board of Directors	Kenvue’s amended and restated certificate of incorporation provides that the Kenvue Board shall consist of not less than five nor more than 18 members, with the exact number of directors to be determined from time to time. The Kenvue Board currently consists of eleven directors.	Johnson & Johnson’s certificate of incorporation and Johnson & Johnson’s by-laws provide that the Johnson & Johnson board of directors shall consist of not less than nine nor more than 18, with the exact number of directors to be determined from time to time by the Johnson & Johnson board of directors. The Johnson & Johnson board of directors currently has 12 directors.

Removal of Directors	Kenvue’s amended and restated bylaws provides that Kenvue’s stockholders may remove Kenvue’s directors from office with or without cause by vote of the holders of at least a majority of the shares outstanding and entitled to vote in the election of directors.	Johnson & Johnson’s certificate of incorporation and by-laws provide that directors may be removed, with cause, by a majority vote of the shareholders.

Vacancies on the Board of Directors	Kenvue’s amended and restated certificate of incorporation provides that subject to the rights of the holders of any series of preferred stock, vacancies on the Kenvue Board by any reason shall be filled solely by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.	Johnson & Johnson’s by-laws provide that vacancies on the Johnson & Johnson board of directors will be filled by appointment made by a majority vote of the remaining directors.

Special Meetings	Kenvue’s amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by (1) the Chair of the Kenvue Board, (2) a majority of the Kenvue Board or (3) Kenvue’s Chief Executive Officer. Stockholders may not call special stockholder meetings.
Under Johnson & Johnson’s by-laws, a special meeting of the shareholders may be called at any time by the chairman of the Johnson & Johnson board of directors, a vice-chairman of the Johnson & Johnson board of directors, the chairman of the executive committee, a vice-chairman of the executive committee, the president, a majority of the Johnson & Johnson board of directors or upon written request to the secretary by record holders of at least 25% of the outstanding shares of stock of Johnson & Johnson entitled to vote.
In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

Stockholder Action by Written Consent	Kenvue’s amended and restated certificate of incorporation provides that, from and after the time that Johnson & Johnson ceases to beneficially own a majority of the voting power of Kenvue’s shares of common stock, holders of shares of Kenvue’s common stock will not be able to act by written consent without a duly called annual or special meeting of Kenvue’s shareholders.	Under New Jersey law, other than the annual election of directors, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. In addition, any action to be taken to approve a merger, consolidation or acquisition of all shares or assets of Johnson & Johnson may be taken without a meeting only if all shareholders entitled to vote thereon consent in writing.

Quorum of Stockholders	Under Kenvue’s amended and restated bylaws, except as otherwise provided by law, a majority in voting power of the shares of Kenvue issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.	Under Johnson & Johnson’s by-laws, at any meeting of the shareholders, a majority in voting power of the shares of Johnson & Johnson issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Advance Notice Procedures for a Stockholder Proposal or Director Nomination	Under Kenvue’s amended and restated bylaws, a stockholder of record entitled to vote at an annual meeting may request business to be brought before such meeting, and a stockholder of record entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and with proper content as set forth in Kenvue’s amended and restated bylaws to the secretary of Kenvue (x) not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day in advance of the anniversary of the release of the proxy statement to shareholders in connection with the previous year’s annual meeting if such meeting is to be held on a day that is within 30 days before or after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the 10th day following the date of public disclosure of the date of such meeting.	Under Johnson & Johnson’s by-laws, a stockholder of record entitled to vote at an annual meeting may request business to be brought before such meeting, and a stockholder of record entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and with proper content as set forth in Johnson & Johnson’s by-laws to the secretary of Kenvue (x) not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day in advance of the anniversary of the release of the proxy statement to shareholders in connection with the previous year’s annual meeting if such meeting is to be held on a day that is within 30 days before or after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the 90th day, nor earlier than the close business on the 60th day before the mailing of the proxy materials for the applicable annual meeting, or on the 10th day following the date of public disclosure of the date of such meeting.

Amendment of Certificate of Incorporation	The DGCL generally provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth the proposed amendment by the board of directors of a corporation and thereafter by the affirmative vote of holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a separate class, unless the certificate of incorporation provides for a different vote of the stockholders. Kenvue’s amended and restated certificate of incorporation does not specify a voting power requirement different than required by the DGCL to approve amendments to Kenvue’s amended and restated certificate of incorporation.	Under New Jersey law, a New Jersey corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation’s certificate of incorporation provides otherwise. Johnson & Johnson’s certificate of incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required.

Amendment of Bylaws	Kenvue’s amended and restated certificate of incorporation and amended and restated bylaws provide that Kenvue’s amended and restated bylaws may only be amended by the Kenvue Board or by the affirmative vote of holders of at least a majority of the total voting power of Kenvue’s outstanding shares entitled to vote thereon, voting as a single class.	Under New Jersey law, Johnson & Johnson’s certificate of incorporation and Johnson & Johnson’s by-laws generally may be amended or repealed in whole or in part by the shareholders at a regular or special meeting of the shareholders or by the Johnson & Johnson board of directors at a regular or special meeting of the board of directors, if notice of the proposed amendment is contained in the notice of such meeting. However, a by-law adopted or amended by the Johnson & Johnson board of directors may be superseded by shareholder action and that shareholder action may preempt any further action by the Johnson & Johnson board of directors with respect to that by-law provision.

Limitation of Liability of Directors and Officers
Kenvue’s amended and restated certificate of incorporation provides that to the fullest extent permitted by law, no director of Kenvue shall be personally liable to Kenvue or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.
Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to Kenvue or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, (4) for any transaction from which such director derived an improper personal benefit or (5) in any action by or in the right of the corporation. Kenvue’s amended and restated bylaws provide that: (a) Kenvue may advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions; and (b) the rights conferred in Kenvue’s amended and restated bylaws are not exclusive.

Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:
•the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
•with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
Johnson & Johnson’s certificate of incorporation provides that, to the full extent permitted under New Jersey law, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its shareholders for damages for breach of any duty owed to Johnson & Johnson or its shareholders.
Johnson & Johnson’s by-laws provide that to the full extent permitted under New Jersey law, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.

Exclusive Forum	Kenvue’s amended and restated certificate of incorporation includes exclusive forum provisions, pursuant to which, unless Kenvue otherwise consents in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on Kenvue’s behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of Kenvue’s directors, officers, employees or shareholders to Kenvue or Kenvue’s shareholders; (3) any action asserting a claim arising pursuant to any provision of Kenvue’s amended and restated certificate of incorporation or Kenvue’s amended and restated bylaws; (4) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware; or (5) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal court located within the State of Delaware. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	Johnson & Johnson’s certificate of incorporation does not include exclusive forum provisions.

Business Combinations with Interested Parties
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, with certain exceptions.
Under the DGCL, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.
Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.
In addition, a Delaware corporation may not engage, at any time, in any business combination with any interested shareholder of such corporation unless:
•the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding the shares owned by directors and officers and certain employee stock plans); or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Although under certain circumstances, a corporation may opt out of the applicability of Section 203, Kenvue has not opted out of Section 203 and is therefore subject to the terms of this provision of the DGCL.

Under New Jersey law, no New Jersey corporation may engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.
Under New Jersey law, “business combination” includes:
•any merger or consolidation of a resident domestic corporation or one of its subsidiaries (1) with an interested shareholder or (2) with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder;
• any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income, on a consolidated basis, of such resident domestic corporation; and
•other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof.
In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:
•a business combination approved by the board of directors of such corporation prior to the stock acquisition;
•a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose; or
•a business combination in which the interested shareholder meets certain fair price criteria.

Consideration of Other Constituencies	Neither the DGCL nor Kenvue’s amended and restated certificate of incorporation or amended and restated bylaws contain specific provisions providing for the consideration of corporate constituencies other than Kenvue’s stockholders and Kenvue itself in determining whether a proposal or offer to acquire the corporation is in the best interest of the corporation.	New Jersey law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation. New Jersey law also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation, it may reject the offer.

AGREEMENTS BETWEEN JOHNSON & JOHNSON AND KENVUE AND OTHER RELATED PERSON TRANSACTIONS
Relationship between Johnson & Johnson and Kenvue
On November 12, 2021, Johnson & Johnson announced its intention to separate its Consumer Health Business. Kenvue was incorporated in Delaware on February 23, 2022 in connection with the Separation and was formed to ultimately hold, directly or indirectly, and conduct certain operational activities in anticipation of the planned separation of, the Consumer Health Business. Prior to the completion of the Kenvue IPO, Kenvue was a wholly owned subsidiary of Johnson & Johnson and all of Kenvue’s outstanding shares of common stock were owned by Johnson & Johnson.
Johnson & Johnson has historically provided certain corporate services to Kenvue, and costs associated with these services have been allocated to Kenvue in its combined financial statements included elsewhere in this prospectus. The allocations include costs of support functions that are provided on a centralized or geographic basis by Johnson & Johnson and its affiliates, which include facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions. These costs have been allocated to Kenvue based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on net sales, headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kenvue during the periods presented, depending on the nature of the services received. Johnson & Johnson and its affiliates continue to provide certain services related to these functions on a transitional basis pursuant to the Transition Services Agreement. Following completion of the Kenvue IPO, Kenvue assumed responsibility for all of its standalone public company costs, including the costs of corporate services provided by Johnson & Johnson and its affiliates prior to the Separation.
Agreements Entered into in Connection with the Separation
Kenvue and Johnson & Johnson have entered into a separation agreement (the “Separation Agreement”). The Separation Agreement contains key provisions relating to Kenvue’s separation from Johnson & Johnson and the disposition of the shares of Kenvue Common Stock owned by Johnson & Johnson following the completion of the Kenvue IPO. In connection with the Separation, Kenvue also entered into various other agreements with Johnson & Johnson that, together with the Separation Agreement, provide for certain transactions to effect the transfer of the assets and liabilities of the Consumer Health Business to Kenvue and will result in the separation of Kenvue’s business from Johnson & Johnson.
The agreements Kenvue entered into with Johnson & Johnson in connection with the Separation, in addition to the Separation Agreement, include:
•the Tax Matters Agreement;
•the Employee Matters Agreement;
•the Intellectual Property Agreement;
•the Trademark Agreements;
•the Transition Services Agreement;
•the Transition Manufacturing Agreement;
•the Registration Rights Agreement;
•the Reverse Transition Services Agreement;
•the Data Transfer and Sharing Agreement; and

•the Reverse Transition Manufacturing Agreement.
These agreements, together with the Separation Agreement, govern various interim and ongoing relationships between Kenvue and Johnson & Johnson following the completion of the Kenvue IPO. The material terms of the Separation Agreement and the other agreements Kenvue entered into with Johnson & Johnson in connection with the Separation are summarized below. Certain of these agreements that Kenvue believes are material agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and the following summaries of such agreements are qualified in their entirety by reference to the full text of such agreements.
Separation Agreement
On May 3, 2023, Kenvue entered into the Separation Agreement with Johnson & Johnson. The Separation Agreement sets forth Kenvue’s agreements with Johnson & Johnson regarding the principal actions to be taken in connection with the Separation. The Separation Agreement also sets forth other agreements that will govern aspects of Kenvue’s relationship with Johnson & Johnson following the completion of the Kenvue IPO.
Transfer of Assets and Assumption of Liabilities
The Separation Agreement identifies certain transfers of assets and assumptions of liabilities that are necessary to effect the Separation. The Separation Agreement provides that such transfers and assumptions will result in Kenvue generally holding (1) all assets primarily related to or used or held for use primarily in connection with Kenvue’s business and (2) all liabilities to the extent relating to, arising out of or resulting from the past or current operation or conduct of Kenvue’s business. However, the Separation Agreement also provides that certain assets and liabilities will be allocated between Kenvue and Johnson & Johnson without regard to such general rule.
In addition, Kenvue and Johnson & Johnson have agreed to use reasonable best efforts to divide, partially assign, modify or replicate the other party’s rights and obligations under and in respect of any contract or agreement that relates in any material respect to both Kenvue’s business and Johnson & Johnson’s business. The Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between Kenvue and Johnson & Johnson. See “—Intercompany Arrangements.”
Internal Transactions
The Separation Agreement provides for certain internal transactions related to Kenvue’s separation from Johnson & Johnson that occurred prior to completion of the Kenvue IPO.
Intercompany Arrangements
All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between Kenvue, on the one hand, and Johnson & Johnson, on the other hand, will terminate effective as of the consummation of the Separation, except specified agreements and arrangements that are either (1) intended to survive the Separation or (2) between a Deferred Local Business (as defined below under “—Deferred Markets”), on the one hand, and Johnson & Johnson, on the other hand.
Representations and Warranties
In general, neither Kenvue nor Johnson & Johnson has made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement, any other agreement Kenvue entered into with Johnson & Johnson in connection with the Separation or any representation letter delivered in connection with the Separation, all assets will be transferred on an “as is,” “where is” basis.

Deferred Markets
The Separation Agreement provides that, in order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents and for other business reasons, Kenvue and Johnson & Johnson would defer until after the completion of the Kenvue IPO the transfer of assets and assumptions of liabilities of Kenvue’s businesses in certain jurisdictions (each, a “Deferred Local Business”), including China, Malaysia and Russia. From and after the completion of the Kenvue IPO and until such time as a Deferred Local Business has been transferred to Kenvue, the Separation Agreement generally provides that (1) Johnson & Johnson will hold and operate such Deferred Local Business on Kenvue’s behalf, (2) Johnson & Johnson will use reasonable best efforts to treat and operate, insofar as reasonably practicable and to the extent permitted by applicable law, each such Deferred Local Business in the ordinary course of business in all material respects consistent with past practice and (3) Kenvue will use reasonable best efforts to provide all support reasonably necessary or reasonably requested by Johnson & Johnson with respect to the operation of each such Deferred Local Business. In addition, Kenvue and Johnson & Johnson agreed to use reasonable best efforts to take all actions to permit and effect the transfer of each Deferred Local Business as promptly following the completion of the Kenvue IPO as reasonably practicable.
With respect to most Deferred Local Businesses, Kenvue and Johnson & Johnson entered into net economic benefit arrangements, pursuant to which, among other things, Johnson & Johnson will transfer to Kenvue the net profits from the operation of each such Deferred Local Business (or, in the event the operations of any such Deferred Local Business result in net losses to Johnson & Johnson, Kenvue shall reimburse Johnson & Johnson for the amount of such net losses). Upon the transfer of certain Deferred Local Businesses, Kenvue will be required to compensate Johnson & Johnson for certain increases in the value of such Deferred Local Businesses between the Consumer Health Business Transfer and the transfer of such Deferred Local Businesses (or, in the event of certain value decreases, Johnson & Johnson will be required to compensate Kenvue).
As of the date of this prospectus, the transfer of the Deferred Local Businesses have not been completed and are not expected to be completed prior to the expiration of the Exchange Offer. The transfers of the Deferred Local Businesses are subject to the satisfaction of conditions, certain of which are beyond Kenvue’s or Johnson & Johnson’s control, including governmental approvals or other consents. As a result, Kenvue cannot assure you when such Deferred Local Businesses will ultimately be transferred to us, if ever. See “Risk Factors—Risks Related to Kenvue’s Relationship with Johnson & Johnson—The transfer of certain assets and liabilities from Johnson & Johnson to Kenvue contemplated by the Separation will not be completed prior to the completion of the Exchange Offer.”
Delayed or Improper Transfers
Kenvue and Johnson & Johnson agreed to use reasonable best efforts to effect any transfers contemplated by the Separation Agreement that have not been consummated prior to the completion of the Kenvue IPO as promptly as practicable following the completion of the Kenvue IPO. In addition, Kenvue and Johnson & Johnson agreed to use respective reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly following the completion of the Kenvue IPO as practicable.
Cash Distribution
Kenvue paid Johnson & Johnson, as partial consideration for the Consumer Health Business that Johnson & Johnson transferred to Kenvue in connection with the Separation, all of Kenvue’s cash and cash equivalents, including (1) all of the net proceeds that Kenvue received from the sale of shares of Kenvue Common Stock in the Kenvue IPO, including the net proceeds that Kenvue received as a result of the exercise of the underwriters’ option to purchase additional shares of Kenvue Common Stock from Kenvue to cover over-allotments, and (2) all of the net proceeds that Kenvue received from the Debt Financing Transactions, together with any interest accrued thereon following Kenvue’s receipt of such proceeds; provided that Kenvue retained $1.17 billion in cash and cash equivalents, after giving effect to the Kenvue IPO, the Debt Financing Transactions and the settlement or termination of certain intercompany accounts payable or accounts receivable between Kenvue and Johnson & Johnson.

Subsequent Stock Issuances
The Separation Agreement provides that, prior to the Distribution, Kenvue will not issue any shares of Kenvue Common Stock without the prior written consent of Johnson & Johnson, which consent may be withheld in Johnson & Johnson’s sole discretion. Further, regardless of whether or not Johnson & Johnson consents to any such stock issuance, in no case prior to the Distribution may any issuance of shares of Kenvue’s Common Stock result in Johnson & Johnson owning less than 80.1% of the voting power of Kenvue’s shares of common stock eligible to vote in the election of Kenvue’s directors. The “Distribution” refers collectively to the tax-free distribution by Johnson & Johnson, following the completion of the Kenvue IPO, to its shareholders of all or a portion of its remaining equity interest in Kenvue, which may include one or more distributions effected as a dividend to all Johnson & Johnson shareholders, one or more distributions in exchange for Johnson & Johnson shares or other securities (including pursuant to this Exchange Offer), or any combination thereof.
Exchange of Information
Kenvue and Johnson & Johnson agreed to provide each other, following the completion of the Kenvue IPO, with information relating to periods prior to the completion of the Kenvue IPO which is reasonably necessary to comply with reporting, disclosure, filing, notification or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, regulatory, litigation and other similar requirements. Kenvue and Johnson & Johnson also agreed to provide each other, following the completion of the Kenvue IPO, with information to the extent relating to Johnson & Johnson and its business or assets or Kenvue and Kenvue’s business and assets, respectively.
In addition, Kenvue agreed to comply with certain covenants relating to Kenvue’s financial reporting for so long as Johnson & Johnson is required to consolidate Kenvue’s results of operations and financial position, to account for its investment in Kenvue under the equity method of accounting or to complete a financial statement audit for any such period. These covenants include, among others, covenants regarding:
•delivery or supply of monthly, quarterly and annual financial information and periodic budgets and financial projections to Johnson & Johnson;
•maintenance of certain disclosure and financial controls;
•provision to Johnson & Johnson of access to Kenvue’s auditors and certain books and records related to internal accounting controls or operations; and
•cooperation with Johnson & Johnson to the extent reasonably requested by Johnson & Johnson in the preparation of Johnson & Johnson’s public filings and press releases.
Distribution or Other Disposition
Johnson & Johnson has the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any subsequent distribution or other disposition of the shares of Kenvue Common Stock owned by Johnson & Johnson following the completion of the Kenvue IPO. Kenvue is required to cooperate with Johnson & Johnson to effect any such subsequent distribution or other disposition.
Release of Claims
Kenvue and Johnson & Johnson each agrees, subject to certain exceptions, to release the other party and its affiliates, successors and assigns and all persons that, at or prior to the completion of the Kenvue IPO, have been the other party’s shareholders, directors, officers, agents or employees, and their respective heirs, executors, administrators, successors and assigns, from any and all claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the completion of the Kenvue IPO.

Indemnification
Kenvue and Johnson & Johnson each agrees to indemnify the other party and each of the other party’s current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Separation and Kenvue’s and Johnson & Johnson’s respective businesses. The amount of each party’s indemnification obligations will be reduced by any insurance proceeds or other third-party proceeds the party being indemnified receives. The Separation Agreement also specifies procedures regarding claims subject to indemnification.
Management of Legal Actions
The Separation Agreement governs the management and direction of pending and future legal actions in which Kenvue or Johnson & Johnson is named as a party. In general, neither Kenvue nor Johnson & Johnson may resolve any legal action without the prior written consent of the other party if such resolution (1) contains any finding or admission of any violation of law by such other party, (2) would result in any non-monetary remedy against such other party or (3) does not include a full and unconditional release of such other party (to the extent such other party is a named party in the legal action).
Insurance
With respect to any claim related to or arising from an occurrence prior to the completion of the Kenvue IPO, Kenvue continues to have access to coverage under Johnson & Johnson’s existing commercial insurance policies provided by third-party insurers, subject to exceptions set forth in the Separation Agreement. The Separation Agreement also specifies procedures regarding claims subject to coverage under these insurance policies. Kenvue does not have access to any insurance policies or reinsurance policies issued, reinsured or reimbursed by Johnson & Johnson’s captive insurer, Johnson & Johnson or any affiliate of Johnson & Johnson or any other self-insurance or similar program or mechanism maintained by Johnson & Johnson. With respect to any claim accruing following the completion of the Kenvue IPO, Kenvue is responsible for obtaining continuing insurance coverage; provided that Johnson & Johnson may, in its sole discretion, elect to provide certain insurance coverage to Kenvue or Kenvue’s directors and officers for the period between the completion of the Kenvue IPO and the Distribution, if pursued, pursuant to a policy that covers both Johnson & Johnson and Kenvue in the same policy.
Dispute Resolution
Kenvue and Johnson & Johnson will attempt in good faith to resolve disputes arising under the Separation Agreement by negotiation among Kenvue’s respective senior officers. Any dispute unable to be resolved through this process may be referred to non-binding mediation for resolution. If Kenvue and Johnson & Johnson are unable to resolve a dispute through negotiation or mediation, then either Kenvue or Johnson & Johnson may submit the dispute to the Court of Chancery of the State of Delaware or, in certain circumstances, to an alternative court in the State of Delaware.
Tax Matters Agreement
On May 3, 2023, Kenvue entered into a tax matters agreement (the “Tax Matters Agreement”) with Johnson & Johnson. The Tax Matters Agreement governs Kenvue’s and Johnson & Johnson’s respective rights, responsibilities and obligations following the completion of the Kenvue IPO with respect to all tax matters, including tax liabilities, tax attributes, tax returns and tax contests.
Allocation of Taxes
With respect to taxes other than those incurred in connection with the Separation and the Distribution, the Tax Matters Agreement provides that Kenvue will generally indemnify Johnson & Johnson for (1) any taxes of Kenvue for all periods after the Distribution and (2) any taxes of the Kenvue or Johnson & Johnson for periods prior to the Distribution to the extent attributable to the Consumer Health Business. Johnson & Johnson will generally indemnify Kenvue for (1) any taxes of Johnson & Johnson for all periods after the Distribution and (2) any taxes of the Kenvue or Johnson & Johnson for periods prior to the Distribution to the extent attributable to the business and operations conducted by Johnson & Johnson other than the Consumer Health Business.
With respect to certain taxes incurred in connection with the Separation and the Distribution, Kenvue will generally be required to indemnify Johnson & Johnson for any taxes resulting from the failure of certain steps of the Separation and the Distribution to qualify for their intended tax treatment, where such taxes result from (1) untrue representations and breaches of covenants that Kenvue will make and agree to in connection with the Separation and the Distribution (including representations Kenvue will make in connection with opinions of Johnson & Johnson’s U.S. tax advisors and covenants containing the restrictions described below that are designed to preserve the tax-free nature of the Separation and the Distribution), (2) the application of certain provisions of U.S. federal income tax law to the Separation and the Distribution or (3) any other actions or omissions that Kenvue knows or reasonably should expect would give rise to such taxes. Kenvue will also generally be required to indemnify Johnson & Johnson for any increases in the amount of foreign taxes and transfer taxes that are otherwise expected to be incurred in connection with the Separation and the Distribution to the extent that such increases arise due to actions or omissions by Kenvue that would reasonably be expected to result in such additional taxes.
Neither Kenvue’s obligations nor Johnson & Johnson’s obligations under the Tax Matters Agreement will be limited in amount or subject to any cap. In addition, as a member of Johnson & Johnson’s consolidated U.S. federal income tax group, Kenvue has (and will continue to have following the completion of the Distribution) joint and several liability with Johnson & Johnson to the IRS for the consolidated U.S. federal income taxes of the Johnson & Johnson group relating to the taxable periods in which Kenvue was part of the group.
Preservation of the Tax-Free Status of Certain Steps of the Separation and the Distribution
Johnson & Johnson has received a private letter ruling from the IRS substantially to the effect that, among other things, certain steps of the Separation together with the Exchange Offer will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Exchange Offer is conditioned on, among other things, the continuing effectiveness and validity of Johnson & Johnson’s private letter ruling from the IRS and favorable opinions of Johnson & Johnson’s U.S. tax advisors. The private letter ruling and opinions of Johnson & Johnson’s U.S. tax advisors will rely on certain facts, assumptions, representations and undertakings from Kenvue and Johnson & Johnson regarding the past and future conduct of the companies’ respective businesses and other matters.
Pursuant to the Tax Matters Agreement, Kenvue agreed to covenants that impose certain restrictions on Kenvue designed to preserve the tax-free nature of the Separation and the Distribution. Kenvue is barred from taking any action, or failing to take any action, where such action or failure to act would be inconsistent with the tax-free status of these transactions, for all time periods. In addition, during the time period ending two years after the date of the Distribution, these covenants will restrict certain actions, including share issuances, business combinations, sales of assets and similar transactions. Kenvue may take these actions only if (1) Kenvue obtains and provides to Johnson & Johnson a private letter ruling from the IRS (or other applicable taxing authority) or an opinion from a tax counsel or accountant of recognized national standing to the effect that such action would not jeopardize the tax-free status of the Separation and the Distribution, in each case satisfactory to Johnson & Johnson, or (2) Kenvue obtains prior written consent of Johnson & Johnson. Regardless of whether Kenvue is so permitted to take such action, under the Tax Matters Agreement, Kenvue will generally be required to indemnify Johnson & Johnson for any taxes that result from the taking of any such action.
Employee Matters Agreement
On May 3, 2023, Kenvue entered into an employee matters agreement (the “Employee Matters Agreement”) with Johnson & Johnson. The Employee Matters Agreement addresses certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to Kenvue’s employees and compensation and benefit plans and programs in which Kenvue’s employees participate prior to the date of the Distribution or, if no Distribution has occurred, the date that Johnson & Johnson ceases to control Kenvue (such date, the “Distribution Date”), as well as other employment and employee compensation and benefit matters.

Allocation of Liabilities
Except as specifically provided in the Employee Matters Agreement, Kenvue will generally assume responsibility for all employee liabilities related to the Consumer Health Business and Johnson & Johnson will generally remain responsible for all employee liabilities related to Johnson & Johnson’s remaining businesses, in each case, regardless of when such liabilities arose.
Collective Bargaining Agreements
Upon completion of the Kenvue IPO, Kenvue and Johnson & Johnson agree to cooperate and consult in good faith to provide notice to, engage in consultation with and take any similar action which may be required with respect to any employee representative body covering Kenvue’s employees.
Health and Welfare Plans
The Employee Matters Agreement provides that Kenvue has established health and welfare plans for the benefit of Kenvue’s employees, including health and dental plans, but excluding post-retirement health and welfare plans. Generally, Kenvue’s employees have ceased to be eligible for benefits under Johnson & Johnson’s U.S. health and welfare plans. However, Kenvue’s eligible employees in the United States, Puerto Rico or Canada will receive up to 15 years of service credit for continuous service with Kenvue immediately following the Distribution Date for purposes of determining eligibility for benefits under the Johnson & Johnson post-retirement health plans maintained for former employees who served in the United States, Puerto Rico or Canada (as applicable), subject to the terms of such plans as in effect from time to time.
Defined Benefit Pension Plans
The Employee Matters Agreement provides that Johnson & Johnson will generally retain all liabilities and assets under its defined benefit pension plans, including any non-qualified plans, unless otherwise required by law. In the case of U.S. and Canadian plans, Kenvue’s employees will generally cease active participation in such plans as of the Distribution Date. Kenvue’s U.S.-based employees will receive service credit under such plans until December 31, 2023 for all purposes (but based on estimated pension-eligible compensation levels as of the Distribution Date). Kenvue’s U.S. and Canada-based employees (other than those based in Quebec) will receive up to 15 years of service credit for continuous service with Kenvue following the Distribution Date for purposes of vesting and early retirement subsidies (but not for purposes of eligibility or benefit accrual). Kenvue will reimburse Johnson & Johnson for the estimated cost of such service credit, as well as the service credit provided under the post-retirement health plans.
Defined Contribution Plans
The Employee Matters Agreement provides that Kenvue has established a 401(k) plan, which will assume the account balances of Kenvue’s employees under Johnson & Johnson’s 401(k) plans. The Employee Matters Agreement also provides that Kenvue has established an unfunded U.S. nonqualified defined contribution plan that has substantially similar terms and conditions as Johnson & Johnson’s Excess Savings Plan (as described in footnote 4 to the table in “Executive and Director Compensation—Executive Compensation Tables—2022 Non-Qualified Deferred Compensation”), which is filed as an exhibit to the registration statement of which this prospectus is a part. Kenvue’s unfunded U.S. nonqualified defined contribution plan will assume the liabilities related to Kenvue’s employees under Johnson & Johnson’s U.S. nonqualified defined contribution plan. To the extent permitted by law, any Johnson & Johnson non-U.S. tax-qualified defined contribution plan will be treated similarly to the 401(k) plans.
Johnson & Johnson Equity Awards
The Employee Matters Agreement provides that, upon the Distribution Date, Johnson & Johnson equity awards held by Kenvue’s employees will generally convert into equivalent Kenvue equity awards with adjustments to the number of awards and option exercise prices to preserve the award’s value (the “Converted Awards”). In connection with such conversion, the performance criteria applicable to any outstanding performance-based awards will be deemed satisfied at the target level, unless two years have been completed in the performance period, in which case performance will be deemed satisfied at the level of actual performance for such years. All other vesting terms and conditions that apply to outstanding awards prior to the conversion will not be affected by the conversion. The Employee Matters Agreement also provides for the establishment of an equity incentive plan, the expected terms of which are described above under “Executive and Director Compensation—Future Compensation Programs—Kenvue Long-Term Incentive Plan.”
Annual Incentive Awards
The Employee Matters Agreement provides that Kenvue’s employees will continue to participate in Johnson & Johnson’s 2023 annual incentive programs until the Distribution Date, but that any financial measures will be based on the performance of Kenvue’s business. Upon the Distribution Date, Kenvue will assume any obligations under Johnson & Johnson’s 2023 annual incentive programs with respect to Kenvue’s employees.
Intellectual Property Agreement
On May 3, 2023, Kenvue entered into an intellectual property agreement (the “Intellectual Property Agreement”) with Johnson & Johnson. Pursuant to the Intellectual Property Agreement, Johnson & Johnson transferred to Kenvue certain intellectual property rights, including certain intellectual property owned by Johnson & Johnson immediately prior to the completion of the Kenvue IPO, that were primarily related to or used or held for use primarily in connection with Kenvue’s business or operations. The Intellectual Property Agreement also governs the parties’ respective use of certain intellectual property that was not primarily or exclusively related to either party’s business or operations and that has been jointly owned by Kenvue and Johnson & Johnson since the completion of the Kenvue IPO. Subject to the terms and conditions of the Intellectual Property Agreement, Kenvue also accepted and assumed all liabilities (1) relating to, arising out of or resulting from the transferred intellectual property and (2) in connection with the jointly owned intellectual property, to the extent relating to, arising out of or resulting from the operation or conduct of Kenvue’s business.
Term
The term of the Intellectual Property Agreement is perpetual and, now that the date of the completion of the Kenvue IPO has occurred, can be terminated only by mutual agreement of the parties.
Cross-Licenses
Pursuant to the Intellectual Property Agreement, each of Kenvue and Johnson & Johnson (in such capacity, the “licensor”) grants to the other party (in such capacity, the “licensee”) certain personal, irrevocable (subject to certain exceptions), non-exclusive, worldwide, royalty-free and non-transferable (subject to certain exceptions) licenses, subject to the terms and conditions of certain third-party licenses, to use certain intellectual property rights in patents, copyrights and know-how. The licensee (1) may use these licenses solely in connection with the operation of its business as operated as of the completion of the Kenvue IPO and any reasonable and natural extensions thereof and (2) may sublicense the intellectual property rights within the scope of the license granted and in furtherance of activities conducted by, for or on behalf of the licensee.
The Intellectual Property Agreement also includes additional intellectual property cross-licenses, including mutual personal, irrevocable (subject to certain exceptions), non-exclusive, royalty-free and non-transferable (subject to certain exceptions) licenses to use certain data pertaining to business records and personal information (collectively, “Data”) worldwide (excluding any jurisdiction to the extent an action to be taken would violate any applicable privacy and data security requirements in such jurisdiction). The licensee (1) may use these licenses solely in connection with the operation of its business as operated as of the completion of the Kenvue IPO and any reasonable and natural extensions thereof and (2) will be able to sublicense the rights in the Data within the scope of the license granted and in furtherance of activities conducted by, for or on behalf of the licensee. The implementation of the request, transfer, extraction, traceability, retention and deletion of Data is governed by the Data Transfer and Sharing Agreement, which is described below under “—Data Transfer and Sharing Agreement.”

Each party agrees that, until the fifth anniversary of the completion of the Kenvue IPO, it will not challenge any of the intellectual property licensed to it under the Intellectual Property Agreement.
The licenses to use certain intellectual property rights in trademarks are governed by the Trademark Agreements. See “—Trademark Agreements.”
Trademark Agreements
In connection with the Separation, Kenvue and Johnson & Johnson entered into a series of trademark phase-out license agreements, a Johnson’s license agreement, a trademark coexistence agreement and various additional trademark license agreements (collectively, the “Trademark Agreements”) that collectively govern Kenvue’s and Johnson & Johnson’s respective rights, responsibilities and obligations with respect to intellectual property rights in trademarks.
Trademark Phase-Out License Agreement
On April 3, 2023, Kenvue entered into a trademark phase-out license agreement (the “Trademark Phase-Out License Agreement”) with Johnson & Johnson. Pursuant to the Trademark Phase-Out License Agreement, Johnson & Johnson has granted Kenvue a non-exclusive, non-sublicensable (subject to certain exceptions), non-assignable (subject to certain exceptions), royalty-free, fully paid up worldwide license to use certain trademarks owned by Johnson & Johnson (the “Licensed J&J Marks”), consisting primarily of marks related to “Johnson & Johnson” and “J&J”, as well as certain marks related to “Janssen” and “CILAG”, on a transitional basis following the completion of the Kenvue IPO. Johnson & Johnson retains exclusive ownership of the Licensed J&J Marks, including any goodwill that might be acquired by Kenvue’s use of such marks.
Term
The term of the Trademark Phase-Out License Agreement will be no more than 10 years following the completion of the Kenvue IPO, and Kenvue’s license to use the Licensed J&J Marks for certain specified purposes will terminate within shorter periods. Kenvue’s use of the Licensed J&J Marks on internal or external product packaging and labels will terminate within five years from the completion of the Kenvue IPO, and Kenvue’s use of the Licensed J&J Marks in bottle or product molds and as embossed or debossed on tablets will terminate in the next replacement cycle for such items in the ordinary course of business, but not longer than eight years from the completion of the Kenvue IPO. Each of these termination dates is subject to extension for an additional three years and an additional two years, respectively, if, at such termination date, Kenvue continue to make use of the Licensed J&J Marks despite commercially reasonable efforts to terminate such use. Kenvue’s use of the Licensed J&J Marks for certain corporate, administrative and digital purposes will terminate within one year from the completion of the Kenvue IPO, and Kenvue’s use of the Licensed J&J Marks on various physical assets (excluding product packaging and labels) will terminate within two years from the completion of the Kenvue IPO; provided that, in each case, if the use of the Licensed J&J Marks in such materials is incorporated in a legal entity name, then the phase-out period of one year or two years, as applicable, will not start until the name of such legal entity is changed; provided further that in no event shall any such phase-out period extend more than five years following the completion of the Kenvue IPO.
Use
The license granted pursuant to the Trademark Phase-Out License Agreement extends only to Kenvue’s existing uses, and certain intended uses, of the Licensed J&J Marks as of the date of the Trademark Phase-Out License Agreement. Kenvue is required to adhere to certain quality standards in using the Licensed J&J Marks. Subject to certain exceptions, Kenvue is not be permitted to (1) use or register in any jurisdiction any trademarks confusingly similar to, or consisting in whole or in part of, any of the Licensed J&J Marks or (2) register any of the Licensed J&J Marks in any jurisdiction, without, in each case, the express prior written consent of Johnson & Johnson.

Registration, Maintenance and Enforcement
Pursuant to the Trademark Phase-Out License Agreement, Johnson & Johnson, at its cost, is required to use commercially reasonable efforts to prosecute, maintain and renew, as applicable, the Licensed J&J Marks. The Trademark Phase-Out License Agreement also sets forth various other rights, obligations and cooperative duties of Johnson & Johnson and Kenvue related to the prosecution, maintenance and renewal of the Licensed J&J Marks. Johnson & Johnson retains the first right, but not obligation, to enforce and protect the Licensed J&J Marks at its cost, but if Johnson & Johnson declines to do so, Kenvue may enforce and protect such marks at Kenvue’s cost.
Additional Trademark Phase-Out License Agreements
To facilitate certain aspects of the Separation, certain Kenvue subsidiaries and certain Johnson & Johnson subsidiaries have entered into separate trademark phase-out license agreements (the “Additional Trademark Phase-Out License Agreements”) governing such Kenvue subsidiaries’ use of certain ancillary marks primarily related to “Janssen” and “CILAG”. The Additional Trademark Phase-Out License Agreements contain substantially the same terms as the Trademark Phase-Out License Agreement. Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Trademark Phase-Out License Agreement” include the Additional Trademark Phase-Out License Agreements.
Johnson’s License Agreement
On April 3, 2023, Kenvue entered into a Johnson’s license agreement (the “Johnson’s License Agreement”) with Johnson & Johnson. Pursuant to the Johnson’s License Agreement, Johnson & Johnson has granted Kenvue an irrevocable, exclusive (even as to Johnson & Johnson), sublicensable, non-assignable (subject to certain exceptions), royalty-free, fully paid up license to use certain trademarks relating to the “Johnson’s” brand (the “Licensed Johnson’s Marks”) that are owned by Johnson & Johnson and the ownership of which cannot be transferred to Kenvue because local law in the relevant jurisdictions requires that there be unity of ownership between the Licensed Johnson’s Marks and trademarks being retained by Johnson & Johnson. Pursuant to the Johnson’s License Agreement, Johnson & Johnson has also granted Kenvue an irrevocable, non-exclusive, sublicensable, non-assignable (subject to certain exceptions), royalty-free, fully paid up license to use certain Chinese character marks (the “Licensed Chinese Character Marks”) that are owned by Johnson & Johnson and are used by both Johnson & Johnson and Kenvue. The Licensed Chinese Character Marks are used primarily in China and simultaneously signify both the “Johnson’s” brand and the “Johnson & Johnson” company name and brand. Johnson & Johnson retains exclusive ownership of the Licensed Johnson’s Marks and the Licensed Chinese Character Marks, including any goodwill that might be acquired by Kenvue’s use of such marks. In 2022, sales of “Johnson’s” products across the jurisdictions in which the Johnson’s License Agreement is relevant comprised less than 5% of Kenvue’s net sales.
Term
The term of the licenses granted to Kenvue pursuant to the Johnson’s License Agreement is perpetual, and termination is not an available remedy for either party’s breach of the Johnson’s License Agreement.
Use
The licenses granted to Kenvue pursuant to the Johnson’s License Agreement extend only to “Johnson’s” branding in use as of the date of the Trademark Coexistence Agreement and to limited expanded uses of “Johnson’s” branding. Kenvue is required to adhere to certain quality standards in using the Licensed Johnson’s Marks and the Licensed Chinese Character Marks.
Registration, Maintenance and Enforcement
Pursuant to the Johnson’s License Agreement, Johnson & Johnson is required to use commercially reasonable efforts to prosecute, maintain and renew, as applicable, the Licensed Johnson’s Marks, and Kenvue is responsible for the costs of Johnson & Johnson’s efforts. The Johnson’s License Agreement also sets forth various other rights, obligations and cooperative duties of Johnson & Johnson and Kenvue related to the prosecution, maintenance and renewal of the Johnson’s Licensed Marks and the Licensed Chinese Character Marks. With respect to the Licensed Johnson’s Marks, Kenvue has the first right, but not obligation, to enforce and protect such marks at Kenvue’s cost, and if Kenvue decline to do so, Johnson & Johnson may enforce and protect such marks at its cost. With respect to the Licensed Chinese Character Marks, Johnson & Johnson retains the first right, but not obligation, to enforce and protect such marks at its cost, but if Johnson & Johnson declines to do so, Kenvue may enforce and protect such marks at Kenvue’s cost.
Trademark Coexistence Agreement
On April 3, 2023, Kenvue entered into a trademark coexistence agreement (the “Trademark Coexistence Agreement”) with Johnson & Johnson. The Trademark Coexistence Agreement establishes certain global parameters regarding (1) Kenvue’s registration and use of trademarks related to the “Johnson’s” brand (the “Johnson’s Trademarks”) and (2) Johnson & Johnson’s registration and use of trademarks related to the “Johnson & Johnson” company name and brand (the “J&J Trademarks” and, collectively with the Johnson’s Trademarks, the “Coexisting Trademarks”). These parameters are intended to avoid confusion among consumers regarding the Coexisting Trademarks. Kenvue’s use of the Johnson’s Trademarks is limited to goods and services offered under the Johnson’s brand as of the date of the Trademark Coexistence Agreement, certain related uses and certain additional consumer health goods and services (collectively, the “Johnson’s Goods”), while Johnson & Johnson’s use of the J&J Trademarks in connection with the Johnson’s Goods is limited solely to indications of corporate identity. The parties have also agreed to undertake additional cooperative efforts to mitigate any actual consumer confusion that may occur regarding the Coexisting Trademarks. The Trademark Coexistence Agreement remains in effect as long as the parties, or their successors or assigns, are using, or intend to use, the Coexisting Trademarks. In 2022, sales of “Johnson’s” products globally comprised less than 10% of Kenvue’s net sales.
Additional Trademark License Agreements
Kenvue entered into various additional trademark license agreements with Johnson & Johnson. Pursuant to these agreements, Kenvue and Johnson & Johnson (in such capacity, the “licensor”) have granted to the other party (in such capacity, the “licensee”) licenses to certain trademarks and, where applicable, related know-how owned by the licensor. The licensee is required to adhere to certain quality standards in using the licensed trademarks. The additional trademark license agreements also set forth various rights, obligations and cooperative duties of the licensor and licensee related to the prosecution, maintenance, renewal and enforcement of the additional licensed trademarks. Kenvue does not expect these additional trademark license agreements between Kenvue and Johnson & Johnson, individually or in the aggregate, to comprise a material portion of Kenvue’s trademark portfolio nor to have a material impact on Kenvue’s business, results of operations or financial condition.
Transition Services Agreement
On May 3, 2023, Kenvue entered into a transition services agreement (the “Transition Services Agreement”) with Johnson & Johnson. Pursuant to the Transition Services Agreement, Johnson & Johnson provides Kenvue with specified services (the “J&J Services”), including certain information technology, supply chain, human resources, medical safety, finance, regulatory, sales and marketing, research and development, real estate, legal operations, government affairs, distribution and tax services, for a transitional period following the completion of the Kenvue IPO. The Transition Services Agreement is intended to help ensure an orderly transition following the completion of the Kenvue IPO and facilitates cooperation between Johnson & Johnson and Kenvue to exit, transition, migrate and integrate each J&J Service to Kenvue as soon as reasonably practicable.
Services
Johnson & Johnson is required to provide J&J Services in compliance with applicable laws, in a professional and workmanlike manner and at a quality level and in a manner consistent with its practice during the year preceding the completion of the Kenvue IPO. Johnson & Johnson may, at its option, delegate any of its obligations to perform J&J Services to third-party service providers, but Johnson & Johnson will remain responsible for ensuring that the J&J Services are provided to Kenvue in accordance with the terms of the Transition Services Agreement. From time to time, Kenvue may request that Johnson & Johnson provide an additional service to Kenvue and, if such service is reasonably necessary for the operation of Kenvue’s business and was provided to

Kenvue’s business during the year preceding the completion of the Kenvue IPO, Johnson & Johnson will be required to use commercially reasonable efforts to provide such additional service to Kenvue.
Fees
The Transition Services Agreement specifies the fees for the J&J Services, which generally are fixed amounts based on Johnson & Johnson’s expected costs plus a markup and will be adjusted for inflation on an annual basis. However, for a limited number of J&J Services, including distribution services, the applicable fees vary and are calculated based on usage, typically as a function of sales. In addition to any such fees, Kenvue is also required to bear certain additional costs, including one-time costs to enable the provision of services or secure necessary third-party consents, shipping costs, customs duties and certain taxes, as applicable. Kenvue does not expect the aggregate net fees and costs associated with the J&J Services under the Transition Services Agreement to be materially different than the aggregate historical costs that Johnson & Johnson has allocated to Kenvue for these services and, therefore, Kenvue does not expect these fees and costs to have a material impact on Kenvue’s business, results of operations or financial condition. In 2022, in connection with these services, Johnson & Johnson allocated to Kenvue aggregate costs representing approximately 2% of Kenvue’s total net sales.
Term and Termination
The term for most J&J Services is expected to terminate within 24 months following the completion of the Kenvue IPO. However, a limited number of J&J Services will be provided to Kenvue for a longer period of time, not expected to exceed 72 months, generally in cases where the applicable service relates to (1) regulatory or supply chain functions that cannot be fully transitioned to Kenvue prior to the receipt of requisite regulatory approvals or marketing authorization transfers, (2) product stability testing where the testing cannot be moved mid-cycle, (3) internal controls testing related to J&J Services that extend beyond the 24-month period or (4) management of certain active pharmaceutical ingredients. The service term for any J&J Service may be extended under certain conditions, so long as such extension does not extend beyond 24 months following the completion of the Kenvue IPO or, with respect to such limited number of services, such longer period (each, a “J&J Service Period Deadline”). Kenvue will generally be required to pay an increased service fee to Johnson & Johnson during any extension period. In addition, if Johnson & Johnson and Kenvue are unable to transition any J&J Service due to a failure to obtain requisite regulatory approvals, the Service Period Deadline for such J&J Service shall be extended to 30 days following receipt of such requisite regulatory approvals.
The Transition Services Agreement will expire upon the expiration of the term for all J&J Services. Kenvue may terminate any J&J Service upon advance written notice to Johnson & Johnson.
Liabilities and Indemnification
Johnson & Johnson generally has no liability to Kenvue for liabilities arising from Kenvue’s implementation, execution or use of the J&J Services. Kenvue is generally required to indemnify Johnson & Johnson, its affiliates, any third-party service providers and its and their respective directors, officers, employees, affiliates, agents and representatives for all liabilities arising from the provision of the J&J Services under the Transition Services Agreement. However, Johnson & Johnson does have liability for, and is required to indemnify Kenvue, Kenvue’s affiliates and Kenvue’s and their respective directors, officers, employees, affiliates, agents and representatives for, liabilities arising from Johnson & Johnson’s or its third-party service providers’ fraud, intentional misconduct or gross negligence. Johnson & Johnson’s liability in such cases is limited to the aggregate amount of fees and payments it receives pursuant to the Transition Services Agreement.
Quality and Pharmacovigilance Matters
Pursuant to the Transition Services Agreement, Kenvue and Johnson & Johnson entered into a quality agreement, which governs the exchange of information related to quality and regulatory compliance with regard to Kenvue’s products as needed for Kenvue’s respective quality and regulatory compliance obligations, as well as for Kenvue’s respective pharmacovigilance obligations, during the transition period.

Transition Assistance
In connection with the transition of the J&J Services to Kenvue, the Transition Services Agreement also provides that, at Kenvue’s request, Johnson & Johnson may assist Kenvue in establishing Kenvue’s own standalone functions (including the development of Kenvue’s own IT systems) pursuant to one or more statements of work to be agreed on from time to time by Kenvue and Johnson & Johnson, which such statements of work will detail the scope of the work to be performed and the amounts payable by Kenvue for such work. Kenvue has entered or will enter into certain statements of work with Johnson & Johnson related to the development of Kenvue’s IT systems, for which Kenvue expects to incur costs in 2023 representing approximately 1.0% of Kenvue’s total net sales, with such costs being in addition to the fees incurred by Kenvue in connection with Johnson & Johnson’s provision of the J&J Services. Kenvue expects the scope of work to be performed pursuant to such statements of work, and any resulting costs incurred by Kenvue, to decline after 2023, and for all such work to be completed during the term of the J&J Services.
Transition Manufacturing Agreement
On May 3, 2023, Kenvue entered into a transition manufacturing agreement (the “Transition Manufacturing Agreement”) with Johnson & Johnson. Pursuant to the Transition Manufacturing Agreement, Johnson & Johnson manufactures and supplies to Kenvue certain products, or components thereof (each, a “Product”), including certain Tylenol, Zyrtec, Motrin and Benadryl products and other OTC products, on a transitional basis following the completion of the Kenvue IPO. Johnson & Johnson is required to (1) adhere to certain quality standards in performing its manufacturing and supply services and (2) use commercially reasonable efforts to acquire, at its sole cost, all raw materials required for the manufacture and supply of the Products. In 2022, the Products collectively comprised less than 10% of Kenvue’s net sales.
Pricing
The Transition Manufacturing Agreement sets forth the initial prices Kenvue will pay Johnson & Johnson for each Product, which are fixed amounts based on a cost-plus model. These prices will be adjusted annually to reflect changes in the cost of raw materials, third-party manufactured products, fees of third party manufacturers incurred by Johnson & Johnson and certain of Johnson & Johnson’s conversion costs. Kenvue is responsible for paying all sales taxes imposed in connection with the supply of goods or services under the Transition Manufacturing Agreement.
Demand Forecasts
Kenvue is required to provide Johnson & Johnson with periodic binding and non-binding forecasts of Kenvue’s anticipated demand for each Product, and Kenvue is generally required to submit purchase orders in line with Kenvue’s binding forecasts.
Changes
Kenvue and Johnson & Johnson may agree to discretionary changes to a Product’s specifications, raw materials or manufacturing process. Kenvue and Johnson & Johnson will also cooperate to implement changes to any Product necessitated by the unavailability of a raw material or applicable legal requirements. If there is a shortage of a raw material, Johnson & Johnson will first allocate such raw material to the manufacture of essential or lifesaving products (including both the Products and Johnson & Johnson products) and then to the manufacture of non-essential or non-lifesaving products (including both the Products and Johnson & Johnson products).
Term and Termination
The term of manufacturing services under the Transition Manufacturing Agreement varies with respect to each Product and manufacturing facility and ranges from 3 months to 60 months with respect to Tylenol Products, 21 months to 60 months with respect to Zyrtec Products, 21 months to 60 months with respect to Motrin Products and 12 months to 60 months with respect to Benadryl Products. In certain cases, the term for a Product may be extended for up to three additional periods of 12 months each if the transition is delayed due to circumstances beyond

Kenvue’s reasonable control. Kenvue expects that most Products will have transitioned within three years. The price for a Product will be adjusted at the time of any extension to reflect changes in the cost of raw materials, third-party manufactured products, fees of third-party manufacturers incurred by Johnson & Johnson, certain of Johnson & Johnson’s conversion costs and increases in inefficiencies arising at the facility at which the Product is manufactured as a result of extending the term of the Product.
The Transition Manufacturing Agreement will expire following the expiration of the term for all Products and satisfaction of all manufacturing service obligations related to the Products (including quality assurance and ongoing stability testing services). Kenvue may terminate the Transition Manufacturing Agreement, or the supply of any particular Product thereunder, upon advance written notice to Johnson & Johnson, provided that Kenvue bear the costs of any inefficiencies incurred in connection with such termination. Johnson & Johnson may, under certain circumstances, terminate the supply of a Product after written notice to Kenvue that the manufacture or supply of such Product has become prohibited by law and if Johnson & Johnson and Kenvue are unable to determine mutually acceptable changes to such Product to comply with applicable law.
Liabilities and Indemnification
Kenvue’s recourse against Johnson & Johnson for any defect in the Products is generally limited to having the defective Product replaced or receiving a refund at Kenvue’s option and Kenvue’s recourse against Johnson & Johnson is generally limited, on a facility-by-facility basis, to the aggregate amount of fees and payments it receives for Products manufactured at a facility. Kenvue is generally required to indemnify Johnson & Johnson, its affiliates and its and their respective directors, officers, employees, agents and representatives against damages incurred from third-party claims arising from the sale or use of the Products, from Johnson & Johnson’s manufacturing or supplying Kenvue with Products pursuant to the Transition Manufacturing Agreement or from Kenvue’s fraud, intentional misconduct or gross negligence in connection with performance of Kenvue’s obligations under the Transition Manufacturing Agreement. However, Johnson & Johnson is required to indemnify Kenvue, Kenvue’s affiliates and Kenvue’s and their respective directors, officers, employees, agents and representatives against damages incurred from third-party claims arising from Johnson & Johnson’s fraud, intentional misconduct or gross negligence in connection with its performance under the Transition Manufacturing Agreement.
Quality Matters
Pursuant to the Transition Manufacturing Agreement, Kenvue and Johnson & Johnson entered into a quality agreement, which governs the exchange of information related to quality and regulatory compliance with regard to Kenvue’s products as needed for Kenvue’s respective quality and regulatory compliance obligations, as well as for Kenvue’s respective pharmacovigilance obligations, during the transition period.
Additional Matters
The Transition Manufacturing Agreement provides that Kenvue and Johnson & Johnson will engage in good faith discussions with respect to transitional arrangements in connection with the transfer of certain Deferred Local Businesses following the completion of the Kenvue IPO.
Registration Rights Agreement
On May 3, 2023, Kenvue and Johnson & Johnson entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Kenvue has granted to Johnson & Johnson certain registration rights with respect to the shares of Kenvue Common Stock owned by Johnson & Johnson. Johnson & Johnson may transfer these rights in certain limited circumstances, including in connection with an equity-for-debt exchange to a third-party lender (a “Permitted Transferee” and, collectively with Johnson & Johnson, “Holders”), and such Holders will thereafter be bound by the terms of the Registration Rights Agreement.
Demand Registration
Holders will be able to request registration under the Securities Act of all or any portion of their shares of Kenvue Common Stock covered by the Registration Rights Agreement, and Kenvue will be obligated, subject to limitations on minimum offering size and certain other limited exceptions, to register such shares as requested by such Holders. Holders will be able to designate the terms of each offering effected pursuant to a demand registration, which may take the form of a shelf registration, and will be able to request that Kenvue complete up to three demand registrations in any 12-month period.
Kenvue is not required to honor a demand registration if Kenvue has effected a registration within the preceding 60 days. In addition, following the date on which Johnson & Johnson no longer owns a majority of the shares of Kenvue Common Stock, if Kenvue reasonably determines in good faith that filing a registration statement would be significantly disadvantageous to Kenvue, Kenvue may, no more than once during any 12-month period, delay filing such registration statement until the earlier of 45 days after Kenvue makes such determination or seven days after the disadvantageous condition no longer exists.
Piggy-Back Registration
If Kenvue at any time intends to file on Kenvue’s behalf or on behalf of any of Kenvue’s other security holders a registration statement in connection with a public offering of any of Kenvue’s securities on a form and in a manner that would permit the registration for offer and sale of shares of Kenvue Common Stock held by Holders, Holders will have the right to include their shares of Kenvue Common Stock in that offering, subject to certain limitations.
Indemnification
The Registration Rights Agreement contains customary indemnification and contribution provisions by Kenvue for the benefit of Holders and, in limited situations, by Holders for the benefit of Kenvue with respect to the information provided by such Holders included in any registration statement, prospectus or related document.
Reverse Transition Services Agreement
On May 3, 2023, Kenvue entered into a reverse transition services agreement (the “Reverse Transition Services Agreement”) with Johnson & Johnson prior to the completion of the Kenvue IPO. Pursuant to the Reverse Transition Services Agreement, Kenvue provides Johnson & Johnson with specified services (the “Kenvue Services”), including certain information technology, supply chain, medical safety, finance, regulatory, sales and marketing, real estate and distribution services, for a transitional period following the completion of the Kenvue IPO. The Reverse Transition Services Agreement is intended to help ensure an orderly transition following the completion of the Kenvue IPO and facilitates cooperation between Johnson & Johnson and Kenvue to exit, transition, migrate and integrate each Kenvue Service to Johnson & Johnson as soon as reasonably practicable.
Services
Kenvue is required to provide Kenvue Services in compliance with applicable laws, in a professional and workmanlike manner and at a quality level and in a manner consistent with Kenvue’s practice during the year preceding the completion of the Kenvue IPO. Kenvue may, at Kenvue’s option, delegate any of Kenvue’s obligations to perform Kenvue Services to third-party service providers, but Kenvue will remain responsible for ensuring that the Kenvue Services are provided to Johnson & Johnson in accordance with the terms of the Reverse Transition Services Agreement. From time to time, Johnson & Johnson may request that Kenvue provide an additional service to Johnson & Johnson and, if such service is reasonably necessary for the operation of Johnson & Johnson’s business and was provided to Johnson & Johnson’s business during the year preceding the completion of the Kenvue IPO, Kenvue will be required to use commercially reasonable efforts to provide such additional service to Johnson & Johnson.
Fees
The Reverse Transition Services Agreement specifies the fees for the Kenvue Services, which will generally be fixed amounts based on Kenvue’s expected costs plus a markup and be adjusted for inflation on an annual basis. However, for a limited number of Kenvue Services, including distribution services, the applicable fees will vary and be calculated based on usage, typically as a function of sales. In addition to such fees, Johnson & Johnson is also required to bear certain additional costs, including one-time costs to enable the provision of services or secure necessary third-party consents, shipping costs, customs duties and certain taxes, as applicable. Kenvue does not expect the aggregate net fees and costs associated with the Kenvue Services under the Reverse Transition Services Agreement to have a material impact on Kenvue’s business, results of operations or financial condition. In 2022, in connection with these services, Johnson & Johnson credited to Kenvue an aggregate amount representing less than 0.5% of Kenvue’s total net sales.
Term and Termination
The term for most Kenvue Services is expected to terminate within 24 months following the completion of the Kenvue IPO. However, a limited number of Kenvue Services will be provided to Johnson & Johnson for a longer period of time, not to exceed 84 months, generally in cases where the applicable service relates to (1) regulatory or supply chain functions that cannot be fully transitioned to Johnson & Johnson prior to the receipt of requisite regulatory approvals or marketing authorization transfers or (2) internal controls testing related to Kenvue Services that extend beyond the 24-month period. The service term for any Kenvue Service may be extended under certain conditions, so long as such extension does not extend beyond 24 months following the completion of the Kenvue IPO or, with respect to such limited number of services, such longer period (each, a “Kenvue Service Period Deadline”). Johnson & Johnson will generally be required to pay an increased service fee to Kenvue during any extension period. In addition, if Kenvue and Johnson & Johnson are unable to transition any Kenvue Service due to a failure to obtain requisite regulatory approvals, the Service Period Deadline for such Kenvue Service shall be extended to 30 days following receipt of such requisite regulatory approvals.
The Reverse Transition Services Agreement will expire upon the expiration of the term for all Kenvue Services. Johnson & Johnson may terminate any Kenvue Service upon advance written notice to Kenvue.
Liabilities and Indemnification
Kenvue will generally have no liability to Johnson & Johnson for liabilities arising from Johnson & Johnson’s implementation, execution or use of the Kenvue Services. Johnson & Johnson will generally be required to indemnify us, Kenvue’s affiliates, any third-party service providers and Kenvue’s and their respective directors, officers, employees, affiliates, agents and representatives for all liabilities arising from the provision of the Kenvue Services under the Reverse Transition Services Agreement. However, Kenvue will have liability for, and will be required to indemnify Johnson & Johnson, its affiliates and its and their respective directors, officers, employees, affiliates, agents and representatives for, liabilities arising from Kenvue’s or Kenvue’s third-party service providers’ fraud, intentional misconduct or gross negligence. Kenvue’s liability in such cases shall be limited to the aggregate amount of fees and payments Kenvue receives pursuant to the Reverse Transition Services Agreement.
Quality and Pharmacovigilance Matters
The Reverse Transition Services Agreement provides that Kenvue and Johnson & Johnson will be required to enter into a quality agreement, which will govern the exchange of information related to quality and regulatory compliance with regard to Kenvue’s products as needed for Kenvue’s respective quality and regulatory compliance obligations, as well as for Kenvue’s respective pharmacovigilance obligations, during the transition period.
Reverse Transition Manufacturing Agreement
On July 3, 2023, Kenvue entered into a reverse transition manufacturing agreement (the “Reverse Transition Manufacturing Agreement”) with Johnson & Johnson. Pursuant to the Reverse Transition Manufacturing Agreement, Kenvue will manufacture and supply to Johnson & Johnson certain products, or components thereof (each, a “Product”), on a transitional basis. Kenvue is required to (1) adhere to certain quality standards in performing Kenvue’s manufacturing and supply services and (2) use commercially reasonable efforts to acquire, at Kenvue’s sole cost, all raw materials required for the manufacture and supply of the Products.
Pricing
The Reverse Transition Manufacturing Agreement sets forth the initial prices that Johnson & Johnson will pay Kenvue for each Product, which are fixed amounts based on a cost-plus model. These prices will be adjusted annually to reflect changes in the cost of raw materials, third-party manufactured products, fees of third party manufacturers incurred by Kenvue and certain of its conversion costs. Johnson & Johnson is responsible for paying all sales taxes imposed in connection with the supply of goods or services under the Reverse Transition Manufacturing Agreement.
Demand Forecasts
Johnson & Johnson is required to provide Kenvue with periodic binding and non-binding forecasts of its anticipated demand for each Product, and Johnson & Johnson is generally required to submit purchase orders in line with its binding forecasts.
Changes
Kenvue and Johnson & Johnson may agree to discretionary changes to a Product’s specifications, raw materials or manufacturing process. Kenvue and Johnson & Johnson will also cooperate to implement changes to any Product necessitated by the unavailability of a raw material or applicable legal requirements. If there is a shortage of a raw material, Kenvue will first allocate such raw material to the manufacture of essential or lifesaving products (including both the Products and Kenvue’s products) and then to the manufacture of nonessential or non-lifesaving products (including both the Products and Kenvue’s products).
Term and Termination
The term of manufacturing services under the Reverse Transition Manufacturing Agreement varies with respect to each Product and ranges from 12 months to 60 months. In certain cases, the term for a Product may be extended for up to three additional periods of 12 months each if the transition is delayed due to circumstances beyond Johnson & Johnson’s reasonable control. Johnson & Johnson expects that most Products will have transitioned within 60 months. The price for a Product will be adjusted at the time of any extension to reflect changes in the cost of raw materials, third-party manufactured products, fees of third-party manufacturers incurred by Kenvue, certain of its conversion costs and increases in inefficiencies arising at the facility at which the Product is manufactured as a result of extending the term of the Product.
The Reverse Transition Manufacturing Agreement will expire following the expiration of the term for all Products and satisfaction of all manufacturing service obligations related to the Products (including quality assurance and ongoing stability testing services). Johnson & Johnson has the right to terminate the Reverse Transition Manufacturing Agreement, or the supply of any particular Product thereunder, upon advance written notice to Kenvue, provided that Johnson & Johnson bears the costs of any inefficiencies incurred in connection with such termination. Kenvue has the right, under certain circumstances, to terminate the supply of a Product after written notice to Johnson & Johnson that the manufacture or supply of such Product has become prohibited by law and if Johnson & Johnson and Kenvue are unable to determine mutually acceptable changes to such Product to comply with applicable law.
Liabilities and Indemnification
Johnson & Johnson’s recourse against Kenvue for any defect in the Products is generally limited to having the defective Product replaced or receiving a refund at Johnson & Johnson’s option and Johnson & Johnson’s recourse against Kenvue is generally limited to the aggregate amount of fees and payments Kenvue receives for Products manufactured at the facility. Johnson & Johnson is generally required to indemnify Kenvue, its affiliates and Kenvue and its affiliates’ respective directors, officers, employees, agents and representatives against damages incurred from third-party claims arising from the sale or use of the Products, from Kenvue’s manufacturing or supplying Johnson & Johnson with Products pursuant to the Reverse Transition Manufacturing Agreement or from Johnson & Johnson’s fraud, intentional misconduct or gross negligence in connection with performance of Johnson & Johnson’s obligations under the Reverse Transition Manufacturing Agreement. However, Kenvue is required to indemnify Johnson & Johnson, its affiliates and its and their respective directors, officers, employees, agents and representatives against damages incurred from third-party claims arising from Kenvue’s fraud, intentional misconduct or gross negligence in connection with Kenvue’s performance under the Reverse Transition Manufacturing Agreement.

Quality Matters
The Reverse Transition Manufacturing Agreement provides that Kenvue and Johnson & Johnson will be required to enter into a quality agreement, which will govern the exchange of information related to quality and regulatory compliance with regard to Johnson & Johnson’s products as needed for its respective quality and regulatory compliance obligations, as well as for Kenvue’s respective pharmacovigilance obligations, during the transition period.
Data Transfer and Sharing Agreement
On May 3, 2023, Kenvue entered into a data transfer and sharing agreement (the “Data Transfer and Sharing Agreement”) with Johnson & Johnson. The Data Transfer and Sharing Agreement sets forth protocols to govern the request, transfer, extraction, traceability, retention and deletion of certain Data primarily related to or used or held for use primarily in connection with Kenvue’s business or operations in Johnson & Johnson’s possession as of the completion of the Kenvue IPO, certain Data primarily related to or used or held for use primarily in connection with Johnson & Johnson’s business or operations in Kenvue’s possession as of the completion of the Kenvue IPO, certain Data created by Johnson & Johnson solely for Kenvue or on Kenvue’s behalf in relation to the services under the Transition Services Agreement in Johnson & Johnson’s possession as of or after the completion of the Kenvue IPO, certain Data created by Kenvue solely for Johnson & Johnson or on Johnson & Johnson’s behalf in relation to the services under the Reverse Transition Services Agreement in Kenvue’s possession as of or after the completion of the Kenvue IPO and certain Data requested by Kenvue or Johnson & Johnson pursuant to the Separation Agreement. The Data Transfer and Sharing Agreement also establishes a joint data committee, comprised of representatives from Kenvue and Johnson & Johnson, that is responsible for providing general oversight and strategic planning to facilitate the efficient and orderly extraction and transfer of such Data or alternative access to certain shared Data, where transfers are not practicable. The term of the Data Transfer and Sharing Agreement is perpetual.
Other Agreements with Johnson & Johnson
Real Estate Agreements
Johnson & Johnson’s owned real property and leased space has been allocated to Johnson & Johnson or Kenvue, as the case may be, in a manner that is consistent with the different business uses and needs of Johnson & Johnson and Kenvue. To the extent owned property or leased space is to be shared by Johnson & Johnson and Kenvue on a long-term basis or associated real estate services need to be provided by one party to the other, Kenvue has entered, and will continue to enter, into various lease, sublease and license agreements with Johnson & Johnson that will govern each party’s rights and obligations with respect to any such owned or leased property, shared space or service provided. In addition, certain facilities will, pursuant to transition services agreements, be shared between Johnson & Johnson and Kenvue for a limited period of time following the completion of the Kenvue IPO. Kenvue does not expect these real estate agreements between Kenvue and Johnson & Johnson, individually or in the aggregate, to comprise a material portion of Kenvue’s property portfolio nor to have a material impact on Kenvue’s business, results of operations or financial condition.
Royalty Monetization Agreements
In connection with the October 2021 Old JJCI corporate restructuring, Old JJCI and its affiliates entered into purchase and sale agreements (the “Royalty Monetization Agreements”) with Royalty A&M LLC (“RAM”), an indirect wholly owned subsidiary of Johnson & Johnson, pursuant to which Old JJCI and its affiliates transferred to RAM their rights to receive four streams of royalties from certain third parties representing an aggregate value of $367.1 million. The royalty streams generally derive from third-party sales of certain branded products, primarily Lactaid sold in the United States. RAM’s rights to these royalty streams commenced with royalties payable in October 2021 and terminate with royalties payable for third-party Lactaid branded sales after December 2028 and for other products between December 2027 and November 2031 (each, a “Royalty Conclusion Date”). As a result of the Old JJCI corporate restructuring, the former rights of Old JJCI and its affiliates with respect to these underlying royalty streams were transferred to a second entity named Johnson & Johnson Consumer Inc., a New Jersey company (“New JJCI”) and its affiliates. New JJCI’s operations, assets and liabilities, including these underlying royalty streams, will be transferred to Kenvue in connection with the Separation. Following each Royalty

Conclusion Date, the underlying royalty arrangements, unless perpetual in nature, will be due for renewal between each third party and Kenvue. In addition, prior to the applicable Royalty Conclusion Date for each royalty stream, or within 12 months thereafter, RAM will maintain a right of first negotiation to purchase from Kenvue the rights to the royalties (or any portion thereof) that are payable to Kenvue from such stream following such Royalty Conclusion Date.
Additional Related Person Transactions
A sister of Director Joseph J. Wolk is a Mobility Operations Leader at Johnson & Johnson Services, Inc., a wholly owned subsidiary of Johnson & Johnson, and earned $217,121, $193,211 and $188,191 in total compensation in 2022, 2021 and 2020, respectively. These amounts included base salary, any annual incentive bonus, the value of any long-term incentive award granted in the relevant year and any other compensation. She also participates in the general welfare and benefit plans of Johnson & Johnson Services, Inc. Her compensation was established in accordance with Johnson & Johnson Services, Inc.’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Wolk does not have a material interest in his sister’s employment, nor does he share a household with her.
Policy on Related Person Transactions
The Kenvue Board has adopted a Policy on Transactions with Related Persons. Kenvue’s Policy on Transactions with Related Persons requires a reasonable prior review and oversight by the Nominating, Governance & Sustainability Committee of any transaction or series of transactions exceeding $120,000 in which Kenvue is a participant and any related person has a direct or indirect material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons include Kenvue’s directors and executive officers and their immediate family members and persons sharing their households as well as persons controlling more than 5% of Kenvue’s outstanding shares of common stock.
Once a potential related person transaction has been identified, the Nominating, Governance & Sustainability Committee will review all of the relevant facts and circumstances and approve or disapprove entry into the transaction. The Nominating, Governance & Sustainability Committee will prohibit such a transaction if it determines it to be inconsistent with the interests of Kenvue and its shareholders. The Nominating, Governance & Sustainability Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If it is not reasonable to obtain advance approval of a transaction from the Nominating, Governance & Sustainability Committee, the transaction will be considered for ratification at the next regularly scheduled meeting of the Nominating, Governance & Sustainability Committee.
Kenvue’s Policy on Transactions with Related Persons was not in effect at the time Kenvue entered into the agreements described above under “—Agreements Entered into in Connection with the Separation.” Each of the agreements between Kenvue and Johnson & Johnson that as entered into prior to the completion of the Kenvue IPO, and any transactions contemplated thereby, is deemed to be approved and not subject to the terms of Kenvue’s Policy on Transactions with Related Persons.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF KENVUE
Senior Unsecured Notes
On March 22, 2023, Kenvue issued $7,750,000,000 in aggregate principal amount of senior unsecured notes, comprised of $750,000,000 aggregate principal amount of its 5.500% Senior Notes due 2025, $750,000,000 aggregate principal amount of its 5.350% Senior Notes due 2026, $1,000,000,000 aggregate principal amount of its 5.050% Senior Notes due 2028, $1,000,000,000 aggregate principal amount of its 5.000% Senior Notes due 2030, $1,250,000,000 aggregate principal amount of its 4.900% Senior Notes due 2033, $750,000,000 aggregate principal amount of its 5.100% Senior Notes due 2043, $1,500,000,000 aggregate principal amount of its 5.050% Senior Notes due 2053 and $750,000,000 aggregate principal amount of its 5.200% Senior Notes due 2063 (collectively, the “notes”) in a private placement (such issuance, the “Notes Offering”). The net proceeds to Kenvue from the Notes Offering was approximately $7.7 billion after deductions of discounts and commissions payable of $75 million. The notes are senior unsecured obligations of Kenvue. On April 4, 2023, the net proceeds of the Notes Offering were released from escrow upon the completion of the Consumer Health Business Transfer.
In connection with the issuance of the notes, Kenvue entered into a registration rights agreement with the initial purchasers, pursuant to which Kenvue is obligated to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement with respect to an offer to exchange each series of notes for registered notes with terms that are substantially identical in all material respects to the notes of such series.
The notes are governed by an indenture and supplemental indenture between Kenvue and Deutsche Bank Trust Company Americas, as trustee, which is referred to collectively as the “indenture.” The indenture contains certain covenants, including limitations on its and certain of Kenvue’s subsidiaries’ ability to incur liens or engage in sale leaseback transactions. The indenture also contains restrictions on its ability to consolidate, merge or sell substantially all of its assets. In addition, the indenture contains other customary terms, including certain events of default, upon the occurrence of which, the notes may be declared immediately due and payable.
Pursuant to the indenture, Kenvue is able to redeem the notes of any series, in whole or in part, at any time by paying a “make whole” premium, plus accrued and unpaid interest to, but excluding, the applicable date of redemption.
The foregoing summarizes the material terms of the notes. However, the indenture and supplemental indenture have been filed as exhibits to the Registration Statement of which this prospectus is a part, and the foregoing summary of the notes is qualified in its entirety by reference to the full text of the indenture and supplemental indenture.
Commercial Paper Program
On March 3, 2023, Kenvue entered into a commercial paper program (the “Commercial Paper Program”). The Kenvue Board has authorized the issuance by Kenvue of up to $4 billion in aggregate principal amount of commercial paper under the Commercial Paper Program. The Commercial Paper Program contains representations and warranties, covenants and default that are customary for this type of financing.
The Commercial Paper Program provides for private placements in the United States under Section 4(a)(2) of the Securities Act. The commercial paper notes issued under the Commercial Paper Program are unsecured notes ranking at least pari passu with all of Kenvue’s other senior unsecured indebtedness. These commercial paper notes are anticipated to be offered at par less a discount representing an interest factor or, if interest bearing, at par. As of April 2, 2023, Kenvue had no outstanding balances under its Commercial Paper Program. Subsequent to April 2, 2023 and prior to the Kenvue IPO, Kenvue issued $1.25 billion under the Commercial Paper Program.
Revolving Credit Facility
On March 6, 2023, Kenvue entered into the Revolving Credit Facility in an aggregate principal amount of $4 billion to be made available in U.S. dollars and Euros, with JPMorgan Chase Bank, N.A. serving as administrative agent for a syndicate of lenders. The proceeds of the loans under the Revolving Credit Facility will be used for general corporate purposes. The Revolving Credit Facility permits, subject to specified conditions, one or more of Kenvue’s wholly owned subsidiaries to be added as additional borrowers.
Interest is payable on the loans under the Revolving Credit Facility at (1) in the case of borrowings denominated in U.S. dollars, adjusted Term SOFR (or, at Kenvue’s option, the adjusted base rate), (2) in the case of borrowings denominated in Euros, adjusted EURIBOR and (3) in the case of swingline borrowings, the daily simple ESTR, plus, in each case, a margin determined pursuant to a pricing grid based on Kenvue’s credit ratings. The Revolving Credit Facility fees and letter of credit fees are determined based upon the same grid. Interest payments are due (1) in the case of Term SOFR or EURIBOR borrowings, on the last day of each interest period applicable to the borrowing (or, in the case of any borrowing with an interest period of more than three months’ duration, every three months), (2) in the case of an adjusted base rate borrowing, on the last day of each March, June, September and December and (3) in the case of swingline borrowings, on the fifth business day after the borrowing.
The Revolving Credit Facility contains representations and warranties, covenants and events of default that are customary for this type of financing, including covenants restricting the incurrence of liens and the entry into certain merger transactions.
Kenvue will unconditionally guarantee all of the obligations of the borrowers (other than itself) under the Revolving Credit Facility on an unsecured basis.
As of April 2, 2023, Kenvue had no outstanding balances under its Revolving Credit Facility.
The foregoing summarizes the material terms of the Revolving Credit Facility. However, the credit agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the foregoing summary of such agreement is qualified in its entirety by reference to the full text of such agreement.

SHARES ELIGIBLE FOR FUTURE SALE
Shares of Kenvue Common Stock distributed to Johnson & Johnson stockholders pursuant to the Exchange Offer will be freely transferable, except for shares of Kenvue Common Stock received by persons who may be deemed to be “affiliates” of Kenvue under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Kenvue. The directors and principal executive officers of Kenvue, as well as any significant stockholders of Kenvue, will be affiliates. Affiliates of Kenvue may sell their shares of Kenvue Common Stock only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.
Lock-up agreements
Kenvue, Kenvue’s executive officers and directors and Johnson & Johnson agreed with the underwriters in connection with the Kenvue IPO that, except with the prior written consent of each of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, they will not, subject to certain exceptions, during the period beginning on the date of the prospectus for the Kenvue IPO and continuing through the date that is 180 days after the date of such prospectus, offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of Kenvue Common Stock or securities convertible into or exchangeable or exercisable for any shares of Kenvue Common Stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares of Kenvue Common Stock subject to lock-up agreements.
In connection with the Exchange Offer, on July 24, 2023, Johnson & Johnson and Kenvue obtained a waiver of the lock-up, permitting Johnson & Johnson and Kenvue to launch and consummate the Exchange Offer (including the De Minimis Increase Amount and the clean-up spin-off, if any). The waiver of the lock-up applies only to Johnson & Johnson and Kenvue, and not to any of Kenvue’s executive officers or directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders of J&J Common Stock that exchange J&J Common Stock for Kenvue Common Stock pursuant to the Exchange Offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of this prospectus.
This discussion is limited to U.S. Holders that hold shares of J&J Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including:
•persons subject to the alternative minimum tax;
•persons holding shares of J&J Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell shares of J&J Common Stock under the constructive sale provisions of the Code;
•persons who hold or receive shares of J&J Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of J&J Common Stock being taken into account on an applicable financial statement; and
•tax-qualified retirement plans.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes exchanges J&J Common Stock for Kenvue Common Stock pursuant to the Exchange Offer, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of J&J Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of exchanging J&J Common Stock for Kenvue Common Stock pursuant to the Exchange Offer.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of J&J Common Stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;

•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Private Letter Ruling and Tax Opinions
Johnson & Johnson has received a private letter ruling from the IRS and an opinion from Cravath, Swaine & Moore LLP substantially to the effect that, among other things, the Exchange Offer, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Exchange Offer is conditioned on, among other things, the continuing effectiveness and validity of Johnson & Johnson’s private letter ruling from the IRS and favorable opinions of Johnson & Johnson’s U.S. tax advisors. The private letter ruling and opinions of Johnson & Johnson’s U.S. tax advisors will rely on certain facts, assumptions, representations and undertakings from Kenvue and Johnson & Johnson regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Johnson & Johnson and its shareholders may not be able to rely on the private letter ruling or the opinions of Johnson & Johnson’s U.S. tax advisors and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of Johnson & Johnson’s U.S. tax advisors, the IRS could determine on audit that the Exchange Offer is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions of Johnson & Johnson’s tax advisors that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in Kenvue stock ownership or the stock ownership of Johnson & Johnson following the completion of the Exchange Offer.
The Exchange Offer
Assuming that the Exchange Offer, together with certain related transactions, qualifies as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:
•the Exchange Offer will not result in the recognition of income, gain or loss to Johnson & Johnson or Kenvue;
•no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of J&J Common Stock as a result of the exchange of J&J Common Stock for Kenvue Common Stock pursuant to the Exchange Offer (other than cash in lieu of fractional shares of Kenvue Common Stock);
•the tax basis of the shares of Kenvue Common Stock, including any fractional share deemed received, of a holder of J&J Common Stock who exchanges J&J Common Stock for Kenvue Common Stock pursuant to the Exchange Offer will be, immediately after the Exchange Offer, the same as the tax basis of the shares of J&J Common Stock exchanged therefor;
•each U.S. Holder’s holding period in the Kenvue Common Stock received in the Exchange Offer will include the holding period of the J&J Common Stock exchanged therefor; and
•a U.S. Holder of J&J Common Stock that receives cash in lieu of a fractional share of Kenvue Common Stock will recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such fractional share is more than one year as of the closing date of the Exchange Offer.

U.S. Holders who have acquired different blocks of J&J Common Stock at different times or at different prices should consult their own tax advisors regarding the allocation of their tax basis among, and the holding period of, the shares of Kenvue Common Stock received in exchange for such blocks of J&J Common Stock.
If the Exchange Offer, together with certain related transactions, does not qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and Section 355 of the Code, each U.S. Holder who receives shares of Kenvue Common Stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the shares of Kenvue Common Stock received by the U.S. Holder and its tax basis in the shares of J&J Common Stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the shares of Kenvue Common Stock received by the U.S. Holder. In the event that this Exchange Offer is undersubscribed and Johnson & Johnson consummates a pro rata distribution of Kenvue Common Stock to Johnson & Johnson stockholders or if Johnson & Johnson determines not to consummate the Exchange Offer and makes only a pro rata distribution of Kenvue Common Stock to Johnson & Johnson stockholders, and if such distribution together with certain related transactions, does not qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and Section 355 of the Code, then such distribution would be treated as a taxable dividend to U.S. Holders of J&J Common Stock.
Even if the Exchange Offer, together with certain related transactions, were otherwise to qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, the Exchange Offer will be taxable to Johnson & Johnson (but not to holders of J&J Common Stock) under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the stock of Johnson & Johnson or Kenvue is acquired as part of a plan or series of related transactions that includes the Exchange Offer. If Section 355(e) applies as a result of such an acquisition, Johnson & Johnson would recognize taxable gain as described above, in “Risk Factors—Risks Related to the Exchange Offer—The Exchange Offer could result in significant tax liability,” but the Exchange Offer would generally be tax-free to U.S. Holders. Under some circumstances, the tax matters agreement entered into between Johnson & Johnson and Kenvue would require Kenvue to indemnify Johnson & Johnson for the tax liability associated with the taxable gain.
Informational Reporting and Backup Withholding
U.S. Treasury Regulations generally require holders who own at least five percent of the total outstanding stock of Johnson & Johnson (by vote or value) and who receive Kenvue Common Stock pursuant to the Exchange Offer to attach to their U.S. federal income tax return for the year in which the Exchange Offer occurs a detailed statement setting forth certain information relating to the tax-free nature of the Exchange Offer. Johnson & Johnson will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.
In addition, a withholding agent may be required to report the payments of cash to a U.S. Holder of J&J Common Stock in lieu of fractional shares of Kenvue Common Stock in the Exchange Offer on an IRS Form 1099, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number on a properly completed IRS Form W-9 and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.
LEGAL MATTERS
Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP will issue an opinion to Johnson & Johnson regarding certain tax matters. Certain legal matters in connection with this Exchange Offer will be passed upon for the dealer managers by David Polk & Wardwell LLP, New York, New York.

EXPERTS
The financial statements of the Consumer Health Business, a business of Johnson & Johnson, as of January 1, 2023 and January 2, 2022 and for each of the three fiscal years in the period ended January 1, 2023 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Johnson & Johnson and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 1, 2023 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Abiomed, Inc. because it was acquired by Johnson & Johnson in a business combination during 2022) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Consumer Health Business Audited Annual Combined Financial Statements:
Report of Independent Registered Public Accounting Firm
To the Board of Directors of Johnson & Johnson and the Shareholder of Kenvue Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Consumer Health Business (the “Company”), a business of Johnson & Johnson, as of January 1, 2023 and January 2, 2022 and the related combined statements of operations, of comprehensive income (loss), of equity and of cash flows, for each of the three fiscal years in the period ended January 1, 2023, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2023 and January 2, 2022, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 1, 2023 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition – U.S. Net Sales
As described in Notes 1 and 15 to the combined financial statements, the Company’s total net sales were $15.0 billion for the fiscal year ended January 1, 2023, of which, $6.6 billion is related to U.S. net sales. Management recognizes the revenue from these sales at a single point in time when control transfers, which can be on the date of shipment or the date of receipt by the customer depending on the terms of the contract. Trade promotions, comprised of coupons, product listing allowances, cooperative advertising arrangements, volume-based incentive programs, as well as discounts to customers, rebates, sales incentives, and product returns, are accounted for as variable consideration and recorded as a reduction in sales in the same period as the related sale.

The principal consideration for our determination that performing procedures relating to U.S. net sales revenue recognition is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s U.S. net sales revenue recognition.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including controls over the recording of U.S. net sales upon transfer of control to the customer, and controls over the recording of trade promotions. These procedures also included, among others, (i) evaluating U.S. net sales revenue transactions by testing the issuance and settlement of invoices and credit memos, (ii) tracing transactions not settled to a detailed listing of accounts receivable, (iii) confirming a sample of outstanding customer invoice balances at fiscal year end, and obtaining and inspecting source documents, including invoices, sales contracts, shipping documents, proof of delivery, and subsequent cash receipts, where applicable, for confirmations not returned, (iv) testing the completeness and accuracy of data provided by management, (v) testing trade promotions processed by the Company, on a sample basis, including evaluating those discounts for consistency with contractual terms of the Company’s programs, (vi) testing credit memos on a sample basis and (vii) testing a sample of unsettled trade promotions for completeness and accuracy.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 3, 2023
We have served as the Company’s auditor since 2021.

CONSUMER HEALTH BUSINESS
COMBINED BALANCE SHEETS
At January 1, 2023 and January 2, 2022
(Dollars in Millions) (Note 1)

	2022	2021
Assets
Current assets
Cash and cash equivalents (Note 1)	$1,231	$740
Trade receivables, less allowances for credit losses (2022 - $35, 2021 - $32) (Note 1)	2,122	2,074
Inventories (Notes 1 and 2)	2,226	1,702
Prepaid expenses and other receivables	175	257
Other current assets	123	154
Total current assets	$5,877	$4,927
Property, plant and equipment, net (Notes 1 and 3)	1,820	1,827
Intangible assets, net (Notes 1 and 4)	9,853	10,701
Goodwill (Notes 1 and 4)	9,185	9,810
Deferred taxes on income (Notes 1 and 11)	147	189
Other assets	434	475
Total assets	$27,316	$27,929
Liabilities and Equity
Current liabilities
Accounts payable	$1,829	$1,827
Accrued liabilities (Notes 1, 13 and 17)	906	1,024
Accrued rebates, returns and promotions (Note 1)	862	834
Accrued taxes on income (Note 11)	329	357
Total current liabilities	3,926	4,042
Employee related obligations (Notes 1 and 5)	214	302
Deferred taxes on income (Notes 1 and 11)	2,428	2,430
Other liabilities (Note 17)	727	756
Total liabilities	7,295	7,530
Commitments and contingencies (Note 13)
Equity
Net investment from Parent (Note 1 and 9)	25,474	24,872
Accumulated other comprehensive loss (Note 7)	(5,453)	(4,473)
Total equity	20,021	20,399
Total Liabilities and Equity	$27,316	$27,929
See Notes to Combined Financial Statements.

CONSUMER HEALTH BUSINESS
COMBINED STATEMENTS OF OPERATIONS
(Dollars in Millions) (Note 1)

	2022	2021	2020
Net sales	$14,950	$15,054	$14,467
Cost of sales	6,665	6,635	6,619
Gross profit	8,285	8,419	7,848
Selling, general, and administrative expenses	5,633	5,484	4,956
Other (income) expense, net, operating (Note 10)	(23)	15	3,871
Operating income (loss)	2,675	2,920	(979)
Other expense (income), net (Note 10)	38	(5)	37
Income (loss) before taxes	2,637	2,925	(1,016)
Provision (benefit) for taxes (Note 11)	550	894	(137)
Net income (loss)	$2,087	$2,031	$(879)
See Notes to Combined Financial Statements.

CONSUMER HEALTH BUSINESS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in Millions) (Note 1)

	2022	2021	2020
Net income (loss)	$2,087	$2,031	$(879)
Other comprehensive (loss) income
Foreign currency translation, net of (benefit) provision for taxes of $(99), $(94), $120	(1,053)	(926)	855
Employee benefit plans:
Prior service cost, net of amortization	(1)	—	(1)
Gain (loss), net of amortization	58	18	(2)
Effect of exchange rates	6	7	(8)
Net change, net of income tax provision (benefit) of $29, $8, $(2)	63	25	(11)
Derivatives and hedges:
Unrealized gain (loss) arising during period	12	(3)	(5)
Reclassifications to net income (loss)	(2)	3	6
Net change, net of income tax provision of $3, $0, $0	10	—	1
Other comprehensive (loss) income	(980)	(901)	845
Comprehensive income (loss)	$1,107	$1,130	$(34)
See Notes to Combined Financial Statements.

CONSUMER HEALTH BUSINESS
COMBINED STATEMENTS OF EQUITY
(Dollars in Millions) (Note 1)

	Net Investment from Parent	Accumulated other comprehensive loss	Total Equity
Balance, December 29, 2019	$26,138	$(4,417)	$21,721
Net loss	(879)	—	(879)
Other comprehensive income	—	845	845
Net transfers to the Parent	(3,331)	—	(3,331)
Balance, January 3, 2021	$21,928	$(3,572)	$18,356
Net income	2,031	—	2,031
Other comprehensive loss	—	(901)	(901)
Net transfers from the Parent	913	—	913
Balance, January 2, 2022	$24,872	$(4,473)	$20,399
Net income	2,087	—	2,087
Other comprehensive loss	—	(980)	(980)
Net transfers to the Parent	(1,485)	—	(1,485)
Balance, January 1, 2023	$25,474	$(5,453)	$20,021
See Notes to Combined Financial Statements.

CONSUMER HEALTH BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(Dollars in Millions) (Note 1)

	2022	2021	2020
Cash flows from operating activities
Net income (loss)	$2,087	$2,031	$(879)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	644	731	746
Stock-based compensation	137	141	115
Credit losses and trade receivable allowances	9	4	9
Net loss (gain) on write-downs/disposal of assets/businesses	4	(9)	(35)
Deferred income taxes	157	568	(801)
Net changes in assets and liabilities, net of effects from acquisitions and divestitures
Trade receivables	(142)	(303)	265
Inventories	(582)	(77)	109
Other current and non-current assets	131	(68)	32
Accounts payable	52	330	154
Accrued liabilities (Note 17)	(17)	(2,977)	3,542
Employee related obligations	2	14	—
Accrued taxes on income (Note 11)	(5)	(19)	(96)
Other liabilities	48	(32)	236
Net cash flows from operating activities	2,525	334	3,397
Cash flows used in investing activities
Purchases of property, plant, and equipment	(375)	(295)	(229)
Net (purchases) proceeds of assets/businesses	(18)	59	176
Proceeds from the sale of investments	8	77	—
Investment in equity securities	(5)	(12)	(30)
Net cash used in investing activities	(390)	(171)	(83)
Cash flows used in financing activities
Proceeds from loans and notes payable	14	—	—
Repayments of debt		(7)	(11)
Net transfer (to) from the Parent	(1,597)	7	(3,446)
Net cash used in financing activities	(1,583)	—	(3,457)
Effect of exchange rate changes on cash and cash equivalents	(61)	(41)	9
Cash and cash equivalents, beginning of year	740	618	752
Net increase (decrease) in cash and cash equivalents	491	122	(134)
Cash and cash equivalents, end of year	$1,231	$740	$618
Supplemental cash flow data
Cash paid for income taxes	$(316)	$(363)	$(448)
See Notes to Combined Financial Statements.

CONSUMER HEALTH BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS
1. Description of the Company and Summary of Significant Accounting Policies
Description of the Company and Business Segments
Consumer Health Business (a business of Johnson & Johnson) (the “Company”) sells a broad range of products used in the baby care, oral care, skin health and beauty, over-the-counter pharmaceutical, sanitary protection and wound care markets. These products are marketed to the general public through e-commerce, direct-to-consumer channels and to retail outlets and distributors throughout the world. The Company has a global team of more than 22,000 employees engaged in the research and development, manufacture, and sale of a broad range of these products.
The Company is organized into three business segments: Self Care, Skin Health and Beauty, and Essential Health. The Self Care segment includes a broad product range such as cough, cold and allergy, pain care, and other Self Care (digestive health, smoking cessation, and other) products. The Skin Health and Beauty segment is focused on face and body care and hair, sun, and other products. The Essential Health segment includes oral care, baby care, and other Essential Health (women’s health and wound care) products.
The Company is wholly-owned by Johnson & Johnson (“J&J” or the “Parent”) and primarily represents the Consumer Health segment of J&J. The Company also includes certain other product lines previously reported in another segment of J&J. In November 2021, the Parent announced its intention to separate the Company into a new, publicly traded company (the “Separation”).
Basis of Presentation
The Company has historically operated as part of the Parent and not as a separate entity. These Combined Financial Statements of the Company have been derived from the consolidated financial statements of the Parent to present the Combined Balance Sheets as of January 1, 2023 and January 2, 2022 and the related Combined Statements of Operations, Comprehensive Income (Loss), Equity and Cash Flows for fiscal years ended January 1, 2023, January 2, 2022 and January 3, 2021 as if the Company had been operated on a standalone basis for the periods presented. The Combined Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the Parent’s historical accounting policies, by aggregating financial information from the components of the Company and the Parent’s accounting records directly attributable to the Company.
All intercompany transactions and balances within the Company have been eliminated. All transactions between the Company and the Parent are considered to be effectively settled for cash in the Combined Financial Statements at the time the transaction is recorded. The effects of the settlement of these transactions between the Company and the Parent are reflected in the Combined Statements of Cash Flows as “Net transfers from (to) the Parent” within the financing activities, and in the Combined Balance Sheets and Combined Statements of Equity as “Net Investment from Parent”.
The Combined Financial Statements of the Company include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to the Company, as well as direct and indirect costs that are attributable to the operations of the Company. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Parent and its affiliates, which include, but are not limited to, facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions.
Indirect costs have been allocated to the Company for the purposes of preparing the Combined Financial Statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily net sales, headcount, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company during the periods presented, depending on the nature of the services received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis for the periods presented.
The Company is incurring certain non-recurring Separation-related costs in its establishment as a standalone public company and those costs determined to be for the benefit of the Company are included in the Combined Financial Statements. These non-recurring Separation-related costs were $213 million for fiscal year 2022 and are included within Selling, general, and administrative expenses. The Company did not incur Separation-related costs in fiscal year 2021 or 2020.
A significant number of personal injury claims alleging that talc causes cancer have been made against Johnson & Johnson Consumer Inc. (“Old JJCI”) and the Parent arising out of the use of body powders containing talc, primarily Johnson’s Baby Powder. Upon the 2021 Corporate Restructuring (as defined below), the Company no longer reflects the impact of the Talc-Related Liabilities (as defined below). See Note 13.
Cash generated from the Company’s operations is generally managed by the Parent’s centralized treasury function and is swept into the Parent’s and its affiliates’ bank accounts. Cash and cash equivalents on the Combined Balance Sheets represent balances in accounts specifically identifiable to the Company that are not swept into the Parent’s and its affiliates’ bank accounts. The Parent’s third-party interest expense has not been allocated for any of the periods presented as the Company was not the legal obligor of the debt and the borrowings were not directly attributable to the Company’s operations.
The Company’s equity balance in these financial statements represents the excess of total assets over total liabilities. Equity is impacted by changes in comprehensive income, contributions from or to the Parent which are the result of treasury activities and net funding provided by or distributed to the Parent.
The Parent calculates foreign currency translation on its consolidated assets and liabilities, which include assets and liabilities of the Company. Foreign currency translation recorded during the fiscal years ended January 1, 2023, January 2, 2022 and January 3, 2021 is based on currency movements specific to the Company’s Combined Financial Statements.
The income tax amounts in the Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were reported by separate taxpayers in the jurisdictions in which the Company operates. Following the Separation, the Company’s operating footprint as well as tax return elections and assertions are expected to be different and therefore, the Company’s hypothetical income taxes, as presented in the Combined Financial Statements, are not expected to be indicative of the Company’s future income taxes, which will also be impacted by the Tax Matters Agreement with the Parent. Certain current income tax liabilities related to the Company’s activities included in the Parent’s income tax returns were assumed to be immediately settled with Parent through Net Investment from Parent on the Combined Balance Sheets and reflected in the Combined Statements of Cash Flows as a financing activity.
Use of Estimates
The preparation of Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported. Estimates are used when accounting for sales discounts, trade promotions, rebates, allowances and incentives, product liabilities, income taxes, withholding taxes, depreciation, amortization, employee benefits, contingencies, allocations of cost and expenses from the Parent and its affiliates, and intangible asset and liability valuations. Actual results may or may not differ from those estimates.
Economic Uncertainty
Macroeconomic factors affect consumer spending patterns and thereby the Company’s operations. These factors include general economic conditions, inflation, consumer confidence, employment rates, business conditions, the availability of credit, interest rates, tax rates and fuel and energy costs.

The extent to which COVID-19 and other macroeconomic factors impact the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude, duration and speed of recovery from COVID-19, as well as the extent to which COVID-19 and other macroeconomic factors will impact worldwide conditions. The Company assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 and other macroeconomic factors. The accounting matters assessed included, but were not limited to, the Company’s allowance for credit losses, inventory and related reserves, accruals, and the carrying value of the goodwill and other long-lived assets and did not result in a material impact to these accounting matters. The Company’s future assessment of the magnitude and duration of COVID-19 and other macroeconomic factors, could result in material impacts to the Company’s Combined Financial Statements in future reporting periods.
Annual Closing Date
The Company follows the concept of a fiscal year, which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks, and therefore includes additional shipping days, as was the case in fiscal year 2020, and will be the case again in fiscal year 2026. Fiscal year 2022 refers to the fiscal year ended January 1, 2023. Fiscal year 2021 refers to the fiscal year ended January 2, 2022. Fiscal year 2020 refers to the fiscal year ended January 3, 2021.
Reportable Segments
Commencing in fiscal year 2022, the Company began operating in the following reportable segments: (i) Self Care, (ii) Skin Health and Beauty and (iii) Essential Health. Prior to 2022, the Company operated as one reportable segment. All periods have been presented to conform to the current segment reporting structure.
Cash Equivalents
The Company classifies highly liquid investments with stated maturities of three months or less from date of purchase as cash equivalents.
Trade Receivable and Allowance for Credit Losses
Trade receivables, net are stated net of certain sales provisions and the allowance for credit losses. The Company estimates the current expected credit loss on its receivables based on various factors, including historical credit loss experience, customer credit worthiness, value of collaterals (if any), and any relevant current and reasonably supportable future economic factors. Trade receivable balances are written off against the allowance when it is deemed probable that the trade receivable will not be collected.

(Dollars in Millions)	2022	2021	2020
Allowance for credit losses, beginning of period	$(32)	$(37)	$(35)
Provision	(9)	(4)	(9)
Utilization	5	8	6
Currency translation adjustment	1	1	1
Allowance for credit losses, end of period	$(35)	$(32)	$(37)
Inventories
Inventories are stated at the lower of cost or net realizable value and are accounted for using the first-in, first-out method.

Property, Plant and Equipment and Depreciation
Property, plant and equipment are stated at cost less accumulated depreciation. The Company utilizes the straight-line method of depreciation over the estimated useful lives.

Building and building equipment	20 - 30 years
Land and leasehold improvements	10 - 20 years
Machinery and equipment	2 - 13 years
Software	3 - 8 years
The Company capitalizes certain computer software and development costs when incurred in connection with developing or obtaining computer software for internal use. Upon retirement or other disposal of property, plant and equipment, the costs and related amounts of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds are recorded in Other (income) expense, net, operating.
Intangible Assets
Intangible assets are reported at cost, less accumulated amortization and impairments. The Company amortizes intangible assets with a finite life over their respective useful lives on a straight-line basis. The estimated useful lives of patents, trademarks and customer relationships range from 3 years to 40 years and for other intangibles ranges from 20 years to 40 years. The useful lives for customer relationships are estimated based on various customer attributes including customer type, size, geography, length of relationships and nature of relationships. Intangible assets deemed to have indefinite lives are not amortized but are subjected to annual tests of impairment. See Note 4 for further details on Intangible Assets.
Goodwill
Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses acquired. The Combined Balance Sheets reflect goodwill established based on past transactions of the Consumer Health segment allocated to the Company’s operations by the Parent. Goodwill is not amortized but is tested for impairment at least annually in the fourth quarter at the reporting unit level, or more frequently if impairment indicators exist, by first assessing qualitative factors to determine whether it is more likely than not that fair value is less than carrying value. If the Company concludes it is more likely than not that fair value is less than carrying value, a quantitative fair value test is performed. If carrying value is greater than fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill). See Note 4 for further details on Goodwill.
Impairment of Long-Lived Assets
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment are present, the asset group is tested for recoverability by comparing the carrying value of the asset group to the related estimated undiscounted future cash flows expected to be derived from the asset group, which include the amount and timing of the projected future cash flows. If the expected undiscounted cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value. If quoted market prices are not available, the Company will estimate fair value using a discounted value of estimated future cash flows. No indicators of impairment were present for fiscal years 2021 and 2020. See Note 4 for impairment recorded in fiscal year 2022.
Indefinite-lived intangible assets are tested for impairment annually or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based on a comparison of the fair value of the asset to its carrying value.

Financial Instruments
The Parent and Company use derivative financial instruments to manage exposure to foreign currency fluctuations. The Company participates in the Parent’s centralized hedging and offsetting programs. The effects of foreign currency derivatives are allocated to the Company based on the portion that is deemed to be associated with the Company’s operations.
Additionally, in certain jurisdictions, the Company uses forward foreign exchange contracts to manage its exposure to the variability of cash flows, primarily related to the foreign exchange rate changes of future intercompany product sales and third-party purchases of materials denominated in a foreign currency. The Company uses interest rate swaps as an instrument to manage interest rate risk related to forecasted fixed rate borrowings.
As required by U.S. GAAP, all derivative instruments held by the Company are recorded on the balance sheet at fair value. Fair value is the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement determined using assumptions that market participants would use in pricing an asset or liability. The authoritative literature establishes a three-level hierarchy to prioritize the inputs used in measuring fair value, with Level 1 having the highest priority and Level 3 having the lowest. Changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income until the underlying transaction affects earnings, and are then reclassified to earnings in the same account as the hedged transaction. Any changes in the fair value of derivatives designated as fair value hedges are recorded in net income.
The Parent and Company document all relationships between hedged items and derivatives. The overall risk management strategy includes reasons for undertaking hedge transactions and entering into derivatives. The objectives of this strategy are: (1) minimize foreign currency exposure’s impact on the Company’s financial performance; (2) protect the Company’s cash flow from adverse movements in foreign exchange rates; (3) ensure the appropriateness of financial instruments; (4) manage the enterprise risk associated with financial institutions; and (5) reduce exposure to fluctuation in variable interest rates.
See Note 12 to the Combined Financial Statements for further information on fair value instruments.
Revenue Recognition
The Company’s revenue contracts represent a single performance obligation to sell its products to customers. Revenue from the sale of products to customers is recognized at a single point in time when control transfers, which can be on the date of shipment or the date of receipt by the customer depending on the terms of the contract. Net sales exclude taxes collected by the Company on behalf of governmental authorities. In addition, the Company has elected to account for shipping and handling activities as fulfillment costs and includes the shipping and handling fees charged to the customers as a part of the transaction price to be recognized when control of the product transfers. The Company’s global payment terms are typically between 30 to 90 days.
Trade promotions, comprised of coupons, product listing allowances, cooperative advertising arrangements, volume-based incentive programs, as well as discounts to customers, rebates, sales incentives, and product returns, are accounted for as variable consideration and recorded as a reduction in sales in the same period as the related sale. To estimate variable consideration, the Company may apply both the “expected value” method and the “most likely amount” method based on the form of variable consideration, after considering which method would provide the best prediction of consideration to be received from the Company’s customers. The redemption cost of consumer coupons is based on historical redemption experience by product and value. Volume-based incentive programs are based on the estimated sales volumes for the incentive period. The related liability is recognized within Accrued rebates, returns and promotions on the Combined Balance Sheets.
Sales returns are almost exclusively not resalable, the related reserves are recorded at full sales value and estimated based on historical sales and returns information.
See Note 15 to the Combined Financial Statements for further disaggregation of net sales.

Leases
The Company determines whether an arrangement is a lease at contract inception by establishing if the contract conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. Right of Use (“ROU”) assets and lease liabilities for operating leases are included in Other assets, Accrued liabilities, and Other liabilities on the Combined Balance Sheets. The ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease.
ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of all minimum lease payments over the lease term. The Company uses the Parent’s incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments, when the implicit rate is not readily determinable. Lease terms may include options to extend or terminate the lease. These options are included in the lease term when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term. The Company has elected the following policy elections on adoption: use of portfolio approach on leases of assets under master service agreements, exclusion of short-term leases on the balance sheet, and not separating lease and non-lease components.
The Company primarily has operating leases for space, vehicles, manufacturing equipment and data processing equipment. The ROU asset pertaining to operating leases was $110 million and $126 million, in 2022 and 2021, respectively. The current and non-current lease liability was $116 million and $129 million, in 2022 and 2021, respectively. The operating lease costs were $42 million, $54 million and $63 million, in 2022, 2021 and 2020, respectively. Cash paid for amounts included in the measurement of lease liabilities was $43 million, $55 million and $63 million in 2022, 2021 and 2020 respectively. Weighted-average remaining lease term for operating leases was 7 years for 2022 and 6 years for 2021. The weighted-average discount rate for operating leases was 2.3% and 3.0% for 2022 and 2021, respectively.
The estimated operating lease future payments before tax for the five succeeding years and thereafter is approximately:

(Dollars in Millions)
2023	$31
2024	25
2025	14
2026	12
2027	9
Thereafter	63
Total	154
Less: Imputed Interest	(38)
Total current and non-current lease liability	$116
Advertising
Costs associated with advertising are expensed in the year incurred and are included in Selling, general, and administrative expenses. Advertising expenses worldwide, which comprised television, radio, print media and digital advertising, were $1,356 million, $1,461 million and $1,230 million in fiscal years 2022, 2021 and 2020, respectively.
Shipping and Handling
Shipping and handling costs incurred were $322 million, $305 million and $295 million in fiscal years 2022, 2021 and 2020, respectively, and are included in Selling, general, and administrative expenses.

Product Liability
Accruals for product liability claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information and actuarially determined estimates where applicable. The accruals are adjusted periodically as additional information becomes available. The Company accrues an estimate of the legal defense costs needed to defend each matter when those costs are probable and can be reasonably estimated. To the extent adverse verdicts have been rendered against the Company, the Company does not record an accrual until a loss is determined to be probable and can be reasonably estimated.
Research and Development
Research and development expenses are expensed as incurred and included within Selling, general, and administrative expenses. Research and development costs were $375 million, $355 million and $320 million for fiscal year 2022, 2021 and 2020, respectively.
Income Taxes
Income taxes are recorded based on amounts refundable or payable for the current fiscal year and include the results of any differences between U.S. GAAP accounting and tax reporting, recorded as deferred tax assets or liabilities. The Company estimates deferred tax assets and liabilities based on enacted tax regulations and rates. Future changes in tax laws and rates may affect recorded deferred tax assets and liabilities.
U.S. federal, state and foreign income tax payables and receivables are recognized in the Combined Balance Sheets for entities that file separate income tax returns and make direct payments to taxing authorities. U.S. federal, state and foreign income tax payables and receivables for entities that file a combined, consolidated or group income tax return with the Parent are deemed settled with the Parent and are included in the “Net Investment from Parent.”
Management establishes valuation allowances on deferred tax assets when it is determined “more likely than not” that some portion or all of the deferred tax assets may not be realized. Management considers positive and negative evidence in evaluating the Company’s ability to realize its deferred tax assets, including its historical results and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.
The Company has unrecognized tax benefits for uncertain tax positions. The Company follows U.S. GAAP which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The estimates for these positions are regularly assessed based upon all available information. These estimates may be revised in the future and such changes may have a material additional expense or benefit to the Company’s financial results or its effective tax rate.
In the United States, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) enacted in 2017 includes provisions for a tax on global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In January 2018, the FASB issued guidance that allowed companies to elect as an accounting policy whether to record the tax effects of GILTI in the period the tax liability is generated (i.e., “period cost”) or to provide for deferred tax assets and liabilities related to basis differences that exist at the balance sheet date and are expected to affect the amount of GILTI inclusion in future years upon reversal (i.e., “deferred method”). The Company has elected to account for GILTI under the deferred method. The deferred tax amounts recorded are based on the evaluation of temporary differences that are expected to reverse as GILTI is incurred in future periods.
See Note 11 to the Combined Financial Statements for further information regarding income taxes.
Stock-Based Compensation
Certain employees of the Company participate in the Parent’s stock-based compensation plans. Stock-based compensation expense related to these plans is recognized based on specific identification of cost related to the Company’s employees. The Company also receives allocated stock-based compensation expense relating to employees of central support functions provided by the Parent.

Foreign Currency Translation
For translation of its international operations, the Company has determined that the local currencies are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years, or where a substantial portion of its cash flows are not in the local currency. For the majority of the Company’s international operations the local currency is the functional currency.
The net assets of international operations where the local currencies have been determined to be the functional currencies are translated into U.S. dollars, the reporting currency, using period-end exchange rates and at the average exchange rates for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of Accumulated other comprehensive loss in equity. Foreign currency translation recorded in these Combined Financial Statements is based on currency movements specific to the Company’s assets and liabilities included on the Combined Balance Sheets during the periods presented. Foreign currency exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency are recognized as a component of Other expense (income), net in the Combined Statements of Operations. Net currency transaction losses (gains) were $105 million, $(16) million and $16 million in fiscal years 2022, 2021 and 2020, respectively.
Recently Issued Accounting Standards, Not Adopted as of January 1, 2023
ASU 2022-04: Liabilities-Supplier Finance Programs (Topic 405-50) – Disclosure of Supplier Finance Program Obligations
This update requires that a buyer in a supplier finance program disclose additional information about the program to allow financial statement users to better understand the effect of the programs on an entity’s working capital, liquidity, and cash flows. This update will be effective for the Company for fiscal years beginning after December 15, 2022, except for the amendment on roll forward information, which is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is currently assessing the impact of this update on its disclosures and will adopt this standard in the fiscal first quarter of 2023.
Reclassifications
Certain prior period amounts have been reclassified to conform to current year presentation.
2. Inventories
At the end of fiscal years 2022 and 2021, inventories were comprised of:

(Dollars in Millions)	2022	2021
Raw materials and supplies	$351	$264
Goods in process	123	99
Finished goods	1,752	1,339
Total inventories	$2,226	$1,702

3. Property, Plant and Equipment
At the end of fiscal years 2022 and 2021, property, plant and equipment at cost and accumulated depreciation were:

(Dollars in Millions)	2022	2021
Machinery and equipment	$2,280	$2,416
Buildings and building equipment	1,709	1,744
Software	1,329	1,303
Construction in progress	307	228
Land and land improvements	75	79
Total property, plant and equipment, gross	$5,700	$5,770
Less: accumulated depreciation	(3,880)	(3,943)
Total property, plant and equipment, net	$1,820	$1,827
Depreciation expense in fiscal years 2022, 2021 and 2020 was $296 million, $317 million and $331 million, respectively.
4. Intangible Assets and Goodwill
At the end of fiscal years 2022 and 2021, the gross and net amounts of intangible assets were:

	2022			2021
(Dollars in Millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Patents and trademarks	$4,400	$(1,485)	$2,915	$4,705	$(1,350)	$3,355
Customer relationships	2,127	(1,063)	1,064	2,265	(1,021)	1,244
Other intangibles	1,343	(650)	693	1,377	(628)	749
Total definite-lived intangible assets	7,870	(3,198)	4,672	8,347	(2,999)	5,348
Indefinite-lived intangible assets:
Trademarks	5,122	—	5,122	5,291	—	5,291
Other	59	—	59	62	—	62
Total intangible assets, net	$13,051	$(3,198)	$9,853	$13,700	$(2,999)	$10,701
The weighted average amortization period for patents and trademarks is 20 years. The weighted average amortization period for customer relationships is 31 years and is driven by large established distributors in various regional markets. These customers have been operating in these markets for many years and are expected to continue to operate in these markets for the foreseeable future. The weighted average amortization period for other intangible assets is 34 years. A majority of the other intangible assets relates to the Parent’s acquisition of Pfizer Consumer Health in 2006. The amortization expense of amortizable assets included in Cost of sales was $348 million, $414 million and $415 million, for the fiscal years 2022, 2021 and 2020 respectively. Amortization of intangible assets is inclusive of amortization on trademarks of $187 million, $213 million, and $197 million for the fiscal years 2022, 2021, and 2020, respectively. Amortization on the remaining intangible assets is $161 million, $201 million, and $218 million for the fiscal years 2022, 2021, and 2020, respectively. Carrying amount changes from fiscal year 2021 to fiscal year 2022 are primarily driven by currency translation. The Company recognized an intangible impairment of $12 million related to certain definite-lived trademarks deemed as irrecoverable in Other (income) expense, net, operating for the fiscal year ended January 1, 2023.

The estimated amortization expense before tax for the five succeeding years is approximately:

(Dollars in Millions)
2023	2024	2025	2026	2027
$314	$304	$280	$276	$272
During 2022, the Company realigned and began managing its operations differently, and as a result the Company reallocated its goodwill to align with the new operating segments during 2022. This realignment in segment structure resulted in a change in the Company’s former reporting units, which are now divided between: (i) Self Care, (ii) Skin Health and Beauty and (iii) Essential Health. which are also the Company’s reportable segments. As a result of this realignment, goodwill was reassigned to each of the reporting units using a relative fair value approach. The Company estimates the fair values of a reporting unit using a discounted cash flow model.
Goodwill by reportable segment is as follows:

(Dollars in Millions)	Consumer Health Business	Self Care	Skin Health and Beauty	Essential Health	Total
Goodwill at January 3, 2021	$10,326	$—	$—	$—	$10,326
Currency translation/other	(516)	—	—	—	(516)
Goodwill at January 2, 2022	$9,810	$—	$—	$—	$9,810
Currency translation/other	(664)	—	—	—	(664)
Goodwill at July 3, 2022	$9,146	$—	$—	$—	$9,146
Realignment of segment goodwill	(9,146)	5,193	2,334	1,619	—
Currency translation/other	—	1	31	7	39
Goodwill at January 1, 2023	$—	$5,194	$2,365	$1,626	$9,185
A majority of the goodwill relates to the Parent’s acquisition of Pfizer Consumer Health in 2006.
The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of a reporting unit using a discounted cash flow model. The discounted cash flow model relies on assumptions regarding revenue and net income growth rates, projected working capital needs, capital expenditures, and discount rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. The quantitative fair value test is performed utilizing long-term growth rates and discount rates applied to the estimated cash flows in estimation of fair value.
To forecast a reporting unit’s cash flows the Company takes into consideration economic conditions and trends, estimated future operating results, management’s projections, and a market participant’s view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
Re-segmentation Goodwill Impairment Test
Following the change in reporting units during 2022, the Company performed a quantitative impairment test on each of the reporting units: (i) Self Care, (ii) Skin Health and Beauty and (iii) Essential Health. After completing the testing, the fair value of each of these reporting units exceeded its carrying value, and, therefore, there was no impairment to goodwill.

Annual Goodwill Impairment Tests
The Company completed its annual goodwill impairment tests for fiscal years 2022, 2021, and 2020 and concluded that no impairment to goodwill was necessary as the fair value of each reporting unit was in excess of its respective carrying value.
5. Employee Related Obligations
At the end of fiscal years 2022 and 2021, employee related obligations recorded on the Combined Balance Sheets were:

(Dollars in Millions)	2022	2021
Pension benefits	$216	$303
Postretirement benefits	5	5
Total employee obligations	221	308
Less: current benefits in Accrued liabilities	(7)	(6)
Employee related obligations - non-current	$214	$302
6. Pensions and Other Benefit Plans
Single Employer Plans
The Company is the plan sponsor for certain defined benefit retirement plans and other benefit plans and these Combined Financial Statements reflect the periodic benefit costs and funded status of such plans. The Company uses December 31 as the fiscal year-end measurement date for these plans. The Company’s defined benefit retirement plans are located outside the United States.
Net periodic benefit costs for the Company’s defined benefit retirement plans and other benefit plans sponsored by the Company for 2022, 2021 and 2020 include the following components:

	Retirement Plans			Other Benefit Plans
(Dollars in Millions)	2022	2021	2020	2022	2021	2020
Service cost	$8	$7	$6	$—	$—	$—
Interest cost	4	2	3	—	1	—
Recognized actuarial losses (gain)	4	6	5	—	(1)	—
Curtailments and settlements	—	—	1	—	—	—
Expected return on plan assets	(1)	—	—	—	—	—
Net periodic benefit cost	$15	$15	$15	$—	$—	$—
The service cost component of net periodic benefit cost is presented in the same line items on the Combined Statements of Operations where other employee compensation costs are reported, including Cost of sales and Selling, general, and administrative expenses. All other components of net periodic benefit costs are presented as part of Other expense (income), net on the Combined Statements of Operations.

The following table represents the weighted-average actuarial assumptions:

	Retirement Plans			Other Benefit Plans
Worldwide Benefit Plans	2022	2021	2020	2022	2021	2020
Net Periodic Benefit Cost
Service cost discount rate	2.3%	1.2%	1.5%	—%	—%	—%
Interest cost discount rate	3.1%	0.7%	1.0%	—%	—%	—%
Rate of increase in compensation levels	2.5%	2.7%	2.7%	—%	—%	—%
Expected long-term rate of return on plan assets	2.9%	2.1%	2.5%	—%	—%	—%
Benefit Obligation
Discount rate	4.2%	1.4%	1.1%	12.3%	11.5%	13.3%
Rate of increase in compensation levels	2.7%	2.7%	2.7%	—%	—%	—%
The Company’s discount rates are determined by considering current yield curves representing high quality, long-term fixed income instruments. The resulting discount rates are consistent with the duration of plan liabilities. The Company’s methodology in determining service and interest cost uses duration specific spot rates along that yield curve to the plans’ liability cash flows.
The expected rates of return on plan asset assumptions represent the Company’s assessment of long-term returns on diversified investment portfolios globally. The assessment is determined using projections from external financial sources, long-term historical averages, actual returns by asset class and the various asset class allocations by market.
The healthcare cost trend rates have reached the ultimate trend rates of 8.3% and 8.3% for fiscal years 2022 and 2021 respectively.

The following table sets forth information related to the benefit obligation and the fair value of plan assets at fiscal year-end 2022 and 2021 for the defined benefit retirement plans and other benefit plans sponsored by the Company:

	Retirement Plans		Other Benefit Plans
(Dollars in Millions)	2022	2021	2022	2021
Change in Benefit Obligation
Projected benefit obligation - beginning of year	$303	$347	$5	$5
Service cost	8	7	—	—
Interest cost	4	2	—	1
Actuarial gain (1)	(82)	(21)	—	—
Curtailments, settlements & restructuring	—	—	—	—
Benefits paid from plan	(8)	(9)	—	—
Effect of exchange rates	(19)	(23)	—	(1)
Other (2)	29	—	—	—
Projected benefit obligation - end of year	$235	$303	$5	$5
Change in Plan Assets
Plan assets at fair value - beginning of year	$—	$—	$—	$—
Company contributions	9	9	—	—
Benefits paid from plan assets	(8)	(9)	—	—
Actual return on plan assets	(1)	—	—	—
Effect of exchange rates	(2)	—	—	—
Transfers	21	—		—
Plan assets at fair value - end of year	19	—	—	—
Funded status - end of year	(216)	(303)	—	—
Amounts Recognized in the Company’s Balance Sheet consist of the following:
Accrued liabilities	(7)	(6)	—	—
Employee related obligations - non-current	(209)	(297)	(5)	(5)
Total recognized in the Combined Balance Sheets - end of year	(216)	(303)	(5)	(5)
Amounts Recognized in Accumulated Other Comprehensive Income consist of the following:
Net actuarial (gain) loss	(15)	79	(4)	(4)
Prior service cost	4	2	—	—
Total before tax effects	(11)	81	(4)	(4)

Accumulated Benefit Obligations - end of year	$204	$262	$3	$3
__________________
(1)The actuarial gain for retirement plans in 2022 was primarily related to increases in discount rates
(2)This amount includes $25 million related to new unfunded pension plans included in the balance during 2022 from the Parent and other pension plans. See Note 9.

	Retirement Plans		Other Benefit Plans
(Dollars in Millions)	2022	2021	2022	2021
Amounts Recognized in Net Periodic Benefit Cost and Other Comprehensive Income
Net periodic benefit cost	$15	$15	$—	$—
Net actuarial gain (1)	(82)	(21)	—	—
Amortization of net actuarial loss	(4)	(6)	—	—
Effect of exchange rates	(6)	(7)	—	1
Total (income)/loss recognized in other comprehensive income, before tax	$(92)	$(34)	$—	$1
Total recognized in net periodic benefit cost and other comprehensive income	$(77)	$(19)	$—	$1
_________________
(1) The actuarial gain for retirement plans in 2022 was primarily related to increases in discount rates
The Company’s pension plans are funded in accordance with local regulations. Additional discretionary contributions are made when deemed appropriate to meet the long-term obligations of the plans. For certain plans, funding is not a common practice, as funding provides no economic benefit. Consequently, the Company’s pension plans are not funded. The following table displays the projected future benefit payments from the Company’s defined benefit retirement plans and other benefit plans:

(Dollars in Millions)	2023	2024	2025	2026	2027	2028- 2032
Projected future benefit payments
Retirement plans	$10	$11	$12	$12	$13	$80
Other benefit plans	$—	$—	$—	$—	$—	$2
The Company currently has no projected benefit plan contributions.
The Company’s retirement plan assets at the end of 2022 were primarily comprised of debt, equity and insurance contracts.
The Company’s retirement plan asset allocation at the end of 2022 and 2021 and target allocations for 2023 are as follows:

	Percent of Plan Assets		Target Allocation
Worldwide Retirement Plans	2022	2021	2023
Equity securities	42%	—%	42%
Debt securities	56%	—%	56%
Other assets	2%	100%	2%
Total plan assets	100%	100%	100%
Determination of Fair Value of Plan Assets
The Plan has an established and well-documented process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon models that primarily use, as inputs, market-based or independently sourced market parameters, including yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves.
While the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Valuation Hierarchy
The authoritative literature establishes a three-level hierarchy to prioritize the inputs used in measuring fair value. The levels within the hierarchy are described in the table below with Level 1 having the highest priority and Level 3 having the lowest. The Net Asset Value (NAV) is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for the investments measured at fair value.
•Debt instruments — A limited number of these investments are valued at the closing price reported on the major market on which the individual securities are traded. Where quoted prices are available in an active market, the investments are classified as Level 1. If quoted market prices are not available for the specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows and are classified as Level 2. Level 3 debt instruments are priced based on unobservable inputs.
•Equity securities — Equity securities are valued at the closing price reported on the major market on which the individual securities are traded. Substantially all equity securities are classified within Level 1 of the valuation hierarchy.
•Other assets — Other assets are primarily related to insurance contracts. The instruments are issued by insurance companies. The fair value is based on negotiated value and the underlying investments held in separate account portfolios as well as considering the credit worthiness of the issuer. The underlying investments are government, asset-backed and fixed income securities. In general, insurance contracts are classified as Level 3 as there are no quoted prices nor other observable inputs for pricing.
The following table sets forth the Retirement Plans' investments measured at fair value as of January 1, 2023 and January 2, 2022:

	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Assets
(Dollars in Millions)	2022	2021	2022	2021	2022	2021	2022	2021
Debt instruments	$—	$—	$9	$—	$—	$—	$9	$—
Equity securities	9	—	—	—	—	—	9	—
Other assets	—	—	—	—	1	—	1	—
Investments at fair value	$9	$—	$9	$—	$1	$—	$19	$—
Multiemployer Plans
The Parent has defined benefit pension plans covering eligible employees in the United States and in certain of its international subsidiaries. The Parent also provides medical benefits, principally to its U.S. retirees and their dependents through its other postretirement benefit plans. The participation of the Company’s employees and retirees in these plans is reflected as though the Company participated in a multiemployer plan with the Parent. Liabilities associated with these plans are not reflected in the Company’s Combined Balance Sheets. The Combined Statements of Operations includes expense allocations for these benefits which were determined using a proportional allocation method. Total benefit plan expense allocated to the Company amounted to $54 million, $93 million and $94 million for fiscal years 2022, 2021 and 2020, respectively.
Savings Plan
In the United States, the Parent has voluntary 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Parent matches a percentage of each employee’s contributions consistent with the provisions of the plan for which he/she is eligible. Total Parent matching contributions attributable to the Company’s employees were $14 million, $14 million and $12 million in fiscal years 2022, 2021 and 2020, respectively.
Post-Employment Benefit Plans
Additionally, the Parent maintains a post-employment benefit plan to provide limited benefits to its former employees, including former employees of the Company, if they are involuntarily terminated. The duration of these benefits are generally based on the employee’s term of service with the Parent, and includes both severance compensation and other benefits, including medical coverage. The post-employment plan is published and is considered a benefit to employees which is earned over the employee’s term of service. As a result, the Parent recognizes the cost of this benefit as it is earned by the employee as required by ASC 712: Compensation - non-retirement post-employment benefits. The cost of this benefit allocated to the Company in fiscal years 2022, 2021 and 2020 was approximately $46 million, $49 million and $53 million, respectively, and is reflected as an expense in the Combined Statements of Comprehensive Income (Loss).
7. Accumulated Other Comprehensive Loss
Components of other comprehensive (loss) income consist of the following:

(Dollars in Millions)	Foreign Currency Translation	Employee Benefit Plans	Gain/ (Loss) On Derivatives & Hedge	Total Accumulated Other Comprehensive (Loss) Income
December 29, 2019	$(4,350)	$(65)	$(2)	$(4,417)
Net 2020 changes	855	(11)	1	845
January 3, 2021	(3,495)	(76)	(1)	(3,572)
Net 2021 changes	(926)	25	—	(901)
January 2, 2022	(4,421)	(51)	(1)	(4,473)
Net 2022 changes	(1,053)	63	10	(980)
January 1, 2023	$(5,474)	$12	$9	$(5,453)
Amounts in Accumulated other comprehensive loss are presented net of the related tax impact. Foreign currency translation is not adjusted for income taxes where it relates to permanent investments in international operations. For additional details on comprehensive income, see the Combined Statements of Comprehensive Income (Loss).
8. Stock-Based Compensation
At January 1, 2023, the Parent had three stock-based compensation plans. The shares outstanding are for contracts under the Parent's 2005 Long-Term Incentive Plan and the 2012 Long-Term Incentive Plan. The 2005 Long-Term Incentive Plan expired on April 26, 2012. On March 7, 2022, the Parent's Board of Directors approved the 2022 Long-Term Incentive Plan (the “2022 Plan”) providing the grant of non-qualified stock options, incentive stock options, stock appreciation rights, RSUs, performance shares, PSUs, other stock-based awards and cash awards to employees and directors including the Company’s personnel. The 2022 Plan became effective in April 2022. All options and restricted shares granted subsequent to that date were under this plan.
The components and classification of stock-based compensation expense related to stock options, Restricted Stock Units (“RSUs”), and Performance Stock Units (“PSUs”) directly attributable to those employees specifically identified as employees of the Company and allocations from the Parent for fiscal years 2022, 2021 and 2020 were as follows:

(Dollars in Millions)	2022	2021	2020
Stock options	$43	$41	$37
RSUs	74	73	67
PSUs	20	27	11
Stock-based compensation expense	137	141	115
Cost of sales	30	33	29
Selling, general and administrative expenses	107	108	86
Stock-based compensation expense	$137	$141	$115
Stock-based compensation expense includes $26 million, $38 million and $28 million for fiscal years 2022, 2021 and 2020 respectively, of allocated charges from the Parent, based on percentage attribution related to Parent employees providing services to the Company.
The following quantitative stock option, RSU and PSU information relates to awards to those employees specifically identified as employees of the Company.
Stock Options
Stock options expire 10 years from the date of grant and vest over service periods that range from 6 months to 4 years. All options were granted at the average of the high and low prices of the Parent’s common stock on the New York Stock Exchange on the date of grant.
The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. For fiscal years 2022, 2021 and 2020 grants, expected volatility represents a blended rate of 10-year weekly historical overall volatility rate, and a 5-week average implied volatility rate based on at-the-money traded Parent options with a life of 2 years. For all grants, the Parent’s historical data is used to determine the expected life of the option. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant.
The average fair value of options granted was $23.23, $20.86 and $16.42, in fiscal years 2022, 2021 and 2020, respectively.
The fair value was estimated based on the weighted average assumptions of:

	2022	2021	2020
Risk-free rate	2.0%	0.8%	1.5%
Expected volatility	18.0%	18.6%	15.3%
Expected life (in years)	7	7	7
Expected dividend yield	2.7%	2.5%	2.6%

A summary of option activity under the Plans as of January 1, 2023, and changes during the year is presented below:

			Aggregate Intrinsic Value
(Shares in Thousands)	Outstanding Shares	Weighted Average Exercise Price	(Dollars in Millions)
Shares at January 2, 2022	8,657	132.58	$333
Options granted	1,783	165.89
Options exercised	(1,018)	112.53
Options canceled/forfeited/adjusted (1)	(1,201)	114.19
Shares at January 1, 2023	8,221	$144.03	$268

Options vested and expected to vest at January 1, 2023	8,017	$143.55	$265
__________________
(1)Includes employee transfers in and out.
The total intrinsic value of options exercised was $64 million, $56 million and $50 million in fiscal years 2022, 2021 and 2020, respectively. The weighted-average remaining contractual term of options vested and expected to vest was 6.6 years at January 1, 2023.
The following table summarizes stock options outstanding and exercisable at January 1, 2023:

(Shares in Thousands)	Outstanding			Exercisable
Exercise Price Range	Options	Average Life(1)	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$72.54-$100.48	475	1.6	$94.95	476	$94.95
$101.87-$115.67	1,062	3.7	109.51	1,062	109.51
$129.51-$141.06	1,766	5.7	130.94	1,753	130.93
$151.41-$164.62	3,139	7.6	158.11	—	—
$164.63-$165.89	1,779	7.6	165.89	—	—
	8,221	6.7	$144.03	3,291	$118.83
__________________
(1)Average contractual life remaining in years
Stock options outstanding at January 1, 2023 and January 2, 2022 were 8,221 and an average life of 6.7 years, and 8,657 and an average life of 6.4 years, respectively. Stock options exercisable at January 1, 2023 and January 2, 2022 were 3,291 at an average exercise price of $118.83 and 3,693 at an average exercise price of $109.21, respectively.
Restricted Share Units and Performance Share Units
The Parent granted restricted share units which vest over service periods that range from 6 months to 3 years. The Parent also granted performance share units, which are paid in shares of Parent common stock after the end of a three-year performance period. Whether any performance share units vest, and the amount that does vest, is tied to the completion of service periods that range from 6 months to 3 years and the achievement, over a three-year period, of three equally-weighted goals that directly align with or help the Parent drive long-term total shareholder return: operational sales, adjusted operational earnings per share, and relative total shareholder return. Beginning in fiscal year 2020, performance shares were granted with two equally-weighted goals that directly align with or help drive Parent’s long-term total shareholder return: adjusted operational earnings per share and relative total shareholder return. The number of shares actually earned at the end of the three-year period will vary, based only on actual performance, from 0% to 200% of the target number of performance share units granted.

A summary of the unvested restricted share units and performance share units activity under the Plans as of January 1, 2023 is presented below:

(Shares in Thousands)	Outstanding Restricted Share Units	Outstanding Performance Share Units
Shares at January 2, 2022	1,206	198
Granted	475	85
Issued	(364)	(28)
Canceled/forfeited/adjusted(1)	(87)	(34)
Shares at January 1, 2023	1,230	221
__________________
(1)Includes employee transfers in and out.
The weighted average grant date fair value of the restricted share units granted was $153.69, $152.73 and $139.88 in fiscal years 2022, 2021 and 2020, respectively, using the fair market value at the date of grant. The fair value of restricted share units was discounted for dividends, which are not paid on the restricted share units during the vesting period. The aggregate fair value of restricted share units issued was $44 million, $45 million and $43 million in 2022, 2021 and 2020, respectively.
The weighted average per unit grant date fair value of the performance share units granted was $178.45, $187.50 and $177.16 in fiscal years 2022, 2021 and 2020, calculated using the weighted average grant date fair market value for each of the component goals at the date of grant.
The fair value for the relative total shareholder return goal of each performance share unit was estimated on the date of grant using a Monte Carlo valuation model. The aggregate fair value of performance share units issued was $4 million, $5 million and $4 million in fiscal years 2022, 2021 and 2020, respectively.
For fiscal years 2022, 2021 and 2020, the total remaining unrecognized compensation cost for stock options, RSUs, and PSUs was $105 million, $90 million and $75 million, respectively. The weighted-average remaining requisite service period is approximately 1.79 years, 1.76 years and 1.74 years for fiscal years 2022, 2021 and 2020, respectively.
9. Related Parties
The Company has not historically operated as a standalone business and the Combined Financial Statements are derived from the consolidated financial statements and accounting records of the Parent. The following disclosure summarizes activity between the Company and Parent.
Cost Allocations from Parent
Parent provides significant support functions to the Company. The Combined Financial Statements reflect an allocation of these costs. Similarly, certain of the Company’s operations provide support to the Parent’s affiliates and related costs for support are charged to the Parent’s affiliates. Allocated costs included in Cost of sales relate to enterprise-wide support primarily consisting of facilities, insurance, logistics, quality and compliance which are predominantly allocated based on net sales. Allocated costs included in Selling, general, and administrative expenses primarily relate to finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services and general commercial support functions and are predominantly allocated based on net sales or headcount. See Note 1 for a discussion of these costs and the methodology used to allocate them.

These allocations (excluding stock-based compensation expense), net of costs charged to the Parent’s affiliates are reflected in the Combined Statements of Operations as follows:

(Dollars in Millions)	2022	2021	2020
Cost of sales	$149	$182	$166
Selling, general, and administrative expenses	679	649	652
Total	$828	$831	$818
Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.
Net Transfers (to) from the Parent
Net transfers (to) from the Parent are included within Net Investment from Parent in the Combined Balance Sheets and Combined Statement of Equity and within financing activities in the Combined Statement of Cash Flows and represent the net effect of transactions between the Company and Parent. The components of Net transfers from (to) the Parent are as follows:

(Dollars in Millions)	2022	2021	2020
Cash pooling and general financing activities	$(2,568)	$(832)	$(4,414)
Corporate cost allocations	828	831	818
Taxes deemed settled with the Parent	78	44	151
Allocated derivative and hedging gain (losses)	65	(36)	(1)
Net transfers (to) from the Parent as reflected in the Combined Statements of Cash Flows	(1,597)	7	(3,446)
Stock-based compensation expense	137	141	115
Talc liability transferred to Parent, net of related deferred taxes ($0, $251, $0)	—	765	—
Pension liabilities transferred from the Parent	(25)	—	—
Net transfers (to) from the Parent as reflected in the Combined Statements of Equity	$(1,485)	$913	$(3,331)
During the fiscal year 2022, transfers between the Company and the Parent were recognized in Net transfers from (to) the Parent in the Combined Statement of Equity at the Parent’s historical cost and consisted primarily of $25 million of pension liabilities related to the Consumer Health Business from the Parent. See Note 6.
10. Other (income) expense, net, operating and Other expense (income), net
Other (income) expense, net, operating consisted of:

(Dollars in Millions)	2022	2021	2020
Litigation (income) expense(1)	$(7)	$92	$3,967
Royalty income(2)	(39)	(89)	(100)
Other(3)	23	12	4
Total Other (income) expense, net, operating	$(23)	$15	$3,871
__________________
(1)Litigation expense includes $154 million and 4,029 million of Talc-Related costs for the fiscal year 2021 and 2020, respectively, as well as $74 million of beneficial settlements for Brazil VAT legal resolution for fiscal year 2021.

(2)In connection with the Old JJCI corporate restructuring starting in October 2021, rights of Old JJCI and its affiliates to receive four streams of royalties payable from certain third parties were transferred to Royalty A&M LLC, an indirect wholly owned subsidiary of the Parent.
(3)Other consists primarily of (gains) losses on asset disposals, certain restructuring expenses (Note 16), intangible impairment (Note 4), and miscellaneous (income) expenses.
Other expense (income), net consisted of:

(Dollars in Millions)	2022	2021	2020
Currency losses on transactions	$42	$20	$40
Other(1)	(4)	(25)	(3)
Total Other expense (income), net	$38	$(5)	$37
__________________
(1)Other consists primarily of business disposals, gains and losses on investments, other than service cost components of net periodic benefit costs, and miscellaneous non-operating (income) expenses.
11. Income Taxes
During the periods presented in the Combined Financial Statements, the Company operated as part of the Parent and did not file income tax returns on a standalone basis in all jurisdictions in which it operates. However, for the purposes of the Combined Financial Statements, the income taxes and related income tax accounts have been calculated using the separate return method as if the Company filed income tax returns on a standalone basis. In the future, as a standalone company, the income taxes and related income tax accounts of the Company may differ from those presented in the Combined Financial Statements.
The provision for taxes on income consists of:

(Dollars in Millions)	2022	2021	2020
Currently payable:
U.S. taxes	$75	$8	$308
International taxes	318	318	356
Total current taxes	393	326	664
Deferred:
U.S. taxes	205	627	(741)
International taxes	(48)	(59)	(60)
Total deferred	157	568	(801)
Provision (benefit) for taxes on income	$550	$894	$(137)

A comparison of income tax expense at the U.S. statutory rate of 21% in fiscal years 2022, 2021 and 2020, to the Company’s effective tax rate is as follows:

(Dollars in Millions)	2022	2021	2020
U.S.	$1,238	$1,367	$(2,614)
International	1,399	1,558	1,598
Earnings before taxes on income:	$2,637	$2,925	$(1,016)
Tax rates:
U.S. statutory rate	21.0%	21.0%	21.0%
U.S. taxes on international income (1)	(3.8)	9.5	(3.8)
International operations (2)	(1.6)	(2.1)	(14.0)
State	3.1	1.7	10.2
Change in valuation allowance	2.2	1.4	(2.7)
Tax benefits on share-based compensation	(0.2)	(0.3)	1.0
All other	0.1	(0.6)	1.8
Effective Rate	20.8%	30.6%	13.5%
_________________
(1) Includes the impact of the tax on GILTI and other foreign income that is taxable under the U.S. tax code.
(2) For all periods presented the Company has subsidiaries operating in Singapore under various tax incentives. International operations reflect the impacts of operations in jurisdictions with statutory tax rates different than the U.S. The Company’s largest international operations are in Canada, Japan, Singapore and Switzerland.
The effective tax rate for the fiscal year 2022 is 20.8% and is lower than the U.S. corporate tax rate primarily due to the following:
•U.S. incremental taxes on foreign earnings. Talc settlement payments gave rise to an overall domestic loss in the U.S. in fiscal year 2021 preventing the Company from claiming a Section 250 deduction and utilizing U.S. foreign tax credits against the Company’s U.S. tax on foreign earnings. The overall domestic loss is being recaptured in the U.S. in fiscal year 2022 allowing the Company to claim additional U.S. foreign tax credits against the Company’s U.S. tax on foreign earnings. The additional U.S. foreign tax credit benefit is reflected in U.S. taxes on international income within the rate reconciliation.
The effective tax rate for the fiscal year 2021 is 30.6% and is higher than the U.S. corporate tax rate primarily due to the following:
•U.S. incremental taxes on foreign earnings. As a result of Talc settlement payments, there is a taxable loss in the U.S. preventing the Company from claiming a Section 250 deduction and utilizing U.S. foreign tax credits against the Company’s U.S. tax on foreign earnings. The incremental U.S. tax on foreign earnings is reflected in U.S. taxes on international income within the rate reconciliation.
The effective tax rate for the fiscal year 2020 is 13.5% and is lower than the U.S. corporate tax rate applied to the pre-tax loss in 2020 primarily due to the following:
•An increase in unrecognized tax benefits of $166 million due to the final settlement of the 2010 – 2012 IRS audit. This reduced the effective tax rate benefit on the pre-tax loss by approximately 16.3% and is included in “International Operations” in the Company’s effective tax rate reconciliation.
•An increase in the valuation allowance due to additional U.S. foreign tax credits generated that were not utilized. This reduced the effective tax rate benefit on the pre-tax loss by approximately 4.7%.
•These effects are partially offset by the larger benefit of state taxes on the U.S. pre-tax loss as a proportion of the consolidated pre-tax loss.

Temporary differences and carryforwards at the end of fiscal years 2022 and 2021 were as follows:

	2022		2021
(Dollars in Millions)	Asset	Liability	Asset	Liability
Employee related obligations	$20	$—	$56	$—
Stock based compensation	75	—	68	—
Depreciation of property, plant and equipment	—	(38)	—	(41)
Goodwill and intangibles	—	(2,652)	—	(2,689)
Reserves & liabilities	120	—	93	—
Net operating loss and tax credit carryforward	261	—	521	—
Undistributed foreign earnings	99	(89)	52	(82)
Global intangible low-taxed income	51	—	—	(92)
Miscellaneous international	28	—	46	—
R&D Capitalized for tax	55	—	—	—
Miscellaneous U.S.	39	—	13	—
Subtotal	748	(2,779)	849	(2,904)
Valuation allowance	(250)	—	(186)	—
Total deferred income taxes	$498	$(2,779)	$663	$(2,904)
The Company has wholly-owned international subsidiaries that have cumulative net losses. The Company believes that it is more likely than not that these subsidiaries will generate future taxable income sufficient to utilize these deferred tax assets. However, in certain jurisdictions, valuation allowances have been recorded against deferred tax assets for loss carryforwards that are not more likely than not to be realized.
The Company has recognized $110 million and $365 million of deferred tax assets related to U.S. and foreign net operating loss (“NOL”) carryforwards and $151 million and $156 million of deferred tax assets related to foreign, U.S. federal and state credit carryforwards as January 1, 2023 and January 2, 2022 respectively. Federal and foreign NOLs generally do not expire, state NOLs generally expire between 2028 and 2041 and tax credit carryforwards generally expire between 2030 and 2032. The Company assessed net operating losses, credit carryforwards and other deferred tax assets for realizability and, based upon available evidence, recorded valuation allowances against deferred tax assets that are not more likely than not to be realized. As of fiscal years 2022, 2021, and 2020, valuation allowances of $250 million, $186 million, and $144 million have been recorded against certain net operating losses and foreign tax credit carryforwards respectively. The Company recognized a net change in valuation allowance of $64 million, $42 million, and $20 million in fiscal years 2022, 2021 and 2020 respectively. The net change in valuation allowance is primarily attributable to NOLs and tax attributes in Brazil, Puerto Rico, and U.S. Federal, state, and local jurisdictions.
The Company has recorded deferred tax liabilities on all undistributed earnings prior to December 31, 2017 and certain undistributed earnings arising after December 31, 2017 from its international subsidiaries. For all other undistributed earnings from our subsidiaries organized outside the United States, the Company has not recorded deferred taxes where the earnings are considered to be indefinitely reinvested. The Company intends to continue to reinvest these earnings in those international operations. If the Company decides at a later date to repatriate these earnings to the United States, the Company would be required to provide for the net tax effects on these amounts. The Company estimates that the tax effect of this repatriation would be approximately $114 million under currently enacted tax laws and regulations and at current currency exchange rates. This amount does not include the possible benefit of U.S. foreign tax credits, which may substantially offset this cost.
The following table summarizes the activity related to unrecognized tax benefits:

(Dollars in Millions)	2022	2021	2020
Beginning of year	$469	$519	$465
Increases related to current year tax positions	32	31	40

(Dollars in Millions)	2022	2021	2020
Increases related to prior period tax positions	7	2	270
Decreases related to prior period tax positions	(49)	(40)	(87)
Settlements	(5)	(15)	(136)
Lapse of statute of limitations	(17)	(28)	(33)
End of year	$437	$469	$519
The unrecognized tax benefits of $437 million at January 1, 2023, if recognized, would affect the Company’s annual effective tax rate. The Company conducts business and files tax returns in numerous countries and currently has tax audits in progress with a number of tax authorities. With respect to the United States, the IRS has completed its audit for the tax years through 2012 and is currently auditing tax years 2013 through 2016. In the fiscal year 2020, the Parent made its final tax payments, which included approximately $165 million related to the final settlement of 2010-2012 tax audit liability attributable to the Company.
In other major jurisdictions where the Company conducts business, the years that remain open to tax audit go back to the year 2008. The Company believes it is possible that tax audits may be completed over the next twelve months by taxing authorities in some jurisdictions outside of the United States. However, the Company is not able to provide a reasonably reliable estimate of the timing of any future tax payments or the amount of possible changes to the total unrecognized tax benefits associated with any audit closures or other events.
The Company classifies liabilities for unrecognized tax benefits and related interest and penalties as long-term liabilities which is included in other liabilities on the Combined Balance Sheets. Interest expense and penalties related to unrecognized tax benefits are classified as income tax expense. The Company recognized after tax interest expense of $13 million, $16 million and $46 million in fiscal years 2022, 2021 and 2020, respectively. The total amount of accrued interest was $147 million and $134 million in fiscal years 2022 and 2021, respectively.
12. Fair Value Measurements
Fair value measurements are estimated based on valuations techniques and inputs categorized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities
•Level 2 – Significant other observable outputs
•Level 3 – Significant unobservable outputs
If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following fair value hierarchy table presents the components and classification of the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	2022				2021
(Dollars in Millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Cash and cash equivalents:
Time deposits	$—	—	—	—	$32	—	32	—
Derivatives designated as cash flow hedges:
Assets:
Forward foreign exchange contracts	39	—	39	—	—	—	—	—
Interest rate swaps	29	—	29	—	—	—	—	—
Total	$68	$—	$68	$—	$—	$—	$—	$—
Liabilities:
Forward foreign exchange contracts	(15)	—	(15)	—	—	—	—	—
Interest rate swaps	(39)	—	(39)	—	—	—	—	—
Total	$(54)	$—	$(54)	$—	$—	$—	$—	$—
Net amount presented in Prepaid expenses and other receivables:	$14	$—	14	$—	$—	$—	$—	$—
The carrying amount of Cash and cash equivalents, trade receivable, Prepaid expenses and other receivables, and loans and notes payable approximated fair value as of January 1, 2023 and January 2, 2022. The fair value of forward foreign exchange contracts is the aggregation by currency of all future cash flows discounted to its present value at the prevailing market interest rates and subsequently converted to the U.S. Dollar at the current spot foreign exchange rate. The interest rate swaps are recorded at fair value that is derived from observable market data, including yield curves. All derivative instruments are classified as level 2 securities. The Company does not believe that fair values of these derivative instruments materially differ from the amounts that could be realized upon settlement or maturity, or that the changes in fair value will have a material effect on the Company’s results of operations, cash flows or financial position.
There were no transfers between Level 1, Level 2 or Level 3 during the fiscal years ended January 1, 2023 and January 2, 2022.
In certain jurisdictions, the Company uses forward foreign exchange contracts to manage its exposure to the variability of cash flows which are designated as cash flow hedges with changes in the fair value recorded in Accumulated other comprehensive loss.
To protect gross margins from fluctuations in foreign currency exchange rates, the Parent on behalf of its affiliates enter into forward foreign currency exchange contracts on behalf of the Company to hedge a portion of forecasted foreign currency assets and forecasted liabilities. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction, and if so, the type of hedge transaction.
The contracts that have been designated in hedging relationships are designated as cash flow hedges on the date of contract inception, in accordance with the appropriate accounting guidance. The terms of these contracts are generally 12 months to 18 months. At inception, all designated hedging relationships are expected to be highly effective. Foreign exchange contracts designated as cash flow hedges are accounted for under the forward method and all gains/losses associated with these contracts are recorded in other comprehensive income. The Company recognizes its portion of the net allocated gains and losses when the amounts are reclassified to income, which is at the time the inventory is sold to the customer. The gains and losses relating to these contracts have been allocated to the Company based on the amount of forecasted purchases and included in Net sales or Cost of sales.
The Parent on behalf of its affiliates also enters into forward currency exchange contracts to offset the foreign currency exposure related to the settlement of intercompany payables and receivables of the Company. The net allocated gains and losses related to these contracts are recognized within Other expense (income), net.

During 2022 and in anticipation of the Company operating as a standalone entity, it has started entering into forward foreign currency exchange contracts to hedge a portion of forecasted foreign currency assets and forecasted liabilities.
The Company expects that substantially all of the amounts related to forward foreign exchange contracts will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The maximum length of time over which the Company is hedging transaction exposure is 18 months. The amount ultimately realized in earnings may differ as foreign exchange rates change. Realized gains and losses are ultimately determined by actual exchange rates at maturity of the derivative.
In the fourth quarter of 2022, the Company entered into forward starting interest rate swaps in contemplation of securing long-term financing for the Separation or for other long-term financing purposes in the event the Separation does not occur. The Company designated these derivatives as cash flow hedges to reduce future interest rate exposure related to changes in the benchmark interest rate on forecasted 5-year, 10-year, and 30-year bonds that the Company expects to issue in 2023. Changes in the fair value of the forward interest swaps are currently recorded in Accumulated other comprehensive loss and will be reclassified into Other expense (income), net when the hedged interest payments affect earnings.
The fair value of the Company’s foreign currency exchange contracts and interest rate swaps as of January 1, 2023, are included in Prepaid expenses and other receivables within the Combined Balance Sheets. As of January 1, 2023, the balance of deferred net gain on derivatives included in accumulated other comprehensive income was $10 million after-tax.
The following table sets forth the notional amounts of the Company’s outstanding derivative instruments:

	January 1, 2023
	Forward foreign exchange contracts	Interest rate swaps	Total
Cash Flow Hedges	$1,768	$2,400	$4,168
On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes of hedged items. If and when a derivative is no longer expected to be highly effective, hedge accounting is discontinued. Cash flows from derivatives designated in hedging relationships are reflected in the Combined Statement of Cash Flows consistent with the presentation of the hedged item. The following table is a summary of the activity related to derivatives and hedges for fiscal years 2022, 2021 and 2020, net of tax.

	2022			2021			2020
	Net Sales	Cost of sales	Other expense (income), net	Net Sales	Cost of sales	Other expense (income), net	Net Sales	Cost of sales	Other expense (income), net
Gain (loss) on cash flow hedges	$21	12	30	11	(23)	(21)	(2)	(3)	10
Gain (loss) on forward currency exchange contracts not designated as hedges	$—	—	33	—	—	(15)	—	—	(34)
Credit Risk
The Company is exposed to the risk of credit loss in the event of nonperformance by counterparties to financial instrument contracts; however, nonperformance is considered unlikely and any nonperformance is unlikely to be material as it is the Company’s policy to contract with diverse, credit-worthy counterparties based upon both strong credit ratings and other credit considerations.

Investments in equity securities
The Company measures equity investments without readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Such investments were $66 million and $74 million as of January 1, 2023 and January 2, 2022, respectively, and are included in Other assets on the Combined Balance Sheets.
13. Commitments and Contingencies
The Company, and its Parent, are involved in various lawsuits and claims relating to intellectual property, commercial contracts, product liability, labeling, marketing, advertising, pricing, foreign exchange controls, antitrust and trade regulation, labor and employment, pension, indemnification, data privacy and security, environmental, health and safety and tax matters; governmental investigations; and other legal proceedings that arise from time to time in the ordinary course of their business.
The Company records accruals for loss contingencies associated with these legal matters when it is probable that a liability will be incurred, and the amount of the loss can be reasonably estimated. As of January 1, 2023, the Company has determined that the liabilities associated with certain litigation matters are probable and can be reasonably estimated. The Company has accrued for these matters and will continue to monitor each related legal issue and adjust accruals as might be warranted based on new information and further developments in accordance with ASC 450-20-25. For these and other litigation and regulatory matters discussed below for which a loss is probable or reasonably possible, the Company is unable to estimate the possible loss or range of loss beyond the amounts accrued. Amounts accrued for legal contingencies often result from a complex series of judgments about future events and uncertainties that rely heavily on estimates and assumptions including timing of related payments. The ability to make such estimates and judgments can be affected by various factors including, among other things, whether damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has not commenced or is not complete; proceedings are in early stages; matters present legal uncertainties; there are significant facts in dispute; procedural or jurisdictional issues; the uncertainty and unpredictability of the number of potential claims; ability to achieve comprehensive multi-party settlements; complexity of related cross-claims and counterclaims; and/or there are numerous parties involved. To the extent adverse awards, judgments or verdicts have been rendered against the Company, the Company does not record an accrual until a loss is determined to be probable and can be reasonably estimated.
In the Company’s opinion, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of legal proceedings, net of liabilities accrued in the Company’s Balance Sheets, is not expected to have a material adverse effect on the Company’s financial position. However, the resolution of, or increase in accruals for, one or more of these matters in any reporting period may have a material adverse effect on the Company’s results of operations and cash flows for that period.
Product Liability
Johnson & Johnson and certain of its subsidiaries are involved in numerous product liability claims and lawsuits involving multiple products. Claimants in these cases seek substantial compensatory and, where available, punitive damages. While the Company believes it has substantial defenses, it is not feasible to predict the ultimate outcome of litigation. From time to time, even if it has substantial defenses, the Company considers isolated settlements based on a variety of circumstances. The Company has established accruals for product liability claims and lawsuits in compliance with ASC 450-20 based on currently available information, which in some cases may be limited. The Company accrues an estimate of the legal defense costs needed to defend each matter when those costs are probable and can be reasonably estimated. For certain of these matters, the Company has accrued additional amounts such as estimated costs associated with settlements, damages and other losses. Product liability accruals can represent projected product liability for thousands of claims around the world, each in different litigation environments and with different fact patterns. Changes to the accruals may be required in the future as additional information becomes available.
A significant number of personal injury claims alleging that talc causes cancer were made against Johnson & Johnson Consumer Inc. and Johnson & Johnson arising out of the use of body powders containing talc, primarily

JOHNSON’S Baby Powder. The number of these personal injury lawsuits, filed in state and federal courts in the United States as well as outside the United States, continued to increase. In talc cases that previously have gone to trial, the Company and/or its Parent have obtained a number of defense verdicts, but there also have been verdicts against the Company, many of which have been reversed on appeal. In June 2020, the Missouri Court of Appeals reversed in part and affirmed in part a July 2018 verdict of $4,700 million in Ingham v. Johnson & Johnson, et al., No. ED 207476 (Mo. App.), reducing the overall award to $2,100 million. An application for transfer of the case to the Missouri Supreme Court was subsequently denied. As such, the Company accrued approximately $2,500 million (including interest) to Other (income) expense, net, operating in the fourth quarter of 2020 (the “Ingham decision”). In June 2021 a petition for certiorari, seeking a review of the Ingham decision by the United States Supreme Court, was denied. As such, the Company paid the award, which, including interest, totaled approximately $2,500 million. The facts and circumstances, including the terms of the award, were unique to the Ingham decision and not representative of other claims brought against the Company. The Company and its Parent continue to believe that it has strong legal grounds to contest the other talc verdicts that it has appealed. Notwithstanding the Company’s confidence in the safety of its talc products, in certain circumstances the Company has settled cases. In addition to the Ingham decision, the costs associated with certain other settlements, primarily related to mesothelioma cases, and defense costs are reflected in the Company’s accruals noted above. In 2021 and 2020, the Company recorded litigation expense primarily associated with talc-related reserves and certain settlements offset by legal fees and other costs paid. Prior to 2020, the accruals and payments primarily related to defense costs.
In October 2021, Johnson & Johnson Consumer Inc. (“Old JJCI”), a former subsidiary of the Parent and the Company, implemented a corporate restructuring (the “2021 Corporate Restructuring”). As a result of that restructuring, Old JJCI ceased to exist and three new entities were created: (a) LTL Management LLC, a North Carolina limited liability company (“LTL” or “Debtor”); (b) Royalty A&M LLC, a North Carolina limited liability company and a direct subsidiary of LTL (“RAM”); and (c) the Debtor’s direct parent, Johnson & Johnson Consumer Inc., a New Jersey company (“New JJCI”). The operations, assets and liabilities of New JJCI will be transferred to the Company as part of the Separation, while LTL and RAM will be retained by the Parent. The Debtor received certain of Old JJCI’s assets and became solely responsible for all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to old JJCI’s talc or talc-containing products sold in the United States and Canada (the “Talc-Related Liabilities”). Pursuant to the Separation, Johnson & Johnson will retain the Talc-Related Liabilities and, as a result, will agree to indemnify the Company for the Talc-Related Liabilities and any costs associated with resolving such claims. Such claims represent the vast majority of claims relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products. The Company will, however, remain responsible for all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold outside the United States or Canada.
After and in connection with the 2021 Corporate Restructuring, LTL commenced a chapter 11 case (the “LTL Bankruptcy Case”), which is pending before the United States Bankruptcy Court, District of New Jersey (“Bankruptcy Court”). Through its intermediary position between the Parent and LTL, New JJCI has agreed to provide funding to LTL for the payment of amounts the Bankruptcy Court determines are owed by LTL through the establishment of a trust in furtherance of this purpose. In October 2021 and in conjunction with the creation of LTL as part of the 2021 Corporate Restructuring, New JJCI’s liability of $1,016 million was transferred to the Parent and settled through Net Investment from Parent as all legal expenses and liabilities subsequent to October 2021 will be settled by LTL and ultimately the Parent. As such, there are no remaining Talc-Related Liabilities in the Company’s financial statements as of the end of fiscal year 2021 and no activity during 2022. A summary of the talc liabilities from 2020 to 2021 is included below:

(Dollars in Millions)	2021	2020
Beginning Balance	$4,043	$462
Accruals	154	4,029
Payments	(3,181)	(448)
Transfer of liability to Parent	(1,016)	—
Ending Balance	$—	$4,043

In February 2019, Old JJCI’s talc supplier, Imerys Talc America, Inc. and two of its affiliates, Imerys Talc Vermont, Inc. and Imerys Talc Canada, Inc. (collectively, “Imerys”) filed a voluntary petition under chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Imerys Bankruptcy”). The Imerys Bankruptcy relates to Imerys’s potential liability for personal injury from exposure to talcum powder sold by Imerys (“Talc Claims”). In its bankruptcy, Imerys alleges it has claims against the Parent and Old JJCI for indemnification and rights to joint insurance proceeds. In May 2020, Imerys, its parent Imerys S.A., the Tort Claimants’ Committee (“TCC”), and the Future Claimants’ Representative (“FCR”) (collectively, the “Plan Proponents”) filed their Plan of Reorganization (the “Plan”) and the Disclosure Statement related thereto. The Plan Proponents have since filed numerous amendments to the Plan and Disclosure Statement. A hearing on the Plan Proponent’s Disclosure Statement was held in January 2021, and the Court entered an order approving the Disclosure Statement, allowing Imerys to proceed with soliciting votes on the Plan. In March 2021, the Parent voted to reject the Plan and opted out of the consensual releases in the Plan. In April 2021, the Plan Proponents announced the Plan had received the requisite number of accepting votes to confirm the Plan. The Parent challenged certain improprieties with respect to portions of the vote and sought to disqualify those votes. In October 2021, the Bankruptcy Court issued a ruling deeming thousands of votes as withdrawn. In October 2021, Imerys cancelled the confirmation hearing on the Plan. Imerys, the TCC, the FCR, and certain of Imerys’s insurers, and certain parties in the Cyprus Mines chapter 11 case (described below) (collectively the “Mediation Parties”) have since agreed to engage in mediation. The most recent term of the mediation ended on December 31, 2022.
In July 2021, Imerys commenced an adversary proceeding against the Parent and Old JJCI in the Imerys Bankruptcy (the “Imerys Adversary Proceeding”). The Imerys Adversary Proceeding sought, among other things, certain declarations with respect to the indemnification obligations allegedly owed by the Parent and Old JJCI to Imerys. The TCC and FCR simultaneously filed a motion for temporary restraining order and preliminary injunction seeking to enjoin the Parent and Old JJCI from undergoing a corporate restructuring that would separate the Parent and Old JJCI’s talc liabilities from its other assets. The Bankruptcy Court denied the motion. The Parent and Old JJCI thereafter filed a motion to dismiss the adversary proceeding. The Bankruptcy Court has not yet decided the motion to dismiss. In October 2021, the Parent and Old JJCI filed a Notice of Bankruptcy Filing and Stay of Proceedings clarifying that the automatic stay arising upon the filing of the LTL Bankruptcy Case should apply to the Imerys Adversary Proceeding.
In June 2020, Cyprus Amax Mines Corporation (CAMC) and its parent (together, “Cyprus”), which had owned certain Imerys talc mines, filed an adversary proceeding against the Parent and Old JJCI and Imerys in the Imerys Bankruptcy seeking a declaration of indemnity rights under certain contractual agreements (the “Cyprus Adversary Proceeding”). The Parent and Old JJCI deny such indemnification is owed, and filed a motion to dismiss the adversary complaint. In February 2021, Cyprus filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code and filed its Disclosure Statement and Plan. The Plan contemplates a settlement with Imerys and talc claimants where Cyprus would make a monetary contribution to a trust established under the Imerys Plan in exchange for an injunction against Talc Claims asserted against it. Cyprus has not yet sought approval of its Disclosure Statement and Plan. Cyprus, along with the TCC and FCR appointed in the Cyprus chapter 11 case, have agreed to participate in the mediation with the Mediation Parties. In October 2021, the Parent and Old JJCI filed a Notice of Bankruptcy Filing and Stay of Proceedings clarifying that the automatic stay arising upon the filing of the LTL Bankruptcy Case should apply to the Cyprus Adversary Proceeding. In June 2022, Cyprus commenced an Adversary Proceeding in its chapter 11 case seeking an order enforcing the automatic stay by enjoining parties from commencing or continuing “talc-related claims” against CAMC. In June 2022, the court entered a preliminary injunction order enjoining claimants from pursuing talc-related claims against CAMC through January 2023.
In February 2021, several of the Parent’s insurers involved in coverage litigation in New Jersey State Court (the “Coverage Action”) filed a motion in the Imerys Bankruptcy Court proceeding seeking a determination that the automatic stay does not apply to the Coverage Action and, in the alternative, seeking relief from the automatic stay to allow them to continue to litigate their claims in the Coverage Action. In March 2021, the Parent filed a limited response and reservation of rights with respect to the motion. The Court entered an agreed order modifying the stay to allow the litigation in the Coverage Action to continue. In October 2021, LTL filed a Notice of Bankruptcy Filing and Stay of Proceedings clarifying that the automatic stay arising upon the filing of the LTL Bankruptcy Case should apply to the Coverage Action. In March 2022, the Bankruptcy Court for the District of New Jersey ruled that the automatic stay in the LTL Bankruptcy Case applied to the Coverage Action, but, in August and September 2022, the Bankruptcy Court issued two rulings providing that the insurers involved in the Coverage Action could pursue third-party discovery in connection with the Coverage Action.
In addition, Johnson & Johnson has received inquiries, subpoenas and requests to produce documents regarding talc matters from various U.S. governmental authorities and is also subject to consumer protection cases and investigations from state attorneys general. The Company has produced documents and responded to inquiries, and will continue to cooperate with government inquiries.
Claims for personal injury have been made against Johnson and Johnson Consumer Inc. (JJCI), arising out of the use of TYLENOL, an over-the-counter pain medication, alleging that prenatal exposure to acetaminophen is associated with the development of autism spectrum disorder and/or attention-deficit/hyperactivity disorder. In October 2022, lawsuits filed in federal courts in the United States were organized as a multi-district litigation in the United States District Court for the Southern District of New York. Product liability lawsuits continue to be filed, and the Company continues to receive information with respect to potential costs and the anticipated number of cases. In addition, lawsuits have been filed in Canada against our Canadian affiliate.
General Litigation
In 2006, Johnson & Johnson acquired Pfizer’s OTC business including the U.S. rights to OTC Zantac, which were on-sold to Boehringer Ingelheim (“BI”) as a condition to merger control approval such that BI assumed product liability risk for U.S. sales after 2006. Johnson & Johnson received indemnification from BI and gave Pfizer indemnification in connection with the transfer of the Zantac business to BI from Pfizer, through Johnson & Johnson. In November 2019, Johnson & Johnson received a demand for indemnification from Pfizer, pursuant to the 2006 Stock and Asset Purchase Agreement between Johnson & Johnson and Pfizer. In January 2020, Johnson & Johnson received a demand for indemnification from BI, pursuant to the 2006 Asset Purchase Agreement among Johnson & Johnson, Pfizer and BI. Pursuant to the agreements, Pfizer and BI have asserted indemnification claims against Johnson & Johnson ostensibly related to Zantac sales by Pfizer. In November 2022, Johnson & Johnson received a demand for indemnification from GlaxoSmithKline LLC (“GSK”), pursuant to the 2006 Stock and Asset Purchase Agreement between Johnson & Johnson and Pfizer, and certain 1993, 1998, and 2002 agreements between Glaxo Wellcome and Warner-Lambert entities. The notices seek indemnification for legal claims related to over-the-counter Zantac (ranitidine) products. Plaintiffs in the underlying actions allege that Zantac and other over-the-counter medications that contain ranitidine may degrade and result in unsafe levels of NDMA (N-nitrosodimethylamine) and can cause or have caused various cancers in patients using the products and seek declaratory and monetary relief. Johnson & Johnson has rejected all the demands for indemnification relating to the underlying actions. No Johnson & Johnson entity sold Zantac in the United States and no Johnson & Johnson entity is a party to the U.S. Zantac litigation.
In 2016, Johnson & Johnson Inc. (Canadian affiliate) (“JJI”) sold the Canadian Zantac business to Sanofi Consumer Health, Inc. (“Sanofi”). Under the 2016 Asset Purchase Agreement between JJI and Sanofi (the “2016 Purchase Agreement”), Sanofi assumed certain liabilities including those pertaining to Zantac (ranitidine) product sold by Sanofi after closing and related recalls, withdrawals, replacements or related market actions, and JJI is required to indemnify Sanofi for certain other excluded liabilities. In November 2019, JJI received notice reserving rights to claim indemnification from Sanofi pursuant to the 2016 Purchase Agreement. The notice refers to indemnification for legal claims in two class actions with similar allegations to the U.S. litigation related to over-the-counter Zantac (ranitidine) products. Johnson & Johnson and JJI have also been named in putative class actions filed in Canada with similar allegations regarding Zantac or ranitidine use. These actions are pending before the courts of Alberta, British Columbia, Quebec and Ontario. JJI was also named as a defendant, along with other manufacturers, in various personal injury actions in Canada related to Zantac products. JJI has provided Sanofi notice reserving rights to claim indemnification pursuant to the 2016 Purchase Agreement related to the class actions and personal injury actions. It is not possible, at this stage, to assess reliably the outcome of these lawsuits or the potential financial impact on the Company.
Beginning in May 2021, multiple putative class actions were filed in state and federal courts (California, Florida, New York, and New Jersey) against various Johnson & Johnson entities alleging violations of state consumer fraud statutes based on nondisclosure of alleged benzene contamination of certain Neutrogena and Aveeno sunscreen products and the affirmative promotion of those products as “safe”; and, in at least one case, alleging a strict liability manufacturing defect and failure to warn claims, asserting that the named plaintiffs suffered unspecified injuries as a result of alleged exposure to benzene. The Judicial Panel on Multi-District Litigation has consolidated all pending actions, except one case pending in New Jersey state court, in the United States District Court for the Southern District of Florida, Fort Lauderdale Division. In October 2021, the Company reached an agreement in principle for the settlement of a nationwide class, encompassing the claims of the consolidated actions, subject to approval by the Florida federal Court. In December 2021, plaintiffs in the consolidated actions filed a motion for preliminary approval of a nationwide class settlement. The settlement was preliminarily approved by the court in March 2022. On February 28, 2023, an order granting final approval of the settlement, certifying the settlement class and awarding attorney’s fees was entered.
Johnson & Johnson (subsequently substituted by JJCI) along with more than 120 other companies, is a defendant in a cost recovery and action brought by Occidental Chemical Corporation in June 2018 in the United States District Court for the District of New Jersey, related to the clean-up of a section of the Lower Passaic River in New Jersey.
14. Acquisitions and Divestitures
During fiscal years 2022, 2021 and 2020, the Company did not make any material acquisitions.
During fiscal years 2021 and 2020, in separate transactions, the Company divested several brands and facilities and recognized a pre-tax gain of $25 million and $50 million, respectively, within Other expense (income), net. During fiscal year 2022, the Company did not have any material divestitures.
15. Segments of Business and Geographic Areas
The Company has historically operated as part of the Parent, reported under the Parent’s segment structure and historically the Chief Operating Decision Maker (“CODM”) was the Consumer Health Segment Operating Committee. As the Company is transitioning into an independent, publicly traded company, the Company’s CODM was determined to be the Company’s Executive Committee as they will be responsible for allocating resources and assessing performance. Based on how the CODM assesses operating performance on a regular basis, makes resource allocation decisions and designates responsibilities of their direct reports, the Company realigned its historical segment structure and determined it is organized as three operating segments, which are also its reportable segments: (i) Self Care, (ii) Skin Health and Beauty, and (iii) Essential Health. Prior period presentations conform to the current segment reporting structure.
Segment profit is based on Operating income (loss) excluding depreciation and amortization, restructuring, Separation-related costs, Other (income) expense, net, operating, and unallocated general corporate administrative expenses (referred to herein as “Adjusted Operating Income”) as management excludes these items in assessing segment financial performance. General corporate/unallocated expenses, which includes treasury and legal operations and certain expenses, gains and losses related to the overall management of the Company, are not allocated to the segments. In assessing segment performance and managing operations, management does not review segment assets.

The Company operates the business through the following three reportable business segments:

Reportable Segments	Product Categories
Self Care	Cough, Cold and Allergy Pain Care Other Self Care (Digestive Health, Smoking Cessation and Other)
Skin Health and Beauty	Face and Body Care Hair, Sun and Other
Essential Health	Oral Care Baby Care Other Essential Health (Women’s Health and Wound Care)
The Company’s product categories as a percentage of Net sales for the fiscal years 2022, 2021 and 2020 were as follows:

	2022	2021	2020
Cough, Cold and Allergy	13%	12%	12%
Pain Care	13%	11%	10%
Other Self Care	14%	15%	14%
Face and Body Care	20%	22%	22%
Hair, Sun and Other	9%	8%	9%
Oral Care	10%	11%	11%
Baby Care	10%	10%	11%
Other Essential Health	11%	11%	11%
Total	100%	100%	100%
Segment Net Sales and Adjusted Operating Income
Segment net sales and adjusted operating income for the fiscal years 2022, 2021 and 2020 were as follows:

	Net Sales
(Dollars in Millions)	2022	2021	2020
Self Care	$6,030	$5,643	$5,235
Skin Health and Beauty	4,350	4,541	4,450
Essential Health	4,570	4,870	4,782
Total	$14,950	$15,054	$14,467

	Adjusted Operating Income
(Dollars in Millions)	2022(4)	2021 (1)(4)	2020 (1)(4)
Self Care	$2,088	$1,952	$1,858
Skin Health and Beauty	708	878	889
Essential Health	1,111	1,224	1,250
Total adjusted operating income	3,907	4,054	3,997
Reconciliation to income (loss) before taxes:
General corporate/unallocated expenses	(298)	(272)	(277)
Other (income) expense, net, operating (Note 10)	23	(15)	(3,871)
Restructuring(2)	(100)	(116)	(82)
Depreciation and amortization	(644)	(731)	(746)
Separation-related costs(3)	(213)	—	—
Total operating income (loss)	2,675	2,920	(979)
Other expense (income), net (Note 10)	38	(5)	37
Income (loss) before taxes	$2,637	$2,925	$(1,016)
__________________
(1)For the fourth quarter of 2022, the Company updated the methodology of allocation for certain selling expenses to align with segment financial results as measured by the Company, including the Chief Operating Decision Maker. All prior periods have been recast to conform to current presentation. Total adjusted operating income did not change as a result of this change.
(2)Exclusive of the restructuring expense included in other (income) expense, net, operating. See Note 16.
(3)For the fourth quarter of 2022, the Company updated methodology to no longer allocate non-recurring Separation-related costs to align with segment financial results as measured by the Company, including the Chief Operating Decision Maker. This change only impacted fiscal year 2022 given there were no non-recurring Separation-related costs in any other period presented.
(4)The Company adjusted the allocation for certain intangible asset amortization costs within Cost of sales to align with segment financial results as measured by the Company, including the Chief Operating Decision Maker. Accordingly, the Company has updated its segment disclosures in all prior periods. Total adjusted operating income did not change as a result of this update.
Depreciation & Amortization
Depreciation and amortization by segment for the fiscal years 2022, 2021 and 2020 were as follows:

	Depreciation and Amortization
(Dollars in Millions)	2022(1)	2021	2020
Self Care	$202	$212	$205
Skin Health and Beauty	247	305	325
Essential Health	195	214	216
Total	$644	$731	$746
__________________
(1)The Company adjusted the allocation for certain intangible asset amortization costs within Cost of sales to align with segment financial results as measured by the Company, including the Chief Operating Decision Maker. Accordingly, the Company has updated its depreciation and amortization disclosures in the impacted period. Total depreciation and amortization did not change as a result of this update.

Geographic Information
Net sales are attributed to a geographic region based on the location of the customer and for the fiscal years 2022, 2021 and 2020 were as follows:

	Net Sales
(Dollars in Millions)	2022	2021	2020
North America(1)	$7,418	$7,284	$7,095
Europe, Middle East, and Africa	3,188	3,436	3,332
Asia-Pacific	3,146	3,276	3,013
Latin America	1,198	1,058	1,027
Total	$14,950	$15,054	$14,467
__________________
(1)Includes U.S. net sales in fiscal years 2022, 2021 and 2020 of $6,599 million, $6,516 million and $6,357 million, respectively.

Long-lived assets consisting of property, plant and equipment, net of accumulated depreciation, intangible assets, net and goodwill are attributed to geographic locations as of January 1, 2023 and January 2, 2022 as follows:

	Long Lived Assets(2)
(Dollars in Millions)	2022	2021
North America(1)	$9,582	$9,687
Europe, Middle East, and Africa	8,244	9,169
Asia-Pacific	2,736	3,204
Latin America	296	278
Total	$20,858	$22,338
__________________
(1)Includes U.S. long lived assets in fiscal years 2022, 2021 and 2020 of $7,469 million, $7,527 million and $7,631 million, respectively.
(2)Long-lived assets include property, plant and equipment, net for fiscal years 2022, and 2021 of $1,820 million and $1,827 million, respectively, and intangible assets and goodwill, net for fiscal years 2022 and 2021 of $19,038 million and $20,511 million, respectively.
Major Customers
One customer accounted for approximately 13%, 14% and 14% of total net sales in fiscal years 2022, 2021 and 2020, respectively.
16. Restructuring
During 2018, the Parent announced plans to implement actions across its global supply chain that are intended to enable the Company to focus resources and increase investments in critical capabilities, technologies and solutions necessary to manufacture and supply its product portfolio of the future, enhance agility and drive growth. These supply chain actions have included expanding its use of strategic collaborations, and bolstering its initiatives to reduce complexity, improving cost-competitiveness, enhancing capabilities, and optimizing its network. The restructuring charges associated with the program, and directly attributed to the Company, were primarily related to contractors/outside services, asset write-downs, and accelerated depreciation. The program was completed in the fiscal fourth quarter of 2022. These costs have been recognized in the Combined Statement of Operations as follows:

(Dollars in Millions)	2022	2021	2020
Cost of sales	$55	$48	$34
Selling, general, and administrative expenses	45	68	48
Other (income) expense, net, operating	—	1	(16)
Total	$100	$117	$66

17. Accrued and Other Liabilities
Accrued liabilities consisted of:

(Dollars in Millions)	2022	2021
Accrued expenses	$447	$535
Accrued compensation and benefits	272	266
Lease liability	35	47
Other accrued liabilities	152	176
Accrued liabilities	$906	$1,024
Other liabilities consisted of:

(Dollars in Millions)	2022	2021
Accrued income taxes - noncurrent (Note 11)	$584	$603
Noncurrent lease liability	81	82
Other noncurrent accrued liabilities	62	71
Other liabilities	$727	$756
18. Subsequent Events
The Combined Financial Statements of the Company are derived from the consolidated financial statements of the Parent, which issued its financial statements for the year ended January 1, 2023 on February 16, 2023. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 16, 2023. Additionally, the Company has evaluated transactions and other events that occurred through March 3, 2023, the date these Combined Financial Statements were issued, for purposes of disclosure of unrecognized subsequent events.
Events Subsequent to Original Issuance of Financial Statements (Unaudited)
In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through April 24, 2023, the date the financial statements were reissued.
On April 20, 2023, the Company entered into a long-term lease for a newly renovated office building and a newly constructed R&D building in Summit, New Jersey that, when completed, will encompass a total of approximately 290,000 square feet and serve as the Company’s new global corporate headquarters. The expected lease expense is approximately $10 million per year with an initial term of 15 years. In addition to corporate office space, this campus will house laboratory space to principally support R&D. The relocation to this campus is expected to commence in 2025 for the office building and continue through 2026 for occupancy into the new R&D building. The Company will continue to operate from our interim corporate headquarters in Skillman, New Jersey until that time.
On March 22, 2023, the Company issued eight series of senior unsecured notes (the “Notes”) in an aggregate principal amount of $7.75 billion in a private placement. The net proceeds to the Company from the Notes offering was $7.69 billion after deductions of discounts and commissions payable of $65 million. The Notes will initially be fully and unconditionally guaranteed on a senior unsecured basis by the Parent. Such guarantees will terminate upon (1) the completion in all material respects of the transfer of the assets and liabilities of Johnson & Johnson’s Consumer Health Business to the Company, other than the transfer of the assets and liabilities of the Company’s businesses in certain jurisdictions where the Company and the Parent will defer the transfer of such assets and liabilities (such transfer, the “Consumer Health Business Transfer”) and (2) the occurrence of the initial registration of the Company’s equity securities. The Company intends to use the proceeds from the offering of the Notes as partial consideration to the Parent for the Consumer Health Business that the Parent will transfer to the Company. The net proceeds of the Notes offering were placed in segregated escrow accounts pending the occurrence of the

Consumer Health Business Transfer. On April 4, 2023, the net proceeds of the Notes offering were released from escrow upon the completion of the Consumer Health Business Transfer. After completion of the Notes offering on March 22, 2023, the Long-term debt outstanding was $7.69 billion.
On March 6, 2023, the Company entered into a credit agreement providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $4 billion to be made available in U.S. dollars and Euros. The Revolving Credit Facility contains representations and warranties, covenants and events of default that are customary for this type of financing, including covenants restricting the incurrence of liens and the entry into certain merger transactions. The company does not expect the Revolving Credit Facility to be drawn from or used in connection with the Separation.
Following the original issuance of the financial statements, on March 3, 2023, the Company entered into a commercial paper program (the “Commercial Paper Program”). The Company’s Board of Directors has authorized the issuance of up to $4 billion in aggregate principal amount of commercial paper under the Commercial Paper Program. The Commercial Paper Program contains representations and warranties, covenants and default that are customary for this type of financing.

Kenvue Inc. Unaudited Interim Condensed Combined Financial Statements:
KENVUE INC.
CONDENSED COMBINED BALANCE SHEETS
(Unaudited; Dollars in Millions)

	April 2, 2023	January 1, 2023
Assets
Current assets
Cash and cash equivalents	$1,691	$1,231
Trade receivables, less allowances for credit losses ($38 and $35 as of April 2, 2023 and January 1, 2023, respectively)	2,109	2,122
Inventories	2,222	2,226
Prepaid expenses and other receivables	242	175
Other current assets	175	123
Total current assets	6,439	5,877
Property, plant, and equipment, net	1,836	1,820
Intangible assets, net	9,837	9,853
Goodwill	9,234	9,185
Deferred taxes on income	168	147
Restricted cash	7,695	—
Other assets	386	434
Total assets	35,595	27,316
Liabilities and Equity
Current liabilities
Accounts payable	1,781	1,829
Accrued liabilities	987	906
Accrued rebates, returns, and promotions	838	862
Accrued taxes on income	604	329
Total current liabilities	4,210	3,926
Employee related obligations	228	214
Long-term debt	7,676	—
Deferred taxes on income	2,683	2,428
Other liabilities	516	727
Total liabilities	15,313	7,295
Commitments and contingencies (Note 13)
Equity
Net investment from Parent	25,521	25,474
Accumulated other comprehensive loss	(5,239)	(5,453)
Total equity	20,282	20,021
Total Liabilities and Equity	$35,595	$27,316
See Notes to Condensed Combined Financial Statements.

KENVUE INC.
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Unaudited; In Millions Except Per Share Data)

	Fiscal Three Months Ended
	April 2, 2023	April 3, 2022
Net sales	$3,852	$3,590
Cost of sales	1,727	1,634
Gross profit	2,125	1,956
Selling, general, and administrative expenses	1,502	1,350
Other income, net, operating	(17)	(5)
Operating income	640	611
Other expense (income), net	31	(1)
Income before taxes	609	612
Provision for taxes	279	84
Net income	$330	$528

Basic and diluted net income per share	$0.19	$0.31
Basic and diluted weighted-average common shares	1,716	1,716
See Notes to Condensed Combined Financial Statements.

KENVUE INC.
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; Dollars in Millions)

	Fiscal Three Months Ended
	April 2, 2023	April 3, 2022
Net income	$330	$528
Other comprehensive income (loss)
Foreign currency translation, net of taxes	161	(280)
Employee benefit plans, net of taxes	14	3
Derivatives and hedges, net of taxes	39	(4)
Other comprehensive income (loss)	214	(281)
Comprehensive income	$544	$247
See Notes to Condensed Combined Financial Statements.

KENVUE INC.
CONDENSED COMBINED STATEMENTS OF EQUITY
(Unaudited; Dollars in Millions)

	Fiscal Three Months Ended April 2, 2023
	Net Investment from Parent	Accumulated Other Comprehensive Loss	Total Equity
Balance, January 1, 2023	$25,474	$(5,453)	$20,021
Net income	330	—	330
Other comprehensive income	—	214	214
Net transfers to the Parent	(283)	—	(283)
Balance, April 2, 2023	$25,521	$(5,239)	$20,282

	Fiscal Three Months Ended April 3, 2022
	Net Investment from Parent	Accumulated Other Comprehensive Loss	Total Equity
Balance, January 2, 2022	$24,872	$(4,473)	$20,399
Net income	528	—	528
Other comprehensive loss	—	(281)	(281)
Net transfers to the Parent	(181)	—	(181)
Balance, April 3, 2022	$25,219	$(4,754)	$20,465
See Notes to Condensed Combined Financial Statements.

KENVUE INC.
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in Millions)

	Fiscal Three Months Ended
	April 2, 2023	April 3, 2022
Cash flows from operating activities
Net income	$330	$528
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	152	165
Stock-based compensation	35	35
Deferred income taxes	167	20
Other	—	(2)
Net changes in assets and liabilities
Trade receivables	23	(60)
Inventories	17	(194)
Other current and non-current assets	(13)	68
Accounts payable	(54)	(126)
Accrued liabilities	52	(161)
Employee related obligations	10	6
Accrued taxes on income	272	36
Other liabilities	(189)	23
Net cash flows from operating activities	802	338
Cash flows used in investing activities
Purchases of property, plant, and equipment	(55)	(37)
Proceeds from sale of assets	14	—
Other	—	(5)
Net cash flows used in investing activities	(41)	(42)
Cash flows (used in) from financing activities
(Payments of) proceeds from loans and notes payable	(12)	6
Proceeds from long-term debt, net of issuance costs	7,686	—
Net transfer to the Parent	(286)	(216)
Net cash flows from (used in) financing activities	7,388	(210)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	6	3
Cash and cash equivalents and restricted cash, beginning of period	1,231	740
Net increase in cash and cash equivalents and restricted cash	8,155	89
Cash and cash equivalents and restricted cash, end of period	$9,386	$829
See Notes to Condensed Combined Financial Statements.

KENVUE INC.
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)
1. Description of the Company and Summary of Significant Accounting Policies
Description of the Company and Business Segments
Kenvue Inc. (“Kenvue” or the “Company”) was formed as a wholly owned subsidiary of Johnson & Johnson (“J&J” or the “Parent”) and sells a broad range of products used in the baby care, oral care, skin health and beauty, over-the-counter pharmaceutical, sanitary protection, and wound care markets. These products are marketed to the general public through e-commerce, direct-to-consumer channels, and to retail outlets and distributors throughout the world.
The Company is organized into three business segments: Self Care, Skin Health and Beauty, and Essential Health. The Self Care segment includes a broad product range such as cough, cold and allergy, pain care, as well as digestive health, smoking cessation, and other products. The Skin Health and Beauty segment is focused on face and body care and hair, sun, and other products. The Essential Health segment includes oral care, baby care, as well as women’s health, wound care, and other products.
In November 2021, the Parent announced its intention to separate its Consumer Health segment (the “Consumer Health Business”) into a new, publicly traded company (the “Separation”). Prior to the Kenvue IPO (as defined below), the Company was wholly owned by J&J and primarily represented the Consumer Health Business. The Company also included certain other product lines previously reported in another segment of J&J. On April 4, 2023, in connection with the Separation, J&J completed in all material respects the transfer of the assets and liabilities of the Consumer Health Business to the Company and its subsidiaries, other than the transfer of assets and liabilities in certain jurisdictions where the Company and J&J will defer the transfer of such assets and assumption of liabilities and other immaterial assets (such transfer, the “Consumer Health Business Transfer”).
The registration statement related to the initial public offering of Kenvue’s common shares was declared effective on May 3, 2023, and Kenvue’s common shares began trading on the New York Stock Exchange under the ticker symbol “KVUE” on May 4, 2023 (the “Kenvue IPO”).
On May 8, 2023, the Kenvue IPO was completed through the sale of 198,734,444 shares of common stock, par value $0.01 per share, including the underwriters’ full exercise of their option to purchase 25,921,884 shares to cover over-allotments, at an initial public offering price of $22 per share for net proceeds of $4.2 billion after deducting underwriting discounts and commissions of $131 million. On May 8, 2023, as partial consideration for the Consumer Health Business Transfer, the Company paid $13.2 billion to J&J from the (1) net proceeds received from the sale of the common shares in the Kenvue IPO and (2) net proceeds received from the Debt Financing Transactions as defined in Note 4, “Borrowings”. As of the closing of the Kenvue IPO, J&J owned 1,716,160,000 shares of Kenvue common stock, or approximately 89.6% of the total outstanding shares of Kenvue common stock and, as such, will continue to consolidate the financial results of Kenvue until the Separation is complete.
J&J has informed the Company that it intends to make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in the Company, but J&J has no obligation to complete such distribution.
Basis of Presentation
The Company has historically operated as a segment of the Parent and not as a separate entity. These Condensed Combined Financial Statements of the Company have been derived from the consolidated financial statements of the Parent to present the Condensed Combined Balance Sheets as of April 2, 2023 and January 1, 2023 and the related Condensed Combined Statements of Operations, Comprehensive Income, Equity, and Cash Flows for the fiscal three months ended April 2, 2023 and April 3, 2022 as if the Company had been operated on a standalone basis for the periods presented. It is Kenvue’s practice to establish actual quarterly closing dates using a predetermined fiscal calendar, which allows the business to close their books on Sunday at the end of the period. The Condensed Combined Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the Parent’s historical accounting policies, by aggregating financial information from the components of the Company and the Parent’s accounting records directly attributable to the Company for interim financial reporting, which do not conform in all respects to the requirements of U.S. GAAP for annual financial statements. The Condensed Combined Balance Sheet as of January 1, 2023 was derived from audited financial statements, but does not include all disclosures required by accounting principles. Accordingly, the accompanying Condensed Combined Financial Statements and related notes should be read in conjunction with the audited combined financial statements and related notes as contained in the Company’s final prospectus (the “IPO Prospectus”) filed on May 4, 2023 with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Act,”) relating to the Company’s Registration Statement on Form S-1. The Condensed Combined Financial Statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair statement of the results for the periods presented. The operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.
The Condensed Combined Financial Statements of the Company include the assets, liabilities, revenues, and expenses that J&J’s management has determined are specifically or primarily identifiable to the Company, as well as direct and indirect costs that are attributable to the operations of the Company. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Parent and its affiliates, which include, but are not limited to, facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services, and general commercial support functions.
Indirect costs have been allocated to the Company for the purposes of preparing the Condensed Combined Financial Statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily net sales, headcount, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company during the periods presented, depending on the nature of the services received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis for the periods presented.
The Company is incurring certain non-recurring Separation-related costs in its establishment as a standalone public company and those costs determined to be for the benefit of the Company are included in the Condensed Combined Financial Statements. These non-recurring Separation-related costs were $98 million and $10 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, and are included within Selling, general, and administrative expenses.
Use of Estimates
The preparation of the Condensed Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported. Estimates are used when accounting for sales discounts, trade promotions, rebates, allowances and incentives, product liabilities, income taxes and related valuation allowance, withholding taxes, depreciation, amortization, employee benefits, contingencies, allocations of cost and expenses from the Parent and its affiliates, and intangible asset and liability valuations. Actual results may or may not differ from those estimates.
Restricted Cash
Restricted cash relates to funds restricted as to withdrawal or use under the terms of certain contractual agreements, and classified as a current or non-current asset based on the timing and nature of when or how the cash is expected to be used. As of April 2, 2023, the Company had Restricted cash of $7.7 billion from the Debt Financing Transactions, which the Company classified as a non-current asset as the proceeds will not be used to fund current operations. The Restricted cash was held in an escrow account with funds invested in money market accounts until the Consumer Health Business Transfer was completed. On April 4, 2023, the Consumer Health

Business Transfer was completed, and as such, the Restricted cash was released from escrow on April 5, 2023 and paid to J&J as partial consideration for the Consumer Health Business Transfer.
Debt Discounts and Premiums, Issuance Costs, and Deferred Financing Costs
Debt issuance costs and discounts are presented as a reduction of Long-term debt and are amortized as a component of interest expense included in Other expense (income), net, on the Company’s Condensed Combined Statements of Operations over the term on the related debt using the effective interest method.
Research and Development
Research and development expenses are expensed as incurred and included within Selling, general, and administrative expenses. Research and development costs were $89 million and $88 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively.
Reclassifications
Certain prior period amounts have been reclassified to conform to current year presentation, including the realignment of certain allocations in segment financial results. For additional information on the realignment of certain allocations in segment financial results, see Note 14, “Segments of Business”.
Recently Adopted Accounting Standards
Accounting Standards Update 2022-04: Liabilities-Supplier Finance Programs (Topic 405-50) – Disclosure of Supplier Finance Program Obligations
The Company adopted the standard as of the beginning of fiscal year 2023, which requires that a buyer in a supplier finance program disclose additional information about the program for financial statement users.
As of April 2, 2023, the Company participated in the Parent’s supplier financing program and has facilitated a voluntary supply chain financing program to provide some of its suppliers with the opportunity to sell receivables due from the Company (the Company’s accounts payables) to participating financial institutions at the sole discretion of both the suppliers and the financial institutions. The Company is not a party to the arrangements between the suppliers and the third-party financial institutions. The Company’s obligations to its suppliers, including amounts due, and scheduled payment dates (which have general payment terms of 90 days), are not affected by a participating supplier’s decision to participate in the program.
As of April 2, 2023 and January 1, 2023, the Company’s accounts payable balances included $302 million and $293 million, respectively, related to invoices from suppliers participating in the supplier finance program.
2. Inventories
As of April 2, 2023 and January 1, 2023, inventories were comprised of:

(Dollars in Millions)	April 2, 2023	January 1, 2023
Raw materials and supplies	$329	$351
Goods in process	129	123
Finished goods	1,764	1,752
Total inventories	$2,222	$2,226

3. Intangible Assets and Goodwill
As of April 2, 2023 and January 1, 2023, the gross and net amounts of intangible assets were:

	April 2, 2023			January 1, 2023
(Dollars in Millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Patents and trademarks	$4,450	$(1,551)	$2,899	$4,400	$(1,485)	$2,915
Customer relationships	2,142	(1,095)	1,047	2,127	(1,063)	1,064
Other intangibles	1,346	(659)	687	1,343	(650)	693
Total definite-lived intangible assets	$7,938	$(3,305)	$4,633	$7,870	$(3,198)	$4,672
Indefinite-lived intangible assets:
Trademarks	5,144	—	5,144	5,122	—	5,122
Other	60	—	60	59	—	59
Total intangible assets, net	$13,142	$(3,305)	$9,837	$13,051	$(3,198)	$9,853
The weighted average amortization period for patents and trademarks is 20 years. The weighted average amortization period for customer relationships is 31 years and is driven by large established distributors in various regional markets. These customers have been operating in these markets for many years and are expected to continue to operate in these markets for the foreseeable future. The weighted average amortization period for other intangible assets is 34 years. A majority of the other intangible assets relates to the Parent’s acquisition of Pfizer Consumer Health in 2006. The amortization expense of amortizable assets included in Cost of sales was $81 million and $93 million, for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Amortization of intangible assets was inclusive of amortization on trademarks of $41 million and $50 million, for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Amortization on the remaining intangible assets was $40 million and $43 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively. Carrying amount changes for the fiscal three months ended April 2, 2023 were primarily driven by currency translation.
The estimated amortization expense before tax for the remainder of 2023 and the five succeeding years is approximately:

(Dollars in Millions)
Remainder of 2023	2024	2025	2026	2027	2028
$236	$304	$280	$276	$272	$268
Goodwill by reportable segment was as follows:

(Dollars in Millions)	Self Care	Skin Health and Beauty	Essential Health	Total
Goodwill at January 1, 2023	$5,194	$2,365	$1,626	$9,185
Currency translation/other	36	1	12	49
Goodwill at April 2, 2023	$5,230	$2,366	$1,638	$9,234
A majority of the Goodwill relates to the Parent’s acquisition of Pfizer Consumer Health in 2006.

4. Borrowings
The components of Long-term debt as of April 2, 2023 and January 1, 2023 were as follows:

(Dollars in Millions)	April 2, 2023	January 1, 2023
Senior Notes
5.50% Senior Notes due 2025	$750	$—
5.35% Senior Notes due 2026	750	—
5.05% Senior Notes due 2028	1,000	—
5.00% Senior Notes due 2030	1,000	—
4.90% Senior Notes due 2033	1,250	—
5.10% Senior Notes due 2043	750	—
5.05% Senior Notes due 2053	1,500	—
5.20% Senior Notes due 2063	750	—
Discounts and debt issuance costs	(75)	—
Other	1	—
Total long-term debt	$7,676	$—
Senior Notes
On March 22, 2023, the Company issued eight series of senior unsecured notes (the “Senior Notes”) in an aggregate principal amount of $7.75 billion in a private placement. The net proceeds to the Company from the Senior Notes were approximately $7.7 billion after deductions of discounts and issuance costs of $75 million. The net proceeds are reflected as Restricted cash on the Company’s Condensed Combined Balance Sheets and were released from escrow on April 5, 2023 and paid to J&J. The unamortized debt issuance costs related to the Senior Notes at April 2, 2023 were approximately $75 million. The interest payments are due on March 22 and September 22 of each year, commencing on September 22, 2023. The weighted average effective interest rate of the Company’s total Long-term debt as of April 2, 2023 was 5.1%.
The Senior Notes were initially fully and unconditionally guaranteed on a senior unsecured basis by the Parent. Such guarantees of the Senior Notes were automatically and unconditionally terminated upon the completion of the Consumer Health Business Transfer and the occurrence of the initial registration of the Company’s equity securities. On May 3, 2023, such guarantees were terminated. The Company used the proceeds from the offering of the Senior Notes as partial consideration to the Parent for the Consumer Health Business that the Parent transferred to the Company. In connection with the issuance of the Senior Notes, the Company entered into a registration rights agreement with the initial purchasers, pursuant to which the Company is obligated to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement with respect to an offer to exchange each series of Senior Notes for registered notes with terms that are substantially identical in all material respects to the notes of such series. The Company may redeem the notes of a series of Senior Notes at its option, in whole or in part, at any time and from time to time by paying a “make whole” premium, plus accrued and unpaid interest to, but excluding, the applicable redemption date. On and after the applicable par call date (between 0 and 6 months prior to maturity, based on the series), the Company may redeem the notes of a series of Senior Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.
The Company’s Senior Notes are governed by an indenture and supplemental indenture between the Company and a trustee (collectively, the “indenture”). The indenture contains certain covenants, including limitations on the Company and certain of its subsidiaries’ ability to incur liens or engage in sale leaseback transactions. The indenture also contains restrictions on the Company’s ability to consolidate, merge or sell substantially all of its assets. In addition, the indenture contains other customary terms, including certain events of default, upon the occurrence of which, the Senior Notes may be declared immediately due and payable. As of April 2, 2023, the Company was in compliance with all financial covenants and no default or event of default has occurred.

The Company accrued interest expense of $11 million for the three months ended April 2, 2023 related to its Senior Notes included in Other expense (income), net and Accrued liabilities on the Company’s Condensed Combined Statements of Operations. The Company recognized $10 million of interest income earned on the money market accounts the Senior Notes proceeds were held in and amortization of the gain on the settlement of interest rate swaps related to the Senior Notes. See Note 12, “Fair Value Measurements,” for discussion on the settlement of these interest rate swaps.
Long-term debt was recorded at the carrying amount. The estimated fair value of long-term debt is $8.0 billion as of April 2, 2023. Fair value was estimated using market prices, which were corroborated by quoted broker prices and significant other observable inputs and would be considered Level 2 in the fair value hierarchy.
The schedule of principal payments required on long-term debt for the next five years, including 2023 and thereafter, is as follows:

(Dollars in Millions)
Remainder of 2023	2024	2025	2026	2027	Thereafter
$—	$—	$750	$750	$—	$6,250
Revolving Credit Facility
On March 6, 2023, the Company entered into a credit agreement providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $4.0 billion to be made available in U.S. dollars and Euros. Interest is payable on the loans under the Revolving Credit Facility at (1) in the case of borrowings denominated in U.S. dollars, adjusted Term Secured Overnight Financing Rate (“Term SOFR”) (or, at the Company’s option, the adjusted base rate), (2) in the case of borrowings denominated in Euros, adjusted Euro Interbank Offered Rate (“EURIBOR”) and (3) in the case of swingline borrowings, the daily simple Euro Short-Term Rate (“ESTR”), plus, in each case, a margin determined pursuant to a pricing grid based on the Company’s credit ratings. The Revolving Credit Facility fees and letter of credit fees are determined based upon the same grid. Interest payments are due (1) in the case of Term SOFR or EURIBOR borrowings, on the last day of each interest period applicable to the borrowing (or, in the case of any borrowing with an interest period of more than three months’ duration, every three months), (2) in the case of an adjusted base rate borrowing, on the last day of each March, June, September, and December and (3) in the case of swingline borrowings, on the fifth business day after the borrowing. In connection with entering the Revolving Credit Facility, the Company paid an immaterial amount of debt issuance costs. These costs related to securing the Revolving Credit Facility are presented within Prepaid expenses and other receivables on the Condensed Combined Balance Sheets.
The Revolving Credit Facility contains representations and warranties, covenants and events of default that are customary for this type of financing, including covenants restricting the incurrence of liens and the entry into certain merger transactions.
The Parent initially unconditionally guaranteed all of the obligations of the borrowers under the Revolving Credit Facility on an unsecured basis. Such guarantees of the Revolving Credit Facility were automatically terminated upon the completion of the Consumer Health Business Transfer and the occurrence of the initial registration of the Company’s equity securities. On May 3, 2023, such guarantees were terminated. Kenvue will unconditionally guarantee all of the obligations of the borrowers (other than itself) under the Revolving Credit Facility on an unsecured basis.
As of April 2, 2023, the Company had no outstanding balances under its Revolving Credit Facility.
Commercial Paper Program
On March 3, 2023, the Company entered into a commercial paper program (the “Commercial Paper Program”). The Company’s Board of Directors has authorized the issuance of up to $4.0 billion in aggregate principal amount of commercial paper under the Commercial Paper Program. Any such issuance will mature within 364 days from date of issue. The Commercial Paper Program contains representations and warranties, covenants and default that are customary for this type of financing. The commercial paper notes issued under the Commercial Paper Program are unsecured notes ranking at least pari passu with all of the Company’s other senior unsecured indebtedness.
As of April 2, 2023, the Company had no outstanding balances under its Commercial Paper Program. Subsequent to April 2, 2023 and prior to the Kenvue IPO, the Company issued $1.25 billion under the Commercial Paper Program, which, collectively with the Senior Notes, are referred to as the “Debt Financing Transactions”.
5. Pensions
Single Employer Plans
Net periodic benefit costs for the Company’s defined benefit retirement plans sponsored by the Company for the fiscal three months ended April 2, 2023 and April 3, 2022, included the following components:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Service cost	$5	$2
Interest cost	3	1
Recognized actuarial loss	—	1
Expected return on plan assets	(3)	—
Net periodic benefit cost	$5	$4
The service cost component of net periodic benefit cost is presented in the same line items on the Company’s Condensed Combined Statements of Operations where other employee compensation costs are reported, including Cost of sales and Selling, general, and administrative expenses. All other components of net periodic benefit costs are presented as part of Other expense (income), net on the Company’s Condensed Combined Statements of Operations.
Multiemployer Plans
The Parent has defined benefit pension plans covering eligible employees in the United States and in certain of its international subsidiaries. The Parent also provides medical benefits, principally to its U.S. retirees and their dependents through its other postretirement benefit plans. The participation of the Company’s employees and retirees in these plans is reflected as though the Company participated in a multiemployer plan with the Parent. Liabilities associated with these plans are not reflected in the Company’s Condensed Combined Balance Sheets. The Condensed Combined Statements of Operations include expense allocations for these benefits, which were determined using a proportional allocation method. Total benefit plan expense allocated to the Company amounted to $16 million and $12 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively.
In connection with the completion of the Separation, the Company will have certain additional pension plans that will be transferred from the Parent.
6. Accumulated Other Comprehensive Loss
Components of other comprehensive loss consisted of the following:

(Dollars in Millions)	Foreign Currency Translation(1)	Employee Benefit Plans(2)	Gain On Derivatives & Hedges(3)	Total Accumulated Other Comprehensive Loss
January 1, 2023	$(5,474)	$12	$9	$(5,453)
Net change	161	14	39	214
April 2, 2023	$(5,313)	$26	$48	$(5,239)

(Dollars in Millions)	Foreign Currency Translation(1)	Employee Benefit Plans(2)	Loss On Derivatives & Hedges(3)	Total Accumulated Other Comprehensive Loss
January 2, 2022	$(4,421)	$(51)	$(1)	$(4,473)
Net change	(280)	3	(4)	(281)
April 3, 2022	$(4,701)	$(48)	$(5)	$(4,754)
___________________
(1)Foreign currency translation adjustments for the fiscal three months ended April 2, 2023 and April 3, 2022 were net of provision (benefit) for taxes of $21 million and $(12) million, respectively.
(2)Employee benefit plans for the fiscal three months ended April 2, 2023 and April 3, 2022 were net of provision (benefit) of taxes of $1 million and $(1) million, respectively.
(3)Gain on derivatives and hedges for the fiscal three months ended April 2, 2023 was net of provision of taxes of $13 million.
Amounts in Accumulated other comprehensive loss are presented net of the related tax impact. Foreign currency translation is not adjusted for income taxes where it relates to permanent investments in international operations. For additional details on comprehensive income, see the Condensed Combined Statements of Comprehensive Income.
7. Stock-Based Compensation
On March 7, 2022, the Parent’s Board of Directors approved the 2022 Long-Term Incentive Plan (the “2022 Plan”) providing the grant of non-qualified stock options, incentive stock options, stock appreciation rights, Restricted Stock Units (“RSUs”), performance shares, Performance Stock Units (“PSUs”), other stock-based awards, and cash awards to employees and directors including the Company’s personnel. The 2022 Plan became effective in April 2022. All options and restricted shares granted subsequent to that date were under this plan.
The components and classification of stock-based compensation expense related to stock options, RSUs, and PSUs directly attributable to those employees specifically identified as employees of the Company and allocations from the Parent for the fiscal three months ended April 2, 2023 and April 3, 2022, were as follows:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Cost of sales	$4	$8
Selling, general, and administrative expenses	31	27
Stock-based compensation expense	$35	$35
Stock-based compensation expense includes $2 million and $10 million for the fiscal three months ended April 2, 2023 and April 3, 2022, respectively, of allocated charges from the Parent, based on percentage attribution related to Parent employees providing services to the Company.
8. Related Parties
The Company has not historically operated as a standalone business and the Condensed Combined Financial Statements are derived from the consolidated combined financial statements and accounting records of the Parent. The following disclosure summarizes activity between the Company and Parent.
Cost Allocations from Parent
Parent provides significant support functions to the Company. The Condensed Combined Financial Statements reflect an allocation of these costs. Similarly, certain of the Company’s operations provide support to the Parent’s affiliates and related costs for support are charged to the Parent’s affiliates. Allocated costs included in Cost of sales on the Company’s Condensed Combined Statements of Operations relate to enterprise-wide support primarily consisting of facilities, insurance, logistics, quality and compliance which are predominantly allocated based on Net sales. Allocated costs included in Selling, general, and administrative expenses primarily relate to finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services, and general commercial support functions and are predominantly allocated based on Net sales or headcount. See Note 1, “Description of the Company and Summary of Significant Accounting Policies,” for a discussion of these costs and the methodology used to allocate them.
These allocations (excluding stock-based compensation expense), net of costs charged to the Parent’s affiliates reflected on the Company’s Condensed Combined Statements of Operations for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Cost of sales	$9	$36
Selling, general, and administrative expenses	87	157
Total	$96	$193
Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure. As of January 2, 2023, the Company began operating independently and received a lower degree of support functions from the Parent during the current period and therefore the allocations decreased significantly from the comparable period.
Net Transfers to the Parent
Net transfers to the Parent are included within Net investment from Parent on the Condensed Combined Balance Sheets and Condensed Combined Statements of Equity and within financing activities on the Condensed Combined Statements of Cash Flows and represent the net effect of transactions between the Company and Parent. The Company reclassified approximately $200 million of unrecognized tax benefits and associated interest as a current liability within Accrued taxes on income on the Condensed Combined Balance Sheet as of April 2, 2023. Subsequent to April 2, 2023, the Company’s Parent made a payment to the U.S. Treasury for the estimated liability related to auditing tax years 2013 through 2016 (the “2013-2016 IRS Audit”), which included $200 million related to the Consumer Health Business. The completion of this tax audit may result in additional adjustments to the Company’s unrecognized tax benefit liability.
The components of Net transfers to the Parent for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Cash pooling and general financing activities	$(409)	$(408)
Corporate cost allocations	96	193
Taxes deemed settled with the Parent	27	—
Allocated derivative and hedging losses	—	(1)
Net transfers to the Parent as reflected in the Condensed Combined Statements of Cash Flows	$(286)	$(216)
Stock-based compensation expense	35	35
Other	(32)	—
Net transfers to the Parent as reflected in the Condensed Combined Statements of Equity	$(283)	$(181)
9. Other income, net, operating and Other expense (income), net
Other income, net, operating for the fiscal three months ended April 2, 2023 and April 3, 2022 consisted of:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Royalty income	$(7)	$(7)
(Gain)/loss on disposal of fixed assets	(9)	2
Other	(1)	—
Total Other income, net, operating	$(17)	$(5)
Other expense (income), net for the fiscal three months ended April 2, 2023 and April 3, 2022 consisted of:

(Dollars in Millions)	April 2, 2023	April 3, 2022
Currency losses (gains) on transactions	$16	$(7)
Other(1)	15	6
Total Other expense (income), net	$31	$(1)
___________________
(1)Other consists primarily of gains and losses on investments, other than service cost components of net periodic benefit costs, and miscellaneous non-operating (income) expenses.
10. Income Taxes
The worldwide effective income tax rates for the fiscal three months ended April 2, 2023 and April 3, 2022 were 45.8% and 13.7%, respectively. With the issuance of debt in the first quarter of 2023, the resulting increase in annual interest reduced the Company’s capacity to utilize foreign tax credits against U.S. foreign source income. As a result, the Company recorded a $171 million valuation allowance against a deferred tax asset related to future foreign tax credit benefits thus increasing the reported rate in the first quarter of 2023 as compared to the first quarter of 2022. This was partially offset by additional discrete tax benefits. The effective income tax rate for the fiscal three months ended April 3, 2022 was lower due to the recognition of discrete foreign tax credit benefits.
During the periods presented in the Condensed Combined Financial Statements, the Company operated as part of the Parent and did not file income tax returns on a standalone basis in all jurisdictions in which it operates. However, for the purposes of the Condensed Combined Financial Statements, the income taxes and related income tax accounts have been calculated using the separate return method as if the Company filed income tax returns on a standalone basis. In the future, as a standalone company, the income taxes and related income tax accounts of the Company may differ from those presented in the Condensed Combined Financial Statements.
As of April 2, 2023, the Company had approximately $563 million of liabilities from unrecognized tax benefits. The Company conducts business and files tax returns in numerous countries and currently has tax audits in progress in several jurisdictions. With respect to the United States, the IRS is currently conducting the 2013-2016 IRS Audit. The Company currently expects completion of this audit and settlement of the related tax liabilities in the next 12 months. In other major jurisdictions where the Company conducts business, the years that remain open to tax audit go back to the year 2008. The Company believes it is possible that tax audits may be completed over the next 12 months by taxing authorities in some jurisdictions outside of the United States. However, the Company is not able to provide a reasonably reliable estimate of the timing of any future tax payments or the amount of possible changes to the total unrecognized tax benefits associated with any audit closures or other events. The Company classifies liabilities for unrecognized tax benefits and related interest and penalties as long-term liabilities on the Condensed Combined Balance Sheets. Interest expense and penalties related to unrecognized tax benefits are classified as income tax expense on the Company’s Condensed Combined Statements of Operations.
On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 (“IRA”), which, among other things, introduces a 15% corporate alternative minimum tax based on adjusted financial statement income of certain large corporations with a three-year average adjusted financial statement income in excess of $1.0 billion, an excise tax on corporate stock buybacks, and several tax incentives to promote clean energy. Based on the Company’s preliminary analysis, the IRA is not expected to have a material impact on the Company’s Condensed Combined Financial Statements. The Company will continue to evaluate the impact of this law as additional guidance and clarification becomes available.

11. Earnings Per Share
Prior to the completion of the Kenvue IPO, the Company had 1,716,160,000 of common shares issued and outstanding, of which 1,716,159,990 shares were issued to Johnson & Johnson through a subscription agreement in May 2023. For the purposes of the Company’s earnings per share calculations, the shares issued through the subscription agreement are being treated akin to shares attributable to a stock split and, as a result, are being retrospectively presented for all of the periods. For the periods prior to the Kenvue IPO, there were no dilutive equity instruments or equity awards of the Company outstanding prior to the Kenvue IPO. Net income per share for the fiscal three months ended April 2, 2023 and April 3, 2022 was calculated as follows:

(In Millions, Except Per Share Data)	April 2, 2023	April 3, 2022
Net income	$330	$528
Basic and diluted weighted-average common shares	1,716	1,716
Basic and diluted net income per share	$0.19	$0.31
12. Fair Value Measurements
Fair value measurements are estimated based on valuations techniques and inputs categorized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities
•Level 2 – Significant other observable outputs
•Level 3 – Significant unobservable outputs
If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
The following fair value hierarchy table presents the components and classification of the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	April 2, 2023				January 1, 2023
(Dollars in Millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Derivatives designated as cash flow hedges
Assets:
Forward foreign exchange contracts	$57	$—	$57	$—	$39	$—	$39	$—
Interest rate swaps	—	—	—	—	29	—	29	—
Total	57	—	57	—	68	—	68	—
Liabilities:
Forward foreign exchange contracts	(26)	—	(26)	—	(15)	—	(15)	—
Interest rate swaps	—	—	—	—	(39)	—	(39)	—
Total	(26)	—	(26)	—	(54)	—	(54)	—
Net amount presented in Prepaid expenses and other receivables:	$31	$—	31	$—	$14	$—	14	$—
The carrying amount of Cash and cash equivalents, Restricted cash, Trade receivables, Prepaid expenses and other receivables, and loans and notes payable approximated fair value as of April 2, 2023 and January 1, 2023. The fair value of forward foreign exchange contracts is the aggregation by currency of all future cash flows discounted to its present value at the prevailing market interest rates and subsequently converted to the U.S. Dollar at the current spot foreign exchange rate. The interest rate swaps are recorded at fair value that is derived from observable market data, including yield curves. All derivative instruments are classified as Level 2 securities. The Company does not believe that fair values of these derivative instruments materially differ from the amounts that could be realized upon settlement or maturity, or that the changes in fair value will have a material effect on the Company’s results of operations, cash flows, or financial position.
There were no transfers between Level 1, Level 2, or Level 3 during the fiscal three months ended April 2, 2023 and fiscal year ended January 1, 2023.
In certain jurisdictions, the Company uses forward foreign exchange contracts to manage its exposures to the variability of foreign exchange rates. Changes in the fair value of derivatives were recorded each period in earnings or Other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction, and if so, the type of hedge transaction.
Since 2022, the Company has entered into forward foreign exchange contracts to hedge a portion of forecasted cash flows denominated in foreign currency. The terms of these contracts are generally 12 months to 18 months. These contracts are designated as cash flow hedging relationships at the date of contract inception, in accordance with the appropriate accounting guidance. At inception, all designated hedging relationships are expected to be highly effective. These contracts are accounted for using the forward method and all gains/losses associated with these contracts are recorded in Other comprehensive income (loss). The Company reclassifies the gains and losses related to these contracts at the time the inventory is sold to the customer into Net sales or Cost of sales on the Company’s Condensed Combined Statements of Operations, as applicable. During the fiscal three months ended April 2, 2023, the Company recorded gains on forward foreign exchange contracts designated as cash flow hedges within Other comprehensive income (loss) of $17 million, and reclassified $11 million into earnings. During the fiscal three months ended April 3, 2022, the company recorded losses on forward foreign exchange contracts designated as cash flow hedges within Other comprehensive income (loss) of $3 million and reclassified $1 million into earnings.
The fair value of the Company’s foreign currency exchange contracts as of April 2, 2023 was included in Prepaid expenses and other receivables, on the Company’s Condensed Combined Balance Sheets.
Since 2022, the Company has entered into forward currency exchange contracts to offset the foreign currency exposure related to the settlement of payables and receivables of the Company. These contracts are not designated as cash flow hedging relationships, and the net allocated gains and losses related to these contracts were recognized within Other expense (income), net on the Company’s Condensed Combined Statements of Operations.
Beginning in the fourth quarter of 2022, the Company entered into forward starting interest rate swaps in contemplation of securing long-term financing for the Separation or for other long-term financing purposes in the event the Separation did not occur. The Company designated these derivatives as cash flow hedges to reduce future interest rate exposure related to changes in the benchmark interest rate on forecasted 5-year, 10-year, and 30-year bonds that the Company issued in 2023. During the fiscal three months ended April 2, 2023, the Company recorded a gain of approximately $48 million in Accumulated other comprehensive loss. Upon the issuance of the forecasted debt, the Company settled its forward starting interest rate swaps and received $38 million in cash. The gain in Accumulated other comprehensive loss will be amortized and recorded in Other expense (income), net on the Company’s Condensed Combined Statements of Operations over the life of the 5-year, 10-year, and 30-year bonds.
The following table sets forth the notional amounts of the Company’s outstanding derivative instruments:

	April 2, 2023			January 1, 2023
(Dollars in Millions)	Forward foreign exchange contracts	Interest rate swaps	Total	Forward foreign exchange contracts	Interest rate swaps	Total
Cash flow hedges	$3,007	$—	$3,007	$1,768	$2,400	$4,168
On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes of hedged items. When a derivative is no longer expected to be highly effective, hedge accounting is discontinued. Cash flows from derivatives designated in hedging relationships are reflected in the Combined Statement of Cash Flows consistent with the presentation of the hedged item. Cash flows from derivatives that were not accounted for as designated hedging relationships reflect the classification of the cash flows associated with the activities being economically hedged.
The following table is a summary of the activity related to derivatives and hedges for the fiscal three months ended April 2, 2023 and April 3, 2022:

	April 2, 2023			April 3, 2022
(Dollars in Millions)	Net Sales	Cost of Sales	Other (income) expense, net	Net Sales	Cost of Sales	Other (income) expense, net
Gain (loss) on cash flow hedges	$1	$10	$—	$3	$—	$(2)
Gain on forward currency exchange contracts not designated as hedges	$—	$—	$6	$—	$—	$8
As of April 2, 2023, the balance of deferred net gain on derivatives included in Accumulated other comprehensive loss was $39 million after-tax.
Credit Risk
The Company is exposed to the risk of credit loss in the event of nonperformance by counterparties to financial instrument contracts; however, nonperformance is considered unlikely and any nonperformance is unlikely to be material as it is the Company’s policy to contract with diverse, credit-worthy counterparties based upon both strong credit ratings and other credit considerations. The Company has negotiated International Swaps and Derivatives Association, Inc. master agreements with its counterparties, which contain master netting provisions providing the legal right and ability to offset exposures across trades with each counterparty. Given the rights provided by these contracts, the Company presents derivative balances based on its “net” counterparty exposure. These agreements do not require the posting of collateral.
Investments in Equity Securities
The Company measures equity investments without readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As of April 2, 2023 and January 1, 2023, such investments totaled $56 million and were included in Other assets on the Condensed Combined Balance Sheets.
13. Commitments and Contingencies
The Company and/or certain of its subsidiaries are involved from time to time in various lawsuits and claims relating to intellectual property, commercial contracts, product liability, labeling, marketing, advertising, pricing, antitrust and trade regulation, labor and employment, indemnification, data privacy and security, environmental, health and safety, and tax matters, governmental investigations, and other legal proceedings that arise in the ordinary course of their business.
The Company records accruals for loss contingencies associated with these legal matters when it is probable that a liability will be incurred, and the amount of the loss can be reasonably estimated. As of April 2, 2023, the Company has determined that the liabilities associated with certain litigation matters are probable and can be reasonably estimated. The Company may accrue for certain of these matters and will continue to monitor each related legal issue and adjust accruals as might be warranted based on new information and further developments in accordance with Accounting Standards Codification (“ASC”) 450-20-25. For these and other litigation and regulatory matters discussed below for which a loss is probable or reasonably possible, the Company is unable to estimate the possible loss or range of loss beyond the amounts accrued. Amounts accrued for legal contingencies often result from a complex series of judgments about future events and uncertainties that rely heavily on estimates and assumptions including timing of related payments. The ability to make such estimates and judgments can be affected by various factors including whether, among other things, damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has commenced or is complete; proceedings are in early stages; matters present legal uncertainties; significant facts are in dispute; procedural or jurisdictional issues exist; the number of potential claims is certain or predictable; comprehensive multi-party settlements are achievable; there are complex related cross-claims and counterclaims; and/or there are numerous parties involved. The Company does not record an accrual until a loss is determined to be probable and can be reasonably estimated.
In the Company’s opinion, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of legal proceedings, net of liabilities accrued in the Company’s Condensed Combined Balance Sheets, is not expected to have a material adverse effect on the Company’s financial position. However, the resolution of, or increase in accruals for, one or more of these matters in any reporting period may have a material adverse effect on the Company’s results of operations and cash flows for that period.
Product Liability
The Company and/or certain of its subsidiaries are involved in numerous product liability claims and lawsuits involving multiple products. Claimants in these cases seek substantial compensatory and, where available, punitive damages. While the Company believes it has substantial defenses, it is not feasible to predict the ultimate outcome of litigation. From time to time, even if it has substantial defenses, the Company considers isolated settlements based on a variety of circumstances. The Company may establish accruals for product liability claims and lawsuits in compliance with ASC 450-20-25 based on currently available information, which in some cases may be limited. The Company may accrue an estimate of the legal defense costs needed to defend each matter when those costs are probable and can be reasonably estimated. For certain of these matters, the Company may accrue additional amounts such as estimated costs associated with settlements, damages and other losses. Product liability accruals can represent projected product liability for thousands of claims around the world, each in different litigation environments and with different fact patterns. Changes to the accruals may be required in the future as additional information becomes available.
Claims for personal injury have been made against Johnson & Johnson Consumer Inc. (“JJCI”) arising out of the use of Tylenol, an over-the-counter pain medication, alleging that in utero exposure to acetaminophen (the active ingredient in Tylenol) is associated with the development of autism spectrum disorder and/or attention-deficit/hyperactivity disorder in children. In October 2022, lawsuits filed in federal courts in the United States were organized as a multi-district litigation in the U.S. District Court for the Southern District of New York. No trial dates have been set in these actions. Product liability lawsuits continue to be filed, and the Company continues to receive information with respect to potential costs and the anticipated number of cases. In addition, lawsuits have been filed in Canada against the Company’s Canadian affiliate and J&J.
General Litigation
In 2006, J&J acquired Pfizer’s over-the-counter (“OTC”) business including the U.S. rights to OTC Zantac, which were on-sold to Boehringer Ingelheim (“BI”) as a condition to merger control approval such that BI assumed product liability risk for U.S. sales after 2006. J&J received indemnification from BI and gave Pfizer indemnification in connection with the transfer of the Zantac business to BI from Pfizer, through J&J. In November 2019, J&J received a demand for indemnification from Pfizer, pursuant to the 2006 Stock and Asset Purchase Agreement between J&J and Pfizer. In January 2020, J&J received a demand for indemnification from BI, pursuant to the 2006 Asset Purchase Agreement among J&J, Pfizer and BI. Pursuant to the agreements, Pfizer and BI have asserted indemnification claims against J&J ostensibly related to Zantac sales by Pfizer. In November 2022, J&J received a demand for indemnification from GlaxoSmithKline LLC (“GSK”), pursuant to the 2006 Stock and Asset Purchase Agreement between J&J and Pfizer, and certain 1993, 1998, and 2002 agreements between Glaxo Wellcome and Warner-Lambert entities. The notices seek indemnification for legal claims related to over-the-counter Zantac (ranitidine) products. Plaintiffs in the underlying actions allege that Zantac and other over-the-counter medications that contain ranitidine may degrade and result in unsafe levels of NDMA (N-nitrosodimethylamine) and can cause or have caused various cancers in patients using the products and seek declaratory and monetary relief. J&J has rejected all the demands for indemnification relating to the underlying actions. No J&J entity sold Zantac in the United States.

In 2016, Johnson & Johnson Inc. (Canadian affiliate) (“JJI”) sold the Canadian Zantac business to Sanofi Consumer Health, Inc. (“Sanofi”). Under the 2016 Asset Purchase Agreement between JJI and Sanofi (the “2016 Purchase Agreement”), Sanofi assumed certain liabilities including those pertaining to Zantac (ranitidine) product sold by Sanofi after closing and losses arising from or relating to recalls, withdrawals, replacements or related market actions or post-sale warning in respect of products sold by Sanofi after the closing, and JJI is required to indemnify Sanofi for certain other excluded liabilities. In November 2019, JJI received a notice reserving rights to claim indemnification from Sanofi pursuant to the 2016 Purchase Agreement. The notice refers to indemnification for legal claims in class actions and various individual personal injury actions with similar allegations to the U.S. litigation related to over-the-counter Zantac (ranitidine) products.
J&J and/or JJI have also been named in four of the seven putative class actions filed in Canada with similar allegations regarding Zantac or ranitidine use. Of the four putative class actions naming J&J and/or JJI, the British Columbia action has been stayed, the Alberta action has been discontinued, and the Quebec action has been stayed. The Ontario action is pending, but not currently active. JJI was also named as a defendant, along with other manufacturers, in various personal injury actions in Canada related to Zantac products. JJI has provided Sanofi notice reserving rights to claim indemnification pursuant to the 2016 Purchase Agreement related to the class actions and personal injury actions. It is not possible, at this stage, to assess reliably the outcome of these lawsuits or the potential financial impact on the Company.
Beginning in May 2021, multiple putative class actions were filed in state and federal courts (California, Florida, New York, and New Jersey) against various J&J entities alleging violations of state consumer fraud statutes based on nondisclosure of alleged benzene contamination of certain Neutrogena and Aveeno sunscreen products and the affirmative promotion of those products as “safe”; and, in at least one case, alleging strict liability manufacturing defect and failure to warn claims, asserting that the named plaintiffs suffered unspecified injuries as a result of alleged exposure to benzene. The Judicial Panel on Multi-District Litigation has consolidated all pending actions, except one case pending in New Jersey state court, in the U.S. District Court for the Southern District of Florida, Fort Lauderdale Division. In October 2021, an affiliate of the Company reached an agreement in principle for the settlement of a nationwide class, encompassing the claims of the consolidated actions, subject to approval by the Florida federal Court. In December 2021, plaintiffs in the consolidated actions filed a motion for preliminary approval of a nationwide class settlement. In February 2023, an order granting final approval of the settlement, certifying the settlement class and awarding attorney’s fees was entered. A Notice of Appeal was filed in April 2023.
J&J (subsequently substituted by JJCI) along with more than 120 other companies, is a defendant in a cost recovery and action brought by Occidental Chemical Corporation in June 2018 in the U.S. District Court for the District of New Jersey, related to the clean-up of a section of the Lower Passaic River in New Jersey. Certain defendants (not including JJCI) have executed a settlement with US EPA and US DOJ, which is subject to public comment. The settlement, if judicially approved, will be confirmed through a judicial Consent Decree. The case has been administratively closed but can be re-opened upon request, following a decision on the Consent Decree.
The Company or its subsidiaries are also parties to various proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as Superfund, and comparable state, local or foreign laws in which the primary relief sought is the company’s agreement to implement remediation activities at designated hazardous waste sites or to reimburse the government or third parties for the costs they have incurred in performing remediation at such sites.
Other
A significant number of personal injury claims alleging that talc causes cancer were made against J&J and certain of its affiliates arising out of the use of body powders containing talc, primarily Johnson’s Baby Powder. These personal injury suits were filed primarily in state and federal courts in the United States and in Canada.
Pursuant to the Separation Agreement, J&J has retained all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold by J&J or its affiliates in the United States and Canada (the “Talc-Related Liabilities”) and, as a result, has agreed to indemnify the Company for the Talc-Related Liabilities and any costs associated with resolving such claims. The Company will, however, remain responsible for all liabilities on account of or relating to harm arising out of, based upon or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold outside the United States or Canada.
14. Segments of Business
The Company has historically operated as part of the Parent, reported under the Parent’s segment structure and historically the Chief Operating Decision Maker (“CODM”) was the Consumer Health Segment Operating Committee. As the Company transitioned into an independent, publicly traded company, the Company’s CODM was determined to be the Kenvue Leadership Team as they are responsible for allocating resources and assessing performance. Based on how the CODM assesses operating performance on a regular basis, makes resource allocation decisions, and designates responsibilities of their direct reports, the Company is organized as three operating segments, which are also its reportable segments: (i) Self Care, (ii) Skin Health and Beauty, and (iii) Essential Health. Prior period presentations conform to the current segment reporting structure.
Segment profit is based on Operating income, excluding depreciation and amortization, non-recurring Separation-related costs, restructuring expense, Other income, net, operating, and unallocated general corporate administrative expenses (referred to herein as “Adjusted operating income”), as management excludes these items in assessing segment financial performance. General corporate/unallocated expenses, which include treasury and legal operations and certain expenses, gains and losses related to the overall management of the Company, are not allocated to the segments. In assessing segment performance and managing operations, management does not review segment assets.
The Company operates the business through the following three reportable business segments:

Reportable Segments	Product Categories
Self Care	Cough, Cold and Allergy Pain Care Other Self Care (Digestive Health, Smoking Cessation, and Other)
Skin Health and Beauty	Face and Body Care Hair, Sun and Other
Essential Health	Oral Care Baby Care Other Essential Health (Women’s Health and Wound Care)
The Company’s product categories as a percentage of Net sales for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

	April 2, 2023	April 3, 2022
Cough, Cold and Allergy	14%	14%
Pain Care	14%	12%
Other Self Care	14%	14%
Face and Body Care	20%	20%
Hair, Sun and Other	9%	9%
Oral Care	9%	10%
Baby Care	9%	10%
Other Essential Health	11%	11%
Total	100%	100%
Segment Net Sales and Adjusted Operating Income
Segment net sales and Adjusted operating income for the fiscal three months ended April 2, 2023 and April 3, 2022 were as follows:

	Net Sales
(Dollars in Millions)	April 2, 2023	April 3, 2022
Self Care	$1,640	$1,465
Skin Health and Beauty	1,111	1,012
Essential Health	1,101	1,113
Total	$3,852	$3,590

	Adjusted Operating Income
(Dollars in Millions)	April 2, 2023	April 3, 2022
Self Care	$582	$474
Skin Health and Beauty	150	127
Essential Health	210	246
Total Adjusted operating income(1)	$942	$847
Reconciliation to Income before taxes:
General corporate/unallocated expenses	69	52
Other income, net, operating	(17)	(5)
Restructuring(2)	—	14
Depreciation and amortization	152	165
Separation-related costs	98	10
Total operating income	$640	$611
Other expense (income), net	30	(1)
Interest expense(3)	1	—
Income before taxes	$609	$612
___________________
(1)For the first quarter of 2023, the Company adjusted the allocation for certain intangible asset amortization costs within Cost of Sales to align with segment financial results as measured by the Company, including the CODM. Accordingly, the Company has updated its segment disclosures to reflect the updated presentation in all prior periods. Total Adjusted operating income did not change as a result of this update.
(2)Exclusive of the restructuring expense included in Other income, net, operating on the Company’s Condensed Combined Statements of Operations.
(3)Interest expense is included in Other expense (income), net on the Company’s Condensed Combined Statements of Operations.
15. Accrued and Other Liabilities
Accrued liabilities consisted of:

(Dollars in Millions)	April 2, 2023	January 1, 2023
Accrued expenses	$564	$447
Accrued compensation and benefits	156	272
Lease liability	32	35
Other accrued liabilities	235	152
Accrued liabilities	$987	$906
Other liabilities consisted of:

(Dollars in Millions)	April 2, 2023	January 1, 2023
Accrued income taxes - noncurrent	$363	$584
Noncurrent lease liability	85	81
Other noncurrent accrued liabilities	68	62
Other liabilities	$516	$727

16. Subsequent Events
Kenvue IPO
The registration statement related to the initial public offering of Kenvue’s common shares was declared effective on May 3, 2023, and Kenvue’s common shares began trading on the New York Stock Exchange under the ticker symbol “KVUE” on May 4, 2023. For more information, see Note 1, “Description of the Company and Summary of Significant Accounting Policies”.
Global Corporate Headquarters Lease
On April 20, 2023, the Company entered into a long-term lease for a newly-renovated office building and a newly-constructed research and development building in Summit, New Jersey that, when completed, will encompass a total of approximately 290,000 square feet and serve as the Company’s new global corporate headquarters. The expected lease expense is approximately $10 million per year with an initial term of 15 years. In addition to corporate office space, this campus will house laboratory space to principally support research and development. The relocation to this campus is expected to commence in 2025 for the office building and continue through 2026 for occupancy into the new research and development building. The Company will continue to operate from its interim corporate headquarters in Skillman, New Jersey until that time.
Separation Agreement
In connection with the Kenvue IPO, the Parent and Kenvue entered into a separation agreement (the “Separation Agreement”) on May 3, 2023. The Separation Agreement sets forth certain agreements between the Parent and Kenvue regarding, among other matters:
•the principal corporate actions and internal reorganization pursuant to which the Parent transferred the Consumer Health Business to Kenvue;
•the allocation of assets and liabilities to the Parent and Kenvue;
•the Parent’s and Kenvue’s respective rights and obligations with respect to the Kenvue IPO;
•certain matters with respect to any subsequent distribution or other disposition by the Parent of the shares of Kenvue Common Stock owned by the Parent following the Kenvue IPO (the “Distribution”); and
•other agreements governing aspects of Kenvue’s relationship with the Parent following the Kenvue IPO.
Related Agreements
In connection with the Kenvue IPO, the Parent and Kenvue also entered into various other material agreements. These agreements were entered into on May 3, 2023, unless otherwise indicated, and consist of the following:
•a tax matters agreement, which governs the Parent’s and Kenvue’s respective rights, responsibilities and obligations with respect to all tax matters, including tax liabilities, tax attributes, tax contests and tax returns;
•an employee matters agreement, which addresses certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to Kenvue’s employees and compensation and benefit plans and programs in which Kenvue’s employees participate prior to the date of the Distribution, if pursued;
•an intellectual property agreement, which governs the Parent’s and Kenvue’s respective rights, responsibilities and obligations with respect to intellectual property matters, excluding certain intellectual property matters with respect to trademarks;

•a trademark phase-out license agreement, dated as of April 3, 2023, and pursuant to which the Parent granted to Kenvue a license to use certain trademarks owned by the Parent on a transitional basis following the completion of the Kenvue IPO;
•a transition services agreement, pursuant to which the Parent will provide to Kenvue certain services for terms of varying duration following the Kenvue IPO;
•a transition manufacturing agreement, pursuant to which the Parent will provide to Kenvue certain manufacturing services for terms of varying duration following the Kenvue IPO; and
•a registration rights agreement, pursuant to which Kenvue granted to the Parent certain registration rights with respect to the shares of Kenvue common stock owned by the Parent following the completion of the Kenvue IPO.

THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Stockholders, banks and brokers, please call (toll-free): 1-866-695-6074
All others outside the U.S., please call: +1-781-575-2137
Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above.
You may also contact your broker, dealer, commercial bank, trust company, custodian or other nominee for assistance concerning the offer.
THE EXCHANGE OFFER AGENT FOR THIS OFFER IS:
Computershare Trust Company, N.A.

By Registered or Certified Mail: Computershare Attn: Voluntary Corporate Actions, P.O. Box 43011 Providence, RI 02940-3011	Notices of Guaranteed Delivery and Notices of Withdrawal may be sent to the exchange agent by email delivery (for eligible institutions only): CANOTICEOFGUARANTEE@computershare.com	By Overnight Courier: Computershare Attn: Voluntary Corporate Actions, 150 Royall Street, Suite V Canton, MA 02021

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Kenvue’s amended and restated certificate of incorporation and its amended and restated bylaws provides for indemnification by Kenvue of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. Kenvue’s amended and restated certificate of incorporation provides for such limitation of liability.
Kenvue maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Kenvue with respect to payments which may be made by Kenvue to its directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. Kenvue’s amended and restated bylaws provides that it will indemnify its directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to Kenvue and that Kenvue must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
These indemnification provisions may be sufficiently broad to permit indemnification of Kenvue’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 21. Exhibits and Financial Statement Schedules
(a)Exhibits: See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
(b)Financial Statement Schedules: See Index to Financial Statements and the related notes thereto.
Item 22. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(8)That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
(c)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit	Exhibit Description
3.1
Amended and Restated Certificate of Incorporation of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

3.2
Amended and Restated Bylaws of Kenvue Inc., effective as of May 3, 2023, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

4.1
Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee, filed as Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

4.2
Supplemental Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee, filed as Exhibit 4.2 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

4.3
Registration Rights Agreement, dated as of March 22, 2023, by and among Kenvue Inc., as issuer, and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers, filed as Exhibit 4.3 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

5.1	Opinion of Cravath, Swaine & Moore LLP
8.1	Form of Tax Opinion of Cravath, Swaine & Moore LLP
10.1
Separation Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.2
Tax Matters Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.3
Employee Matters Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.3 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.4
Intellectual Property Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.4 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.5
Trademark Phase-Out License Agreement, dated as of April 3, 2023, by and between Johnson & Johnson and Johnson & Johnson Consumer Inc., filed as Exhibit 10.5 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.6
Transition Services Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.6 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.7
Transition Manufacturing Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.7 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.8
Registration Rights Agreement, dated as of May 3, 2023, by and between Johnson & Johnson and Kenvue Inc., filed as Exhibit 10.8 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference

10.9
Kenvue Inc. Long-Term Incentive Plan, filed as Exhibit 99.1 to Registration Statement on Form S-8 (Registration No. 333-271735) filed by Kenvue Inc. with the SEC on May 8, 2023, and incorporated herein by reference †

10.10
The Kenvue Excess Savings Plan, effective January 1, 2023, filed as Exhibit 10.10 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

Exhibit	Exhibit Description
10.11
Kenvue Inc. Deferred Fee Plan for Directors, filed as Exhibit 10.11 to the Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023 filed by Kenvue Inc. with the SEC on June 2, 2023, and incorporated herein by reference †

10.12
Form of Additional Incentive Agreement, filed as Exhibit 10.12 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

10.13
Employment Agreement, dated as of June 22, 2022, by and between Cilag GmbH International and Carlton Lawson, filed as Exhibit 10.13 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference †

10.14
Consulting Agreement, dated as of October 1, 2022, by and between Johnson & Johnson and Larry Merlo, filed as Exhibit 10.8 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on January 4, 2023, and incorporated herein by reference

10.15
Credit Agreement, dated as of March 6, 2023, by and among Kenvue Inc., Johnson & Johnson, Eligible Subsidiaries Party and Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Bank USA, as Syndication Agent, filed as Exhibit 10.15 to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-269115) filed by Kenvue Inc. with the SEC on March 30, 2023, and incorporated herein by reference

21.1	Subsidiaries of Kenvue Inc.
23.1	Consent of PricewaterhouseCoopers LLP Relating to the Audited Financial Statements of Johnson & Johnson
23.2	Consent of PricewaterhouseCoopers LLP Relating to the Audited Financial Statements of Consumer Health Business
23.3	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.4	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 8.1 hereto)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Form of Letter of Transmittal
99.2	Instruction Booklet to the Letter of Transmittal
99.3	Form of Notice of Guaranteed Delivery
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions
99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions
99.6	Form of Notice of Withdrawal
99.7	Form of Notice to Participants in Johnson & Johnson Savings Plan and Johnson & Johnson Retirement Savings Plan
99.8	Form of Notice to Participants in Kenvue Savings Plan and Kenvue Retirement Savings Plan
107	Filing Fee Table
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
__________________
†Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skillman, State of New Jersey, on the 24th day of July.

Kenvue Inc.

By:	/s/ Thibaut Mongon
	Name:	Thibaut Mongon
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
Each of the undersigned officers and directors of Kenvue Inc. hereby severally constitutes and appoints Paul Ruh and Matthew Orlando, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thibaut Mongon	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2023
Thibaut Mongon

/s/ Paul Ruh	Chief Financial Officer (Principal Financial Officer)	July 24, 2023
Paul Ruh

/s/ Heather Howlett	Chief Accounting Officer (Principal Accounting Officer)	July 24, 2023
Heather Howlett

/s/ Larry Merlo	Chair, Board of Directors	July 24, 2023
Larry Merlo

/s/ Richard E. Allison, Jr.	Director	July 24, 2023
Richard E. Allison, Jr.

/s/ Peter M. Fasolo	Director	July 24, 2023
Peter M. Fasolo

/s/ Tamara S. Franklin	Director	July 24, 2023
Tamara S. Franklin

/s/ Seemantini Godbole	Director	July 24, 2023
Seemantini Godbole

/s/ Melanie L. Healey	Director	July 24, 2023
Melanie L. Healey

/s/ Betsy D. Holden	Director	July 24, 2023
Betsy D. Holden

/s/ Vasant Prabhu	Director	July 24, 2023
Vasant Prabhu

/s/ Michael E. Sneed	Director	July 24, 2023
Michael E. Sneed

/s/ Joseph J. Wolk	Director	July 24, 2023
Joseph J. Wolk